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Filed pursuant to Rule 424(b)(3)
Registration No. 333-124379

Proxy Statement/Prospectus

Dear Shareholder of Provident Senior Living Trust:

        Ventas, Inc. ("Ventas") has agreed to acquire Provident Senior Living Trust ("Provident") pursuant to a merger of Provident with and into a subsidiary of Ventas. The proposed merger, including the conditions to the merger, is described in more detail in this proxy statement/prospectus.

        If the merger is completed, you will receive 0.4951 of a share of Ventas common stock and $7.81 in cash, without interest, for each of your Provident common shares. Ventas common stock is listed on the New York Stock Exchange under the symbol "VTR." The closing price per share of Ventas common stock on April 11, 2005, the day before the merger was publicly announced, was $25.66, which would imply a value of $20.51 for each Provident common share. Based on the closing price per share of Ventas common stock on May 25, 2005 (which was $27.56 per share), you would receive cash and Ventas common stock having an aggregate implied value of $21.45 for each of your Provident common shares. However, because the stock exchange ratio is fixed at 0.4951 of a share of Ventas common stock for each Provident common share, the value of the stock portion of the merger consideration will fluctuate with the market price per share of Ventas common stock prior to the closing of the merger. Accordingly, the value of the merger consideration at the time the merger is completed may be different from the value at the time the merger agreement was signed or the Provident special meeting is held. We urge you to obtain a current market quotation for Ventas common stock before voting at the special meeting.

        This proxy statement/prospectus contains detailed information concerning the proposed merger and includes the merger agreement. We urge you to read it carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 23 OF THIS PROXY STATEMENT/PROSPECTUS.

        We have scheduled a special meeting of our shareholders to vote on the merger, and you are cordially invited to attend the meeting at The Westin Princeton at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, on June 6, 2005 at 9:00 a.m., local time. Provident's board of trustees unanimously approved the merger agreement and determined that the merger and the other transactions contemplated thereby are fair and advisable on the terms and subject to the conditions set forth in the merger agreement. Accordingly, Provident's board of trustees unanimously recommends that you vote "FOR" the merger proposal.

        Your vote is very important. In order for the merger to be approved, the holders of a majority of the outstanding Provident common shares entitled to vote at the special meeting must vote in favor of approval of the merger. Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope. If you fail to instruct your broker to vote your shares held in "street name," or if you abstain from voting, you will have effectively voted against the merger.

Sincerely,

Darryl W. Copeland, Jr.
Chairman, Chief Executive Officer and President

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued in the merger, as described in this proxy statement/prospectus, nor have they determined if this proxy statement/prospectus is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May 27, 2005,
and is first being mailed to Provident shareholders on or about that date.

REFERENCE TO ADDITIONAL INFORMATION

        This proxy statement/prospectus refers to important business and financial information about Provident and Ventas from documents that are not included in or delivered with this document. You can obtain documents related to Provident or Ventas that are referred to in this document, without charge, by requesting them in writing or by telephone from the appropriate company.

Provident Senior Living Trust 600 College Road East Suite 3400 Princeton, New Jersey 08540 Attention: General Counsel (609) 720-0825, Ext. 103	Ventas, Inc. 10350 Ormsby Park Place Suite 300 Louisville, Kentucky 40223 Attention: General Counsel (502) 357-9000

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents.

        In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than June 1, 2005.

        See "Where You Can Find More Information" beginning on page 203.

TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS

        Unless otherwise indicated or the context otherwise requires, the following terms used in this proxy statement/prospectus will have the meanings below:

  •
  "Alterra" refers to Alterra Healthcare Corporation, a Delaware corporation;

  •
  "Brookdale" refers to Brookdale Living Communities, Inc., a Delaware corporation;

  •
  "ETOP" refers to ElderTrust Operating Limited Partnership, a Delaware limited partnership and an operating partnership of Ventas;

  •
  "ETOP Class D Units" refers to Class D units of limited partnership interest in ETOP;

  •
  "Kindred" refers to Kindred Healthcare, Inc., a Delaware corporation, and certain of its affiliates;

  •
  "Merger Sub" refers to VTRP Merger Sub, LLC, a Delaware limited liability company and subsidiary of Ventas formed for the purpose of effecting the merger;

  •
  "Provident" refers to Provident Senior Living Trust, a Maryland real estate investment trust;

  •
  "Provident common shares" refers to common shares of beneficial interest of Provident, par value $0.001 per share;

  •
  "Provident LTIP Units" refers to common units of limited partnership interest in Provident OP issued pursuant to Provident's Long-Term Incentive Plan;

  •
  "Provident OP" refers to PSLT OP, L.P., a Delaware limited partnership and the operating partnership of Provident;

  •
  "Ventas" refers to Ventas, Inc., a Delaware corporation; and

  •
  "Ventas common stock" refers to shares of common stock of Ventas, par value $0.25 per share.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus constitutes a proxy statement of Provident and has been sent to you because you were a holder of Provident common shares on the record date set by Provident's board of trustees for a special meeting of Provident shareholders to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement. This proxy statement/prospectus also constitutes a prospectus of Ventas, which is part of the Registration Statement on Form S-4 filed by Ventas with the U.S. Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the SEC) under the Securities Act of 1933, as amended (which we refer to in this proxy statement/prospectus as the Securities Act), in order to register the shares of Ventas common stock to be issued to Provident shareholders in the merger.

        All information contained in this proxy statement/prospectus with respect to Ventas has been provided by Ventas. All information contained in this proxy statement/prospectus with respect to Provident has been provided by Provident.

KINDRED INFORMATION

        Kindred is subject to the reporting requirements of the SEC and is required to file with the SEC annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred contained in this proxy statement/prospectus is derived from filings made by Kindred with the SEC or other publicly available information, or has been provided by Kindred. Neither Ventas nor Provident has verified this information either through an independent investigation or by reviewing Kindred's public filings. Neither Ventas nor Provident has reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. Kindred's filings with the SEC can be found at www.sec.gov. Ventas and Provident are providing this data for informational purposes only, and the reader of this proxy statement/prospectus is encouraged to obtain Kindred's publicly available filings from the SEC.

ALTERRA AND BROOKDALE INFORMATION

        Neither Alterra nor Brookdale is subject to the reporting requirements of the SEC or is required to file with the SEC reports containing any financial or other information. The audited financial information related to Alterra and Brookdale contained in this proxy statement/prospectus has been provided by Alterra and Brookdale, respectively. Neither Ventas nor Provident has verified this information through an independent investigation or otherwise. Neither Ventas nor Provident has reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. Ventas and Provident are providing this data for informational purposes only.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Provident Senior Living Trust:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Provident Senior Living Trust, a Maryland real estate investment trust ("Provident"), will be held at The Westin Princeton at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, on June 6, 2005 at 9:00 a.m., local time. At the special meeting, the holders of Provident common shares will be asked to consider and vote upon the following proposals:

  •
  To approve the merger and the other transactions contemplated by the Agreement and Plan of Merger, dated as of April 12, 2005, by and among Ventas, Inc., VTRP Merger Sub, LLC and Provident (the "Merger Agreement"); and

  •
  To transact any other business that may properly come before the special meeting (including any adjournment or postponement that may take place).

        The proposed merger is described in more detail in the attached proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the Merger Agreement is attached as Appendix A to the proxy statement/prospectus.

        Provident's board of trustees has fixed the close of business (5:00 p.m., Eastern time) on May 24, 2005 as the record date for determining Provident shareholders entitled to notice of and to vote at the special meeting. Only Provident shareholders of record on that date are entitled to notice of and to vote at the special meeting (including any adjournment or postponement that may take place). At the close of business on the record date, Provident had outstanding 29,266,667 common shares.

        Provident's board of trustees unanimously adopted a resolution approving the Merger Agreement and declaring the merger and the other transactions contemplated thereby fair and advisable on the terms and subject to the conditions set forth in the Merger Agreement. ACCORDINGLY, PROVIDENT'S BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

        It is important that the accompanying proxy card be completed, signed, dated and promptly returned in the enclosed envelope so that your shares will be represented, whether or not you plan to attend the special meeting in person. If you do attend the meeting and wish to vote, you may withdraw your proxy at that time. Please do not send your share certificates with your proxy card.

        This notice and the attached proxy statement/prospectus are expected to be first mailed to Provident shareholders on or about May 27, 2005.

By Order of the Board of Trustees,

Saul A. Behar Secretary
Princeton, New Jersey May 27, 2005

REFERENCE TO ADDITIONAL INFORMATION	i
TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS	i
ABOUT THIS PROXY STATEMENT/PROSPECTUS	ii
KINDRED INFORMATION	ii
ALTERRA AND BROOKDALE INFORMATION	ii
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	iii
QUESTIONS AND ANSWERS	1
SUMMARY	6
The Companies	6
The Special Meeting	7
The Merger	8
The Merger Agreement	8
Treatment of Provident Common Shares	8
Recommendation of Provident's Board of Trustees; Provident's Reasons for the Merger	9
Opinion of Provident's Financial Adviser	9
Interests of Provident's Trustees and Officers in the Merger	9
Material U.S. Federal Income Tax Considerations of the Merger	9
Anticipated Accounting Treatment	10
Regulatory Matters Related to the Merger	11
No Dissenters' Rights of Appraisal	11
Restrictions on Solicitation	11
Conditions to the Merger	11
Termination	13
OP Contribution Agreements	15
Listing of Ventas Common Stock	15
Comparison of Rights of Holders of Provident Common Shares and Ventas Common Stock	15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VENTAS	16
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROVIDENT	18
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	20
COMPARATIVE PER SHARE DATA	21
COMPARATIVE PER SHARE MARKET PRICE DATA	22
RISK FACTORS	23
Risks Relating to the Merger	23
Risks Relating to Ventas	26
CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS	34
THE SPECIAL MEETING	36
Date, Time and Place	36
Purpose of the Special Meeting	36
Record Date; Voting Power	36
Quorum	36
Required Vote	36
Voting by Provident's Trustees and Executive Officers	36
How to Vote; Voting of Proxies	37
Revocability of Proxies	37
Adjournments	37
Solicitation of Proxies; Solicitation Expenses	37
THE MERGER	38
General	38
Background of the Merger	38
Recommendation of Provident's Board of Trustees	42
Provident's Reasons for the Merger	42
Opinion of Provident's Financial Adviser	45
Ventas's Reasons for the Merger	52
Interests of Provident's Trustees and Officers in the Merger	53

Percentage Ownership Interest of Former Provident Shareholders After the Merger	56
Completion of the Merger	56
Votes Required for Approval	56
Availability of Funds and Common Stock	56
Anticipated Accounting Treatment	57
Merger Fees, Costs and Expenses	57
Resale of Ventas Common Stock	57
Regulatory Matters Related to the Merger	58
No Dissenters' Rights of Appraisal	58
Stock Exchange Listing and Related Matters	58
THE MERGER AGREEMENT AND THE OP CONTRIBUTION AGREEMENTS	59
Merger Agreement	59
OP Contribution Agreements	77
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER	79
Consequences to Provident's U.S. Shareholders of the Merger	80
Certain FIRPTA Withholding Matters Related to Non-U.S. Shareholders in the Merger	82
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING VENTAS COMMON STOCK	84
Taxation of Ventas	84
Requirements for Qualification as a REIT	86
U.S. Federal Taxation of Taxable U.S. Stockholders	96
Taxation of Tax-Exempt Stockholders	98
Taxation of Non-U.S. Stockholders	99
Other Tax Consequences	101
DESCRIPTION OF VENTAS	102
Business and Properties of Ventas	102
Regulatory Matters	110
Ventas Management's Discussion and Analysis of Financial Condition and Results of Operations	118
Ventas Management	136
Certain Relationships and Related Transactions	150
DESCRIPTION OF PROVIDENT	151
Business and Properties of Provident	151
Regulatory Matters	170
Provident Management's Discussion and Analysis of Financial Condition and Results of Operations	172
Certain Relationships and Related Transactions	182
CAPITALIZATION AND DESCRIPTION OF VENTAS SECURITIES	184
Authorized Stock	184
Description of Ventas Common Stock	184
COMPARISON OF RIGHTS OF HOLDERS OF PROVIDENT COMMON SHARES AND VENTAS COMMON STOCK	185
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF VENTAS	197
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF PROVIDENT	199
LEGAL MATTERS	202
EXPERTS	202
OTHER MATTERS	202
WHERE YOU CAN FIND MORE INFORMATION	203
INDEX TO FINANCIAL STATEMENTS	F-1

Appendices

Appendix A	Agreement and Plan of Merger, dated as of April 12, 2005, by and among Ventas, Inc., VTRP Merger Sub, LLC and Provident Senior Living Trust
Appendix B	Form of OP Contribution Agreement, dated as of April 12, 2005, among Ventas, Inc., ElderTrust Operating Limited Partnership and the Holder named therein
Appendix C	Opinion of Friedman, Billings, Ramsey & Co., Inc.

v

QUESTIONS AND ANSWERS

What is the proposed transaction?

        Ventas proposes to acquire Provident pursuant to a merger of Provident with and into Merger Sub, with Merger Sub surviving the merger as a subsidiary of Ventas. In the merger, Ventas will pay an aggregate of approximately $231.2 million in cash and will issue an aggregate of approximately 14.7 million shares of Ventas common stock to holders of Provident common shares (after giving effect to the issuance of 331,250 additional Provident common shares to certain Provident officers at the closing of the merger as discussed in "The Merger—Interests of Provident's Trustees and Officers in the Merger—Acceleration of Payments Under Provident LTIP; Issuance of Additional Provident LTIP Units"). The merger will be carried out as provided in the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

        Concurrent with the completion of the merger, holders of Provident LTIP Units will contribute an aggregate of 430,250 Provident LTIP Units to ETOP in exchange for ETOP Class D Units convertible into approximately 345,147 shares of Ventas common stock (representing an exchange ratio of 0.8022 of an ETOP Class D Unit for each Provident LTIP Unit). The contribution of Provident LTIP Units will be carried out as provided in each holder's contribution agreement with Ventas and ETOP (each of which we refer to in this proxy statement/prospectus as an OP Contribution Agreement), a copy of the form of which is attached as Appendix B to this proxy statement/prospectus.

What will I receive in the proposed transaction?

        If the merger is completed, you will receive 0.4951 of a share of Ventas common stock and $7.81 in cash, without interest, for each of your Provident common shares. Ventas common stock is listed on the New York Stock Exchange under the symbol "VTR." The closing price per share of Ventas common stock on April 11, 2005, the day before the merger was publicly announced, was $25.66, which would imply a value of $20.51 for each Provident common share. Based on the closing price per share of Ventas common stock on May 25, 2005 (which was $27.56 per share), you would receive cash and Ventas common stock having an aggregate implied value of $21.45 for each of your Provident common shares. However, because the stock exchange ratio is fixed at 0.4951 of a share of Ventas common stock for each Provident common share, the value of the stock portion of the merger consideration will fluctuate with the market price per share of Ventas common stock prior to the closing of the merger. Accordingly, the value of the merger consideration at the time the merger is completed may be different from the value at the time the merger agreement was signed or the Provident special meeting is held. We urge you to obtain a current market quotation for Ventas common stock before voting at the special meeting. See "Risk Factors—Risks Relating to the Merger—Provident shareholders cannot be certain of the market value of shares of Ventas common stock that will be issued in the merger."

        You will not receive any fractional shares of Ventas common stock in the merger. Instead, you will be paid cash (without interest) in lieu of the fractional share interest to which you would otherwise be entitled as described under "The Merger and the OP Contribution Agreements—Merger Agreement—Exchange of Share Certificates; Lost, Stolen or Destroyed Certificates; No Fractional Shares; Withholding Rights." You will not be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Will the shares of Ventas common stock issued in the merger be listed for trading on the New York Stock Exchange?

        Yes. The shares of Ventas common stock to be issued in the merger will be listed, upon official notice of issuance, on the New York Stock Exchange under the symbol "VTR."

What are the conditions to the merger?

        The merger agreement contains a number of conditions to the merger, including the approval of the merger by Provident's shareholders, the non-occurrence of a material adverse change with respect to Provident or Ventas, and other customary conditions. A description of the conditions to the completion of the merger appears under "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Conditions to the Merger." Consummation of the merger does not require the approval of Ventas's stockholders and is not conditioned upon Ventas obtaining financing for the cash portion of the merger consideration. Ventas currently intends to finance the cash portion of the merger consideration with funds that Ventas expects to obtain using traditional financing sources. Ventas anticipates finalizing the terms of, and definitive documentation for, the financing prior to completing the merger.

When is the merger expected to occur?

        Ventas and Provident expect that the merger will be completed on or about June 7, 2005 if, at the special meeting of Provident shareholders, Provident shareholders approve the merger.

What vote is required to approve the merger?

        It is a condition to the completion of the merger that Provident's shareholders approve the merger by the required vote. The affirmative vote of holders of a majority of the Provident common shares outstanding and entitled to vote at the special meeting is required to approve the proposed merger. Accordingly, your vote is important. If you fail to instruct your broker or bank to vote your shares held in street name, or if you abstain from voting, your action will have the same effect as a vote against the proposed merger.

What does Provident's board of trustees recommend?

        Provident's board of trustees unanimously adopted a resolution approving the merger agreement and declaring the merger and the other transactions contemplated thereby fair and advisable on the terms and subject to the conditions set forth in the merger agreement. Accordingly, Provident's board of trustees unanimously recommends that you vote "FOR" the merger proposal.

Will Ventas and Provident coordinate the declaration and payment of dividends prior to the completion of the merger?

        Yes. In the merger agreement, Ventas and Provident have agreed to coordinate the declaration and payment of dividends on Ventas common stock and Provident common shares as described under "Summary—Treatment of Provident Common Shares."

        If the merger agreement is terminated at any time, Provident will determine when and whether to declare and pay any dividends or distributions going forward.

What happens if I sell my Provident common shares before the special meeting?

        The record date for the special meeting, May 24, 2005, is earlier than the date of the special meeting. If you held your Provident common shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for the Provident common shares. The right to receive such consideration will pass to the person who owns your Provident common shares when the merger becomes effective.

What will happen to my Provident common shares after the merger?

        Upon completion of the merger, your Provident common shares will automatically be converted into the right to receive shares of Ventas common stock and cash as described above, and the surviving entity will withdraw the Registration Statement on Form S-11 (Registration No. 333-120206), as amended, relating to the Provident common shares currently filed with the SEC (which we refer to in this proxy statement/prospectus as the Provident Registration Statement).

        The conversion of your Provident common shares into the right to receive, in addition to cash, Ventas common stock in the merger will result in differences between your rights as a Provident shareholder and your rights as a Ventas stockholder as described under "Comparison of Rights of Holders of Provident Common Shares and Ventas Common Stock."

If the merger is completed, when can I expect to receive the merger consideration for my Provident common shares?

        Ventas expects that the exchange and paying agent will distribute a letter of transmittal to you promptly after the effective time of the merger. In order to receive the merger consideration, you will need to properly complete and return to the exchange and paying agent such letter of transmittal and accompanying materials. See "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Exchange of Share Certificates; Lost, Stolen or Destroyed Certificates; No Fractional Shares; Withholding Rights—Exchange of Share Certificates."

What percentage of Ventas will be owned by former Provident shareholders immediately following the merger?

        Based on the capitalization of Provident and Ventas as of May 13, 2005, holders of outstanding Provident common shares (after giving effect to the issuance of 331,250 additional Provident common shares to certain Provident officers at the closing of the merger as discussed in "The Merger—Interests of Provident's Trustees and Officers in the Merger—Acceleration of Payments Under Provident LTIP; Issuance of Additional Provident LTIP Units") and Provident LTIP Units will be entitled to receive as a result of the merger a total of approximately 15.0 million shares of Ventas common stock, representing approximately 14.7% of the Ventas common stock outstanding following the merger on a fully-diluted basis (assuming conversion of all of the ETOP Class D Units and exercise of all currently outstanding options to purchase shares of Ventas common stock).

What do I need to do now?

        After carefully reviewing this document, indicate on the enclosed proxy card how you want to vote and sign and mail the completed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in the manner that Provident's board of trustees recommends.

If my broker holds my Provident common shares in street name, will my broker vote my shares for me?

        No. Your broker will not be able to vote your Provident common shares unless you follow the directions your broker or bank provides to you regarding how to vote your Provident common shares on the proposed merger.

Can I change my vote after I have mailed my signed proxy card?

        Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by:

  •
  sending a signed written notice to Provident stating that you would like to revoke your proxy;

  •
  completing and submitting a new proxy card with a later date; or

  •
  attending the special meeting and voting in person.

Should I send in my Provident share certificates with my proxy card?

        No. Please DO NOT send your Provident share certificates with your proxy card. Rather, if the merger is approved, you will be asked to send your Provident share certificates to the exchange and paying agent, together with a completed, signed letter of transmittal and tax withholding forms that will be provided to you prior to completion of the merger, or, if your Provident common shares are held in "street name," according to your broker's instructions.

What rights do I have if I oppose the merger?

        You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card in accordance with the instructions provided, or by voting against the merger in person at the special meeting. Pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (which we refer to in this proxy statement/prospectus as Maryland REIT Law) and Provident's amended and restated declaration of trust (which we refer to in this proxy statement/prospectus as Provident's declaration of trust), however, you are not entitled to dissenters' or appraisal rights with respect to the merger.

What are the tax consequences to me of the proposed merger?

        Ventas and Provident intend that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to in this proxy statement/prospectus as the Code), which will depend in part on the value of the stock portion of the merger consideration at the time of the merger. A substantial decline in the trading price of Ventas common stock prior to the merger, thereby making the fixed cash consideration a greater fraction of the total consideration received by Provident shareholders in the merger, could result in the merger failing to qualify as a reorganization.

        The tax consequences to you of the merger in any case will depend on your particular situation. For a further summary of the U.S. federal income tax consequences of the merger to the holders of Provident common shares, please see "Summary—Material U.S. Federal Income Tax Considerations of the Merger." You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Who will solicit and pay the cost of soliciting proxies?

        Provident has retained D.F. King & Co., Inc. to act as its proxy solicitor to solicit proxies approving the merger proposal from each of its shareholders on or about the date of mailing of this proxy statement/prospectus. In addition to solicitations by mail, Provident's trustees, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person. Provident will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Provident common shares held of record by such persons. Provident generally will bear the cost of the solicitation of proxies from its shareholders. See "The Special Meeting—Solicitation of Proxies; Solicitation Expenses."

Who can help answer my questions regarding the special meeting or the merger?

        You can write or call Saul A. Behar, Provident's General Counsel, at 600 College Road East, Suite 3400, Princeton, New Jersey 08540, telephone (609) 720-0825, Ext. 103, or Provident's proxy solicitor, D.F. King & Co., Inc. at 48 Wall Street, New York, New York 10005, telephone (888) 887-1266, with any questions about the merger and Provident's special meeting.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting.

The Companies

    Ventas, Inc.
    10350 Ormsby Park Place, Suite 300
    Louisville, Kentucky 40223
    (502) 357-9000

        Ventas is a healthcare real estate investment trust (which we refer to in this proxy statement/prospectus as a REIT) with a geographically diverse portfolio of healthcare and senior housing facilities. As of March 31, 2005, this portfolio consisted of 201 skilled nursing facilities, 41 hospitals and 50 senior housing and other facilities in 39 states. Except with respect to Ventas's medical office buildings, Ventas leases these facilities to healthcare operating companies under "triple-net" or "absolute-net" leases. As of March 31, 2005, Kindred leased 225 of Ventas's facilities. Ventas also had real estate loan investments relating to 34 healthcare and senior housing facilities as of March 31, 2005. For the three months ended March 31, 2005, Ventas had rental income of $62.7 million.

        Ventas's business strategy is comprised of two primary objectives: diversifying its portfolio of properties and increasing its earnings. Ventas intends to continue to diversify its real estate portfolio by operator, facility type and reimbursement source. Ventas intends to invest in or acquire additional healthcare-related and/or senior housing assets across a wide spectrum.

        Ventas conducts substantially all of its business through Ventas Realty, Limited Partnership, a wholly owned operating partnership (which we refer to in this proxy statement/prospectus as Ventas Realty), Ventas Finance I, LLC, a wholly owned limited liability company (which we refer to in this proxy statement/prospectus as Ventas Finance), and ETOP, an operating partnership in which Ventas owns 99.6% of the partnership units. As of March 31, 2005, Ventas Realty owned 39 of Ventas's hospitals, 157 of Ventas's skilled nursing facilities and 27 of Ventas's senior housing and other facilities, Ventas Finance owned 39 of Ventas's skilled nursing facilities, and ETOP owned five of Ventas's skilled nursing facilities and 13 of Ventas's senior housing and other facilities.

        If you want to find more information about Ventas, please see "Description of Ventas" beginning on page 102.

    VTRP Merger Sub, LLC
    c/o Ventas, Inc.
    10350 Ormsby Park Place, Suite 300
    Louisville, Kentucky 40223
    (502) 357-9000

        Merger Sub is a Delaware limited liability company and a subsidiary of Ventas. Merger Sub was organized on April 11, 2005 solely for the purpose of effecting the merger. It has not carried on any activities other than in connection with the merger agreement.

    Provident Senior Living Trust
    600 College Road East, Suite 3400
    Princeton, New Jersey 08540
    (609) 720-0825

        Provident is a self-administered and self-managed REIT that owns income-producing senior living properties located in the United States. Provident was formed as a Maryland real estate investment trust (which we refer to in this proxy statement/prospectus as a Maryland REIT) in March 2004 with the intention to qualify as a REIT under the Code beginning with the year ended December 31, 2004, completed a private placement of its common shares and units in Provident OP in August 2004 (which we refer to in this proxy statement/prospectus as the Provident 144A Offering) and acquired all of its properties during the fourth quarter of 2004. Provident's properties are leased to Brookdale and Alterra, which, according to the American Seniors Housing Association, are two of the industry's largest senior living managers. Provident conducts all of its operations, and owns all of its properties, through Provident OP.

        Provident was formed to capitalize on trends and developments in the senior living industry by acquiring income-producing senior living properties, primarily independent and assisted living properties, located in the United States, that derive substantially all of their revenues from private pay sources. Provident's properties are leased to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations.

        If you want to find more information about Provident, please see "Description of Provident" beginning on page 151.

The Special Meeting
(Page 36)

  Date, Time and Place; Purpose of the Special Meeting

        A special meeting of Provident's shareholders will be held at The Westin Princeton at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, on June 6, 2005 at 9:00 a.m., local time. At the special meeting, the holders of Provident common shares will be asked to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement described in this proxy statement/prospectus and to consider and act upon any other business properly brought before the special meeting.

  Record Date; Voting Power

        Provident's board of trustees has fixed the close of business (5:00 p.m., Eastern time) on May 24, 2005 as the record date for determining the holders of Provident common shares entitled to notice of and to vote at the special meeting. Only holders of record of Provident common shares at the close of business on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 29,266,667 Provident common shares outstanding and entitled to vote at the special meeting. Provident shareholders will have one vote on any matter that may properly come before the special meeting for each Provident common share that they owned on the record date.

  Required Vote; Quorum

        Provident's declaration of trust and bylaws require that the merger must be affirmatively approved by holders of a majority of the Provident common shares outstanding and entitled to vote at the special meeting so long as a quorum is present at the special meeting. A quorum will be present at the special meeting if holders of at least 14,633,334 Provident common shares (which represents a majority of the Provident common shares outstanding on the record date) are represented in person or by proxy at the special meeting.

  Voting by Provident's Trustees and Executive Officers

        At the close of business on the record date, Provident's trustees and executive officers and their affiliates owned and were entitled to vote approximately 672,000 Provident common shares (or approximately 2.3% of the aggregate number of Provident common shares outstanding on that date). Provident's trustees and executive officers have indicated that they intend to vote the Provident common shares that they own "FOR" the merger proposal.

The Merger
(Page 38)

        The merger agreement provides for, among other things, the merger of Provident with and into Merger Sub. Following completion of the merger, Merger Sub will continue as the surviving entity of the merger and will continue to be a subsidiary of Ventas.

The Merger Agreement
(Page 59)

        The merger agreement is described in "The Merger Agreement and the OP Contribution Agreements" beginning on page 59. A copy of the merger agreement is also attached to this proxy statement/prospectus as Appendix A. We urge you to read the entire merger agreement because it is the legal document governing the merger.

Treatment of Provident Common Shares
(Page 59)

        If the merger is completed, each Provident common share (other than Provident common shares owned by Provident as treasury stock, any subsidiary of Provident or Ventas) issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive:

  •
  0.4951 of a share of Ventas common stock; and

  •
  $7.81 in cash, without interest.

        Provident shareholders will not receive any fractional shares of Ventas common stock in the merger. In lieu of fractional shares, each holder of Provident common shares who otherwise would have been entitled to a fraction of a share of Ventas common stock (after taking into account all Provident common shares delivered by such holder) will be paid cash (without interest) in an amount determined by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the average per share closing price of Ventas common stock as reported on the New York Stock Exchange Composite Transactions reporting system for the ten trading days ending two days prior to the closing date of the merger. You will not be entitled to dividends, voting rights or any other rights in respect of any fractional share of Ventas common stock (except the right to receive cash in lieu of a fractional share as described above).

        In the merger agreement, Ventas and Provident have agreed to coordinate the declaration and payment of dividends on Ventas common stock and Provident common shares, so that holders of Ventas common stock and Provident common shares will receive:

  •
  regular quarterly dividends of up to $0.36 per share with respect to Ventas common stock and up to $0.34 per share with respect to Provident common shares for each quarter ending prior to the effective time of the merger; and

  •
  a special dividend for those holders of record of Ventas common stock and Provident common shares on the last day prior to the effective time of the merger, in an amount equal to the most recent quarterly dividend rate, multiplied by the number of days elapsed since the then last dividend record date (in the case of Ventas), or the first day immediately following Provident's most recently completed quarter for which dividends have been paid or have been declared and are payable (in the case of Provident) and, in each case, through and including the effective time of the merger, divided by the actual number of days in the quarter in which such dividend is declared.

        Provident has declared a special dividend in the amount of $0.2541 per share to holders of record of Provident common shares on June 6, 2005, assuming the merger closes on June 7, 2005. Because Ventas has declared its regular quarterly dividend in the amount of $0.36 per share to holders of record of Ventas common stock on June 6, 2005, assuming that the merger closes on June 7, 2005, there will be no special dividend to holders of Ventas common stock.

        After the effective time of the merger, former Provident shareholders who receive Ventas common stock in the merger shall have the right to receive dividends from Ventas on such Ventas common stock for the periods after the effective time to the extent they continue to hold such stock on the applicable record dates for such post-closing periods.

Recommendation of Provident's Board of Trustees; Provident's Reasons for the Merger
(Page 42)

        Provident's board of trustees has unanimously adopted a resolution approving the merger agreement and declaring the merger and the other transactions contemplated thereby fair and advisable on the terms and subject to the conditions set forth in the merger agreement. Provident's board of trustees believes that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Provident and its shareholders. In making its determination, Provident's board of trustees consulted with Provident's management and its legal and financial advisers and considered various interests, factors and information. See "The Merger—Provident's Reasons for the Merger."

        THE PROVIDENT BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT PROVIDENT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER.

Opinion of Provident's Financial Adviser
(Page 45)

        In connection with the merger, Friedman, Billings, Ramsey & Co., Inc. (which we refer to in this proxy statement/prospectus as FBR) rendered a written opinion to Provident's board of trustees that, as of April 12, 2005 and based upon and subject to the factors and assumptions discussed in the opinion, the merger consideration in the merger agreement was fair, from a financial point of view, to the holders of Provident common shares. The full text of FBR's written opinion, dated April 12, 2005, is attached to this proxy statement/prospectus as Appendix C and includes a discussion of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. Holders of Provident common shares should read this opinion in its entirety. FBR's opinion is addressed to Provident's board of trustees and does not constitute a recommendation to any Provident shareholder with respect to any matters relating to the merger. As of April 12, 2005, FBR owned, directly or indirectly, through one or more affiliates, 2,135,454 Provident common shares. See "The Merger—Opinion of Provident's Financial Adviser."

Interests of Provident's Trustees and Officers in the Merger
(Page 53)

        In considering the recommendation of Provident's board of trustees with respect to the merger proposal, you should be aware that certain trustees and officers of Provident have interests in, and will receive benefits from, the merger that are different from or are in addition to the interests of the Provident shareholders, and therefore may conflict with the interests of Provident shareholders. See "Risk Factors—Provident's trustees and officers have interests that are different from, or in addition to those of Provident shareholders, and therefore may conflict with the interests of Provident shareholders."

Material U.S. Federal Income Tax Considerations of the Merger
(Page 79)

        Ventas and Provident expect the following tax consequences generally to apply to holders of Provident common shares. Ventas and Provident intend that the merger will qualify as a

"reorganization" within the meaning of Section 368(a) of the Code, which will depend in part on the value of the stock portion of the merger consideration at the time of the merger. A substantial decline in the trading price of Ventas common stock prior to the merger, thereby making the fixed cash consideration a greater fraction of the total consideration received by Provident shareholders in the merger, could result in the merger failing to qualify as a reorganization.

        Assuming that the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. shareholder of the exchange of Provident common shares for Ventas common stock and cash pursuant to the merger generally will be as follows:

  •
  A Provident shareholder will realize gain equal to the excess, if any, of the fair market value of the Ventas common stock and the amount of cash received over that shareholder's adjusted tax basis in the Provident common shares exchanged by the shareholder in the merger, but will recognize any such gain only to the extent of cash received in the merger (excluding cash received instead of fractional shares). For this purpose, a Provident shareholder must calculate gain or loss separately for each identifiable block of Provident common shares exchanged by the shareholder in the merger, and the Provident shareholder may not offset a loss realized on one block of its Provident common shares against a gain recognized on another block of its Provident common shares.

  •
  A Provident shareholder will not be permitted to recognize any loss realized in the merger (except possibly in connection with cash received instead of a fractional share).

  •
  The gain recognized by a Provident shareholder in the merger generally will constitute capital gain, unless the shareholder's receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder's gain will be treated as ordinary dividend income to the extent of the shareholder's ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes.

  •
  Any capital gain recognized by a Provident shareholder generally will constitute short-term capital gain if the shareholder's holding period for the Provident common shares exchanged in the merger is one year or less as of the date of the merger.

  •
  The aggregate tax basis of the shares of Ventas common stock received by a Provident shareholder (including, for this purpose, any fractional share of Ventas common stock for which cash is received) in exchange for Provident common shares in the merger will be the same as the aggregate tax basis of the shareholder's Provident common shares, decreased by the amount of cash received by the shareholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received instead of a fractional share).

  •
  The holding period for the shares of Ventas common stock received by a Provident shareholder in the merger will include the holding period of the shareholder's Provident common shares.

        The tax consequences of the merger to any particular Provident shareholder will depend on that shareholder's particular situation. For a further summary of the U.S. federal income tax consequences of the merger to the holders of Provident common shares, please see "Material U.S. Federal Income Tax Considerations of the Merger." Provident shareholders should consult their tax advisers for a full understanding of the tax consequences of the merger to each such shareholder.

Anticipated Accounting Treatment
(Page 57)

        It is expected that the merger will be accounted for as a purchase of Provident by Ventas under generally accepted accounting principles in the United States (which we refer to in this proxy statement/prospectus as GAAP). Under the purchase method of accounting, the assets and liabilities of Provident will be, as of the completion of the merger, recorded at their respective fair values and added to those of Ventas.

Regulatory Matters Related to the Merger
(Page 58)

        Except for the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus is a part, no material regulatory approvals are required in order to consummate the merger and the other transactions contemplated by the merger agreement.

No Dissenters' Rights of Appraisal
(Page 58)

        Pursuant to Maryland REIT Law and Provident's declaration of trust, holders of Provident common shares are not entitled to any dissenters' or appraisal rights with respect to the merger.

Restrictions on Solicitation
(Page 69)

        Subject to specified exceptions, the merger agreement precludes (i) Provident and its subsidiaries and representatives, whether directly or indirectly, from inviting, initiating, soliciting or encouraging any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer with respect to, or engaging in any discussions or negotiations that may reasonably be expected to lead to, or entering into any agreement relating to, any direct or indirect Acquisition Proposal (as defined in "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Principal Covenants—No Solicitation of Proposals from Other Parties") and (ii) Provident's board of trustees from withdrawing or modifying its approval or recommendation of the merger agreement or the merger, or approving or recommending any Acquisition Proposal.

Conditions to the Merger
(Page 72)

  Conditions to Each Party's Obligation to Effect the Merger

        The obligations of each party to the merger agreement to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the receipt of approval of the merger by the holders of at least a majority of the outstanding Provident common shares entitled to vote at the special meeting;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger or any of the contemplated transactions related to the merger;

  •
  the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the shares of Ventas common stock to be issued in the merger; and

  •
  the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of the registration statement or any proceedings for that purpose.

  Conditions to Obligations of Ventas and Merger Sub

        The obligations of Ventas and Merger Sub to complete the merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Ventas:

  •
  the accuracy of Provident's representations and warranties contained in the merger agreement (without giving effect to any "materiality" or "material adverse effect" qualifier) on and as of the date of the merger agreement and on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent the representation or warranty is expressly limited by its terms to another date), unless the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a material adverse effect on Provident, and the receipt by Ventas of a certificate signed on behalf of Provident by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  the performance by Provident in all material respects of all of its obligations under the merger agreement, and the receipt by Ventas of a certificate signed on behalf of Provident by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  the absence of any event, circumstance or development since the date of the merger agreement that has had, is reasonably likely to have or could reasonably be expected to result in a material adverse effect on Provident or that would prevent or materially adversely affect Provident's ability to perform its obligations under the merger agreement;

  •
  the receipt by Ventas of an opinion from Provident's legal counsel, Sidley Austin Brown & Wood LLP, relating to Provident's qualification as a REIT under the Code;

  •
  the execution of an OP Contribution Agreement by each holder of Provident LTIP Units, which shall be in full force and effect, such that after the effective time of the merger, Provident OP shall be wholly owned by the surviving entity of the merger, Ventas and/or ETOP; and

  •
  the inapplicability of defensive measures to the merger and the other transactions contemplated by the merger agreement.

  Conditions to Obligations of Provident

        The obligations of Provident to effect the merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Provident:

  •
  the accuracy of Ventas's representations and warranties contained in the merger agreement (without giving effect to any "materiality" or "material adverse effect" qualifier) on and as of the date of the merger agreement and on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent the representation or warranty is expressly limited by its terms to another date), unless the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a material adverse effect on Ventas, and the receipt by Provident of a certificate signed on behalf of Ventas by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  the performance by Ventas in all material respects of all of its obligations under the merger agreement, and the receipt by Provident of a certificate signed on behalf of Ventas by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  the absence of any event, circumstance or development since the date of the merger agreement that has had, is reasonably likely to have or could reasonably be expected to result in a material adverse effect on Ventas or that would prevent or materially adversely affect Ventas's ability to perform its obligations under the merger agreement;

  •
  the receipt by Provident of an opinion from Ventas's legal counsel, Willkie Farr & Gallagher LLP, relating to Ventas's qualification as a REIT under the Code; and

  •
  the enforceability, with respect to Ventas and ETOP, as applicable, of each of the OP Contribution Agreements, the registration rights agreement in favor of the holders of ETOP Class D Units and the Class D Amendment (as defined in "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Principal Covenants—Amendment to ETOP Limited Partnership Agreement").

  Waiver of Conditions to Closing of the Merger

        Where the law permits, a party to the merger agreement may elect to waive a condition to its obligation to complete the merger that has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed. We expect to complete the merger as promptly as practicable after all of the conditions have been satisfied or waived.

Termination
(Page 74)

  Rights to Terminate

        The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the merger by the Provident shareholders, in any of the following ways:

  •
  by mutual written agreement of Ventas and Provident;

  •
  by either Ventas or Provident if:

  •
  any judgment, decree, injunction, rule or order by any governmental agency permanently restraining, enjoining or otherwise prohibiting the merger is issued and such judgment, injunction, order, decree, ruling or other action has become final and nonappealable, unless the terminating party is in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that has caused or resulted in the failure to consummate the merger by such date;

  •
  the merger fails to receive the requisite vote for approval by Provident's shareholders; or

  •
  the merger is not completed by August 15, 2005 (provided that either Ventas or Provident may extend such date until September 15, 2005 if the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC prior to August 15, 2005) (which date we refer to in this proxy statement/prospectus as the Termination Date), unless the terminating party is in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that caused or resulted in the failure to consummate the merger by the Termination Date;

  •
  by Provident if:

  •
  prior to the approval of the merger at the special meeting, Provident's board of trustees approves, and Provident concurrently enters into, a definitive agreement providing for the implementation of a Superior Acquisition Proposal (as defined in "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Principal Covenants—No Solicitation of Proposals from Other Parties") and (i) Provident is not in breach of its non-solicitation covenant in the merger agreement and (ii) concurrently with the termination Provident pays the full termination fee; or

  •
  Ventas or Merger Sub breaches any of the representations, warranties, covenants or agreements of Ventas or Merger Sub contained in the merger agreement such that

    Provident's closing conditions are incapable of being satisfied, and such breach is not cured within 30 days following written notice to Ventas; or

  •
  by Ventas if:

  •
  (i) Provident's board of trustees withdraws or materially modifies its recommendation of the merger agreement or the merger in a manner adverse to Ventas or its stockholders or resolves to do so, unless such action by Provident's board of trustees results from a material adverse effect on Ventas; (ii) Provident fails to call or hold the special meeting; (iii) Provident intentionally and materially breaches its non-solicitation covenant; (iv) Provident's board of trustees approves or recommends an Acquisition Proposal made by any person other than Ventas or Merger Sub; or (v) Provident enters into a definitive agreement with respect to an Acquisition Proposal with any person other than Ventas or any of its subsidiaries; or

  •
  Provident breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that Ventas's and Merger Sub's closing conditions are incapable of being satisfied, and such breach is not cured within 30 days following written notice to Provident.

  Termination Fees

        Provident has agreed to pay Ventas a termination fee of up to $13 million and reimbursement of out-of-pocket expenses of up to $5 million if:

  •
  Ventas terminates the merger agreement (or Provident terminates the merger agreement at a time when Ventas had the right to terminate the merger agreement) because:

  •
  Provident's board of trustees has withdrawn or materially modified its recommendation of the merger agreement or the merger in a manner adverse to Ventas or its stockholders or has resolved to do so, unless such action by Provident's board of trustees resulted from (i) a material adverse effect on Ventas or (ii) the fact that (x) the price per share of Ventas common stock has decreased more than 33% from the closing price per share of Ventas common stock on the trading date immediately prior to the date of the merger agreement, in either case as reported on the New York Stock Exchange Composite Transactions reporting system, (y) the average price of the publicly-traded healthcare REITs set forth in the weekly sector scorecard of Stifel, Nicolaus & Company, Incorporated (excluding Ventas) has not decreased more than 16.5% during the same period, and (z) such decrease in the price per share of Ventas common stock has resulted in the withdrawal by FBR of its fairness opinion;

  •
  Provident has failed to call or hold the special meeting;

  •
  Provident has intentionally and materially breached its non-solicitation covenant;

  •
  Provident's board of trustees has approved or recommended an Acquisition Proposal made by any person other than Ventas or Merger Sub; or

  •
  Provident has entered into a definitive agreement with respect to an Acquisition Proposal made by any person other than Ventas or any of its subsidiaries;

  •
  Provident terminates the merger agreement because, prior to the approval of the merger at the special meeting, Provident's board of trustees has approved, and Provident has concurrently entered into, a definitive agreement providing for the implementation of a Superior Acquisition Proposal;

  •
  an Acquisition Proposal is publicly disclosed or becomes known to Provident's shareholders after the date of the merger agreement, and thereafter Ventas or Provident terminates the merger agreement because Provident's shareholders have failed to approve the merger agreement at the special meeting, and within 12 months following such termination, Provident enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of the merger agreement); or

  •
  an Acquisition Proposal is publicly disclosed or becomes known to Provident's shareholders after the date of the merger agreement, and thereafter Ventas or Provident terminates the merger agreement because the merger is not completed by the Termination Date (but only if Provident is then in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that has caused or resulted in the failure to consummate the merger on or before the Termination Date), and within 12 months following such termination, Provident enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of the merger agreement).

Notwithstanding the foregoing, Provident shall not be required to pay any such termination fee or reimburse any such expenses if Provident is entitled to terminate the merger agreement because Ventas or Merger Sub has breached any of the representations, warranties, covenants or agreements of Ventas and Merger Sub contained in the merger agreement such that Provident's closing conditions are incapable of being satisfied and such breach is not cured within 30 days following written notice to Ventas.

OP Contribution Agreements
(Page 77)

        In order to induce Ventas and Merger Sub to enter into the merger agreement, each holder of Provident LTIP Units entered into an OP Contribution Agreement with Ventas and ETOP pursuant to which each holder has agreed to contribute all Provident LTIP Units held by him or her as of the date of his or her OP Contribution Agreement to ETOP at the effective time of the merger in exchange for the issuance to such holder of 0.8022 of an ETOP Class D Unit for each Provident LTIP Unit. Each ETOP Class D Unit will be convertible into one share of Ventas common stock. Accordingly, concurrent with the merger, 430,250 Provident LTIP Units (representing all Provident LTIP Units outstanding on the date of the OP Contribution Agreements) will be exchanged for 345,147 ETOP Class D Units, which are convertible into an aggregate of 345,147 shares of Ventas common stock. In addition, each holder has agreed to convert any Provident LTIP Units issued to such holder after the date of his or her OP Contribution Agreement into Provident common shares prior to the effective time of the merger. The ETOP Class D Units to be issued pursuant to the OP Contribution Agreements and the shares of Ventas common stock to be issued upon conversion of such ETOP Class D Units will be restricted securities. A copy of the form of the OP Contribution Agreement is attached to this proxy statement/prospectus as Appendix B.

Listing of Ventas Common Stock
(Page 58)

        The shares of Ventas common stock to be issued in the merger will be listed, upon official notice of issuance, on the New York Stock Exchange under the symbol "VTR."

Comparison of Rights of Holders of Provident Common Shares and Ventas Common Stock
(Page 185)

        The conversion of your Provident common shares into the right to receive, in addition to cash, Ventas common stock in the merger will result in differences between your rights as a Provident shareholder, governed by Maryland REIT Law and Provident's declaration of trust and bylaws, and your rights as a Ventas stockholder, governed by the Delaware General Corporation Law (which we refer to in this proxy statement/prospectus as the DGCL) and Ventas's certificate of incorporation and bylaws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VENTAS

        The following selected historical consolidated financial data for each of the years in the five-year period ended December 31, 2004 has been derived from Ventas's audited consolidated financial statements. These financial statements have been audited by Ernst & Young LLP, Ventas's independent registered public accounting firm. The following selected historical consolidated financial data for the three months ended March 31, 2005 and 2004 has been derived from Ventas's unaudited interim consolidated financial statements. In the opinion of Ventas's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with "Description of Ventas—Ventas Management's Discussion and Analysis of Financial Condition and Results of Operations" and Ventas's historical consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	As of and For the Three Months Ended March 31,		As of and For the Year Ended December 3l,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(in thousands, except per share data)
OPERATING DATA:
Rental income	$62,739	$52,906	$232,911	$189,987	$174,822	$169,392	$212,038
Gain on sale of Kindred common stock	—	—	—	9,039	5,014	15,425	—
General, administrative and professional fees	5,020	4,224	16,917	15,158	12,913	14,902	20,781
United States Settlement(1)	—	—	—	—	—	—	96,493
Loss on extinguishment of debt	—	—	1,370	84	11,077	1,322	4,207
Interest expense	17,172	15,229	66,817	61,660	72,384	79,595	86,803
Interest on United States Settlement(1)	—	—	—	4,943	5,461	4,592	—
Loss on uncollectible amounts due from tenants	—	—	—	—	—	—	43,888
Income (loss) before discontinued operations	27,573	23,091	100,173	96,135	36,949	46,496	(69,179)
Discontinued operations	—	184	20,727	66,618	28,757	4,070	3,727
Net income (loss)	$27,573	$23,275	$120,900	$162,753	$65,706	$50,566	$(65,452)
PER SHARE DATA:
Income (loss) per common share before discontinued operations, basic	$0.33	$0.28	$1.20	$1.21	$0.53	$0.68	$(1.02)
Net income (loss) per common share, basic	0.33	0.28	1.45	2.05	0.95	0.74	(0.96)
Income (loss) per common share before discontinued operations, diluted	0.32	0.28	1.19	1.20	0.53	0.67	(1.02)
Net income (loss) per common share, diluted	0.32	0.28	1.43	2.03	0.93	0.73	(0.96)
Dividends declared per common share	$0.36	$0.33	$1.30	$1.07	$0.95	$0.92	$0.91
OTHER DATA:
Net cash provided by operating activities	$58,065	$39,685	$149,958	$137,366	$116,385	$79,893	$85,338
Net cash (used in) provided by investing activities	(56,994)	(176,482)	(298,695)	159,701	(34,140)	2,760	5,359
Net cash provided by (used in) financing activities	(2,657)	(56,416)	69,998	(217,418)	(98,386)	(151,458)	(142,890)
FFO(2)	$40,748	$34,048	$150,322	$152,631	$84,083	$92,180	$(24,221)
Weighted average shares outstanding, basic	84,657	81,703	83,491	79,340	69,336	68,409	68,010
Weighted average shares outstanding, diluted	85,400	82,760	84,352	80,094	70,290	69,363	68,131
BALANCE SHEET DATA:
Real estate investments, at cost	$1,127,058	$1,071,132	$1,512,211	$1,090,181	$1,221,406	$1,175,838	$1,176,143
Cash and cash equivalents	1,779	3,365	3,365	82,104	2,455	18,596	87,401
Kindred common stock	—	—	—	—	16,713	55,118	—
Total assets	1,174,198	1,126,935	1,126,935	812,850	895,780	941,859	981,145
Senior notes payable and other debt	877,642	843,178	843,178	640,562	707,709	848,368	886,385
United States Settlement(1)	$—	$—	$—	$—	$43,992	$54,747	$96,493

(1)
The United States Settlement is a comprehensive settlement of various claims and investigations by the U.S. Department of Justice involving operations at Ventas's healthcare facilities prior to its spin-off of Kindred in 1998. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

(2)
Ventas considers funds from operations (which we refer to in this proxy statement/prospectus as FFO) an appropriate measure of performance of an equity REIT, and it uses the National Association of Real Estate Investment Trusts' (which we refer to in this proxy statement/prospectus as NAREIT) definition of FFO. NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains or losses from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of Ventas's financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of Ventas's liquidity, nor is FFO indicative of sufficient cash flow to fund all of Ventas's needs.

Ventas's
FFO for the three months ended March 31, 2005 and 2004 and for the five years ended December 31, 2004 are summarized in the following table:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(in thousands)
Net income (loss)	$27,573	$23,275	$120,900	$162,753	$65,706	$50,566	$(65,452)
Adjustments:
Depreciation on real estate assets	13,175	10,722	48,647	39,216	38,012	37,855	38,068
Realized gain on sale of real estate assets	—	—	—	—	(64)	(290)	(957)
Other items:
Discontinued operations
Real estate depreciation—discontinued	—	51	203	2,443	3,879	4,049	4,120
Gain on sale of real estate	—	—	(19,428)	(51,781)	(23,450)	—	—

Funds from operations	$40,748	$34,048	$150,322	$152,631	$84,083	$92,180	$(24,221)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROVIDENT

        The following selected historical consolidated financial data as of December 31, 2004 and for the period from March 1, 2004 (inception) to December 31, 2004 has been derived from Provident's audited consolidated financial statements. These financial statements have been audited by KPMG LLP, Provident's independent registered public accounting firm. The following selected historical consolidated financial data as of and for the three months ended March 31, 2005 has been derived from Provident's unaudited interim consolidated financial statements. In the opinion of Provident's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with "Description of Provident—Provident Management's Discussion and Analysis of Financial Condition and Results of Operations" and Provident's historical consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended March 31, 2005	For the Period from March 1, 2004 (Inception) to December 31, 2004
	(unaudited)
OPERATING DATA:
Operating Revenue:
Rental income	$21,077,648	$16,030,410
Straight line rental income	4,681,992	3,606,165

Total operating revenue	25,759,640	19,636,575

Operating Expenses:
Salaries and employee benefits	637,510	1,733,808
Amortization of deferred compensation	612,286	1,063,166
General and administrative expenses	779,190	462,040
Depreciation and amortization	9,183,724	5,667,665

Total operating expenses	11,212,710	8,926,679

Net operating income	14,546,930	10,709,896
Other Income (Expense):
Interest income	103,310	1,072,707
Interest expense	(8,854,142)	(6,291,931)

Total other expense	(8,750,832)	(5,219,224)

Income before minority interest	5,796,098	5,490,672
Minority interest	(84,845)	279,984

Net income	$5,711,253	$5,770,656

PER SHARE DATA:
Basic earnings per share	$0.20	$0.20
Diluted earnings per share	$0.20	$0.19
OTHER DATA:
Net cash provided by operating activities	$9,250,971	$7,360,375
Net cash used in investing activities	(26,261)	(520,008,205)
Net cash provided by financing activities	$(10,817,617)	$514,699,546
Weighted average common shares outstanding, basic	29,266,667	28,408,847
Weighted average common shares outstanding, diluted	29,696,917	29,612,304

	As of March 31, 2005	As of December 31, 2004
	(unaudited)
BALANCE SHEET DATA:
Real estate investments, net	$969,920,529	$979,091,291
Cash and cash equivalents	458,809	2,051,716
Restricted cash	30,965,349	29,598,456
Other assets	18,687,348	11,426,374

Total assets	$1,020,032,035	$1,022,167,837

Mortgage and bond notes payable	$461,975,085	$463,934,413
Line of credit borrowings	125,250,000	123,550,000
Tenant security deposit	20,344,084	20,069,985
Other liabilities	11,324,740	19,410,081

Total liabilities	618,893,909	626,964,479
Minority interest	1,437,841	721,584
Shareholders' equity	399,700,285	394,481,774

Total liabilities and shareholders' equity	$1,020,032,035	$1,022,167,837

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following unaudited pro forma condensed combined financial data is presented as if the merger had been effective as of the date of the balance sheet for the purposes of the unaudited pro forma condensed combined balance sheet data and as if the merger and the other transactions described in the notes to the unaudited pro forma condensed combined financial statements had occurred on the first day of the period presented for purposes of the unaudited pro forma condensed combined statement of income data. The pro forma amounts in the table below do not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger as well as other possible adjustments discussed in the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus.

        You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Ventas and Provident and the unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being necessarily indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of and for the periods presented may have been different had the companies actually been combined as of and during those periods.

	As of and For the Three Months Ended March 31, 2005	For the Year Ended December 31, 2004
	(in thousands, except per share data)
OPERATING DATA:
Rental income	$88,499	$347,605
General, administrative and professional fees	6,437	19,113
Interest expense	29,870	121,099
Income from continuing operations	$27,777	$108,762
PER SHARE DATA:
Income from continuing operations per common share, diluted	$0.28	$1.09
BALANCE SHEET DATA:
Real estate investments, net	$2,349,676	N/A
Cash and cash equivalents	2,238	N/A
Total assets	2,441,402	N/A
Senior notes payable and other debt	$1,720,327	N/A

N/A
Not applicable.

COMPARATIVE PER SHARE DATA

        The following table presents, for the periods indicated, selected historical per share data for the Ventas common stock and Provident common shares, as well as unaudited pro forma per share amounts for the Ventas common stock and unaudited pro forma per share equivalent amounts for the Provident common shares. The pro forma amounts included in the table below are presented as if the merger had been effective as of the date of the balance sheet for the purposes of the unaudited pro forma condensed combined balance sheet data and as if the merger and the other transactions described in the notes to the unaudited pro forma condensed combined financial statements had occurred on the first day of the period presented for purposes of the unaudited pro forma condensed combined statement of income data. The pro forma amounts in the tables below do not include the anticipated financial benefits from such items as cost savings and revenue synergies arising from the merger as well as other possible adjustments discussed in the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share equivalent amounts for Provident are calculated by multiplying the unaudited pro forma per share amounts for Ventas by 0.4951 (the exchange ratio for the issuance of Ventas common stock in the merger).

        You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Ventas and Provident and the unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of and for the periods presented may have been different had the companies actually been combined as of and during those periods.

	As of and For the Three Months Ended March 31, 2005	As of and For the Year Ended December 31, 2004(1)
Ventas—Historical
Net income per share from continuing operations:
Basic	$0.33	$1.20
Diluted	0.32	1.19
Dividends declared per share	0.36	$1.30
Book value per share at period end	$1.97	N/A
Provident—Historical
Net income per share from continuing operations:
Basic	$0.20	$0.20
Diluted	0.20	0.19
Dividends declared per share	0.34	$0.34
Book value per share at period end	$13.66	N/A
Ventas—Pro Forma
Net income per share from continuing operations:
Basic	$0.28	$1.10
Diluted	0.28	1.09
Dividends declared per share	0.36	$1.30
Book value per share at period end	$5.57	N/A
Provident—Pro Forma Equivalent
Net income per share from continuing operations:
Basic	$0.14	$0.54
Diluted	0.14	0.54
Dividends declared per share	0.18	$0.64
Book value per share at period end	$2.76	N/A

N/A Not applicable.

(1)
Provident's historical net income per share from continuing operations and dividends declared per share for the year ended December 31, 2004 are for the period from March 1, 2004 (inception) to December 31, 2004.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Ventas common stock is listed on the New York Stock Exchange under the symbol "VTR." No public market currently exists for Provident common shares. Provident common shares have not been listed or quoted on any national exchange or market system. However, certain Provident shareholders have privately sold their Provident common shares on The PORTAL Market, a subsidiary of the NASDAQ Stock Market, Inc. The following table shows, for the calendar quarters indicated: (1) the high and low prices per share of Ventas common stock as reported on the New York Stock Exchange Composite Transaction Tape (based on published financial sources) and Provident common share as reported on The PORTAL Market; and (2) the cash dividends declared per share of Ventas common stock and Provident common share. While Provident common shares have been sold privately from time to time after the closing of the Provident 144A Offering, and certain of these trades have been reported on The PORTAL Market, the information with respect to the market price of Provident common shares is not complete because Provident only has access to trades reported by FBR and not to trades reported by any other broker-dealers. Moreover, broker-dealers are not obliged to report all trades to The PORTAL Market.

	Ventas Common Stock			Provident Common Share
	High	Low	Dividends	High	Low	Dividends
2003
First Quarter	$12.24	$11.08	$0.2675	N/A	N/A	N/A
Second Quarter	15.33	11.67	0.2675	N/A	N/A	N/A
Third Quarter	18.33	14.83	0.2675	N/A	N/A	N/A
Fourth Quarter	$22.98	$17.05	$0.2675	N/A	N/A	N/A
2004
First Quarter	$27.55	$21.88	$0.3250	N/A	N/A	N/A
Second Quarter	27.98	20.56	0.3250	N/A	N/A	N/A
Third Quarter(1)	27.84	23.06	0.3250	$15.00	$15.00	N/A
Fourth Quarter	$29.48	$24.40	$0.3250	$16.10	$15.00	$0.3400
2005
First Quarter	$27.68	$24.43	$0.3600	$16.50	$16.00	$0.3400
Second Quarter (through May 25, 2005)(2)	$27.88	$25.10	$0.3600	$20.00	$16.00	$0.2541

N/A
Not applicable.

(1)
Market price information with respect to Provident's third quarter 2004 is for the third quarter 2004 beginning August 3, 2004, the date of the closing of the Provident 144A Offering.

(2)
See "Summary—Treatment of Provident Common Shares" for a description of the dividends anticipated to be paid by Ventas and Provident to holders of Ventas common stock and Provident common shares, respectively, for periods prior to the effective date of the merger.

        The following table sets forth (1) the closing prices per share of Ventas common stock as reported on the New York Stock Exchange Composite Transaction Tape on April 11, 2005, the last full trading day prior to the announcement of the merger agreement, and on May 25, 2005, the most recent practicable date prior to the mailing of this proxy statement/prospectus to Provident's shareholders and (2) the closing prices per Provident common share on such dates. This table also sets forth the pro forma equivalent price per Provident common share on April 11, 2005 and on May 25, 2005. The pro forma equivalent price per share is equal to (a) the closing price of a share of Ventas common stock on each such date multiplied by 0.4951 (the exchange ratio for the issuance of Ventas common stock in the merger) plus (b) $7.81, without interest (the cash portion of the consideration for each Provident common share in the merger). These prices will fluctuate prior to the special meeting and the closing date of the merger, and Provident shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

	Ventas Common Stock	Provident Common Share	Provident Pro Forma Equivalent
At April 11, 2005	$25.66	$16.00	$20.51
At May 25, 2005	$27.56	$20.00	$21.45

RISK FACTORS

        In addition to the other information contained in this proxy statement/prospectus, you should consider the following risk factors in determining how to vote at the special meeting of Provident.

Risks Relating to the Merger

  Provident shareholders cannot be certain of the market value of the shares of Ventas common stock that will be issued in the merger.

        Upon the completion of the merger, each Provident common share outstanding immediately prior to the merger will be converted into the right to receive $7.81 in cash, without interest, plus 0.4951 of a share of Ventas common stock. Because the exchange ratio is fixed at 0.4951 of a share of Ventas common stock for each Provident common share, the market value of the Ventas common stock issued in the merger will depend upon the market price of a share of Ventas common stock upon completion of the merger. The market value of Ventas common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is consummated than it was at the time the merger agreement was signed and at the time of the special meeting. Stock price changes may result from a variety of factors that are beyond Ventas's control, including general market and economic conditions and changes in business prospects. Accordingly, Provident shareholders cannot be certain of the market value of the Ventas common stock that will be issued in the merger or the market value of Ventas common stock at any time after the merger. In addition, the merger agreement does not require that the fairness opinion of FBR be updated as a condition to closing the merger. As such, the fairness opinion does not reflect any changes in the relative values of Provident or Ventas subsequent to the date of the merger agreement.

        If the merger is consummated, such consummation will not occur until after the date of the special meeting and the satisfaction or waiver of all of the conditions to the merger. Therefore, at the time of the special meeting you will not know the precise dollar value of the merger consideration you will become entitled to receive at the effective time of the merger. You are urged to obtain a current market quotation for Ventas common stock.

  The market price of Ventas common stock may be affected by factors different from those that affect the price of Provident common shares.

        Upon completion of the merger, holders of Provident common shares will become holders of Ventas common stock. Ventas's businesses differ from those of Provident, and accordingly the results of operations of the combined company will be affected by some factors different from those currently affecting the results and operations of Provident. For a discussion of the businesses of Ventas and Provident and certain factors to consider in connection with those businesses, see "Description of Ventas" and "Description of Provident."

  The market price of Ventas common stock and Ventas's earnings per share may decline as a result of the merger.

        The market price of Ventas common stock may decline as a result of the merger if Ventas does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or the effect of the merger on Ventas's financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the merger could reduce Ventas's future earnings per share.

  Provident's trustees and officers have interests in the merger that are different from, or in addition to, those of Provident shareholders, and therefore may conflict with the interests of Provident shareholders.

        In considering the recommendation of the Provident board with respect to the merger, you should be aware that certain of the trustees and officers of Provident have interests in, and are receiving benefits from, the merger that are different from, or in addition to, yours, and therefore may conflict with the interests of Provident shareholders. Provident's board of trustees was aware that these interests existed when it approved the merger. These interests, which are further described in "The Merger—Interests of Provident's Trustees and Officers in the Merger," include the following:

  •
  Provident's trustees, officers and employees own a total of 430,250 Provident LTIP Units, all of which will become fully vested and "booked-up" in connection with the merger to the extent such units are not then fully vested and booked-up;

  •
  as a result of the merger, an additional 331,250 Provident LTIP Units will be issued to Provident's executive officers (Darryl W. Copeland, Jr., Charles A. Post, William P. Ciorletti and Saul A. Behar), which units will be converted into Provident common shares prior to the effective time of the merger;

  •
  Provident's executive officers will receive a total of approximately $4.7 million in lump sum severance payments under their employment agreements;

  •
  Provident's executive officers are also entitled to additional gross-up payments for any "excess parachute payment" excise tax imposed on the payments to be made to such executive officers in connection with the merger;

  •
  Provident's trustees, officers and employees have agreed to exchange a total of 430,250 Provident LTIP Units at the effective time of the merger into 345,147 ETOP Class D Units at an exchange ratio of 0.8022 of a share of Ventas common stock for each Provident LTIP Unit, and generally will be able to defer their taxable gains on those units;

  •
  Ventas will cause Merger Sub, as the surviving entity in the merger, to continue the indemnification and directors' and officers' liability insurance coverage for Provident's trustees and officers for six years after the merger;

  •
  Ventas will enter into a transition services agreement with an entity to be formed by certain of the executive officers of Provident, including Mr. Copeland, providing certain benefits to such newly-formed entity;

  •
  Ventas will enter into a registration rights agreement with certain trustees, officers and employees of Provident at the closing of the merger covering the shares of Ventas common stock into which their ETOP Class D Units may be converted; and

  •
  Ventas expects to enter into certain consulting agreements with one or more officers of Provident prior to the effective time of the merger, under which such officer or officers shall provide assistance and information to Ventas for a period of two years after the merger in exchange for reimbursement by Ventas of all out-of-pocket expenses incurred by such officer or officers in connection with providing such assistance and information.

        Because of these interests, the trustees and officers of Provident could be more likely to vote to approve the merger and the other transactions contemplated by the merger agreement than if they did not hold these interests. Provident shareholders should consider whether these interests may have influenced these trustees and officers to support or recommend the approval of the merger and the other transactions contemplated by the merger agreement.

  Failure to complete the merger could negatively impact the price of Provident common shares and Provident's future business and operations.

        If the merger is not completed for any reason, Provident may be subject to a number of material risks, including the following:

  •
  Provident may be required under certain circumstances to pay Ventas a termination fee of up to $13 million and reimburse Ventas for out-of-pocket expenses up to $5 million;

  •
  the price of Provident common shares may decline to the extent that the current market price of Provident common shares reflects a market assumption that the merger will be completed; and

  •
  costs related to the merger, such as legal, accounting and financial adviser fees, must be paid even if the merger is not completed.

        Further, if the merger is terminated and Provident's board of trustees determines to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, Provident is prohibited from inviting, initiating, soliciting, encouraging or entering into certain extraordinary transactions, such as a merger, sale of 20% or more of Provident's consolidated assets or 20% or more of the outstanding Provident common shares, or other business combination, with any party other than Ventas. See "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Principal Covenants—No Solicitation of Proposals from Other Parties."

  After the merger is completed, Provident shareholders who receive Ventas common stock in the merger will have different rights that may be less advantageous than their current rights.

        After the closing of the merger, Provident shareholders who receive Ventas common stock in the merger for their Provident common shares will have different rights than they currently have. You may conclude that your rights as a stockholder of Ventas may be less advantageous than the rights you have as a shareholder of Provident. For a detailed discussion of your rights as a stockholder of Ventas and the significant differences between your rights as a shareholder of Provident and your rights as a stockholder of Ventas, see "Comparison of Rights of Holders of Provident Common Shares and Ventas Common Stock."

  Provident and Ventas may incur substantial expenses and payments if the transaction does not occur.

        It is possible that the transaction may not be completed. The closing of the transaction depends on the satisfaction or waiver of specified conditions. Some of these conditions are beyond Provident's and Ventas's control. For example, the closing of the merger is conditioned on the receipt of the required approval of Provident's shareholders. If this approval is not received, the transaction cannot be completed even if all of the other conditions to the transaction are satisfied or waived. If the transaction is not completed, Provident and Ventas will have incurred substantial expenses without realizing the expected benefits of the transaction. In addition, Provident may incur a termination fee of up to $13 million and may become obligated to reimburse up to $5 million of Ventas's out-of-pocket expenses if the merger agreement is terminated under specified circumstances.

  The termination fee may discourage other companies from trying to acquire Provident.

        In the merger agreement, Provident agreed to pay a termination fee of up to $13 million in specified circumstances, including some circumstances where a third party acquires or seeks to acquire Provident. This provision could discourage other parties from trying to acquire Provident, even if those companies might be willing to offer a greater amount of consideration to Provident shareholders than Ventas has offered in the merger agreement. For a detailed discussion of the specified circumstances when a termination fee could be payable by Provident, see "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Termination Fee and Expense Reimbursement."

Risks Relating to Ventas

        Ventas's business, operations and financial condition are subject to various risks. Some of these risks are described below; however, this section does not describe all risks applicable to Ventas, its industry or its business, and it is intended only as a summary of certain material factors. If any of the following risks actually occur, Ventas could be materially and adversely affected.

  Ventas is dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with Ventas could significantly harm Ventas and its ability to service its indebtedness and other obligations and to make distributions to Ventas's stockholders as required to continue to qualify as a REIT.

        Ventas is dependent on Kindred in a number of ways:

  •
  Ventas leases a substantial portion of its properties to Kindred under its master lease agreements with Kindred (which we refer to in this proxy statement/prospectus as the Kindred Master Leases), and therefore:

  •
  Kindred was the source of a significant majority of Ventas's total revenues in 2004 and 2003 and will remain the majority source following the merger; and

  •
  since the Kindred Master Leases are triple-net leases, Ventas depends on Kindred to pay insurance, taxes, utilities and maintenance and repair expenses required in connection with the leased properties.

  •
  In connection with Ventas's spin-off of Kindred on May 1, 1998 (which we refer to in this proxy statement/prospectus as the 1988 Spin Off), Kindred assumed, and agreed to indemnify Ventas for, the following:

  •
  all obligations under third-party leases and third-party contracts, except for those contracts relating to the ownership of Ventas's properties;

  •
  all losses, including costs and expenses, resulting from future claims and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the spin-off; and

  •
  any claims that were pending at the time of the spin-off and that arose out of the ownership or operation of the healthcare operations or were asserted after the spin-off and that arise out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the spin-off.

        Ventas cannot assure you that Kindred will have sufficient assets, income and access to financing and insurance coverage to enable it to satisfy its obligations under its agreements with Ventas. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Any inability or unwillingness on the part of Kindred to satisfy its obligations under its agreements with Ventas could significantly harm Ventas and its ability to service its indebtedness and its other obligations and to make distributions to its stockholders, as required for Ventas to continue to qualify as a REIT (which we refer to in these "Risk Factors" as a material adverse effect on Ventas). See "Description of Ventas—Business and Properties of Ventas—Dependence on Kindred."

  Upon consummation of the merger, the operators of the Provident properties will represent a significant portion of Ventas's revenues; the inability or unwillingness of the operators of the Provident properties to satisfy their agreements with Merger Sub, as the surviving entity in the merger, could significantly harm Ventas and its ability to service its indebtedness and to make distributions to its stockholders as required to continue to qualify as a REIT.

        Provident leases all of its properties to affiliates and subsidiaries of Alterra and Brookdale. Ventas also currently leases properties to Brookdale. After the consummation of the merger, Alterra and Brookdale will account for a significant portion of Ventas's revenues. In addition, it is possible that Alterra and Brookdale may in the future combine their businesses, although there can be no assurance when or if such a combination will occur.

        We cannot assure you that Alterra or Brookdale or a combination of these entities will have sufficient assets, income and access to financing and insurance coverage to enable it to satisfy the agreements that it will have with Merger Sub, as the surviving entity in the merger, and its subsidiaries upon the consummation of the merger. In addition, any failure by Alterra or Brookdale or a combination of these entities to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain tenants in its facilities. Any inability or unwillingness on the part of Alterra or Brookdale or a combination of these entities to satisfy its obligations under the agreements that it will have with Merger Sub, as the surviving entity in the merger, and its subsidiaries upon the consummation of the merger could have a material adverse effect on Ventas.

  Ventas may be unable to find another lessee/operator for its properties if it has to replace Kindred or its other operators (including Alterra and Brookdale after the merger).

        Ventas may have to find another lessee/operator for the properties covered by one or more of the Kindred Master Leases or the leases with its other operators (including Alterra and Brookdale after the merger) upon the expiration of the terms of the applicable lease or upon a default by Kindred or its other operators (including Alterra and Brookdale after the merger). During any period that Ventas is attempting to locate one or more lessees/operators there could be a decrease or cessation of rental payments by Kindred or Ventas's other operators (including Alterra and Brookdale after the merger). Ventas cannot assure you that it will be able to locate another suitable lessee/operator or, if Ventas is successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Ventas's ability to locate another suitable lessee/operator may be significantly delayed or limited by various state licensing, receivership, certificate of need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. In addition, Ventas may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Such delays, limitations and expenses could have a material adverse effect on Ventas and/or materially delay or impact its ability to collect rent, to obtain possession of leased properties or otherwise to exercise remedies for a tenant default.

  Ventas may encounter certain risks when implementing its business strategy to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets.

        Ventas intends to continue to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets, subject to the contractual restrictions contained in its revolving credit facility and the indentures governing its outstanding senior notes. Acquisitions of and investments in such properties, including the properties to be acquired in connection with the merger, entail general investment risks associated with any real estate investment, including risks that the investment will fail to perform in accordance with expectations, the estimates of the cost of improvements necessary for acquired properties will prove inaccurate and the lessee/operator will be unable to meet performance expectations. If Ventas pursues new development projects, such projects would be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the risk of incurring development costs in connection with projects that are not pursued to completion. In addition, Ventas may borrow to finance investments in, and/or acquisition or development of, healthcare-related or other properties, which would increase Ventas's leverage.

        Ventas competes for acquisition or investment opportunities with entities that have substantially greater financial resources than Ventas. Ventas's ability to compete successfully for such opportunities is affected by many factors, including its cost of obtaining debt and equity capital at rates comparable to or better than its competitors. Competition generally may reduce the number of suitable acquisition or investment opportunities available to Ventas and increase the bargaining power of property owners seeking to sell, thereby impeding Ventas's acquisition, investment or development activities. See "Description of Ventas—Business and Properties of Ventas—Competition."

        Even if Ventas is successful at identifying and competing for acquisition or investment opportunities, such opportunities involve a number of risks. These risks include diversion of management's attention, the risk that the value of the properties or businesses that Ventas acquires or invests in could decrease substantially after such acquisition or investment and the risk that Ventas will not be able to accurately assess the value of properties or businesses that are not of the type it currently owns, some or all of which could have a material adverse effect on Ventas.

        Additionally, if Ventas is successful in continuing to implement its business strategy to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets or businesses, Ventas intends to increase the number of operators of its properties and its business segments. Ventas cannot assure you that it will have the capabilities to successfully monitor and manage a portfolio of properties with a growing number of operators and/or manage such businesses.

  Ventas is subject to the risks associated with investment in the heavily regulated healthcare industry.

        All of Ventas's investments are in properties used in the healthcare industry; therefore Ventas is exposed to risks associated with the healthcare industry. The healthcare industry is highly regulated and changes in government regulation have in the past had material adverse consequences on the industry in general, which may not even have been contemplated by lawmakers and regulators. Ventas cannot assure you that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including its lessees/operators. Moreover, Ventas's ability to invest in non-healthcare, non-healthcare-related or non-senior housing properties is restricted by the terms of its revolving credit facility and the more general restrictions on investments contained in its existing indentures. See "Description of Ventas—Regulatory Matters—Healthcare Regulation."

  Ventas's tenants, including Kindred, may be adversely affected by increasing healthcare regulation and enforcement.

        Ventas believes that the regulatory environment surrounding the long-term care industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred.

        The extensive federal, state and local laws and regulations affecting the healthcare industry include, but are not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements which may be entered into by healthcare providers. Federal and state governments have intensified enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. See "Description of Ventas—Regulatory Matters—Healthcare Regulation." If Kindred or Ventas's other tenants and operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, suffer civil and/or criminal penalties and/or be required to make significant changes to their operations. Kindred and Ventas's other tenants also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In addition, as part of the settlement agreement Kindred entered into with the federal government, it agreed to comply with the terms of a corporate integrity agreement. Kindred could incur additional expenses in complying with the corporate integrity agreement, and its failure to comply with the corporate integrity agreement could have a material adverse effect on Kindred's results of operations, financial condition and ability to make rental payments to Ventas, which, in turn, could have a material adverse effect on Ventas.

        Ventas is unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on Kindred and Ventas's other operators, which, in turn, could have a material adverse effect on Ventas.

  Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on Ventas's tenants.

        Kindred and certain of Ventas's other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. See "Description of Ventas—Regulatory Matters—Healthcare Regulation." There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. In addition, private third-party payors have continued their efforts to control healthcare costs. Ventas cannot assure you that adequate reimbursement levels will be available for services to be provided by Kindred and other tenants which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and certain of Ventas's other operators and tenants, which, in turn, could have a material adverse effect on Ventas.

  Significant legal actions could subject Kindred and Ventas's other operators to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect the liquidity, financial condition and results of operation of Kindred and Ventas's other operators.

        Although claims and costs of professional liability insurance seem to be growing at a slower pace, over the past few years, Kindred and Ventas's other skilled nursing facility operators have experienced substantial increases in both the number and size of professional liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys continue to seek significant punitive damages and attorneys' fees.

        Due to the high level in the number and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been severely restricted and the premiums on such insurance coverage have increased dramatically. As a result, the insurance coverage maintained by Kindred and Ventas's other operators might not cover all claims against them or continue to be available to them at a reasonable cost. If Kindred or Ventas's other operators are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

        Kindred insures its professional liability risks in part through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit. Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit. The limited purpose insurance company then insures all claims in excess of the aggregate limit for the unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations.

        Operators that insure their professional liability risks through their own captive limited purpose entities generally estimate the future cost of professional liability through actuarial studies which rely primarily on historical data. However, due to the increase in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims and Ventas cannot assure you that such operators' reserves for future claims will be adequate to cover the actual cost of such claims. If the actual cost of such claims is significantly higher than the operators' reserves, it could have a material adverse effect on the liquidity, financial condition and results of operation of Ventas's operators and their ability to make rental payments to Ventas, which, in turn, could have a material adverse effect on Ventas.

  Kindred and Ventas's other operators may be sued under a federal whistleblower statute.

        Kindred and Ventas's other operators may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. See "Description of Ventas—Regulatory Matters—Healthcare Regulation." These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any such lawsuits were to be brought against Kindred or Ventas's other operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the liquidity, financial condition and results of operation of Kindred and Ventas's other operators and their ability to make rental payments to Ventas, which, in turn, could have a material adverse effect on Ventas.

  If any of Ventas's properties are found to be contaminated, or if Ventas becomes involved in any environmental disputes, Ventas could incur substantial liabilities and costs.

        Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from, or are present at or under, or that are disposed of in connection with, such property. Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources. Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum. In certain circumstances, environmental liability may result from the activities of a current or former operator of the property. While Ventas is generally indemnified by the current operators of its properties for contamination caused by such operators, such indemnities may not adequately cover all environmental costs. See "Description of Ventas—Regulatory Matters—Environmental Regulation."

  Ventas may become more leveraged.

        As of March 31, 2005, Ventas had approximately $877.6 million of indebtedness. After giving effect on a pro forma basis to the merger, including the assumption of property-level mortgage debt on the Provident properties and incurrence of indebtedness to fund the merger, Ventas would have had $1.7 billion of indebtedness as of March 31, 2005. Ventas's revolving credit facility and the indentures governing its outstanding senior notes permit Ventas to incur substantial additional debt, and Ventas may borrow additional funds, which may include secured borrowings. A high level of indebtedness may have the following consequences:

  •
  a substantial portion of Ventas's cash flow from operations must be dedicated to the payment of debt service, thus reducing the funds available for Ventas's business strategy and for distributions to stockholders;

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  potential limits on Ventas's ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors;

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  a potential impairment of Ventas's ability to obtain additional financing for its business strategy; and

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  a potential downgrade in the rating of Ventas's debt securities by one or more rating agencies which could have the effect of, among other things, increasing the cost of Ventas's borrowing.

  Ventas may be unable to raise additional capital necessary to consummate the merger, to continue to implement its business plan and to meet its debt payments.

        In order to consummate the merger, and to continue to implement its business plan and to meet its debt payments, Ventas may need to raise additional capital. Ventas's ability to incur additional indebtedness is restricted by the terms of its revolving credit facility and the indentures governing its outstanding senior notes. In addition, adverse economic conditions could cause the terms on which Ventas can obtain additional borrowings to become unfavorable. In such circumstances, Ventas may be required to raise additional equity in the capital markets or liquidate one or more investments in properties at times that may not permit realization of the maximum return on the investments and that could result in adverse tax consequences to Ventas. In addition, certain healthcare regulations may constrain Ventas's ability to sell assets. Ventas cannot assure you that it will be able to meet its debt service obligations, and the failure to do so could have a material adverse effect on Ventas.

  Ventas has now, and may have in the future, exposure to floating interest rates, which can have the effect of reducing Ventas's profitability.

        Ventas receives revenue primarily by leasing its assets under leases that are long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations. Certain of Ventas's debt obligations are floating-rate obligations with interest rate and related payments that vary with the movement of LIBOR or other indexes. The generally fixed rate nature of Ventas's revenue and the variable rate nature of certain of Ventas's interest obligations create interest rate risk and can have the effect of reducing Ventas's profitability or making its lease and other revenue insufficient to meet its obligations. Ventas is not limited in the amount of floating-rate debt that it may incur.

  Ventas hedges its floating-rate debt with an interest rate swap and may record charges and incur costs associated with the termination or change in value of its interest rate swap.

        Ventas has an interest rate swap agreement to hedge all or a portion of its existing floating-rate debt through June 30, 2008. Ventas periodically assesses its interest rate swap in relation to its outstanding balances of floating-rate debt, and based on such assessments may terminate portions of its swap or enter into additional swaps. Termination of swaps with accrued losses, or changes in the value of swaps as a result of falling interest rates, would require the payment of costs and/or result in charges to Ventas's earnings and net worth.

  Loss of Ventas's status as a REIT would have significant adverse consequences to Ventas and the value of the Ventas common stock.

        If Ventas loses its status as a REIT, it will face serious tax consequences that will substantially reduce the funds available for distribution to its stockholders for each of the years involved because:

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  Ventas would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

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  Ventas also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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  unless Ventas is entitled to relief under statutory provisions, Ventas could not elect to be subject to tax as a REIT for four taxable years following the year during which Ventas was disqualified.

        In addition, if Ventas fails to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of Ventas's current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions. Ventas would no longer be required to pay dividends to maintain REIT status.

        As a result of all these factors, Ventas's failure to qualify as a REIT also could impair its ability to implement its business strategy and would adversely affect the value of the Ventas common stock.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within Ventas's control may affect Ventas's ability to remain qualified as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect Ventas's investors or Ventas's ability to remain qualified as a REIT for tax purposes. Although Ventas believes that it qualifies as a REIT, Ventas cannot assure you that it will continue to qualify or remain qualified as a REIT for tax purposes.

        See "Certain U.S. Federal Income Tax Considerations of Owning Ventas Common Stock—Taxation of Ventas" and "—Requirements for Qualification as a REIT."

  The 90% distribution requirement will decrease Ventas's liquidity and may limit its ability to engage in otherwise beneficial transactions.

        To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, Ventas must make distributions to its stockholders. The indentures governing Ventas's outstanding senior notes permit Ventas to make annual distributions to its stockholders in an amount equal to the minimum amount necessary to maintain its REIT status so long as the ratio of its Debt to Adjusted Total Assets (as each term is defined in the indentures) does not exceed 60% and to make additional distributions if Ventas passes certain other financial tests. However, distributions may limit Ventas's ability to rely upon rental payments from its properties or subsequently acquired properties to finance investments, acquisitions or new developments.

        Although Ventas anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the REIT distribution requirement, it is possible that from time to time Ventas may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or Ventas may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at Ventas's taxable income, on the other hand. In addition, nondeductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions may also cause Ventas to fail to have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement.

        These distributions may impair Ventas's ability to rely upon rental payments from its properties or subsequently acquired properties to finance investments, acquisitions or new developments.

        In the event that timing differences occur or Ventas deems it appropriate to retain cash, Ventas may borrow funds, issue additional equity securities (although Ventas cannot assure you that it will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable it to meet the REIT distribution requirements. This may require Ventas to raise additional capital to meet its obligations; however, see "—Ventas may be unable to raise additional capital necessary to consummate the merger, to continue to implement its business plan and to meet its debt payments." The terms of Ventas's revolving credit facility and the indentures governing Ventas's outstanding senior notes restrict its ability to engage in some of these transactions.

  Ventas may still be subject to corporate level taxes.

        Following Ventas's REIT election, Ventas is considered to be a former C corporation for income tax purposes. Therefore, Ventas remains potentially subject to corporate level taxes for any asset dispositions occurring on or before December 31, 2008 with respect to assets it owned prior to the merger. Also, Ventas will be subject to corporate level taxes for disposing of any of the Brookdale properties acquired in the merger before November 2014.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement/prospectus as the Exchange Act). All statements regarding Ventas's and Provident's expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you must recognize that actual results may differ from Ventas's and Provident's expectations. Neither Ventas nor Provident undertakes a duty to update such forward-looking statements.

        Actual future results and trends for Ventas may differ materially depending on a variety of factors discussed in Ventas's filings with the SEC and under "Risk Factors." Factors that may affect Ventas's plans or results include, without limitation:

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  the ability and willingness of Kindred to continue to meet and/or perform its obligations under its contractual arrangements with Ventas, including without limitation the lease agreements and various agreements entered into by Ventas and Kindred at the time of the 1998 Spin Off, as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001;

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  the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend Ventas for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off;

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  the ability of Kindred and Ventas's other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with Ventas, and their existing credit agreements;

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  Ventas's success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;

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  the nature and extent of future competition;

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  the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

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  increases in Ventas's cost of borrowing;

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  the ability of Ventas's operators to deliver high quality care and to attract patients;

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  the results of litigation affecting Ventas;

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  changes in general economic conditions and/or economic conditions in the markets in which Ventas may, from time to time, compete;

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  Ventas's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

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  the movement of interest rates and the resulting impact on the value of and the accounting for Ventas's interest rate swap agreement;

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  Ventas's ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

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  the final determination of Ventas's taxable net income for the year ended December 31, 2004 and for the year ending December 31, 2005;

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  the ability and willingness of Ventas's tenants to renew their leases with Ventas upon expiration of such leases and Ventas's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants;

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  risks associated with the proposed acquisition of Provident, including Ventas's ability to successfully complete the merger on the contemplated terms and to timely and fully realize expected revenues and cost savings therefrom;

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  the impact on the liquidity, financial condition and results of operations of Kindred and Ventas's other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and Ventas's other operators to accurately estimate the magnitude of such liabilities; and

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  the value of Ventas's rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative.

Many of these factors are beyond the control of Ventas's management.

        Ventas describes some of these risks and uncertainties in greater detail above under "Risk Factors." These risks could cause actual results of Ventas's industry, or Ventas's actual results for the year 2005 and beyond, to differ materially from those expressed in any forward-looking statement Ventas makes. Ventas's future financial performance is dependent upon factors discussed elsewhere in this proxy statement/prospectus. Forward-looking statements speak only as of the date on which they are made. For a discussion of factors that could cause actual results to differ, see "Risk Factors."

THE SPECIAL MEETING

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Provident's board of trustees from holders of Provident common shares for use at the Provident special meeting (including any adjournment or postponement that may take place).

Date, Time and Place

        A special meeting of Provident's shareholders will be held at The Westin Princeton at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey, on June 6, 2005 at 9:00 a.m., local time.

Purpose of the Special Meeting

        At the special meeting, the holders of Provident common shares will be asked to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement described in this proxy statement/prospectus and to consider and act upon any other business which may properly come before the special meeting (including any proposal to adjourn or postpone the special meeting).

Record Date; Voting Power

        Provident's board of trustees has fixed the close of business (5:00 p.m., Eastern time) on May 24, 2005 as the record date for determining the holders of Provident common shares entitled to notice of and to vote at the special meeting. Only holders of record of Provident common shares at the close of business on the record date are entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 29,266,667 Provident common shares outstanding and entitled to vote at the special meeting.

        Provident shareholders will have one vote on any matter that may properly come before the special meeting for each Provident common share that they owned on the record date.

Quorum

        A quorum will be present at the special meeting if holders of at least 14,633,334 Provident common shares (which represents a majority of the Provident common shares outstanding on the record date) are represented in person or by proxy at the special meeting. If a quorum is not present at the special meeting, Provident expects to adjourn or postpone the meeting to solicit additional proxies. Provident common shares represented at the special meeting but not voted, including Provident common shares for which proxies have been received but for which holders of those shares have abstained and broker non-votes, will be treated as present at the special meeting for the purpose of determining the presence or absence of a quorum. When we refer to broker non-votes, we are referring to shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or persons entitled to vote those shares and where the broker or nominee does not have discretionary voting power.

Required Vote

        Provident's declaration of trust and bylaws require that the merger must be affirmatively approved by holders of a majority of the Provident common shares outstanding and entitled to vote at the special meeting. Although considered present for the purposes of determining a quorum, abstentions and broker non-votes are not counted as favorable votes and, therefore, have the same effect as a vote against the merger.

Voting by Provident's Trustees and Executive Officers

        At the close of business on the record date, Provident's trustees and executive officers and their affiliates were entitled to vote approximately 672,000 Provident common shares (or approximately 2.3% of the aggregate number of Provident common shares outstanding on that date). Provident's trustees and executive officers have indicated that they intend to vote the Provident common shares that they own "FOR" the merger proposal.

How to Vote; Voting of Proxies

        Votes may be cast in person or by proxy. Provident common shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. Proxies that are properly executed by the record holder but otherwise do not contain voting instructions will be voted in the manner that Provident's board of trustees recommends. If other matters properly come before the special meeting, the persons named in such proxy will have authority to vote such matter in his or her discretion. Provident does not expect that any matter other than as described in this proxy statement/prospectus will be brought before the special meeting.

        Brokers who hold Provident common shares in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares, referred to as broker non-votes, will be voted as abstentions.

Revocability of Proxies

        The grant of a proxy on the accompanying proxy card does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to that shareholder's proxy being voted at the special meeting by: (i) delivering, prior to the special meeting, to Provident's secretary a duly executed written notice of revocation bearing a later date or time than the proxy; (ii) submitting in time for the special meeting another duly executed proxy to Provident's secretary by mail bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

        If an adjournment occurs, it will have no effect on the ability of shareholders as of the record date to exercise their voting rights or to revoke any previously delivered proxies. Provident does not expect to adjourn the special meeting for a period of time long enough to require the setting of a new record date for such meeting.

Adjournments

        Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting in accordance with Provident's declaration of trust and bylaws. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Provident shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Solicitation of Proxies; Solicitation Expenses

        Provident has retained D.F. King & Co., Inc. to act as its proxy solicitor to solicit proxies approving the merger proposal from each of its shareholders on or about the date of mailing of this proxy statement/prospectus. In addition to solicitations by mail, Provident's trustees, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person. Provident will pay approximately $7,500 (plus reimbursement of certain out-of-pocket expenses) to D.F. King & Co., Inc. for its services. Provident will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Provident common shares held of record by such persons, and Provident will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses. Provident will generally bear the cost of the solicitation of proxies from its shareholders.

Provident shareholders should not send share certificates with their proxy cards.

THE MERGER

General

        This proxy statement/prospectus is being furnished to you in connection with the proposed merger of Provident with and into Merger Sub, with Merger Sub surviving the merger as a subsidiary of Ventas. The merger will be carried out as provided in the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus constitutes a proxy statement of Provident and has been sent to you because you were a holder of Provident common shares on the record date set by Provident's board of trustees for a special meeting of Provident shareholders to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement. This proxy statement/prospectus also constitutes a prospectus of Ventas, which is a part of the Registration Statement on Form S-4 filed by Ventas with the SEC under the Securities Act in order to register the shares of Ventas common stock to be issued to Provident shareholders in the merger.

Background of the Merger

        The provisions of the merger agreement are the result of arms'-length negotiations conducted among representatives of Provident and Ventas, and their respective legal and financial advisers. The following is a summary of the meetings, negotiations and discussions among the parties that preceded execution of the merger agreement.

        Although Darryl W. Copeland, Jr., the chairman, chief executive officer and president of Provident, and Debra A. Cafaro, the chairman, chief executive officer and president of Ventas, have known each other for several years and spoke with each other several times in late 2004 and early 2005, the first substantive conversation they had with respect to a possible business combination transaction between their respective companies occurred during a meeting on January 10, 2005. At that meeting, Ms. Cafaro inquired of Mr. Copeland as to Provident's openness to receive a proposal for a possible transaction with Ventas. Ms. Cafaro subsequently called Mr. Copeland later in January 2005, at which time they discussed a possible acquisition of Provident by Ventas in which each outstanding Provident common share would be exchanged for $20.00 of Ventas common stock. At a telephonic meeting of Provident's board of trustees on January 31, 2005, Provident's board discussed Mr. Copeland's conversations with Ms. Cafaro. Mr. Copeland subsequently informed Ms. Cafaro that Provident was not interested in pursuing a transaction with Ventas on the terms discussed.

        On February 16, 2005, Ms. Cafaro and Mr. Copeland met again. At that meeting, Ms. Cafaro expressed an interest in discussing a possible acquisition of Provident by Ventas in which each outstanding Provident common share would be exchanged for a fraction of a share of Ventas common stock providing a value of approximately $21.00 to $21.50 based on the Ventas stock price at that time. Subsequent to the meeting, discussions ensued to refine the transaction structure. In the next few days, Mr. Copeland and Ms. Cafaro discussed a transaction involving a "collar," under which the number of shares of Ventas common stock issued in the transaction would fluctuate such that Provident shareholders would receive a fixed value for each of their Provident shares so long as the average trading price of Ventas common stock at the closing of the transaction remained within a specified range or collar. Ventas's proposed transaction would also be structured to permit holders of Provident LTIP Units to exchange such units for units in an existing operating partnership of Ventas with a similar exchange ratio. Ms. Cafaro stated that her proposal was subject to the approval of Ventas's board of directors and, further, would be conditioned on the completion of a due diligence investigation by Ventas and the execution of mutually acceptable definitive documentation. Ms. Cafaro also stated that Ventas would require a 30-day exclusivity period (that is, an agreement by Provident not to negotiate a business combination transaction with any party other than Ventas for 30 days) in order to permit the parties to attempt to negotiate a transaction.

        Charles A. Post, the chief operating officer of Provident, met with the chief executive officer of another leading healthcare REIT (which we refer to in this proxy statement/prospectus as the Other REIT) on February 16, 2005. During their meeting, the chief executive officer of the Other REIT informally expressed an interest in discussing a possible acquisition by the Other REIT of Provident. Soon thereafter, Mr. Copeland spoke to the chief executive officer of the Other REIT, who proposed to pay approximately $19.00 in cash for each outstanding Provident common share.

        On February 18, 2005, Provident received an initial draft of a confidentiality and exclusivity agreement from Willkie Farr & Gallagher LLP, a legal adviser of Ventas.

        On February 21, 2005, during the course of a regular quarterly meeting of Provident's board of trustees, the board met with FBR, a financial adviser that had acted as exclusive placement agent in the Provident 144A Offering, and Sidley Austin Brown & Wood LLP, Provident's legal adviser, to discuss Provident's strategic alternatives in light of Mr. Copeland's recent discussions with Ms. Cafaro and the chief executive officer of the Other REIT. At this meeting, Provident's board retained FBR as its financial adviser in connection with the board's evaluation of the Ventas proposal and the Other REIT's proposal. During this meeting, following discussions with its financial and legal advisers and deliberations with respect to the current proposals by Ventas and the Other REIT, Provident's board determined that Ventas's proposal was superior to the Other REIT's proposal for Provident and its shareholders. The board authorized Provident's management to continue discussions with both Ventas and the Other REIT, and to enter into a confidentiality and exclusivity agreement with Ventas if the Other REIT was not willing to improve its proposal.

        On February 22 and 23, 2005, Ventas's and Provident's respective legal counsel exchanged revised drafts of a confidentiality and exclusivity agreement relating to a possible business combination transaction.

        On February 24, 2005, after Mr. Copeland contacted the chief executive officer of the Other REIT to ascertain whether the Other REIT would improve its proposal, Provident received a written non-binding indication of interest from the Other REIT relating to a potential acquisition of Provident by the Other REIT in which Provident shareholders would receive $21.00 per share in cash, conditioned on completion of a due diligence investigation of Provident by the Other REIT and the execution of mutually acceptable definitive documentation. The proposal also contemplated that holders of Provident LTIP Units could exchange their units for units in an existing operating partnership of the Other REIT. At a telephonic meeting of Provident's board of trustees held that same day, Provident's management informed the board of the Other REIT's written proposal and reviewed the proposed terms and conditions of a possible business combination with the Other REIT. After discussions with its financial and legal advisers and deliberations with respect to the proposal, Provident's board determined that the Other REIT's revised proposal was superior to Ventas's proposal of $21.00—$21.50 per share in Ventas common stock, and authorized Provident's management to enter into a confidentiality and exclusivity agreement with the Other REIT after confirming that Ventas was not willing to improve its offer.

        On February 25, 2005, during a conversation with Mr. Copeland, Ms. Cafaro stated that Ventas might be willing to improve its proposal following Ventas's receipt and review of certain confidential information regarding Provident. The next day, Provident and Ventas entered into a confidentiality agreement to induce each party to exchange certain information and to expend additional time in connection with a possible business combination transaction. No exclusivity arrangement was agreed to by Provident at that time.

        On February 26 and 27, 2005, Mr. Copeland communicated with both Ventas and the Other REIT, offering each company the opportunity to submit its best indication of interest. In his conversations with Ms. Cafaro during this period, Ms. Cafaro stated that Ventas would be willing to increase its proposal to approximately $22.00 per share, of which approximately 65%, or $14.30 per share, would be payable in Ventas common stock (subject to the same "collar" mechanism discussed previously for the stock portion of the consideration) and approximately 35%, or $7.70 per share, would be payable in cash. Ms. Cafaro also confirmed that Ventas would be able to complete its due diligence investigation of Provident and sign a definitive merger agreement within 30 days after the signing of a confidentiality and exclusivity agreement. The indication of interest of the Other REIT did not change from its February 24 proposal.

        At two telephonic meetings of Provident's board of trustees held on February 28, 2005, the board was informed of the status of the discussions concerning the revised proposal from Ventas. Provident's management and financial adviser presented the respective potential benefits and risks of the proposed combination with Ventas and with the Other REIT to the board and, thereafter, the board determined that Ventas's proposal appeared to be superior to that of the Other REIT. Provident's board authorized Provident to enter into an exclusivity agreement with Ventas.

        On March 1, 2005, Provident and Ventas entered into an exclusivity agreement that outlined the revised terms and conditions of a possible acquisition of Provident by Ventas and provided for additional mutual due diligence investigations to be conducted by and on behalf of both parties. Provident and Ventas agreed to an exclusivity period through March 30, 2005. After execution of such agreement, a number of conference calls were held and data rooms were arranged at Provident's legal adviser's offices in New York City and Chicago and Ventas's offices in Louisville, Kentucky, at which materials relating to the respective entities were delivered or made available for evaluation. Representatives of Ventas, including its legal, financial and tax advisers, conducted a due diligence investigation of Provident. Representatives of Provident, including its legal and financial advisers, conducted a due diligence investigation of Ventas.

        On March 9, 2005, Willkie Farr & Gallagher LLP, one of Ventas's legal advisers, provided Provident and its legal adviser with an initial draft of a merger agreement reflecting Ventas's proposal. Between March 11 and March 22, 2005, Provident's and Ventas's representatives and legal advisers conducted telephonic and in-person negotiations on the terms of a definitive merger agreement. During this time, Provident's representatives and its legal and financial advisers and Ventas's representatives and its legal, financial and tax advisers worked to finalize their respective due diligence investigations and conducted negotiations on the terms of a definitive merger agreement.

        On March 22, 2005, Provident's and Ventas's respective representatives discussed a number of issues presented by the negotiations on the terms of a definitive merger agreement. As a result of these and other discussions among the parties, Ms. Cafaro stated that Ventas was no longer interested in pursuing a transaction with Provident at the price set forth in the exclusivity agreement. The next day, Ventas withdrew its proposal and notified Provident that it no longer wished to proceed with a proposed transaction on the terms outlined in the exclusivity agreement, thereby ending the exclusivity arrangement.

        On March 24, 2005, Provident's representatives contacted the Other REIT to determine whether the Other REIT was still interested in acquiring Provident. Provident and the Other REIT entered into a confidentiality agreement as of such date, and Provident furnished the Other REIT with certain confidential materials regarding Provident. No terms and conditions of any possible transaction were discussed by the parties, and no exclusivity arrangement was agreed upon. On March 31, 2005, the chief executive officer of the Other REIT notified Mr. Copeland that it was not interested in pursuing a possible transaction with Provident at that time due to, among other things, other potential transactions being pursued by the Other REIT.

        On April 1, 2005, Mr. Copeland called Ms. Cafaro and proposed that the parties consider a possible transaction that did not involve a "collar" mechanism, but rather would involve the issuance by Ventas of a fixed number of shares and the payment by Ventas of a fixed amount of cash. The next day, in response to Mr. Copeland's call, Ms. Cafaro telephoned Mr. Copeland to confirm that Ventas would be interested in discussing a possible transaction on the terms outlined by Mr. Copeland on April 1, 2005.

        On April 4, 2005, Provident's board of trustees and its legal and financial advisers held a telephonic meeting to update the board. Mr. Copeland notified the board that Ventas would be willing to resume negotiations on a definitive merger agreement, subject to the confirmation by the respective boards of both entities of certain proposed new terms. Mr. Copeland explained that under the new terms, Provident shareholders would receive an aggregate of approximately $231 million in cash and approximately 15.0 million shares of Ventas common stock, or approximately $7.70 in cash and approximately 0.5 of a share of Ventas common stock for each Provident common share, for a total value of approximately $20.40 per Provident common share based upon the closing price of Ventas common stock on that day of $25.45 (the $20.40 value being approximately the value of 0.8 of a share of Ventas common stock at that closing price). In addition, Mr. Copeland noted that these per share amounts would be adjusted depending on whether holders of Provident LTIP Units received Ventas operating partnership units or a combination of cash and Ventas common stock in exchange for such units. At the same meeting, following presentations and analysis by Provident's management and its financial and legal advisers regarding the proposed terms and discussions and deliberations with respect to the new proposal, Provident's board unanimously authorized Provident to resume negotiations with Ventas.

        The next day, Provident's board of trustees and its legal and financial advisers held a telephonic meeting to update the board. Mr. Copeland advised the board that Ventas's board of directors had authorized Ventas to resume negotiations with Provident based upon the new terms and conditions of the transaction outlined during the Provident board meeting held on April 4, 2005.

        During the period between April 5 and April 8, 2005, negotiations of the various transaction documents took place between Provident, Ventas and their respective legal and financial advisers, and the parties worked to finalize their respective due diligence investigations. During that time, Provident's and Ventas's management and their respective advisers reviewed and discussed the proposed terms of the transaction, which would include holders of Provident LTIP Units contributing such Provident LTIP Units to ETOP in exchange for ETOP Class D Units.

        On April 8, 2005, Provident's board of trustees met at Provident's offices with its legal and financial advisers. At that meeting, representatives of Provident's financial adviser presented the board with their financial analysis of the merger and rendered an oral opinion to the effect that, as of such date and based on and subject to the matters to be described in the opinion, the merger consideration was fair, from a financial point of view, to holders of Provident common shares. In addition, representatives of Provident's legal adviser reviewed with the board the specific terms and provisions of the current drafts of the merger agreement, the form of OP Contribution Agreement and related documents. Following these presentations, discussions and certain questions posed by the board and answered by its management and legal and financial advisers, Provident's board deliberated on the proposed merger and authorized Provident to continue negotiations with a view to finalizing the terms of the merger agreement over the weekend.

        On April 11, 2005, Provident's board of trustees held a telephonic meeting. Provident's management and its legal adviser updated the board on the status of the negotiations over the weekend, and the terms of the merger agreement, the form of OP Contribution Agreement and related documents were reviewed and discussed with Provident's board. At that meeting, Provident's financial adviser reviewed its financial analysis of the merger, answered questions from the board and noted that it continued to be of the opinion that, as of such date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to holders of Provident common shares. After additional discussions and deliberations, Provident's board of trustees unanimously approved the merger agreement and the transactions contemplated by the merger agreement and authorized and directed management to execute the agreement on behalf of Provident.

        On April 11, 2005, Ventas's board of directors held a telephonic meeting. Following presentations and analysis by Ventas's management, its financial adviser, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Willkie Farr & Gallagher LLP regarding the terms of the proposed merger, and discussions and deliberations by Ventas's board, the Ventas board approved the merger agreement and the transactions contemplated by the merger agreement, subject to satisfactory negotiation of the final terms of the merger agreement.

        On April 12, 2005, Provident's financial adviser confirmed its oral opinion to Provident's board of trustees by delivering a written opinion dated as of such date. Representatives of Ventas and Provident finalized the merger agreement, the company disclosure letter to the merger agreement, the form of OP Contribution Agreement and related documents. Ventas and Provident executed the merger agreement on April 12, 2005. Concurrently with the execution of the merger agreement, Ventas, ETOP and each holder of Provident LTIP Units executed an OP Contribution Agreement.

        Ventas and Provident each issued a press release announcing the execution of the merger agreement after the close of trading on the New York Stock Exchange on April 12, 2005.

Recommendation of Provident's Board of Trustees

        Provident's board of trustees believes that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Provident and its shareholders. Therefore, Provident's board of trustees unanimously adopted a resolution approving the merger agreement and declaring the merger and the other transactions contemplated thereby fair and advisable on the terms and subject to the conditions set forth in the merger agreement, and unanimously recommends that Provident shareholders vote "FOR" the merger proposal.

        In considering the recommendation of Provident's board of trustees with respect to the merger, you should be aware that certain trustees and officers of Provident have interests in the merger that are different from or are in addition to the interests of the Provident shareholders. These interests are discussed in "—Interests of Provident's Trustees and Officers in the Merger."

Provident's Reasons for the Merger

        In reaching its unanimous decision to approve the merger agreement and recommend approval of the merger (including the other transactions contemplated by the merger agreement), Provident's board of trustees consulted with Provident's management, financial adviser and legal counsel in this transaction. Provident's board of trustees considered both Provident's short-term and long-term interests, as well as those of its shareholders and the holders of Provident LTIP Units. In concluding the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Provident and its shareholders, Provident's board of trustees considered, among other things, the factors and information described below.

  Positive Factors Considered By Provident's Board of Trustees

        Provident's board of trustees identified and considered in its deliberations several potentially positive factors relating to the proposed merger, including:

  •
  the opportunity for Provident shareholders to receive a premium over the $15.00 offering price of the Provident common shares in the Provident 144A Offering;

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  the ability of Provident shareholders both to own an equity interest in the combined public company (and participate in its potential growth) following the merger and to realize cash for a portion of their Provident common shares;

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  the fact that a significant portion of the consideration Provident shareholders would receive in the merger consists of shares of Ventas common stock, such that if there is an increase in the trading price of Ventas common stock prior to the closing of the merger, the value of the stock portion of the merger consideration to be received by Provident shareholders would increase;

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  the increased liquidity that Provident shareholders would be expected to have with respect to their investment in the combined public company through access to the public trading markets;

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  the expectation that the merger would qualify as a reorganization for federal income tax purposes;

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  the expectation that the merger would be an accretive transaction for Ventas (based on Provident management's discussions with Ventas's management and Provident's financial adviser);

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  the alternatives for Provident to a negotiated merger with Ventas, including the possibility of business combination transactions with other REITs (including Provident's discussions with the Other REIT as described above in "—Background of the Merger"), the possibility of Provident acquiring another company, individual properties or portfolios of properties to expand or diversify its operations, the possibility of Provident liquidating its portfolio through individual property sales, and the possibility of Provident continuing to operate as an independent company;

  •
  the analyses and presentations of FBR described below under "—Opinion of Provident's Financial Adviser," and the oral opinion of FBR to Provident's board of trustees, which was subsequently confirmed in writing, that, on the basis of and subject to the facts and assumptions set forth therein, as of the date of the written opinion, the merger consideration was fair, from a financial point of view, to the Provident shareholders;

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  the limited nature of the closing conditions included in the merger agreement, including the absence of any financing condition, any required approval on the part of Ventas stockholders and any required regulatory or other third party consents (other than the effectiveness of the registration statement of which this proxy statement/prospectus forms a part), and the inclusion of the condition as to the requisite approval of the Provident shareholders;

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  the provisions of the merger agreement that permit Provident's board of trustees to respond to and engage in discussions or negotiations regarding unsolicited written third party Acquisition Proposals under specified circumstances if the board concludes in good faith that such proposal is reasonably likely to lead to a Superior Acquisition Proposal and, under specified circumstances, to withdraw or modify its recommendation that the Provident shareholders vote in favor of the merger or to recommend a Superior Acquisition Proposal to the Provident shareholders and terminate the merger agreement and enter into an agreement with respect to the Superior Acquisition Proposal;

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  the financial ability and willingness of Ventas to complete the transaction;

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  historical information concerning Ventas's and Provident's respective businesses, financial performance and condition, operations, competitive positions and management, including historical market prices, volatility and trading information with respect to Ventas common stock;

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  current industry, market and economic conditions, including current financial market conditions;

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  Provident management's view of Ventas's and Provident's respective businesses, financial condition and results of operations before and after giving effect to the merger; and

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  presentations from, and discussions with, Provident's management and financial adviser regarding the results of the due diligence investigations of Ventas conducted by Provident's management and its financial and legal advisers.

  Negative Factors Considered By Provident's Board of Trustees

        Provident's board of trustees also identified and considered in its deliberations several potentially negative factors relating to the proposed merger, including:

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  the fact that a significant portion of the consideration that Provident shareholders would receive in the merger consists of shares of Ventas common stock, such that if there is a decrease in the trading price of Ventas common stock prior to the closing of the merger, the value of the stock portion of the merger consideration to be received by Provident shareholders will be reduced as described above under "Risk Factors—Risks Relating to the Merger—Provident shareholders cannot be certain of the market value of the shares of Ventas common stock that will be issued in the merger;"

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  the possibility that the merger would not qualify as a reorganization for federal income tax purposes;

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  the possibility that some provisions of the merger agreement could have the effect of discouraging alternative proposals for business combination transactions with Provident, including the provision requiring that Provident pay to Ventas a termination fee of up to $13 million and reimburse Ventas for its out-of-pocket expenses up to $5 million if the merger agreement is terminated under certain circumstances, as described below under "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Termination Fee and Expense Reimbursement;"

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  the fact that Provident shareholders and holders of Provident LTIP Units will not receive the full benefit of any future growth in the value of their equity that might have been achieved if Provident continued to operate as an independent company, and the potential disadvantage to Provident shareholders and holders of Provident LTIP Units who receive shares of Ventas common stock or ETOP Class D Units if Ventas does not perform as well in the future as Provident might have performed as an independent company;

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  the different interests of Provident's management and trustees from those of holders of Provident common shares as described in "—Interests of Provident's Trustees and Officers in the Merger," and the potential conflicts of interest therein;

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  the likelihood that the merger might not be consummated and the potential adverse effect of the public announcement of the merger on Provident's operations and share price;

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  the significant cost, including management's time and effort and the related disruption to operations, involved in connection with completing the transaction; and

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  other applicable risks described above under "Risk Factors."

        Provident's board of trustees concluded that these negative factors were outweighed by the potential benefits to be gained by the merger and completion of the transactions contemplated thereby.

        The above discussion of the material factors considered by Provident's board of trustees is not intended to be exhaustive, but does set forth the principal factors considered by Provident's board of trustees. Provident's board of trustees collectively reached its unanimous decision to approve the merger agreement and recommend approval of the merger and the transactions contemplated by the merger agreement in light of the various factors described above and other factors that each trustee felt was appropriate. In view of the wide variety of factors considered by Provident's board of trustees in connection with its evaluation of the proposed merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Provident's board of trustees made its decision to approve the merger agreement and recommend approval of the merger and the transactions contemplated by the merger agreement based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above and other factors that each trustee deemed appropriate, individual trustees likely gave different weights to different factors.

Opinion of Provident's Financial Adviser

        FBR rendered its opinion to Provident's board of trustees that, as of April 12, 2005 and based upon and subject to the factors and assumptions discussed in the opinion, the merger consideration in the merger agreement was fair, from a financial point of view, to the holders of Provident common shares.

        The full text of FBR's written opinion, dated April 12, 2005, which discusses the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Appendix C. Holders of Provident common shares should read this opinion in its entirety.

        FBR provided its opinion for the use and benefit of Provident's board of trustees in connection with its consideration of the transaction contemplated by the merger agreement. The FBR opinion does not address the merits of the underlying decision by Provident to engage in the merger as compared to any alternate business transaction that might be available to Provident and does not constitute a recommendation to any holder of Provident common shares as to how such holder should vote on the proposed merger or any matter related thereto. In addition, Provident's board of trustees did not ask FBR to address, and FBR's opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Provident, other than the holders of Provident common shares.

        FBR was retained to act as financial adviser to Provident in connection with the proposed merger involving Provident and Ventas. As part of its engagement, Provident requested that FBR render a fairness opinion relating to the merger. On April 12, 2005, FBR delivered its written opinion, which provides that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration specified in the merger agreement is fair, from a financial point of view, to the holders of the outstanding common shares of Provident.

        FBR provided the opinion described above for the information and assistance of Provident's board of trustees in connection with its consideration of the merger. FBR's opinion to Provident's board of trustees was one of many factors taken into consideration by Provident's board of trustees in making its determination to approve the merger agreement. The terms of the merger agreement and the merger consideration in the merger, however, were determined through negotiations between Provident and Ventas and were approved by Provident's board of trustees. FBR provided advice to Provident during such negotiations. However, FBR did not recommend any specific merger consideration or other form of consideration to Provident or that any specific merger consideration or other form of consideration constituted the only appropriate consideration for the proposed merger.

        The full text of FBR's written opinion, dated April 12, 2005, is attached to this proxy statement/prospectus as Appendix C and incorporated by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and qualifications and limitations of the scope of the review undertaken by FBR in rendering its opinion. FBR's opinion relates only to the fairness, from a financial point of view, to Provident's common shareholders of the merger consideration in the proposed merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any shareholder as to how that shareholder should vote with respect to the approval of the merger proposal. The following summary of FBR's opinion does not purport to be a complete description of the analysis performed by FBR in connection with such opinion and is qualified in its entirety by reference to the full text of the written opinion of FBR attached to this proxy statement/prospectus as Appendix C. FBR's opinion was directed to Provident's board of trustees for its benefit and use in evaluating the fairness of the merger consideration. We urge you to read the opinion carefully and in its entirety.

        In connection with rendering its opinion and performing its related financial analyses, FBR examined or discussed:

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  a copy of the execution version of the merger agreement dated April 12, 2005, including the exhibits thereto;

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  Ventas's Annual Report on Form 10-K for the year ended December 31, 2004;

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  Ventas's filings with the SEC for the past three years;

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  Ventas's press releases for the past three years;

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  available third-party research on Ventas;

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  the reported market prices and trading history of Ventas's common stock for the three-year period from April 12, 2002 to April 12, 2005;

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  the market prices and valuation multiples of Provident as compared to certain other companies that FBR deemed relevant;

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  the financial projections provided by Provident and Ventas, including the impact of the merger; and

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  other comparable companies and comparable transactions.

        In addition, FBR compared the results of operations and financial condition of Ventas with other publicly-traded REITs, and performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

        In preparing its opinion, FBR assumed and relied on, with the consent of Provident's board of trustees, the accuracy and completeness of all information supplied or otherwise made available to FBR, discussed with or reviewed by or for FBR, or publicly available. FBR did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (including any derivative or off-balance-sheet assets and liabilities) of Provident or Ventas, or any of their respective subsidiaries. FBR was not furnished with any such evaluation or appraisal, nor did FBR evaluate the solvency or fair value of Provident or Ventas under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, FBR did not make, nor did it engage an independent third party to make, an independent evaluation or appraisal of the combined entity. Accordingly, FBR expressed no opinion as to the future prospects, plans or viability of the combined entity. Furthermore, FBR did not assume any obligation to conduct any physical inspection of the properties or facilities of Provident or Ventas.

        With respect to the financial forecast information furnished to or discussed with FBR by Provident or Ventas, FBR assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Provident's or Ventas's management as to the expected future financial performance of Provident or Ventas, as the case may be.

        FBR noted that the merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and FBR assumed the merger would so qualify. In addition, Provident's board of trustees informed FBR that it had received legal advice that, and FBR assumed that, Provident would continue to conduct its operations in a manner so as to maintain its qualification for treatment as a "REIT" within the meaning of the Code. FBR expressed no opinion as to Provident's ability to maintain treatment as a "REIT" within the meaning of the Code.

        FBR further assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. FBR also assumed, in all respects material to its analysis, that the merger would be consummated as described in the merger agreement, that all representations and warranties of each party contained in the merger agreement were true and correct, that each party to the merger agreement would perform all of the covenants and agreements required to be performed by such party thereunder without any consents or waivers of the other parties thereto and that all conditions to the consummation of the merger would be satisfied without waiver thereof. FBR advised Provident's board of trustees that FBR was not a legal, tax or regulatory expert and had relied upon without, assuming any responsibility for independent verification or liability therfor, the assessment of Provident's legal, tax and regulatory advisers with respect to the legal, tax and regulatory matters related to the merger.

        FBR's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to FBR as of, April 12, 2005. FBR did not express any opinion as to the prices at which Ventas common stock would trade following the announcement of the merger.

        In connection with the preparation of its opinion, FBR had not been authorized by Provident or its board of trustees to solicit, nor did FBR solicit, third-party indications of interest for the acquisition of, or other business combination with, Provident. Additionally, FBR did not participate in any discussions or negotiations among representatives of Provident or Ventas, or any of their financial and legal advisers.

        The following is a summary of the material financial analyses performed and material factors considered by FBR to arrive at its opinion. FBR performed certain procedures, including each of the financial analyses described below, and reviewed with Provident's board of trustees the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by FBR in this regard, it does discuss those considered by FBR to be material in arriving at its opinion.

        The equity value of the transaction was based on the implied purchase price for Provident of $20.78 per share and approximately 30.0 million Provident common shares and Provident LTIP Units outstanding as of March 31, 2005. The implied purchase price for Provident of $20.78 per share was based on Ventas's closing price of $26.19 per share on April 12, 2005 and merger consideration consisting of 0.4951 of a share of Ventas common stock and $7.81 in cash, without interest, for each Provident common share. The total value of the transaction was based on the equity value plus Ventas's assumption of approximately $588 million of Provident's total debt.

        Summary Table.    The following table summarizes the implied per share equity value for Provident derived from the analyses indicated, as described in each respective section. The following table does not include the accretion/dilution analysis, which is not conducive to determining an implied value per share of the merger consideration. In applying the various valuation methodologies to Provident's business and operations and the circumstances of the proposed merger, FBR made qualitative judgments as to the significance and relevance of each analysis. The methodologies and imputed value ranges derived from these analyses should be considered as a whole and in the context of their narrative description, including the methodologies and assumptions underlying these analyses. Considering the imputed value ranges without considering the full narrative description of the financial analyses, including underlying methodologies and assumptions, could create a misleading or incomplete view of the financial analyses performed by FBR.

Valuation Methodology	Implied Per Share Equity Value Range
Comparable Public Company Analysis	$16.11 - $26.67
Comparable Transactions Analysis	$18.20 - $25.02
Discounted Cash Flow Analysis	$14.87 - $17.75
Implied Merger Consideration per Share	$20.78

        Comparable Public Company Analysis.    FBR reviewed and compared certain financial information relating to Provident to corresponding financial information, ratios and public market multiples for certain publicly traded REITs. This peer group comprised publicly traded companies that engage in businesses that FBR determined to be reasonably comparable to Provident's business. The comparable companies selected by FBR were Health Care Property Investors, Inc., Health Care REIT, Inc., Healthcare Realty Trust, Inc., LTC Properties, Inc., National Health Investors, Inc., National Health Properties, Inc., Nationwide Health Properties, Inc., Omega Healthcare Investors, Inc., Senior Housing Properties Trust and Ventas.

        For each comparable company, FBR analyzed publicly available financial performance data through December 31, 2004. FBR calculated the multiples of enterprise values, as of April 6, 2005, to actual 2004 and estimated 2005 earnings before interest, taxes and depreciation and amortization (which we refer to in this proxy statement/prospectus as EBITDA) to determine the actual 2004 and estimated 2005 EBITDA multiples. FBR selected a range of multiples around the 2004 and 2005 EBITDA values, resulting in a median range of 12.0x to 14.0x. These multiples were then applied to Provident's actual 2004 and estimated 2005 EBITDA (which includes approximately $18.7 million of straight line rent), yielding implied trading values for Provident's common shares of approximately $19.83 to $26.37 and $20.09 to $26.67, respectively, per share.

        FBR also calculated the multiples of current stock price, as of April 6, 2005, to equity analysts' estimates of 2004 and 2005 adjusted funds from operations (which we refer to in this proxy statement/prospectus as AFFO) for each of these companies to determine the estimated 2004 and 2005 AFFO trading multiples, resulting in a median range of 11.0x to 13.0x. AFFO excludes straight line rent. These multiples were then applied to Provident's estimated 2004 and 2005 AFFO, yielding implied trading values for Provident's common shares of approximately $16.11 to $19.04 and $16.36 to $19.34, respectively.

        However, past performance of the peer group does not guarantee future results. The actual trading performance could vary materially from the historical performance of the peer group. This analysis did not purport to be indicative of the actual values or expected values of Provident's common shares.

        Information regarding the multiples from FBR's analysis of selected comparable publicly traded companies, including the median range of implied per share equity values for Provident derived from these multiples, is provided in the following table.

	Comparable Company Multiple (Median) Range		Implied Transaction Per Share Equity Value (Median) Range
	Low	High	Low	High
Total Value/2004 EBITDA	12.0x	14.0x	$19.83	$26.37
Total Value/2005 EBITDA	12.0x	14.0x	$20.09	$26.67
Equity Value/2004 AFFO	11.0x	13.0x	$16.11	$19.04
Equity Value/2005 AFFO	11.0x	13.0x	$16.36	$19.34

        The means of the low and high implied transaction per share equity values for Provident implied by the comparable public company analysis were approximately $18.10 per share and $22.85 per share, respectively, as compared to the implied purchase price for Provident of $20.78 per share.

        Because of the inherent differences between the businesses, operations and prospects of Provident and the businesses, operations, and prospects of the selected comparable companies, FBR believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, FBR also made qualitative judgments concerning differences between Provident's financial and operating characteristics as well as the quality of the portfolio of assets and those of the selected comparable companies that would affect Provident's trading value and such comparable companies.

        Comparable Transactions Analysis.    FBR performed an analysis of selected recent business combinations announced subsequent to March 4, 2002 and involving REITs, based on publicly available information. In total, FBR examined 20 transactions that were chosen based on FBR's judgment that they were generally similar, in whole or in part, to the proposed merger. The selected transactions were not intended to be representative of the entire range of possible transactions in the healthcare real estate industry. The 20 transactions examined were (acquirer/target):

    Camden Properties Trust/Summit Properties Inc.
    Cerberus Capital Management/    LNR Property
    Kimco Realty; DRA Advisers/    Price Legacy Corp.
    General Growth Properties Inc./    Rouse Co.
    Blackstone Group/    Prime Hospitality
    Simon Property Group/    Chelsea Property Group
    Eaton Vance; ProLogis/    Keystone Property Trust
    The Blackstone Group; Merrill Lynch/    Extended Stay America
    Transwestern Investment Company/    Great Lakes REIT
    Ventas, Inc./    ElderTrust
    Lightstone Group LLC/    Prime Retail, Inc.
    Kimco Realty/    Mid-Atlantic Realty Trust
    Hometown America LLC/    Chateau Communities
    Pennsylvania Real Estate Investment Trust/    Crown American Realty Trust
    CNL Hospitality Properties Inc./    RFS Hotel Investors, Inc.
    Cornerstone Realty Income Trust Inc./    Merry Land Properties Inc.
    Phillips Edison Ltd./    Aegis Realty Inc.
    Pan Pacific Retail Properties/    CenterTrust, Inc.
    Equity One Inc./    IRT Property Co.
    General Growth Properties Inc./    JP Realty, Inc.

        FBR reviewed the consideration paid in the selected comparable transactions in terms of the total value of such transactions as a multiple of EBITDA for (1) the trailing twelve months, or TTM, prior to the announcement of such transactions and (2) the following twelve months, or FTM, after the announcement of such transactions. FBR then derived a range of implied per share equity values for Provident by applying the multiples from the selected comparable transactions to the corresponding data for Provident. An analysis of these comparable transactions also revealed an estimated median premium of the offer price to the historical trading price of the target's stock of 21.5%.

        Information regarding the multiples from FBR's analysis of selected comparable transactions, including the median range of implied per share equity values for Provident derived from these multiples, is provided in the following table:

	Comparable Transaction Multiple (Median) Range		Implied Transaction Per Share Equity Value (Median) Range
	Low	High	Low	High
Total Value/TTM EBITDA	11.5x	13.5x	$18.20	$24.74
Total Value/FTM EBITDA	11.5x	13.5x	$18.44	$25.02

        The means of the low and high implied transaction per share equity values for Provident implied by the comparable transactions analysis were approximately $18.32 per share and $24.88 per share, respectively, as compared to the implied purchase price for Provident of $20.78 per share. In addition, FBR determined that the premium applied to Provident's common shares was 25.9%.

        Although FBR utilized the multiples implied by the selected transactions to derive the range of implied per share equity values of Provident, none of these transactions or associated companies is identical to the merger or Provident. Accordingly, any analysis of the selected comparable transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Provident versus the values of the companies in the selected comparable transactions.

        Discounted Cash Flow Analysis.    FBR utilized the projections and assumptions regarding Provident's projected EBITDA, which were provided by Provident's management, to perform a discounted cash flow analysis of Provident's projected future cash flows for the period commencing January 1, 2004 (2004 data was based on annualized results for the period from March 1, 2004 through September 30, 2004) and ending December 31, 2008. Using discounted cash flow methodology, FBR calculated the present values of the projected free cash flows for Provident. Under this methodology, implied enterprise values are projected by discounting EBITDA values for the years ending 2004 to 2008, using discount rates that reflect an expected rate of return. FBR calculated a range of terminal values at the end of 2008 by using lease yields ranging from 8.0% to 9.0%. FBR selected the EBITDA terminal value range based on FBR's review of, among other matters, the trading multiples of comparable companies and the transaction multiples of comparable transactions. The range of cash flows and terminal values were then discounted to present values using discount rates ranging from 7.0% to 9.0%. FBR determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of Provident and other comparable companies that FBR deemed relevant in its expertise and judgment.

        FBR aggregated (1) the present value of the projected free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. FBR calculated the implied per share equity value range by dividing the resulting equity values by the fully diluted share count of 30.0 million. The implied transaction per share equity values for Provident implied by the discounted cash flow analysis ranged from approximately $14.87 per share to $17.75 per share, as compared to the implied purchase price for Provident of $20.78 per share.

        Accretion/Dilution Analysis.    FBR analyzed certain pro forma effects resulting from the merger, including the potential impact of the merger on FFO, AFFO and cash available for distribution, or CAD, in each case per share of Ventas common stock following the merger. FBR utilized Provident's and Ventas's earnings for 2004. FBR's analysis included assumptions regarding, among other matters, various structural considerations, the estimated allocation of purchase price to amortizable intangible assets and expected synergies based on discussions with Provident and Ventas management. FBR's analysis indicated that the transaction would be slightly accretive to CAD and accretive to FFO and AFFO, in each case per share of Ventas common stock.

        General.    The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires FBR to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by FBR was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. FBR did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration. Rather, in reaching its conclusion, FBR considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. FBR did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, FBR believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Provident or the merger. In performing its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by FBR are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

        FBR is a nationally recognized firm and, as part of its investment banking activities, is frequently engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. FBR is familiar with Provident, having provided certain investment banking services to Provident and its board of trustees from time to time, most recently having acted as placement agent for Provident's private placement of common shares in August 2004 (for which FBR received remuneration of approximately $28.2 million).

        In the ordinary course of their business, FBR and its affiliates may actively trade Provident common shares, for their own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities. As of April 12, 2005, FBR owned, directly or indirectly, through one or more affiliates, 2,135,454 Provident common shares.

        Provident hired FBR based on its qualifications and expertise in the real estate and specialty finance sectors and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated March 1, 2005, Provident agreed to pay FBR a success fee of $1,500,000 upon the completion of the merger, 25% of which was due upon execution of the merger agreement and the remainder of which is due upon consummation of the merger. In addition, Provident has agreed to indemnify FBR for certain liabilities arising out of its engagement.

Ventas's Reasons for the Merger

        The Ventas board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Ventas and its stockholders. In reaching its decision, Ventas's board consulted with Ventas's management team and its legal and financial advisers in this transaction. Ventas's board considered both Ventas's short-term and long-term interests, as well as those of its stockholders. In concluding that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Ventas and its stockholders, Ventas's board considered, among other things, the following factors:

  •
  Strategic Expansion. The Ventas board of directors considered that the combination of Ventas's and Provident's businesses would substantially advance Ventas's strategic goal to expand its portfolio with high quality, private-pay properties.

  •
  Diversification of Asset Class. The Ventas board of directors considered that the merger would advance Ventas's strategic goal to diversify the revenue payment sources of its assets by increasing its private-pay revenue sources and decreasing its government-reimbursed revenue sources, thereby improving the overall financial strength and risk profile of the combined companies' property portfolio.

  •
  Reputations of Brookdale and Alterra. The Ventas board of directors considered the reputations of Brookdale and Alterra as respected and experienced operators in the senior care industry. Certain subsidiaries of Brookdale and Alterra are the two principal tenants of Provident's properties.

  •
  Reduction of Dependence on Kindred. The Ventas board of directors considered that the merger would advance Ventas's strategic goal to diversify its tenant base by substantially reducing its dependence on Kindred as its primary tenant, which should decrease the risk to Ventas of financial harm if Kindred were unable or unwilling to satisfy its obligations under its leases with Ventas.

  •
  Terms and Conditions of the Merger Agreement and Other Agreements. The Ventas board of directors considered the terms and conditions of the merger agreement and the agreements contemplated by the merger agreement, including without limitation the form and amount of merger consideration, the representations, warranties, covenants and conditions to closing and the termination rights.

        Although each member of Ventas's board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Ventas and its stockholders.

Interests of Provident's Trustees and Officers in the Merger

        In considering the recommendation of Provident's board of trustees with respect to the merger proposal, you should be aware that certain trustees and officers of Provident have interests in, and will receive benefits from, the merger that are different from, or are in addition to, the interests of the Provident shareholders, and therefore may conflict with the interests of Provident shareholders. Provident's board of trustees was aware of the following interests when it approved the merger:

  Acceleration of Payments Under Provident LTIP; Issuance of Additional Provident LTIP Units

        Provident's trustees, officers and employees participate in Provident's Long-Term Incentive Plan (LTIP), which is designed to provide an incentive to participants to improve Provident's performance. Provident LTIP Units are a class of partnership interests in Provident OP. Each Provident LTIP Unit awarded is deemed equivalent to an award of one common share under Provident's Long-Term Incentive Plan subject to the fulfillment of certain vesting conditions and the occurrence of "book-up" events as described below.

        Provident LTIP Units have been granted to Provident's trustees, officers and employees, in some cases subject to a vesting schedule. Provident LTIP Units may not be converted into Provident common shares until vested. In addition, although Provident LTIP Units receive the same quarterly per unit profit distributions as common units of Provident OP, which profit distribution generally equals per share taxable distributions on Provident's common shares, Provident LTIP Units do not initially have full parity with common units of Provident OP with respect to liquidating distributions. Unless and until such parity is reached, the value that a holder of Provident LTIP Units will realize for a given number of vested Provident LTIP Units will be less than the value of an equal number of Provident common shares. Under the terms of the Provident LTIP Units, Provident OP revalues its assets upon the occurrence of certain "book-up events," and any increase in valuation from the time of grant until such book-up event is allocated first to the holders of Provident LTIP Units to equalize the capital accounts of such holders with the capital accounts of holders of common units of Provident OP.

        All unvested Provident LTIP Units will become fully vested as a result of the merger. In addition, the occurrence of the merger is a book-up event under the terms of the Provident LTIP Units and as a result, at the closing date of the merger, the Provident LTIP Units will be "booked up" to have full parity with common units of Provident OP for all purposes, including with respect to liquidating distributions, in connection with the merger.

        In February 2005, the compensation committee of Provident's board of trustees, which is composed entirely of non-management members of the board, authorized the issuance of up to an additional 331,250 Provident LTIP Units to Provident's executive officers, contingent upon the completion of any future stock offering or merger transaction, in order to compensate such persons for the cutbacks in initial grants of Provident LTIP Units to such executive officers resulting from the completion of a smaller initial private placement of Provident's common shares in August 2004 than was originally anticipated. These additional Provident LTIP Units are to be granted in full upon the completion of a merger transaction or on an appropriate pro rata basis in the event of future offerings until such time as Provident completes an aggregate of $155 million of such offerings, at which time the shortfall that arose at the time of the initial private placement would be eliminated in full. Accordingly, at the closing of the merger, Provident will issue 331,250 additional Provident LTIP Units to Messrs. Copeland (200,000), Post (62,500), Ciorletti (28,750) and Behar (40,000), each of whom has agreed in his respective OP Contribution Agreement to convert such additional units into Provident common shares immediately prior to the effective time of the merger.

        The following table sets forth the holders of Provident LTIP Units and the number of vested Provident LTIP Units which will be held by each such holder immediately prior to the effective time of the merger (including 331,250 Provident LTIP Units to be issued at the closing of the merger and converted into Provident common shares prior to the effective time of the merger as described above). Each Provident LTIP Unit is convertible into one Provident common share, subject to the fulfillment of certain vesting conditions and the occurrence of certain book-up events and as described above.

Provident LTIP Unit Holder	Number of Provident LTIP Units Immediately Prior to the Effective Time
Darryl W. Copeland, Jr.	330,000
Charles A. Post	154,000
William P. Ciorletti	128,000
Saul A. Behar	82,000
Mark A. Doyle	20,000
Randolph W. Jones	20,000
Frederic H. Lindeberg	20,000
Other employees (three persons)	7,500

Total	761,500

  Severance and Other Payments Under Employment Contracts

        The employment agreements between Provident and each of Messrs. Copeland, Post, Ciorletti and Behar provide for certain payments to be made by Provident to each such executive upon his termination of employment within two years of a change of control of Provident. Pursuant to the merger agreement, such employees will be terminated in accordance with the provisions of their employment agreements as of the effective time of the merger and, upon their termination of employment as of the effective time, the following lump sum payments will be made at the effective time of the merger to the following officers pursuant to their respective employment agreements: Messrs. Copeland ($2,100,000), Post ($1,000,000), Ciorletti ($900,000), and Behar ($700,000). The executives will also receive health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards.

        Under the terms of their employment agreements, each of Messrs. Copeland, Post, Ciorletti and Behar also will be indemnified by Provident in the same amount and to the same extent as its other senior officers for any action or inaction of the executive while serving as an officer of Provident or any of its affiliates and will be covered under Provident's directors' and officers' liability insurance while any potential liability exists after termination of their employment in the same amount and to the same extent as its other senior officers.

        A portion of the payments and benefits to be provided to any of Messrs. Copeland, Post, Ciorletti and Behar in connection with the merger may constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Pursuant to his employment agreement, each executive will be reimbursed for the amount of this excise tax, if any, and will receive an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts that he would have retained if there were no 20% excise tax.

        The foregoing payments and benefits are conditioned upon the executive executing a general release. In addition, these benefits, other than the severance payments, are conditioned upon the executive's continued compliance with non-competition, non-solicitation, confidentiality and other restrictive covenants contained in the executive's employment agreement.

        Also see "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Certain Employee Benefits."

  OP Contribution Agreement; Tax Deferral for Provident LTIP Unit Holders

        Provident's trustees, officers and employees who own Provident LTIP Units on the date of the merger agreement generally will be able to defer their taxable gains in their Provident LTIP Units by receiving ETOP Class D Units in exchange for their Provident LTIP Units. Concurrently with the execution of the merger agreement, such trustees, officers and employees entered into an OP Contribution Agreement whereby each such Provident LTIP Unit holder has agreed to contribute all Provident LTIP Units held by him or her as of the date of his or her OP Contribution Agreement to ETOP, at the effective time of the merger, in exchange for the issuance to such holder of 0.8022 of an ETOP Class D Unit for each Provident LTIP Unit. See "The Merger Agreement and the OP Contribution Agreements—OP Contribution Agreements." Such exchange would generally not cause Provident LTIP Unit holders to recognize taxable gain or loss at the time of the merger with respect to Provident LTIP Units not granted in anticipation of, and conditioned upon, the merger occurring. However, to the extent a Provident LTIP Unit holder receives additional Provident LTIP Units pursuant to the award made by Provident's board of trustees in February 2005 conditioned upon the occurrence of the merger, it is anticipated that the recipients of such Provident LTIP Units will recognize income at the time of their receipt in an amount equal to the fair market value of such units, determined by reference to the then-current value of the Ventas common stock into which such Provident LTIP Units are immediately convertible.

  Indemnification and Insurance

        In the merger agreement, Ventas has agreed to cause Merger Sub, the surviving entity in the merger, from and after the effective time of the merger, to provide exculpation and indemnification for each present and former officer, director or trustee of Provident or its subsidiaries to the same extent as currently provided in Provident's declaration of trust, bylaws and indemnification agreements. In addition, Ventas has agreed that, at or prior to the effective time of the merger, the surviving entity will purchase "run off" directors' and officers' liability insurance coverage for Provident's trustees and officers for a period of six years following the effective time, which will provide the trustees and officers with the coverage amount and other terms comparable to those currently provided by Provident (including advancement of expenses, if so provided). However, in fulfilling such insurance obligations, the surviving entity shall not be required to expend more than $450,000 in the aggregate to obtain and maintain insurance coverage for the six-year period. If the cost of such insurance is greater than $450,000 in the aggregate, the surviving entity is required to obtain and maintain insurance coverage on comparable terms that provides the maximum coverage that is then available for such six-year period for $450,000 in the aggregate.

  Transition Services Agreement

        In the merger agreement, Ventas has agreed that, at the closing of the merger, it shall cause Merger Sub, as the surviving entity in the merger, to enter into a mutually satisfactory transition services agreement with an entity to be formed by certain of the executive officers of Provident, including Mr. Copeland. See "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Principal Covenants—Transition Services."

  Registration Rights Agreement

        The ETOP Class D Units are being issued to the holders of Provident LTIP Units pursuant to an exemption from the registration requirements of the Securities Act. Neither the ETOP Class D Units to be issued to certain trustees, officers and employees of Provident in exchange for certain of their Provident LTIP Units, nor the shares of Ventas common stock into which such ETOP Class D Units will be convertible, will be registered under the Securities Act at the time of the merger and, accordingly, such securities may not be sold or transfer by the holders thereof except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. Accordingly, Ventas has agreed that, at the closing of the merger, it shall enter into a registration rights agreement with the holders of the ETOP Class D Units. See "The Merger Agreement and OP Contribution Agreements—Merger Agreement—Principal Covenants—Registration Rights."

  Consulting Agreement

        Ventas expects to enter into certain consulting agreements with one or more officers of Provident prior to the effective time of the merger, under which such officer or officers shall provide assistance and information to Ventas for a period of two years after the merger in connection with the transactions that involved Provident and its subsidiaries, in exchange for reimbursement by Ventas of all out-of-pocket expenses incurred by such officer or officers in connection with providing such assistance and information.

Percentage Ownership Interest of Former Provident Shareholders after the Merger

        Based on the capitalization of Provident and Ventas as of May 13, 2005, holders of outstanding Provident common shares (after giving effect to the issuance of 331,250 additional Provident common shares to certain Provident officers at the closing of the merger as described in "—Interests of Provident's Trustees and Officers in the Merger—Acceleration of Payments Under Provident LTIP; Issuance of Additional Provident LTIP Units") and Provident LTIP Units will be entitled to receive, as a result of the merger, a total of approximately 15.0 million shares of Ventas common stock, representing approximately 14.7% of the Ventas common stock outstanding following the merger on a fully-diluted basis (assuming conversion of all of the ETOP Class D Units and exercise of all currently outstanding options to purchase shares of Ventas common stock).

Completion of the Merger

        Ventas and Provident expect that the merger will be completed on or about June 7, 2005 if, at Provident's special meeting of shareholders, Provident's shareholders approve the merger as contemplated by the merger agreement. A description of the conditions to the completion of the merger appears below under "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Conditions to the Merger."

Votes Required for Approval

        It is a condition to the completion of the merger that Provident's shareholders approve the merger proposal by the required vote. Provident's declaration of trust and bylaws require that the merger must be affirmatively approved by holders of a majority of the Provident common shares outstanding and entitled to vote at the special meeting. A vote of the holders of Ventas common stock is not required to approve the merger.

Availability of Funds and Common Stock

        Ventas has represented to Provident in the merger agreement that, at the consummation of the merger, it will have all of the funds and Ventas common stock necessary to pay the aggregate merger consideration and to satisfy its obligations under the merger agreement. Ventas currently intends to finance the cash portion of the merger consideration with funds that Ventas expects to obtain using traditional financing sources. Ventas anticipates finalizing the terms of, and definitive documentation for, the financing prior to completing the merger.

Anticipated Accounting Treatment

        It is expected that the merger will be accounted for as a purchase by Ventas of Provident under GAAP. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the acquiring company. Financial statements of Ventas issued after consummation of the merger will only reflect the operations of Provident after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Provident.

        All unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method to account for the merger. The allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of Provident's tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining Ventas and Provident. Accordingly, the final purchase accounting adjustments and restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

Merger Fees, Costs and Expenses

        All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. Notwithstanding the foregoing, Provident has agreed to pay Ventas's out-of-pocket expenses up to $5 million in certain circumstances if the merger agreement is terminated. See "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Termination Fee and Expense Reimbursement."

Resale of Ventas Common Stock

        The shares of Ventas common stock issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to persons who may be deemed to be "affiliates" of Provident for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Ventas common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Provident generally include individuals or entities that control, are controlled by, or are under common control with, Provident and may include officers and trustees of Provident as well as principal shareholders of Provident. Ventas will receive an "affiliate agreement" from persons deemed to be "affiliates" of Provident under Section 2(11) of the Securities Act and Rule 145(c) thereunder, which will provide that each affiliate of Provident will not sell, transfer or otherwise dispose of any shares of Ventas common stock issued to such person in connection with the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

        Additionally, the ETOP Class D Units to be issued pursuant to the OP Contribution Agreements and the shares of Ventas common stock to be issued upon conversion of such ETOP Class D Units will be restricted securities.

        This document does not constitute a registration statement covering resales of shares of Ventas common stock by persons who are otherwise restricted from selling their shares of Ventas common stock pursuant to Rule 144 or Rule 145 of the Securities Act.

Regulatory Matters Related to the Merger

        Except for the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus is a part, no material regulatory approvals are required in order to consummate the merger and the other transactions contemplated by the merger agreement.

No Dissenters' Rights of Appraisal

        Maryland REIT Law provides that in some mergers, shareholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by appraisers appointed by a Maryland court or, in certain circumstances, by the court itself, payable in cash. However, pursuant to Maryland REIT Law and Provident's declaration of trust, no dissenters' or appraisal rights are available to holders of Provident common shares with respect to the merger.

Stock Exchange Listing and Related Matters

        Ventas has agreed to use all reasonable efforts to cause the shares of Ventas common stock to be issued in the merger to be approved for listing, upon official notice of issuance, on the New York Stock Exchange under the symbol "VTR." Ventas will file a supplemental listing application with the New York Stock Exchange after the date of this proxy statement/prospectus. It is a condition to the merger that the Ventas common stock to be issued in the merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

THE MERGER AGREEMENT AND THE OP CONTRIBUTION AGREEMENTS

        The following is a brief summary of the merger agreement and the OP Contribution Agreements. This summary, as well as other descriptions of the merger agreement and OP Contribution Agreements, or any portion thereof, contained elsewhere in this proxy statement/prospectus does not purport to be complete and is qualified in its entirety by reference to the full texts of such agreements, which are included as Appendices A and B hereto and which are incorporated herein by reference. The merger agreement and the OP Contribution Agreements have been included to provide you with information regarding their terms. Because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is not intended to provide any other factual information about Ventas or Provident. Such information can be found elsewhere in this proxy statement/prospectus, and in the other public filings that Ventas makes with the SEC and in the Provident Registration Statement, which are available without charge at www.sec.gov.

        The merger agreement contains representations and warranties that Ventas and Provident made to each other as of specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Ventas and Provident, may be subject to important qualifications and limitations agreed to by Ventas and Provident in connection with negotiating its terms and are qualified by information in confidential disclosure schedules that Ventas and Provident have exchanged in connection with the signing of the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules and are subject to a contractual standard of materiality different from that generally applicable to shareholders or were used for the purpose of allocating risk between Ventas and Provident rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Ventas's public disclosures and the Provident Registration Statement.

Merger Agreement

  Structure of the Merger

        Provident will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a subsidiary of Ventas, on the terms and subject to the conditions set forth in the merger agreement.

  Conversion of Provident Common Shares

        At the effective time of the merger, each issued and outstanding Provident common share (other than Provident common shares owned by Provident as treasury stock, by any subsidiary of Provident or by Ventas) shall be converted into the right to receive 0.4951 of a share of Ventas common stock and $7.81 in cash, without interest. If, prior to the effective time of the merger, the outstanding Provident common shares or Ventas common shares shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, then the merger consideration issuable or payable to the holders of Provident common shares shall be adjusted accordingly, without duplication, to provide the holders of Provident common shares the same economic consideration as contemplated by the merger agreement prior to such event.

        Except for the issuance of an additional 331,250 Provident LTIP Units at the closing of the merger and the issuance of 331,250 Provident common shares upon conversion of such Provident LTIP Units into Provident common shares prior to the effective time of the merger, Provident may not, and has agreed to cause Provident OP not to, issue any additional Provident common shares, limited partnership units in Provident OP or Provident LTIP Units, options or other rights to acquire such securities, or securities convertible into or exchangeable for such securities prior to the effective time of the merger.

  Exchange of Provident LTIP Units for ETOP Class D Units

        Each holder of issued and outstanding Provident LTIP Units has agreed to contribute all Provident LTIP Units held by him or her as of the date of his or her OP Contribution Agreement to ETOP at the effective time of the merger in exchange for the issuance of 0.8022 of an ETOP Class D Units for each Provident LTIP Unit. See "The Merger Agreement and the OP Contribution Agreements—OP Contribution Agreements." If, prior to the effective time of the merger, the outstanding ETOP Class D Units, Ventas common stock or Provident LTIP Units shall be changed into a different number of shares or units or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or units or readjustment, then the consideration issuable or payable to the holders of Provident LTIP Units shall be adjusted accordingly, without duplication, to provide the holders of Provident LTIP Units the same economic consideration as contemplated by the merger agreement prior to such event.

        Ventas and Provident have agreed to take, and to cause ETOP and Provident OP to take, all action necessary in order for the holders of any vested or unvested Provident LTIP Units to participate in such contribution of Provident LTIP Units and to exchange all of their Provident LTIP Units (whether vested or unvested) for the consideration described above, including executing an amendment to the ETOP limited partnership agreement creating the ETOP Class D Units with the specific terms set forth in the OP Contribution Agreements. Pursuant to the merger agreement, Provident and Provident OP are permitted to issue to their officers and employees up to an additional 331,250 Provident LTIP Units at the closing of the merger, which units shall be converted into Provident common shares following their issuance and prior to the effective time of the merger.

  Closing and Effective Time

        Unless the parties agree otherwise, the closing of the merger shall occur on the business day following the satisfaction or waiver of the conditions to closing the merger. The merger will become effective when the State Department of Assessments and Taxation of the State of Maryland has accepted the articles of merger for record in accordance with Maryland REIT Law and the Secretary of State of the State of Delaware has accepted the certificate of merger for record in accordance with the DGCL, or at such later time which Ventas and Provident shall have agreed upon and designated in the articles of merger and certificate of merger. Ventas and Provident expect the merger to become effective as soon as practicable after the approval of the merger by Provident's shareholders and the satisfaction and waiver of all other conditions to closing the merger.

  Exchange of Share Certificates; Lost, Stolen or Destroyed Certificates; No Fractional Shares; Withholding Rights

  Exchange of Share Certificates

        Ventas has selected National City Bank, its transfer agent and registrar, to act as exchange and paying agent for the merger. At or prior to the effective time, Ventas will deliver to the exchange and paying agent certificates representing shares of Ventas common stock and cash sufficient to pay the merger consideration in exchange for the outstanding Provident common shares.

        Each holder of outstanding stock certificate(s) who has surrendered such certificate(s) to the exchange and paying agent will, upon acceptance thereof by the exchange and paying agent, be entitled to receive (i) a certificate or certificates representing the number of whole shares of Ventas common stock into which the aggregate number of Provident common shares previously represented by such certificate(s) surrendered shall have been converted, (ii) the amount of cash into which the aggregate number of Provident common shares previously represented by such certificate(s) surrendered shall have been converted and (iii) the right to receive any other distribution paid with respect to Provident common shares prior to the effective time, in each case without interest. The exchange and paying agent will accept such certificates upon compliance with reasonable terms and conditions imposed by the exchange and paying agent. Each outstanding certificate that prior to the effective time represented Provident common shares and which is not surrendered to the exchange and paying agent in accordance with the applicable procedures will, until duly surrendered to the exchange and paying agent, be deemed to evidence the right to receive the merger consideration into which such Provident common shares shall have been converted.

        After the effective time of the merger, no certificates representing Provident common shares will be transferred on the records of Provident or Merger Sub, as the surviving entity of the merger, and if such certificates are presented to Provident for transfer, they will be canceled against delivery of the merger consideration. No dividends on Ventas common stock that have been declared with a record date after the effective time will be remitted to any holder of Provident common shares entitled to receive Ventas common stock in connection with the merger until such holder surrenders its certificates representing Provident common shares, at which time such dividends will be remitted to such holder, without interest.

        Transmittal materials, including a letter of transmittal, and certain tax forms related to tax withholding will be mailed as soon as practicable after the effective time to each holder of Provident common shares. Ventas will not be obligated to deliver the merger consideration to a holder of Provident common shares until such holder surrenders the certificate(s) representing the Provident common shares for exchange, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required by Ventas or the exchange and paying agent. Holders of Provident common shares are urged not to surrender their share certificates until they receive the transmittal materials.

        If any certificate evidencing Ventas common stock is to be issued in a name other than the name in which the certificate surrendered is registered, it will be a condition of issuance of a certificate for Ventas common stock that the certificate so surrendered be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting the exchange pay transfer or other taxes required by reason of the issuance of a certificate for Ventas common stock in any name other than that of the registered holder of the certificate surrendered, or otherwise establish to the satisfaction of the exchange and paying agent that such tax has been paid or is not payable.

  Lost, Stolen or Destroyed Certificates

        If any certificate representing Provident common shares have been lost, stolen or destroyed, the holder of such certificate will become entitled to the merger consideration only after signing an affidavit to that effect and delivering a reasonable indemnity or bond to protect Ventas and Merger Sub against claims by another party related to such holder's share certificate.

  No Fractional Shares

        Neither certificates nor scrip for a fractional share of Ventas common stock will be issued in the merger. Each holder of Provident common shares who otherwise would have been entitled to a fraction of a share of Ventas common stock (after taking into account all Provident common shares delivered by the holder) will receive in lieu thereof cash (without interest) in an amount determined by multiplying (1) the fractional share interest to which the holder would otherwise be entitled by (2) the average per share closing price of Ventas common stock as reported on the New York Stock Exchange Composite Transactions reporting system (as published in The Wall Street Journal or, if not published therein, in another authoritative source selected by Ventas and Provident) for the ten trading days ending two days prior to the closing date of the merger. No holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share other than as described in this paragraph.

  Withholding Rights

        Ventas, Merger Sub and the exchange and paying agent generally shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Provident common shares or Provident LTIP Units such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.

  Representations and Warranties

        The merger agreement contains representations and warranties made by Provident to Ventas and Merger Sub. These representations and warranties relate to, among other things:

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  organization, good standing, qualification to do business and trust power;

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  ownership of subsidiaries;

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  capital structure and the payment of dividends;

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  ownership interest in other persons;

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  authorization to enter into and validity and enforceability of the merger agreement, and board action;

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  inapplicability of any anti-takeover statute, dissenters' or appraisal rights under Maryland law or, subject to certain exceptions, ownership limits in Provident's organizational documents;

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  absence of any conflict of the merger agreement with organizational documents, declarations, legal requirements or contracts, and the absence of governmental consents, filings and approvals necessary to complete the merger;

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  failure of the merger agreement to result in (i) Provident becoming liable for the payment of taxes, (ii) any assets owned by Provident being reassessed or revalued by taxing authorities or other governmental agencies or (iii) any liens being imposed;

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  accuracy of filings (including financial statements) with the SEC;

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  absence of undisclosed liabilities;

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  absence of certain changes or events since December 31, 2004;

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  absence of material litigation and regulatory actions;

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  various matters related to real property;

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  tenant matters;

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  various environmental matters, including compliance with environmental law;

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  certain transactions with Provident's trustees, officers and other affiliates;

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  employee benefit plans;

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  matters relating to employees;

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  tax matters and compliance with certain tax laws, including actions necessary for qualification as a REIT;

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  condition of Provident's real and personal property;

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  compliance with legal requirements and permits;

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  validity, absence of defaults and other matters with respect to leases, loan documents and other material contracts;

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  the Investment Company Act of 1940;

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  ownership and validity of intellectual property rights;

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  insurance matters;

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  completeness and accuracy of books and records;

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  absence of illegal rebates, gifts, bribes, kickbacks or other similar payments;

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  certain matters related to properties financed with the proceeds of tax-exempt multifamily housing bonds;

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  brokers' and finders' fees in connection with the merger agreement;

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  the opinion of Provident's financial adviser; and

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  information supplied for use in this proxy statement/prospectus.

        The merger agreement also contains representations and warranties made by Ventas and Merger Sub to Provident. These representations and warranties relate to, among other things:

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  organization, good standing, qualification to do business and corporate or limited liability company power, as applicable;

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  ownership of subsidiaries;

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  capital structure and the payment of dividends;

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  authorization to enter into and validity and enforceability of the merger agreement, and board action;

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  the absence of any conflict of the merger agreement with organizational documents, legal requirements or contracts, and the absence of governmental consents, filings and approvals necessary to complete the merger;

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  failure of the merger agreement to result in (i) any assets owned by Ventas or Merger Sub being reassessed or revalued by taxing authorities or other governmental agencies or (ii) any liens being imposed;

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  accuracy of filings (including financial statements) with the SEC;

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  absence of certain changes or events since December 31, 2004;

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  absence of material litigation and regulatory actions;

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  certain transactions with Ventas's trustees, officers and other affiliates;

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  tax matters;

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  compliance with legal requirements;

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  validity, absence of defaults and other matters with respect to material contracts;

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  the Investment Company Act of 1940;

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  insurance matters;

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  available funds;

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  operations of Merger Sub;

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  absence of a Ventas stockholder vote with respect to the merger agreement and the merger;

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  inquiry and investigation regarding Provident and its subsidiaries, properties and businesses;

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  brokers' and finders' fees in connection with the merger agreement;

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  information supplied for use in this proxy statement/prospectus; and

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  acknowledgment that under the employment agreements between Provident and its executive officers, the merger constitutes a "change of control" followed by the termination of such executive officer's employment by the surviving entity, entitling such officer to certain severance benefits.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, "material adverse effect" means with respect to Provident or Ventas, any event, circumstance or development that has or is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations, cash flow, liabilities or operations of Provident or Ventas (as the case may be) and such party's subsidiaries, taken as a whole, or that prevents or materially adversely affects the ability of Provident or Ventas (as the case may be) to perform its obligations under the merger agreement or consummate the merger, other than any adverse effect arising from:

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  changes in general national or international financial or economic conditions, but only to the extent such changes have a comparable effect on Provident or Ventas (as the case may be) and such party's subsidiaries as on other companies in Provident's and Ventas's industry generally;

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  changes in legal requirements;

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  changes in GAAP;

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  the engagement by the United States in hostilities, or the occurrence of any military or terrorist attack upon or within the United States or its territories, diplomacies, military installations, equipment or personnel; or

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  the announcement or pendency of the transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement do not survive the effective time of the merger and, except as described below under "—Termination Fee and Expense Reimbursement," if the agreement is validly terminated, neither party will have any liability or obligation for its representations and warranties, or otherwise under the merger agreement, unless the party has breached any representation, warranty or covenant contained therein.

  Principal Covenants

        Each of the parties has agreed to certain covenants in the merger agreement concerning the conduct of its respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants.

  Conduct of Provident's Business Before the Merger

        Provident has agreed that, prior to the effective time of the merger, it will, and will cause its subsidiaries to, subject to certain exceptions, or as expressly permitted by the merger agreement or consented to in writing by Ventas:

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  conduct its business in the ordinary course and in material compliance with all legal requirements and in substantially the same manner as previously conducted;

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  use reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

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  maintain its books and records in accordance with GAAP and not change any of its methods, principles or practices of accounting in effect at December 31, 2004, except as may be required by GAAP;

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  use reasonable efforts to maintain insurance in such amounts and against such risks and losses as in effect on the date of the merger agreement;

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  perform in all material respects all its obligations under its material contracts and permits, and enforce its material rights under its material contracts, unless, in its good faith judgment after consultation with Ventas, it determines that enforcement of such rights is not advisable;

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  continue to maintain, in all material respects, its properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use;

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  subject to certain exceptions, make distributions at times and in amounts sufficient to permit Provident to elect to be treated as a REIT, and to maintain in effect Provident's status following such election as a REIT under the Code;

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  timely elect that Provident be treated as a REIT, and maintain in effect Provident's status as a REIT under the Code following such election;

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  file all tax returns and reports when due (taking into account all permitted extensions) and timely pay all taxes when due other than taxes that are being contested in good faith where Provident or the applicable subsidiary has set aside on its books and records adequate reserves; and

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  keep and perform, in all material respects, its obligations under the documents relating to its tax-exempt multifamily housing bonds.

        In addition, Provident has agreed that, prior to the merger, it will not, and will cause its subsidiaries not to, subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by Ventas:

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  incur, become subject to or assume or agree to incur, become subject to or assume any liability or indebtedness, other than liabilities in the ordinary course of business (including the payment of regular quarterly dividends and regular quarterly distributions per unit of limited partner interest in Provident OP) and indebtedness under existing lines of credit in the ordinary course of business;

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  make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries or travel advances in the ordinary course of business);

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  except pursuant to a written commitment or contractual obligation in existence on the date of the merger agreement, sell, lease, mortgage, subject to lien or property restrictions, or otherwise dispose of, any property or other assets, excluding any lien or property restriction that is not material to the applicable asset and excluding sales of property that do not exceed $100,000 individually or $500,000 in the aggregate;

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  pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business, or in accordance with their terms, of liabilities reflected or reserved against in Provident's audited financial statements, or incurred since December 31, 2004 in the ordinary course of business;

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  modify, amend or terminate any material contract of Provident or any of its subsidiaries (other than the tax matters agreements between Provident and each of Brookdale and Alterra (which we refer to in this proxy statement/prospectus as the Tax Matters Agreements) and the stock purchase agreements between Provident each of Brookdale and Alterra (which we refer to in this proxy statement/prospectus as the Stock Purchase Agreements)) or any contract pursuant to which Provident's financial advisers are entitled to receive the fees specified in such contract or otherwise increase the fees payable to Provident's financial advisers or waive, release or assign any material rights or material claims thereunder, or enter into any new material contracts;

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  modify, amend or terminate, or make any indemnification claims under (except to the extent necessary to preserve any claims or rights thereunder) or waive, release or assign any material rights or material claims under, the Tax Matters Agreements or the Stock Purchase Agreements;

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  modify, amend or terminate, or (except as otherwise provided in the Agreement Regarding Leases with Brookdale dated as of October 19, 2004, as amended, or the Agreement Regarding Leases with Alterra dated as of October 20, 2004, as amended) release any security deposit under, any property lease, or waive, release or assign any rights or claims thereunder;

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  except pursuant to a written commitment or contractual obligation in existence on the date of the merger agreement, make or agree to make any single capital expenditure in excess of $100,000 or capital expenditures in excess of $500,000 in the aggregate;

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  except pursuant to a written commitment or contractual obligation in existence on the date of the merger agreement, (i) acquire, enter into any option to acquire, exercise an option or other right or election, or enter into any other commitment for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $100,000 individually or $500,000 in the aggregate, (ii) commence construction of, or enter into any commitment to develop or construct, other real estate projects, or (iii) enter into any lease or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;

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  merge or consolidate with, acquire all or substantially all the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person (other than any subsidiary of Provident) or division thereof; or

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  do anything within its control to cause or effect a default under any of the documents related to tax-exempt multifamily housing bonds in any material respect or adversely affect in any material respect the exclusion from gross income of interest on such bonds, and shall promptly send to Ventas copies of all notices and correspondence from any bond trustee, bond issuer or regulatory authority;

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  amend Provident's organizational documents or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of Provident or any of its subsidiaries;

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  except for regular quarterly distributions of up to $0.34 per Provident common share per quarter to the holders thereof for the quarter ended March 31, 2005 and for each subsequent quarter ending prior to the effective time of the merger, a distribution per Provident OP unit in the same amount as a dividend per Provident common share for the quarter ended March 31, 2005 and for each quarter thereafter ending prior to the effective time of the merger and a special dividend on the last business day prior to the effective time of the merger, declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to Provident common shares or the capital stock of any of Provident's subsidiaries;

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  redeem, purchase or otherwise acquire directly or indirectly any Provident common shares (or options, warrants, calls, commitments or rights of any kind to acquire any shares of beneficial interest of Provident) or capital stock of any of Provident's subsidiaries, except for deemed transfers of Provident excess shares required under Provident's declaration of trust in order to preserve the status of Provident as a REIT under the Code;

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  except for the issuance of up to 331,250 Provident LTIP Units or Provident common shares upon conversion of such Provident LTIP Units, issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of beneficial interest or capital stock of any class of Provident or any of its subsidiaries;

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  split, combine or reclassify the outstanding Provident common shares or capital stock of Provident's subsidiaries;

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  make any loan or advance to, or payment (including with respect to outstanding indebtedness) for the benefit of, any direct or indirect beneficial owner of any Provident common shares, other than payment of salary and benefits to employees and payment of fees and expenses of trustees, in the ordinary course of business, and certain advances;

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  permit any defensive measures to be applicable to the merger and the transactions contemplated by the merger agreement;

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  increase the compensation or benefits payable or to become payable to trustees, directors, or officers of Provident or any of its subsidiaries or pay any benefit not required by any plan and arrangement in effect as of the date of the merger agreement;

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  increase the compensation or benefits payable or to become payable to employees of Provident or any of its subsidiaries;

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  except for the issuance of up to 331,250 Provident LTIP Units, adopt any new employee plan or grant any award under, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing employee plan;

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  enter into or modify or amend any employment or severance agreement with or grant any severance or termination rights to any officer, trustee, director or employee;

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  make any loan to any trustee, director, executive officer or employee (other than travel advances in the ordinary course of business);

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  engage in a transaction with, or enter into, amend, modify, terminate, waive or take any similar action with respect to any contract with, any officer, trustee (or person occupying a similar position in any other entity) or affiliate of Provident or any of its subsidiaries, any member of the immediate family of any of the foregoing or any entity of which any of the foregoing is an affiliate;

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  settle or otherwise compromise any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement or any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to Provident or any of its subsidiaries or any of their respective assets;

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  make or rescind any express or deemed election relative to taxes or alter any method of tax accounting;

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  enter into any tax sharing, tax indemnity or tax protection agreement;

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  settle, compromise, enter into, or agree to enter into a closing agreement or settle any material federal, state, local or foreign tax liability;

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  extend the statute of limitations with respect to any taxes of Provident or any of its subsidiaries;

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  engage in any action that could reasonably be expected to cause Provident to fail to continue to qualify as a REIT;

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  make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the merger, other than (i) filing fees paid to governmental agencies in connection with the merger and (ii) payments not in excess of $50,000 in the aggregate;

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  waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement relating to Provident or any of its subsidiaries;

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  take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied;

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  pay fees and expenses to Provident's financial adviser, other than those fees and expenses which have been previously disclosed to Ventas; and

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  authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract to do any of the foregoing prohibited actions.

  Conduct of Ventas's Business Before the Merger

        Ventas has agreed that, prior to the effective time of the merger, Ventas will, and will cause its subsidiaries to, subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by Provident:

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  conduct its business only in the ordinary course of business and in compliance with all legal requirements and in substantially the same manner as previously conducted;

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  use reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

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  maintain its books and records in accordance with GAAP consistently applied and not change any of its methods, principles or practices of accounting in effect at December 31, 2004, except as may be required by GAAP;

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  make distributions at times and in amounts sufficient to maintain in effect Ventas's status as a REIT under the Code;

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  maintain in effect Ventas's status as a REIT under the Code; and

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  file all tax returns and reports when due (taking into account all permitted extensions) and timely pay all taxes, other than taxes that are being contested in good faith where Ventas or its applicable subsidiary has set aside on its books and records adequate reserves.

        In addition, Ventas has agreed that, prior to the merger, Ventas will not, and will cause each of its subsidiaries not to, subject to certain exceptions or as expressly permitted by the merger agreement or consented to in writing by Provident:

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  except for regular quarterly distributions of up to $0.36 per share of Ventas common stock per quarter to the holders thereof for the quarter ended March 31, 2005 and for each subsequent quarter ending prior to the effective time of the merger, a distribution per ETOP unit in the same amount as a dividend per share of Ventas common stock and a special dividend on the last business day prior to the effective time of the merger, declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to any shares of capital stock of Ventas or any of its subsidiaries;

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  amend Ventas's organizational documents or the partnership agreement of ETOP in a manner that adversely affects the holders of Provident common shares or Provident LTIP Units;

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  take any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied; and

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  authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract to do any of the foregoing prohibited actions.

  No Solicitation of Proposals from Other Parties

        Provident has agreed that, until the effective time of the merger, neither Provident nor any of its subsidiaries will, nor will Provident or any of its subsidiaries permit any of their respective officers, employees, accountants, counsel, financial advisers, brokers, consultants or other representatives to, invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer with respect to, or engage in any discussions or negotiations that may reasonably be expected to lead to, or enter into any agreement relating to, any direct or indirect:

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  merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

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  sale, acquisition, tender offer, exchange offer, share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 20% or more of Provident's outstanding common shares or voting equity interests in any of Provident's subsidiaries; or

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  sale, lease, exchange, mortgage, pledge, transfer or other disposition (which we refer to in this proxy statement/prospectus as a transfer) of any of the assets of Provident or any of its subsidiaries in one or a series of transactions that, if consummated, would result in a transfer of 20% or more of Provident's consolidated assets.

        Each of the foregoing transactions is referred to in this proxy statement/prospectus as an "Acquisition Proposal."

        Provident has agreed to notify Ventas promptly (but in any event, within 48 hours after a Provident executive officer actually receives notice thereof) if Provident or any of its subsidiaries or representatives receives:

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  an Acquisition Proposal or any material amendment or change in any previously received Acquisition Proposal;

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  any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Provident or any of its subsidiaries by any person that has made, or may be considering making, an Acquisition Proposal; or

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  any oral or written expression that those activities, discussions or negotiations are sought to be initiated or continued with Provident.

        In addition, Provident has agreed to keep Ventas informed of the status and the material terms of any such Acquisition Proposal, indication or request.

        If Provident's board of trustees receives an unsolicited bona fide written Acquisition Proposal, which was not invited, initiated, solicited or encouraged by Provident or any of its subsidiaries or representatives, Provident may furnish information to, or enter into or participate in discussions or negotiations with, the third party making the proposal if Provident's board of trustees determines in good faith that:

  •
  after consultation with and based on the advice of Provident's legal counsel, failure to take such action would be inconsistent with the board of trustees' duties to Provident and its shareholders under Maryland REIT Law; and

  •
  a majority of the independent members of Provident's board of trustees determines in good faith, after consultation with Provident's financial advisers (or other national recognized financial advisers) and legal counsel, that (a) such Acquisition Proposal, if consummated, would be superior, from a financial point of view, to Provident shareholders than the proposed merger and more favorable generally to Provident shareholders, (b) financing, in the reasonable judgment of the board of trustees, is capable of being obtained, and (c) such Acquisition Proposal is reasonably capable of being consummated (we refer to such an Acquisition Proposal in this proxy statement/prospectus as a Superior Acquisition Proposal), provided that Provident complies with all of its obligations under the merger agreement, provides notice to Ventas that information is to be provided or is being provided to and discussions will be entered into with the third party, and enters into a confidentiality agreement with the third party.

        Under the merger agreement, Provident's board of trustees and committees thereof may not:

  •
  withdraw or modify, or propose to withdraw or modify, in a manner adverse to Ventas or Merger Sub, the approval or recommendation by Provident's board of trustees or any such committee of the merger agreement or the merger; or

  •
  approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

        Notwithstanding the foregoing, Provident's board of trustees, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the independent members of Provident's board of trustees after consultation with outside counsel, may withdraw or modify, or propose to withdraw or modify, the approval or recommendation by Provident's board of trustees or any such committee of the merger agreement or the merger, or may approve or recommend, or propose to approve or recommend, a Superior Acquisition Proposal, provided that Provident pays to Ventas a termination fee of up to $13 million and expense reimbursement of up to $5 million, subject to certain exceptions, as described further below under "—Termination Fee and Expense Reimbursement."

        Notwithstanding the foregoing, in no event is Provident's board of trustees prevented from complying with Rules 14e-2(a) and 14d-9 under the Exchange Act, if applicable, or making any disclosure to Provident's shareholders as is necessary for Provident's board of trustees to comply with its duties under applicable law.

  Amendment to ETOP Limited Partnership Agreement

        Concurrent with the completion of the merger, the second amended and restated agreement of limited partnership of ETOP will be amended (which amendment we refer to in this proxy statement/prospectus as the Class D Amendment) to create the ETOP Class D Units for which Provident LTIP Units will be exchanged at the effective time of the merger. The terms of the ETOP Class D Units and the exchange are described below under "—OP Contribution Agreements."

  Coordination of Dividends

        The merger agreement prohibits Provident and Provident OP from making any distribution or dividend without the prior written consent of Ventas, other than:

  •
  regular quarterly distributions of up to $0.34 per Provident common share per quarter for the quarter ended March 31, 2005 and for each subsequent quarter ending prior to the effective time of the merger, with regular declaration and payment dates;

  •
  a distribution per Provident OP unit in the same amount as any dividend per Provident common share permitted under the merger agreement, with the same record and payment dates as such dividends on the Provident common shares; and

  •
  the special dividend described below.

        The merger agreement also prohibits Ventas and ETOP from making any distribution or dividend without the prior written consent of Provident, other than:

  •
  regular quarterly distributions of up to $0.36 per share of Ventas common stock per quarter for the quarter ended March 31, 2005 and for each subsequent quarter ending prior to the effective time of the merger, with regular declaration and payment dates;

  •
  a distribution per ETOP unit in the same amount as any dividend per share of Ventas common stock permitted under the merger agreement, with the same record and payment dates as such dividends on the shares of Ventas common stock; and

  •
  the special dividend described below.

        The merger agreement provides that each of Ventas and Provident shall declare a special dividend to their respective stockholders with a record date at the close of business on the day before the effective time of the merger, in an amount equal to such party's most recent quarterly dividend rate, multiplied by the number of days since:

  •
  the last dividend record date, in the case of Ventas; and

  •
  the first day after Provident's most recently completed quarter for which dividends have been paid (or have been declared and are payable), in the case of Provident,

in each case through and including the effective date of the merger, and divided by the actual number of days in the quarter in which such dividend is declared.

  Transition Services

        Ventas has agreed that, at the closing of the merger, it shall cause Merger Sub as the surviving entity in the merger, to enter into a mutually satisfactory transition services agreement with an entity to be formed by certain of the executive officers of Provident (which we refer to in this proxy statement/prospectus as Newco). The transition services agreement will provide, among other things, that Newco may occupy the premises at 600 College Road East, Suite 3400, Princeton, New Jersey 08540 at no cost until December 31, 2005 and Newco shall have the option at any time prior to November 1, 2005 to assume the lease for such premises as of January 1, 2006. Ventas will also cause Merger Sub to sell Provident's computers and other office equipment currently located at such premises to Newco for $50,000 (which Provident believes is the approximate liquidation value of such equipment). In addition, Ventas will cause Merger Sub to pay Newco $50,000 per month until December 31, 2005.

  Registration Rights

        Ventas has agreed that, at the closing of the merger, it will enter into a registration rights agreement with the holders of ETOP Class D Units. The registration rights agreement will provide, among other things, that Ventas, at its cost, will prepare and file within ten business days (subject to an extension of up to 30 additional days in certain circumstances) after the closing of the merger a resale registration statement covering the shares Ventas common stock into which the ETOP Class D Units are convertible and thereafter use all reasonable efforts to cause the registration statement to be declared effective as soon as possible. Ventas has also agreed to use its reasonable best efforts to keep the registration statement continuously effective for a two-year period, subject to certain exceptions and blackout periods. The registration rights agreement will also provide for Ventas to take all necessary actions to cause the Ventas common stock to be registered pursuant to the resale registration statement to be listed on the New York Stock Exchange not later than the date of the resale registration statement.

  Other Covenants

        The merger agreement contains a number of mutual covenants between Ventas and Provident, including covenants relating to:

  •
  providing access to each other's books, records and other information;

  •
  keeping confidential nonpublic information;

  •
  providing notice of certain events;

  •
  preparing and filing this proxy statement/prospectus;

  •
  using reasonable efforts to do all things required to complete the transactions contemplated by the merger agreement, including reasonable efforts to obtain all waivers, consents and approvals necessary thereto;

  •
  preparing and filing any tax returns, questionnaires, applications or other documents to be filed in connection with any taxes; and

  •
  informing each other of any communications with governmental agencies and giving each other the opportunity to attend and participate in meetings with governmental agencies.

        In addition, the merger agreement requires Provident to:

  •
  convene the special meeting;

  •
  ensure that the defensive measures do not apply, or become applicable, to the transactions contemplated by the merger agreement and the other agreements related thereto;

  •
  upon the written request of Ventas, cause any or all of the trustees or directors and/or officers of each wholly owned subsidiary to resign their positions as of the effective time of the merger; and

  •
  deliver to Ventas on or prior to the date of the special meeting a letter identifying affiliates of Provident and use reasonable efforts to cause such affiliates, prior to the closing date, to deliver a written agreement to Ventas in connection with restrictions on affiliates under Rule 145 under the Securities Act.

        The merger agreement also requires Ventas to use all reasonable efforts to cause the shares of Ventas common stock issued pursuant to the merger to be listed on the New York Stock Exchange.

  Conditions to the Merger

        The obligations of Ventas, Merger Sub and Provident to complete the merger are subject to the satisfaction of the following conditions:

  •
  the receipt of approval of the merger by the holders of at least a majority of the outstanding Provident common shares entitled to vote at the special meeting;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint which prohibits or prevents the consummation of the merger or any of the contemplated transactions related to the merger;

  •
  the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the shares of Ventas common stock to be issued in the merger; and

  •
  the declaration of the effectiveness by the SEC of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of the registration statement or any proceedings for that purpose.

        The obligations of Ventas and Merger Sub to complete the merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Ventas:

  •
  Provident's representations and warranties contained in the merger agreement shall have been and shall be true and correct (without giving effect to any "materiality" or "material adverse effect" qualifier) on and as of the date of the merger agreement and on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent the representation or warranty is expressly limited by its terms to another date), unless the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a material adverse effect on Provident, and Ventas shall have received a certificate signed on behalf of Provident by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  Provident shall have performed in all material respects all of its obligations under the merger agreement, and Ventas shall have received a certificate signed on behalf of Provident by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  there shall not have been any event, circumstance or development since the date of the merger agreement that has had, is reasonably likely to have or could reasonably be expected to result in a material adverse effect on Provident or that would prevent or materially adversely affect Provident's ability to perform its obligations under the merger agreement;

  •
  Ventas shall have received an opinion from Provident's legal counsel, Sidley Austin Brown & Wood LLP, relating to Provident's qualification as a REIT under the Code;

  •
  each holder of Provident LTIP Units shall have entered into an OP Contribution Agreement, which shall be in full force and effect, such that after the effective time of the merger, Provident OP shall be wholly owned by the surviving entity of the merger, Ventas and/or ETOP; and

  •
  the defensive measures shall not be applicable to the merger and the other transactions contemplated by the merger agreement.

        Provident's obligation to complete the merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Provident:

  •
  Ventas's representations and warranties contained in the merger agreement shall have been and shall be true and correct (without giving effect to any "materiality" or "material adverse effect" qualifier) on and as of the date of the merger agreement and on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent the representation or warranty is expressly limited by its terms to another date), unless the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a material adverse effect on Ventas, and Provident shall have received a certificate signed on behalf of Ventas by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  Ventas shall have performed in all material respects all of its obligations under the merger agreement, and Provident shall have received a certificate signed on behalf of Ventas by its chief executive officer or its chief financial officer, in such capacity, to such effect;

  •
  there shall not have been any event, circumstance or development since the date of the merger agreement that has had, is reasonably likely to have or could reasonably be expected to result in a material adverse effect on Ventas or that would prevent or materially adversely affect the ability of Ventas to perform its obligations under the merger agreement;

  •
  Provident shall have received an opinion from Ventas's legal counsel, Willkie Farr & Gallagher LLP, relating to Ventas's qualification as a REIT under the Code; and

  •
  each of the OP Contribution Agreements, the registration rights agreement in favor of the holders of ETOP Class D Units and the Class D Amendment shall be in full force and effect with respect to Ventas and ETOP, as applicable.

  Termination of the Merger Agreement

        Ventas or Provident may terminate the merger agreement, whether before or after receiving shareholder approval, if:

  •
  Ventas and Provident mutually agree in writing to terminate the merger agreement;

  •
  any judgment, decree, injunction, rule or order by any governmental agency permanently restraining, enjoining or otherwise prohibiting the merger is issued and such judgment, injunction, order, decree, ruling or other action has become final and non-appealable, unless the terminating party is in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that has caused or resulted in the failure to consummate the merger by such date;

  •
  the merger fails to receive the requisite vote for approval by Provident's shareholders; or

  •
  the merger is not completed by the Termination Date, unless the terminating party is in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that caused or resulted in the failure to consummate the merger by the Termination Date.

        In addition, Provident may terminate the merger agreement if:

  •
  prior to the approval of the merger at the special meeting, Provident's board of trustees approves, and Provident concurrently enters into, a definitive agreement providing for the implementation of a Superior Acquisition Proposal and (i) Provident is not in breach of its non-solicitation covenant in the merger agreement and (ii) concurrently with the termination Provident makes payment of the full termination fee; or

  •
  Ventas or Merger Sub breaches any of the representations, warranties, covenants or agreements of Ventas or Merger Sub contained in the merger agreement such that Provident's closing conditions are incapable of being satisfied, and such breach is not cured within 30 days following written notice to Ventas.

        Ventas may also terminate the merger agreement if:

  •
  (i) Provident's board of trustees withdraws or materially modifies its recommendation of the merger agreement or the merger in a manner adverse to Ventas or its stockholders or resolves to do so, unless such action by Provident's board of trustees results from a material adverse effect on Ventas; (ii) Provident fails to call or hold the special meeting; (iii) Provident intentionally and materially breaches its non-solicitation covenant; (iv) Provident's board of trustees approves or recommends an Acquisition Proposal made by any person other than Ventas or Merger Sub; or (v) Provident enters into a definitive agreement with respect to an Acquisition Proposal with any person other than Ventas or any of its subsidiaries; or

  •
  Provident breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that Ventas's and Merger Sub's closing conditions are incapable of being satisfied, and such breach is not cured within 30 days following written notice to Provident.

  Termination Fee and Expense Reimbursement

        Provident will pay to Ventas a termination fee of up to $13 million (subject to the potential escrowing of some or all of such amount as described below under "—Escrowed Amounts") and a reimbursement of out-of-pocket expenses equal to Ventas's out-of-pocket expenses incurred in connection with the merger agreement, including all attorneys', accountants', consultants' and investment bankers' fees and expenses and all financing commitment fees, up to $5 million (subject to the potential escrowing of some or all of such amount as described below under "—Escrowed Amounts") if:

  •
  Ventas terminates the merger agreement (or Provident terminates the merger agreement at a time when Ventas had the right to terminate the merger agreement) because:

  •
  Provident's board of trustees has withdrawn or materially modified its recommendation of the merger agreement or the merger in a manner adverse to Ventas or its stockholders or has resolved to do so, unless such action by Provident's board of trustees resulted from (i) a material adverse effect on Ventas or (ii) the fact that (x) the price per share of Ventas common stock has decreased more than 33% from the closing price per share of Ventas common stock on the trading date immediately prior to the date of the merger agreement, in either case as reported on the New York Stock Exchange Composite Transactions reporting system, (y) the average price of the publicly-traded healthcare REITs set forth in the weekly sector scorecard of Stifel, Nicolaus & Company, Incorporated (excluding Ventas) has not decreased more than 16.5% during the same period, and (z) such decrease in the price per share of Ventas common stock has resulted in the withdrawal by FBR of its fairness opinion;

  •
  Provident has failed to call or hold the special meeting;

  •
  Provident has intentionally and materially breached its non-solicitation covenant;

  •
  Provident's board of trustees has approved or recommended an Acquisition Proposal made by any person other than Ventas or Merger Sub; or

  •
  Provident has entered into a definitive agreement with respect to an Acquisition Proposal made by any person other than Ventas or any of its subsidiaries;

  •
  Provident terminates the merger agreement because, prior to the approval of the merger at the special meeting, Provident's board of trustees has approved, and Provident has concurrently entered into, a definitive agreement providing for the implementation of a Superior Acquisition Proposal;

  •
  an Acquisition Proposal is publicly disclosed or becomes known to Provident's shareholders after the date of the merger agreement, and thereafter Ventas or Provident terminates the merger agreement because Provident's shareholders have failed to approve the merger agreement at the special meeting, and within 12 months following such termination, Provident enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of the merger agreement); or

  •
  an Acquisition Proposal is publicly disclosed or becomes known to Provident's shareholders, after the date of the merger agreement, and thereafter Ventas or Provident terminates the merger agreement because the merger is not completed by the Termination Date (but only if Provident is then in material breach of its representations, warranties, covenants or agreements under the merger agreement in any manner that has caused or resulted in the failure to consummate the merger on or before the Termination Date), and within 12 months following such termination, Provident enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of the merger agreement).

Notwithstanding the foregoing, Provident shall not be required to pay any such termination fee or reimburse any such expenses if Provident is entitled to terminate the merger agreement because Ventas or Merger Sub has breached any of the representations, warranties, covenants or agreements of Ventas and Merger Sub contained in the merger agreement such that Provident's closing conditions are incapable of being satisfied and such breach is not cured within 30 days following written notice to Ventas.

  Escrowed Amounts

        If Ventas is unable immediately to receive the full amount of the termination fee or expense reimbursement which is due to it on account of certain REIT or other tax compliance issues, Provident will place the unpaid amount in escrow. Any unpaid amounts will be paid at subsequent times to the extent the payment would not cause Ventas to fail to meet REIT and other specified tax requirements under the Code. Provident's obligation to pay any unpaid portion of the termination fee or the expense reimbursement will terminate on April 12, 2008.

  Liquidated Damages

        The parties have agreed that the payment of the termination fee and/or expense reimbursement following a termination of the merger agreement in the circumstances described above will constitute compensation and liquidated damages with respect to any claim that Ventas may have against Provident for failure of the merger to be consummated due to the circumstances described above, but shall not be deemed a measure of damages in any circumstances in which payment of the termination fee or expense reimbursement is not provided for under the terms of the merger agreement.

  Certain Employee Benefits

        The merger agreement provides that, after the effective time of the merger, all employees of Provident will, at Ventas's option, either continue to be eligible to participate in the employee plans then maintained by Provident or be eligible to participate in the same manner as similarly situated Ventas employees in a Ventas employee plan. At the time Provident's employees participate in any employee benefit plan of Ventas, each employee will be given credit under any Ventas employee benefit plan for all service prior to the effective time of the merger with Provident as service rendered to Ventas for purposes of eligibility to participate, vesting and, other than under any defined benefit pension plan, accrual and entitlement to benefits. In addition, with respect to any medical benefits provided by Ventas after the effective time of the merger, Provident's employees whose employment is continued after the merger will not be required to submit to a waiting period for coverage and any coverage that would otherwise be denied due to a preexisting illness or evidence of uninsurability will be provided by Ventas to such employees if they had such coverage under a Provident health plan as of the effective time of the merger, and in the plan year including the effective time of the merger, to the extent permitted by Ventas's insurance carriers or required by applicable legal requirements, credit will be given to any such person for any co-payments, deductibles or out-of-pocket expenses paid or incurred by such person under such a plan during the portion of the relevant plan year preceding the effective time of the merger. Ventas is under no obligation to continue the employment of any of Provident's employees. Furthermore, Ventas may amend or terminate any employee benefit plan sponsored or maintained by Ventas at any time after the date of the merger agreement, and Provident may, after the effective time of the merger, amend or terminate any employee plan. Ventas has agreed to pay, or to cause Merger Sub, as the surviving entity in the merger, to assume and pay, at the effective time of the merger, the severance obligations of Provident.

  Indemnification

        In the merger agreement, Ventas has agreed to cause Merger Sub, the surviving entity in the merger, from and after the effective time of the merger, to provide exculpation and indemnification for each present and former officer, director or trustee of Provident or its subsidiaries to the same extent as currently provided in Provident's declaration of trust, bylaws and indemnification agreements. In addition, Ventas has agreed that, at or prior to the effective time of the merger, the surviving entity will purchase "run off" directors' and officers' liability insurance coverage for Provident's trustees and officers for a period of six years following the effective time, which will provide the trustees and officers with the coverage amount and other terms comparable to those currently provided by Provident (including advancement of expenses, if so provided). However, in fulfilling such insurance obligations, the surviving entity shall not be required to expend more than $450,000 in the aggregate to obtain and maintain insurance coverage for the six-year period. If the cost of such insurance is greater than $450,000 in the aggregate, the surviving entity is required to obtain and maintain insurance coverage on comparable terms that provides the maximum coverage that is then available for such six-year period for $450,000 in the aggregate.

  Amendment

        The merger agreement may be amended by the parties in writing by action of their board of directors or trustees, as the case may be, at any time before or after approval by Provident's shareholders, but after shareholder approval is received, no amendment may be made which reduces the merger consideration or the consideration for the contribution of Provident LTIP Units or by law requires further approval of shareholders without, in either case, obtaining such further shareholder approval.

OP Contribution Agreements

        In order to induce Ventas and Merger Sub to enter into the merger agreement, on April 12, 2005, each holder of Provident LTIP Units entered into an OP Contribution Agreement with Ventas and ETOP. Pursuant to the OP Contribution Agreements, each holder of Provident LTIP Units has agreed to contribute all Provident LTIP Units held by him or her as of the date of his or her OP Contribution Agreement to ETOP at the effective time of the merger in exchange for the issuance to such holder of 0.8022 of an ETOP Class D Unit for each Provident LTIP Unit. Each Provident LTIP Unit holder has also agreed to convert any Provident LTIP Units issued to it after the date of the OP Contribution Agreement into shares of Provident common shares prior to the effective time of the merger. Accordingly, concurrent with the completion of the merger, 430,250 Provident LTIP Units (representing all Provident LTIP Units outstanding on the date of the OP Contribution Agreements) will be exchanged for 345,147 ETOP Class D Units, which are convertible into an aggregate of 345,147 shares of Ventas common stock. In addition, 331,250 Provident LTIP Units will be issued at the closing of the merger and converted into 331,250 Provident common shares prior to the effective time of the merger. Provident may execute and deliver instruments of contribution or conversion on behalf of each Provident LTIP Unit holder, if necessary, at the effective time of the merger.

        At the effective time of the merger, ETOP and each Provident LTIP Unit holder will enter into the Class D Amendment to create the ETOP Class D Units to be issued to such Provident LTIP Unit holder and to admit such holder as a limited partner of ETOP. The Class D Amendment must provide, among other things, that (i) each ETOP Class D Unit shall be convertible at any time, at the holder's election, initially into one (1) share of Ventas common stock (subject to customary adjustments for stock splits, dividends, etc.); (ii) upon a liquidation of ETOP, distributions shall be made to holders of the ETOP Class D Units in accordance with their respective capital accounts (with capital accounts subject to the usual book-up provisions); (iii) each ETOP Class D Unit shall be freely transferable by the holders thereof subject only to (A) federal and applicable state securities laws (and that the only requirement to any transferee being admitted as a limited partner in ETOP shall be the execution of a counterpart to ETOP's limited partnership agreement) and (B) ETOP not becoming classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code as a consequence of such transfer; (iv) each holder of an ETOP Class D Unit shall be entitled to at least 30 days advance notice prior to the scheduled closing date in the event that ETOP intends to sell or otherwise dispose of any of the properties acquired pursuant to the Stock Purchase Agreements in a manner that would result in taxable income or gain being allocated to such holder in accordance with the requirements of Section 704(c) of the Code; and (v) after the first anniversary of the grant of the ETOP Class D Units, ETOP may elect to cause the redemption of such ETOP Class D Units for the number of shares of Ventas common stock that such ETOP Class D Units could then be converted into.

        The Class D amendment will also provide that each ETOP Class D Unit shall entitle the holder thereof to distributions equal to the dividends payable on one (1) share of Ventas common stock at the same time as such dividends are payable and for the same periods covered by such dividends. ETOP Class D Units will be allocated federal taxable income of ETOP each taxable year in an amount equal to (i) the amount of cash so distributed to such ETOP Class D Units with respect to such taxable year, plus (ii) the amount of any aggregate net losses of ETOP allocated to such ETOP Class D Units in prior taxable years. For this purpose, amounts distributed in accordance with Ventas's dividend policy after the close of a taxable year, but declared prior to the close of such taxable year, will be taken into account in determining the federal taxable income to be allocated to the ETOP Class D Units with respect to such taxable year. The Class D Amendment may not include any provision adversely affecting the rights of any holder described above and must provide that such rights may not be amended with respect to a holder without such holder's consent.

        Each Provident LTIP Unit holder agreed that, during the period from the date of the OP Contribution Agreement through the earlier of the effective time of the merger and the expiration date of the OP Contribution Agreement, such holder may not cause or permit any transfer of any of the contributed Provident LTIP Units to be effected without Ventas's prior written consent. Nonetheless, each Provident LTIP Unit holder may transfer all or a portion of the contributed Provident LTIP Units to any legal entity or trust (or other custodianship), the stockholders, partners, members or trustees, as the case may be, of which include and may include only the Provident LTIP Unit holder and (x) his spouse, (y) his parent or sibling or (z) the lineal descendants of the Provident LTIP Unit holder or of the spouse of such descendant, without Ventas's consent, provided that such transferee agrees to be bound by the OP Contribution Agreement as a holder.

        Additionally, Ventas, ETOP and each Provident LTIP Unit holder agreed not to take any actions inconsistent with the applicable OP Contribution Agreement. Ventas, ETOP and each Provident LTIP Unit holder agreed to execute and deliver any additional agreements necessary or desirable, in Ventas's and Provident's reasonable opinion, to carry out the intent of the OP Contribution Agreement.

        The OP Contribution Agreements also contain provisions relating to, among other things, representations and warranties by each party thereto and specific performance of the OP Contribution Agreements. The OP Contribution Agreements terminate upon the termination of the merger agreement in accordance with its terms.

        The ETOP Class D Units to be issued pursuant to the OP Contribution Agreements and the shares of Ventas common stock to be issued upon conversion of such ETOP Class D Units will be restricted securities.

        In addition, Ventas has agreed to enter into a registration rights agreement to register the shares of Ventas common stock into which the ETOP Class D Units will be convertible. See "—Merger Agreement—Principal Covenants—Registration Rights."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

        The following is a general discussion of certain material U.S. federal income tax consequences of the merger. Except as provided herein, the portion of this discussion pertaining to the merger is limited to "U.S. Shareholders" who hold their Provident common shares, and who will hold their shares of Ventas common stock received in the merger, as capital assets for U.S. federal income tax purposes (in general, as an asset held for investment). A "U.S. Shareholder" is a Provident shareholder that participates in the merger and that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions relating to the trust or a trust that has a valid election in effect under application U.S. federal income tax law to be treated as a U.S. person. A "Non-U.S. Shareholder" is a Provident shareholder who is not a U.S. Shareholder and who holds Provident common shares, and who will hold shares of Ventas common stock received in the merger, as capital assets for U.S. federal income tax purposes (in general, as an asset held for investment).

        This discussion considers neither the specific facts and circumstances that may be relevant to a particular shareholder nor any U.S. state and local or non-U.S. tax consequences of the merger. Moreover, except as provided herein, this discussion does not address special situations, such as the following:

  •
  tax consequences to shareholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or "financial services entities," insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding Provident common shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

  •
  tax consequences to partnerships or similar pass-through entities or to persons who hold Provident common shares, through a partnership or similar pass-through entity.

        If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Provident common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisers. This discussion is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

        ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

Consequences to Provident's U.S. Shareholders of the Merger

  Exchange of Provident Common Shares for Ventas Common Stock and Cash

        Ventas and Provident intend that the merger qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Neither Provident nor Ventas intends to request a ruling from the Internal Revenue Service (which we refer to in this proxy statement/prospectus as the IRS) regarding the U.S. federal income tax consequences of the merger. Consequently, there can be no certainty that the IRS will not challenge the characterization of the merger or that a court would not sustain such a challenge. See "—Alternative Characterization" below.

        Assuming that the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. Shareholder of the exchange of Provident common shares for Ventas common stock and cash pursuant to the merger generally will be as follows:

  •
  A Provident shareholder will realize gain equal to the excess, if any, of the fair market value of the Ventas common stock and the amount of cash received over that shareholder's adjusted tax basis in the Provident common shares exchanged by the shareholder in the merger, but will recognize any such gain only to the extent of cash received in the merger (excluding cash received instead of fractional shares, which will be taxed as described below). For this purpose, a Provident shareholder must calculate gain or loss separately for each identifiable block of Provident common shares exchanged by the shareholder in the merger, and the Provident shareholder may not offset a loss realized on one block of its Provident common shares against a gain recognized on another block of its Provident common shares.

  •
  A Provident shareholder will not be permitted to recognize any loss realized in the merger (except possibly in connection with cash received instead of a fractional share, as discussed below).

  •
  The gain recognized by a Provident shareholder in the merger generally will constitute capital gain, unless, as discussed below, the shareholder's receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder's gain will be treated as ordinary dividend income to the extent of the shareholder's ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes.

  •
  Any capital gain recognized by a Provident shareholder generally will constitute short-term capital gain if the shareholder's holding period for the Provident common shares exchanged in the merger is one year or less as of the date of the merger.

  •
  The aggregate tax basis of the shares of Ventas common stock received by a Provident shareholder (including, for this purpose, any fractional share of Ventas common stock for which cash is received) in exchange for Provident common shares in the merger will be the same as the aggregate tax basis of the shareholder's Provident common shares, decreased by the amount of cash received by the shareholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received instead of a fractional share).

  •
  The holding period of the shares of Ventas common stock received by a Provident shareholder in the merger will include the holding period of the shareholder's Provident common shares.

  Possible Treatment of Cash as a Dividend

        In general, the determination of whether gain recognized by a Provident shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Provident shareholder's deemed percentage stock ownership interest in Ventas. For purposes of this determination, a Provident shareholder will be treated as if the shareholder first exchanged all of its Provident common shares solely for Ventas common stock (instead of the combination of Ventas common stock and cash actually received) and then Ventas immediately redeemed a portion of that Ventas common stock in exchange for the cash the shareholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Provident shareholder, the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend."

        In general, the deemed redemption will be "substantially disproportionate" with respect to a Provident shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Provident shareholder will depend on the shareholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Provident shareholder's deemed percentage stock ownership of Ventas common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of Ventas that the Provident shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Ventas and (2) the percentage of the outstanding voting stock of Ventas actually and constructively owned by the shareholder immediately after the deemed redemption by Ventas. In applying the foregoing tests, a shareholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the shareholder, including stock owned by other persons and stock subject to an option held by such stockholder or by other persons. Because the constructive ownership rules are complex, each Provident shareholder should consult its own tax adviser as to the applicability of these rules.

        The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if that stockholder has any reduction in its percentage stock ownership under the foregoing analysis. The analysis of that ruling appears equally applicable to a corporation having stock as widely held as Provident.

  Cash Received in Lieu of a Fractional Share

        A Provident shareholder that receives cash in lieu of a fractional share of Ventas common stock in the merger generally will recognize capital gain or loss based on the difference between the amount of cash in lieu of a fractional share received by the shareholder and the shareholder's basis in the fractional share.

  Alternative Characterization

        If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. Shareholder of the exchange of Provident common shares for Ventas common stock and cash pursuant to the merger generally will be as follows:

  •
  regardless of Provident's status as a REIT, a Provident shareholder would recognize gain or loss, as applicable, equal to the difference between (i) the aggregate fair market value of the Ventas common stock and the cash received in the merger and (ii) that shareholder's adjusted tax basis in the Provident common shares exchanged by the shareholder in the merger;

  •
  if Ventas exercised an option under the merger agreement to convert the merger into a "reverse merger," Provident would not recognize a gain in the merger; and

  •
  if Ventas did not exercise the option described in the preceding point, whether or not Provident qualified as a REIT, Provident would generally recognized gain or loss on all or a significant portion of its assets deemed transferred to Ventas and Ventas, as its successor, would incur a very significant current tax liability.

        If Provident were to fail to qualify as a REIT, but the merger were to qualify as a reorganization within the meaning of Section 368(a) of the Code, Ventas would be subject to tax if during the ten years following the merger Ventas were to dispose of any asset that was acquired from Provident in the merger. In this event, Ventas would generally be subject to tax at the highest regular corporate rate on the built-in gain, if any, that existed with respect to such asset at the time of the merger.

  Backup Withholding

        Backup withholding at the applicable rate (currently 28%) may apply with respect to certain payments, including cash received in the merger, unless a Provident shareholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Provident shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's U.S. federal income tax liability, provided the stockholder furnishes certain required information to the IRS.

  Recordkeeping

        A Provident shareholder will be required to retain records pertaining to the merger and will be required to file with such Provident shareholder's U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

  Pre-Merger Dividend

        Provident will, immediately before the merger, pay a dividend to the holders of Provident common shares in the amount set forth in "The Merger Agreement and the OP Contribution Agreements—Merger Agreement—Principal Covenants—Coordination of Dividends." These dividends will be includible in the U.S. Shareholder's taxable income in accordance with the normal rules applicable to dividends received from REITs.

Certain FIRPTA Withholding Matters Related to Non-U.S. Shareholders in the Merger

        Under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (which we refer to in this proxy statement/prospectus as FIRPTA), the merger consideration to be received by Non-U.S. shareholders in disposing of their Provident common shares in the merger will be subject to a 10% withholding tax, unless Provident is a "domestically controlled REIT." A REIT is a "domestically controlled REIT" if, at all times during the five-year period preceding the relevant testing date, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders (taking into account those persons required to include the REIT's dividends in income for U.S. federal income tax purposes). In the merger agreement, Provident has represented to Ventas that Provident is a domestically controlled REIT. Included with the letter of transmittal to be sent to the holders of Provident common shares will be IRS Forms W-9, W-8BEN and W-8IMY and forms of affidavits of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b). If Ventas determines, either based on the return of such completed forms or otherwise, that Provident may not be a domestically controlled REIT, then Ventas may withhold 10% of the merger consideration payable to

Non-U.S. Shareholders and remit such amounts to the IRS. Non-U.S. Shareholders are urged to consult with their tax advisors regarding the consequences to them from withholding under FIRPTA.

        This discussion is not intended to be, and should not be construed to be, legal or tax advice to any particular Provident shareholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Provident shareholder will depend on that shareholder's particular situation. Provident shareholders should consult their own tax advisers regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING
VENTAS COMMON STOCK

        This section summarizes material U.S. federal income tax considerations that you may consider relevant as a holder of Ventas common stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed below under "—Taxation of Tax-Exempt Stockholders"), financial institutions, investors in pass-through entities or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed below under "—Taxation of Non-U.S. Stockholders").

        The opinion of Willkie Farr & Gallagher LLP (which we refer to in this proxy statement/prospectus as the Tax Opinion) referred to below and the statements in this section are based on the current federal income tax laws governing qualification as a REIT, including certain REIT-related provisions contained in the American Jobs Creation Act of 2004 (which we refer to in this proxy statement/prospectus as the 2004 Jobs Act), which was enacted on October 22, 2004. The federal income tax laws governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable provisions of the Code, rules and Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as as in effect on the date hereof. Ventas cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF VENTAS COMMON STOCK AND OF RISKS ASSOCIATED WITH QUALIFYING AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF OWNING AND SELLING STOCK, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Ventas

        Ventas elected REIT status beginning with the year ended December 31, 1999. Beginning with the 1999 tax year, Ventas believes that it has satisfied the requirements to qualify as a REIT. Ventas intends to continue to qualify as a REIT for U.S. federal income tax purposes. If Ventas continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.

        The Tax Opinion from Willkie Farr & Gallagher LLP will be issued to Provident as a condition to Provident's obligation to consummate the merger. This opinion states that Ventas was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2004, and its proposed method of operation will enable Ventas to continue to meet the requirements for qualification and taxation as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders.

        You should be aware that the Tax Opinion will be based upon customary assumptions, is conditioned upon certain representations made by Ventas as to factual matters, including representations regarding the nature of Ventas's properties and the conduct of its business, and is not binding upon the IRS or any court. In addition, the Tax Opinion is based on current federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, Ventas's qualification and taxation as a REIT depends upon Ventas's ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that Ventas earns from specified sources, the percentage of its assets that falls within specified categories, the diversity of its share ownership, and the percentage of its earnings that Ventas distributes. Willkie Farr & Gallagher LLP will not review Ventas's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Ventas's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of Ventas's failure to qualify as a REIT, see "—Requirements for Qualification as a REIT—Failure to Qualify" below.

        If Ventas qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. However, Ventas will be subject to federal income tax in the following circumstances:

  •
  Ventas will pay federal income tax on taxable income, including net capital gain, that Ventas does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  Ventas may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to stockholders.

  •
  Ventas will pay income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure (which we refer to in this proxy statement/prospectus as foreclosure property) that Ventas holds primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

  •
  Ventas will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that Ventas holds primarily for sale to customers in the ordinary course of business.

  •
  If Ventas fails to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Requirements for Qualification as a REIT—Income Tests," and nonetheless continues to qualify as a REIT because it meets other requirements, Ventas will pay a 100% tax on the greater of (a) the amount by which Ventas fails the 75% gross income test and (b) the excess of 90% of its gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by a fraction intended to reflect Ventas's profitability. Pursuant to the 2004 Jobs Act, the reference in clause (b) above to 90% of Ventas's gross income would be changed to 95% of its gross income, effective for its taxable years beginning with 2005.

  •
  If Ventas fails to satisfy the REIT asset tests, as described below under "—Requirements for Qualification as a REIT—Asset Tests," and such failure is due to reasonable cause and not willful neglect, then, in certain situations, Ventas will be subject to a tax equal to the greater of (i) $50,000 and (ii) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with Ventas's 2005 taxable year.

  •
  If Ventas fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests as described below under "—Requirements for Qualification as a REIT," and such failure is due to reasonable cause and not willful neglect, then Ventas may avoid disqualification as a REIT if it pays a penalty of $50,000 for each such failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with Ventas's 2005 taxable year.

  •
  If Ventas fails to distribute during a calendar year at least the sum of (i) 85% of Ventas's REIT ordinary income for the year, (ii) 95% of Ventas's REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, Ventas will pay a 4% excise tax on the excess of the required distribution over the amount Ventas actually distributed.

  •
  Ventas may elect to retain and pay income tax on Ventas's net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of Ventas's undistributed long-term capital gain (to the extent that Ventas makes a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax Ventas paid.

  •
  Ventas will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

  •
  Ventas may also be subject to "Built-in Gains Tax" on any appreciated asset that it owns or acquires that was previously owned by a C corporation (i.e., a corporation generally subject to full corporate level tax). Ventas owns appreciated assets that it held on January 1, 1999, the effective date of Ventas's REIT election. These assets are subject to the Built-in Gains Tax rules because Ventas was a taxable C corporation prior to January 1, 1999. If Ventas disposes of any of these assets and recognizes gain on the disposition of such asset during the ten-year period following January 1, 1999, then Ventas generally will be subject to regular corporate income tax on the gain equal to the lower of (a) the recognized gain at the time of the disposition or (b) the built-in gain in that asset as of January 1, 1999. The total amount of gain on which Ventas can be taxed under the Built-in Gains Tax rules is limited to its net built-in gain at the time it became a REIT, i.e., the excess of the aggregate fair market value of Ventas's assets at the time it became a REIT over the adjusted tax bases of those assets at that time. In connection with the sale of any assets, all or a portion of such gain could be treated as ordinary income instead of capital gain and be subject to taxation and/or the minimum REIT distribution requirements.

        Also, in connection with the merger, Ventas will receive from Provident assets it acquired from Brookdale. Provident inherited a carryover basis and a "built-in gain" in these assets and, thus, Ventas will be subject to tax at the highest corporate rate on the sale or disposition, directly or indirectly, of any such asset, if such asset is sold within ten years of its acquisition by Ventas. The amount of gain on which Ventas will pay tax is generally the lesser of (i) the amount of gain with respect to such asset that Ventas recognizes at the time of the sale or disposition and (ii) the amount of gain that Provident would have recognized if it had sold such asset at the time it was acquired from Brookdale (i.e., the built-in gain in the asset at the time of the Brookdale Acquisition (as defined herein)).

        Ventas will also be subject to such corporate tax on any other asset that it acquires in the future from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which Ventas acquires a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, if Ventas recognizes gain on the sale or disposition of the asset during the ten-year period after it acquires the asset.

        Furthermore, any taxable gain on the sale of a carryover basis asset, and any depreciation deductions with respect to such asset that are allocable to Ventas, will be based on such asset's carryover basis.

Requirements for Qualification as a REIT

        A REIT is a corporation, trust or association that meets each of the following requirements:

  1.
  it is managed by one or more trustees or directors;

  2.
  its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3.
  it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

  4.
  it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

  5.
  at least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution), other than during the first taxable year with respect to which a REIT election is made;

  6.
  not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year, other than during the first taxable year with respect to which a REIT election is made;

  7.
  it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

  8.
  it meets certain other qualification tests regarding the nature of its income and assets and minimum distribution requirements with respect to its REIT taxable income.

        Ventas must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Ventas complies with all the requirements for ascertaining information concerning the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement 6, Ventas will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding Ventas's shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

        Ventas believes it has issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, Ventas has placed certain restrictions on the transfer of shares that are intnded to prevent further concentration of share ownership. However, such restrictions may not prevent Ventas from failing to meet these requirements, and thereby failing to qualify as a REIT.

        In addition, to qualify as a REIT, a corporation may not have (as of the end of the taxable year) any earnings and profits that were accumulated in periods before it elected REIT status. Ventas believes that at December 31, 1999, it did not have any accumulated earnings and profits that are attributable to periods during which Ventas was not a REIT, although the IRS would be entitled to challenge that determination.

        A corporation that is a "qualified REIT subsidiary" (which we refer to in this proxy statement/prospectus as a QRS) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a QRS are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A QRS is a corporation all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that Ventas owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as Ventas's assets, liabilities, and items of income, deduction, and credit.

        An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is generally treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, Ventas's proportionate share of the assets, liabilities and items of income of ETOP and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which Ventas acquires an interest, directly or indirectly, will generally be treated as Ventas's assets and gross income for purposes of applying the various REIT qualification requirements.

        A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries" (which we refer to in this proxy statement/prospectus as a TRS). A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. A TRS may not operate or manage a healthcare facility. For purposes of this rule, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

        On March 26, 2002, Ventas formed a TRS, Ventas Capital Corporation, a Delaware corporation. On November 8, 2002, Ventas formed another TRS, Ventas TRS, LLC, a Delaware limited liability company. Both companies are owned 100% by Ventas Realty. As of March 31, 2005, neither Ventas Capital Corporation nor Ventas TRS, LLC owned any of Ventas's assets. Due to the acquisition of ElderTrust, on February 5, 2004, Ventas also owns substantially all of ET Capital Corporation. ET Capital Corporation is a TRS 100% owned by ETOP. As of March 31, 2005, ET Capital Corporation's only assets were intercompany loans.

  Income Tests

        Ventas must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property, or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets; and

  •
  income derived from the temporary investment of new capital that is attributable to the issuance of Ventas's shares of beneficial interest or a public offering of Ventas's debt with a maturity date of at least five years and that Ventas receives during the one-year period beginning on the date on which Ventas received such new capital.

        Second, in general, at least 95% of Ventas's gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from Ventas's sale of property that Ventas holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Pursuant to the 2004 Jobs Act, income from certain hedging instruments is excluded from both the numerator and denominator for purposes of the 95% income test. The following paragraphs discuss the specific application of the gross income tests to Ventas.

  Rents from Real Property

        Rent that Ventas receives from its real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

        First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the leases are entered into;

  •
  are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

  •
  conform with normal business practice.

        More generally, the rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but in reality is used as a means of basing the rent on income or profits. In connection with the issuance of the Tax Opinion, Ventas will represent to Willkie Farr & Gallagher LLP that it intends to set and accept rents which are not to any extent determined by reference to any person's income or profits, in compliance with the rules above.

        Second, Ventas must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (which we refer to in this proxy statement/prospectus as a related party tenant) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of Ventas's shares is owned, directly or indirectly, by or for any person, Ventas is considered as owning the stock owned, directly or indirectly, by or for such person. Ventas does not own any stock or any assets or net profits of any lessee directly. In addition, Ventas's certificate of incorporation prohibits transfers of Ventas's shares that would cause Ventas to own, actually or constructively, 10% or more of the ownership interests in a lessee. Ventas should, therefore, never own, actually or constructively, 10% or more of any lessee other than a TRS. In connection with the issuance of the Tax Opinion, Ventas will represent to Willkie Farr & Gallagher LLP that it will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Ventas's shares, no absolute assurance can be given that such transfers or other events of which Ventas has no knowledge will not cause it to own constructively 10% or more of a lessee other than a TRS at some future date.

        As described above, Ventas currently owns up to 100% of the stock of two TRSs and may in the future own more. Under an exception to the related party tenant rule described in the preceding paragraph, rent that Ventas receives from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future Ventas receives rent from a TRS, Ventas will seek to comply with this exception.

        Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (which we refer to in this proxy statement/prospectus as the personal property ratio). With respect to each of Ventas's leases, Ventas believes that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, Ventas believes that any income attributable to personal property will not jeopardize its ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge Ventas's calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, Ventas could fail to satisfy the 75% or 95% gross income test and possibly lose its REIT status or be subject to additional tax.

        Fourth, Ventas cannot furnish or render noncustomary services to the tenants of its properties, or manage or operate its properties, other than through an independent contractor who is adequately compensated and from whom Ventas does not derive or receive any income. However, Ventas need not provide services through an "independent contractor," but instead may provide services directly to Ventas's tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, Ventas may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as Ventas's income from the services does not exceed 1% of Ventas's income from the related property. Finally, Ventas may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to Ventas's tenants without tainting Ventas's rents from the related properties. Ventas does not intend to perform any noncustomary services for Ventas's lessees, other than services provided through independent contractors or TRSs. In connection with the issuance of the Tax Opinion, Ventas will represent to Willkie Farr & Gallagher LLP that it will not perform noncustomary services which would jeopardize its REIT status.

        If a portion of the rent Ventas receives from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of Ventas's gross income during the year, Ventas could lose its REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property:" (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs; or (3) Ventas furnishes more than a de minimis amount of noncustomary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, Ventas could lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

        Tenants may be required to pay, besides base rent, reimbursements for certain amounts Ventas is obligated to pay to third parties (such as a lessee's proportionate share of a property's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as "rents from real property." To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

        Ventas does not believe that it has, nor does it anticipate that it will in the future, (i) charged/charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derived/derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents, (iii) derived/derive rent attributable to a related party tenant, or (iv) provided/provide any noncustomary services to tenants other than through qualifying independent contractors, except as permitted by the 1% de minimis exception or to the extent that the amount of resulting nonqualifying income would not cause Ventas to fail to satisfy the 95% and 75% gross income tests. Ventas believes that it has been and will continue to be in compliance with the gross income tests. However, Ventas cannot assure you that it is or will continue to be in compliance with the gross income tests.

  Interest

        The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, interest income from a loan based on the residual cash proceeds from the sale of property securing a loan which constitutes a "shared appreciation provision" and which is attributable to such a participation feature will be treated as gain from the sale of the secured property.

  Prohibited Transactions

        A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Ventas believes that none of its assets will be held primarily for sale to customers and that a sale of any of Ventas's assets will not be in the ordinary course of Ventas's business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, Ventas will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. Ventas cannot assure you, however, that it can comply with the safe-harbor provisions or that it will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business." Ventas may, however, form or acquire a TRS to hold and dispose of those properties Ventas concludes may not fall within the safe-harbor provisions. This is most likely to occur if Ventas acquires a portfolio of properties, some of which are redundant or inappropriate for Ventas's investment strategy, in circumstances where Ventas is not free to choose only the properties it desires from the portfolio.

  Foreclosure Property

        Ventas will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (which agreement or proceeding we refer to in this proxy statement/prospectus as a Repossession Action). Property acquired by a Repossession Action generally will not be considered "foreclosure property" if (a) the REIT acquired the property as a result of indebtedness arising from the sale or other disposition of property held for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

        A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6), acquired by Ventas as the result of the termination or expiration of a lease of such property (other than a termination by reason of a default or the imminence of a default on a lease). In general, Ventas may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or longer if an extension is granted). For purposes of this rule, a "qualified healthcare property" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility or any real property or personal property necessary or incidental to the use of any such facility.

  Hedging Transactions

        From time to time, Ventas may enter into hedging transactions with respect to one or more of its assets or liabilities. Ventas's hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. At the present time, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness Ventas incurs to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. However, for Ventas's taxable years beginning with 2005, the 2004 Jobs Act provides that such income or gain will not be qualifying income for purposes of the 95% gross income test. However, provided Ventas enters into a financial contract in order to hedge indebtedness incurred or to be incurred to purchase or carry a "real estate asset" and identify such a financial contract as a hedge on the date Ventas enters into it, any periodic income or gain from the disposition of the financial contract will not be treated as gross income for purposes of applying the 95% test (that is, it will be excluded for purposes of such test from both the numerator and denominator). The 2004 Jobs Act does not alter the treatment of such periodic income or gain as nonqualifying gross income for purposes of the 75%

gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not always entirely clear which such instruments will generate income which will be considered qualifying income for purposes of either of the gross income tests. Ventas intends to structure any hedging or similar transactions so as not to jeopardize its status as a REIT.

  Failure to Satisfy Gross Income Tests

        If Ventas fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

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  Ventas's failure to meet these tests is due to reasonable cause and not to willful neglect;

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  Ventas attaches a schedule of the sources of Ventas's income to Ventas's tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        Ventas cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above under "—Taxation of Ventas," even if the relief provisions apply, Ventas would incur a 100% tax on the gross income attributable to the greater of (a) the amount by which it fails the 75% gross income test and (b) the excess of 90% (which percentage will be increased to 95% beginning with Ventas's 2005 taxable year) of its gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by a fraction intended to reflect its profitability.

  Asset Tests

        To maintain its qualification as a REIT, Ventas also must satisfy the following asset tests at the end of each quarter of each taxable year.

        First, at least 75% of the value of Ventas's total assets must consist of:

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  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgages on real property;

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  stock in other REITs; and

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  investments in stock or debt instruments during the one-year period following Ventas's receipt of new capital that it raises through equity offerings or offerings of debt with at least a five-year term.

        Second, of its investments not included in the 75% asset class, the value of Ventas's interest in any one issuer's securities may not exceed 5% of the value of its total assets.

        Third, Ventas may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of Ventas's total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of Ventas's total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities and, pursuant to the 2004 Jobs Act, certain other securities (e.g., certain securities issued by a state government) are not treated as "securities" for purposes of the 10% value test.

        Ventas will monitor the status of Ventas's assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. If Ventas fails to satisfy the asset tests at the end of a calendar quarter, Ventas will not lose its REIT status if:

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  Ventas satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of Ventas's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If Ventas did not satisfy the condition described in the second item, above, it still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        Furthermore, pursuant to the 2004 Jobs Act, Ventas will not lose its REIT status as the result of a failure to satisfy the 5% test, the 10% vote test or the 10% value test if (i) the value of the assets causing the violation did not exceed the lesser of (A) 1% of the value of Ventas's assets at the end of the quarter in which the violation occurred, or (B) $10,000,000, and (ii) Ventas were to cure the violation by disposing of assets within six months of the end of the quarter in which Ventas identified the failure. For a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% test, Ventas would not lose its status as a REIT if the failure were for reasonable cause and not due to willful neglect and Ventas were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which Ventas identified the failure and (iii) pay a tax equal to the greater of (A) $50,000, or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible to state whether in all cases Ventas would be entitled to these relief provisions. The relief provisions added by the 2004 Jobs Act described in this paragraph are effective beginning with Ventas's 2005 taxable year.

  Distribution Requirements

        Each taxable year, Ventas must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount not less than:

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  the sum of:

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  90% of Ventas's "REIT taxable income," computed without regard to the dividends-paid deduction or Ventas's net capital gain or loss; and

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  90% of Ventas's after-tax net income, if any, from foreclosure property; minus

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  the sum of certain items of non-cash income.

        Ventas must pay such distributions in the taxable year to which they relate, or in the following taxable year if Ventas declares the distribution before it timely files its federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

        Ventas will pay federal income tax on taxable income, including net capital gain, it does not distribute to shareholders. In addition, Ventas will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts it actually distributes if it distributes an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

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  85% of Ventas's REIT ordinary income for the year;

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  95% of Ventas's REIT capital gain income for the year; and

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  any undistributed taxable income from prior periods.

        Ventas may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "—U.S. Federal Taxation of Taxable U.S. Stockholders." If Ventas so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. Ventas intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

        It is possible that, from time to time, Ventas may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at Ventas's REIT taxable income. For example, Ventas may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds Ventas's allocable share of cash attributable to that sale. Accordingly, Ventas may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, Ventas may need to borrow funds or issue additional common or preferred shares.

        Ventas believes that it has satisfied the annual distribution requirements for the year of its REIT election and each year thereafter. However, Ventas cannot assure you that it has satisfied the distribution requirements for the year of its REIT election and subsequent years. Although Ventas intends to continue meeting the annual distribution requirements to qualify as a REIT for federal income tax purposes for the year ended December 31, 2004 and subsequent years, it is possible that economic, market, legal, tax or other considerations may limit Ventas's ability to meet such requirements. As a result, if Ventas were not able to meet the annual distribution requirement, Ventas would fail to qualify as a REIT.

        Under certain circumstances, Ventas may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. Ventas may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although Ventas may be able to avoid income tax on amounts distributed as deficiency dividends, Ventas will be required to pay interest based upon the amount of any deduction Ventas takes for deficiency dividends.

  Recordkeeping Requirements

        Ventas must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, Ventas must request on an annual basis information from Ventas's stockholders designed to disclose the actual ownership of outstanding Ventas common stock. Ventas intends to put procedures in place to effectively comply with these requirements.

  Failure to Qualify

        If Ventas failed to qualify as a REIT in any taxable year and no relief provision applied, Ventas would have the following consequences. Ventas would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on Ventas's taxable income, determined without reduction for amounts distributed to stockholders. Ventas would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable as ordinary income to the extent of Ventas's current and accumulated earnings and profits (unless the lower 15% dividend rate applied, as described below in "—U.S. Federal Taxation of Taxable U.S. Stockholders—Jobs and Growth Tax Relief Reconciliation Act of 2003"). Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless Ventas qualified for relief under specific statutory provisions, Ventas would not be permitted to elect taxation as a REIT for the four taxable years following the year during which Ventas ceased to qualify as a REIT.

        Pursuant to the 2004 Jobs Act, Ventas should not lose Ventas's REIT status as the result of a failure to satisfy a REIT requirement, other than the gross income or asset tests, which relief provisions have been described above, if the failure was due to reasonable cause and not willful neglect and Ventas were to pay a tax of $50,000 for each failure. It is not possible to state whether in all cases Ventas would be entitled to this statutory relief. This provision is effective beginning with Ventas's 2005 taxable year.

U.S. Federal Taxation of Taxable U.S. Stockholders

        As long as Ventas qualifies as a REIT, a taxable "U.S. Stockholder" will be required to take into account as ordinary income distributions made out of Ventas's current or accumulated earnings and profits that Ventas does not designate as capital gain dividends or retained long-term capital gain. A U.S. Stockholder generally will not qualify for the dividends-received deduction applicable to corporations. The term "U.S. Stockholder" means a holder of Ventas common stock that, for U.S. federal income tax purposes, is:

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  a citizen or resident of the United States for U.S. federal income tax purposes;

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  a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        Distributions to a U.S. Stockholder which Ventas designates as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. Stockholder has held its Ventas common stock. Ventas generally will designate its capital gain dividends as either 15%, 20% or 25% rate distributions. A corporate U.S. Stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        Ventas may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Stockholder would be taxed on its proportionate share of Ventas's undistributed long-term capital gain. The U.S. Stockholder would receive a credit or refund for its proportionate share of the tax Ventas paid. The U.S. Stockholder would increase the basis in its Ventas common stock by the amount of its proportionate share of Ventas's undistributed long-term capital gain, minus its share of the tax Ventas paid.

        A U.S. Stockholder will not incur tax on a distribution in excess of Ventas's current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. Stockholder's Ventas common stock. Instead, the distribution will reduce the adjusted basis of the Ventas common stock, and any amount in excess of both Ventas's current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares of Ventas common stock have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. Stockholder. In addition, any distribution Ventas declares in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any of those months will be treated as paid by Ventas and received by the U.S. Stockholder on December 31 of the year, provided Ventas actually pays the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of Ventas's net operating losses or capital losses. Instead, these losses are generally carried over by Ventas for potential offset against Ventas's future income. Taxable distributions from Ventas and gain from the disposition of Ventas common stock will not be treated as passive activity income; stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from Ventas and gain from the disposition of Ventas common stock generally will be treated as investment income for purposes of the investment interest limitations. Ventas will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

        The characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains generally may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

  Taxation of U.S. Stockholders on the Disposition of Shares of Common Stock

        In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of Ventas common stock as long-term capital gain or loss if the U.S. Stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of shares of Ventas common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from Ventas which the U.S. Stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. Stockholder realizes upon a taxable disposition of Ventas common stock may be disallowed if the U.S. Stockholder purchases other shares of Ventas common stock within 30 days before or after the disposition.

  Jobs and Growth Tax Relief Reconciliation Act of 2003

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 was enacted on May 28, 2003. This statute reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for qualified corporate dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on corporate dividends will move to 35% in 2009 and 39.6% in 2011. Because Ventas is not generally subject to federal income tax on the portion of Ventas's REIT taxable income or capital gains distributed to its stockholders, Ventas's dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, Ventas's ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

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  Ventas's stockholders' long-term capital gains, if any, recognized on the disposition of shares of Ventas common stock;

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  Ventas's distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate), as well as to net capital gains retained by Ventas but deemed distributed to Ventas's stockholders;

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  Ventas's dividends attributable to dividends received by Ventas from non-REIT corporations, such as taxable REIT subsidiaries; and

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  Ventas's dividends to the extent attributable to income upon which Ventas has paid corporate income tax (e.g., to the extent that Ventas distributes less than 100% of its taxable income).

        Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs.

  Information Reporting Requirements and Backup Withholding

        Ventas will report to its stockholders and to the IRS the amount of distributions Ventas pays during each calendar year and the amount of tax it withholds, if any, as well as the amount of any net capital gains retained by Ventas and the amount of tax paid by Ventas thereon. A stockholder may be subject to backup withholding (currently at a rate of 28%) with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not timely provide Ventas with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's U.S. federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required informationis timely furnished to the IRS. In addition, Ventas may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to Ventas. For a discussion of the withholding rules as applied to non-U.S. Stockholders, see "—Taxation of Non-U.S. Stockholders." U.S. Stockholders should consult their own tax advisers regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (which we refer to in this proxy statement/prospectus as pension trusts), generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income" (which we refer to in this proxy statement/prospectus as UBTI). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, and subject to the exceptions discussed below, amounts distributed by Ventas to pension trusts generally should not constitute UBTI. However, if a pension trust finances its acquisition of Ventas's common stock with debt, a portion of its income from Ventas will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Ventas as UBTI.

        In certain circumstances, however, a "qualified trust" that owns more than 10% (by value) of the shares of Ventas common stock of beneficial interest must treat a portion of the dividends it receives from Ventas as UBTI. In general, a "qualified trust" is a pension trust described in Code Section 401(a) and exempt from taxation under Code Section 501(a). This rule applies to a qualified trust holding more than 10% of Ventas's shares only if:

  •
  the percentage of Ventas's dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%; and

  •
  Ventas is a "pension-held REIT."

        Ventas will not be a "pension-held REIT" unless Ventas qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of shares of beneficial interest of Ventas common stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and either of the following applies:

  •
  one pension trust owns more than 25% of the value of Ventas's shares of beneficial interest; or

  •
  a group of pension trusts each holding more than 10% of the value of Ventas's shares of beneficial interest collectively owns more than 50% of the value of Ventas's shares of beneficial interest.

        Due to the ownership limitations contained in Ventas's certificate of incorporation, which provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9% (by value or vote, whichever is more restrictive) of outstanding shares of beneficial interest of Ventas common stock or more than 9% (by value or vote, whichever is more restrictive) of outstanding shares of Ventas common stock, Ventas does not expect to be a "pension-held REIT" within the meaning of the Code. However, Ventas's certificate of incorporation does not contain any restrictions specifically intended to prevent Ventas from becoming a "pension-held REIT" and, in certain circumstances, Ventas's board of directors is permitted to waive the ownership limitations contained in Ventas's certificate of incorporation. Accordingly, there can be no guarantee that Ventas will not, at some point in the future, become a "pension-held REIT."

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (which we refer to in this proxy statement/prospectus as Non-U.S. Stockholders) are complex. This section is only a summary of such rules. We urge Non-U.S. Stockholders to consult their own tax advisers to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

        A Non-U.S. Stockholder that receives a distribution which (a) is not attributable to gain from Ventas's sale or exchange of U.S. real property interests (as defined below) and (b) Ventas does not designate as a capital gain dividend (or retained capital gain), will recognize ordinary income to the extent of Ventas's current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, in the same manner as U.S. Stockholders are taxed on distributions. A corporate Non-U.S. Stockholder may, in addition, be subject to the 30% branch profits tax. Ventas plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. Stockholder unless:

  •
  a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with Ventas; or

  •
  the non-U.S. stockholder files an IRS Form W-8ECI with Ventas claiming that the distribution is effectively connected income.

        A Non-U.S. Stockholder will not incur tax on a distribution in excess of Ventas's current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's shares of Ventas common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A Non-U.S. Stockholder will be subject to tax on a distribution that exceeds both Ventas's current and accumulated earnings and profits and the adjusted basis of its shares, if the Non-U.S. Stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of Ventas common stock, as described below. Because Ventas generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, Ventas normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Stockholder may obtain a refund of amounts Ventas withholds if Ventas later determines that a distribution in fact exceeded Ventas's current and accumulated earnings and profits.

        For any year in which Ventas qualifies as a REIT, a Non-U.S. Stockholder will incur tax on distributions attributable to gain from Ventas's sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Code. The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a Non-U.S. Stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the Non-U.S. Stockholder. A Non-U.S. Stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate Non-U.S. Stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Ventas must withhold 35% of any distribution that Ventas could designate as a capital gain dividend. A Non-U.S. Stockholder may receive a credit against its tax liability for the amount Ventas withholds and a refund to the extent that amounts Ventas withholds exceed such stockholder's U.S. tax liability with respect to such capital gain dividends.

        Notwithstanding the foregoing, the 2004 Jobs Act provides, for taxable years beginning after October 22, 2004, that capital gain dividends paid to a Non-U.S. Stockholder are not subject to FIRPTA if the capital gain dividends are paid with respect to a class of REIT stock that is regularly traded on an established securities market in the U.S., as long as the Non-U.S. Stockholder has not owned more than 5% of such class of stock at any time during the taxable year in which the dividend is received. Such capital gain dividends would instead be treated with respect to qualifying Non-U.S. Stockholders as ordinary dividends, subject to withholding, as described above, at a 30% rate or lower treaty rate if applicable. Furthermore, such qualifying Non-U.S. Stockholders that are corporations should no longer be subject to the branch profits tax. It is currently anticipated that Ventas common stock will in the future be regularly traded on an established securities market within the meaning of this provision.

        A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as Ventas qualifies as a domestically-controlled REIT. A REIT is "domestically-controlled" if, at all times during a specified testing period, less than 50% in value of the REIT's shares are held, directly or indirectly, by non-U.S. persons. Ventas cannot assure you that it will qualify at all times as a domestically-controlled REIT, and Ventas's certificate of incorporation does not contain any restrictions specifically intended to ensure that Ventas qualifies at all times as a domestically-controlled REIT. In addition, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the outstanding shares of Ventas common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of shares of Ventas common stock if the shares are "regularly traded" on an established securities market. It is currently anticipated that Ventas common stock will, in the future, continue to be regularly traded on an established securities market within the meaning of this provision. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. Stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

        A Non-U.S. Stockholder generally will incur tax on gain not subject to FIRPTA if:

  •
  the gain is effectively connected with the conduct of the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to the gain; or

  •
  the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. Stockholder will incur a 30% tax on capital gains.

Other Tax Consequences

  State and Local Taxes

        Ventas and/or its stockholders may be subject to taxation by various states and localities, including those in which Ventas or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisers regarding the effect of state and local tax laws, in addition to the federal, foreign and other tax laws, upon an investment in Ventas common stock.

  Possible Legislative or Other Actions Affecting Tax Consequences

        You should recognize that Ventas's present federal income tax treatment may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in shares of Ventas common stock. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting Ventas or its stockholders or the value of an investment in Ventas common stock.

DESCRIPTION OF VENTAS

Business and Properties of Ventas

  General

        Ventas is a healthcare REIT incorporated in Delaware in 1985. Ventas owns a geographically diverse portfolio of healthcare and senior housing facilities which, as of March 31, 2005, consisted of 201 skilled nursing facilities, 41 hospitals and 50 senior housing and other facilities in 39 states. Except with respect to its medical office buildings, Ventas leases these facilities to healthcare operating companies under "triple-net" or "absolute-net" leases. As of March 31, 2005, Kindred leased 225 of Ventas's facilities. Ventas also had real estate loan investments relating to 34 healthcare and senior housing facilities as of March 31, 2005. For the three months ended March 31, 2005, Ventas had rental income of $62.7 million.

        Ventas operates through one segment, which consists of financing, owning and leasing healthcare-related and senior housing facilities. See Ventas's consolidated financial statements and notes thereto, including "Note 2—Summary of Significant Accounting Policies" of the notes to Ventas's audited consolidated financial statements, included elsewhere in this proxy statement/prospectus.

        Ventas's business strategy is comprised of two primary objectives: diversifying its portfolio of properties and increasing its earnings. Ventas intends to continue to diversify its real estate portfolio by operator, facility type and reimbursement source. Ventas intends to invest in or acquire additional healthcare-related and/or senior housing assets across a wide spectrum.

  Portfolio of Properties

        As of March 31, 2005, Ventas conducted substantially all of its business through Ventas Realty, Ventas Finance and ETOP. As of March 31, 2005 Ventas Realty owned 39 of Ventas's hospitals, 157 of Ventas's skilled nursing facilities and 27 of its senior housing and other facilities; Ventas Finance owned 39 of Ventas's skilled nursing facilities; and ETOP owned five of Ventas's skilled nursing facilities and 13 of Ventas's senior housing and other facilities. Ventas and certain of its other subsidiaries owned the remaining 12 facilities.

        The following tables provide an overview of Ventas's portfolio of healthcare properties and investments as of and for the three months ended March 31, 2005 and the year ended December 31, 2004:

	As of and For the Three Months Ended March 31, 2005
Portfolio by Type	Number of Properties	Number of Beds/Units	Revenue(1)		Percent of Total Revenues		Original Investment	Percent of Original Investment	Original Investment Per Bed/Unit	Number of States(2)
					(dollars in thousands)
Healthcare Properties
Skilled nursing facilities	201	25,532	$35,773		55.9%		$833,088	53.6%	$32.6	31
Hospitals	41	3,859	18,165		28.4		338,704	21.8	87.8	19
Senior housing facilities	31	3,801	7,804		12.2		330,337	21.3	$86.9	14
Other facilities	19	122	997		1.5		53,331	3.3	nm	5

Total healthcare properties	292	33,314	62,739		98.0		$1,555,460	100.0%		39

Other Real Estate Investments
Loans receivable	34	2,626	652	(3)	1.0

Total	326	35,940	$63,391		99.0	%(4)

(1)
Includes (i) revenue of $0.6 million related to the amortization of deferred revenue recorded as a result of Ventas's receipt of Kindred common stock in connection with Kindred's emergence from bankruptcy on April 20, 2001 and the amortization of the deferred revenue recorded from the receipt of $4.5 million of additional future rent under its leases with Kindred and (ii) less than $0.1 million from subleases under its leases with Kindred.

(2)
As of March 31, 2005, Ventas owned healthcare properties located in 39 states operated by 12 different operators.

(3)
Interest income from Ventas's mezzanine loan made to Trans Healthcare, Inc. (which we refer to in this proxy statement/prospectus as THI) on November 4, 2002 (which we refer to in this proxy statement/prospectus as the THI Mezzanine Loan).

(4)
The remainder of Ventas's total revenues is interest and other income.

nm
Not meaningful.

	As of and For the Year Ended December 31, 2004
Portfolio by Type	Number of Properties	Number of Beds/Units	Revenue(1)		Percent of Total Revenues		Original Investment	Percent of Original Investment	Original Investment Per Bed/Unit	Number of States(2)
					(dollars in thousands)
Healthcare Properties
Skilled nursing facilities	201	25,532	$135,854		57.4%		$833,088	55.1%	$32.6	31
Hospitals	40	3,557	70,517		29.8		319,298	21.1	89.8	19
Senior housing facilities	30	3,684	22,364		9.4		319,386	21.1	$86.7	13
Other facilities	16	122	4,176		1.7		40,439	2.7	nm	4

Total healthcare properties	287	32,895	232,911		98.3		$1,512,211	100.0%		39

Other Real Estate Investments
Loan receivable	25	1,983	2,958	(3)	1.3

Total	312	34,878	$235,869		99.6	%(4)

(1)
Includes (i) revenue of $2.3 million related to the amortization of deferred revenue recorded as a result of Ventas's receipt of Kindred common stock in connection with Kindred's emergence from bankruptcy on April 20, 2001 and the amortization of the deferred revenue recorded from the receipt of $4.5 million of additional future rent under its leases with Kindred and (ii) $0.1 million from subleases under its leases with Kindred.

(2)
As of December 31, 2004, Ventas owned healthcare properties located in 39 states operated by 11 different operators.

(3)
Interest income from the THI Mezzanine Loan.

(4)
The remainder of Ventas's total revenues is interest and other income.

nm
Not meaningful.

  Healthcare Facilities

        Skilled Nursing Facilities.    Ventas's skilled nursing facilities typically provide nursing care services to the elderly and rehabilitation and restoration services, including physical, occupational and speech therapies, and other medical treatment for patients and residents who do not require the high technology, care-intensive setting of an acute care or rehabilitation hospital.

        Hospitals.    Ventas's hospitals generally are long-term acute care hospitals that serve medically complex, chronically ill patients who require a high level of monitoring and specialized care, but whose conditions do not necessitate the continued services of an intensive care unit. The operator of these hospitals has the capability to treat patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. Chronic patients are often dependent on technology for continued life support, such as mechanical ventilators, total parenteral nutrition, respiration or cardiac monitors and dialysis machines, and, therefore, due to their severe medical conditions, these patients generally are not clinically appropriate for admission to a nursing facility or rehabilitation hospital. Ventas's one 29-bed rehabilitation hospital provides high intensity physical, respiratory, neurological, orthopedic and other treatment protocols for patients during recovery.

        Senior Housing Facilities.    Ventas's assisted and independent living facilities offer residential units on a month-to-month basis primarily to elderly individuals with various levels of assistance requirements. Residents of these facilities are provided meals in a central dining area and engage in group activities organized by the staff. Assisted living residents may also be provided personal supervision and daily assistance with eating, bathing, grooming and administering medication that make it possible for them to live independently.

  Other Facilities

        Ventas's other facilities consist of medical office buildings, which offer office space primarily to physicians and other healthcare-related businesses, and personal care facilities, which provide specialized care, including supported living services, neurorehabilitation, neurobehavioral management and vocational programs, for persons with acquired or traumatic brain injury.

  Corporate Offices

        Ventas leases its corporate offices in Louisville, Kentucky and Chicago, Illinois.

  Other Real Estate Investments

        Ventas's THI Mezzanine Loan is secured by equity pledges in entities that own and operate 17 healthcare properties plus liens on four other healthcare properties and interests in three additional properties and a physical therapy business. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        During the three months ended March 31, 2005, Ventas extended a first mortgage loan in the amount of $6.4 million and invested in a portfolio of eight distressed mortgage loans for an aggregate purchase price of $21.4 million. The mortgage loans are secured by eight senior housing facilities. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Geographic Diversification

        Ventas's portfolio is broadly diversified by geographic location, with facilities in one state comprising more than 10% percent of its 2004 total revenues. The following tables show Ventas's rental income derived by geographic location for the three months ended March 31, 2005 and the year ended December 31, 2004:

	For the Three Months Ended March 31, 2005
	Rental Income(1)	Percent of Total Revenues
	(dollars in thousands)
State
Massachusetts	$6,857	10.7%
California	6,247	9.8
Florida	4,372	6.8
Illinois	3,943	6.2
Ohio	3,910	6.1
Indiana	3,654	5.7
Pennsylvania	3,353	5.2
Kentucky	3,210	5.0
North Carolina	2,700	4.2
Texas	2,544	4.0
Other (29 states)	21,949	34.3

Total	$62,739	98.0	%(2)

(1)
Includes (i) revenue of $0.6 million related to the amortization of deferred revenue recorded as a result of our receipt of Kindred common stock and the amortization of the deferred revenue recorded from the receipt of $4.5 million of additional future rent under our leases with Kindred and (ii) less than $0.1 million from subleases under our leases with Kindred.

(2)
The remainder of Ventas's total revenues is interest from loans receivable and interest and other income.

	For the Year Ended December 31, 2004
	Rental Income(1)	Percent of Total Revenues
	(dollars in thousands)
State
California	$24,079	10.2%
Massachusetts	23,390	9.9
Indiana	15,762	6.7
Florida	14,453	6.1
Kentucky	13,857	5.9
Ohio	13,837	5.8
North Carolina	12,420	5.2
Illinois	11,180	4.7
Texas	10,682	4.5
Wisconsin	8,882	3.7
Other (29 states)	84,369	35.6

Total	$232,911	98.3	%(2)

(1)
Includes (i) revenue of $2.3 million related to the amortization of deferred revenue recorded as a result of Ventas's receipt of Kindred common stock and the amortization of the deferred revenue recorded from the receipt of $4.5 million of additional future rent under Ventas's leases with Kindred and (ii) $0.1 million from subleases under Ventas's leases with Kindred.

(2)
The remainder of Ventas's total revenues is interest from a loan receivable and interest and other income.

        Ventas believes that the geographic diversity of its properties makes its portfolio less susceptible to adverse changes in state reimbursement and regulation and regional economic downturns.

        The following table sets forth certain information regarding the facilities owned by Ventas as of March 31, 2005 for each state in which Ventas owns property:

	Skilled Nursing Facilities		Hospitals		Senior Housing Facilities
	Number of Facilities	Licensed Beds	Number of Facilities	Licensed Beds	Number of Facilities	Units	Other Facilities
State
Alabama	3	443	—	—	—	—	—
Arizona	5	723	2	109	—	—	—
California	11	1,341	5	417	1	117	—
Colorado	4	515	1	68	—	—	—
Connecticut	6	736	—	—	1	81	—
Florida	—	—	6	491	2	279	4
Georgia	5	685	—	—	—	—	—
Idaho	8	791	—	—	—	—	—
Illinois	—	—	4	431	2	297	—
Indiana	15	2,313	1	59	—	—	—
Kansas	—	—	—	—	1	276	—
Kentucky	11	1,375	2	676	—	—	1
Louisiana	—	—	1	168	—	—	—
Maine	10	801	—	—	—	—	—
Maryland	3	462	—	—	—	—	—
Massachusetts	27	2,934	2	109	6	736	—
Michigan	1	—	1	160	2	267	—
Minnesota	1	140	—	—	—	—	—
Missouri	—	—	2	227	1	173	—
Montana	2	331	—	—	—	—	—
Nebraska	1	163	—	—	—	—	—
Nevada	2	180	1	52	1	152	—
New Hampshire	3	512	—	—	—	—	—
New Jersey	1	153	—	—	—	—	1
New Mexico	—	—	1	61	1	200	—
North Carolina	19	2,339	1	124	—	—	—
Ohio	16	2,127	1	29	5	479	—
Oklahoma	—	—	1	59	—	—	—
Oregon	2	254	—	—	—	—	—
Pennsylvania	5	731	2	115	6	508	2
Rhode Island	2	201	—	—	—	—	—
Tennessee	4	681	1	49	—	—	—
Texas	—	—	6	455	1	138	11
Utah	5	620	—	—	—	—	—
Vermont	1	160	—	—	—	—	—
Virginia	4	629	—	—	1	98	—
Washington	9	885	—	—	—	—	—
Wisconsin	11	1,856	—	—	—	—	—
Wyoming	4	451	—	—	—	—	—

Total	201	25,532	41	3,859	31	3,801	19

  Certificates of Need

        As a result of the geographic diversification of Ventas's portfolio, a majority of its skilled nursing facilities and hospitals are located in states that have certificate of need (which we refer to in this proxy statement/prospectus as CON) requirements. A CON, which is issued by governmental agencies with jurisdiction over healthcare facilities, is at times required for expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The CON rules and regulations may restrict an operator's ability to expand Ventas's properties in certain circumstances.

        The following table shows the percentage of Ventas's revenues derived by skilled nursing facilities and hospitals in states with and without CON requirements for the three months ended March 31, 2005 and the year ended December 31, 2004:

	For the Three Months Ended March 31, 2005			For the Year Ended December 31, 2004
	Skilled Nursing Facilities	Hospitals	Total	Skilled Nursing Facilities	Hospitals	Total
States with CON requirements	69.3%	54.9%	64.3%	68.8%	53.7%	63.6%
States without CON requirements	30.7	45.1	35.7	31.2	46.3	36.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

  Dependence on Kindred

        For the three months ended March 31, 2005, Kindred accounted for approximately 76.0% of Ventas's total revenues, and for the years ended December 31, 2004 and 2003, Kindred accounted for approximately 81.2% and 93.5%, respectively, of Ventas's total revenues. Ventas's reliance on Kindred is a result of the 1998 Spin Off, in which it transferred to Kindred its previous hospital, nursing facility and ancillary services businesses and it retained substantially all of the real property which it leased to Kindred.

  Kindred Master Leases

        As of March 31, 2005, Ventas leased 225 of its facilities to Kindred pursuant to the Kindred Master Leases. Ventas Realty is the lessor under each Kindred Master Lease, except for the Kindred Master Lease entered into with Ventas Finance (which we refer to in this proxy statement/prospectus as the Kindred CMBS Master Lease).

        Each Kindred Master Lease is a "triple-net lease" pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties.

        Under each Kindred Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in the applicable Kindred Master Lease). Base Rent escalates on May 1 of each year at an annual rate of 3.5% over the Prior Period Base Rent (as defined in the applicable Kindred Master Lease) if certain Kindred revenue parameters are met. Assuming such Kindred revenue parameters are met, Base Rent due under the Kindred Master Leases will be $198.9 million from May 1, 2005 to April 30, 2006. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        The properties leased to Kindred pursuant to each Kindred Master Lease are grouped into bundles, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from ten to 15 years, commencing May 1, 1998, plus renewal options totaling 15 years. Properties are renewable only in bundles.

        Ventas has a one-time right under each Kindred Master Lease (which we refer to in this proxy statement/prospectus as the Reset Right), exercisable by notice (which we refer to in this proxy statement/prospectus as the Reset Notice) given by Ventas on or after January 20, 2006 and on or before July 19, 2007, to increase the base annual rent to a then fair market rental rate, commencing as early as July 19, 2006, for a total fee of $4.6 million payable on a pro-rata basis at the time of exercise under the applicable Kindred Master Lease. Ventas currently intends to give the Reset Notice on January 20, 2006 in the absence of an earlier consensual agreement between Ventas and Kindred regarding the Reset Right. The Reset Right generally applies on a lease-by-lease basis, except that the Reset Rights under Master Lease No. 1, Master Lease No. 1A and the Kindred CMBS Master Lease can only be exercised together. If the Reset Right is exercised for any Kindred Master Lease, the annual escalations currently applicable to that particular Kindred Master Lease may be altered, depending on market conditions at the time.

        Ventas estimates that, based on information currently available to it, reports of third party experts and current market conditions, if Ventas were currently entitled to, and did, exercise the Reset Right, the base rent under the Kindred Master Leases would increase by at least $35 million per year. The Reset Right is highly speculative and its value is dependent on and may be influenced by a variety of factors and market conditions including, without limitation, Medicare and Medicaid rules and regulations, market earnings before interest, income taxes, depreciation, amortization, rent and management fees (EBITDARM) to rent coverage ratios and the terms of the Kindred Master Leases. Changes in one or any combination of these or other factors could have a material impact on the value of the Reset Right. In addition, if Ventas and Kindred do not consensually agree on the Reset Right, the value of the Reset Right determined by the appraiser selected under the Kindred Master Leases could differ materially from Ventas's estimate. The determination of the value of the Reset Right by the independent appraiser selected under the Kindred Master Leases is final. However, in no event will the base rent under the Kindred Master Leases decrease below the then current base rent payable under the Kindred Master Leases as a result of the Reset Right. There can be no assurances as to the value of the Reset Right or that the value of the Reset Right will not be less than Ventas's estimate. See "Risk Factors—Risks Relating to Ventas—Ventas is dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with Ventas could significantly harm Ventas and its ability to service its indebtedness and other obligations and to make distributions to Ventas's stockholders as required to continue to qualify as a REIT."

  Recent Developments

        From April 1, 2005 through April 28, 2005, Ventas purchased nine independent and assisted living facilities for an aggregate purchase price of $58.9 million, and made additional loans of $12.0 million, secured by two assisted living facilities. The initial cash yield on these investments exceeds 9%.

  Competition

        Ventas competes for real property investments with healthcare providers, other healthcare-related REITs, healthcare lenders, real estate partnerships, banks, insurance companies and other investors. Some of its competitors are significantly larger and have greater financial resources and lower cost of capital than it does. Ventas's ability to continue to compete successfully for real property investments will be determined by numerous factors, including its ability to identify suitable acquisition or investment targets, its ability to negotiate acceptable terms for any such acquisition and the availability and cost of capital to Ventas. See "Risk Factors—Risks Relating to Ventas—Ventas may encounter certain risks when implementing its business strategy to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets" and the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        The operators of Ventas's properties compete on a local and regional basis with other healthcare operators. Their ability to compete successfully for patients at Ventas's facilities depends upon several factors, including the quality of care at the facility, the scope of services provided, the operational reputation of the operator, physician referral patterns, physical appearance of the facilities, other competitive systems of healthcare delivery within the community, population and demographics, and the financial condition of the operator. Private, federal and state reimbursement programs and the effect of other laws and regulations also may have a significant impact on the ability of Ventas's operators to compete successfully for patients at the properties. See "Risk Factors—Risks Relating to Ventas—Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on Ventas's tenants."

  Employees

        As of March 31, 2005, Ventas had 26 full-time employees and one part-time employee. Ventas considers the relationship with its employees to be good.

  Insurance

        Ventas maintains and/or requires in its existing leases that its tenants maintain liability and casualty insurance on the properties and their operations. Under the Kindred Master Leases, Kindred is required to maintain, at its expense, certain insurance coverage related to the properties under the Kindred Master Leases and Kindred's operations at the related facilities. See "Risk Factors—Risks Relating to Ventas—Ventas is dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with Ventas could significantly harm Ventas and its ability to service its indebtedness and other obligations and to make distributions to Ventas's stockholders as required to continue to qualify as a REIT." However, Ventas cannot assure you that Kindred and its other tenants will maintain such insurance, and any failure by Kindred or its other tenants to do so could have a material adverse effect on Ventas's business, financial condition, results of operation and liquidity, on Ventas's ability to service its indebtedness and on its ability to make distributions to its stockholders as required to continue to qualify as a REIT. Ventas believes that Kindred and its other tenants are in substantial compliance with the insurance requirements contained in their respective leases with Ventas.

        Ventas believes that the amount and scope of insurance coverage provided by its own and its tenants' policies is customary for similarly situated companies in its industry. Ventas cannot assure you that in the future such insurance will be available at a reasonable price or that its will be able to maintain adequate levels of insurance coverage.

        Due to the increase in the number and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been severely restricted and the premiums for such insurance coverage has increased dramatically. As a result, many healthcare providers may incur large funded and unfunded professional liability expense, which could have a material adverse effect on their liquidity, financial condition and results of operations. In addition, many healthcare providers are pursuing different organizational and corporate structures coupled with insurance programs that provide less insurance coverage. Therefore, Ventas cannot assure you that its tenants will continue to carry the insurance coverage required under the terms of their leases with Ventas or that Ventas will continue to require the same levels of insurance under its leases.

  Mortgage Liens

        Ventas Realty has granted mortgage liens on certain of its properties to secure borrowings under Ventas's revolving credit facility, and Ventas Finance has granted mortgage liens on all of the properties covered by the Kindred CMBS Master Lease to secure a loan in the original principal amount of $225.0 million from Merrill Lynch Mortgage Lending, Inc. In addition, certain subsidiaries of Ventas have mortgage debt secured by that subsidiary's facility.

  Legal Proceedings

        See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of material pending legal proceedings affecting Ventas. Except as set forth therein, Ventas is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

  Additional Information

        Ventas maintains a website at www.ventasreit.com. The information on its website is not incorporated by reference in this proxy statement/prospectus, and its web address is included as an inactive textual reference only. Ventas makes available, free of charge, through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act as soon as reasonably practicable after Ventas electronically files such material with, or furnishes it to, the SEC. In addition, Ventas's Guidelines on Governance, the charters for each of its Audit and Compliance, Nominating and Governance and Executive Compensation Committees and its Code of Ethics and Business Conduct are available on its website, and Ventas will mail copies of the foregoing documents to stockholders, free of charge, upon request to Corporate Secretary, Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, KY 40223.

Regulatory Matters

  Healthcare Regulation

  General

        The operators of Ventas's properties derive a substantial portion of their revenues from third-party payors, including the Medicare and Medicaid programs. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, certain disabled persons and persons with end-stage renal disease, and those suffering from Lou Gehrig's Disease. Medicaid is a medical assistance program jointly funded by federal and state governments and administered by each state pursuant to which benefits are available to certain indigent patients. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid. The amounts of program payments received by Ventas's operators and tenants can be changed by legislative or regulatory actions and by determinations by agents for the programs. See "—Healthcare Reform." In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls upon operators by private payors are expected to continue. Ventas cannot assure you that adequate reimbursement levels will continue to be available for services to be provided by the operators of its properties which currently are being reimbursed by Medicare, Medicaid and private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on these operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make rental payments to Ventas.

        The operators of Ventas's properties are subject to other extensive federal, state and local laws and regulations including, but not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, services, prices for services, billing for services, and the confidentiality and security of health-related information. These laws authorize periodic inspections and investigations, and identification of deficiencies that, if not corrected, can result in sanctions that include loss of licensure to operate and loss of rights to participate in the Medicare and Medicaid programs. Regulatory agencies have substantial powers to affect the actions of operators of Ventas's properties if the agencies believe that there is an imminent threat to patient welfare, and in some states these powers can include assumption of interim control over facilities through receiverships.

  Certificates of Need

        Some states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. A CON is issued by governmental agencies with jurisdiction over healthcare facilities and is at times required for expansion of existing facilities, construction of new facilities, addition of beds, and acquisition of major items of equipment or introduction of new services. The CON rules and regulations may restrict an operator's ability to expand Ventas's properties in certain circumstances.

        In the last several years, in response to mounting Medicaid budget deficits, many states have begun to tighten CON controls, including the imposition of moratoriums on new nursing facilities and hospitals. Some states have also increased controls over licensing and change-of-ownership rules.

        In the event that any operator of Ventas's properties fails to make rental payments to Ventas or to comply with the applicable healthcare regulations, and, in either case, the operator or its lenders fail to cure the default prior to the expiration of the applicable cure period, Ventas's ability to evict that operator and substitute another operator or operators may be materially delayed or limited by various state licensing, receivership, CON or other laws, as well as by Medicare and Medicaid change-of-ownership rules. Such delays and limitations could have a material adverse effect on Ventas's ability to collect rent, to obtain possession of leased properties, or otherwise to exercise remedies for tenant default. In addition, Ventas may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings.

  Fraud and Abuse

        There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties that can materially affect the operators of Ventas's properties. The federal laws include:

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  The anti-kickback statute (Section 1128B(b) of the Social Security Act), which prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

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  The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

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  The False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

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  The Civil Monetary Penalties Law, which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent acts; and

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  The Health Insurance Portability and Accountability Act of 1996 (commonly referred to as HIPAA), which among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure.

        Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, and/or exclusion from the Medicare and Medicaid programs. These laws also impose an affirmative duty on operators to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

        Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as minimum staffing levels, criminal background checks, and limiting the use and disclosure of patient specific health information. These state laws also impose criminal and civil penalties similar to the federal laws.

        In the ordinary course of their business, the operators of Ventas's properties have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. Recent federal and state legislation has greatly increased funding for investigations and enforcement actions which have increased dramatically over the past several years. This trend is expected to continue. Private enforcement of healthcare fraud also has increased due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons, known as qui tam relators, may be filed by almost anyone, including present and former patients or nurses and other employees, and even competitors. HIPAA also created a series of new healthcare related crimes.

        As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on Ventas's operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make rental payments to Ventas.

  Long-Term Acute Care Hospitals

        Substantially all of Ventas's hospitals are operated as long-term acute care hospitals (which we refer to in this proxy statement/prospectus as LTACs), which are hospitals that have a Medicare average length of stay greater than 25 days. Ventas's hospitals are freestanding facilities and it does not own any "hospitals within hospitals." In order to receive Medicare and Medicaid reimbursement, each hospital must meet the applicable conditions of participation set forth by the U.S. Department of Health and Human Services relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. Hospitals undergo periodic on-site licensure surveys, which generally are limited if the hospital is accredited by the Joint Commission on Accreditation of Healthcare Organizations or other recognized accreditation organizations. A loss of licensure or certification could preclude a hospital from requesting or receiving payments from the Medicare and Medicaid programs, which could in turn adversely impact the operator's ability to make rental payments under its leases with Ventas.

  Skilled Nursing Facilities

        The operators of Ventas's skilled nursing facilities (which we refer to in this proxy statement/prospectus as SNFs) generally are licensed on an annual or bi-annual basis and certified annually for participation in the Medicare and Medicaid programs through various regulatory agencies which determine compliance with federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing facilities. A loss of licensure or certification could preclude a nursing facility from requesting or receiving payments from the Medicare and Medicaid programs, which could in turn adversely impact the operator's ability to make rental payments under its leases with Ventas.

  Assisted Living Facilities

        Assisted living facilities (which we refer to in this proxy statement/prospectus as ALFs) provide services to aid in activities of daily living, such as bathing, meals, security, transportation, recreation, medication supervision and limited therapeutic programs. More intensive medical needs of the resident are often met within ALFs by home health providers, close coordination with the resident's physician and skilled nursing facilities. ALFs are subject to relatively few federal regulations. Instead, they are regulated mainly by state and local laws which govern the licensing of beds, the provision of services, staffing requirements and other operational matters. However, these laws vary greatly from one state to another.

        The recent increase in the number of ALFs around the country has attracted the attention of various federal agencies which believe there should be more federal regulation of ALFs. So far Congress has deferred to state regulation of ALFs. As a result of the increased federal scrutiny along with the rapid increase in the number of ALFs, some states have revised and strengthened their regulation of ALFs. More states are expected to do the same in the future, and further federal regulation remains a possibility.

        Any significant expansion in the number or type of, or a violation of any of, these federal, state or local laws and regulations could have a material adverse effect on Ventas's operators' liquidity, financial condition and results of operations, which could affect adversely their ability to make rental payments to Ventas.

  Healthcare Reform

        Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. In an effort to reduce federal spending on healthcare, in 1997 the federal government enacted the Balanced Budget Act, which contained extensive changes to the Medicare and Medicaid programs, including substantial reimbursement reductions for healthcare operations. For certain healthcare providers, including hospitals and SNFs, implementation of the Balanced Budget Act resulted in more drastic reimbursement reductions than had been anticipated. In addition to its impact on Medicare, the Balanced Budget Act also afforded states more flexibility in administering their Medicaid plans, including the ability to shift most Medicaid enrollees into managed care plans without first obtaining a federal waiver.

        The following key legislative and regulatory changes have been made to the Balanced Budget Act to provide some relief from the drastic reductions in Medicare and Medicaid reimbursement resulting from implementation of the Balanced Budget Act:

  •
  The Balanced Budget Refinement Act of 1999;

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  The Medicare, Medicaid, and State Child Health Insurance Program Benefits Improvement and Protection Act of 2000 (which we refer to in this proxy statement/prospectus as BIPA);

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  Beginning on October 1, 2003, the Center for Medicare & Medicaid Services (which we refer to in this proxy statement/prospectus as CMS) instituted a one-time "administrative fix" to increase SNF payment rates by 3.26%; and

  •
  The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (which we refer to in this proxy statement/prospectus as the Medicare Modernization Act and which is sometimes referred to as the Drug Bill).

        For the last several years, many states have announced actual or potential budget shortfalls. As a result of these budget shortfalls, many states have announced that they are implementing or considering implementing "freezes" or cuts in Medicaid rates paid to providers, including hospitals and nursing homes.

        The Medicare and Medicaid programs, including payment levels and methods, are in a state of change and are less predictable following the enactment of the Balanced Budget Act and the subsequent reform activities. Ventas cannot assure you that future healthcare legislation or changes in the administration or implementation of governmental healthcare reimbursement programs will not have a material adverse effect on the liquidity, financial condition or results of operations of its operators and tenants, which could have a material adverse effect on their ability to make rental payments and which, in turn, could have a material adverse effect on Ventas's business, financial condition, results of operation and liquidity, on Ventas's ability to service its indebtedness and on its ability to make distributions to its stockholders as required to continue to qualify as a REIT.

  Medicare Reimbursement; Long-Term Acute Care Hospitals

        The Balanced Budget Act mandated the creation of a prospective payment system for LTACs (which we refer to in this proxy statement/prospectus as LTAC PPS), which became effective on October 1, 2002 for LTAC cost report periods commencing on or after October 1, 2002. LTACs have transitioned or are currently transitioning to LTAC PPS, which classifies patients into distinct diagnostic groups based on clinical characteristics and expected resource needs.

        Under LTAC PPS, LTACs are no longer reimbursed on a reasonable cost basis that reflects costs incurred, but rather on a predetermined rate. LTAC PPS requires payment for a Medicare beneficiary at a predetermined, per discharge amount for each defined patient category (called "Long Term Care—Diagnosis Related Groups" or "LTC-DRGs"), adjusted for differences in area wage levels.

        For LTACs that have filed cost reports before October 1, 2002, a five-year phase-in period has been implemented to gradually transition such LTACs from cost-based reimbursement to 100% federal prospective payment under LTAC PPS. At the beginning of any cost reporting period during the phase-in, such LTACs may exercise a one-time, non-revocable election to transition fully to LTAC PPS rate. Kindred has stated that it has fully transitioned 62 of its 64 LTACs to the LTAC PPS rates.

        According to CMS, LTAC PPS is required by law to be "budget neutral," which means that total payments under LTAC PPS must equal the amount that would have been paid if the system had not been implemented. As such, budget neutrality adjustments will continue to reduce total Medicare payments made under the system until all facilities have been fully phased-in to the new system.

        Updates to the LTAC PPS payment rates are published annually for the LTAC rate year (July 1 through June 30). However, annual updates to the LTAC PPS classification system and its relative weighting system (LTC-DRGs) will continue to coincide with the federal fiscal year (October 1 to September 30) as with the prospective payment system for short-term acute care hospitals (DRGs).

        On May 7, 2004, CMS published a final rule updating the LTAC PPS payment rates for the 2005 rate year (July 1, 2004 through June 30, 2005). Under this final rule, LTACs received a 3.1% increase in Medicare payments starting July 1, 2004. In the final rule, CMS further increased LTAC PPS rates by reducing the negative budget neutrality adjustment to 0.5% from 6.0%. The final rule also reduced the threshold for cases to qualify for additional outlier payments, expanded the interrupted stay policy to include all readmissions within three days to result in only one payment to the LTAC instead of the two payments the LTAC would have received prior to the final rule, and set forth the requirements for satellites and remote locations of long-term care hospitals to qualify for separate hospital certification.

        On August 2, 2004, CMS published a final rule updating the LTC-DRG categorization system for LTAC PPS for the 2005 federal fiscal year (October 1, 2004 through September 30, 2005). The final rule revised the relative weights for each LTC-DRG used to estimate the resource needs of patients classified in each LTC-DRG. The final rule also revised the minimum average length of stay requirements for each LTC-DRG necessary to receive full payment under the system.

        On February 3, 2005, CMS issued a proposed rule to update payment rates for the 2006 rate year under LTAC PPS. The final rule updating 2006 payment rates under LTAC PPS was issued by CMS on

April 29, 2005 and published on May 4, 2005. In the final rule CMS, among other things, increased the inflationary rate from the 3.1% under the proposed rule to 3.4%. CMS also eliminated the budget neutrality adjustment under the final rule. Ventas is currently analyzing this final rule and at this time it cannot be predicted what impact the final rule will have on the liquidity or profitability of the operators of Ventas's LTACs. On May 4, 2005, CMS published another proposed rule under LTAC PPS to, among other things, update the relative weights and lengths of stay for the LTC-DRGs that will become effective October 1, 2005. Comments on this proposed rule will be accepted until June 24, 2005 and the final rule is expected to be published in the third quarter of 2005. If this proposed rule becomes final, CMS estimates that the combined effective decrease in fiscal year 2006 Medicare revenues for LTACs would be 4.7%. Ventas is currently analyzing this proposed rule and at this time cannot predict what impact the proposed rule will have on the liquidity or profitability of the operators of Ventas's LTACs.

        Ventas cannot assure you that future updates to the LTAC PPS system or Medicare reimbursement for LTACs will not materially and adversely affect its LTAC operators which, in turn, could have a material adverse effect on Ventas's business, financial condition, results of operation and liquidity, on Ventas's ability to service its indebtedness and on its ability to make distributions to its stockholders as required to continue to qualify as a REIT. See "Risk Factors—Risks Relating to Ventas—Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on Ventas's tenants."

  Medicare Reimbursement; Skilled Nursing Facilities

        The Balanced Budget Act established a prospective payment system for skilled nursing facilities (which we refer to in this proxy statement/prospectus as SNF PPS) offering Medicare Part A covered services. Under the SNF PPS, payment amounts are based upon classifications determined through assessments of individual Medicare patients in the skilled nursing facility, rather than on the facility's reasonable costs. The payments received under the SNF PPS are intended generally to cover all inpatient services for Medicare patients, including routine nursing care, most capital-related costs associated with the inpatient stay, and ancillary services, such as respiratory therapy, occupational therapy, speech therapy and certain covered drugs. Under the SNF PPS, per diem payments are made to nursing home facilities for each resident.

        As a result of SNF PPS, Medicare payments to SNFs dropped by 12.5% in 1999. Although there has been some payment relief (as described below), certain of the payment relief provisions have expired, and Ventas cannot assure you that the current reimbursement levels under the SNF PPS will continue or be sufficient to permit its operators to satisfy their obligations, including payment of rent under their leases with Ventas.

        In response to widespread healthcare industry concern about the effects of the Balanced Budget Act, the federal government enacted the Balanced Budget Refinement Act of 1999 on November 29, 1999. The Balanced Budget Refinement Act of 1999 increased the per diem reimbursement rates for certain high acuity patients by 20% starting April 1, 2000 and continuing until such time as case-mix refinements are implemented by CMS. As explained below, CMS has yet to implement case-mix refinements and, therefore, this 20% temporary per diem add-on has been extended and remains in effect. Under the Balanced Budget Refinement Act of 1999, outpatient rehabilitation therapy providers received a two-year moratorium on the annual Medicare Part B cap on the amount of physical, occupational and speech therapy provided to a patient, which moratorium was subsequently extended until December 31, 2005.

        Passed in December 2000, BIPA provided additional relief from the projected impact of the Balanced Budget Act. BIPA revised the annual market basket update factor upward from "market basket minus 1%" to (a) "market basket" in federal fiscal year 2001, and (b) "market basket minus 0.5%" in federal fiscal years 2002 and 2003. BIPA also increased the per diem reimbursement rates for the rehabilitation-related patient categories by 6.7%, from April 1, 2001 until such time as case-mix refinements are implemented by CMS. As explained below, CMS has yet to implement case-mix refinement and, therefore, this 6.7% temporary payment increase remains in effect.

        In August 2003, CMS administratively corrected the market basket inflation adjustment it used in the implementation of SNF PPS as mandated by the Balanced Budget Act. A one-time 3.26% increase to the market basket inflation adjustment was made for all SNF PPS payment rates beginning on October 1, 2003. In addition, in December 2003, the Medicare Modernization Act provided that no reductions should be made to the market basket increases for the SNF PPS rates; therefore 2004 funding was increased by the full market basket of 3%.

        During 2003, financial limitations on therapy services went into effect. For Part B nursing facility residents, a $1,500 limit was placed on the reimbursement level for physical therapy/speech language pathology services combined and a separate $1,500 limit for occupational therapy. As a result of administrative delays and litigation, this limitation was only effective from September 1, 2003 through December 8, 2003, the effective date of the Medicare Modernization Act, which included a two-year moratorium on the application of therapy caps until December 31, 2005.

        On July 29, 2004, CMS announced an update to SNF PPS for the 2005 federal fiscal year (October 1, 2004 through September 30, 2005). Starting October 1, 2004, SNFs received a 2.8% increase in Medicare payments. CMS also announced that the two temporary payment increases—the 20% temporary per diem add-on for certain payment categories and the 6.7% temporary payment increase for other categories, both discussed above—will remain in effect until CMS implements a refined case mix classification system to better account for medically complex patients. Although CMS is actively developing a refined case mix classification system, at this time it cannot be predicted when such system will be announced and implemented, or what the impact of such system will be on the liquidity or profitability of Ventas's tenants.

        On February 7, 2005, President Bush released his Fiscal Year 2006 Budget to Congress. The 2006 budget projects that CMS will refine SNF PPS in 2006 to ensure appropriate payments for certain high-cost cases. Accordingly, on May 19, 2005, CMS published a proposed rule under SNF PPS. Under the rule, CMS proposes, among other things, a refinement (which we refer to in this proxy statement/prospectus as the RUGs refinement) to the resource utilization groups (which we refer to in this proxy statement/prospectus as RUGs) by adding nine new payment categories which determine the daily payments for Medicare beneficiaries in SNFs. CMS is also proposing increases in the case mix index for all of the RUGs categories. The increase in the index is equal to half of the value of the temporary "add-on" payment that ends with the refinement of the current system. The increase in payments along with the RUGs refinement, together with an annual inflation increase of 3%, will result in a small overall reduction in SNF Medicare payments in fiscal year 2006. The RUGs refinement under the proposed rule would be effective on January 1, 2006; the market basket increase would be effective October 1, 2005. Comments on the proposed rule will be accepted until July 12, 2005 and a final rule is expected to be published in the third quarter of 2005. Ventas currently is analyzing this proposed rule and at this time cannot predict what impact the proposed rule will have on the liquidity or profitability of the operators of Ventas's SNFs.

        There can be no assurances that updates or proposed changes to the SNF PPS or Medicare reimbursement for SNFs will not materially adversely impact Ventas's SNF operators which, and in turn, could have a material adverse effect on Ventas's business, financial condition, results of operation and liquidity, on Ventas's ability to service its indebtedness and on its ability to make distributions to its stockholders as required to continue to qualify as a REIT. See "Risk Factors—Risks Relating to Ventas—Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on Ventas's tenants."

  Medicaid Reimbursement; Skilled Nursing Facilities

        Approximately two-thirds of all nursing home residents are dependent on Medicaid. Medicaid reimbursement rates, however, typically are less than the amounts charged by the operators of Ventas's properties. The Balanced Budget Act repealed the "Boren Amendment" federal payment standard for Medicaid payments to hospitals and nursing facilities effective October 1, 1997, giving states greater latitude in setting payment rates for these providers. Furthermore, federal legislation restricts a nursing facility operator's ability to withdraw from the Medicaid Program by restricting the eviction or transfer of Medicaid residents.

        For the last several years, many states have announced actual or potential budget shortfalls. As a result of these budget shortfalls, many states have announced that they are implementing or considering implementing "freezes" or cuts in Medicaid rates paid to SNF providers.

        In an effort to mitigate the state Medicaid budget crisis, the federal Jobs and Growth Tax Relief Reconciliation Act was enacted on May 28, 2003, which included a $10 billion increase in Medicaid federal funding through federal fiscal year 2004. In addition, the Jobs and Growth Tax Relief Reconciliation Act provides an additional $10 billion in state fiscal relief for federal fiscal years 2003 and 2004 to assist states with funding shortfalls. These temporary federal funding provisions were successful in mitigating state Medicaid funding reductions through mid-calendar year 2004. However, state budget shortfalls continue, fueled in large part by continuing rapid increases in Medicaid spending.

        President Bush's Fiscal Year 2006 Budget recommends Congress make changes to the Medicaid program that are estimated to result in $60 billion in savings to the federal government primarily through the accounting practices some states use to calculate their matched payments. At this time, it is not possible to predict whether significant Medicaid rate freezes or cuts or other program changes will be adopted and if so, by how many states or whether the United States Government will revoke, reduce or stop approving "provider taxes" that have the effect of increasing Medicaid payments to the states, or the impact of such actions on Ventas's operators. However, severe and widespread Medicaid rate cuts or freezes could have a material adverse effect on Ventas's SNF operators and, in turn, could have a material adverse effect on Ventas's business, financial condition, results of operation and liquidity, on Ventas's ability to service its indebtedness and on its ability to make distributions to its stockholders as required to continue to qualify as a REIT.

  Nursing Home Quality Initiative

        In 2002, the U.S. Department of Health and Human Services launched the Nursing Home Quality Initiative program. This program, which is designed to provide consumers with comparative information about nursing home quality measures, rates nursing homes on various quality of care indicators. Since 2002, investigative and enforcement activities regarding nursing home quality compliance has intensified both on the federal and state administrative levels.

        If the operators of Ventas's properties are unable to achieve quality of care ratings that are comparable or superior to those of their competitors, patients may choose alternate facilities, which could cause operating revenues to decline. In the event the financial condition or operating revenues of these operators are adversely affected, the operators' ability to make rental payments to Ventas could be adversely affected, which, in turn, could have a material adverse effect on Ventas's business, financial condition, results of operation and liquidity, on Ventas's ability to service its indebtedness and on its ability to make distributions to its stockholders as required to continue to qualify as a REIT.

  Environmental Regulation

        As an owner of real property, Ventas is subject to various federal, state and local laws and regulations regarding environmental, health and safety matters. These laws and regulations address, among other things, asbestos, polychlorinated biphenyls, fuel oil management, wastewater discharges, air emissions, radioactive materials, medical wastes, and hazardous wastes. In certain cases, the costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. For example, although Ventas does not generally operate its properties, it may be held jointly and severally liable for costs relating to the investigation and cleanup of any property from which there is or has been a release or threatened release of a hazardous or toxic substance and any other affected properties, regardless of whether Ventas knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed the property's value, Ventas could be liable for certain other costs, including governmental fines and injuries to persons or property. See "Risk Factors—Risks Relating to Ventas—If any of Ventas's properties are found to be contaminated, or if Ventas become involved in any environmental disputes, Ventas could incur substantial liabilities and costs."

        Ventas is generally indemnified by the current operators of its properties for contamination caused by those operators. Under the Kindred Master Leases, Kindred has agreed to indemnify Ventas against any environmental claims (including penalties and clean-up costs) resulting from any condition arising in, on or under, or relating to, the leased properties at any time on or after the lease commencement date for the applicable leased property and from any condition permitted to deteriorate on or after such date (including as a result of migration from adjacent properties not owned or operated by Ventas or any of its affiliates other than Kindred and its direct affiliates). However, Ventas cannot assure you that Kindred or another operator will have the financial capability or the willingness to satisfy any such environmental claims, and in the event Kindred or another operator is unable or unwilling to do so, Ventas may be required to satisfy the claims. See "Risk Factors—Risks Relating to Ventas—Ventas is dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with Ventas could significantly harm Ventas and its ability to service its indebtedness and other obligations and to make distributions to Ventas's stockholders as required to continue to qualify as a REIT." Ventas has also agreed to indemnify Kindred and certain of its other operators against any environmental claims (including penalties and clean-up costs) resulting from any condition arising on or under, or relating to, the leased properties at any time before the lease commencement date for the applicable leased property.

        Ventas did not make any material capital expenditures in connection with such environmental, health, and safety laws, ordinances and regulations in 2004 and does not expect that it will have to make any such material capital expenditures during 2005.

Ventas Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis provides information which Ventas's management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of Ventas (together with its subsidiaries). This discussion should be read in conjunction with Ventas's consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis will help you understand:

  •
  key transactions that Ventas completed in the three months ended March 31, 2005 and the year ended December 31, 2004;

  •
  critical accounting policies and estimates of Ventas;

  •
  accounting policies that Ventas adopted in 2004, 2003 and 2002;

  •
  results of operations of Ventas for the three months ended March 31, 2005 and 2004 and the last three years;

  •
  liquidity and capital resources of Ventas; and

  •
  Ventas's funds from operations.

  Key Transactions

        During the three months ended March 31, 2005, Ventas completed the following key transactions:

  •
  Ventas acquired one senior housing facility and one hospital for an aggregate purchase price of $29.7 million, which facilities are leased under triple-net leases, each having initial terms of 15 years and initially providing aggregate, annual cash base rent of approximately $2.8 million, subject to escalation as provided in the leases;

  •
  Ventas acquired a parcel of land that is adjacent to one of Ventas's healthcare facilities for $0.6 million; and

  •
  Ventas acquired three medical office buildings for an aggregate purchase price of $12.9 million.

        During the year ended December 31, 2004, Ventas completed the following key transactions:

  •
  Ventas acquired all of the outstanding common shares of ElderTrust in a cash transaction valued at $184.0 million, inclusive of $33.5 million in unrestricted and restricted cash;

  •
  Ventas acquired 15 facilities now leased by affiliates of Brookdale for a purchase price of $157.4 million;

  •
  Ventas acquired an additional 11 facilities from various sellers for an aggregate purchase price of $109.2 million;

  •
  Ventas issued $125 million of 6 5/8% unsecured senior notes, maturing on October 15, 2014;

  •
  Ventas obtained a new $300 million secured revolving credit facility initially priced at 125 basis points over LIBOR, an improvement over Ventas's previous revolving credit facility which was initially priced at 275 basis points over LIBOR; and

  •
  Ventas raised $51.1 million of equity with the public sale of 2,000,000 shares of Ventas common stock.

  Critical Accounting Policies and Estimates

        Ventas's consolidated financial statements have been prepared in accordance with GAAP, which requires Ventas to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures. Ventas believes that the following critical accounting policies, among others, affect its more significant estimates and judgments used in the preparation of its financial statements.

  Long-Lived Assets

        Investments in real estate properties are recorded at cost. Ventas accounts for acquisitions using the purchase method. The cost of the properties acquired is allocated among tangible land, buildings and equipment and recognized intangibles based upon estimated fair values in accordance with the provisions of Statement of Financial Accounting Standards (which we refer to in this proxy statement/prospectus as SFAS) No. 141, "Business Combinations." Ventas estimates fair values of the components of assets acquired as of the acquisition date or engage a third party appraiser as necessary. Recognized intangibles, if any, include the value of acquired lease contracts and related customer relationships.

        Ventas's method for determining fair value varies with the categorization of the asset acquired. Ventas estimates the fair value of buildings on an as-if-vacant basis, and amortizes the building value over the estimated remaining life of the building. Ventas determines the allocated value of other fixed assets based upon the replacement cost and amortizes such value over their estimated remaining useful lives. Ventas determines the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within the Ventas portfolio or third party appraisals. The fair value of in-place leases, if any, reflects (i) above and below market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable, (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements and leasing commissions, which is amortized over the remaining life of the associated lease, and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. Ventas also estimates the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with such tenant, such tenant's credit quality, expectations of lease renewals with such tenant, and the potential for significant, additional future leasing arrangements with such tenant. Ventas amortizes such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases and any expected renewal periods.

  Impairment of Long-Lived Assets

        Ventas periodically evaluates its long-lived assets, primarily consisting of its investments in real estate, for impairment indicators. If indicators of impairment are present, Ventas evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations and adjusts the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future cash flow or sales proceeds is less than book value. An impairment loss is recognized at the time Ventas makes any such adjustment. Future events could occur which would cause Ventas to conclude that impairment indicators exist and an impairment loss is warranted.

  Revenue Recognition

        Certain of Ventas's leases, excluding the Kindred Master Leases, provide for periodic and determinable increases in base rent. Base rental revenues under these leases are recognized on a straight-line basis over the term of the applicable lease. Certain of Ventas's other leases, including the Kindred Master Leases, provide for an annual increase in rental payments only if certain revenue parameters or other contingencies are met. Ventas recognizes the increased rental revenue under these leases only if the revenue parameters or other contingencies are met rather than on a straight-line basis over the term of the applicable lease. Ventas recognizes income from rent, lease termination fees and other income once all of the following criteria are met in accordance with SEC Staff Accounting Bulletin 104: (i) the agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) the collectibility is reasonably assured.

  Legal Contingencies

        Ventas is involved in litigation as described in the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus. Ventas evaluates such matters by (i) ascertaining the probability that such litigation could result in a loss for Ventas and (ii) determining an estimate of any possible loss. In accordance with SFAS No. 5, "Accounting for Contingencies," Ventas accrues for any probable losses that are estimable and discloses any loss contingencies that are possible. If management's assessment of Ventas's liability with respect to these actions is incorrect, such matters could have a material adverse effect on Ventas.

  Fair Value of Derivative Instruments

        The valuation of derivative instruments requires Ventas to make estimates and judgments that affect the fair value of the instruments. Fair values for Ventas's derivatives are verified with a third party consultant which utilizes pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts in the financial statements are subject to significant estimates which may change in the future.

  Adoption of Accounting Policies

        In December 2004, the Financial Accounting Standards Board (which we refer to in this proxy statement/prospectus as the FASB) issued SFAS No. 123(R), "Share-Based Payment" (which we refer to in this proxy statement/prospectus as SFAS No. 123(R)), which is a revision to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, "Accounting for Stock-Based Compensation," except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative under SFAS No. 123(R).

        As required under SEC Release No. 33-8568, Ventas expects to adopt the provisions of SFAS No. 123(R) on January 1, 2006. Ventas expects to apply the modified prospective method of adoption in which compensation cost is recognized beginning on the date Ventas adopts the accounting standard for all share-based payments granted after the adoption date and for all awards granted to employees prior to the adoption date that remain unvested on the adoption date. As permitted by SFAS No. 123(R), Ventas currently accounts for share-based payments to employees using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and, as such, generally recognizes no compensation cost for employee stock options. The adoption of SFAS No. 123(R) is expected to result in an immaterial increase in expense during 2006 based on unvested options outstanding as of March 31, 2005 and current compensation plans. While the effect of adoption depends on the level of share-based payments granted in the future and unvested grants on the date Ventas adopts SFAS No. 123(R), the effect of this accounting standard on Ventas's prior operating results would approximate the effect of SFAS No. 123, "Accounting for Stock-Based Compensation" as described in the disclosure of pro forma net income and earnings per share. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction" (which we refer to in this proxy statement/prospectus as SFAS No. 145). SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (which we refer to in this proxy statement/prospectus as SFAS No. 4), required that gains and losses from the extinguishment of debt that were included in the determination of net income be aggregated and, if material, classified as an extraordinary item. The provisions of SFAS No. 145 that relate to the rescission of SFAS No. 4 required Ventas to reclassify certain prior period items that no longer meet the extraordinary classification into continuing operations. Additionally, future gains and losses related to debt extinguishment may be required to be classified as income from continuing operations. The provisions of SFAS No. 145 relating to the rescission of SFAS No. 4 became effective in fiscal years beginning after May 15, 2002. As required, on January 1, 2003, Ventas adopted SFAS No. 145. In accordance with SFAS No. 145, Ventas's prior year financial statements have been reclassified to include gains and losses from extinguishment of debt in continuing operations. This reclassification has no effect on Ventas's net income.

        Effective January 1, 2002, Ventas adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (which we refer to in this proxy statement/prospectus as SFAS No. 144). SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. The operating results of properties that were disposed of subsequent to January 1, 2002 have been reclassified as discontinued operations in Ventas's consolidated statements of income for each of the three years ended December 31, 2004 included elsewhere in this proxy statement/prospectus. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Results of Operations

        The tables below show Ventas's results of operations for each period presented and the absolute and percentage change in those results from period to period.

  Three Months Ended March 31, 2005 and 2004

	Three Months Ended March 31,		Change
	2005	2004	$	%
	(dollars in thousands)
Revenues:
Rental income	$62,739	$52,906	$9,833	18.6%
Interest income from loans receivable	652	756	(104)	(13.8)
Interest and other income	612	281	331	117.8

Total revenues	64,003	53,943	10,060	18.6
Expenses:
Property-level operating expenses	552	207	345	166.67
General, administrative and professional fees	5,020	4,224	796	18.8
Restricted stock amortization	420	385	35	9.1
Depreciation	13,266	10,807	2,459	22.8
Interest	17,172	15,229	1,943	12.8

Total expenses	36,430	30,852	5,578	18.1

Income before discontinued operations	27,573	23,091	4,482	19.4
Discontinued operations	—	184	(184)	(100.0)

Net income	$27,573	$23,275	$4,298	18.5%

  Revenues

        The increase in Ventas's first quarter 2005 rental income reflects (i) a $1.6 million increase resulting from the 3.5% annual increase in rent paid under the Kindred Master Leases effective May 1, 2004, and (ii) the recognition of $8.2 million in additional rent relating to the properties acquired during the three months ended March 31, 2005 and the year ended December 31, 2004. See the notes to Ventas's consolidated financial statements. The rental income from Kindred for the three months ended March 31, 2005 includes $0.6 million related to the amortization of deferred revenue recorded as a result of Ventas's receipt of Kindred common stock in connection with Kindred's emergence from bankruptcy on April 20, 2001 and the receipt of $4.5 million of additional future rent under the Kindred Master Leases.

        Interest income from loans receivable primarily represents interest income received in connection with the THI Mezzanine Loan. The decrease in interest income reflects principal payments made on the note receivable during the year ended December 31, 2004 and the three months ended March 31, 2005.

  Expenses

        The increase in property-level operating expenses is attributable to Ventas's acquisition of additional medical office buildings during the three months ended March 31, 2005 and the year ended December 31, 2004.

        The increase in general, administrative and professional fees is primarily attributable to growth in Ventas's portfolio, expenses related to the discovery phase of the Sullivan & Cromwell litigation (see the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus) and costs associated with Ventas's initiative to develop and market its strategic diversification program, engage in comprehensive asset management, and attract and retain appropriate personnel to achieve its business objectives.

        Depreciation expense increased primarily due to the properties acquired during the three months ended March 31, 2005 and the year ended December 31, 2004. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        The increase in interest expense was primarily attributable to (i) a $0.9 million increase related to debt assumed from acquisitions during the three months ended March 31, 2005 and the year ended December 31, 2004 and (ii) a $2.1 million increase from increased principal balances on existing debt as a result of acquisitions during the same periods, partially offset by a $1.1 million decrease from lower effective interest rates due to debt refinancing in 2004.

  Years Ended December 31, 2004 and 2003

	Year Ended December 31,		Change
	2004	2003	$	%
	(dollars in thousands)
Revenues:
Rental income	$232,911	$189,987	$42,924	22.6%
Interest income from loan receivable	2,958	3,036	(78)	(2.6)
Interest and other income	987	1,696	(709)	(41.8)

Total revenues	236,856	194,719	42,137	21.6
Expenses:
Property-level operating expenses	1,337	—	1,337	—
General, administrative and professional fees	16,917	15,158	1,759	11.6
Reversal of contingent liability	—	(20,164)	20,164	100.0
Amortization of restricted stock grants	1,207	1,274	(67)	(5.3)
Depreciation	49,035	39,500	9,535	24.1
Net loss on swap breakage	—	5,168	(5,168)	(100.0)
Interest	66,817	61,660	5,157	8.4
Loss on extinguishment of debt	1,370	84	1,286	1531.0
Interest on United States Settlement	—	4,943	(4,943)	(100.0)

Total expenses	136,683	107,623	29,060	27.0

Operating income	100,173	87,096	13,077	15.0
Gain on sale of Kindred common stock	—	9,039	(9,039)	(100.0)

Income before discontinued operations	100,173	96,135	4,038	4.2
Discontinued operations	20,727	66,618	(45,891)	(68.9)

Net income	$120,900	$162,753	$(41,853)	(25.7)%

  Revenues

        The increase in Ventas's 2004 rental income reflects (i) a $10.4 million increase resulting from the 3.5% annual increase in the rent paid under Kindred Master Leases effective May 1, 2004, and the rent increase from the July 1, 2003 amendment to the Kindred Master Leases, and (ii) the recognition of $32.1 million in additional rent relating to the properties acquired during 2004. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus. The rental income from Kindred includes $2.3 million related to the amortization of deferred revenue recorded as a result of Ventas's receipt of Kindred common stock in connection with Kindred's emergence from bankruptcy on April 20, 2001 and the receipt of $4.5 million of additional future rent under the Kindred Master Leases.

        Interest income from loan receivable represents interest income received in connection with the THI Mezzanine Loan. As of February 15, 2005, the mezzanine loan amount outstanding was $12.4 million.

        The decrease in interest and other income is primarily attributable to the recovery in 2003 of a previously written-off receivable.

  Expenses

        The increase in general, administrative and professional fees is primarily attributable to costs associated with Ventas's initiative to develop and market its strategic diversification program, engage in comprehensive asset management, comply with regulatory requirements such as the Sarbanes-Oxley Act of 2002, and to attract and retain appropriate personnel to achieve its business objectives.

        During the year ended December 31, 2003, Ventas reported an increase of approximately $20.2 million to its operating results, reflecting the reversal of a previously recorded contingent liability. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Depreciation expense increased primarily due to the properties acquired during 2004. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        As a result of anticipated lower variable rate debt balances due to the sale of ten facilities on December 11, 2003, Ventas entered into an agreement with the counterparty to its interest rate swap to break $120.0 million of the $450.0 million notional amount in exchange for a payment to the counterparty of approximately $8.6 million. In addition, Ventas recognized $3.4 million of a previously deferred gain recorded in connection with the 1999 transaction to shorten the maturity of a separate interest rate swap. The $5.2 million net expense, which was previously reported in accumulated other comprehensive income on Ventas's consolidated balance sheet, was recognized as a net expense in the consolidated statement of income for the year ended December 31, 2003.

        Interest expense includes $3.9 million and $4.1 million of amortized deferred financing costs for the years ended December 31, 2004 and 2003, respectively. Interest expense included in discontinued operations was $0.4 million and $3.5 million for the years ended December 31, 2004 and 2003, respectively. Total interest expense, excluding interest on the United States settlement but including interest allocated to discontinued operations, increased $2.0 million in 2004 over 2003. The increase in interest expense from continuing and discontinued operations was due primarily to (i) a $6.6 million increase related to the assumed debt for the ElderTrust merger and Brookdale transactions, partially offset by, (ii) a $3.2 million decrease from lower effective interest rates, (iii) a $0.8 million decrease from the amortization of a deferred gain recorded in connection with the 1999 transaction to shorten the maturity of Ventas's previous $800.0 million notional amount interest rate swap (which we refer to in this proxy statement/prospectus as the 1998 Swap), (iv) a $0.3 million decrease from reduced principal balances of Ventas's existing debt and (v) a $0.3 million decrease in amortization of deferred financing costs.

        In September 2004, Ventas refinanced indebtedness under its prior credit agreement at lower interest rates and incurred a loss from extinguishment of debt of $1.4 million related to the write-off of unamortized deferred financing costs.

        Interest expense on Ventas's settlement with the U.S. Department of Justice declined to zero in 2004 from $4.9 million in 2003 due to full prepayment in 2003. On June 30, 2003, Ventas incurred a $2.7 million non-cash expense relating to the early repayment of the settlement that is reflected as interest on United States settlement on its consolidated statement of income for the year ended December 31, 2003. There was no prepayment penalty or other cash expense upon early repayment of the United States settlement. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Gain On Sale of Kindred Common Stock

        During the year ended December 31, 2003, Ventas disposed of 920,814 shares of Kindred common stock and recognized a gain of $9.0 million. Since the sale, Ventas has not owned any shares of Kindred common stock.

  Discontinued Operations

        The decrease in discontinued operations is a result of a lower net gain on the sale of properties in 2004. Discontinued operations in 2003 includes the net income of 27 properties sold in 2003 and in 2004, whereas the discontinued operations in 2004 includes only the net income of two properties sold in 2004.

        In 2004, Ventas completed the sale of two facilities for $21.1 million in net cash proceeds and recognized a net gain on the sale of $19.4 million. In addition, the tenant paid Ventas lease termination fees approximating $0.5 million. In 2003, Ventas completed the sale of 27 facilities for $139.2 million in net cash proceeds and recognized a net gain on the sale of $51.8 million. In addition, the tenants paid Ventas lease termination fees approximating $10.1 million. The net gains and lease termination fees are included in discontinued operations for the respective years in which the dispositions occurred.

        See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Years Ended December 31, 2003 and 2002

	Year Ended December 31,		Change
	2003	2002	$	%
	(dollars in thousands)
Revenues:
Rental income	$189,987	$174,822	$15,165	8.7%
Interest income from loan receivable	3,036	995	2,041	205.1
Interest and other income	1,696	1,178	518	44.0

Total revenues	194,719	176,995	17,724	10.0
Expenses:
General, administrative and professional fees	15,158	12,913	2,245	17.4
Reversal of contingent liability	(20,164)	—	(20,164)	—
Amortization of restricted stock grants	1,274	1,853	(579)	(31.2)
Depreciation	39,500	38,229	1,271	3.3
Net loss on swap breakage	5,168	5,407	(239)	(4.4)
Interest	61,660	72,384	(10,724)	(14.8)
Loss on extinguishment of debt	84	11,077	(10,993)	(99.2)
Interest on United States Settlement	4,943	5,461	(518)	(9.5)

Total expenses	107,623	147,324	(39,701)	(26.9)

Operating income	87,096	29,671	57,425	193.5
Gain on sale of Kindred common stock	9,039	5,014	4,025	80.3

Income before provision (benefit) for income taxes, net gain real estate disposals and discontinued operations	96,135	34,685	61,450	177.2
Provision (benefit) for income taxes	—	(2,200)	2,200	100.0

Income before net gain on real estate disposals and discontinued operations	96,135	36,885	59,250	160.6
Net gain on real estate disposals	—	64	(64)	(100.0)

Income before discontinued operations	96,135	36,949	59,186	160.2
Discontinued operations	66,618	28,757	37,861	131.7

Net income	$162,753	$65,706	$97,047	147.7%

  Revenues

        The increase in 2003 rental income reflects (i) the 3.5% increase in the rent paid under the Kindred Master Leases effective May 1, 2003, (ii) the $8.6 million increase in annualized rent on certain Kindred facilities effective July 1, 2003 and (iii) $6.0 million in additional rent earned during the year ended December 31, 2003 under Ventas's master lease with THI.

        The rental income from Kindred includes $2.3 million related to the amortization of deferred revenue recorded as a result of Ventas's receipt of Kindred common stock on April 20, 2001 and the receipt of $4.5 million of additional future rent under the Kindred Master Leases.

        Interest income from loan receivable represents interest income received in connection with the THI Mezzanine Loan.

        The increase in interest and other income is primarily attributable to the recovery in 2003 of a previously written-off receivable. In addition, interest income increased due to higher cash balances on hand to invest during 2003, which was partially offset by reduced interest rates.

  Expenses

        The increase in general, administrative and professional fees is primarily attributable to costs associated with Ventas's initiatives to develop and market its strategic diversification program, to improve its overall asset management system, and to attract and retain appropriate personnel to achieve its business objectives.

        During the year ended December 31, 2003, Ventas reported an increase of approximately $20.2 million to its operating results, reflecting the reversal of a previously recorded contingent liability. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        For the year ended December 31, 2003, Ventas recorded an expense of $5.2 million related to the loss on a $120 million notional swap breakage. For the year ended December 31, 2002, Ventas recorded an expense of $5.4 million related to the loss on a $350 million notional swap breakage. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        Interest expense includes $4.1 million and $3.7 million of amortized deferred financing costs for the years ended December 31, 2003 and 2002, respectively. Interest expense included in discontinued operations was $3.5 million and $6.2 million for the years ended December 31, 2003 and 2002, respectively. Total interest expense, excluding interest on the United States settlement but including interest allocated to discontinued operations, decreased $13.4 million in 2003 over 2002. The decrease in interest expense from continuing and discontinued operations was due primarily to (i) a $9.9 million decrease as a result of reduced debt balances, (ii) a $0.4 million decrease from reduced interest rates, (iii) a $1.6 million decrease in swap ineffectiveness (see the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus), and (iv) a $1.5 million decrease from the amortization of a deferred gain recorded in connection with a 1999 transaction to shorten the maturity of the 1998 Swap. Ventas recorded swap ineffectiveness in its consolidated statement of income of $0.3 million and $1.9 million for the years ended December 31, 2003 and 2002, respectively, to reflect the value of the excess of the notional amount of the 1998 Swap and 2003-2008 Swap (as defined below) over its future anticipated variable rate debt balance.

        In April 2002, Ventas refinanced indebtedness under its prior credit agreement and incurred a loss from extinguishment of debt of $6.9 million related to the write-off of unamortized deferred financing costs associated with its previous revolving credit facility. In December 2002, Ventas incurred an additional $4.2 million loss related to the repurchase of $34.0 million principal amount of its outstanding senior notes consisting of the write-off of unamortized deferred financing costs and premiums paid to repurchase.

        On June 30, 2003, Ventas incurred a $2.7 million expense relating to the early repayment of its United States settlement that is reflected as interest on United States Settlement on the Ventas's consolidated statement of income for the year ended December 31, 2003.

  Gain on Sale of Kindred Common Stock

        During the year ended December 31, 2003, Ventas disposed of 920,814 shares of Kindred common stock and recognized a gain of $9.0 million. During the year ended December 31, 2002, Ventas disposed of 159,500 shares of Kindred common stock and recognized a gain of $5.0 million.

  Discontinued Operations

        The increase in discontinued operations is a result of a higher net gain on the sale of properties in 2003, offset by the loss of net income due to the sales. Discontinued operations in 2002 includes the net income of properties sold in 2002 and in 2003, whereas the discontinued operations in 2003 includes only the net income of properties sold in 2003.

        In the second quarter ended June 30, 2002, Ventas sold a skilled nursing facility for $1.5 million in net cash proceeds to an unrelated third party and recognized a gain of $1.1 million, which was included as a component of discontinued operations, and Ventas sold a hospital facility for $27.1 million in net cash proceeds to an unrelated third party and recognized a gain of $22.4 million, which was also included as a component of discontinued operations.

  Funds from Operations

        Ventas's FFO for the three months ended March 31, 2005 and 2004 and the five years ended December 31, 2004 are summarized in the following table:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands)
Net income (loss)	$27,573	$23,275	$120,900	$162,753	$65,706	$50,566	$(65,452)
Adjustments:
Depreciation on real estate assets	13,175	10,722	48,647	39,216	38,012	37,855	38,068
Realized gain on sale of real estate assets	—	—	—	—	(64)	(290)	(957)
Other items:
Discontinued operations
Real estate depreciation—discontinued	—	51	203	2,443	3,879	4,049	4,120
Gain on sale of real estate	—	—	(19,428)	(51,781)	(23,450)	—	—

Funds from operations	$40,748	$34,048	$150,322	$152,631	$84,083	$92,180	$(24,221)

        Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, Ventas considers FFO an appropriate measure of performance of an equity REIT, and

Ventas uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of Ventas's financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of Ventas's liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of its needs. Ventas believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated financial statements and data included elsewhere in this proxy statement/prospectus.

  Asset/Liability Management

        Asset/liability management is a key element of Ventas's overall risk management program. The objective of asset/liability management is to support the achievement of business strategies while maintaining appropriate risk levels. The asset/liability management process focuses on a variety of risks, including market risk (primarily interest rate risk) and credit risk. Effective management of these risks is an important determinant of the absolute levels and variability of FFO and net worth. The following discussion addresses Ventas's integrated management of assets and liabilities, including the use of derivative financial instruments. Ventas does not use derivative financial instruments for speculative purposes.

  Market Risk

        The following discussion of Ventas's exposure to various market risks contains "forward-looking statements" that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in light of information currently available to Ventas. Nevertheless, because of the inherent unpredictability of interest rates as well as other factors, actual results could differ materially from those projected in such forward-looking information.

        Ventas receives revenue primarily by leasing its assets under leases that are long-term triple-net leases in which the rental rate is generally fixed with annual escalators, subject to certain limitations. Ventas also earns revenue from the THI Mezzanine Loan. Ventas's obligations under its revolving credit facility are floating rate obligations whose interest rate and related monthly interest payments vary with the movement in LIBOR. The general fixed nature of its assets and the variable nature of its obligations create interest rate risk. If interest rates were to rise significantly, Ventas's lease and other revenue might not be sufficient to meet its debt obligations. In order to mitigate this risk, on September 28, 2001, Ventas entered into an interest rate swap agreement in the notional amount of $450 million to hedge floating rate debt for the period between July 1, 2003 and June 30, 2008 (which we refer to in this proxy statement/prospectus as the 2003-2008 Swap). The swap is treated as a cash flow hedge for accounting purposes and is with a highly rated counterparty on which Ventas pays a fixed rate of 5.385% and receive LIBOR from the counterparty. On December 11, 2003, due to Ventas's lower expected future variable debt balances, it reduced the notional amount of the swap for the period from December 11, 2003 through June 29, 2006 from $450 million to $330 million. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/

prospectus. There are no collateral requirements under the swap. The notional amount of the swap is scheduled to decline from $330.0 million as follows:

Notional Amount	Date
$300,000,000	June 30, 2006
150,000,000	June 30, 2007
—	June 30, 2008

        To highlight the sensitivity of the interest rate swap and fixed rate debt to changes in interest rates, the following summary shows the effects of a hypothetical instantaneous change of 100 basis points (BPS) in interest rates as of March 31, 2005 and December 31, 2004 and 2003:

			As of December 31,
	As of March 31, 2005		2004		2003
	Swap	Fixed Rate Debt	Swap	Fixed Rate Debt	Swap	Fixed Rate Debt
	(in thousands)
Notional amount	$330,000	N/A	$330,000	N/A	$330,000	N/A
Book value	N/A	$(594,162)	N/A	$(582,251)	N/A	$(366,038)
Fair value(1)	(9,717)	(633,326)	(16,550)	(635,990)	(27,868)	(405,563)
Fair value reflecting change in interest rates:(1)
-100 BPS	(17,704)	(669,291)	(25,489)	(672,024)	(40,364)	(427,663)
+100 BPS	(1,984)	(600,199)	(7,917)	(602,641)	(15,906)	(384,922)

N/A Not applicable.

(1)
The change in fair value of the swap for each period was due to the general increase in interest rates. The change in fair value of fixed rate debt from December 31, 2004 to March 31, 2005 was due to the assumption of approximately $12.3 million of fixed rate debt as a result of Ventas's acquisitions closed during the three months ended March 31, 2005, partially offset by a general increase in interest rates. The change in fair value of fixed rate debt from December 31, 2003 to December 31, 2004 was due to (i) the assumption of approximately $96.3 million in fixed rate debt as a result of Ventas's ElderTrust merger and acquisitions during 2004, the fair value of which approximated book value at December 31, 2004, (ii) the issuance of $125.0 million in Senior Notes (as defined below) in October 2004, the fair value of which was approximately $127.5 million at December 31, 2004, and (iii) a general increase in interest rates.

        Ventas paid $13.3 million under the swap during the year ended December 31, 2004. Assuming that interest rates do not change, Ventas estimates that it will pay approximately $7.7 million on the swap during the year ending December 31, 2005.

        Ventas had approximately $283.5 million of variable rate debt outstanding as of March 31, 2005 and approximately $260.9 million of variable rate debt outstanding as of December 31, 2004. The increase in Ventas's outstanding variable rate debt from December 31, 2004 to March 31, 2005 is primarily attributable to the funding of acquisitions. The 2003-2008 Swap effectively hedges $330.0 million of Ventas's outstanding variable rate debt. Any amounts of variable rate debt in excess of $330.0 million are subject to interest rate changes. As of March 31, 2005, there was no cash flow impact from the fluctuation of interest rates on variable rate debt since Ventas hedged 100% of its variable rate debt. The carrying value of Ventas's variable rate debt approximates fair value. The fair value of Ventas's fixed rate debt is $636.0 million, which is based on open market trading activity provided by a third party for its Senior Notes and based on rates offered for similar arrangements for its mortgage indebtedness.

        Ventas's management may engage in additional hedging strategies in the future, depending on management's analysis of the interest rate environment and the costs and risks of such strategies. Ventas's market risk sensitive instruments are not entered into for trading purposes.

  Credit Risk

        As a result of the 1998 Spin Off, Ventas has a significant concentration of credit risk with Kindred under the Kindred Master Leases. For the three months ended March 31, 2005, Kindred accounted for approximately 76.0% Ventas's total revenues, and for the years ended December 31, 2004 and 2003, Kindred accounted for $192.4 million, or 81.2% of Ventas's total revenues, and $182.0, or 93.5% of Ventas's total revenues, respectively. Accordingly, Kindred's financial condition and ability to meet its rent obligations will largely determine Ventas's rental revenues and its ability to make distributions to its stockholders. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. See "Risk Factors—Risks Relating to Ventas—Ventas is dependent on Kindred; Kindred's inability or unwillingness to satisfy its obligations under its agreements with Ventas could significantly harm Ventas and its ability to service its indebtedness and other obligations and to make distributions to Ventas's stockholders as required to continue to qualify as a REIT" and the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus. Ventas monitors its credit risk under its lease agreements with its tenants by, among other things, (i) reviewing and analyzing information regarding the healthcare industry generally, publicly available information regarding tenants, and information provided by the tenants and borrowers under its lease and other agreements, and (ii) having periodic discussions with tenants, borrowers and their representatives.

  Liquidity and Capital Resources

        During the three months ended March 31, 2005, Ventas's principal sources of liquidity were cash flows from operations and borrowings under its revolving credit facility. During 2004, Ventas's principal sources of liquidity were proceeds from equity and debt issuances, cash flow from operations, borrowings under revolving credit facilities and disposition of real estate assets, proceeds from stock option exercises, and proceeds from the Distribution Reinvestment and Stock Purchase Plan. Ventas anticipates that cash flow from operations over the next twelve months will be adequate to fund its business operations, dividends to shareholders and debt amortization. Capital requirements for acquisitions may require funding from borrowings, assumption of debt from the seller, issuance of secured or unsecured long-term debt or other securities or equity offerings.

        Ventas intends to continue to fund future investments, including the acquisition of Provident, through cash flow from operations, borrowings under its revolving credit facility, disposition of assets and issuance of secured or unsecured long-term debt or other securities. As of March 31, 2005, Ventas had cash and cash equivalents of $1.8 million, escrow deposits and restricted cash of $17.8 million (comprised of $5.0 million of reserves under the CMBS Loan (as defined below) and $12.8 million that Ventas paid into escrow as required under its mortgage agreements), and unused revolving credit availability of $228.0 million under its revolving credit facility.

  CMBS Transaction

        On December 12, 2001, Ventas raised $225.0 million in gross proceeds from the completion of a commercial mortgage backed securitization transaction (which we refer to in this proxy statement/prospectus as the CMBS Loan). As of March 31, 2005, the CMBS Loan bore interest at a nominal weighted average rate of one-month LIBOR plus 1.50%, with principal and interest payable monthly. The CMBS Loan matures on December 9, 2006, at which time a principal balloon payment of approximately $206.4 million will be due, assuming all scheduled amortization payments are made and no prepayments are made. The CMBS Loan may be prepaid in whole or in part at any time and from time to time without penalty or premium.

        The CMBS Loan is secured by liens on 39 skilled nursing facilities transferred by Ventas Realty to Ventas Finance and leased to Kindred under the Kindred CMBS Master Lease. Except for certain customary exceptions, the CMBS Loan is nonrecourse to Ventas Finance and Ventas. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Revolving Credit Facility

        Ventas obtained a new $300.0 million revolving credit facility in September 2004 that replaced its previous revolving credit facility. The revolving credit facility bears interest at LIBOR plus a percentage ranging 1.05% to 1.75%, depending on its consolidated leverage ratio. As of March 31, 2005, borrowings under the revolving credit facility were bearing interest at LIBOR plus 1.25%. Ventas also incurs an annual facility fee of 25 basis points payable in quarterly installments. The borrowing rate on the revolving credit facility at March 31, 2005 was approximately 4.11%. Initial borrowings under the revolving credit facility were used to refinance all of the amounts outstanding under Ventas's previous revolving credit facility and pay off the $60.0 million term loan under its previous revolving credit facility (which we refer to in this proxy statement/prospectus as the Tranche B Term Loan). Ventas's current revolving credit facility matures in September 2007, subject to a one-year extension.

        The outstanding aggregate principal balance of the revolving credit facility may not exceed either (i) the borrowing base (as described below) or (ii) $300.0 million. As of March 31, 2005, the outstanding principal balance under the revolving credit facility (excluding outstanding letters of credit of $0.5 million) was $62.3 million and there was no term loan. Subject to the terms of the revolving credit facility, Ventas has the option to increase its borrowing capacity to an amount not to exceed $450.0 million.

        As of March 31, 2005, the borrowing base under the revolving credit facility was $290.8 million. The borrowing base is the sum of (i) sixty-five percent (65%) of the aggregate appraised property value of the borrowing base properties, plus (ii) 100% of amounts on deposit in certain cash collateral or pledged accounts. The borrowing base properties as of March 31, 2005 were comprised of 44 owned or leased real properties, which are also mortgaged to secure the revolving credit facility. As of March 31, 2005, the borrowing base properties had a net book value of $111.7 million and were leased to Kindred pursuant to Master Lease No. 1.

        The agreement relating to the revolving credit facility contains a number of restrictive covenants. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Senior Notes Offering

        In October 2004, Ventas completed the offering of 6 5/8% Senior Notes due October 15, 2014 of its subsidiaries, Ventas Realty and Ventas Capital Corporation (which we refer to collectively in this proxy statement/prospectus as the Issuers), in the aggregate principal amount of $125.0 million (which we refer to in this proxy statement/prospectus as the 2014 Senior Notes). In April 2002, Ventas completed the offering of 8 3/4% Senior Notes due May 1, 2009 of the Issuers in the aggregate principal amount of $175.0 million (which we refer to in this proxy statement/prospectus as the 2009 Senior Notes) and 9% Senior Notes due May 1, 2012 of the Issuers, in the aggregate principal amount of $225.0 million (which we refer to in this proxy statement/prospectus as the 2012 Senior Notes and, together with the 2009 Senior Notes and the 2014 Senior Notes, the Senior Notes). On December 31, 2002, Ventas purchased $0.8 million principal amount of 2009 Senior Notes and $33.2 million principal amount of 2012 Senior Notes in open market transactions. As of March 31, 2005, $125.0 million principal amount of 2014 Senior Notes, $174.2 million principal amount of 2009 Senior Notes and $191.8 million principal amount of 2012 Senior Notes were outstanding. Ventas and certain of its subsidiaries have fully and unconditionally guaranteed the Senior Notes.

        Pursuant to the registration rights agreement entered into in connection with the 2014 Senior Notes offering, on January 28, 2005, Ventas completed an offer to exchange the 2014 Senior Notes with a new series of notes that are registered under the Securities Act and are otherwise substantially identical to the outstanding 2014 Senior Notes, except that certain transfer restrictions, registration rights and liquidated damages do not apply to the new notes. Ventas did not receive any additional proceeds in connection with the exchange offer.

        The Senior Notes are subject to a number of restrictive covenants. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Dividends

        In order to continue to qualify as a REIT, Ventas must make annual distributions to its stockholders of at least 90% of REIT taxable income (excluding net capital gain). Ventas declared dividends greater than 100% of estimated taxable income for 2004 and intends to pay a dividend greater than 100% of taxable income for 2005.

        Ventas expects that REIT taxable income will be less than cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Although Ventas anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement, it is possible that from time to time Ventas may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or it may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. If Ventas does not have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement, or if Ventas desires to retain cash, it may borrow funds, issue additional equity securities, pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable it to meet the REIT distribution requirements.

  Capital Expenditures and Property Acquisitions

        Except with respect to Ventas's medical office buildings, capital expenditures to maintain and improve the leased properties generally will be incurred by its tenants. Accordingly, Ventas does not believe that it will incur any major expenditures in connection with the leased properties. After the expiration of the leases, or in the event that the tenants are unable or unwilling to meet their obligations under the leases, Ventas anticipates that any expenditures relating to the maintenance of leased properties for which it may become responsible will be funded by cash flows from operations or through additional borrowings. To the extent that unanticipated expenditures or significant borrowings are required, Ventas's liquidity may be affected adversely. Ventas's ability to make expenditures and borrow funds is restricted by the terms of its revolving credit facility and the Senior Notes.

  Shelf Registration Statement and Equity Offering

        On June 19, 2002, Ventas filed a universal shelf registration statement on Form S-3 with the SEC relating to $750.0 million of common stock, preferred stock, debt securities, depository shares and warrants. The registration statement became effective on July 8, 2002.

        On March 15, 2004, Ventas completed the sale of 2,000,000 shares of its common stock in an underwritten public offering under the shelf registration statement. Ventas received $51.1 million in net proceeds from the sale, which it used to repay indebtedness under its revolving credit facility and for general corporate purposes, including the funding of acquisitions. As of March 31, 2005, $599.1 million of securities remained available for offering under the shelf registration statement.

        During the fourth quarter ended December 31, 2002, Ventas completed the sale of 9,000,000 shares of its common stock in a joint equity offering with Tenet Healthcare Corporation. In the offering, Tenet Healthcare Corporation sold all 8,301,067 shares of Ventas common stock that it held. Ventas's net proceeds from the sale were $93.6 million, which it used to repay outstanding indebtedness, including the indebtedness incurred by it to invest in transactions with THI.

  Other

        In the three months ended March 31, 2005 and the year ended December 31, 2004, Ventas assumed facility level mortgage debt in connection with acquisitions of certain facilities and the ElderTrust merger. Outstanding facility level mortgage debt was approximately $112.4 million as of March 31, 2005 and $100.5 million as of December 31, 2004. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        In the year ended December 31, 2000, Ventas recorded a $96.5 million charge related to the United States settlement. Under the United States settlement, Ventas was required to pay $103.6 million to the federal government, of which $34.0 million was paid on April 20, 2001, the date of Kindred's emergence from bankruptcy. The balance of $69.6 million bore interest at 6% per annum and was payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge in the fourth quarter of 2000 was discounted for accounting purposes based on an imputed borrowing rate of 10.75%. Ventas was required to pay $16.2 million in principal and interest in 2003 under the United States settlement. On June 30, 2003, Ventas prepaid in full the principal amount owed on the United States settlement. There was no prepayment penalty or other charges payable on account of the early repayment.

        Ventas received proceeds on the exercises of stock options in the amounts of $0.7 million for the three months ended March 31, 2005 and $17.7 million and $22.6 million for the years ended December 31, 2004 and 2003, respectively. Future proceeds on the exercises of stock options are primarily affected by the future performance of Ventas's stock price and the number of options outstanding. Options outstanding were 1.9 million as of March 31, 2005 and 1.6 million, 2.6 million and 4.2 million as of December 31, 2004, 2003 and 2002, respectively.

        Ventas generated net proceeds from its Distribution Reinvestment and Stock Purchase Plan of $2.3 million during the three months ended March 31, 2005 and $13.1 million for the year ended December 31 2004. Beginning in March 2005, Ventas is offering a 1% discount on the purchase price of its stock to shareholders who reinvest their dividends and/or make optional cash purchases of common stock through the plan. During 2004 Ventas offered a 2% discount. Each month or quarter, as applicable, Ventas may lower or eliminate the discount without prior notice, thereby affecting the future proceeds that Ventas receives from this plan.

        Ventas has outstanding loans to certain current and former executive officers in the aggregate principal amount of approximately $3.2 million as of March 31, 2005. The loans are payable over ten years beginning, in each case, on the date such loan was made. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Cash Flows

  Cash Flows from Operating Activities

        Cash flows from operating activities were $58.1 million and $39.7 million for the three months ended March 31, 2005 and 2004, respectively. The increase primarily resulted from FFO that was higher for the three months ended March 31, 2005 and favorable changes in operating assets and liabilities at March 31, 2005.

        Net cash provided by operating activities totaled $150.0 million and $137.4 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 cash flows is primarily a result of increases due to rent escalators and additional rent net of interest expense relating to the properties acquired during 2004.

  Cash Flows from Investing Activities

        Cash flows used in investing activities were $57.0 million and $176.5 million for the three months ended March 31, 2005 and 2004, respectively. These activities consisted primarily of Ventas's investments during the three months ended March 31, 2005 and 2004.

        Net cash used in investing activities for the year ended December 31, 2004 was $298.7 million. Ventas invested $323.7 million in real property which was financed through borrowings under the revolving credit facility and cash on hand and sold two facilities for proceeds of $21.1 million. Net cash provided by investing activities for the year ended December 31, 2003 was $159.7 million. Ventas received $139.2 million in proceeds from the disposal of real estate properties and $20.2 million in proceeds from the sale of the Kindred common stock. Net cash used in investing activities for the year ended December 31, 2002 was $34.1 million. Ventas made a net investment in transactions with THI of $68.9 million, received $28.6 million in proceeds from the disposal of real estate properties, and received $7.0 million in proceeds from the sale of the Kindred common stock.

  Cash Flows from Financing Activities

        Cash flows used in financing activities for the three months ended March 31, 2005 totaled $2.7 million and consisted primarily of $27.5 million of cash dividend payments to stockholders, partially offset by net borrowings of $23.3 million under Ventas's revolving credit facility. Net cash provided by financing activities for the three months ended March 31, 2004 totaled $56.4 million and included net borrowings of $39.9 million under Ventas's revolving credit facility and proceeds from the issuance of Ventas common stock of $51.7 million, partially offset by $48.8 million of cash dividend payments (consisting of the fourth quarter 2003 dividend and the first quarter 2004 dividend).

        During the three months ended March 31, 2005 and 2004, Ventas received $0.7 million and $14.5 million in proceeds from the exercise of approximately 0.1 million and 1.0 million stock options, respectively. During the three months ended March 31, 2005 and 2004, approximately 92,000 and 23,000 shares of Ventas common stock were purchased under Ventas's Distribution Reinvestment and Stock Purchase Plan for approximately $2.3 million and $0.6 million, respectively.

        Net cash provided by financing activities totaled $70.0 million for the year ended December 31, 2004. The proceeds included (i) $125.0 million from the issuance of the 2014 Senior Notes, (ii) $64.2 million from the issuance of common stock, (iii) $39.0 million from net borrowings on the revolving credit facility and (iv) $17.7 million from the issuance of common stock upon exercise of stock options. The uses included (i) an aggregate principal payment of $67.0 million on Ventas's Tranche B Term Loan, CMBS Loan and other mortgage loans, and (ii) $103.5 million of cash dividend payments.

        Net cash used in financing activities totaled $217.4 million for the year ended December 31, 2003. The uses included (i) an aggregate principal payment of $67.1 million on Ventas's revolving credit facility and the CMBS Loan, (ii) $37.4 million payment in 2003 for the settlement of the repurchase of the Senior Notes that occurred on December 31, 2002, (iii) $8.6 million in swap breakage fees, (iv) full repayment on the United States settlement of $46.6 million and (v) $80.2 million of cash dividend payments. The uses were offset by $22.6 million of proceeds from the issuance of common stock upon of exercise of stock options.

        Net cash used in financing totaled $98.4 million for the year ended December 31, 2002. The uses include (i) a net of $106.7 million payment of principal on Ventas's revolving credit facility and the CMBS Loan, (ii) $15.1 million in financing fees, (iii) $12.8 million in swap breakage costs, (iv) $50.1 million of cash dividend payments, and (v) $10.8 million of principal payments on the United States settlement. The uses were offset by net proceeds of $97.2 million from the issuance of common stock including the net proceeds of $93.6 million from the issuance of nine million shares and $3.6 million from the exercise of stock options.

        On December 31, 2002, Ventas repurchased through open market purchases $0.8 million principal amount of 2009 Senior Notes and $33.2 million principal amount of 2012 Senior Notes. The total purchase price aggregated $37.4 million. As a result of these purchases, Ventas reported a loss from the extinguishment of debt of $4.2 million in the fourth quarter ended December 31, 2002.

  Contractual Obligations

        The following table summarizes the effect as of December 31, 2004 that minimum debt (which includes principal and interest payments) and other material noncancelable commitments are expected to have on Ventas's cash flow in the future periods.

	Total	Less than 1 year	1-3 years		3-5 years		More than 5 years
	(in thousands)
Long-term debt obligations(1)(2)	$1,226,443	$64,014	$366,277	(3)	$293,750	(4)	$502,402	(5)
Obligations under interest rate swap(2)	16,550	7,723	8,061		766		—
Operating lease obligations	1,364	379	771		214		—

Total	$1,244,357	$72,116	$375,109		$294,730		$502,402

(1)
Amounts represent contractual amounts due, including interest.

(2)
Interest on variable rate debt and obligations under the interest rate swap were based on forward rates obtained as of December 31, 2004.

(3)
Includes a $206.4 million balloon payment due December 2006 on the CMBS Loan.

(4)
Includes $174.2 million outstanding principal amount of the 2009 Senior Notes.

(5)
Includes $191.8 million outstanding principal amount of the 2012 Senior Notes, and $125.0 million of the 2014 Senior Notes.

        In connection with the 1998 Spin Off, Ventas assigned its former third-party lease obligations and third-party guarantee agreements to Kindred. As of December 31, 2004, Ventas believes that the aggregate exposure under its third-party lease obligations was approximately $26.0 million and that it has no material exposure under the third-party guarantee agreements. Kindred has agreed to indemnify and hold Ventas harmless from and against all claims against Ventas arising out of the third-party leases, and Ventas does not expect to incur any liability under those leases. However, Ventas cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor its obligations under the indemnity agreement relating to the third-party leases. See the notes to Ventas's consolidated financial statements included elsewhere in this proxy statement/prospectus.

        There were no material changes in Ventas's contractual obligations as of March 31, 2005, as compared to December 31, 2004.

Ventas Management

  Directors and Executive Officers

        Ventas's Board of Directors (which we refer to in this proxy statement/prospectus as the Ventas Board) currently consists of seven directors, all of whom the Ventas Board has nominated for reelection at Ventas's 2005 Annual Meeting of Stockholders upon the recommendation of its Nominating and Corporate Governance Committee. Each director serves, subject to the provisions of Ventas's bylaws, until his or her successor is duly elected and qualified. Set forth below are the names, ages (as of May 13, 2005) and biographies of the persons who are the current executive officers and directors of Ventas.

Name	Age	Position
Debra A. Cafaro(1)(2)	47	Chairman of the Board, President and Chief Executive Officer
T. Richard Riney	47	Executive Vice President, General Counsel and Corporate Secretary
Richard A. Schweinhart	55	Senior Vice President and Chief Financial Officer
Raymond J. Lewis	40	Senior Vice President and Chief Investment Officer
Douglas Crocker II(1)(2)(3)(4)	65	Director
Ronald G. Geary(1)(2)(4)	58	Director
Jay M. Gellert(1)(5)	51	Director
Christopher T. Hannon(4)	42	Director
Sheli Z. Rosenberg(3)(5)	63	Director
Thomas C. Theobald(3)(5)	68	Director

(1)
Member of the Executive Committee, of which Mr. Gellert is the Chair.

(2)
Member of the Investment Committee, of which Ms. Cafaro is the Chair.

(3)
Member of the Executive Compensation Committee (which we refer to in this proxy statement/prospectus as the Compensation Committee), of which Ms. Rosenberg is the Chair.

(4)
Member of the Audit and Compliance Committee (which we refer to in this proxy statement/prospectus as the Audit Committee), of which Mr. Crocker is the Chair.

(5)
Member of the Nominating and Governance Committee, of which Ms. Rosenberg is the Chair.

        Debra A. Cafaro.    Ms. Cafaro joined Ventas as Chief Executive Officer and President on March 5, 1999. Ms. Cafaro was appointed Chairman of the Ventas Board effective January 28, 2003. From April 1997 to May 1998, she served as President and Director of Ambassador Apartments, Inc. (NYSE: AAH), a REIT. Ms. Cafaro was a founding member of the Chicago law firm Barack Ferrazzano Kirschbaum Perlman & Nagelberg, specializing in real estate, finance and corporate transactions. From 1988 to 1992, Ms. Cafaro served as an Adjunct Professor of Law at Northwestern University Law School. Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania. She is a member of the Executive Committee of the Board of Governors of NAREIT and the Visiting Committee of the University of Chicago Law School.

        T. Richard Riney.    Mr. Riney has served as Executive Vice President, General Counsel and Corporate Secretary of Ventas since May 1998. He served as Transactions Counsel of Vencor, Inc. (Ventas's predecessor) from April 1996 to April 1998. From May 1992 to March 1996, Mr. Riney was a

partner of Hirn, Reed & Harper, a law firm based in Louisville, Kentucky, where his areas of concentration were real estate and corporate finance. Mr. Riney is a member of NAREIT.

        Richard A. Schweinhart.    Mr. Schweinhart has served as Senior Vice President and Chief Financial Officer of Ventas since December 2002, after serving as a full-time consultant to Ventas since May 2002. From September 1998 to February 2002, Mr. Schweinhart was Senior Vice President and Chief Financial Officer for Kindred. Kindred filed for protection under Chapter 11 of the U.S. Bankruptcy Code on September 13, 1999 and emerged from bankruptcy pursuant to a plan of reorganization on April 20, 2001. As of March 28, 2005, Mr. Schweinhart owned 25,668 restricted shares of Kindred common stock, which, pursuant to a Separation Agreement, will vest on May 21, 2005. Prior to joining Kindred, Mr. Schweinhart was a Senior Vice President of Finance for Columbia/HCA Healthcare Corporation and was Chief Financial Officer at Galen Health Care, Inc. prior to its acquisition by Columbia/HCA Healthcare Corporation. Previously, Mr. Schweinhart was a Senior Vice President of Finance at Humana Inc. He is a Certified Public Accountant and started his professional career with the Louisville office of the international accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

        Raymond J. Lewis.    Mr. Lewis has served as Senior Vice President and Chief Investment Officer of Ventas since October 2002. Prior to joining Ventas, Mr. Lewis was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation, which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Prior to that, Mr. Lewis was Executive Vice President of healthcare finance for Heller Financial, Inc. (acquired by General Electric Capital Corporation in 2001), where he had primary responsibility for healthcare lending. Mr. Lewis has served on the board of directors of the Assisted Living Federation of America and as Chairman of the National Investment Center for Seniors Housing and Long Term. He is currently a member of the board of directors of National Investment Center for Seniors Housing and Long Term Care, serving on its Executive Committee, and the advisory board of the American Seniors Housing Association.

        Douglas Crocker II.    Mr. Crocker has been a director of Ventas since September 1998. Mr. Crocker served as Vice Chairman of the Board of Trustees of Equity Residential Properties Trust (NYSE: EQR), the nation's largest apartment REIT, from January 2003 to April 2003. Mr. Crocker served as Trustee and Chief Executive Officer of Equity Residential Properties Trust from March 1993 to December 2002. Mr. Crocker also served as President of Equity Residential Properties Trust from March 1993 until April 2002. Mr. Crocker has been President and Chief Executive Officer of First Capital Corporation, a sponsor of public limited real estate partnerships, since December 1992 and a director of First Capital Corporation since January 1993. Mr. Crocker also served as Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc., which provides strategic direction and services for Equity Group Investments, Inc.'s real estate and corporate activities, from November 1992 until March 1997. Mr. Crocker has served as a director of Wellsford Real Properties, Inc. (AMEX: WRP), a real estate merchant banking firm, since June 1997, Prime Group Realty Trust (NYSE: PGE), a REIT that owns and operates office and industrial properties, since September 2002, Acadia Realty Trust (NYSE: AKR), a REIT that owns and operates shopping centers, since November 2003, Reckson Associates Realty Corp (NYSE: RA), an office and industrial REIT, since February 2004 and Post Properties, Inc. (NYSE: PPS), since May 2004.

        Ronald G. Geary.    Mr. Geary, an attorney and certified public accountant, has served as a director of Ventas since May 1, 1998. Mr. Geary has served as a director and President of ResCare, Inc. (NASDAQ: RSCR) (which we refer to in this proxy statement/prospectus as ResCare), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services, since February 1990 and as Chief Executive Officer of ResCare since 1993.

Since June 1998, Mr. Geary also has served as Chairman of the Board of ResCare. Prior to becoming Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary served as a director of Alterra (AMEX: ALI), a national assisted living company, from May 2001 to December 2003.

        Jay M. Gellert.    Mr. Gellert joined Ventas as a director on September 10, 2001. Since 1998, Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (formerly known as Foundation Health Systems, Inc.) (NYSE: HNT), an integrated managed care organization which administers the delivery of managed healthcare services. Mr. Gellert has served on the Board of Directors of Health Net, Inc. since February 1999. Previously, Mr. Gellert was President and Chief Operating Officer of Health Net, Inc. from May 1997 to August 1998 and Executive Vice President and Chief Operating Officer of Health Net, Inc. from April 1997 to May 1997. From June 1996 to March 1997, Mr. Gellert served as President and Chief Operating Officer of Health Net, then operating as Health Systems International, Inc., a health maintenance organization. He served on the Board of Directors of Health Systems International, Inc. from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners. Mr. Gellert serves on the boards of the American Association of Health Plans and Miavita, Inc.

        Christopher T. Hannon.    Mr. Hannon was appointed by the Ventas Board as a director of Ventas on September 9, 2004. Since 2002, Mr. Hannon has served as Senior Vice President and Chief Financial Officer of Province Healthcare Company (NYSE: PRV), which he joined in 1997. (Province Healthcare Company has announced that it has agreed to be acquired by LifePoint Hospitals, Inc. (NASDAQ: LPNT).) Prior to 1997, Mr. Hannon was a vice president with SunTrust Banks, Inc. (NYSE: STI), where he was a senior healthcare lender. He joined SunTrust Banks, Inc. in 1984.

        Sheli Z. Rosenberg.    Ms. Rosenberg has been a director of Ventas since January 26, 2001. Ms. Rosenberg was Vice Chairman of Equity Group Investments, LLC, an investment company, from January 2000 to October 2003 and Chief Executive Officer and President of Equity Group Investments, LLC from January 1999 to January 2000. From November 1994 until 1999, Ms. Rosenberg served as Chief Executive Officer, President and a director of EGI, an owner, manager and financier of real estate and corporations. Ms. Rosenberg was a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997. Ms. Rosenberg is also a trustee of Equity Residential Properties Trust, an apartment REIT, and Equity Office Properties Trust (NYSE: EOP), an office REIT. Ms. Rosenberg is a director of Equity Life Style Properties (NYSE: ELS), a manufactured home community REIT, CVS Corporation (NYSE: CVS), a drug store chain, and Cendant Corporation (NYSE: CD), a provider of travel-related, real estate-related and direct marketing consumer and business services. Ms. Rosenberg is co-founder and President of The Center for Executive Women at the Kellogg School of Management.

        Thomas C. Theobald.    Mr. Theobald joined Ventas as a director on June 4, 2003. Since September 2004, Mr. Theobald has served as Senior Advisor at Chicago Growth Capital (formerly William Blair Capital Partners), a Chicago-based investment firm. From September 1994 to September 2004, he served as a Managing Director at Chicago Growth Capital, and from July 1987 to August 1994, Mr. Theobald was Chairman and Chief Executive Officer of Continental Bank Corporation, a bank holding company. Prior to that, he worked at Citicorp/Citibank from 1960 to 1987, rising to the level of Vice Chairman. He currently serves on the Boards of Directors of Anixter International, Inc. (NYSE: AXE), a supplier of electrical apparatus and equipment, Columbia Funds, a mutual fund group, AMBAC Financial Group (NYSE: ABK), a financial guaranty underwriter, and Jones Lang LaSalle Incorporated (NYSE: JLL), a real estate services and investment management firm. Mr. Theobald is also a director of the MacArthur Foundation, a Life Trustee of Northwestern University and a director of the Board of Dean's Advisors at Harvard Business School.

  Board Independence

        The Ventas Board has affirmatively determined that all directors are independent of Ventas and its management and qualify as independent under the rules of the New York Stock Exchange, except for Ms. Cafaro, who, as the Chairman of the Ventas Board, Chief Executive Officer and President, is not independent under the rules of the NYSE. The Ventas Board's determination was based on a review conducted on March 14, 2005, pursuant to which each director's independence was evaluated on a case-by-case basis. The Ventas Board considered any matters that could affect the ability of each outside director to exercise independent judgment in carrying out his or her responsibilities as a director, including all transactions and relationships between, on one hand, each such director, the director's family members and organizations with which the director or the director's family members have an affiliation, and, on the other hand, Ventas, its subsidiaries and its management. Any such matters were evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. The Ventas Board has concluded that none of the directors (other than Ms. Cafaro) has a material relationship with Ventas. Each director abstained from the vote pertaining to the determination of his or her independence.

        In evaluating Mr. Geary's independence, the Ventas Board considered the relationship between Ventas and ResCare pursuant to the Master Lease described under "—Certain Relationships and Related Transactions—Transactions with ResCare" and has determined that such relationship is not material to Mr. Geary, ResCare or Ventas from a financial perspective or otherwise. The total annual payments made to Ventas under the Master Lease constitute less than one-tenth of one percent (0.1%) of the annual gross consolidated revenues of ResCare, and less than one-half of one percent (0.5%) of the annual gross consolidated revenues of Ventas. Further, the Ventas Board believes that the terms of the Master Lease represent market rates. The Ventas Board does not believe this relationship will affect the ability of Mr. Geary to exercise independent judgment in carrying out his responsibilities as a director of Ventas.

        In evaluating Mr. Crocker's independence, the Ventas Board considered certain provisions of Ms. Cafaro's employment agreement described under "—Employment and Other Agreements—Employment Agreement: Cafaro" that entitle Ms. Cafaro and Mr. Crocker to jointly designate a person to be nominated to serve as a director. The Ventas Board has determined that this arrangement will not affect the ability of Mr. Crocker to exercise independent judgment in making such designation or otherwise carrying out his responsibilities as a director because Mr. Crocker is under no obligation under such provisions to designate a director that does not meet the criteria that he deems appropriate for such a designee, and any director, if appointed, will need to be re-nominated and re-elected by Ventas's stockholders at each annual meeting of the Ventas stockholders.

  Board Meeting Attendance

        During 2004, the Ventas Board held a total of seven meetings, including four regular meetings and three special meetings. In conjunction with its four regular quarterly meetings, the Ventas Board met in executive session, outside the presence of management. The non-management members of the Ventas Board are expected to meet in executive session outside the presence of management, at a minimum, at each of the regularly scheduled quarterly Ventas Board meetings. On May 21, 2004, the Ventas Board appointed Mr. Crocker to serve as Presiding Director, whose duties include chairing the executive sessions of the non-management members of the Ventas Board. The Presiding Director must be an independent member of the Ventas Board. Mr. Crocker is expected to serve as the Presiding Director until the Annual Meeting and until his successor has been elected or until his earlier resignation, removal from office or death.

        It is Ventas's policy that all directors should attend Ventas's Annual Meetings of Stockholders. All of the directors standing for re-election at Ventas's 2004 Annual Meeting of Stockholders attended the 2004 Annual Meeting.

        Stockholders of Ventas and other parties interested in communicating directly with the Ventas Board may do so by writing to the Ventas Board, Ventas, Inc., c/o Corporate Secretary, 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223 or by submitting an e-mail to the Ventas Board at bod@ventasreit.com. Communications sent to Ventas addressed to the Ventas Board are screened by the Corporate Secretary for appropriateness before either forwarding to or notifying the members of the Ventas Board of receipt of a communication. Additionally, stockholders of Ventas and other parties interested in communicating directly with the Presiding Director of the Ventas Board or with the non-management directors as a group may do so by writing to Presiding Director, Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223 or by submitting an e-mail to the independent members of the Ventas Board at independentbod@ventasreit.com.

  Committees of the Board

        The Ventas Board has an Audit Committee, Compensation Committee, Executive Committee, Investment Committee and Nominating and Governance Committee.

  Audit Committee

        The Audit Committee held five meetings during 2004. The Audit Committee is comprised of Messrs. Douglas Crocker II (Chair), Ronald G. Geary and Christopher T. Hannon. The Ventas Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 (which we refer to in this proxy statement/prospectus as the Sarbanes-Oxley Act) and related rules and regulations of the SEC and the listing standards adopted by the New York Stock Exchange, including the additional independence requirements for audit committee members. The Ventas Board has also determined that each member of the Audit Committee is financially literate and qualifies as an audit committee financial expert under the rules of the SEC.

        The Audit Committee assists Board oversight of the quality and integrity of Ventas's financial statements, Ventas's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of Ventas's internal audit function and independent auditors. Among other things, the Audit Committee prepares the report required by SEC rules to be included in Ventas's annual proxy statement; annually reviews its charter and the performance of the Audit Committee; appoints and evaluates Ventas's independent auditors, subject to stockholder ratification; compensates, retains and oversees the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; reviews and approves the annual audited financial statements, quarterly financial statements and other reports and statements of Ventas and its subsidiaries filed with the SEC; approves all audit services and permitted non-audit services (including the fees and terms thereof); reviews significant issues and judgments concerning Ventas's financial statements, regulatory and accounting initiatives and Ventas's internal controls; reviews quarterly reports from the independent auditors on all critical accounting policies to be used, alternative treatment of financial information and other material written communications between the independent auditor and management; reviews Ventas's earnings press releases, as well as any financial information and earnings guidance provided to analysts and ratings agencies; reviews Ventas's risk exposures, including Ventas's risk assessment and risk management policies and guidelines; reviews disclosures by Ventas's Chief Executive Officer and Chief Financial Officer about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in Ventas's internal controls; discusses with the independent auditor any problems relating to the conduct of the audit and management's response thereto; reviews and evaluates the qualifications, performance and independence of the independent auditor, including the lead partner of the independent auditor team;

annually reviews a report from the independent auditor regarding (i) the independent auditor's internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and Ventas; oversees Ventas's internal audit function; reviews conflicts of interest and similar matters involving a director or officer of Ventas; establishes procedures for the receipt, retention and treatment of complaints concerning financial matters; reviews correspondence with regulators or governmental agencies and any published reports concerning Ventas's financial statements; and reviews accounting and financial personnel. The Audit Committee maintains free and open communication with the Ventas Board, the independent auditors, the internal auditors and the financial management.

        A more complete description of the functions of the Audit Committee is set forth in the Audit Committee's written charter, which is available on Ventas's website at www.ventasreit.com.

  Compensation Committee

        The Compensation Committee held four meetings in 2004. The Compensation Committee is comprised of Ms. Sheli Z. Rosenberg (Chair) and Messrs. Douglas Crocker II and Thomas C. Theobald. The Ventas Board has determined that each member of the Compensation Committee is independent and meets the definition of independence adopted by the NYSE. The functions of the Compensation Committee are to establish annual salary levels, approve fringe benefits and administer the 2000 Incentive Compensation Plan and other compensation plans or programs for executive officers of Ventas. The Compensation Committee's compensation decisions for Ventas's Chief Executive Officer are subject to the review and approval of the independent members of the Ventas Board. A copy of the charter of the Compensation Committee is available on Ventas's website at www.ventasreit.com.

  Executive Committee

        The Executive Committee did not hold any meetings during 2004. The Executive Committee is comprised of Mr. Jay M. Gellert (Chair), Ms. Debra A. Cafaro and Messrs. Douglas Crocker II and Ronald G. Geary. The Ventas Board has delegated to the Executive Committee the power to direct the management of the business and affairs of Ventas in emergency situations during the intervals between meetings of the Board (except for matters reserved to the Board and other committees of the Board).

  Investment Committee

        The Investment Committee held two meetings during 2004. The Investment Committee is comprised of Ms. Debra A. Cafaro (Chair) and Messrs. Douglas Crocker II and Ronald G. Geary. The function of the Investment Committee is to review and approve investments in, and acquisitions or development of, healthcare-related or senior housing facilities.

  Nominating and Governance Committee

        The Nominating and Governance Committee held two meetings during 2004. The Nominating and Governance Committee is comprised of Ms. Sheli Z. Rosenberg (Chair) and Messrs. Jay M. Gellert and Thomas C. Theobald. The Ventas Board has determined that each member of the Nominating and Governance Committee is independent and meets the definition of independence adopted by the NYSE. The Nominating and Governance Committee identifies individuals qualified to become members of the Board; selects, or recommends to the Board for selection, director-nominees; oversees the Board and Board committees; develops and recommends to the Board a set of corporate governance guidelines and the corporate code of ethics; and generally advises the Board on corporate governance and related matters. Other specific authority and responsibilities of the Nominating and Governance Committee include establishing or approving the criteria for Board membership; making recommendations to the Board regarding its size, composition and tenure of directors; reviewing stockholder proposals and proposed responses; advising the Board on appropriate structure and operations of all committees of the Board, including committee member qualifications; reviewing and recommending to the Board committee assignments and additional committee members to fill vacancies as needed; reviewing and recommending to the Board the amount and types of compensation to be paid to Ventas's outside directors; annually reviewing with the Board succession planning with respect to the Chief Executive Officer and the other executive officers of Ventas; periodically reviewing Ventas's policies and procedures, including without limitation the corporate governance guidelines and the corporate code of ethics, as it deems appropriate, and recommending any changes or modifications to the Board for approval; developing, implementing, reviewing and monitoring an orientation program for new directors as well as a continuing education program for existing directors; monitoring developments, trends and best practices in corporate governance and taking such actions in accordance therewith, as it deems appropriate; and overseeing, as it deems appropriate, an evaluation process of the Board and each of the Board committees as well as an annual self-performance evaluation. The Nominating and Governance Committee has the authority to form subcommittees of independent directors and delegate its authority, to the extent not otherwise inconsistent with its obligations and responsibilities. A copy of the charter of the Nominating and Governance Committee is available on Ventas's Web site at www.ventasreit.com.

        Ventas's Guidelines on Governance set forth, among other things, the process by which the Nominating and Governance Committee identifies and evaluates nominees for Board membership. Under this process, the Nominating and Governance Committee considers and recommends to the Ventas Board a slate of directors for election at Ventas's Annual Meeting of Stockholders. In selecting such slate, the Nominating and Governance Committee considers (i) incumbent members of the Ventas Board who have indicated a willingness to continue to serve on the Ventas Board, (ii) candidates, if any, nominated by Ventas's stockholders, and (iii) other individuals as determined by the Nominating and Governance Committee. Additionally, if at any time during the year a seat on the Ventas Board becomes vacant or a new seat is created, the Nominating and Governance Committee recommends a candidate to the Board for appointment. The Nominating and Governance Committee evaluates each candidate considering, among other things, the minimum criteria set forth below and any additional qualities that the Nominating and Governance Committee believes one or more directors should possess, based on an assessment of the perceived needs of the Board at that time. Other than the minimum criteria, no single factor is necessarily dispositive of whether a candidate will be recommended by the Nominating and Governance Committee. The Nominating and Governance Committee will consider individuals recommended for nomination by the stockholders of Ventas.

        The Nominating and Governance Committee will not recommend a nominee for a position on the Ventas Board unless the nominee possesses specific, minimum qualifications, whether such nominee was recommended by a stockholder or group of stockholders, or otherwise. Under these criteria, nominees for membership on the Ventas Board should: (i) have demonstrated management or technical ability at high levels in successful organizations; (ii) be currently employed in positions of significant responsibility and decision-making; (iii) have experience relevant to Ventas's operations, such as real estate, REITs, healthcare, finance or general management; (iv) be well-respected in their business and home communities; (v) have time to devote to Board duties; and (vi) be independent from Ventas and its management (other than Ventas's Chief Executive Officer).

        Ventas has on occasion in the past employed third parties to assist it in identifying potential candidates based on specific criteria that Ventas provided to such third parties, which included the qualifications then required by it for nomination to the Board of Directors. In 2004, Ventas employed a third-party search firm to conduct background and reference checks in connection with its identification of Mr. Hannon as a potential Board nominee for a customary fee. Ventas may employ such third parties on similar or other terms in the future.

        A copy of Ventas's Guidelines on Governance is available on Ventas's website at www.ventasreit.com. In addition, Ventas will provide a copy of the Guidelines on Governance, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary.

  Executive Compensation and Other Information

        The following table sets forth the compensation paid by Ventas during each of Ventas's last three fiscal years to Ventas's Chief Executive Officer and Ventas's three other executive officers at the end of the last completed fiscal year (which we refer to collectively in this proxy statement/prospectus as the Ventas Named Executive Officers):

Summary Compensation Table

		Annual Compensation					Long-Term Compensation(1)
Name and Principal Position	Year	Salary		Bonus (2)	Other Annual Compensation		Restricted Stock Award(s)(3)	Securities Underlying Options/SARs		All Other Compensation
Debra A. Cafaro Chairman of the Board, Chief Executive Officer and President	2004 2003 2002	$466,200 444,000 433,173	(4)	$932,000 1,000,000 850,000	$1,651 1,819 2,934	(5) (5) (5)	$745,600 710,400 1,359,996	149,539 142,080 198,830	(6)	$3,924 3,899 3,825	(7) (7) (7)
T. Richard Riney Executive Vice President, General Counsel and Corporate Secretary	2004 2003 2002	290,000 290,000 236,250	(8)	435,000 435,000 337,500	496 431 409	(5) (5) (5)	232,000 232,000 360,004	46,050 48,033 52,632	(6)	954 760 720	(7) (7) (7)
Richard A. Schweinhart Senior Vice President and Chief Financial Officer	2004 2003 2002	262,000 250,000 20,833	(9)	393,000 375,000 100,000	1,246 658 77	(5) (5) (5)	209,600 200,000 —	41,604 41,408 —	(6)	2,425 1,167 165,427	(7) (7) (10)
Raymond J. Lewis Senior Vice President and Chief Investment Officer	2004 2003 2002	228,000 220,000 53,308	(11)	342,000 220,000 75,000	202 160 60	(5) (5) (5)	182,400 176,000 188,920	36,205 36,439 35,000	(6)	484 350 100	(7) (7) (7)

(1)
The long-term compensation amounts for 2004, 2003 and 2002 represent the long-term compensation earned by the Ventas Named Executive Officers for performance during fiscal years 2004, 2003 and 2002, respectively, which was granted to the Ventas Named Executive Officers in January 2005, 2004 and 2003, respectively, except for the long-term compensation granted to Mr. Lewis on the commencement day of his employment with Ventas in 2002. Messrs. Lewis and Schweinhart were first employed by Ventas in the third and fourth quarters, respectively, of 2002.

(2)
The bonus amounts reflect compensation earned in respect of 2004, 2003, and 2002, respectively, and paid in January 2005, 2004 and 2003, respectively.

(3)
The amounts shown in the table represent the fair market value on the date of the grant of shares of restricted stock granted by Ventas. The shares granted vest in three equal annual installments beginning on the date of the grant or on the first anniversary of the date of grant. Based on the closing price of $27.41 of the Ventas common stock on December 31, 2004, the aggregate value of all restricted stock held by the Ventas Named Executive Officers as of December 31, 2004 (excluding restricted stock granted in January 2005 for 2004 performance) is as follows:

Ms. Cafaro	$14,716,566 (536,905 shares)
Mr. Riney	$7,516,891 (274,239 shares)
Mr. Schweinhart	$238,330 (8,695 shares)
Mr. Lewis	$515,966 (18,824 shares)

Dividends, to the extent declared and paid, will be paid on restricted shares.

(4)
Represents base salary payments of $425,000 and a payment of $8,173 for unused vacation days.

(5)
Represents reimbursement for the payment of taxes relating to group term life insurance paid on behalf of the executive for the respective fiscal year.

(6)
Represents options granted to Ms. Cafaro on January 25, 2005, and to Messrs. Riney, Schweinhart and Lewis on January 18, 2005, at exercise prices per share equal to fair market value on the date of grant ($24.93 and $25.19, respectively).

(7)
Represents life insurance premiums paid on behalf of the executive for the respective fiscal year.

(8)
Represents base salary payments of $225,000 and a payment of $11,250 for unused vacation days.

(9)
Represents base salary payments for Mr. Schweinhart who was hired as Senior Vice President and Chief Financial Officer on December 2, 2002.

(10)
Represents $165,323 paid to Mr. Schweinhart as a full-time independent contractor and $104 in life insurance premiums paid on behalf of Mr. Schweinhart.

(11)
Represents base salary payments for Mr. Lewis who was hired as Senior Vice President and Chief Investment Officer on September 30, 2002.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning options to purchase shares of Ventas common stock granted to the Ventas Named Executive Officers during 2004 (excludes options granted in January 2005 for 2004 performance):

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2004				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name				Date of Grant	Exercise Price Per Share(1)	Expiration Date
							5%	10%
Debra A. Cafaro	142,080	(3)	45.6%	1/23/04	$23.81	1/23/14	$2,127,503	$5,391,511
T. Richard Riney	48,033	(3)	15.4	1/13/04	23.00	1/13/14	694,777	1,760,701
Richard A. Schweinhart	41,408	(3)	13.3	1/13/04	23.00	1/13/14	598,949	1,517,855
Raymond J. Lewis	36,439	(3)	11.7	1/13/04	23.00	1/13/14	527,075	1,335,711

(1)
All options were granted at fair market value (the closing price on the New York Stock Exchange on the date of grant). The exercise price and any tax withholding obligations related to exercise must be paid in cash or stock before delivery of shares of Ventas common stock.

(2)
Potential realizable values are reported net of the option exercise price, but before taxes associated with exercise. These amounts are predicated on 5% and 10% assumed annual rates of appreciation from the Ventas common stock price on the date of the grant for ten years (the option terms) in order to comply with the requirements of the SEC, and do not represent Ventas's expectations as to the annual rate of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Ventas common stock and overall stock market conditions, as well as the option holder's continued employment with Ventas throughout the vesting period. The amounts reflected in this table will not necessarily be achieved.

(3)
Options become exercisable in three equal annual installments (with slight modifications for rounding) beginning on the date of grant. All options become fully exercisable upon a change in control of Ventas. Additionally, there is an acceleration of rights to exercise options upon certain instances of termination of employment.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

        The following table sets forth information concerning options exercised during 2004, and the fiscal year-end value of unexercised options held, by the Ventas Named Executive Officers:

			Number of Securities Underlying Unexercised Options at Fiscal Year End(2)		Value of Unexercised In-the-Money Options at Fiscal Year End(3)
Name	Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Debra A. Cafaro	—	—	662,703	160,996	$11,114,256	$1,400,745
T. Richard Riney	110,000	$1,717,309	148,613	49,566	1,891,992	421,746
Richard A. Schweinhart	—	—	13,803	27,605	60,871	121,738
Raymond J. Lewis	—	—	32,148	39,291	340,950	331,846

(1)
The value realized was calculated by multiplying the number of shares acquired by the difference between the option exercise price and the price at which the Ventas common stock was purchased on the respective exercise dates, but before taxes and fees associated with the exercise.

(2)
Does not include options granted in January 2005 for 2004 performance.

(3)
Assumes, for all unexercised in-the-money options, the difference between fair market value as of December 31, 2004, and the exercise price. The market value of the Ventas common stock was $27.41 per share as of December 31, 2004, based on the closing price per share on the NYSE.

Long-Term Incentive Plan—Awards in Last Fiscal Year

        The following table sets forth certain information pertaining to Ventas's Long-Term Incentive Plan for the Ventas Named Executive Officers for 2004:

				Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights
			Performance Period Until Maturation Payout
				Threshold	Target	Maximum
Debra A. Cafaro	N/A	(1)	3 years	$186,400	$372,800	$745,600
T. Richard Riney	N/A	(1)	3 years	58,000	116,000	232,000
Richard A. Schweinhart	N/A	(1)	3 years	52,400	104,800	209,600
Raymond J. Lewis	N/A	(1)	3 years	45,600	91,200	182,400

(1)
The long-term incentive plan is a deferred incentive cash plan.

        The three year deferred performance cash plan goals are based on Ventas's achievement of certain objectives related to its strategic diversification and growth plan. Payment under the deferred incentive cash plan is deferred until after 2006 and is designed to award the achievement of Ventas's long-term goals and to enhance the retention of executive officers.

  Executive Officer 10b5-1 Plans

        T. Richard Riney, Executive Vice President and General Counsel of Ventas, has adopted a non-discretionary, written trading plan that complies with Rule 10b5-1 of the SEC. Mr. Riney's 2005 10b5-1 plan currently covers 80,000 shares of Ventas common stock expected to be acquired by him through the exercise of options previously granted to him as a portion of his long-term incentive compensation. It is expected to be in effect through December 2005. At May 13, 2005, Mr. Riney beneficially owned approximately 0.4 million shares of Ventas common stock (including options which are exercisable within 60 days).

  Employment and Other Agreements

        Employment Agreement: Cafaro.    Effective March 5, 1999, Ventas and Debra A. Cafaro entered into an employment agreement (which we refer to in this proxy statement/prospectus as the Cafaro Employment Agreement) pursuant to which Ms. Cafaro became President, Chief Executive Officer and a director of Ventas. Ms. Cafaro was appointed Chairman of the Ventas Board on January 28, 2003. The initial term of the Cafaro Employment Agreement expired on December 31, 2001; however, the term of the Cafaro Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Ms. Cafaro remains employed by Ventas until Ventas elects to cease such extension by giving notice to Ms. Cafaro. The Cafaro Employment Agreement provides for (i) an annual base salary (with a minimum annual increase of 5% thereafter), (ii) the eligibility to participate in Ventas's bonus program and (iii) initial grants of restricted shares of Ventas common stock and options. In addition, the Cafaro Employment Agreement provides that Ventas will provide a loan sufficient to cover income taxes payable on the vesting of shares of restricted stock, and that Ms. Cafaro is eligible to participate in Ventas's incentive and other benefit plans. Ventas ceased extending such loans in 2002 due to current interpretations of the Sarbanes-Oxley Act.

        If Ms. Cafaro's employment is terminated (other than for "cause") she will be entitled to receive a cash payment equal to the sum of three times her base salary and the highest bonus and performance compensation in the preceding three years or the maximum bonus and performance compensation for the current year, whichever is higher (which we refer to in this proxy statement/prospectus as the Maximum Bonus) as of the date of termination, plus the prorated portion of the Maximum Bonus for the year of termination. In addition, Ms. Cafaro will be entitled to full vesting of her shares of restricted stock and stock options and forgiveness of tax loans by Ventas to Ms. Cafaro, as described below (which we refer to in this proxy statement/prospectus as the Cafaro Tax Loans).

        In the event of a change of control, Ms. Cafaro will be entitled to a cash payment equal to 2.99 times the sum of her base salary and Maximum Bonus on the date of a change of control plus the fair market value of any targeted restricted shares to be issued in the year the change of control occurs. In addition, Ms. Cafaro will be entitled to full vesting of her shares of restricted stock and stock options and forgiveness of the Cafaro Tax Loans.

        Pursuant to the Cafaro Employment Agreement, during the term of the Cafaro Employment Agreement, Ms. Cafaro and Mr. Crocker are entitled to jointly designate a person (which we refer to in this proxy statement/prospectus as the Designee) to be nominated by the Ventas Board to serve as a director in lieu of an individual then serving as a director and Ventas must use its best efforts to cause such Designee to be elected as director of Ventas. Ms. Cafaro and Mr. Crocker have not appointed a Designee to date. At the time the Cafaro Employment Agreement was entered into, Ventas also entered into a Registration Rights Agreement with Ms. Cafaro relating to 100,000 shares of Ventas common stock then granted to Ms. Cafaro and 500,000 shares of Ventas common stock underlying options then granted to Ms. Cafaro. Pursuant to the Registration Right Agreement, Ms. Cafaro is entitled to require Ventas to register such shares and/or include such shares in registered equity offerings by Ventas, subject to customary limitations and exceptions.

        Employment Agreement: Riney.    Ventas entered into an employment agreement with T. Richard Riney on July 31, 1998 (which we refer to in this proxy statement/prospectus as the Riney Employment Agreement). The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by Ventas until Ventas elects to cease such extension by giving notice to Mr. Riney. Upon such notification, the Riney Employment Agreement will terminate in one year. The Riney Employment Agreement provides a base salary of not less than $137,000 per year and the ability of Mr. Riney to be eligible for bonuses and to participate in Ventas's incentive and other employee benefit plans. Mr. Riney may receive increases in his base salary from time to time as approved by the Compensation Committee of the Ventas Board.

        Under certain circumstances, the Riney Employment Agreement also provides for severance payments if Mr. Riney is terminated. If Mr. Riney's employment is terminated by reason of death or disability, Mr. Riney is entitled to a prorated portion of his target bonus. If Mr. Riney is terminated for "cause" (as defined in the Riney Employment Agreement), no additional payments are made under the Riney Employment Agreement. If Mr. Riney's employment is terminated by the executive for "good reason" (as defined in the Riney Employment Agreement) or by Ventas other than for "cause" (which we refer to collectively in this proxy statement/prospectus as an Involuntary Termination), Mr. Riney would be entitled to a cash payment equal to the prorated portion of his maximum bonus for the year of termination, if any bonus targets had previously been set, and one times his base salary and maximum bonus for the year of termination, if any bonus targets had previously been set. In addition, Mr. Riney would be entitled to coverage under Ventas's employee benefit plans for one year, one year of additional vesting of restricted stock awards and one additional year in which to exercise stock options.

        Ventas has also entered into a Change in Control Severance Agreement with Mr. Riney. This agreement provides for the severance benefits to become payable if, within two years of a change in control of Ventas (as defined in the agreement), either (i) Ventas terminates Mr. Riney without cause, or (ii) Mr. Riney terminates employment with Ventas for "good reason" (as defined in the agreement). The agreement also provides that the severance benefits will become payable if Mr. Riney terminates employment with Ventas within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control. In the event of a termination covered by the Change in Control Severance Agreement, the benefits to be afforded to Mr. Riney include: (i) a lump sum payment equal to two times the sum of one year's base salary, plus the maximum bonus and the fair market value of the maximum number of target-based restricted shares to be issued as of termination of employment; (ii) continuation of health, life and disability insurance coverage for two years; (iii) full vesting under Ventas's retirement savings plan; and (iv) an additional payment for any excise taxes he may incur as a result of the change in control.

        The Riney Employment Agreement and Mr. Riney's Change in Control Severance Agreement were amended on September 30, 1999 to provide for the gross up of any payment or benefits to which he may be entitled thereunder or any other agreement for any tax imposed upon him by Section 4999 of the Code or any similar state or local tax.

        Employment Agreement: Schweinhart.    Ventas entered into an Amended and Restated Employment Agreement with Richard A. Schweinhart on December 31, 2004 (which we refer to in this proxy statement/prospectus as the Schweinhart Employment Agreement) pursuant to which Mr. Schweinhart serves as Ventas's Senior Vice President and Chief Financial Officer. The Schweinhart Employment Agreement is for an initial term of one year. The term of the Schweinhart Employment Agreement is automatically extended by one additional day for each day following the effective date of the Schweinhart Employment Agreement that Mr. Schweinhart remains employed by Ventas until Ventas elects to cease such automatic extension by giving notice to Mr. Schweinhart. Upon such notice, the Schweinhart Employment Agreement will terminate no sooner than 12 months after the giving of such notice. The Schweinhart Employment Agreement provides Mr. Schweinhart with a base salary of not less than $262,000 per year and the ability to be eligible for bonuses and to participate in Ventas's incentive and other employee benefit plans. Mr. Schweinhart may receive increases in his base salary from time to time with the approval of the Chief Executive Officer and the Compensation Committee of the Ventas Board.

        If Mr. Schweinhart's employment is terminated by reason of death or disability, he is entitled to receive a prorated portion of his annual bonus, assuming maximum individual and Company performance (which we refer to in this proxy statement/prospectus as the Maximum Annual Bonus), for the year of termination. If Mr. Schweinhart's employment is terminated by Ventas other than for "cause," or if Mr. Schweinhart terminates his employment for "good reason" other than in connection with a Change in Control (as defined in the Schweinhart Employment Agreement), he is entitled to receive a lump sum payment equal to one year's base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, Mr. Schweinhart would be treated as having an additional year of service for purposes of vesting of restricted stock and an additional year for the exercise of options, be entitled to the continuation of insurance benefits for the year following termination, and be immediately vested in all 401(k) accounts to the extent allowed by law or be paid an amount equal to the unvested 401(k) account balance. If Ventas terminates Mr. Schweinhart's employment for cause, no additional payments are made under the Schweinhart Employment Agreement.

        If, within one year following a Change in Control, Mr. Schweinhart's employment is terminated by Ventas other than for cause, or Mr. Schweinhart terminates his employment for good reason, he would receive: (i) a lump sum payment equal to two times the sum of one year's base salary as then in effect plus his Maximum Annual Bonus for the year of termination plus the fair market value of the maximum number of shares of restricted stock authorized to be issued to him in the year of termination; (ii) the full vesting of all options and restricted stock held by him; (iii) continuation of insurance benefits for two years; and (iv) immediate vesting in all 401(k) accounts to the extent allowed by law or payment of an amount equal to the unvested 401(k) account balance.

        The Schweinhart Employment Agreement provides for the gross up of any payments or benefits to which Mr. Schweinhart may be entitled under the Schweinhart Employment Agreement for any taxes imposed upon him by Section 4999 of the Code or any similar state or local tax.

        Employment Agreement: Lewis.    Ventas entered into an employment agreement with Raymond J. Lewis on September 18, 2002 (which we refer to in this proxy statement/prospectus as the Lewis Employment Agreement) pursuant to which Mr. Lewis serves as Ventas's Senior Vice President and Chief Investment Officer. The initial term of the Lewis Employment Agreement expired on September 30, 2003; however, the term of the Lewis Employment Agreement is automatically extended by one additional day for each day following the effective date of the Lewis Employment Agreement that Mr. Lewis remains employed by Ventas until Ventas elects to cease such automatic extension by giving notice to Mr. Lewis. Upon such notice, the Lewis Employment Agreement will terminate no sooner than 12 months after the giving of such notice. The Lewis Employment Agreement provides Mr. Lewis with a base salary of not less than $210,000 per year and the ability to be eligible for bonuses and to participate in Ventas's incentive and other employee benefit plans. Mr. Lewis may receive increases in his base salary from time to time as approved by the Chief Executive Officer. Mr. Lewis also received an engagement bonus of options to purchase 25,000 shares of Ventas common stock and an award of 12,000 shares of restricted stock, which vest over a three-year period that commenced on September 18, 2003.

        If Mr. Lewis's employment is terminated by reason of death or disability, he is entitled to receive a prorated portion of his Maximum Annual Bonus, and any restricted stock and options received as part of his engagement bonus that have not previously vested would fully vest. If Mr. Lewis's employment is terminated by Ventas other than for "cause," or if Mr. Lewis terminates his employment for "good reason" other than in connection with a Change in Control (as defined in the Lewis Employment Agreement), he is entitled to receive a lump sum payment equal to one year's base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, Mr. Lewis would be treated as having an additional year of service for purposes of vesting of restricted stock and an additional year for the exercise of options, be entitled to the continuation of insurance benefits for the year following such termination, and be immediately vested in all 401(k) accounts and accrued benefits to the extent allowed by law. If Ventas terminates Mr. Lewis's employment for cause, no additional payments are to be made under the Lewis Employment Agreement.

        If, within one year following a Change in Control, Mr. Lewis's employment is terminated by Ventas other than for cause, or Mr. Lewis terminates his employment for good reason, he would receive (i) a lump sum payment equal to two times the sum of one year's base salary as then in effect plus his Maximum Annual Bonus for the year of termination plus the fair market value of the maximum number of shares of restricted stock authorized to be issued to him in the year of termination; (ii) the full vesting of all options and restricted stock held by him; (iii) continuation of insurance benefits for two years; and (iv) immediate vesting in all 401(k) accounts or accrued benefits to the extent allowed by law.

        The Lewis Employment Agreement provides for the gross up of any payments or benefits to which Mr. Lewis may be entitled under the Lewis Employment Agreement for any taxes imposed upon him by Section 4999 of the Code or any similar state or local tax.

  Compensation of Directors

        All directors not employed by Ventas receive $1,500 for each board meeting they attend, $1,000 for each committee meeting they attend and $1,500 for each telephonic meeting in which they participate unless the telephonic meeting is ten minutes or less, in which case they do not receive any meeting fee. Nonemployee directors also receive a $7,500 retainer for each calendar quarter that they serve as a director. The Presiding Director receives an additional $6,250 retainer for each calendar quarter served.

        On January 1 of each year, each nonemployee director who was elected at the preceding annual meeting of stockholders or appointed by the Ventas Board during the preceding year and who is serving as a director on such date receives an option to purchase 5,000 shares of Ventas common stock, with an exercise price equal to the fair market value of the Ventas common stock on the date the option is granted, pursuant to Ventas's 2004 Stock Plan for Directors (which we refer to in this proxy statement/prospectus as the Directors Stock Plan). Accordingly, in 2004, Ventas issued options to purchase an aggregate of 25,000 shares of Ventas common stock to the five persons who were serving as nonemployee directors on January 1, 2004.

        Additionally, on January 1 of each year, each nonemployee director who was elected at the preceding annual meeting of stockholders or appointed by the Ventas Board during the preceding year and who is serving as a director on such date receives 1,750 shares of restricted stock or 1,750 restricted stock units pursuant to the Directors Stock Plan. Accordingly, in 2004, Ventas issued an aggregate of 8,750 shares of restricted stock to the five persons who were serving as nonemployee directors on January 1, 2004.

        The Directors Stock Plan also provides for the grant of 2,000 shares of restricted stock or 2,000 restricted stock units upon the initial election or appointment of a nonemployee director. Accordingly, Ventas issued 2,000 shares of restricted stock to Mr. Hannon upon his appointment to the Ventas Board in September 2004.

        Pursuant to Ventas's Nonemployee Directors Deferred Stock Compensation Plan (which we refer to in this proxy statement/prospectus as the Director Deferred Compensation Plan), nonemployee directors may defer receipt of their retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of the Ventas common stock on the deferral date. At the election of the participating director, dividend equivalents on the stock units are paid either in additional stock units or cash.

        Each stock unit account generally is distributed and settled in whole shares of Ventas common stock on a one-for-one basis after the participant ceases to serve as a director of Ventas or such later time designated by the director. Under the Director Deferred Compensation Plan, a director may elect to receive settlement of the stock unit account either by delivery of the aggregate whole shares in the account after the cessation of service as a director or in installments over a period of not more than ten years. Fractional stock units are paid out in cash.

        Pursuant to Ventas's Common Stock Purchase Plan for Directors, nonemployee directors may also elect to receive all or a portion of their retainer and meeting fees in the form of shares of Ventas common stock. Shares are paid directly to participating directors based on the fair market value of the Ventas common stock on the date on which the fees are scheduled to be paid.

Certain Relationships and Related Transactions

        In May 1998, Ventas adopted a policy which provides that any transaction between Ventas and any of its officers, directors or their affiliates must be approved by the disinterested members of the Ventas Board and must be on terms no less favorable to Ventas than those available from unaffiliated parties. In addition, any such transaction must also be reviewed by the Audit Committee.

  Transactions with ResCare

        On October 15, 1998, Ventas acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Services, Inc. (which we refer to in this proxy statement/prospectus as Tangram), a wholly owned subsidiary of ResCare of which Mr. Geary is Chairman, President and Chief Executive Officer. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. Ventas leases the Tangram facilities to Tangram pursuant to a master lease agreement, which is guaranteed by ResCare. During 2004, Tangram paid Ventas approximately $834,000 in rent. Ventas believes that the terms of the master lease agreement represent market rates.

  Cafaro Tax Loans

        Under the terms of the Cafaro Employment Agreement, Ventas made loans to Ms. Cafaro in the aggregate principal amounts of $67,250 in 1999, $184,551 in 2000, $593,893 in 2001 and $870,759 in 2002 to pay all federal, state, local and other taxes payable upon the vesting of restricted stock awards previously granted to her. Due to current interpretations of the Sarbanes-Oxley Act, Ventas has not made, and will not be making, further tax loans to Ms. Cafaro notwithstanding the terms of Ms. Cafaro's Employment Agreement. The principal amount of all of the Cafaro Tax Loans is payable on March 5, 2009. The Cafaro Tax Loans bear interest at the lowest applicable federal rate on the date incurred. Interest on the Cafaro Tax Loans is payable annually out of and only to the extent of dividends from the vested restricted stock. Ms. Cafaro has paid interest on such Cafaro Tax Loans through December 31, 2004. Each Cafaro Tax Loan is secured by a pledge of all of the restricted shares to which such Cafaro Tax Loan relates, and the Cafaro Tax Loans are otherwise nonrecourse to Ms. Cafaro. The Cafaro Tax Loans are to be forgiven if there is a change of control of Ventas or if Ms. Cafaro's employment with Ventas is terminated by Ventas for any reason other than "cause" or by Ms. Cafaro for "good reason" or due to the death or disability of Ms. Cafaro. In the event either a loan or its forgiveness results in taxable income to Ms. Cafaro, Ventas is required to pay to Ms. Cafaro an amount sufficient for the payment of all taxes relative to the loan or its forgiveness.

DESCRIPTION OF PROVIDENT

Business and Properties of Provident

  General

        Provident is a self-administered and self-managed REIT that owns income-producing senior living properties located in the United States. Provident was formed as a Maryland REIT, in March 2004 with the intention to qualify as a REIT under the Code beginning with the year ended December 31, 2004, completed a private placement of Provident common shares and Provident OP units in August 2004 (which we refer to in this proxy statement/prospectus as the Provident 144A Offering) and acquired all of its properties during the fourth quarter of 2004. Provident's properties are leased to Brookdale and Alterra, which, according to the American Seniors Housing Association, are two of the industry's largest senior living managers. Provident currently is one of the largest owners of senior living properties in the United States. Provident conducts all of its operations, and owns all of its properties, through Provident OP.

        Provident was formed to capitalize on trends and developments in the senior living industry by acquiring income-producing senior living properties, primarily independent and assisted living properties, located in the United States, that derive substantially all of their revenues from private pay sources. Provident's properties are leased to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations.

        Provident's principal executive offices are located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540. Provident's telephone number is (609) 720-0825. Provident's website is www.providentreit.com. Providentreit.com is an interactive textual reference only, meaning that the information contained on the website is not a part of this proxy statement/prospectus and is not incorporated herein by reference.

  Overview of Provident's Industry

        The senior living industry is highly fragmented and characterized predominantly by numerous local and regional senior living operators. Senior living providers may operate freestanding independent living, assisted living or skilled nursing residences, or communities that feature a combination of senior living options such as continuing care retirement communities, commonly referred to as CCRCs, which typically consist of large independent living campuses with assisted living and skilled nursing sections. The level of care and services offered by providers varies along with the size of communities, number of residents served and design of properties (for example, purpose-built communities or refurbished structures).

        The senior living industry has evolved to meet the growing demand for senior care generated by an aging population demanding new and/or better living alternatives/options. The senior living industry encompasses a broad spectrum of senior living service and care options, which include senior apartments, independent living, assisted living and skilled nursing care. The decision as to which option is chosen is typically made by the resident and/or his or her family members and depends on many factors, including but not limited to location, service and care needs, financial considerations and personal preferences. A senior and/or his or her family members have several care options, including staying in the senior's home and bringing in services when and if needed, moving the senior in with a family member who provides care or moving into a property that provides a combination of services. A description of the various senior living and care options is provided below.

  Senior Apartments

        Senior apartments are marketed to residents who are generally capable of caring for themselves. Residence is usually restricted on the basis of age. Purpose-built properties may have special function rooms, concierge services, high levels of security and assistance call systems for emergency use. Residents at these properties who need healthcare services or assistance with the activities of daily living are expected to contract independently for these services with caregivers, home healthcare companies or other service providers.

  Independent Living Properties

        Independent living properties, or congregate communities, also provide high levels of privacy to residents and are typically for residents capable of relatively high degrees of independence. Unlike a senior apartment property, an independent living property usually bundles several services as part of a regular monthly charge; for example, a property may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some independent living properties, separate parts of the property are dedicated to assisted living or nursing services. Independent living buildings typically are larger than assisted living properties and are frequently multi-story structures. Independent living units are substantially similar to multi-family apartment units.

  Assisted Living Properties

        Assisted living properties typically are comprised of one and two bedroom suites that include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the property on call or at regularly scheduled times.

  Nursing Homes

        Nursing homes generally provide extensive nursing and healthcare services similar to those available in hospitals, without the high costs associated with operating rooms, emergency rooms or intensive care units. A typical purpose-built nursing home includes mostly one- and two-bed units with a separate bathroom in each unit and shared dining and bathing facilities. Some private rooms are often available for those residents who pay higher rates or for residents whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day.

  Provident's Recent Acquisitions

  General

        The table below summarizes certain information with respect to the Brookdale Acquisition and the Alterra Acquisition (as defined below) and the subsequent leasing of the properties (dollar amounts in millions):

Tenant	Total Purchase Price	Lease Expiration	Renewal Options
Brookdale	$743.5	2019	2 for 10 years each
Alterra	241.2	2019	2 for 5 years each

Total	$984.7

        The purchase prices for the Brookdale Acquisition and the Alterra Acquisition were determined by negotiation between the parties to the Brookdale Stock Purchase Agreement (as defined below) and Alterra Stock Purchase Agreement (as defined below), respectively. Provident acquired the ownership interests in all of the properties owned by Brookdale Living Communities, Inc. The Brookdale Properties represent approximately 34% of the units operated by Brookdale Living Communities. Provident acquired the ownership interests in 47 of the 83 properties owned by Alterra. The Alterra Properties represent approximately 18% of the units operated by Alterra. Provident selected the Brookdale Properties and the Alterra Properties based upon Provident's investment criteria described in this proxy statement/prospectus and through discussions and negotiations in connection with the Brookdale Stock Purchase Agreement and the Alterra Stock Purchase Agreement. Provident did not seek independent third-party appraisals or valuations for all of the properties in connection with the Brookdale Acquisition or the Alterra Acquisition. In determining the purchase price for the Brookdale Acquisition and the Alterra Acquisition, Provident considered several methods of valuation, including the review and analysis of comparable properties, leases and entities, discounted cash flow calculations, return on equity, funds from operations and cash available for distribution by it.

        Brookdale Living Communities was owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress Investment Group LLC (which we refer to in this proxy statement/prospectus as Fortress) and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC. Until April 2004, Provident's chief executive officer, president and chairman of the board of trustees, Darryl W. Copeland, Jr., was a director of both Brookdale Living Communities and Alterra. Mr. Copeland resigned as an officer of an affiliate of Fortress in April 2004. As a result, the Stock Purchase Agreements may have presented the appearance of being less favorable to Provident than if Provident had sought to purchase properties from a third party that did not have such a prior relationship.

        In connection with the Provident 144A Offering, Fortress Brookdale Acquisition LLC, the seller of the Brookdale Properties, purchased 2,675,623 Provident common shares and 1,824,377 Class A Units of limited partnership units in Provident OP and Alterra purchased 1,500,000 Provident common shares. Upon consummation of the Provident 144A Offering, Provident advanced a deposit of $67.5 million and $22.5 million to Fortress Brookdale Acquisition LLC and Alterra, respectively. In October 2004, Fortress Brookdale Acquisition LLC refunded to Provident the $67.5 million deposit. The Alterra deposit was applied against the purchase price for the Alterra Acquisition.

  Provident's Acquisition of the Brookdale Properties

        In October 2004, Provident acquired from Fortress Brookdale Acquisition LLC 100% of the outstanding capital stock of Brookdale Living Communities for an aggregate purchase price of approximately $743.5 million (which we refer to in this proxy statement/prospectus as the Brookdale Acquisition), pursuant to a stock purchase agreement Provident entered into with Fortress Brookdale Acquisition LLC (which we refer to in this proxy statement/prospectus as the Brookdale Purchase Agreement) in June 2004. Brookdale Living Communities owned indirectly a total of 21 senior living properties, together with certain related personal property. Prior to the closing of the Brookdale Acquisition in October 2004, all of the other real and personal property owned by Brookdale Living Communities (which we refer to in this proxy statement/prospectus as the Brookdale Excluded Assets), all of the liabilities and obligations of Brookdale Living Communities other than the mortgage debt Provident assumed, and certain liabilities relating to the Brookdale Properties that are not required to be reflected or reserved on a balance sheet in accordance with GAAP (which we refer to in this proxy statement/prospectus as the Brookdale Excluded Liabilities), were transferred to or assumed by a new company (which Brookdale subsequently renamed Brookdale Living Communities) or one of its wholly-owned subsidiaries. Immediately following the closing of the Brookdale Acquisition, Provident converted Brookdale Living Communities and its wholly-owned corporate subsidiaries into limited liability companies and contributed the limited liability company interest in Brookdale Living Communities, which was renamed PSLT-BLC Properties Holdings LLC, to Provident OP. The

Brookdale Acquisition was funded with proceeds from the Provident 144A Offering and the assumption of approximately $415.5 million of non-recourse and limited recourse property-level debt on the Brookdale Properties.

        Although Fortress Brookdale Acquisition LLC and Brookdale have each made a number of customary representations and warranties in the Brookdale Purchase Agreement regarding certain aspects of Brookdale Living Communities' business and the Brookdale Properties, Provident cannot be certain that it did not assume any material contingent or unknown obligations or liabilities in connection with the Brookdale Acquisition. In addition, PSLT-BLC Properties Holdings LLC as the successor to Brookdale Living Communities continues to be the defendant in various litigation and other proceedings involving Brookdale Living Communities for which Provident has been indemnified by Brookdale as described below.

        Brookdale has agreed to indemnify Provident for any losses Provident may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by Fortress Brookdale Acquisition LLC or Brookdale in the Brookdale Purchase Agreement, (b) any breach or failure by Fortress Brookdale Acquisition LLC or Brookdale to perform its obligations under the Brookdale Purchase Agreement, (c) any Brookdale Excluded Assets and Brookdale Excluded Liabilities, (d) certain environmental claims relating to the Brookdale Properties, (e) any third party claims arising out of actions, omissions, events or facts occurring on or prior to the closing of Provident's purchase of the Brookdale Properties relating to the assets, properties and business of Brookdale Living Communities, and (f) certain fees and expenses of Fortress Brookdale Acquisition LLC's and Brookdale's advisers. Brookdale is not required to indemnify Provident for any loss which does not exceed $100,000 and has no obligation to indemnify Provident with respect to certain losses until such losses exceed $2 million. In no event will Brookdale be required to indemnify Provident for losses in excess of $75 million which arise from those matters set forth in clauses (a), (d) and (e) above. In addition, Brookdale is not required to indemnify Provident for matters of which Provident's officers obtained actual knowledge prior to the execution of the Brookdale Purchase Agreement. Brookdale is also not required to indemnify Provident for breaches of representations and warranties of which Provident's officers obtained actual knowledge prior to the closing of the Brookdale Acquisition, unless on or before such date Provident notified them of such matters and Brookdale and Fortress Brookdale Acquisition LLC agreed prior to such date that Provident was not obligated to close the transactions contemplated by the Brookdale Purchase Agreement. Moreover, Brookdale has generally agreed to indemnify Provident against any tax liability with respect to periods ending on or before, and transactions occurring before, the Brookdale Acquisition. Provident has agreed to release Fortress Brookdale Acquisition LLC and its affiliates (other than Brookdale and its subsidiaries) from any claims or losses arising out of the transactions contemplated by the Brookdale Purchase Agreement.

        Provident has agreed to indemnify Fortress Brookdale Acquisition LLC and Brookdale against any losses that either may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by Provident, (b) any breach by Provident to perform its obligations under the Brookdale Purchase Agreement and (c) certain third party claims as a result of any inspections of the Brookdale Properties that Provident performed. Provident is not required to indemnify Fortress Brookdale Acquisition LLC and Brookdale for any loss which does not exceed $100,000 and Provident has no obligation to indemnify with respect to certain losses until such losses exceed $2 million. In no event will Provident be required to indemnify for losses in excess of $75 million which arise from those matters set forth in clauses (a) and (c) above. Moreover, Provident has generally agreed to indemnify Brookdale against any tax liability (other than tax liability required to be borne or paid by the Brookdale Tenants (as defined below) pursuant to the Brookdale Property Leases) with respect to periods beginning, and transactions occurring, after the closing of the Brookdale Acquisition.

        All of the expenses incurred in connection with the consummation of the Brookdale Acquisition, including certain of Provident's expenses, were payable by Fortress Brookdale Acquisition LLC.

However, upon Brookdale's request and pursuant to the terms of the Brookdale Purchase Agreement, Provident funded these transaction expenses in the aggregate amount of $7.4 million, which were contemplated as part of the purchase price and lease basis upon which base rent is calculated.

  Provident's Acquisition of the Alterra Properties

        During the fourth quarter of 2004, Provident acquired from Alterra 100% of the outstanding capital stock of the Alterra subsidiaries for an aggregate purchase price of approximately $241.2 million (which we refer to in this proxy statement/prospectus as the Alterra Acquisition) pursuant to a stock purchase agreement Provident entered into with Alterra (which we refer to in this proxy statement/prospectus as the Alterra Purchase Agreement) in June 2004 and amended and restated by mutual agreement in October 2004. Pursuant to the terms of the Alterra Purchase Agreement, Provident consummated the Alterra Acquisition in two separate closings. The Alterra subsidiaries owned a total of 47 assisted living properties (which we refer to collectively in this proxy statement/prospectus as the Alterra Properties), together in each case with certain related personal property. All of the other real and personal property owned by the Alterra subsidiaries (which we refer to in this proxy statement/prospectus as the Alterra Excluded Assets) and all of the liabilities and obligations of the Alterra subsidiaries other than certain liabilities relating to the Alterra Properties that are not required to be reflected or reserved on a balance sheet in accordance with GAAP (which we refer to in this proxy statement/prospectus as the Alterra Excluded Liabilities), were transferred to or assumed by Alterra or a subsidiary of Alterra prior to the completion of the Alterra Acquisition.

        Provident funded the Alterra Acquisition with proceeds from the Provident 144A Offering and borrowings under Provident's credit facility and by assuming an aggregate of approximately $49.5 million of property-level mortgage debt. Upon consummation of the Provident 144A Offering, Provident advanced $22.5 million to Alterra as a refundable purchase price deposit (which we refer to in this proxy statement/prospectus as the Alterra Purchase Price Deposit), which deposit was applied towards the purchase price of the Alterra Acquisition. An election will be made under Code Section 338(h)(10) by Provident and Alterra to treat the purchase of the stock of the Alterra subsidiaries as an acquisition of their assets rather than a stock acquisition, which should result in Provident having a purchase price basis in such assets.

        Although Alterra has made a number of customary representations and warranties in the Alterra Purchase Agreement regarding certain aspects of the Alterra subsidiaries' business and the Alterra Properties, Provident cannot be certain that it did not assume any material contingent or unknown obligations or liabilities in connection with the Alterra Acquisition.

        Alterra has agreed to indemnify Provident for any losses it may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by Alterra in the Alterra Purchase Agreement, (b) any breach or failure by Alterra to perform its obligations under the Alterra Purchase Agreement, (c) any Alterra Excluded Assets and Alterra Excluded Liabilities, (d) certain environmental claims relating to the Alterra Properties, (e) any third party claims arising out of actions, omissions, events or facts occurring on or prior to the closing of Provident's purchase of the Alterra Properties relating to the assets, properties and business of Alterra, and (f) certain fees and expenses of Alterra's advisers. Alterra is not required to indemnify Provident for any loss which does not exceed $25,000 and has no obligation to indemnify us with respect to certain losses until such losses exceed $650,000. In no event will Alterra be required to indemnify Provident for losses in excess of $25 million which arise from those matters set forth in clauses (a), (d) and (e) above. In addition, Alterra is not required to indemnify Provident for breaches of representations and warranties of which Provident's officers obtained actual knowledge prior to the execution of the Alterra Purchase Agreement. Alterra is also not required to indemnify Provident for matters of which Provident's officers obtained actual knowledge prior to the closing of the Alterra Acquisition, unless on or before such date Provident notified them of such matters and Alterra agreed prior to such date that Provident was not obligated to close the transactions contemplated by the Alterra Purchase Agreement. Moreover, Alterra has generally agreed to indemnify Provident against any tax liability with respect to periods ending on or before, and transactions occurring before, the Alterra Acquisition. Provident has agreed to release the stockholders of Alterra and their affiliates (other than Alterra and its subsidiaries) from any claims or losses arising out of the transactions contemplated by the Alterra Purchase Agreement.

        Provident has agreed to indemnify Alterra against any losses that it may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by it, (b) any breach or failure by Provident to perform its obligations under the Alterra Purchase Agreement and (c) any third party claims as a result of any inspections of the Alterra Properties that Provident performed. Provident is not required to indemnify Alterra for any loss which does not exceed $25,000 and Provident has no obligation to indemnify Alterra with respect to certain losses until such losses exceed $650,000. In no event will Provident be required to indemnify for losses in excess of $25 million which arise from those matters set forth in clauses (a) and (c) above. Moreover, Provident has generally agreed to indemnify Alterra against any tax liability (other than tax liability required to be borne or paid by the Alterra Tenants (as defined below) pursuant to the Alterra Property Leases) with respect to periods beginning after, and transactions occurring after, the closing of the Alterra Acquisition.

        All of the expenses incurred in connection with the consummation of the Alterra Acquisition, including certain of Provident's expenses, were payable by Alterra. However, upon Alterra's request and pursuant to the terms of the Alterra Purchase Agreement, Provident funded these transaction expenses in the aggregate amount of $3.5 million, which were contemplated as part of the purchase price and lease basis upon which base rent is calculated.

  Provident's Master Lease Arrangements with Brookdale

        Concurrently with the consummation of the Brookdale Acquisition, Provident entered into master lease arrangements with subsidiaries and/or affiliates of Brookdale. The lease arrangements include (a) property lease agreements for each of the Brookdale Properties (each of which we refer to in this proxy statement/prospectus as a Brookdale Property Lease), (b) an agreement regarding leases (which we refer to in this proxy statement/prospectus as the Brookdale Agreement Regarding Leases), entered into between the parent company of the Brookdale Tenants (as defined below) (which we refer to in this proxy statement/prospectus as BLC Holdings) and the parent company of each of the owners of the Brookdale Properties (which we refer to in this proxy statement/prospectus as PSLT-BLC Holdings), (c) a lease guaranty by BLC Holdings with respect to each Brookdale Property Lease, and (d) a guaranty of the Brookdale Agreement Regarding Leases by Brookdale (which we refer to in this proxy statement/prospectus as the Brookdale Guaranty of Agreement Regarding Leases). Each of the Brookdale Properties is owned by a separate subsidiary of Provident and leased to a subsidiary of Brookdale (each of which we refer to in this proxy statement/prospectus as a Brookdale Tenant). Each Brookdale Tenant entered into a management agreement with another subsidiary of Brookdale relating to the management and operation of each of the Brookdale Properties (which we refer to in this proxy statement/prospectus as the Brookdale Management Agreements).

        Provident's leases with respect to the Brookdale Properties are for an initial term of 15 years (which we refer to in this proxy statement/prospectus as the Brookdale Initial Term), with two ten-year renewal options at Brookdale's election, provided that, among other things, (i) no event of default exists under any Brookdale Property Lease or under the Brookdale Agreement Regarding Leases and (ii) no management termination event has occurred and is continuing beyond any applicable cure period. Pursuant to the Brookdale Agreement Regarding Leases, the renewal option may be exercised only with respect to all of the Brookdale Properties.

        Under the terms of the Brookdale Property Leases, the Brookdale Tenants are obligated to pay base rent (which we refer to in this proxy statement/prospectus, as escalated from time to time, as the

Brookdale Base Rent) in an amount equal to the Brookdale Lease Rate (defined below) multiplied by the sum of the purchase price (including certain transaction costs incurred in connection with the Brookdale Acquisition by Provident and by Brookdale, which at Brookdale's election, Provident actually paid (including financing costs and debt assumption fees) in the amount of $7.4 million) plus any subsequent amounts Provident funds in connection with capital improvements as described in each Brookdale Property Lease and the Brookdale Agreement Regarding Leases (we refer to such sum in this proxy statement/prospectus as the Brookdale Lease Basis).

        The initial lease rate for the first year of each of the Brookdale Property Leases is 8.1% (which we refer to in this proxy statement/prospectus, as the same may be escalated, as the Brookdale Lease Rate). Commencing on January 1, 2006, and annually thereafter, the Brookdale Lease Rate will be increased (which we refer to in this proxy statement/prospectus as the Annual Increase) by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 3%. During the first year of each renewal term of the Brookdale Property Leases, (a) the Brookdale Lease Rate will be adjusted to equal the greater of (i) the then current fair market Brookdale Lease Rate (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the product of (x) the prior year's Brookdale Lease Rate and (y) one plus the Annual Increase, and (b) the Brookdale Lease Basis will be adjusted to equal the greater of (i) the then current fair market value of the Brookdale Properties (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the Brookdale Lease Basis for the immediately preceding calendar month. In addition, Brookdale Base Rent will be increased by a "floating adjustment" tied to fluctuations in Provident's floating rate-based mortgage indebtedness. The floating adjustment is an amount computed monthly equal to the increase or decrease in the applicable index (LIBOR, Prime or BMA) from a base value (determined based on the average index values for such indices for the period January 2004 through April 2004) multiplied by the aggregate outstanding principal amount of all floating rate mortgages encumbering the Brookdale Properties (i.e., the dollar amount of the floating rate debt assumed by Provident at the inception of the Brookdale Property Leases, plus any additional amounts related to any refinancing advanced by Provident to the Brookdale Tenants pursuant to the terms of the Brookdale Property Leases and the Brookdale Agreement Regarding Leases) other than from refinancings under which BLC Holdings has not elected to receive any proceeds (which we refer to in this proxy statement/prospectus as the Floating Rate Debt). Rent under the Brookdale Property Leases will continue to be escalated in accordance with the Annual Increase and the floating adjustment during each renewal term; provided, however, that with respect to any floating rate mortgages, the floating adjustment will apply only through the maturity date of any underlying Floating Rate Debt encumbering the Brookdale Property at the commencement date of the Brookdale Lease and with respect to any refinancings that Brookdale either requests or under which Brookdale requests net proceeds (as described below). Rent under the Brookdale Property Leases is to be paid in arrears on a monthly basis.

        Lease payments are absolute triple-net, with the Brookdale Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses relating to the operation of the Brookdale Properties. In addition, the Brookdale Tenants are required to comply with the terms of the mortgage financing documents affecting the Brookdale Properties, if and to the extent that, among other things, the terms of such mortgage financings are commercially reasonable and consistent with other mortgage financings of comparable properties in the then-current market.

        Provident may, in its sole discretion, upon the request of the Brookdale Tenant, fund additional necessary capital improvements to the properties. If Provident funds any such amounts, the Brookdale Lease Basis shall be increased on a dollar-for-dollar basis for the amounts Provident funds. In addition, if Provident, the Brookdale Tenant and the manager mutually determine that there is an extraordinary capital expenditure requirement at one or more of the Brookdale Properties, or if Provident and any

Brookdale Tenant mutually agree that a capital improvement at one or more of the Brookdale Properties is necessary for the applicable Brookdale Property to be in compliance with legal requirements, Provident has agreed to fund up to $5 million in the aggregate over the term of the Brookdale Property Leases with respect to all of the Brookdale Properties and the amount that Provident funds will be added to the Brookdale Lease Basis. The Brookdale Tenants have covenanted to keep the Brookdale Properties in good condition and repair and operate them in a fashion similar to their operations on the commencement date of the Brookdale Property Leases. The Brookdale Property Leases also require the Brookdale Tenants to spend, in the aggregate among the Brookdale Properties, at least $450 per unit per year, which amount will be increased annually by the percentage increase in the Consumer Price Index. Provident has the right to require reserved funding upon its request or as required by a mortgage lender. Provident and the Brookdale Tenants have also agreed to review periodically the reserve-funding amount to adjust as necessary to properly maintain the properties in accordance with the requirements of the Brookdale Property Leases.

        If PSLT-BLC Holdings or any of the lessors under the Brookdale Property Leases desire to enter into a new mortgage financing or a refinancing of an existing mortgage or otherwise obtain additional mortgage debt encumbering any of the Brookdale Properties during the first six (6) years of the Brookdale Initial Term, provided there is no event of default, Provident will deliver notice thereof to BLC Holdings together with a copy of a bona fide term sheet setting forth the proposed terms of such mortgage financing. BLC Holdings may elect to have the applicable Brookdale Tenant obtain the net proceeds of any such financing or may request that Provident obtain a financing that will provide additional net proceeds for the applicable Brookdale Tenant. In addition, BLC Holdings has the right, during the first six years of the Brookdale Initial Term, to request two times per calendar year that Provident attempt to obtain a new mortgage or a refinancing of an existing mortgage with respect to the Brookdale Properties. Provident has agreed that it will use commercially reasonable efforts to obtain any such financing but will be obligated only to seek such new financing from the holder of the mortgage financing then in place with respect to the applicable Brookdale Property.

        Net financing or refinancing proceeds advanced by Provident to the Brookdale Tenants as described in the immediately preceding paragraph (each of which we refer to in this proxy statement/prospectus as a Tenant Refinance Advance) will be added to the Brookdale Lease Basis under the applicable Brookdale Property Lease. All fees, penalties, premiums or other costs related to any Tenant Refinance Advance will also be included in the Brookdale Lease Basis, except that if the applicable Brookdale Tenant obtains net proceeds of any financing Provident initiate, then only such portion of the fees, penalties, premiums or other costs related to any such Tenant Refinance Advance, as it relates to the proceeds disbursed to the applicable Brookdale Tenant, will be included in the Brookdale Lease Basis. In addition, if the monthly debt service relating to a Tenant Refinance Advance exceeds the amount of rent that will be payable relating to the increase in the Brookdale Lease Basis as a result of such Tenant Refinance Advance, then the applicable Brookdale Tenant is required to pay the excess, and under certain circumstances the applicable Brookdale Tenant will also be required to pay additional amounts relating to increases in debt service and other costs with respect to the remaining portion of the balance of the refinancing.

        Under the Brookdale Agreement Regarding Leases, Provident agreed that, during the first six (6) years of the Brookdale Initial Term, PSLT-BLC Holdings will not (i) pledge or otherwise encumber its interest in any of the lessors under the Brookdale Property Leases, or (ii) permit the lessors under the Brookdale Property Leases to pledge or otherwise encumber the Brookdale Properties or their interests in the Brookdale Property Leases, other than any existing mortgages, new mortgages, refinancings of existing mortgages or other additional mortgage debt encumbering the Brookdale Properties. In addition, Provident agreed that it will not, and that PSLT-BLC Holdings and the lessors under the Brookdale Property Leases will not, enter into any agreement which contains covenants or other agreements expressly restricting the ability of any lessor under the Brookdale Property Leases to enter into a financing which has been requested by BLC Holdings, as described above, or expressly limiting the amount that may be borrowed thereunder, except for any existing mortgages, new mortgages, refinancings of existing mortgages or other additional mortgage debt that may encumber the Brookdale Properties from time to time.

        Pursuant to the Brookdale Agreement Regarding Leases, BLC Holdings deposited $20 million at closing with PSLT-BLC Holdings as security for the performance of the terms, conditions and provisions of the Agreement Regarding Leases and the Brookdale Property Leases. Provided there is no event of default under the Brookdale Agreement Regarding Leases, BLC Holdings has the right to request that portions of the security deposit be applied toward the Brookdale Tenants' satisfying the expenditure requirement under each of the Brookdale Property Leases with respect to capital improvements of $450 per unit per year (in the aggregate) among the Brookdale Properties, up to a maximum amount of $600 per unit per year. If the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.10 to 1.00 for a consecutive twelve month period, then $10 million of the security deposit will be returned to BLC Holdings. If the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.15 to 1.00 for a consecutive twelve month period, then $15 million of the security deposit will be returned to BLC Holdings. Any balance of the security deposit will be returned to BLC Holdings if the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.20 to 1.00 for twelve consecutive months. For the foregoing purposes, the lease coverage ratio will be computed by taking the net operating income for all of the Brookdale Properties (subject to certain adjustments, including reductions for management fees and capital expenditure requirements), and dividing it by Brookdale Base Rent payable in the aggregate under all of the Brookdale Property Leases.

        The Brookdale Agreement Regarding Leases also provides that PSLT-BLC Holdings may terminate the Brookdale Management Agreements upon the occurrence of certain events, including if any Brookdale Tenant fails to make a rental payment and the failure goes uncured for more than 30 days, if an event of default has occurred and remains uncured under any of the Brookdale Property Leases or under the Brookdale Agreement Regarding Leases, or if the Brookdale manager becomes bankrupt or insolvent, has bankruptcy proceedings filed against it or voluntarily files for bankruptcy. In addition, PSLT-BLC Holdings may terminate the Brookdale Management Agreements if the Brookdale Properties fail to maintain on a quarterly basis a lease coverage ratio (subject to certain adjustments) of at least 1.05 to 1.00 during any of the fifth (5th) through seventh (7th) lease years, 1.10 to 1.00 during any of the eighth (8th) through twelfth (12th) lease years, and at least 1.15 to 1.00 during any of the thirteenth (13th) through fifteenth (15th) lease years and during each renewal term. BLC Holdings or the Brookdale manager has the right to cure a failure to maintain the required lease coverage ratio by posting cash or a letter of credit in an amount sufficient to increase on a dollar-for-dollar basis the net operating income reflected in the numerator of the lease coverage ratio calculation to the extent necessary to be within compliance. This cure option is available during the first ten years of the Brookdale Initial Term and may only be exercised two times thereafter during the remaining portion of the Brookdale Initial Term. If PSLT-BLC Holdings terminates the Brookdale Management Agreements and replaces the Brookdale manager with a manager other than an affiliate of Brookdale, the Brookdale Tenants have the right to terminate those Brookdale Property Leases as to which the Brookdale Management Agreements have been terminated. If PSLT-BLC Holdings terminates one (1) or more of the Brookdale Management Agreements but the Brookdale Tenants for such applicable Brookdale Properties do not terminate the applicable Brookdale Property Leases, the Brookdale Tenants will enter into new management agreements with a replacement manager designated by PSLT-BLC Holdings and will be required to pay any replacement manager the management fee pursuant to the replacement management agreements, provided that the Brookdale Tenants will be entitled to a credit against Brookdale Base Rent for any payments (excluding out-of-pocket reimbursements) payable to such replacement manager in excess of an amount equal to 5% of gross revenues.

        Each of the Brookdale Property Leases is unconditionally guaranteed by BLC Holdings and BLC Holdings' obligations under the Brookdale Agreement Regarding Leases are unconditionally guaranteed by Brookdale. Under the Brookdale Agreement Regarding Leases, it is a default if the net worth of Brookdale declines to less than $75 million; provided that Brookdale may cure any such default by depositing cash collateral in the amount of one (1) month's rent under all of the Brookdale Property Leases, if Brookdale's net worth is between $50 million and $75 million, in the amount of three months' rent, if Brookdale's net worth is between $25 million and $50 million, and in the amount of six months' rent, if Brookdale's net worth is $25 million or less. For the purposes of the foregoing net worth test, Brookdale's "net worth" means the sum of Brookdale's net worth, determined in accordance with GAAP, plus the "deferred gain" that results from the transactions contemplated in the Brookdale Stock Purchase Agreement, which, for the purposes of the Brookdale Agreement Regarding Leases is deemed not to exceed $110 million. Under the Brookdale Property Leases, the Brookdale Tenants agreed to indemnify us from all liabilities related to the occupancy and operation of the Brookdale Properties prior to and during the term of the Brookdale Property Leases, with such indemnification continuing for twelve months following any termination of the Brookdale Property Leases for any claims made with respect to incidents occurring prior to the end of the lease term.

        In connection with any new mortgage financing, the applicable Brookdale Tenant will subordinate its rights to those of such new mortgage lender, provided such mortgage lender enters into a subordination, non-disturbance and attornment agreement and agrees not to disturb such Brookdale Tenant's right to possession.

        In March 2005, Brookdale waived (i) its right to repurchase from Provident all of the Brookdale Properties on the terms set forth in the Brookdale Agreement Regarding Leases and (ii) its right of first offer to lease from Provident any new independent living properties Provident acquires that are not leased back to the seller thereof in a sale-leaseback transaction in exchange for a right of first refusal. Under the terms of the right of first refusal, if, during the Brookdale Initial Term, Provident receives a bona fide offer to purchase any of the properties leased to Brookdale that Provident seeks to accept, Provident will notify Brookdale of the offer and Brookdale has five days from receipt of the notice of proposed sale to notify Provident of its election to purchase the property or properties at the price reflected in the bona fide offer (which we refer to in this proxy statement/prospectus as the Purchase Notice). Brookdale is also required to pay Provident a non-refundable deposit of 2% of the purchase price within three business days of the Purchase Notice and to close on the purchase of the properties within 60 days following the Purchase Notice. In the event Brookdale does not give notice that it wishes to acquire the properties in question, or pay the deposit or close on the properties within these time frames, the right of first refusal is deemed waived with regard to the proposed sale. Further, if Brookdale gives the Purchase Notice and pays the deposit, but then fails to close (except under limited circumstances out of Brookdale's control), the entire right of first refusal automatically becomes null and void as to all of the properties leased to Brookdale. Notwithstanding the receipt of a Purchase Notice, at any time prior to the closing of the sale of the properties to Brookdale under the right of first refusal, Provident may nevertheless proceed to sell the properties that were the subject of the bona fide offer to any third party and pay Brookdale an amount equal to two times the amount of the deposit upon the closing of such sale (which amount includes a refunding of the deposit).

        Each of the Brookdale Property Leases prohibits the assignment of any Brookdale Property Lease by the applicable Brookdale Tenant. The Brookdale Agreement Regarding Leases also prohibits certain other "changes of control" of Brookdale entities. However, any sale by Brookdale of all or substantially all of its assets or any sale of more than 50% of Brookdale's outstanding stock by its shareholders, or the sale of more than 50% of the membership interests in Fortress Brookdale Acquisition LLC, does not require Provident's consent if (i) BLC Holdings provides evidence reasonably satisfactory to PSLT-BLC Holdings that the industry experience of the guarantor under the terms of such transaction in owning, operating and managing senior living properties similar to Brookdale's properties is at least comparable to or better than that of Brookdale and (ii) the guarantor under the terms of such transaction has a net worth at least equal to $75 million. In addition, Provident's consent is not required in connection with (a) any initial public offering or other equity raising transaction of Brookdale or (b) any direct or indirect transfer of less than 50% of the ownership interest in Brookdale or Fortress Brookdale Acquisition LLC, if, in the case of a transfer contemplated by clause (b), the current shareholders or members, as the case may be, continue to control Provident.

  Provident's Master Lease Arrangements with Alterra

        Concurrently with the closings of the purchase of the Alterra Properties, Provident entered into master lease arrangements with subsidiaries and/or affiliates of Alterra. The lease arrangements include (a) master lease agreements covering each of the Alterra Properties (each of which we refer to in this proxy statement/prospectus as an Alterra Property Lease), (b) an agreement regarding leases (which we refer to in this proxy statement/prospectus as the Alterra Agreement Regarding Leases), entered into between the parent company of the Alterra Tenants (as defined below) (which we refer to in this proxy statement/prospectus as ALS Holdings) and the parent company of each of the owners of the Alterra Properties (which we refer to in this proxy statement/prospectus as PSLT-ALS Holdings), (c) a lease guaranty by ALS Holdings with respect to each Alterra Property Lease, and (d) a guaranty of the Alterra Agreement Regarding Leases by Alterra (which we refer to in this proxy statement/prospectus as the Alterra Guaranty of Agreement Regarding Leases). Each of the Alterra Properties is owned by a subsidiary of Provident and leased to a subsidiary of Alterra (each of which we refer to in this proxy statement/prospectus as an Alterra Tenant). Each Alterra Tenant entered into a master sublease agreement with Alterra relating to the possession, management and operation of each of the Alterra Properties (which we refer to in this proxy statement/prospectus as the Alterra Management Agreements).

        Provident's leases with respect to the Alterra Properties are for an initial term of 15 years (which we refer to in this proxy statement/prospectus as the Alterra Initial Term), with two five-year renewal options at Alterra's election, provided that, among other things, (i) no event of default exists under any Alterra Property Lease or under the Alterra Agreement Regarding Leases and (ii) no management termination event has occurred and is continuing beyond any applicable cure period. Pursuant to the Alterra Agreement Regarding Leases, the renewal option may only be exercised with respect to all of the Alterra Properties.

        Under the terms of the Alterra Property Leases, the Alterra Tenants are obligated to pay base rent (which we refer to in this proxy statement/prospectus, as escalated from time to time, as the Alterra Base Rent) in an amount equal to the Alterra Lease Rate (defined below) multiplied by the sum of the purchase price (including certain transaction costs incurred in connection with the Alterra Acquisition by Provident and by Alterra, which at Alterra's election, Provident actually paid (including financing costs and debt assumption fees) in the amount of $3.5 million) plus any subsequent amounts Provident funds in connection with capital improvements as described in each Alterra Property Lease and the Alterra Agreement Regarding Leases (we refer to such sum in this proxy statement/prospectus as the Alterra Lease Basis).

        The initial lease rate for the first year of each of the Alterra Property Leases will be 9.625% (which we refer to in this proxy statement/prospectus, as the same may be escalated, as the Alterra Lease Rate). Commencing on the first month of the first anniversary of the commencement date of the Alterra Property Leases, and annually thereafter, the Alterra Lease Rate will be increased (which we refer to in this proxy statement/prospectus as the Annual Increase) by an amount equal to the lesser of (i) four times the percentage increase in the Consumer Price Index during the immediately preceding year or (ii) 2.5%. During the first year of each renewal term of the Alterra Property Leases, the Alterra Lease Basis will be adjusted to equal the greater of (i) the then current fair market value of the Alterra Properties (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the Alterra Lease Basis for the immediately preceding calendar month. Rent under the Alterra Property Leases will continue to be escalated in accordance with the Annual Increase during each renewal term. Rent under the Alterra Property Leases is paid in arrears on a monthly basis.

        Lease payments are absolute triple-net, with the Alterra Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses relating to the operation of the Alterra Properties. In addition, the Alterra Tenants are required to comply with the terms of the mortgage financing documents affecting the Alterra Properties, if and to the extent that, among other things, the terms of such mortgage financings are commercially reasonable and consistent with other mortgage financings of comparable properties in the then current market.

        Provident may, in Provident's sole discretion, upon the request of the Alterra Tenant, fund additional necessary capital improvements to the properties. If Provident funds any such amounts, the Alterra Lease Basis shall be increased on a dollar-for-dollar basis for the amounts Provident funds. In addition, if Provident, the Alterra Tenant and the manager mutually determine that there is an extraordinary capital expenditure requirement at one or more of the Alterra Properties, or if Provident and any Alterra Tenant mutually agree that a capital improvement at one or more of the Alterra Properties is necessary for the applicable Alterra Property to be in compliance with legal requirements, Provident has agreed to fund up to $5 million in the aggregate over the term of the Alterra Property Leases with respect to all of the Alterra Properties and the amount that Provident funds will be added to the Alterra Lease Basis. The Alterra Tenants have covenanted to keep the Alterra Properties in good condition and repair and operate them in a manner similar to their operations on the commencement date of the Alterra Property Leases. The Alterra Property Leases also require the Alterra Tenants to spend, in the aggregate among the Alterra Properties, at least $400 per unit per year, which amount will be increased annually by the percentage increase in the Consumer Price Index. If in any year the Alterra Tenants do not expend the entire required capital improvements amount, the unspent portion of such funds will be deposited into an escrow account with us or with Provident's mortgage lender, which funds will be available for property capital expenditures, capital improvements and repairs; provided that such funds will not be made available to the Alterra Tenants until such time as the Alterra Tenants have expended at least $400 per unit, in the aggregate, in such year. In addition, Provident has the right to require reserved funding upon its request or as required by a mortgage lender. Provident and the Alterra Tenants have also agreed to review periodically the reserve-funding amount to adjust as necessary to properly maintain the properties in accordance with the requirements of the Alterra Property Leases.

        The Alterra Agreement Regarding Leases provides that, commencing on the first month of the first calendar quarter which occurs after the commencement date of the Alterra Agreement Regarding Leases, and on the first month of each calendar quarter thereafter, ALS Holdings shall deposit with PSLT-ALS Holdings as security for the performance of the terms, conditions and provisions of the Alterra Agreement Regarding Leases and the Alterra Property Leases, 50% of excess cash flow for the prior calendar quarter, until such time as the amount held as the security deposit is equal to $10 million. At ALS Holdings' option, ALS may post letters of credit in such amounts in lieu of depositing a cash security deposit. For the foregoing purposes, excess cash flow will be computed by taking the net operating income for all of the Alterra Properties less the Alterra Base Rent payable in the aggregate under all of the Property Leases. If the Alterra Properties achieve and maintain a lease coverage ratio of at least 1.15 to 1.00 for two consecutive six-month periods, then the security deposit will be returned to ALS Holdings. For the foregoing purposes, the lease coverage ratio will be computed by taking the net operating income for all of the Alterra Properties (subject to certain adjustments), and dividing it by Alterra Base Rent payable in the aggregate under all of the Alterra Property Leases.

        The Alterra Agreement Regarding Leases also provides that PSLT-ALS Holdings may terminate the Alterra Management Agreements upon the occurrence of certain events, including if any Alterra Tenant fails to make a rental payment and the failure goes uncured for more than 30 days, if an event of default has occurred and remains uncured under any of the Alterra Property Leases or under the Alterra Agreement Regarding Leases, or if the Alterra manager becomes bankrupt or insolvent, has bankruptcy proceedings filed against it or voluntarily files for bankruptcy. In addition, PSLT-ALS Holdings may terminate the Alterra Management Agreements if the Alterra Properties fail to maintain on a quarterly basis a lease coverage ratio (measured quarterly on a rolling four-quarter basis) of at least 1.05 to 1.00 during any of the first (1st) through third (3rd) lease years, and at least 1.10 to 1.00 during any of the fourth (4th) through fifteenth (15th) lease years and during each renewal term. ALS Holdings or the Alterra manager has the right to cure a failure to maintain the required lease coverage ratio by posting cash or a letter of credit in an amount sufficient to decrease on a dollar-for-dollar basis the lease payments reflected in the denominator of the lease coverage ratio calculation to the extent necessary to be within compliance. This cure option may only be exercised two times during the first (1st) through tenth (10th) years of the Alterra Initial Term. If PSLT-ALS Holdings terminates the Alterra Management Agreements and replaces the Alterra manager with a manager other than an affiliate of Alterra, the Alterra Tenants have the right to terminate the Alterra Property Leases with respect to the facilities as to which the Alterra Management Agreements have been terminated. If PSLT-ALS Holdings terminates one or more of the Alterra Management Agreements but the Alterra Tenants for such applicable Alterra Properties do not terminate the applicable Alterra Property Leases with respect to the applicable facilities, the Alterra Tenants will enter into new management agreements with a replacement manager designated by PSLT-ALS Holdings and are required to pay any replacement manager the management fee pursuant to the replacement management agreements, provided that the Alterra Tenants will be entitled to a credit against Alterra Base Rent for any payments (excluding out-of-pocket reimbursements) payable to such replacement manager in excess of an amount equal to 5% of gross revenues.

        Each of the Alterra Property Leases is unconditionally guaranteed by ALS Holdings and ALS Holdings' obligations under the Alterra Agreement Regarding Leases are unconditionally guaranteed by Alterra. Under the Alterra Property Leases, the Alterra Tenants agreed to indemnify Provident from liabilities related to the occupancy and operation of the Alterra Properties prior to and during the term of the Alterra Leases, with such indemnification continuing for 24 months following any termination of the Alterra Leases for any claims made with respect to incidents occurring prior to the end of the lease term.

        In connection with any new mortgage financing, the applicable Alterra Tenant will subordinate its rights to those of such new mortgage lender, provided such mortgage lender enters into a subordination, non-disturbance and attornment agreement and agrees not to disturb such Alterra Tenant's right to possession.

        Each of the Alterra Property Leases prohibits the assignment of any Alterra Property Lease by the applicable Alterra Tenant. The Alterra Agreement Regarding Leases also prohibits certain other "changes of control" of certain Alterra entities. However, any sale of more than 50% of Alterra's outstanding stock by its shareholders, or the sale of more than 50% of the voting stock or membership interests in any direct or indirect parent of Alterra, does not require Provident's consent if, among other things, (i) ALS Holdings provides evidence reasonably satisfactory to PSLT-ALS Holdings that the industry experience of the guarantor under the terms of such transaction in owning, operating and managing senior living properties is at least comparable to or better than that of Alterra and (ii) ALS Holdings provides evidence reasonably satisfactory to PSLT-ALS Holdings that the guarantor under the terms of such transaction has a net worth at least equal to the net worth of Alterra immediately prior to such transfer. In addition, Provident's consent is not required in connection with any initial public offering or other equity raising transaction of Alterra or any direct or indirect parent of Alterra or any direct or indirect transfer of less than 50% of the ownership interest in Alterra, if the current shareholders of Alterra continue to control Alterra.

  Provident's Properties

        As of March 31, 2005, Provident owned 68 properties in 19 states comprised of approximately 6,819 residential living units which are considered as either independent living units or assisted living units, all of which are leased pursuant to 15-year triple-net leases with renewal options. As of March 31, 2005, the aggregate 2005 contractual rent expected from Provident's properties was approximately $83.2 million. The following table describes Provident's portfolio as of March 31, 2005:

Tenant	No. of Properties	No. of Units	Year 1 Contractual Rent (In millions)	Percentage of Year 1 Contractual Rent
Brookdale	21	4,474	$60.1	72.2%
Alterra	47	2,345	23.1	27.8

	68	6,819	$83.2	100.0%

        The following table contains certain information with respect to each of Provident's properties as of March 31, 2005:

Property by Tenant	Location	No. of Units	Year Opened	Type of Property/ Number of Floors(2)
Brookdale:
The Hallmark	IL	341	1990	37
Devonshire-Lisle	IL	321	1990	5
Classic at West Palm Beach	FL	301	1990	3
The Atrium	CA	291	1987	3
River Bay Club	MA	282	1986	7
The Kenwood of Lake View	IL	263	1954	14
Woodside Terrace	CA	270	1988	3
Devonshire-Hoffman Estates	IL	262	1987	8
The Heritage of Des Plaines	IL	255	1993	5
Edina Park Plaza	MN	209	1987	18
Brookdale Place	CA	209	1987	3
Park Place	WA	208	1992	2
Hawthorn Lakes	IL	201	1987	5
The Springs of East Mesa	AZ	185	1986	3
The Gables at Farmington	CT	173	1984	3
Brendenwood	NJ	145	1987	2
Ponce de Leon(1)	NM	144	1985	2
Berkshire of Castleton	IN	143	1986	2
Chatfield	CT	119	1989	3
The Gables at Brighton	NY	102	1988	3
The Willows (Hawthorn)	IL	50	1999	5

Brookdale Total		4,474

Alterra:
Kenmore (Buffalo)	NY	113	1997	WW
Niskayuna (Albany)	NY	100	1997	WW
Sherman Brook (Ct. Village)	NY	84	1997	VL
Summerfield (Sum. Village)	NY	84	1997	VL

Northville	MI	72	1996	WW
Utica	MI	72	1996	WW
Twin Falls	ID	70	1997	WW
Colorado Springs	CO	68	1997	WW
Pueblo	CO	65	1997	WW
Lynwood	WA	60	1999	CB
Tempe	AZ	52	1997	CB
Niskayuna	NY	52	1997	CB
Perinton	NY	52	1997	CB
Williamsville	NY	52	1997	CB
Eden Prairie	MN	52	1998	CB
North Oaks	MN	52	1998	CB
Plymouth	MN	52	1998	CB
Puyallup	WA	52	1998	CB
Cary	NC	50	1997	CB
Westampton	NJ	50	1997	CB
Mesa	AZ	50	1998	SH
Pensacola	FL	50	1998	SH
Peoria	AZ	50	1998	SH
Tucson (Speedway)	AZ	46	1998	SH
Columbus (West.)	OH	43	1999	SH
Alliance	OH	42	1998	SH
Beaver Creek	OH	42	1998	SH
Evansville	IN	42	1998	SH
Marion	IN	42	1998	SH
Portage	IN	42	1999	SH
Richmond	IN	42	1998	SH
Salem	OH	42	1998	SH
Winter Haven II	FL	42	1998	SH
Kenosha III	WI	40	2000	CB
Topeka	KS	40	2000	CBC
West Melbourne	FL	40	2000	CB
Oro Valley I	AZ	38	1998	CB
Tallahassee	FL	38	1997	CB
Winston-Salem	NC	38	1997	CB
Leawood	KS	38	2000	CB
La Crosse II	WI	36	1998	SH
Austintown	OH	36	1999	CBC
Winter Haven I	FL	36	1999	CBC
La Crosse I	WI	26	1998	CBC
Blaine	MN	20	1997	SH
Inver Grove Heights	MN	20	1997	SH
Fond du Lac	WI	20	1996	SH

Alterra Total		2,345

Total Units		6,819

(1)
Property held through a ground lease. Initial term ends October 31, 2015. Provident has the option to renew for three additional periods totaling 69 years.

(2)
With respect to the Alterra Properties: WW is a Wynwood property; VL is a Villas property; SH is a Sterling House property; CB is a Clare Bridge property; CBC is a Clare Bridge Cottage property.

        The 21 Brookdale Properties are large in size (containing an average of 213 units per property) and are designed for middle to upper income residents who desire an upscale residential environment providing the highest level of quality, care and value. A description of the five largest Brookdale Properties based on lease basis allocation is provided below:

        The Hallmark.    The Hallmark is a 341-unit, 37-floor apartment building that is located on Chicago's lakefront, just north of the city's downtown. The Hallmark offers residents such conveniences as restaurant-style meals, housekeeping, activities, emergency call response and scheduled transportation. In addition, the Hallmark's amenities include a whirlpool, exercise room, health clinic, arts and crafts rooms, banking services and postal facilities.

        The Devonshire of Lisle.    The Devonshire is a 321-unit, five-floor complex that is located in Lisle, Illinois, adjacent to a wooded park and residential area. The Devonshire offers residents such services as restaurant-style meals, housekeeping, scheduled transportation and 24-hour staff availability. In addition, the Devonshire's amenities include an indoor pool, whirlpool, sauna, exercise room, arts and crafts room, library, lounge areas, health clinic and outdoor gardening area.

        Woodside Terrace.    Woodside Terrace is a 270-unit, three-floor complex that is located in Redwood City, California. Woodside Terrace offers residents such services as a dining program with a variety of menu choices, housekeeping, scheduled transportation and 24-hour staff availability. In addition, Woodside Terrace's amenities include an indoor pool, whirlpool, exercise room, health clinic, beauty shop, outdoor gardening area and guest suites.

        The Atrium of San Jose.    The Atrium of San Jose is a 291-unit, three-floor complex that is located in the heart of the Santa Clara Valley, near shopping centers, movie theaters and restaurants. The Atrium of San Jose offers residents such amenities and services as a dining program with a variety of menu choices, housekeeping, scheduled transportation and 24-hour staff availability.

        The Heritage of Des Plaines.    The Heritage of Des Plaines is a 255-unit, five-floor building located in Des Plaines, Illinois, with easy access to O'Hare Airport and shopping centers and public transportation. The Heritage of Des Plaines offers residents such services as a dining program with a variety of menu choices, housekeeping, scheduled transportation, activities and 24-hour staff availability. The Heritage also provides a number of on-site amenities, including an indoor pool, whirlpool, exercise room, arts and crafts room, banking services, health clinic and postal facilities.

        The 47 Alterra Properties primarily focus on assisted living residents served through three primary residence models (Wynwood, Sterling House and Villas) and residents with cognitive impairments served through two primary residence models (Clare Bridge and Clare Bridge Cottages). A description of Alterra's models is provided below:

        Wynwood.    These multi-story residences are designed to serve primarily upper income frail/elderly individuals in metropolitan and suburban markets. The Wynwood residences typically range in size from 37,500 to 55,000 square feet and accommodate 60 to 100 residents. To achieve a more residential environment in these large buildings, each wing or "neighborhood" in the residence contains design elements scaled to a single-family home and includes a living room, dining room, patio or enclosed porch, laundry room and personal care area, as well as a caregiver work station. The Alterra Properties include seven Wynwood residences.

        Sterling House.    These apartment-style residences are generally located in select suburban communities and in small or medium-sized towns with populations of 10,000 or more persons. These residences range in size from 20,000 to 30,000 square feet and usually contain from 20 to 45 private apartments, offering residents a choice of studio, one-bedroom and one-bedroom deluxe apartments. These apartments typically include a bedroom area, private bath, living area, individual temperature control and kitchenettes and range in size from 320 to 420 square feet. Common space is dispersed throughout the building and is residentially scaled. The Alterra Properties include 17 Sterling House residences.

        Villas.    These private apartment-style residences are designed to serve upper-income independent individuals in metropolitan and suburban markets. The Villas residences typically range in size from 45,000 to 65,000 square feet and contain 75 to 120 private apartments. These apartments typically include a bedroom area, private bath, living/dining area, and kitchenettes and range in size from 600 to 900 square feet. The Villas offer a secure building with comfortable common areas and pleasant outdoor surroundings. The Alterra Properties include two Villas residences.

        Clare Bridge.    The Clare Bridge dementia residence model typically ranges in size from 20,500 to 31,000 square feet, is a single-story residence accommodating 38 to 52 residents, and is primarily located in metropolitan and suburban markets. Clare Bridge seeks to create a "home-like" setting that addresses the resident's cognitive limitations using internal neighborhoods consisting of rooms which are scaled to the size typically found in an upper-income, single-family home with the same level of furniture, fixtures and carpeting. Key features specific to the needs of Clare Bridge residents generally include indoor wandering paths, a simulated "town-square" area, secure outdoor spaces with raised gardening beds, directional aids to assist in "wayfinding" such as signs, color-coded neighborhoods and memory boxes with the resident's photograph outside their unit, and specifically designed furniture suitable for incontinent residents. The Alterra Properties include 17 Clare Bridge residences.

        Clare Bridge Cottage.    Clare Bridge Cottage is a dementia residence model focused on smaller to medium-sized markets where income levels would not support a more upscale Clare Bridge model. These residences typically accommodate from 20 to 40 residents and offer services similar to that of the Clare Bridge. These buildings resemble the Sterling House architectural styles with enhancements for wandering paths, security and other features associated with Clare Bridge. The Alterra Properties include four Clare Bridge Cottage residences.

  Provident's Operators

        All of Provident's properties are leased to either Brookdale and Alterra and/or their respective subsidiaries or affiliates.

  Brookdale

        Brookdale's management team has been providing senior living services since 1988 and has extensive experience in the senior living and hospitality industries. Brookdale's management team currently operates approximately 69 senior living properties (including the 21 Brookdale Properties) in 26 states containing 13,235 units.

        Brookdale's objective is to allow its residents to "age-in-place" by providing them with a continuum of senior independent and assisted living services. The residents in a Brookdale-operated property have the ability to maintain their residency in such property for an extended period of time due to the range of service options available to such residents as their needs change. An individual can move into a Brookdale-operated property while the individual is able to live independently, requiring little or no assistance with the activities of daily living. As the resident ages and requires more assistance with the activities of daily living, the resident is able to receive an enhanced level of services at the Brookdale-operated property and not have to move to another property to receive the level of services required (not including skilled nursing). The ability to allow residents to age-in-place is beneficial to Brookdale's residents as well as their families who are burdened with care option decisions for their elderly relatives.

        In addition to studio, one-bedroom and two-bedroom units, Brookdale provides all residents with basic services, such as meal service, 24-hour emergency response, housekeeping, concierge services, transportation and recreational activities. For residents who require additional supplemental care services, Brookdale provides assistance with activities of daily living. The levels of care provided by

Brookdale to residents varies from property to property depending upon the licensing requirements of the state in which the property is located.

        Brookdale's levels of care include:

          Basic Care Program.    The basic care package, which is received by all residents, includes meal service, housekeeping services within the resident's unit, social and recreational activities, scheduled transportation to medical centers and shopping, security, emergency call response, access to on-site medical education and wellness programs.

          Supplemental Care Services.    Brookdale has also established a program providing various levels and combinations of supplemental care services called "Personally Yours"SM. In addition to the basic care program, Brookdale offers custom tailored supplemental care services for residents who desire or need such services. Optional supplemental care services include check-in services and escort and companion services. Residents with cognitive or physical frailties and higher level service needs are either accommodated with supplemental services in their own units or, in certain properties, are cared for in a more structured and supervised environment on a separate wing or floor of the property with a dedicated staff and with separate dining room and activity areas.

        Depending on the particular property and as dictated by state licensing requirements, Brookdale also provides assistance with activities of daily living such as dressing and bathing and medication administration or reminders.

  Alterra

        Alterra is one of the nation's largest operators of assisted living properties for the physically frail/elderly and is the nation's largest operator of freestanding properties for individuals with Alzheimer's disease or other forms of memory loss. Since its founding in 1981, Alterra has sought to maximize the quality of life and dignity of older adults. Headquartered in Milwaukee, Wisconsin, Alterra operates over 300 properties nationwide (including the 47 Alterra Properties), totaling approximately 13,286 units in 22 states.

        In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Alterra emerged from bankruptcy in December 2003 when it was acquired and recapitalized by FEBC-ALT Investors LLC.

        Alterra offers a full range of assisted living services based upon individual resident needs. Alterra's residents are primarily private pay. Prior to admission, residents are assessed by Alterra's staff to determine the appropriate level of personal care and service required. Subsequently, individual service agreements are developed by residence staff in conjunction with the residents, their families and their physicians. These plans are periodically reviewed, typically at six-month intervals, or when a change in medical or cognitive status occurs. Alterra offers residents 24-hour assistance with activities of daily living, ongoing health assessments, organized social activities, three meals a day plus snacks, housekeeping and personal laundry services. All residents are assessed at admission to determine the level of personal care and service required and placed in a care level ranging from basic care to different levels of advanced personal care. In addition, in some locations Alterra offers residents exercise programs and programs designed to address issues associated with early stages of Alzheimer's and other forms of dementia, as more fully described below.

        Alterra's levels of care include:

          Basic Care.    At this level residents are provided with a variety of services, including 24-hour assistance with activities of daily living, ongoing health assessments, three meals per day and snacks, coordination of special diets planned by a registered dietitian, assistance with coordination of physician care, social and recreational activities, housekeeping and personal laundry services.

          Additional Care.    Higher levels of personal care services to residents who require more frequent or intensive physical assistance or increased personal care and supervision due to cognitive impairments.

  Investment Policies and Policies With Respect to Certain Activities

        The following is a discussion of Provident's investment policies and Provident's policies with respect to certain activities, including financing matters and conflicts of interest.

  Investments in Real Estate or Interests in Real Estate

        Provident's business is focused on the ownership and acquisition of income-producing senior living properties, primarily independent and assisted living properties, located in the United States that derive substantially all of their revenues from private pay sources. Provident's primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for Provident and its shareholders through contractual rent increases and additional investments, and (iv) achieve long-term appreciation in the value of Provident's properties.

        In making investments, Provident focuses on established senior living operators that meet Provident's standards for quality and experience of management, such as Brookdale and Alterra, which, according to the American Seniors Housing Association, are two of the industry's largest senior living managers. In evaluating potential investments, Provident considers such primary factors as:

  •
  the quality, experience and expertise of management of the operator/manager of the property;

  •
  the location, construction quality, condition and design of the property;

  •
  the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, providing an appropriate return on investment;

  •
  the occupancy and demand for similar senior living properties in the same or nearby communities;

  •
  the proportion of private-pay residents, with an emphasis on little or no government reimbursement; and

  •
  the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

        Provident conducts all of its investment activities through Provident OP.

  Conflict of Interest Policy

        In Provident's Code of Business Conduct and Ethics, adopted by its board of trustees, Provident has adopted a policy that specifically addresses conflicts of interest between any trustee, officer or employee of Provident and itself.

  Competition and Market Conditions

        Provident competes, primarily on the basis of price, available capital, knowledge of the industry, and flexibility of financing structure, with real estate partnerships, other REITs and other investors

(including, but not limited to, banks and insurance companies) in the acquisition, leasing and financing of senior living properties.

        The operators of senior living properties compete on a local and regional basis with operators of properties that provide comparable services. Operators compete for tenants and staff based on quality of care, reputation, physical appearance of properties, services offered, family preference, physicians, staff and price. They compete with independent operators as well as companies managing multiple properties, some of which may be larger and have greater resources than the operators of Provident's properties. Some of these properties are operated for profit while others are owned by governmental agencies or tax-exempt, non-profit organizations.

  Provident Employees

        Provident employed seven full-time employees as of March 31, 2005. Provident believes its relations with its employees are good.

  Legal Proceedings

        Provident is not involved in any material litigation nor is any material litigation threatened against it.

Regulatory Matters

  Governmental Regulation

  General

        Provident's tenants derive nearly all of their revenues from private-pay sources as opposed to government reimbursements. To the extent any of Provident's operators' revenues are derived from third-party payors, including the Medicare and Medicaid programs, Provident's operators will be subject to increased government regulation. The Medicare program was enacted in 1965 to provide a nationwide, federally funded health insurance program for the elderly and certain disabled persons. In contrast, Medicaid is a medical assistance program jointly funded by federal and state governments and administered by each state purusant to which benefits are available to certain indigent patients. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid. The amounts of program payments received by Provident's lessees or borrowers can be changed by legislative or regulatory actions and by determinations made by fiscal intermediaries and other payment agents acting on behalf of the programs.

  Licensure

        The tenants and managers of Provident's properties are subject to extensive state and local laws and regulations relating to licensure, conduct of operations, and services provided within the properties. The nursing operations of Provident's lessees and borrowers are subject to regulation and licensing by state and local health and social services agencies and other regulatory authorities. In order to maintain their operating licenses, health care providers and operators of facilities or properties must comply with standards concerning medical care, equipment and hygiene. Although regulatory requirements vary from state to state, these requirements generally address among other things: personnel education and training; staffing levels; patient records; facility services; quality of care provided; physical residence specifications; food and housekeeping services; and residents' rights and responsibilities. These properties are subject to periodic survey and inspection by governmental authorities. The properties are also subject to various state and local building codes and other ordinances, including zoning and safety codes.

  Environmental Matters

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions towards these costs from other identified, solvent, responsible parties for their fair share of these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact Provident's investment in a property. An owner, operator or tenant of contaminated property may also face personal injury claims arising from contamination.

        Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, their employees and other building employers of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping requirements and sampling protocols pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which Provident has invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

        The presence of mold, lead-based paint, lead in drinking water, and/or radon at any of the real properties Provident owns may lead to the incurrence of costs for remediation, mitigation, or the implementation of an operations and maintenance plan. Furthermore, the presence of mold, lead-based paint, lead in drinking water, and/or radon at any of the real properties Provident owns may present a risk that third parties will seek recovery from the owners, operators or tenants of such properties for personal injury or property damage.

        Although Provident's leases generally require the lessee to indemnify it for certain environmental liabilities, the scope of such obligations may be limited, and Provident cannot be certain that any such lessee would be able to fulfill its indemnification obligations.

        Neither Provident nor, to Provident's knowledge, any of the current or former owners of the Brookdale Properties or the Alterra Properties have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of the properties.

Provident Management's Discussion and Analysis of Financial Condition and Results of Operations

        Provident was formed in 2004 and only commenced revenue-generating operations during the fourth quarter of 2004. Therefore, Provident does not have any meaningful historical operations to discuss, or compare to prior periods. The following discussion should be read in conjunction with Provident's consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

  Provident

        Provident was organized as a Maryland REIT on March 1, 2004, primarily for the purpose of investing in and owning income-producing senior living properties, primarily independent and assisted living properties, located in the United States. Provident completed a private placement of 26,842,290 of its common shares and 1,824,377 Class A Units of limited partnership units in Provident OP in the Provident 144A Offering. With the proceeds from the private placement, assumed debt and proceeds from Provident's revolving credit facility Provident completed the Brookdale Acquisition and the Alterra Acquisition, acquiring a total of 68 senior living properties, in the fourth quarter of 2004 for a total purchase price of $984.7 million.

        Provident conducts all of its operations through Provident OP. Provident owns all of the membership interests in the sole general partner of Provident OP and thereby controls Provident OP. Provident also owns 99% of Provident OP (exclusive of outstanding Provident LTIP Units) in the form of limited partnership interests. Whenever Provident issues shares for cash, Provident is obligated to contribute any net proceeds Provident receives from the sale of the common shares to Provident OP and the operating partnership is, in turn, obligated to issue an equivalent number of limited partnership units to Provident. Provident OP distributes the income it generates from its operations to partners in accordance with the Provident Partnership Agreement. In turn, Provident distributes the amounts Provident receives from Provident OP, to the extent that such distributions do not exceed its REIT taxable income, to Provident's shareholders in the form of quarterly cash distributions. Provident intends to qualify as a REIT for federal tax purposes for the year ended December 31, 2004, thereby generally avoiding federal and state corporate income taxes on the earnings that Provident distributes to its shareholders, except with respect to certain net capital gains Provident may realize and which Provident may elect not to distribute.

  Accounting Estimates

        In order to prepare financial statements in conformity with GAAP, Provident must make estimates and judgments about certain types of transactions and account balances. Provident believes that its estimates of the amount and timing of lease revenues, credit losses, fair values and periodic depreciation of its real estate assets, stock compensation expense, and the effects of any derivative and hedging activities will have significant effects on its financial statements. Each of these items involves estimates that require Provident to make judgments that are subjective in nature. Provident relies on its experience, collects historical data and current market data, and develops relevant assumptions in order to arrive at what it believes to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments or the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Provident's accounting estimates will include the following:

  Revenue Recognition and Unbilled Rentals

        Provident's revenues, which are comprised largely of rental income, include rents that each tenant pays in accordance with the terms of its respective lease reported over the initial term of the lease. Provident's leases provide for rental increases at specified intervals; in such cases, straight-line basis accounting will require Provident to record as an asset, and include in revenues, unbilled rent that

Provident will only receive if the tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, Provident's management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. Provident reviews unbilled rent receivable and takes into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

  Investments in Real Estate

        Provident records investments in real estate at cost, and Provident capitalizes improvements and replacements when they extend the useful life or improve the efficiency of the asset. Provident expenses costs of repairs and maintenance as incurred if the tenant of its property fails to do so pursuant to the terms of its lease with Provident. Provident makes subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation expense to record on an annual basis with respect to its investments in real estate improvements. These assessments will have a direct impact on Provident's net income because, if Provident were to shorten the expected useful lives of its investments in real estate improvements, Provident would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis. Provident computes depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

        Provident has adopted SFAS No. 144, which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS No. 144 requires that the operations related to properties that have been sold or that are held for sale be presented as discontinued operations in the statement of operations for all periods presented, and properties Provident intends to sell be designated as "held for sale" on Provident's balance sheet.

        Provident will be required to make subjective assessments as to whether there are impairments in the values of Provident's investments in real estate. When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, Provident will review the recoverability of the property's carrying value. The review of recoverability will be based on Provident's estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. Provident's forecast of these cash flows will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property.

  Allocation of Purchase Price for Acquisition of Properties

        Provident allocates the purchase costs of properties to the tangible and intangible assets acquired and the liabilities assumed as provided by SFAS No. 141, "Business Combinations". For each acquisition, Provident assesses the value of the land, building, equipment and intangible assets. The value of the buildings acquired is determined based on independent appraisals or on management's estimates reflecting the facts and circumstances of each acquisition.

        With regard to each of the Brookdale Acquisition and the Alterra Acquisition, Provident concluded that there is no intangible value to any tenant leases and the real estate value recorded is equal to the property value on an "as vacated basis" (i.e., the tenant leases were not in place). Provident's leases are directly with tenant subsidiaries of Alterra and Brookdale that will utilize the real estate assets to operate senior living facilities. Provident's income is derived directly from those tenant subsidiaries of Alterra and Brookdale and is not linked to the underlying occupancy by the senior residents of the real estate properties. Accordingly, there is neither value associated with avoiding the cost of originating the leases, nor value associated with lost revenue during an assumed re-leasing period.

        Provident's leases were negotiated with Brookdale and Alterra in arm's-length transactions and signed at the time of purchase of the properties; therefore Provident believes such leases are at current market terms. Further, Provident believes that the value of Provident's real estate assets is independent of the tenant leases and that this real estate would be attractive to other senior living operators, who Provident believes would be willing to enter into leases with us on terms substantially similar to those with Brookdale and Alterra.

  Leases

        Provident's leases will be accounted for under the provisions of SFAS No. 13, "Accounting for Leases." In order to determine whether a lease will be accounted for as an operating or a capital lease, this statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. In addition, management assumes that all payments to be received under its leases are collectible. Changes in management's estimates or assumptions regarding collectibility of lease payments could result in an adjustment to rental receivables.

  Accounting for Derivative Financial Investments and Hedging Activities

        Provident accounts for its derivative and hedging activities, if any, using SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (which we refer to in this proxy statement/prospectus as SFAS No. 133), as amended by SFAS No. 137 and SFAS No. 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

        Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. Provident will formally document all relationships between hedging instruments and hedged items, as well as Provident's risk-management objective and strategy for undertaking each hedge transaction. Where required, Provident will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders' equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS No. 133. Provident is not currently a party to any derivatives contract other than interest rate caps on certain floating rate debt assumed in connection with the Brookdale Acquisition.

  Stock-Based Compensation

        Provident follows the provisions of SFAS No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Under this fair value method Provident will make assumptions as to the value of any stock based awards issued which include restricted stock, stock options, or units in Provident OP. Such assumptions will be based upon the terms of the instrument granted as well as estimates of the life of the instrument, Provident's distribution yield and Provident's stock price volatility, among other factors. These estimates will determine the basis of the amount recorded as compensation expense within Provident's financial statements. To the extent these assumptions change over time, as Provident continue to reward Provident's employees with stock based compensation, the amount of expense recorded will vary.

        From April 2004 to June 2004, Provident issued 600,000 founders' common shares of beneficial interest in a private offering to certain executive officers of Provident for total proceeds of $1,500 that were not grants of equity compensation. There are no vesting provisions on these shares. Provident valued the shares internally and did not obtain a contemporaneous valuation from an unrelated third party. The internal valuation was nominal because Provident faced numerous obstacles and uncertainties for achieving its plans, such as the lack of any equity capital, operations or material assets, a significant liability for legal fees and other expenses, and a myriad of substantial contingencies and hurdles that existed at the time the founders' shares were issued; including, but not limited to, the need to raise equity capital, complete its due diligence on the properties, negotiate the assumption of approximately $465 million of mortgage debt with numerous lenders, and close on the real estate transactions. Further, even after completion of Provident's private placement at $15.00 per share, Provident agreed, subject to shareholder approval, to liquidate Provident and return the proceeds, net of liquidation expenses, to investors in the private placement, excluding the founders' shares, in the event that the Brookdale Acquisition (the larger of the two transactions) was not completed.

  Provident's Results of Operations

        Provident commenced operations in August 2004 upon completing a private placement of common shares of beneficial interest. During the fourth quarter of 2004 Provident completed the Brookdale Acquisition and the Alterra Acquisition for a total purchase price of approximately $984.7 million including the assumption of approximately $465.0 million of nonrecourse and limited recourse property-level mortgage debt.

        As of March 31, 2005, Provident owned 68 independent living or assisted living properties in 19 states, all of which are leased pursuant to 15-year triple-net leases with renewal options.

        For the Three Month Period Ended March 31, 2005

  Net Income

        Net income was approximately $5.7 million for the three month period ended March 31, 2005 and was attributed to a full quarter of real estate operations since completing the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004.

  Revenues

        Rental income for the three month period ended March 31, 2005 was approximately $25.8 million and was attributable to the properties Provident acquired in the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004. A summary of rental income by portfolio is as follows:

Portfolio	Number of Properties	Date of Acquisition	Contractual Rental Income	Straight Line Rental Income	Total
Brookdale	21	October 2004	$15,291,860	$3,557,979	$18,849,839
Alterra	38	October 2004	4,034,181	786,927	4,821,108
Alterra	9	December 2004	1,751,607	337,086	2,088,693

			$21,077,648	$4,681,992	$25,759,640

        Interest income for the three month period ended March 31, 2005 was approximately $0.1 million and was primarily generated from interest income earned on lender escrows and tenant security deposits.

  Expenses

        General and administrative expenses for the three month period ended March 31, 2005 were approximately $779,000 and relate primarily to insurance expense, office rent expense, compensation expenses for Provident's board of trustees, and professional fees including $475,000 in expenses relating to Provident's proposed merger with Ventas.

        Salaries and employee benefits for the three month period ended March 31, 2005 were approximately $638,000.

        During the three month period ended March 13, 2005, Provident incurred expenses of approximately $612,000 related to the amortization of Provident LTIP Units issued to management, employees and Provident's board of trustees under Provident's Long-Term Incentive Plan.

        Interest expense on mortgages and other debt for the three month period ended March 31, 2005 was approximately $8.9 million and relates to debt assumed in the Brookdale Acquisition and the Alterra Acquisition and from borrowings under Provident's $135.0 million revolving credit facility. As of March 31, 2005, outstanding borrowings under Provident's credit facility were approximately $125.3 million.

        The following table summarizes Provident's interest expense on mortgages and other debt by portfolio for the three month period ended March 31, 2005.

Portfolio	Number of Properties	Date of Acquisition	Interest Expense
Brookdale	21	October 2004	$6,333,456
Alterra	38	October 2004	1,636,035
Alterra	9	December 2004	884,651

			$8,854,142

        Depreciation and amortization on real estate investments for the three month period ended March 31, 2005 was approximately $9.2 million and was attributable to the properties Provident acquired in the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004. A summary of depreciation and amortization expense by portfolio is as follows:

Portfolio	Date of Acquisition	Depreciation and Amortization
Brookdale	October 2004	$6,893,521
Alterra	October 2004	1,588,028
Alterra	December 2004	689,213

		$9,170,762

  For the Period March 1, 2004 (Inception) to December 31, 2004

  Net Income

        Net income was approximately $5.8 million for the period March 1, 2004 (inception) to December 31, 2004 and was attributed to real estate operations as a result of completing the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004, and investment income generated from the proceeds of Provident's private placement from August 2004 until such proceeds were invested in real estate assets during the fourth quarter of 2004.

  Revenues

        Rental income for the period March 1, 2004 (inception) to December 31, 2004 was approximately $19.6 million and was attributable to the properties Provident acquired in the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004. A summary of rental income by portfolio is as follows:

Portfolio	Number of Properties	Date of Acquisition	Contractual Rental Income	Straight Line Rental Income	Total
Brookdale	21	October 2004	$12,536,493	$2,925,445	$15,461,938
Alterra	38	October 2004	3,182,520	620,795	3,803,315
Alterra	9	December 2004	311,397	59,925	371,322

			$16,030,410	$3,606,165	$19,636,575

        Interest income for the period March 1, 2004 (inception) to December 31, 2004 was approximately $1.1 million and was generated from investments made with the proceeds of Provident's August 2004 private placement.

  Expenses

        General and administrative expenses for the period March 1, 2004 (inception) to December 31, 2004 were approximately $462,000 and relate primarily to insurance expense, professional fees, office rent expense, compensation expenses for Provident's board of trustees, and various taxes.

        Salaries and employee benefits for the period March 1, 2004 (inception) to December 31, 2004 were approximately $1.7 million.

        During the period from March 1, 2004 (inception) to December 31, 2004 Provident incurred expenses of approximately $1.1 million related to the amortization of Provident LTIP Units issued to management and Provident's board of trustees under Provident's Long-Term Incentive Plan.

        Interest expense on mortgages and other debt for the period March 1, 2004 (inception) to December 31, 2004 was approximately $6.3 million and relates to debt assumed in the Brookdale Acquisition and the Alterra Acquisition and from borrowings under Provident's $135.0 million revolving credit facility. As of December 31, 2004 outstanding borrowings under Provident's credit facility are approximately $123.6 million.

        The following table summarizes Provident's interest expense on mortgages and other debt by portfolio for the period March 1, 2004 (inception) to December 31, 2004.

Portfolio	Number of Properties	Date of Acquisition	Interest Expense
Brookdale	21	October 2004	$5,081,160
Alterra	38	October 2004	1,062,735
Alterra	9	December 2004	148,036

			$6,291,931

        Depreciation and amortization on real estate investments for the period March 1, 2004 (inception) to December 31, 2004 was approximately $5.7 million and was attributable to the properties Provident acquired in the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004. A summary of depreciation and amortization expense by portfolio is as follows:

Portfolio	Date of Acquisition	Depreciation and Amortization
Brookdale	October 2004	$4,595,680
Alterra	October 2004	1,058,686

		$5,654,366

  Cash Flows for the Three Month Period Ended March 31, 2005

        Provident had cash and cash equivalents totaling approximately $0.5 million at March 31, 2005. During the three month period ended March 31, 2005, net cash provided by operating activities was approximately $9.3 million.

        Net cash used in investing activities was approximately $26,000 and was attributable to the purchase of office furniture and equipment.

        Net cash used in financing activities was approximately $10.8 million, and included (i) common shares issuance costs of approximately $0.5 million, (ii) payments for dividends and operating partnership distributions of approximately $10.1 million, (iii) net borrowings under Provident's revolving credit facility of approximately $1.7 million, (iv) principal payments on mortgage notes payable of approximately $1.8 million, and (v) restricted cash for principal reserve fund escrows of approximately $0.1 million.

  Cash Flows for the Period March 1, 2004 (Inception) to December 31, 2004

        Provident had cash and cash equivalents totaling approximately $2.1 million at December 31, 2004. During the period March 1, 2004 (inception) to December 31, 2004, net cash provided by operating activities was approximately $7.4 million.

        Net cash used in investing activities was approximately $520.0 million and was primarily attributable to the properties Provident acquired in the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004.

        Net cash provided by financing activities was approximately $514.7 million, and included (i) net proceeds from share issuances of approximately $373.2 million, (ii) net proceeds from operating partnership unit issuances of approximately $25.5 million, (iii) net borrowings under Provident's revolving credit facility of approximately $123.6 million, (iv) principal payments on mortgage notes payable of approximately $1.0 million, (v) payments for deferred financing costs of approximately $2.5 million, and (vi) restricted cash for principal reserve fund escrows of approximately $4.1 million.

  Liquidity and Capital Resources

        Liquidity is a measurement of Provident's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business purposes. Provident's primary sources of funds are rental income borrowings under its credit facility and interest income from its cash balances.

        Provident's ability to execute its business strategy depends to a significant degree on its ability to obtain additional capital. Provident expects to meet its short-term liquidity requirements generally through cash flow provided by operations and borrowings under its credit facility. Provident's properties are leased under long-term, triple net leases and are therefore expected to generate stable cash flows. Provident considers its ability to generate cash to be adequate and expects it to continue to exceed operating requirements.

        Provident does not currently have any commitments for additional credit facilities or other sources of financing. All of Provident's properties are encumbered by mortgage indebtedness and the mortgage debt encumbering certain of Provident's properties is cross-defaulted to the mortgage debt encumbering other properties Provident owns.

        On October 20, 2004, Provident entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. As of March 31, 2005, the credit facility had an outstanding balance of approximately $125.3 million. Interest on the credit facility is based on 30-day LIBOR, plus an applicable LIBOR margin based on Provident's property leverage ratio. As of March 31, 2005, the credit facility bore interest at a rate of 5.09% (30-day LIBOR was 2.69%). As of December 31, 2004, the credit facility had an outstanding balance of approximately

$123.6 million. As of December 31, 2004, the credit facility bore interest at a rate of 4.48% (30-day LIBOR was 2.28%). The credit facility is secured by mortgages on 38 of the Alterra Properties and is guaranteed by Provident up to a maximum of $13.5 million (plus enforcement costs). Provident also provides a guarantee under the credit facility in the event of certain acts by the borrower, including fraud, misrepresentation, environmental liabilities, failure to maintain insurance and voluntary bankruptcy of the borrower.

        The credit facility contains financial covenants and other restrictions including provisions that restrict or limit Provident's ability to exercise certain of its rights as landlord under the property leases for the 38 Alterra Properties securing the credit facility. Pursuant to these covenants, Provident must satisfy ongoing financial covenants including maintaining a debt service coverage ratio on a consolidated basis of at least 1.20:1 and maintaining shareholders' equity of at least $250 million. The debt service coverage ratio is calculated by dividing the earnings for the prior 12-month period before interest, taxes, depreciation and amortization by the sum of all debt payments on a consolidated basis. The shareholders' equity is calculated by taking shareholders' equity and adding back accumulated depreciation and amortization and any minority interest in any direct or indirect subsidiaries taken into account in computing (and thereby otherwise reducing) such shareholders' equity, determined on a consolidated basis.

        In addition, Provident's indirect, wholly-owned subsidiary that is the borrower under the credit facility is required to maintain, as of the end of each month, a project yield of at least 11% and a debt service coverage ratio of at least 1.30:1. The project yield is calculated by dividing the adjusted net operating income of the properties securing the credit facility for the 12-month period ending two months prior to the month in which the yield is measured by the average daily outstanding balance of the credit facility for the one-month period ending on the measurement date, and the debt service coverage ratio is calculated by dividing the same adjusted net operating income by the sum of debt payments on the credit facility for the next 12 months, using the interest rate in effect for the calendar month immediately following the calculation date and an assumed principal balance equal to the average daily outstanding principal balance for the preceding month. For purposes of this calculation, adjusted net operating income is the net income without regard to payments by the tenant under the master property lease agreement for the properties securing the credit facility, and excluding interest, taxes, depreciation, amortization, rent and management fees for the previous 12 months, adjusted for a 5% management fee, a $350 per unit per annum replacement reserve and a maximum occupancy of 95% for the portfolio of properties securing the credit facility.

        Provident is also required to obtain lender consent to amend or modify the lease arrangements with regard to the properties securing the credit facility, to transfer or otherwise encumber such properties or to declare a cross-default under the lease arrangements with regard to such properties as a result of certain defaults under the lease arrangements for Alterra Properties that do not secure the credit facility. These defaults generally include, but are not limited to, a tenant's failure to pay rent when due or failure to perform its obligations under the lease arrangements, the bankruptcy, insolvency, liquidation or dissolution of a tenant or its lease guarantor, the sale or divestiture of substantially all of a tenant's or its lease guarantor's assets, the failure of a tenant to repay borrowed money in an aggregate amount exceeding $250,000 and the tenant's cessation of operations at the leased property as a senior housing facility. In addition, the occurrence of a default and the expiration of any cure periods under the lease arrangements with regard to the properties securing the credit facility are generally defaults under the credit facility as well. The credit facility also provides that the occurrence of any default and the expiration of any cure periods under any other loan documents or any other material agreement to which Provident is a party generally constitutes a default under the credit facility. The remaining nine Alterra Properties are encumbered by a single mortgage loan. The interest rate for such loan is fixed at 7.18%, which approximates fair value, and the loan matures in 2009.

        The Brookdale Properties are encumbered by 25 separate loans. The Brookdale loans (a) range in maturity from 2006 to 2029, (b) range in interest rate from 3.01% to 8.38% (with a weighted average rate of approximately 6.20%), and (c) range in outstanding principal amount (as of March 31, 2005) from approximately $3.6 million to approximately $61.4 million. Approximately $106.2 million of the debt Provident assumed in connection with the Brookdale Acquisition is floating rate, tax exempt or taxable bond debt. This debt is indexed to either the municipal bond market index (BMA), the prime rate (Prime) or LIBOR. The Brookdale master lease provides for a "floating rate adjustment" to rent payments to mitigate Provident's exposure to fluctuations in changes to these interest rate indices, such that if interest expense on the debt increases due to an increase in interest rates, the amount of rent due will increase by an equal amount. The Brookdale loans contain provisions that restrict or limit Provident's ability to exercise certain of its rights as landlord under the Brookdale property leases, such as, in certain cases, the right to replace the property manager without the lender's prior approval.

        Set forth below is the principal payment and debt maturity schedule of Provident's long-term debt obligations assumed or incurred in the Brookdale Acquisition and the Alterra Acquisition, net of approximately $4.2 million in principal reserves maintained by certain lenders and unamortized debt premiums of approximately $0.8 million (unaudited) (in thousands):

	Principal Payments			Debt Maturity
Year	Alterra Managed Property	Brookdale Managed Property	Subtotal	Alterra Managed Property	Brookdale Managed Property	Subtotal	Total Payments
2005	$929	$4,917	$5,846	$—	$—	$—	$5,846
2006	1,319	6,887	8,206	—	5,133	5,133	13,339
2007	1,417	7,292	8,709	—	4,126	4,126	12,835
2008	1,522	7,467	8,989	—	51,532	51,532	60,521
2009(1)	532	6,277	6,809	168,715	27,591	196,306	203,115
2010	—	6,021	6,021	—	79,955	79,955	85,976
2011	—	4,455	4,455	—	36,652	36,652	41,107
2012	—	3,848	3,848	—	—	—	3,848
2013	—	2,689	2,689	—	43,592	43,592	46,281
2014	—	2,089	2,089	—	—	—	2,089
Thereafter	—	46,838	46,838	—	60,456	60,456	107,294

Total	$5,719	$98,780	$104,499	$168,715	$309,037	$477,752	$582,251

(1)
Figures for 2009 include borrowings under Provident's credit facility.

        All of Provident's debt is currently secured by mortgages on all of Provident's properties. If Provident defaults in the payment of interest or principal on any of its debt, breaches any representation or warranty in connection with any borrowing or violates any covenant in any loan document, the lender may accelerate the maturity of the debt requiring Provident to immediately repay all outstanding principal and accrued interest. If Provident is unable to make the payment, Provident's lender could foreclose on its assets that are pledged as collateral to the lender. The lender could also sue Provident or force it into bankruptcy.

        Other than the principal payments and debt maturity schedule above, Provident does not have any material financial contractual obligations.

  Cash Distribution Policy

        Provident will elect to be taxed as a REIT under the Code commencing with Provident's taxable year ended December 31, 2004. To qualify as a REIT, Provident must meet a number of organizational and operational requirements, including a requirement that Provident distribute at least 90% of its REIT taxable income, excluding net capital gain, to its shareholders. It is Provident's current intention to comply with these requirements and to, elect REIT status. As a REIT, Provident generally will not be subject to corporate federal, state or local income taxes on taxable income Provident distributes (in accordance with the Code and applicable regulations) to its shareholders, although Provident may be subject to the Corporate Built-in Gains Tax and may elect not to distribute other net capital gains in certain circumstances. If Provident fails to qualify as a REIT for the taxable year ended December 31, 2004, it will be subject to federal, state and local income taxes at regular corporate rates. Even if Provident qualifies for federal taxation as a REIT, Provident may be subject to certain state and local taxes on Provident's income and property and to federal income and excise taxes on Provident's undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.

        It is Provident's intention to pay to its shareholders, within the time periods prescribed by the Code, all or substantially all of its REIT taxable income. Provident similarly generally intends, but may elect not to, distribute net capital gains arising from the sale of real estate and on the sale of securities. It is Provident's policy to make sufficient cash distributions to shareholders in order for it to maintain its REIT status under the Code and to minimize to the extent practicable corporate income and excise taxes on undistributed income.

        On December 17, 2004, Provident's board of trustees declared a quarterly distribution of $0.34 per common share, or an aggregate of $9.9 million, of which Provident estimates approximately 59% will represent ordinary income for federal income tax purposes and approximately 41% will represent a return of capital, which was paid on February 4, 2005 to holders of record of Provident common shares on January 18, 2005. Provident OP simultaneously paid a distribution to partners other than Provident of $0.34 per operating partnership unit, totaling $0.2 million.

        On April 11, 2005, Provident's board of trustees declared a quarterly distribution of $0.34 per common share, or an aggregate of $9.9 million, which was paid on May 4, 2005 to holders of record of Provident common shares on April 11, 2005. Provident OP simultaneously paid a distribution to partners other than Provident of $0.34 per operating partnership unit, totaling $0.2 million.

  Quantitative and Qualitative Disclosures About Market Risk

        Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing Provident's business plan, the primary market risk to which it is exposed is interest rate risk.

        As of March 31, 2005, Provident had total debt, net of approximately $4.2 million in principal reserves maintained by certain lenders and $0.8 million in unamortized debt premiums, of $582.3 million, which consists of:

  •
  $350.8 million of fixed rate debt, for which interest expense is not impacted by changes in interest rates. As of March 31, 2005, the estimated fair value of Provident's debt is equal to the recorded amount;

  •
  $106.2 million of variable rate debt, which is impacted by changes in interest rates. However, pursuant to the terms of the lease, if the interest rate on this debt increases, the tenant is required to pay Provident additional rent (on a dollar for dollar basis) in an amount equal to the increase in interest expense resulting from the increase in interest rates. Therefore, the increase in interest expense is equally offset by an increase in additional rent paid to us by the tenant; and

  •
  $125.3 million of variable rate debt, which is impacted by changes in interest rates. A 1.0% increase in interest rates would result in an additional $1.25 million of interest expense.

        As of December 31, 2004, Provident had total debt, net of approximately $4.1 million in principal reserves maintained by certain lenders and $0.9 million in unamortized debt premiums, of $582.5 million, which consists of:

  •
  $352.4 million of fixed rate debt, for which interest expense is not impacted by changes in interest rates. As of December 31, 2004, the estimated fair value of Provident's debt is equal to the recorded amount;

  •
  $106.5 million of variable rate debt, which is impacted by changes in interest rates. However, pursuant to the terms of the lease, if the interest rate on this debt increases, the tenant is required to pay Provident additional rent (on a dollar for dollar basis) in an amount equal to the increase in interest expense resulting from the increase in interest rates. Therefore, the increase in interest expense is equally offset by an increase in additional rent paid to us by the tenant; and

  •
  $123.6 million of variable rate debt, which is impacted by changes in interest rates. A 1.0% increase in interest rates would result in an additional $1.24 million of interest expense.

        In addition to changes in interest rates, the value of Provident's properties will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of Provident's tenants to generate profits.

Certain Relationships and Related Transactions

        Darryl W. Copeland, Jr., Provident's chief executive officer, president and chairman of Provident's board of trustees, was, until April 2004, a member of the boards of directors of both Brookdale Living Communities and Alterra, the previous owners of the Brookdale Properties and the Alterra Properties, respectively. Mr. Copeland also was a managing director of an affiliate of Fortress from August 2001 until April 2004.

        Prior to the closing of the Brookdale Acquisition, Brookdale Living Communities was owned by Fortress Brookdale Acquisition LLC, a limited liability company principally owned by affiliates of Fortress and affiliates of Capital Z Financial Services Fund II, L.P. Fortress Brookdale Acquisition LLC acquired Brookdale Living Communities in September 2000 in a two-step going-private transaction for approximately $316 million, of which approximately $160 million was funded by Fortress. Prior to such transaction, Brookdale Living Communities was a publicly-traded company.

        In connection with Alterra's emergence from bankruptcy in December 2003, FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC, acquired 100% of the capital stock of the restructured Alterra for an approximately $76 million equity investment. In connection with this joint venture, FEBC-ALT Investors LLC was capitalized with $79 million, including a $15 million senior loan from Fortress and $64 million of equity contributions, of which 77%, or approximately $50 million, was contributed by Fortress.

        Fortress's controlling senior member interest in FEBC-ALT Investors LLC is held through Fortress Investment Trust II (which we refer to in this proxy statement/prospectus as Fund II) and its approximate 55% interest in Fortress Brookdale Acquisition LLC is held through Fortress Registered Investment Trust (which we refer to in this proxy statement/prospectus as Fund I), both SEC-registered investment companies that own a portfolio of many investments. According to information available on Fortress's web site, Fund I and Fund II are private equity funds that primarily make control-oriented investments in asset-based businesses (including financial services, real estate, energy and power, senior living and the cell tower sectors) and asset portfolios in the United States and Western Europe. Mr. Copeland had profits interests in Fund I and Fund II and continues to have an investment in Fund II. Mr. Copeland relinquished his profits interests in exchange for a note payable by Fortress. Under the terms of the note, Mr. Copeland will be entitled to semi-annual interest payments at a 5.0% fixed rate and principal payments of $1.500 million on December 31, 2007 and $1.719 million at maturity on December 31, 2008. The amounts payable under the note are fixed amounts and are not in any manner related to the performance of Fund I, Fund II, Brookdale or Alterra.

        Mr. Copeland had a conflict of interest because the more Provident paid to acquire the Alterra Properties and the less Alterra paid under the terms of the initial leases, the greater the value of his investment in Fund II. At the time Provident negotiated the acquisition of its properties from Alterra, it had been recently formed and had adopted no formal policies related to conflicts. Provident believes the Brookdale and Alterra Properties were acquired at market values. Since the closing of Provident's initial offering, Provident's board of trustees was expanded to include a majority of independent trustees and Provident adopted a formal Code of Business Conduct and Ethics as well as a Code of Ethics for Senior Financial Officers which both contain provisions regarding conflicts of interest. Provident's board of trustees is responsible for the ultimate oversight of these Codes and its disinterested members would be responsible for the consideration of any future matters involving conflicts of interest.

        Provident sold 2,675,623 and 1,500,000 Provident common shares to Fortress Brookdale Acquisition LLC and Alterra, respectively, in the Provident 144A Offering. In addition, Provident sold 1,824,377 Class A units of limited partnership interest in Provident OP to Fortress Brookdale Acquisition LLC in the Provident 144A Offering. On October 4, 2004, Fortress Brookdale Acquisition LLC tendered all of the outstanding Class A units of limited partnership interest in Provident OP for redemption. Pursuant to the terms of the Provident Partnership Agreement, Provident issued 1,824,377 Provident common shares to Fortress Brookdale Acquisition LLC in redemption of the Class A units of limited partnership interest in Provident OP. The 4,500,000 Provident common shares held by Fortress Brookdale Acquisition LLC and the 1,500,000 Provident common shares held by Alterra were sold in the third and fourth quarters of 2004.

CAPITALIZATION AND DESCRIPTION OF VENTAS SECURITIES

Authorized Stock

        Ventas's certificate of incorporation provides that it may issue up to 190,000,000 shares of stock, consisting of 180,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of May 13, 2005, 84,854,804 shares of Ventas common stock and no shares of preferred stock were issued and outstanding.

Description of Ventas Common Stock

        The shares of Ventas common stock currently outstanding are, and the shares to be issued in the merger, will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of the Ventas's certificate of incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Ventas Board out of assets legally available therefore and to share ratably in Ventas's assets legally available for distribution to the Ventas stockholders in the event of the liquidation, dissolution or winding-up of Ventas after payment of, or adequate provision for, all of Ventas's known debts and liabilities. Ventas currently expects to make quarterly distributions, and from time to time it may make additional distributions.

        Holders of shares of Ventas common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of Ventas's securities. Subject to certain provisions of Ventas's certificate of incorporation, shares of Ventas common stock have equal distribution, liquidation and other rights.

        In order to preserve Ventas's ability to maintain REIT status, Ventas's certificate of incorporation provides that if a person acquires beneficial ownership of greater than 9% of the outstanding stock, the shares that are beneficially owned in excess of such 9% limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Ventas Board. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. Ventas has the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the shares, or (2) the market price on the date it buys the shares. Ventas has the right to defer payment of the purchase price for the excess shares for up to five years. If Ventas does not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Ventas Board. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original price for such excess shares; any additional amounts are payable to the beneficiary of the trust. The Ventas Board may grant waivers from the excess share limitations. On June 24, 2003, Ventas granted such a waiver from the 9% ownership limitation provisions of Article XII of Ventas's certificate of incorporation to Cohen & Steers Capital Management, Inc. Under the waiver, Cohen & Steers may beneficially own, in the aggregate, up to 14%, in number of shares or value, of Ventas common stock, subject to certain restrictions.

  Transfer Agent

        National City Bank is the transfer agent and registrar for the shares of Ventas common stock.

COMPARISON OF RIGHTS OF HOLDERS OF PROVIDENT COMMON SHARES
AND VENTAS COMMON STOCK

        Provident is organized as a Maryland REIT under Maryland REIT Law. As a Maryland REIT, Provident is governed by Maryland REIT Law and certain provisions of the Maryland General Corporation Law (which we refer to in this proxy statement/prospectus as the MGCL), Provident's declaration of trust and its bylaws. Maryland REIT Law covers some of the same matters covered by the DGCL, including liabilities of the trust, shareholders, trustees and officers; amendments of Provident's declaration of trust; and mergers of a Maryland REIT with other entities. There are, however, many matters that are addressed in the DGCL that are not addressed by Maryland REIT Law, and it is a general practice for a Maryland REIT such as Provident to address a number of these matters through provisions in Provident's declaration of trust or bylaws. The rights of holders of Provident common shares are governed by Maryland REIT Law, the MGCL, Provident's declaration of trust and bylaws and Maryland law generally.

        Ventas is organized as a corporation under the laws of the State of Delaware. As a Delaware corporation, Ventas is subject to the DGCL, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties and liabilities of directors; dividends and other distributions; meetings of stockholders; and extraordinary actions, such as amendments to the certificate of incorporation, mergers, sales of all or substantially all of the assets and dissolution. The rights of Ventas stockholders are governed by the DGCL, Ventas's certificate of incorporation and bylaws and Delaware law generally.

        The following is a summary of some of the differences between the rights of holders of Provident common shares and holders of Ventas common stock and may not contain all the information that is important to you. To better understand the comparative rights summarized below, you should read the relevant provisions of the DGCL, Maryland REIT Law, the MGCL, Ventas's certificate of incorporation and bylaws and Provident's declaration of trust and bylaws.

PROVIDENT	VENTAS

Authorized Capital Stock

Provident's declaration of trust authorizes the issuance of up to 250,000,000 common shares and 100,000,000 preferred shares, each par value $0.001 per share. As of May 13, 2005, there were 29,266,667 common shares issued and outstanding and no preferred shares issued and outstanding. As permitted by Maryland REIT Law, Provident's declaration of trust permits Provident's board of trustees, without any action by Provident's shareholders, to amend Provident's declaration of trust to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class of beneficial interest.	Ventas's certificate of incorporation authorizes the issuance of up to 180,000,000 shares of common stock, par value $0.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of May 13, 2005, there were 84,854,804 shares of Ventas common stock issued and outstanding and no shares of preferred stock issued and outstanding. Pursuant to the DCGL, the Ventas Board may adopt a resolution proposing and declaring it advisable to amend the certificate of incorporation to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class, and Ventas's stockholders who are entitled to vote may vote to approve such an amendment.

Liability of Shareholders

Maryland REIT Law and Provident's declaration of trust provide that no shareholder of Provident will be personally liable for any obligation of Provident solely by reason of being a shareholder. Provident's declaration of trust authorizes it, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a preceding to, any present or former shareholder from and against any claim or liability to which such shareholder may become subject by reason of his status as a present or former shareholder.	The DGCL provides that no stockholder of Ventas will be personally liable for the payment of Ventas's debts except as he or she may be liable by reason of his or her own conduct or acts.

Voting Rights

Subject to the provisions of Provident's declaration of trust regarding the restrictions on the transfer and ownership of common shares, each outstanding Provident common share entitles the holder to one vote on all matters submitted to a vote of Provident's common shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Provident common shares possess the exclusive voting power.

Provident's bylaws provide that a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by Provident's declaration of trust. Provident's declaration of trust provides that notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, and except as may otherwise be provided in Provident's declaration of trust, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter.	Subject to the provisions of Ventas's certificate of incorporation regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of Ventas common stock entitles the holder to one vote on all matters submitted to a vote of Ventas's stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of Ventas common stock possess the exclusive voting power.

Ventas's bylaws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power shall decide any question brought before such meeting, unless the question is one upon which by express provision of the DGCL or of its certificate of incorporation or bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Classification of Stock

Provident's declaration of trust authorizes its board of trustees to classify and reclassify any unissued shares of preferred shares or common shares into a class or series, or classes or series of shares of beneficial interest. Prior to any issuance of shares of each class or series, the board of trustees is required by Maryland REIT Law and Provident's declaration of trust to set for each such class or series, subject to the provisions of Provident's declaration of trust regarding the restriction on transfer of common shares, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each such class or series.	Ventas's certificate of incorporation sets forth the classification of shares of its capital stock and the designations, voting powers and relative rights and preferences of each class. Pursuant to the DGCL, Ventas's certificate of incorporation authorizes the Ventas Board to issue series of shares of preferred stock and to set the powers, preferences and relative, participating, optional and other rights of each such series.

Size of Board of Directors or Trustees

Provident's bylaws provide that the number of trustees may be established by Provident's board of trustees. Provident's board of trustees may increase or decrease the number of trustees by a vote of a majority of the members of its board of trustees, provided that the number of trustees shall never be less than the number required by Maryland law, nor more than 15, and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees.	Under Ventas's certificate of incorporation, the number of directors of Ventas shall be fixed in the manner described in the bylaws. Ventas's bylaws provide that the number of directors shall never be less three nor more than 11. There are currently seven directors serving on the Ventas Board. The directors are not divided into classes and hold office until the next annual meeting of shareholders or until his earlier resignation, removal from office or death.

Standard of Conduct for Director

Under Maryland law, the standard of conduct for trustees is set forth in Section 2-405.1(d)-(g) of the MGCL, which presumes that a trustee of a Maryland REIT performs his or her duties in good faith with a reasonable belief that the trustee's actions are in the best interests of the REIT and with the care of an ordinarily prudent person in a like position under similar circumstances.	Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty, a duty of care and a duty of candor to the stockholders. The duty of loyalty requires directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors in managing the corporate affairs to use that amount of care which ordinarily careful and prudent men would use in similar circumstances," and the duty of candor requires directors "to disclose fully and fairly all material information within the board's control when it seeks stockholder action." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by directors.

Election of Trustees and Directors

Provident's bylaws provide that each trustee holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect successors for the entire board of trustees.	Ventas's bylaws provide that the directors shall be elected at the annual meeting of stockholders, or if not so elected, at a special meeting of stockholders called for that purpose. At any meeting of stockholders at which directors are to be elected, only persons nominated as candidates are eligible for election, and the candidates receiving the greatest number of votes shall be elected.

Removal of Trustees and Directors

Provident's declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of shareholders holding at least two-thirds of the votes entitled to be cast in the election of trustees.	Ventas's certificate of incorporation provides that any director or the entire Ventas Board may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote in the election of directors, at a special meeting of the stockholders called for the purpose.

Vacancies on the Board of Trustees or Directors

Any vacancy for any cause other than an increase in the number of trustees may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees may be filled by a majority vote of the entire board of trustees.	Any vacancy occurring on the Ventas Board for any reason, including, but not limited to, the resignation, removal, or death of a director or an increase in the number of authorized directors, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his successor is elected and qualified.

Amendments to Declaration of Trust and Certificate of Incorporation

Under Provident's declaration of trust, the approval by a majority of all the votes entitled to be cast by the shareholders is required to amend Provident's declaration of trust, except that amendments to provisions relating to the resignation and removal of trustees require the approval of the holders of two-thirds of the votes entitled to be cast by the shareholders on the matter. Moreover, in accordance with Maryland REIT Law, Provident's declaration of trust permits its trustees by a two-thirds vote and without any action by its shareholders, to amend Provident's declaration of trust from time to time to qualify as a REIT under the Code or Maryland REIT Law. Also as permitted by Maryland REIT Law, Provident's declaration of trust contains a provision permitting its trustees by a vote of a majority of the entire board, and, without any action by its shareholders, to amend Provident's declaration of trust to change the name of Provident, change the name or other designation or the par value of any class or series of shares of beneficial interest of Provident and the aggregate par value of the shares of beneficial interest of Provident, and increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of beneficial interest of any class.	Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Amendments to Bylaws

Provident's bylaws provide that its board of trustees has the exclusive power to adopt, alter or repeal any provision of the bylaws.	Ventas's bylaws provide that they may be amended or repealed or new bylaws may be adopted (a) by the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of Ventas entitled to vote generally in the election of directors, voting together as a single class or (b) by action of the board of directors at a regular or special meeting thereof. Any bylaw made by the board of directors may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.

Stockholder and Shareholder Action Without a Meeting

Provident's bylaws provide that any action required or permitted to be taken at a meeting of Provident shareholders may be taken without a meeting only if a written consent to the action is signed by holders of all of the outstanding shares entitled to vote on the action and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action.	Ventas's certificate of incorporation and bylaws provide that action may be taken without a meeting of Ventas stockholders, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of eighty percent of outstanding stock. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Special Shareholder and Stockholder Meetings

Under Provident's bylaws, the president, chief executive officer, chairman of the board of trustees or Provident's board of trustees may call a special meeting of the shareholders. Special meetings of the shareholders may also be called upon by the written request of the holders of Provident common shares entitled to cast not less than a majority of all the votes entitled to be cast at a meeting.	Under Ventas's bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time only by the Ventas Board or the chairman of the Ventas Board.

Stockholder and Shareholder Proposals

Provident's bylaws allow shareholders to submit trustee nominations and shareholder proposals. Provident's bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to Provident's board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only (i) pursuant to Provident's notice of the meeting, (ii) by or at the direction of Provident's board of trustees; or (iii) by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has delivered timely notice in writing to the secretary at the principal executive office of Provident not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, of the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.	Ventas's bylaws allow stockholders to submit business or a proposal (including but not limited to, the nomination of any person for election as a director). To be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at Ventas's principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made. A stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before an annual meeting of stockholders (i) a description, in 500 words or less, of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Ventas's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of Ventas which are beneficially owned by such stockholder on the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder's notice, (iv) a description, in 500 words or less, of any interest of the stockholder in such proposal, and (v) a representation that the stockholder is a holder of record of stock of Ventas and intends to appear in person or by proxy at the meeting to present the proposal specified in the notice.

Limitation of Liability of Trustees, Directors and Officers

As permitted by Maryland REIT Law, Provident's declaration of trust provides that trustees and officers of Provident will have no liability to Provident or its shareholders for monetary damages except to the extent that (i) the trustee or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (ii) a final judgment is entered adverse to the trustee or officer based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.	As permitted by the DGCL, Ventas's certificate of incorporation provides that the directors of Ventas shall not be personally liable to Ventas or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of a director's duty of loyalty to Ventas or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction form which a director derived an improper personal benefit.

Indemnification

Provident's declaration of trust authorizes Provident, and Provident's bylaws obligate Provident, to the maximum extent permitted by Maryland REIT Law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any of Provident's present or former trustees or officers or any individual who, while a trustee or officer and at Provident's request, serves or has served as a director, officer, partner, trustee, employee or agent of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of Provident unless it is established that: (i) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active and deliberate dishonesty, (ii) the trustee or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL and Provident's bylaws, Provident is required to indemnify each trustee or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred, in the defense of any proceeding to which he or she is made a party by reason of his or her service to Provident.

Under the MGCL, Provident, as a condition to advancing expenses in advance of final disposition of a proceeding, must obtain (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking to repay the amount reimbursed if the standard of conduct is not met.	The DGCL permits and Ventas's certificate of incorporation provides that Ventas will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was one of Ventas's directors or officers, or is or was serving at Ventas's request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such proceeding. Ventas may provide by action of its board of directors through agreement, resolution or by a provision in its bylaws, indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided for directors and officers. Expenses incurred by such a person in his or her capacity as one of Ventas's directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a proceeding may be paid by Ventas in advance of the final disposition of such proceeding as authorized by the board of directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by us as authorized by the DGCL. Expenses incurred by a person in any capacity other than one of Ventas's officers or directors may be paid in advance of the final disposition of a proceeding on such terms and conditions, if any, as the Ventas Board deems appropriate.

Dividends and Distributions

Maryland REIT Law does not specify rules for the payment of dividends or other distributions of Maryland REITs. Provident's declaration of trust provides that holders of Provident common shares are entitled to dividends if, as and when declared by its board of trustees. Provident's declaration of trust provides that its board of trustees will endeavor to declare and pay distributions as necessary for the trust to qualify as a REIT under the Code.	Ventas's certificate of incorporation provides that, after the requirements regarding preferential dividends or amounts are met for any series of preferred stock entitled to them, holders of Ventas common stock are entitled to dividends or distributions, if any, as may be declared from time to time by the board of directors.

Shareholder Inspection Rights; Shareholder Lists

Maryland REIT Law provides that shareholders have the same rights to inspect the records of the Maryland REIT as stockholders of a corporation have under the MGCL. Pursuant to the MGCL, one or more persons who together are and have been stockholders of record of a corporation for at least six months and in total hold at least 5% of the outstanding stock of any class may inspect and copy the corporation's books of account and stock ledger, request a written statement of the corporation's affairs and request a list of the corporation's stockholders. In addition, any stockholder of a Maryland corporation may (i) inspect and copy the bylaws, minutes of the proceedings of stockholders, annual statement of affairs, and voting trust agreements and (ii) request the corporation provide a sworn statement showing all stock, as well as any other securities, issued and all consideration received by the corporation in the preceding 12 months.	Under the DGCL, any stockholder may for any proper purpose, inspect a corporation's stock ledger, a list of its stockholders and its other books and records, and may make copies of and extracts from the record. A stockholder may exercise this right only upon written demand under oath. The inspection must occur during regular business hours.

Related Party Transactions

Provident's declaration of trust provides, subject to certain limitations, that it may enter into any contract or transaction of any kind with any person, including any trustee, officer, employee or agent of Provident or any person affiliated thereof, whether or not any of them has a financial interest in such transaction.	Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if such contract or transaction (i) is ratified by the stockholders or a majority of disinterested members of the board of directors or a committee thereof (even if the disinterested directors are less than a quorum) if the material facts are disclosed or known thereto, or (ii) was fair to the corporation at the time it was approved. Any ratification of such a contract or transaction by the stockholders must be made by the stockholders in good faith.

Control Share Acquisitions

Maryland REIT Law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. "Control shares" means shares of stock, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power; (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders' meeting or if the acquiror does not deliver the statement required by Maryland REIT Law then, subject to certain conditions and limitations, Provident may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.	The DGCL does not have a control share acquisition provision.

Provident's bylaws contain a provision exempting any and all acquisitions of Provident common shares from the control share acquisition statute. However, Provident's board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any control shares of Provident acquired in a control share acquisition will be subject to the control share acquisition statute.

Mergers, Consolidation and Sale of Substantially All Assets

Under Maryland REIT Law, a Maryland REIT generally cannot merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the Maryland REIT's declaration of trust. Provident's declaration of trust contains such a provision and therefore any merger requires approval by only a majority of all the votes entitled to be cast on the matter. Maryland REIT Law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a Maryland REIT. However, Provident's declaration of trust provides that Provident may (i) consolidate with one or more other entities into a new entity or (ii) sell, lease, exchange or otherwise transfer all or substantially all of the trust property if such action must be approved by the board of trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter.	Under the DGCL, a merger, consolidation or transfer of assets proposed by the board of directors must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, unless the charter provides for a different percentage. Ventas's certificate of incorporation provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Ventas and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of Ventas held by stockholders Ventas who are not, subject to certain exceptions, persons which, together with their affiliates and associates, beneficially own in the aggregate 20% or more of the outstanding shares of capital stock of Ventas, or affiliates or associates of such persons (which we refer to in this proxy statement/prospectus as Ventas Related Persons) shall be required for the approval or authorization of any merger or consolidation of Ventas or transfer of a substantial portion of Ventas's assets, among other things, with a Ventas Related Person.

Business Combinations

Maryland REIT Law prohibits "business combinations" between Provident and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is (i) any person who beneficially owns 10% or more of the voting power of Provident's shares, or (ii) an affiliate or associate of Provident who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of Provident's then-outstanding voting shares. A person is not an interested shareholder if Provident's board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder.

After the five-year prohibition, any business combination between Provident and an interested shareholder generally must be recommended by Provident's board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of Provident's then-outstanding shares of stock and (ii) two-thirds of the votes entitled to be cast by holders of Provident's voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if Provident's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by Provident's board of trustees before the time that the interested shareholder becomes an interested shareholder. Provident has opted out of the business combination provisions of the applicable Maryland law by resolution of Provident's board of trustees. However, Provident's board of trustees may, by resolution, opt into the business combination statute in the future.	As a Delaware corporation, Ventas is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless: (1) prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (2) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (3) the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder" and "interested stockholder" means a person who, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Ventas has not made this election.

Ventas's certificate of incorporation provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Ventas and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of Ventas held by stockholders Ventas who are not, subject to certain exceptions, Ventas Related Persons shall be required for the approval or authorization of any merger or consolidation of Ventas or transfer of a substantial portion of Ventas's assets, among other things, with a Ventas Related Person.

Appraisal Rights

Provident's declaration of trust provides that the holders of Provident common shares shall not be entitled to exercise any rights of an objecting shareholder provided for under Maryland REIT Law or Title 3, Subtitle 2 of the MGCL, unless Provident's board of trustees, upon the affirmative vote of a majority of the board of trustees, shall determine that such rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.	Under the DGCL, stockholders of a corporation who do not consent to certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholders may receive cash in the amount of the fair market value of their shares in lieu of the consideration which otherwise would have been received in the transaction. Unless the corporation's charter provides otherwise, such appraisal rights are not available in certain circumstances, including without limitation, (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing charter, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF VENTAS

        The following table sets forth certain information with respect to the beneficial ownership of Ventas common stock as of May 13, 2005 (except as otherwise noted) by (i) each director of Ventas, (ii) each Ventas Named Executive Officer, (iii) all of Ventas's directors and executive officers, as a group, and (iv) each person known to Ventas to be the beneficial owner of more than 5% of the outstanding Ventas common stock.

Name of Beneficial Owner	Ventas Common Stock Beneficially Owned(1)(2)		Percent of Class
Debra A. Cafaro	1,342,227	(3)	1.57%
Douglas Crocker II	86,610	(3)	*
Ronald G. Geary	49,793	(3)	*
Jay M. Gellert	43,000	(3)	*
Christopher T. Hannon	6,250	(3)	*
Sheli Z. Rosenberg	64,612	(3)	*
Thomas C. Theobald	29,408	(3)(4)	*
Raymond J. Lewis	85,009	(3)	*
T. Richard Riney	442,267	(3)(5)	*
Richard A. Schweinhart	70,295	(3)(6)	*
All executive officers and directors as a group (10 persons)	2,219,471		2.62%
Barclays Global Investors, NA et. al.	7,768,229	(7)	9.16%
Cohen & Steers, Inc.
Cohen & Steers Capital Management, Inc.	10,630,941	(8)	12.53%
Wellington Management Company	5,520,600	(9)	6.51%

*
Less than 1%

(1)
Beneficial ownership of shares for purposes of this proxy statement/prospectus, as determined in accordance with applicable rules of the SEC, includes shares as to which a person has or shares voting power and/or investment power (whether or not vested). Each named person is deemed to be the beneficial owner of securities which may be acquired within sixty days of April 20, 2005 through the exercise of options, warrants or rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Percentages are based on 84,854,804 shares of Ventas common stock outstanding on May 13, 2005.

(2)
Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.

(3)
Includes the following number of shares of Ventas common stock which the respective directors, director-nominees and Ventas Named Executive Officers have or will have the right to acquire pursuant to options exercisable as of or within 60 days after March 28, 2005: Debra A. Cafaro, 826,186; Douglas Crocker II, 42,500; Ronald G. Geary, 42,500; Jay M. Gellert, 27,500; Christopher T. Hannon, 2,500; Sheli Z. Rosenberg, 27,500; Thomas C. Theobald, 17,500; Raymond J. Lewis, 59,696; T. Richard Riney, 157,518; and Richard A. Schweinhart, 41,474.

(4)
Includes 2,000 shares held in trust for the benefit of Mr. Theobald's son.

(5)
Includes 1,300 shares held in Mr. Riney's IRA.

(6)
Includes 805 shares held in Mr. Schweinhart's IRA. Excludes 800 shares held in Mr. Schweinhart's wife's IRA. Includes 1,000 shares held in trust for the benefit of Mr. Schweinhart's aunt. Mr. Schweinhart has shared voting power and shared investment power over 10,000 shares of Ventas common stock.

(7)
Based solely on information contained in a Schedule 13G filed by Barclays Global Investors, NA (located at 45 Fremont Street, San Francisco, CA 94105), Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited (which we refer to collectively in this proxy statement/prospectus as Barclays) on February 14, 2005. Barclays has sole voting power over 7,091,731 shares of Ventas common stock and sole dispositive power over 7,768,229 shares of Ventas common stock.

(8)
Based solely on information contained in a Schedule 13G/A filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which we refer to collectively in this proxy statement/prospectus as Cohen & Steers, located at 757 Third Avenue, New York, NY 10017), on February 14, 2005. Cohen & Steers has sole voting power over 10,051,841 shares of Ventas common stock and sole dispositive power over 10,630,941 shares of Ventas common stock. Cohen & Steers Capital Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of Cohen & Steers, Inc. On June 24, 2003, Ventas granted a limited waiver from the 9% ownership limitation provisions of Article XII of Ventas's Certificate of Incorporation to Cohen & Steers. Under the waiver, Cohen & Steers may beneficially own, in the aggregate, up to 14.0%, in number of shares or value, of Ventas common stock.

(9)
Based solely on information contained in a Schedule 13G filed by Wellington Management Company, LLP (which we refer to collectively in this proxy statement/prospectus as Wellington Management, located at 75 State Street, Boston, MA 02109), on February 14, 2005. Wellington Management has shared voting power over 4,208,900 shares of Ventas common stock and shared dispositive power over 5,489,200 shares of Ventas common stock. Wellington Management is an investment adviser registered under Section 203 of the Investment Advisers Act and the parent holding company of Wellington Trust Company, NA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF PROVIDENT

        The following table sets forth the total number and percentage of Provident's common shares beneficially owned as of May 12, 2005 by (i) each of Provident's trustees, (ii) Provident's chief executive officer and each of Provident's other executive officers, (iii) all of Provident's trustees and executive officers, as a group, and (iv) each person known to Provident to own beneficially more than 5% of the outstanding Provident common shares. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name of Beneficial Owner	Number of Provident Common Shares Beneficially Owned(1)		Percent of Class
Darryl W. Copeland, Jr.	520,000	(2)	1.78%
Charles A. Post	125,000	(3)	*
William P. Ciorletti	15,000	(4)	*
Saul A. Behar	0	(5)	0
Mark A. Doyle	17,500	(6)	*
Randolph W. Jones	7,500	(6)	*
Frederic H. Lindeberg	9,500	(6)	*
All trustees and executive officers as a group (7 persons)	694,500		2.37%
Farallon Partners, L.L.C.(7)	2,909,166		9.94%
Millennium Partners, L.P.(8)	2,864,900		9.79%
Hunter Global Investors(9)	2,702,667		9.23%
Franklin Advisors, Inc.(10)	2,157,000		7.37%
Friedman, Billings, Ramsey Group, Inc.(11)	2,135,719		7.30%
Mercury Real Estate Advisors LLC(12)	1,752,000		5.99%
Excelsior Value and Restructuring Fund(13)	1,600,000		5.47%

*
Less than 1%.

(1)
Assumes that all vested Provident LTIP Units or Provident LTIP Units vesting within 60 days held by such person or group of persons are redeemed for Provident common shares. The total number of Provident common shares outstanding used in calculating the percentage assumes that none of the units are redeemed for Provident common shares. Messrs. Copeland, Post, Ciorletti and Behar were granted 20,000, 14,000, 13,000 and 7,000 Provident LTIP Units, respectively, on January 3, 2005 under Provident's Long-Term Incentive Plan. At the closing of the merger, Provident will issue an additional 331,250 Provident LTIP Units to Messrs. Copeland (200,000), Post (62,500), Ciorletti (28,750) and Behar (40,000). See "The Merger—Interests of Provident's Trustees and Officers in the Merger."

(2)
Represents 520,000 Provident common shares. Mr. Copeland was awarded 110,000 Provident LTIP Units effective upon completion of the Provident 144A Offering.

(3)
Represents 125,000 Provident common shares. Mr. Post was awarded 77,500 Provident LTIP Units effective upon completion of the Provident 144A Offering.

(4)
Represents 15,000 Provident common shares. Mr. Ciorletti was awarded 86,250 Provident LTIP Units effective upon completion of the Provident 144A Offering.

(5)
Mr. Behar was awarded 35,000 Provident LTIP Units effective upon his employment with Provident.

(6)
Includes vested 7,500 Provident LTIP Units. Each non-employee trustee was issued 15,000 Provident LTIP Units upon his appointment to the board of trustees. In addition, each non-employee trustee was issued 5,000 Provident LTIP Units on January 3, 2005 under Provident's Long-Term Incentive Plan.

(7)
As the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. (which we refer to collectively in this proxy statement/prospectus as the Farallon Partnerships), Farallon Partners, L.L.C., may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the Provident common shares held by the Farallon Partnerships. As the managing members of Farallon Partners, L.L.C., each of Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Rajiv A. Patel, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly (which we refer to collectively in this proxy statement/prospectus as the Farallon Managing Members) may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the Provident common shares owned by the Farallon Partnerships. Each of Farallon Partners, L.L.C. and the Farallon Managing Members disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The address for Farallon Partners, L.L.C. is One Maritime Plaza, San Francisco, California 94111.

(8)
Millennium Management, LLC is the managing partner of Millennium Partners, L.P., and consequently has voting and investment discretion over the Provident common shares. Israel A. Englander is the sole managing member of Millennium Management, LLC. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, LLC. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, LLC or Mr. Englander as to beneficial ownership of the Provident common shares owned by Millennium Partners, L.P. The address for Millennium Partners, L.P. is c/o Millennium Management, LLC, 666 Fifth Avenue, New York, New York 10103.

(9)
Duke Buchan III controls Hunter Global Investors L.P., the investment manager of this shareholder, and has sole voting and investment power over the Provident common shares. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of such shares. The address for Hunter Global Investors L.P. is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

(10)
Franklin Advisers, Inc. is the adviser to Franklin Real Estate Securities Fund and FTVIP Franklin Real Estate Fund (which we refer to collectively in this proxy statement/prospectus as the Franklin Funds). Alex Peters, the portfolio manager for the Franklin Funds, has sole voting and investment power over such Provident common shares. Franklin Advisers, Inc. and Mr. Peters disclaim any beneficial ownership in such shares. Franklin Advisers, Inc. is an indirect wholly owned subsidiary of Franklin Resources, Inc. The address for Franklin Advisers, Inc. is 1 Franklin Parkway, San Mateo, California 94403.

(11)
Represents (i) 1,792,115 Provident common shares directly held by Friedman, Billings, Ramsey Group, Inc., (ii) 333,000 Provident common shares directly held by FBR Special Situation Fund L.P. and (iii) 10,604 Provident common shares directly held by FBR. Each of Friedman, Billings, Ramsey Group, Inc. and FBR Special Situation Fund L.P. is an affiliate of FBR. Edward M. Wheeler has voting and investment power over the Provident common shares beneficially owned by Friedman, Billings, Ramsey Group, Inc. Emanuel J. Friedman has voting and investment power over the Provident common shares beneficially owned by FBR Special Situation Fund L.P. Emanuel J. Friedman, Eric Billings and Richard Hendrix have voting and investment power over the Provident common shares beneficially owned by FBR. FBR, a wholly owned subsidiary of Friedman, Billings, Ramsey Group, Inc. and affiliate of FBR Special Situation Fund L.P., acted as the placement agent for the Provident 144A Offering. The address for each of Friedman, Billings, Ramsey Group, Inc. FBR Speical Situation Fund L.P. and FBR is 1001 Nineteenth Street, 18th Floor, Arlington, Virginia 22209.

(12)
Malcolm F. MacLean IV and David R. Jarvis, managing members of Mercury Real Estate Advisors LLC, have voting and investment power over the Provident common shares. The address for Mercury Real Estate Advisors LLC is 100 Field Point Road, Greenwich, Connecticut 06830.

(13)
Ferial Pohill has voting and investment power over the Provident common shares. The address for Excelsior Value and Restructuring Fund is c/o U.S. Trust Company of New York, 499 Washington Boulevard, 7th Floor, Jersey City, New Jersey 07310.

LEGAL MATTERS

        The validity of shares of Ventas common stock to be issued in the merger will be passed upon for Ventas by Willkie Farr & Gallagher LLP. Sidley Austin Brown & Wood LLP, special counsel to Provident, will deliver its opinion to Ventas as to certain federal income tax matters regarding Provident's status as a REIT. Willkie Farr & Gallagher LLP, tax counsel to Ventas, will deliver its opinion to Provident as to certain federal income tax matters regarding Ventas's status as a REIT.

EXPERTS

        The consolidated financial statements and schedule of Ventas as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 have been included herein and in the registration statement of which this proxy statement/prospectus is a part in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements and schedule of Provident as of December 31, 2004 and for the period March 1, 2004 (inception) to December 31, 2004 have been included herein and in the registration statement of which this proxy statement/prospectus is a part in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheets of Alterra and subsidiaries as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 2004, the period from December 1, 2003 to December 31, 2003 (Successor Company), the period from January 1, 2003 to November 30, 2003 (Predecessor Company) and the fiscal year ended December 31, 2002 (Predecessor Company), have been included herein and in the registration statement of which this proxy statement/prospectus is a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

        As discussed in Notes 1 and 2 to Alterra's consolidated financial statements, Alterra emerged from Chapter 11 bankruptcy on December 4, 2003. Upon emergence from bankruptcy, Alterra changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Accordingly, Alterra's consolidated financial statements for the periods subsequent to the reorganization (Successor Company financial statements) are not comparable to the consolidated financial statements presented for the prior periods (Predecessor Company financial statements).

        The consolidated financial statements of Brookdale as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 have been included herein and in the registration statement of which this proxy statement/prospectus is a part in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, the Provident board of trustees knows of no matters that will be presented for consideration at the Provident special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall properly come before this special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the Provident common shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

        Ventas held its 2005 Annual Meeting of Stockholders on May 24, 2005. Any stockholder proposal intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Corporate Secretary of Ventas, whose address is c/o Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, by December 5, 2005 and meet the requirements of Ventas's bylaws and

Rule 14a-8 under the Exchange Act in order to be considered for inclusion in Ventas's proxy materials for that meeting. According to Ventas's bylaws, a stockholder proposal, including stockholder recommendations regarding director nominations, must meet certain requirements described in the bylaws and may only be acted upon at an annual meeting of stockholders if the stockholder gives timely notice to Ventas of such proposal (at least 60 but not more than 90 days before such annual meeting); provided, however, that if Ventas gives less than 70 days notice or prior public disclosure of the date of the annual meeting, notice by the stockholder must be given to Ventas not later than the tenth day following the earlier of the date on which such notice of the meeting was mailed or the date on which such public disclosure was made. The persons appointed as proxies for the 2006 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal, including any director nomination, that is submitted to Ventas otherwise than in conformity with such requirements of Ventas's bylaws.

WHERE YOU CAN FIND MORE INFORMATION

        Ventas has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the distribution to Provident shareholders of the shares of Ventas common stock to be issued in the merger. This document is part of that registration statement and constitutes a prospectus of Ventas in addition to being a proxy statement of Provident for its special meeting. The rules and regulations of the SEC allow Ventas and Provident to omit from this document certain information included in the registration statement or in the exhibits to the registration statement.

        In addition, Ventas files reports, proxy statements and other information with the SEC under the Exchange Act, and Provident has filed a Registration Statement on Form S-11, as amended (Registration No. 333-120206), under the Securities Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Worldwide Web site that contains reports, proxy statements and other information about registrants, like Ventas and Provident, who file electronically with the SEC. The address of the site is http://www.sec.gov.

        You may also inspect reports, proxy statements and other information about Ventas at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

        Ventas has supplied all information contained or incorporated by reference in this document relating to Ventas, and Provident has supplied all such information relating to Provident.

        Neither Ventas nor Provident has authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Ventas, Inc.:
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-4
Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2004, 2003 and 2002	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-7
Notes to Consolidated Financial Statements	F-8
Schedule III—Real Estate and Accumulated Depreciation	F-59
Unaudited Interim Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004	F-69
Condensed Consolidated Statements of Income for the three months ended March 31, 2005 and 2004	F-70
Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2005 and 2004	F-71
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004	F-72
Notes to Condensed Consolidated Financial Statements	F-73
Provident Senior Living Trust:
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-99
Consolidated Balance Sheet as of December 31, 2004	F-100
Consolidated Statement of Operations for the period from March 1, 2004 (inception) to December 31, 2004	F-101
Consolidated Statement of Shareholders' Equity for the period from March 1, 2004 (inception) to December 31, 2004	F-102
Consolidated Statement of Cash Flows for the period from March 1, 2004 (inception) to December 31, 2004	F-103
Notes to Consolidated Financial Statements	F-104
Schedule III—Real Estate and Accumulated Depreciation	F-114
Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheet as of March 31, 2005	F-117
Consolidated Statement of Operations for the three months ended March 31, 2005	F-118
Consolidated Statement of Cash Flows for the three months ended March 31, 2005	F-119
Notes to Consolidated Financial Statements	F-120
Unaudited Pro Forma Condensed Combined Financial Statements:
General	F-127
Pro Forma Condensed Combined Balance Sheet as of March 31, 2005	F-128
Pro Forma Condensed Combined Statement of Income for the three months ended March 31, 2005	F-129
Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2004	F-130

Notes to Pro Forma Condensed Combined Financial Statements	F-131
Alterra Healthcare Corporation and Subsidiaries:
Audited Consolidated Financial Statements
Independent Auditors' Report	F-138
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-139
Consolidated Statements of Operations for the year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002	F-140
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002	F-141
Consolidated Statements of Cash Flows for the year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002	F-142
Notes to Consolidated Financial Statements	F-143
Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheet as of March 31, 2005 and 2004	F-162
Consolidated Statements of Operations for the periods ended March 31, 2005 and 2004	F-163
Consolidated Statements of Cash Flows for the periods ended March 31, 2005 and 2004	F-164
Brookdale Living Communities, Inc.:
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-165
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-166
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-167
Consolidated Statements of Stockholder's Equity for the years ended December 31, 2004, 2003 and 2002	F-168
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-169
Notes to Consolidated Financial Statements	F-171
Schedule of Facilities (unaudited)	F-189
Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004	F-191
Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004	F-192
Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004	F-193
Notes to Consolidated Financial Statements	F-195
Schedule of Facilities	F-205

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Ventas, Inc.

        We have audited the accompanying consolidated balance sheets of Ventas, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventas, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Ventas, Inc.'s internal control over financial reporting as of December 31, 2004, based on criteria established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2005 (not provided herein), expressed an unqualified opinion thereon.

        As discussed in Notes 2 and 5 to the consolidated financial statements, the Company changed its method of accounting for gains and losses on extinguishment of debt in 2003 and changed its method of accounting for disposal of long-lived assets in 2002.

/s/ Ernst & Young LLP

Chicago, Illinois
February 22, 2005

VENTAS, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003
(In thousands, except per share amounts)

	2004	2003
Assets
Real estate investments:
Land	$147,327	$104,300
Building and improvements	1,364,884	985,881

	1,512,211	1,090,181
Accumulated depreciation	(454,110)	(408,891)

Net real estate property	1,058,101	681,290
Loan receivable, net	13,031	16,455

Net real estate investments	1,071,132	697,745
Cash and cash equivalents	3,365	82,104
Escrow deposits and restricted cash	25,710	7,575
Deferred financing costs, net	13,550	13,465
Notes receivable from employees	3,216	3,772
Other	9,962	8,189

Total assets	$1,126,935	$812,850

Liabilities and stockholders' equity
Liabilities:
Senior Notes payable and other debt	$843,178	$640,562
Deferred revenue	12,887	15,308
Interest rate swap agreements	16,550	27,868
Accrued dividend	27,498	21,614
Accrued interest	8,743	5,821
Accounts payable and other accrued liabilities	27,461	14,968
Deferred income taxes	30,394	30,394

Total liabilities	966,711	756,535

Commitments and contingencies
Stockholders' equity:
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 85,131 and 82,608 shares issued at December 31, 2004 and 2003, respectively	21,283	20,652
Capital in excess of par value	208,903	162,466
Unearned compensation on restricted stock	(633)	(748)
Accumulated other comprehensive loss	(9,114)	(18,294)
Retained earnings (deficit)	(45,297)	(56,790)

	175,142	107,286
Treasury stock, 532 and 1,817 shares at December 31, 2004 and 2003, respectively	(14,918)	(50,971)

Total stockholders' equity	160,224	56,315

Total liabilities and stockholders' equity	$1,126,935	$812,850

See accompanying notes.

VENTAS, INC.
CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2004, 2003 and 2002
(In thousands, except per share amounts)

	2004	2003	2002
Revenues:
Rental income	$232,911	$189,987	$174,822
Interest income from loan receivable	2,958	3,036	995
Interest and other income	987	1,696	1,178

Total revenues	236,856	194,719	176,995
Expenses:
Property-level operating expenses	1,337	—	—
General, administrative and professional fees	16,917	15,158	12,913
Reversal of contingent liability	—	(20,164)	—
Amortization of restricted stock grants	1,207	1,274	1,853
Depreciation	49,035	39,500	38,229
Net loss on swap breakage	—	5,168	5,407
Interest	66,817	61,660	72,384
Loss on extinguishment of debt	1,370	84	11,077
Interest on United States Settlement	—	4,943	5,461

Total expenses	136,683	107,623	147,324

Operating income	100,173	87,096	29,671
Gain on sale of Kindred common stock	—	9,039	5,014

Income before provision (benefit) for income taxes, net gain on real estate disposals and discontinued operations	100,173	96,135	34,685
Provision (benefit) for income taxes	—	—	(2,200)

Income before net gain on real estate disposals and discontinued operations	100,173	96,135	36,885
Net gain on real estate disposals	—	—	64

Income before discontinued operations	100,173	96,135	36,949
Discontinued operations	20,727	66,618	28,757

Net income	$120,900	$162,753	$65,706

Earnings per common share:
Basic:
Income before discontinued operations	$1.20	$1.21	$0.53
Net income	$1.45	$2.05	$0.95
Diluted:
Income before discontinued operations	$1.19	$1.20	$0.53
Net income	$1.43	$2.03	$0.93
Shares used in computing earnings per common share:
Basic	83,491	79,340	69,336
Diluted	84,352	80,094	70,290

See accompanying notes.

VENTAS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended December 31, 2004, 2003, and 2002
(In thousands, except per share amounts)

	Common Stock Par Value	Capital in Excess of Par Value	Unearned Compensation on Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Treasury Stock	Total
Balance at January 1, 2002	$18,402	$122,468	$(1,000)	$36,174	$(134,088)	$(133,030)	$(91,074)
Comprehensive income:
Net income	—	—	—	—	65,706	—	65,706
Unrealized loss on interest rate swaps	—	—	—	(55,957)	—	—	(55,957)
Reclassification adjustment for realized loss on interest rate swaps included in net income during the year	—	—	—	30,137	—	—	30,137
Unrealized loss on Kindred common stock	—	—	—	(31,456)	—	—	(31,456)
Reclassification adjustment for realized gain on Kindred common stock included in net income during the year	—	—	—	(5,014)	—	—	(5,014)

Comprehensive income							3,416
Dividends to common stockholders—$0.95 per share	—	—	—	—	(65,897)	—	(65,897)
Proceeds from issuance of shares for offering, net	2,250	91,363	—	—	—	—	93,613
Proceeds from issuance of shares for stock plans, net	—	(18,627)	—	—	—	22,344	3,717
Grant of restricted stock, net of forfeitures	—	(3,425)	(1,646)	—	—	5,816	745
Amortization of restricted stock grants	—	—	1,853	—	—	—	1,853

Balance at December 31, 2002	20,652	191,779	(793)	(26,116)	(134,279)	(104,870)	(53,627)
Comprehensive income:
Net income	—	—	—	—	162,753	—	162,753
Unrealized loss on interest rate swaps	—	—	—	(8,226)	—	—	(8,226)
Reclassification adjustment for realized loss on interest rate swaps included in net income during the year	—	—	—	21,577	—	—	21,577
Unrealized gain on Kindred common stock	—	—	—	3,510	—	—	3,510
Reclassification adjustment for realized gain on Kindred common stock included in net income during the year	—	—	—	(9,039)	—	—	(9,039)

Comprehensive income							170,575
Dividends to common stockholders — $1.07 per share	—	—	—	—	(85,264)	—	(85,264)
Proceeds from issuance of shares for stock plans, net	—	(26,636)	—	—	—	49,420	22,784
Grant of restricted stock, net of forfeitures	—	(2,677)	(1,229)	—	—	4,479	573
Amortization of restricted stock grants	—	—	1,274	—	—	—	1,274

Balance at December 31, 2003	20,652	162,466	(748)	(18,294)	(56,790)	(50,971)	56,315
Comprehensive income:
Net income	—	—	—	—	120,900	—	120,900
Unrealized loss on interest rate swaps	—	—	—	(1,965)	—	—	(1,965)
Reclassification adjustment for realized loss on interest rate swaps included in net income during the year	—	—	—	11,145	—	—	11,145

Comprehensive income							130,080
Dividends to common stockholders — $1.30 per share	—	—	—	—	(109,407)	—	(109,407)
Proceeds from issuance of shares for offering, net	631	63,575	—	—	—	—	64,206
Proceeds from issuance of shares for stock plans, net	—	(16,854)	—	—	—	34,653	17,799
Grant of restricted stock, net of forfeitures	—	(284)	(1,092)	—	—	1,400	24
Amortization of restricted stock grants	—	—	1,207	—	—	—	1,207

Balance at December 31, 2004	$21,283	$208,903	$(633)	$(9,114)	$(45,297)	$(14,918)	$160,224

See accompanying notes.

VENTAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$120,900	$162,753	$65,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including amounts in discontinued operations)	49,238	41,943	42,108
Amortization of deferred financing costs	3,895	4,095	3,706
Amortization of restricted stock grants	1,207	1,274	1,853
Reversal of contingent liability	—	(20,164)	—
Straight-lining of rental income	(2,462)	(108)	(188)
Gain on sale of Kindred common stock	—	(9,039)	(5,014)
Gain on sale of assets (including amounts in discontinued operations)	(19,428)	(51,781)	(23,514)
Loss on impairment of asset (included in discontinued operations)	—	845	—
Loss on extinguishment of debt	1,370	84	11,077
Amortization of deferred revenue	(2,577)	(3,707)	(2,711)
Net loss on swap breakage	—	5,168	5,407
Other	(2,016)	(212)	2,023
Changes in operating assets and liabilities:
(Increase) decrease in escrow deposits and restricted cash	(8,965)	12,378	820
Increase in other assets	(102)	(1,892)	(1,338)
Increase (decrease) in accrued interest	2,922	(1,416)	6,646
Increase (decrease) in accounts payable and accrued and other liabilities	5,976	(2,855)	9,804

Net cash provided by operating activities	149,958	137,366	116,385
Cash flows from investing activities:
Purchase of furniture and equipment	(202)	(258)	(308)
Net investment in real estate property	(323,729)	—	(53,000)
Investment in loan receivable	—	—	(64,931)
Proceeds from sale of loan receivable, net	—	—	49,033
Sale of real estate properties	21,100	139,164	28,620
Proceeds from sale of Kindred common stock	—	20,223	6,950
Proceeds from loan receivable	3,580	205	—
Repayment (issuance) of notes receivable from employees	556	367	(504)

Net cash (used in) provided by investing activities	(298,695)	159,701	(34,140)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	39,000	(59,900)	(101,301)
Proceeds from debt	125,000	—	620,300
Purchase of Senior Notes	—	(37,366)	—
Repayment of debt	(67,011)	(7,247)	(18,590)
Repayment of debt through refinancing	—	—	(607,106)
Payment of swap breakage fee	—	(8,575)	(12,837)
Payment of deferred financing costs	(5,350)	(40)	(15,127)
Payment on the United States Settlement	—	(46,647)	(10,755)
Issuance of common stock	64,206	—	93,560
Proceeds from stock option exercises	17,676	22,604	3,595
Cash distribution to stockholders	(103,523)	(80,247)	(50,125)

Net cash provided by (used in) financing activities	69,998	(217,418)	(98,386)

Net (decrease) increase in cash and cash equivalents	(78,739)	79,649	(16,141)
Cash and cash equivalents at beginning of year	82,104	2,455	18,596

Cash and cash equivalents at end of year	$3,365	$82,104	$2,455

Supplemental disclosure of cash flow information:
Interest paid including swap payments and receipts	$62,530	$70,342	$60,790
Supplemental schedule of non-cash activities:
Dividend distribution of Kindred common stock	$—	$—	$17,086
Assets and liabilities assumed from acquisition:
Real estate investments	$103,603	$—	$—
Escrow deposits and restricted cash	$9,170	$—	$—
Other assets acquired	$206	$—	$—
Debt	$105,627	$—	$—
Other liabilities	$7,352	$—	$—

See accompanying notes.

VENTAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

        Ventas, Inc. (together with its subsidiaries, except where the context otherwise requires, "we," "us" or "our") is a healthcare real estate investment trust ("REIT") with a geographically diverse portfolio of healthcare and senior housing facilities. As of December 31, 2004, this portfolio consisted of 201 skilled nursing facilities, 40 hospitals, 30 senior housing facilities and 16 other facilities in 39 states. Except with respect to our medical office buildings, we lease these facilities to healthcare operating companies under "triple-net" or "absolute net" leases. Kindred Healthcare, Inc. and its subsidiaries (collectively, "Kindred") leased 225 of our facilities as of December 31, 2004. We also have real estate loan investments relating to 25 healthcare and senior housing facilities as of December 31, 2004.

        We conduct substantially all of our business through a wholly owned operating partnership, Ventas Realty, Limited Partnership ("Ventas Realty"), a wholly owned limited liability company, Ventas Finance I, LLC ("Ventas Finance"), and an operating partnership, ElderTrust Operating Partnership ("ETOP"), in which we own 99.6% of the partnership units.

Note 2—Summary of Significant Accounting Policies

Impact of Recently Issued Accounting Standards

        In December 2004, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment" ("SFAS No. 123(R)"), which is a revision to SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative under SFAS No. 123(R).

        As required under SFAS No. 123(R), we expect to adopt the provisions of this accounting standard on July 1, 2005. We expect to apply the modified prospective method of adoption in which compensation cost is recognized beginning on the date we adopt the accounting standard for all share-based payments granted after the adoption date and for all awards granted to employees prior to the adoption date that remain unvested on the adoption date. As permitted by SFAS No. 123(R), we currently account for share-based payments to employees using the intrinsic value method under APB Opinion No. 25 and, as such, generally recognize no compensation cost for employee stock options. The adoption of SFAS No. 123(R) is expected to result in an immaterial increase in expense during the second half of 2005 based on unvested options outstanding as of December 31, 2004 and current compensation plans. While the effect of adoption depends on the level of share-based payments granted in the future and unvested grants on the date we adopt SFAS No. 123(R), the effect of this accounting standard on our prior operating results would approximate the effect of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share. See "Note 9—Stockholders' Equity and Stock Options."

        In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction" ("SFAS No. 145"). SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS No. 4"), required that gains and losses from the extinguishment of debt that were included in the determination of net income be aggregated and, if material, classified as an extraordinary item. The provisions of SFAS No. 145 that related to the rescission of SFAS No. 4 required us to reclassify certain prior period items that no longer meet the extraordinary classification into continuing operations. Additionally, future gains and losses related to debt extinguishment may be required to be classified as income from continuing operations. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 became effective in fiscal years beginning after May 15, 2002. As required, on January 1, 2003 we adopted SFAS No. 145. In accordance with SFAS No. 145, our prior year financial statements have been reclassified to include gains and losses from extinguishment of debt in continuing operations. This reclassification has no effect on our net income.

Basis of Presentation

        The consolidated financial statements include the accounts of Ventas, Inc. and all of its direct and indirect wholly owned subsidiaries and ETOP. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of rental revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Segment Reporting

        We have one primary reportable segment, which consists of investment in real estate. Our primary business is financing, owning and leasing healthcare-related and senior housing facilities and leasing or subleasing such facilities to third parties, primarily Kindred. See "Note 4—Concentration of Credit Risk." Substantially all of our leases are triple-net leases, which require the tenants to pay all property-related expenses. With the exception of our medical office buildings, we do not operate our facilities nor do we allocate capital to maintain the properties. Substantially all depreciation and interest expenses, except for interest expense relating to the United States Settlement (as defined in "Note 11—Commitments and Contingencies—Settlement of United States Claims"), reflected in the Consolidated Statements of Income relate to the ownership of our investment in real estate.

Discontinued Operations

        The results of operations and gain/(loss) on real estate properties sold or held for sale are reflected in the Consolidated Statements of Income as "discontinued operations" for all periods presented. Interest expense allocated to discontinued operations has been estimated based on a proportional allocation of rental income among all of our facilities.

Long-Lived Assets

        Investments in real estate properties are recorded at cost. We account for acquisitions using the purchase method. The cost of the properties acquired is allocated among tangible land, buildings and equipment and recognized intangibles based upon estimated fair values in accordance with the provisions of SFAS No. 141, "Business Combinations." We estimate fair values of the components of assets acquired as of the acquisition date or engage a third-party appraiser as necessary. Recognized intangibles, if any, include the value of acquired lease contracts and related customer relationships.

        Our method for determining fair value varies with the categorization of the asset acquired. We estimate the fair value of our buildings on an as-if-vacant basis, and amortize the building value over the estimated remaining life of the building. We determine the allocated value of other fixed assets based upon the replacement cost and amortize such value over their estimated remaining useful lives. We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio or third-party appraisals. The fair value of in-place leases, if any, reflects (i) above and below market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable, (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements and leasing commissions, which is amortized over the remaining life of the associated lease, and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with such tenant, such tenant's credit quality, expectations of lease renewals with such tenant, and the potential for significant, additional future leasing arrangements with such tenant. We amortize such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases and any expected renewal periods.

        Depreciation for buildings is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 50 years.

Impairment of Long-Lived Assets

        We periodically evaluate our long-lived assets, primarily consisting of our investments in real estate, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. We adjust the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flow or sales proceeds is less than book value. An impairment loss is recognized at the time we make any such adjustment. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted.

        During the year ended December 31, 2003, we recorded a $0.8 million impairment on one non-operating skilled nursing facility. During the years ended December 31, 2004 and 2002, we did not recognize an impairment loss.

Loan Receivable

        The loan receivable is stated at the unpaid principal balance net of deferred origination fees. Net deferred origination fees are comprised of loan fees collected from the borrower net of certain direct costs. Net deferred origination fees are amortized over the contractual life of the loan using the level yield method. Interest income on the loans receivable is recorded as earned. We evaluate the collectibility of the loan receivable based on, among other things, (i) corporate and facility level financial and operational reports, (ii) compliance with the financial covenants set forth in the applicable loan documents and (iii) the financial stability of the applicable borrower and any guarantor.

Cash Equivalents

        Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

Escrow Deposits and Restricted Cash

        Escrow deposits primarily consist of amounts held by lenders to provide for future real estate tax and insurance expenditures and tenant improvements, earnest money deposits on acquisitions and net proceeds from property sales that were executed as a tax-deferred disposition. Restricted cash represents amounts committed for various utility deposits and security deposits paid to us by third parties.

Deferred Financing Costs

        Deferred financing costs are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield, and are net of accumulated amortization of approximately $7.3 million and $7.4 million at December 31, 2004 and 2003, respectively.

Derivative Instruments

        As discussed in "Note 7—Borrowing Arrangements," we use derivative instruments to protect against the risk of interest rate movements on future cash flows under our variable rate debt agreements. Derivative instruments are reported at fair value on the Consolidated Balance Sheets. Changes in the fair value of derivatives deemed to be eligible for hedge accounting are reported in accumulated other comprehensive income exclusive of ineffectiveness amounts which are reported in interest expense. As of December 31, 2004, a $9.1 million net unrealized loss on the derivatives is included in accumulated other comprehensive income. Changes in fair value of derivative instruments that are not eligible for hedge accounting are reported in the Consolidated Statements of Income. See "Note 8—Fair Values of Financial Instruments." Fair values of derivative instruments are verified with a third-party consultant.

Fair Values of Financial Instruments

        The following methods and assumptions were used in estimating fair value disclosures for financial instruments.

  •
  Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the Consolidated Balance Sheets approximates fair value because of the short maturity of these instruments.

  •
  Real estate loan receivable: The fair value of loans receivable approximates net carrying value, based on rates offered for similar arrangements.

  •
  Notes receivable from employees: The fair values of the notes receivable from employees are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

  •
  Interest rate swap agreement: The fair value of the interest rate swap agreement is based on rates being offered for similar arrangements which consider forward yield curves and discount rates.

  •
  Revolving credit facilities and CMBS Loan: The fair values of borrowings under variable rate agreements approximate their carrying value.

  •
  Senior Notes payable: The fair values of borrowings under fixed rate agreements are estimated based on open market trading activity provided by a third party.

  •
  Other mortgages: The fair value of other mortgage loans approximates net carrying value, based on rates offered for similar arrangements.

Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income," establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholders' equity during a period including unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments.

Revenue Recognition

        Certain of our leases, excluding the Kindred Master Leases (as defined below), provide for periodic and determinable increases in base rent. Base rental revenues under these leases are recognized on a straight-line basis over the terms of the applicable lease. Certain of our other leases, including the Kindred Master Leases, provide for an annual increase in rental payments only if certain revenue parameters or other contingencies are met. We recognize the increased rental revenue under these leases only if the revenue parameters or other contingencies are met rather than on a straight-line basis over the term of the applicable lease. We recognize income from rent, lease termination fees and other income once all of the following criteria are met in accordance with SEC Staff Accounting Bulletin 104: (i) the agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) the collectibility is reasonably assured.

Note 3—Revenues from Properties

        Approximately 81.2% of our total revenues for the year ended December 31, 2004 was derived from our master lease agreements with Kindred (the "Kindred Master Leases"). Each Kindred Master

Lease is a "triple-net lease" pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. There are several renewal bundles of properties under each Kindred Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years from May 1, 1998, subject to certain exceptions, and are subject to three five-year renewal terms.

        Kindred is subject to the reporting requirements of the Securities and Exchange Commission (the "Commission") and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred provided in this Annual Report on Form 10-K is derived from filings made with the Commission or other publicly available information, or has been provided to us by Kindred. We have not verified this information either through an independent investigation or by reviewing Kindred's public filings. We have no reason to believe that such information is inaccurate in any material respect, but we cannot assure you that all of this information is accurate. Kindred's filings with the Commission can be found at the Commission's website at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred's publicly available filings from the Commission.

        Under each Kindred Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in each Kindred Master Lease). Base Rent escalates on May 1 of each year at an annual rate of 3.5% over the prior period Base Rent if certain Kindred revenue parameters are met. Assuming such Kindred revenue parameters are met, annual Base Rent under the Kindred Master Leases will be $198.9 million from May 1, 2005 to April 30, 2006.

        On July 1, 2003, we amended the Kindred Master Leases to increase rent on certain facilities leased to Kindred by $8.6 million per year on an annualized basis (May 1, 2003 through April 30, 2004), for approximately seven years. This amount will escalate 3.5% annually in accordance with the Kindred Master Leases.

        The future contracted minimum rentals, excluding rent escalations and excluding the amortization of the value of the Kindred common stock and the $4.5 million in cash received on April 20, 2001, the date on which Kindred emerged from bankruptcy, but with straight-line rents where applicable, for all our leases are as follows:

	Kindred	Other	Total
	(in thousands)
2005	$192,187	$50,155	$242,342
2006	192,187	50,254	242,441
2007	192,187	50,240	242,427
2008	157,144	49,473	206,617
2009	139,622	48,708	188,330
Thereafter	168,714	323,525	492,239

Total	$1,042,041	$572,355	$1,614,396

        We have a one-time right under each Kindred Master Lease (the "Reset Right"), exercisable by notice given on or after January 20, 2006 and on or before July 19, 2007, to increase the rent to a then fair market rental rate, commencing as early as July 19, 2006, for a total fee of $4.6 million payable on a pro-rata basis at the time of exercise under the applicable Kindred Master Lease. The Reset Right generally applies on a lease-by-lease basis, except that the Reset Rights under Master Lease No. 1, Master Lease No. 1A and the Kindred CMBS Master Lease (defined in "Note 7—Borrowing Arrangements—CMBS Transaction") can only be exercised together. If the Reset Right is exercised for any Kindred Master Lease, the annual escalations currently applicable to that lease may be altered or reduced, depending on market conditions at the time. We believe that, based on information currently available to us and current market conditions, if we were entitled to and did exercise the Reset Right, the rent under the Kindred Master Leases would increase, perhaps materially. However, the value of the Reset Right is dependent on a variety of factors and is highly speculative and there can be no assurances regarding the value of the Reset Right.

Note 4—Concentration of Credit Risk

        As of December 31, 2004, approximately 67.3% of our properties, based on their original cost, were operated by Kindred and approximately 55.1% of our properties, based on their original cost, were skilled nursing facilities. Our remaining properties consist of hospitals, senior housing facilities and other facilities. Our facilities are located in 39 states, with facilities in one state accounting for more than 10% of total revenues during the years ended December 31, 2004, 2003 and 2002.

        Because we lease a substantial portion of our properties to Kindred and Kindred is the primary source of our total revenues, Kindred's financial condition and ability and willingness to satisfy its obligations under the Kindred Master Leases and certain other agreements with us will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our stockholders. On September 13, 1999, Kindred filed for protection under the federal bankruptcy laws with the United States Bankruptcy Court for the District of Delaware, and Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred's emergence from bankruptcy, we cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Kindred Master Leases or that Kindred will perform its obligations under the Kindred Master Leases. The inability or unwillingness of Kindred to satisfy its obligations under the Kindred Master Leases would have a material adverse effect on our business, financial condition, results of operation and liquidity, on our ability to service our indebtedness and on our ability to make distributions to our stockholders as required to maintain our status as a REIT.

Note 5—Dispositions

        In 2004, we completed the sale of two facilities for $21.1 million in net cash proceeds and recognized a net gain on the sale of $19.4 million. In addition, the tenant paid us lease termination fees approximating $0.5 million. In 2003, we completed the sale of 27 facilities for $139.2 million in net cash proceeds and recognized a net gain on the sale of $51.8 million. In addition, the tenants paid us lease termination fees approximating $10.1 million. In 2002, we completed the sale of two facilities for $28.6 million in net cash proceeds and recognized a net gain on the sale of $23.5 million. The net gains and lease termination fees are included in discontinued operations for the respective years in which the dispositions occurred.

        As of December 31, 2003, 2002 and 2001, the net book value of the facilities sold and held for sale during 2004, 2003 and 2002 was $3.2 million, $91.7 million and $5.3 million, respectively.

        Set forth below is a summary of the results of operations of the sold and held for sale facilities during the years ended December 31, 2004, 2003 and 2002:

	For the Years Ended December 31,
	2004	2003	2002
	(in thousands)
Revenues:
Rental income	$1,392	$11,510	$15,410
Interest and other income	500	10,116	—
Expenses:
Interest	390	3,501	6,224
Depreciation	203	2,443	3,879
Loss on impairment of asset held for sale	—	845	—

Income before gain on sale of real estate	1,299	14,837	5,307
Gain on sale of real estate	19,428	51,781	23,450

Discontinued operations	$20,727	$66,618	$28,757

Note 6—Mergers and Acquisitions

        During the year ended December 31, 2004, we completed the acquisitions described below. The primary reason for these acquisitions was to invest in healthcare and senior housing properties with an expected yield on investment, as well as to diversify our properties and revenue base and reduce our dependence on Kindred for rental revenue.

ElderTrust Merger

        On February 5, 2004, we acquired all of the outstanding common shares of ElderTrust, in an all-cash transaction valued at $184.0 million. At the close of the ElderTrust transaction, ElderTrust had approximately $33.5 million in unrestricted and restricted cash. After transaction costs, the net investment of the ElderTrust transaction was approximately $160.0 million. The ElderTrust transaction added 18 facilities to our portfolio. The ElderTrust properties are leased to various operators under leases having remaining terms primarily ranging from four to 11 years and initially providing for aggregate, annual cash base rent of approximately $16.4 million, subject to escalation as provided in the leases. Concurrent with the consummation of the ElderTrust transaction, we also purchased all of the limited partnership units in ETOP, then held by third parties at $12.50 per unit, other than 31,455 Class C Units in ETOP (which remain outstanding). ETOP owns directly or indirectly all of the ElderTrust properties. Our ownership of the ElderTrust properties is subject to approximately $77.7 million of property-level debt as of December 31, 2004.

Brookdale Transactions

        During the period from January 1, 2004 through May 12, 2004, we acquired 15 independent living or assisted living facilities for an aggregate purchase price of $157.4 million. These facilities are leased by us to affiliates of Brookdale Living Communities, Inc. ("Brookdale") pursuant to a master lease containing 10 properties and five separate single facility leases, all of which are triple-net leases guaranteed by Brookdale having an initial term of 15 years and initially providing for aggregate, annual cash base rent of approximately $14.5 million, subject to annual escalation of the greater of (i) 2% or (ii) 75% of the annual increase in the consumer price index.

Other 2004 Acquisitions

        During 2004, we acquired four senior housing facilities and two skilled nursing facilities, for an aggregate purchase price of $93.3 million. The facilities are leased under triple-net leases, having initial terms of 10 to 15 years and providing aggregate, annual cash base rent of approximately $8.9 million, subject to escalation as provided in the leases. We also acquired five medical office buildings, for an aggregate purchase price of $15.9 million. These buildings are leased to various tenants under leases having remaining terms ranging from four to six years and initially providing for aggregate, annual cash base rent of approximately $1.9 million, subject to escalation as provided in the leases. We have engaged managers to manage the operations at the medical office buildings.

Estimated Fair Value

        The 2004 acquisitions were accounted for under the purchase method. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Such estimates are subject to refinement as additional valuation information is received. We are in the process of computing fair values; thus, the allocation of the purchase price is subject to refinement.

	ElderTrust Merger	Brookdale Transactions	Other 2004 Acquisitions	Total
	(in millions)
Land	$17	$14	$12	$43
Buildings and improvements	144	144	96	384
Cash and cash equivalents	28	—	—	28
Other assets	5	2	3	10

Total assets acquired	194	160	111	465

Notes payable and other debt	83	20	3	106
Other liabilities	2	3	2	7

Total liabilities acquired	85	23	5	113

Net assets acquired	109	137	106	352
Less cash acquired	(28)	—	—	(28)

Net cash paid	$81	$137	$106	$324

        The buildings are being depreciated over their estimated useful lives, which were determined to be 30 years for those acquired in the ElderTrust merger and 35 years for all other 2004 acquisitions.

Unaudited Pro Forma

        The following table illustrates the effect on net income and earnings per share as if we had consummated our 2004 acquisitions and merger and the 2004 equity offering as of the beginning of each of the three years ended December 31, 2004:

	For the Years Ended December 31,
	2004	2003	2002
	(in thousands, except per share amounts)
Revenues	$249,372	$239,380	$221,656
Expenses	143,922	135,946	175,647
Net income from continuing operations	105,450	112,473	53,287
Net income	126,177	179,091	82,044
Earnings per common share:
Basic:
Net income from continuing operations	$1.26	$1.38	$0.75
Net income	$1.51	$2.20	$1.15
Diluted:
Net income from continuing operations	$1.25	$1.37	$0.74
Net income	$1.49	$2.18	$1.13
Shares used in computing earnings per common share:
Basic	83,824	81,340	71,336
Diluted	84,685	82,094	72,290

Transactions with Trans Healthcare, Inc.

        On November 4, 2002, we, through Ventas Realty completed a $120.0 million transaction with Trans Healthcare, Inc. ("THI"), a privately owned long-term care and hospital company. The transaction was structured as a $53.0 million sale-leaseback transaction and a $67.0 million loan, comprised of a first mortgage loan and a mezzanine loan. Following a sale of the $50 million THI first mortgage loan in December 2002, our investment in THI was $70.0 million.

        As part of the THI sale leaseback, Ventas Realty purchased five properties and is leasing them back to THI under a triple-net master lease. The properties subject to the sale leaseback are four skilled nursing facilities and one continuing care retirement community. The THI master lease, which has an initial term of 10 years, provides for initial annual base rent of $5.9 million. The THI master lease provides that if THI meets specified revenue parameters, annual base rent will escalate each year by the greater of (i) 3% or (ii) 50% of the consumer price index.

        THI remains current on all of its payment obligations to us, although we have entered into several forbearance agreements with THI regarding certain non-financial terms of its agreements with us. As of February 15, 2005, the balance of the mezzanine loan was $12.4 million. The THI mezzanine loan bears interest, inclusive of upfront fees, at 18% per annum and is secured by equity pledges in entities that own and operate the 17 healthcare facilities that also collateralize the THI first mortgage loan, plus liens on four other healthcare properties, and interests in three additional properties and a physical therapy business.

Note 7—Borrowing Arrangements

        The following is a summary of our long-term debt and certain interest rate and maturity information as of December 31, 2004 and 2003:

	As of December 31,
	2003	2004
	(in thousands)
Revolving credit facility	$39,000	$—
Tranche B Term Loan	—	59,100
8.75% Senior Notes due 2009	174,217	174,217
9.00% Senior Notes due 2012	191,821	191,821
6.625% Senior Notes due 2014	125,000	—
CMBS Loan	212,612	215,424
Other mortgage loans	100,528	—

	$843,178	$640,562

CMBS Loan

        On December 12, 2001, we raised $225.0 million in gross proceeds from the completion of a commercial mortgage backed securitization transaction (the "CMBS Transaction"). Under a Loan and Security Agreement dated as of December 12, 2001 (the "CMBS Loan Agreement"), Ventas Finance obtained a loan in the principal amount of $225.0 million (the "CMBS Loan") from Merrill Lynch Mortgage Lending, Inc., as lender (the "CMBS Lender"). The CMBS Loan is comprised of six components: (i) a component in the original principal amount of $125,230,000 which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17,970,000 which bears interest at LIBOR plus 1.1665%; (iii) a component in the original principal amount of $8,860,000 which bears interest at LIBOR plus 1.5165%; (iv) a component in the original principal amount of $26,830,000 which bears interest at LIBOR plus 1.9665%; (v) a component in the original principal amount of $26,830,000 which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19,280,000 which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule using an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006, at which time a principal balloon payment of approximately $206.4 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time without penalty or premium.

        The CMBS Loan is secured by liens on 39 skilled nursing facilities transferred by Ventas Realty to Ventas Finance and leased to Kindred under a Kindred Master Lease (the "Kindred CMBS Master Lease"). Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and us.

        Ventas Finance is required to maintain or cause to be maintained various reserve accounts under the CMBS Loan Agreement including a debt service reserve, an imposition and insurance reserve and a replacement reserve account. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the Kindred CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2004 included $5.0 million related to the debt service reserve account for the CMBS Loan.

        Monthly rental amounts under the Kindred CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. After application to monthly principal and interest payments and the reserve accounts, the central account is swept on a daily basis to Ventas Finance. However, during the continuance of an event of default or a Cash Flow Sweep Event, as defined in the CMBS Loan Agreement, all amounts in the central account in excess of the current month's principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date.

Revolving Credit Facility

        On September 8, 2004, we entered into a three-year revolving credit facility totaling $300 million which replaced our previous revolving credit facility. Subject to certain conditions, we may extend the revolving credit facility for one year and increase our borrowing capacity to an amount not to exceed $450.0 million. Generally, borrowings outstanding under the revolving credit facility bear interest at a fluctuating LIBOR-based rate per annum plus an applicable percentage ranging from 1.05% to 1.75% depending on our consolidated leverage ratio. The applicable percentage was 1.25% at December 31, 2004. The previous revolving credit facility included borrowings bearing interest at a fluctuating LIBOR-based rate and the Tranche B Term Loan. The Tranche B Term Loan bore interest at LIBOR plus 2.50% and was due April 2007. Ventas Realty is the borrower and we are guarantors under the revolving credit facility.

        Obligations under the revolving credit facility are secured by liens on certain of Ventas Realty's real property assets and any related leases, rents and personal property, and, at Ventas Realty's option, may be secured by certain cash collateral. Currently, 44 real properties owned or leased by Ventas Realty are mortgaged to secure the revolving credit facility. As of December 31, 2004, the net book value of these properties was $113.5 million.    As of December 31, 2004, the borrowing base under the revolving credit facility was $290.8 million, the aggregate principal balance of outstanding obligations (excluding outstanding letters of credit of $0.5 million) was $39.0 million and the remaining availability was $251.3 million.

        We incurred losses on extinguishment of debt in the amounts of $1.4 million and $6.9 million for the years ended December 31, 2004 and 2002, respectively, representing the write-off of unamortized deferred financing costs related to previous revolving credit facilities and early extinguishment premium on the 2009 Senior Notes and 2012 Senior Notes (as each term is defined below).

        The revolving credit facility contains a number of restrictive covenants, including, without limitation, covenants pertaining to (i) the incurrence of additional indebtedness; (ii) limitations on liens; (iii) customary restrictions on certain dividends, distributions and other payments (the sum of all restricted payments made by us after April 17, 2002 cannot exceed 95% of our aggregate cumulative funds from operations ("FFO")); (iv) mergers, sales of assets and other transactions; (v) requirements regarding the maintenance of certain (a) consolidated leverage ratios, (b) consolidated fixed charge coverage ratios and (c) consolidated adjusted net worth; (vi) transactions with affiliates; (vii) permitted business and development activities and uses of loan proceeds; and (viii) changes to material agreements. The revolving credit facility contains various potential events of default and is, among other things, cross-defaulted with certain other indebtedness and obligations of Ventas Realty.

Senior Notes

        On April 17, 2002, Ventas Realty and Ventas Capital Corporation, a wholly owned subsidiary of Ventas Realty (collectively, the "Issuers"), completed the offering of 8 3/4% Senior Notes due 2009 in the aggregate principal amount of $175.0 million (the "2009 Senior Notes") and 9% Senior Notes due 2012 in the aggregate principal amount of $225.0 million (the "2012 Senior Notes"). On October 15, 2004, the Issuers completed the offering of 6 5/8% Senior Notes due 2014 in the aggregate principal amount of $125.0 million (the "2014 Senior Notes" and together with the 2009 Senior Notes and the 2012 Senior Notes, the "Senior Notes"). The Senior Notes were issued under separate indentures, and mature on May 1, 2009, May 1, 2012, and October 15, 2014, respectively.

        The Senior Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by us and by certain of our current and future subsidiaries as described in the indentures (collectively, the "Guarantors"). The Senior Notes are part of our general unsecured obligations, rank equal in right of payment with all of our existing and future senior obligations and rank senior to all of our existing and future subordinated indebtedness. However, the Senior Notes are effectively subordinated to all borrowings under our revolving credit facility with respect to the assets securing obligations under the facility. In addition, the Senior Notes are structurally subordinated to the CMBS Loan.

        The Issuers may redeem the 2009 Senior Notes and the 2012 Senior Notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date and a make-whole premium described in the applicable indenture. The Issuers may redeem the 2014 Senior Notes in whole at any time, or in part from time to time, (i) prior to October 15, 2009 at a redemption price equal to 100% of the principal amount thereof plus a make-whole premium described in the applicable indenture and (ii) on or after October 15, 2009 at varying redemption prices set forth in the applicable indenture, plus, in each case, accrued and unpaid interest thereon to the redemption date. In addition, the Issuers may redeem up to 35% of the 2014 Senior Notes prior to October 15, 2007 with the net cash proceeds from certain equity offerings at a redemption price equal to 106.625% of the principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

        If we experience certain kinds of changes of control, the Issuers must make an offer to repurchase the Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount of the Senior Notes, plus any accrued and unpaid interest to the date of purchase; provided, however, that in the event Moody's and S&P have confirmed their ratings at Ba3 or higher and BB- or higher on the Senior Notes and certain other conditions are met, this repurchase obligation will not apply.

        The indentures governing the Senior Notes contain covenants that limit our ability and the ability of certain of our subsidiaries (collectively, the "Restricted Group") to, among other things: (i) incur debt; (ii) incur secured debt; (iii) make certain dividends, distributions and investments (the sum of all restricted payments made by us cannot exceed 95% of our aggregate cumulative FFO from April 2002); (iv) enter into certain transactions, including transactions with affiliates; (v) subject our subsidiaries to restrictions on dividends or other payments to us; (vi) merge, consolidate or transfer all or substantially all of the Restricted Group's assets; and (vii) sell assets. The Restricted Group is also required to maintain total unencumbered assets of at least 150% of the Restricted Group's unsecured debt.

        On December 31, 2002, we purchased $0.8 million principal amount of 2009 Senior Notes and $33.2 million principal amount of 2012 Senior Notes in open market transactions. The total purchase price aggregated $37.4 million. As a result of these purchases, we reported a loss on extinguishment of debt of $4.2 million in the fourth quarter ended December 31, 2002.

Other Mortgages

        We have outstanding 16 other mortgage loans that we assumed in connection with the acquisition of properties or the ElderTrust merger. Outstanding principal balances on these loans ranges from $0.2 million to $13.0 million as of December 31, 2004. The loans bear interest at fixed rates ranging 6.2% to 8.5%, except with respect to one loan with an outstanding principal balance of $8.9 million, which bears interest at the lender's variable rate, 2.0% as of December 31, 2004. The fixed rate debt bears interest at a weighted average rate of 7.5% as of December 31, 2004. The loans have a weighted average maturity of 14 years as of December 31, 2004.

Scheduled Maturities of Borrowing Arrangements

        As of December 31, 2004, our indebtedness has the following maturities:

(in thousands)
2005	$4,793
2006	215,752
2007	40,884
2008	2,019
2009	206,440
Thereafter	373,290

$843,178

Derivatives and Hedging

        In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to fix the rate on debt based on floating-rate indices and to manage the cost of borrowing obligations. We currently have an interest rate swap to manage interest rate risk (the "2003-2008 Swap"). We prohibit the use of derivative instruments for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivative is designed to hedge, we do not anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

        In 1998, we entered into an $800.0 million notional amount interest rate swap (the "1998 Swap") that was treated as a cash flow hedge. In 1999, we shortened the maturity of the 1998 Swap in exchange for a payment to us of $21.6 million, which was recorded as other comprehensive income. We began amortizing this deferred gain out of accumulated other comprehensive income in July 2003, the amended expiration date of the 1998 Swap, and will continue such amortization through December 2007, the original expiration date of the 1998 Swap. As a result of debt refinancing in 2002, we reduced the notional amount of the 1998 Swap in exchange for a payment to the counterparty from us of $12.8 million. This partial swap breakage cost and $7.4 million of the deferred gain were recognized as a net expense of $5.4 million in the Consolidated Statement of Income for the year ended December 31, 2002.

        In 2001, we entered into the 2003-2008 Swap in the notional amount of $450.0 million to hedge floating-rate debt for the period between July 1, 2003 and June 30, 2008, under which we pay a fixed rate at 5.385% and receive LIBOR from the counterparty to the agreement. The 2003-2008 Swap is treated as a cash flow hedge. On December 11, 2003, we received unanticipated cash proceeds from the sale of various facilities to Kindred, thereby reducing our expected future variable rate debt balances. Accordingly, we entered into an agreement with the counterparty to break $120.0 million of the notional amount in exchange for a payment from us of approximately $8.6 million. This partial swap breakage cost and $3.4 million of the deferred gain were recognized as a net expense of $5.2 million in the Consolidated Statement of Income for the year ended December 31, 2003.

        Amortization of the deferred gain in accumulated other comprehensive income was $2.3 million and $1.5 million for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, the remaining deferred gain in accumulated other comprehensive income was $6.9 million.

        Unrealized gains and losses on the 2003-2008 Swap are recorded as other comprehensive income. The amounts reclassified into interest expense due to the swaps for the years ended December 31, 2004, 2003 and 2002 were $13.3 million, $19.2 million and $24.7 million, respectively. Assuming no changes in interest rates, we estimate that approximately $7.7 million of the current balance recorded in accumulated other comprehensive income will be recognized as interest expense within the next twelve months consistent with historical reporting. For the years ended December 31, 2004, 2003 and 2002, $0.5 million, $0.3 million and $1.9 million, respectively, of the unrealized loss on the swaps previously reported in accumulated other comprehensive income was reclassified to interest expense to reflect the excess of the notional amount of the swaps over the anticipated variable rate debt balances in the future.

        There are no collateral requirements under the 2003-2008 Swap. We are exposed to credit loss in the event of the non-performance by the counterparty to an interest rate swap agreement. However, we do not anticipate non-performance by the counterparty. The notional amount of the 2003-2008 Swap is $330.0 million and is scheduled to decline as follows:

Notional Amount	Date
$300,000,000	June 30, 2006
150,000,000	June 30, 2007
—	June 30, 2008

        At December 31, 2004, the 2003-2008 Swap was reported at its fair value of $16.5 million in liabilities in the Consolidated Balance Sheet. The offsetting entry is reported as a deferred loss in accumulated other comprehensive income.

Note 8—Fair Values of Financial Instruments

        As of December 31, 2004 and 2003, the carrying amounts and fair values of our financial instruments were as follows:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$3,365	$3,365	$82,104	$82,104
Real estate loan receivable	13,031	13,031	16,455	16,455
Notes receivable from employees	3,216	3,147	3,772	3,817
Interest rate swap agreement	(16,550)	(16,550)	(27,868)	(27,868)
Revolving credit facilities	(39,000)	(39,000)	(59,100)	(59,100)
Senior Notes payable	(491,038)	(544,700)	(366,038)	(405,563)
CMBS Loan	(212,612)	(212,612)	(215,424)	(215,424)
Mortgages	(100,528)	(100,528)	—	—

        Fair value estimates are subjective in nature and depend on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

Note 9—Stockholders' Equity and Stock Options

        We have five plans under which options to purchase common stock have been, or may be, granted to officers, employees and non-employee directors, one plan under which executive officers may receive common stock in lieu of compensation and two plans under which certain directors may receive common stock in lieu of director fees (the following are collectively referred to as the "Plans"): (1) the 1987 Incentive Compensation Program (Employee Plan); (2) the 2000 Incentive Compensation Plan (Employee Plan); (3) the 1987 Stock Option Plan for Non-Employee Directors; (4) the 2004 Stock Plan for Directors; (5) the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; (6) the Executive Deferred Stock Compensation Plan; (7) the Common Stock Purchase Plan for Directors (the "Directors Stock Purchase Plan"); and (8) the Nonemployee Director Deferred Stock Compensation Plan.

        Under the Plans (other than the Executive Deferred Stock Compensation Plan, Directors Stock Purchase Plan and Nonemployee Director Deferred Stock Compensation Plan), options are exercisable at the market price on the date of grant, expire ten years from the date of grant, and vest over varying periods ranging from one to four years. We have also granted options and restricted stock to certain officers, employees and non-employee directors outside of the Plans. The options and shares of restricted stock that have been granted outside the Plans vest over varying periods and the options are exercisable at the market price on the date of grant and expire ten years from the date of grant. As of December 31, 2004, options for 1,579,769 shares had been granted to eligible participants and remained outstanding (including options granted prior to our spin off of Kindred in 1998 and held by Kindred employees) under the Plans. As of December 31, 2004, options for 38,000 shares had been granted outside of the Plans to certain employees and non-employee directors and remained outstanding. We granted 68,271, 157,934, and 200,634 shares of restricted stock for the years ended December 31, 2004, 2003 and 2002, respectively. The market value of the restricted shares on the date of the award has been recorded as unearned compensation on restricted stock, with the unamortized balance shown as a separate component of stockholders' equity. Unearned compensation is amortized to expense over the vesting period, with charges to operations of approximately $1.2 million in 2004, $1.3 million in 2003 and $1.9 million in 2002.

        New option and restricted stock grants and stock issuances may only be made under the 2000 Incentive Compensation Plan (Employee Plan), the Executive Deferred Stock Compensation Plan, the 2004 Stock Plan for Directors, the Directors Stock Purchase Plan and the Nonemployee Director Deferred Stock Compensation Plan. Under the terms of the 2000 Incentive Compensation Plan (Employee Plan), 5,620,000 shares are reserved for grants to be issued to employees. Under the terms of the Executive Deferred Stock Compensation Plan, 500,000 shares are reserved for issuance to our executive officers in lieu of the payment of all or a portion of their salary, at their option. Under the terms of the 2004 Stock Plan for Directors, 200,000 shares are reserved for grants or issuance to the chairman of the board and non-employee directors. Under the terms of the Directors Stock Purchase Plan, 200,000 shares are reserved for issuance to the chairman of the board and non-employee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option. Under the terms of the Nonemployee Deferred Stock Compensation Plan, 500,000 shares are reserved for issuance to nonemployee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option. As of December 31, 2004, the number of shares available for future grants or issuance under the 2000 Incentive Compensation Plan (Employee Plan), the Executive Deferred Stock Compensation Plan, the 2004 Stock Plan for Directors, the Directors Stock Purchase Plan and the Nonemployee Director Deferred Stock Compensation Plan were 1,243,970, 500,000, 217,250, 164,278 and 497,486, respectively. No additional grants are permitted under the 1987 Incentive Compensation Program, the 1987 Stock Option Plan for Non-Employee Directors or the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan. As a result, the shares reserved under these three Plans equal the options outstanding under such Plans. As of December 31, 2004, we had reserved 211,244 shares for issuance under these Plans.

        The following is a summary of stock option activity in 2004, 2003 and 2002:

  A.    2004 Activity

Activity	Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at beginning of year	2,565,618	$3.3125	—	$24.4701	$13.0621
Options granted	336,423	21.6000	—	25.1700	23.3192
Options exercised	(1,229,705)	3.6250	—	24.4701	14.3216
Options canceled	(54,567)	3.6250	—	23.0000	14.4420

Outstanding at end of year	1,617,769	3.3125	—	25.1700	14.1778

Exercisable at end of year	1,282,761	$3.3125	—	$23.9037	$12.7607

  B.    2003 Activity

Activity	Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at beginning of year	4,185,453	$0.1231	—	$26.0476	$13.6476
Options granted	326,398	11.2000	—	15.1800	11.5055
Options exercised	(1,742,693)	4.0000	—	19.1606	13.0043
Options canceled	(203,540)	5.8913	—	26.0476	16.1346

Outstanding at end of year	2,565,618	3.3125	—	24.4701	13.0621

Exercisable at end of year	2,240,136	$3.3125	—	$24.4701	$13.2802

  C.    2002 Activity

Activity	Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at beginning of year	4,834,219	$0.1231	—	$26.0476	$12.0116
Options granted	379,390	11.8600	—	13.4100	11.9621
Options exercised	(774,770)	3.3125	—	10.8125	4.5710
Options canceled	(253,386)	0.1970	—	19.8531	13.5480

Outstanding at end of year	4,185,453	3.3125	—	26.0476	13.3002

Exercisable at end of year	3,798,409	$3.3125	—	$26.0476	$13.6476

        A summary of stock options outstanding at December 31, 2004 follows:

Range of Excercise Prices	Outstanding December 31, 2004	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable as of December 31, 2004	Weighted Average Exercise Price
$3.3125 to $8.0000	294,415	6.0	$6.5744	294,415	$6.5744
$8.0001 to $13.7400	706,163	6.9	11.9161	600,012	11.9814
$13.7401 to $18.6200	200,883	2.3	16.1829	200,665	16.1840
$18.6201 to $25.1700	416,308	7.6	22.4237	187,669	21.2971

	1,617,769	6.3	$14.1778	1,282,761	$12.7607

        In 1995, FASB issued SFAS No. 123. This standard prescribes a fair value based method of accounting for employee stock options or similar equity instruments and requires certain pro forma disclosures. For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized to expense over the option's vesting period. The estimated fair value of options granted for the years ended December 31, 2004, 2003 and 2002 was approximately $824,700, $235,500, and $337,100, respectively.

        The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 to all stock-based employee compensation.

	2004	2003	2002
	(in thousands)
Net income, as reported	$120,900	$162,753	$65,706
Add: Stock-based employee compensation expense included in reported net income	1,207	1,320	1,853
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,110)	(1,631)	(2,422)

Pro forma net income	$119,997	$162,442	$65,137

Earnings per share:
Basic—as reported	$1.45	$2.05	$0.95
Basic—pro forma	$1.44	$2.05	$0.94
Diluted—as reported	$1.43	$2.03	$0.93
Diluted—pro forma	$1.42	$2.03	$0.93

        In determining the estimated fair value of our stock options as of the date of grant, we used the Black-Scholes option pricing model with the following assumptions:

	2004	2003	2002
Risk-free interest rate	4.5%	4.0%	4.1%
Dividend yield	7.4%	9.0%	9.0%
Volatility factors of the expected market price for our common stock	17.5%	25.4%	27.6%
Weighted average expected life of options	10 years	9 years	9 years

        The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

Note 10—Income Taxes

        We have elected to be taxed as a REIT under the Internal Revenue Code commencing with the year that ended December 31, 1999. We intend to continue to operate in such a manner as to enable it to qualify as a REIT. Our actual qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, distribution levels, stock ownership, and the various qualification tests. During the years ended December 31, 2004, 2003 and 2002, our tax treatment of distributions was as follows:

	2004	2003	2002
Tax treatment of distributions:
Ordinary income	$1.1164	$0.8025	$0.9500
Long-term capital gain	0.1241	—	—
Unrecaptured section 1250 gain	0.0020	—	—

Distribution reported for 1099-DIV purposes	1.2425	0.8025	0.9500
Add: Dividend declared in current year and taxable in following year	0.3250	0.2675	—
Less: Dividend declared in prior year and taxable in current year	(0.2675)	—	—

Distributions declared per common share outstanding	$1.3000	$1.0700	$0.9500

        No net provision for income taxes has been recorded in the Consolidated Financial Statements for the years ended December 31, 2004 and 2003 due to our belief that we qualified as a REIT and the distribution of more than 100% of our 2004 and 2003 taxable income as a dividend. In the third quarter of 2002, we filed our 2001 federal tax return on which we elected to apply certain 2002 dividend payments in excess of our 2002 taxable net income. As a result, we recorded a $2.2 million tax benefit for 2002.

        The 2002 benefit for income taxes consists of the following:

2002
(in thousands)
Current tax expense:
Federal	$(1,952)
State	(248)

$(2,200)

        We believe we have met the annual distribution requirement by payment of at least 90% of our estimated taxable income for 2004, 2003 and 2002.

        Net taxable income for federal income tax purposes results from net income for financial reporting purposes adjusted for the differences between the financial reporting and tax bases of assets and liabilities, including depreciation, prepaid rent, impairment losses on real estate, the United States Settlement liability, and the interest rate swap agreement. The net difference between tax bases of our asset and liabilities for federal income tax purposes was $91.9 and $119.2 million more than the book bases of those assets and liabilities for financial reporting for the years ended December 31, 2004 and 2003, respectively.

        We made no income tax payments for the years ended December 31, 2004, 2003 and 2002.

        As a former C corporation for federal income tax purposes, we potentially remain subject to corporate level taxes for any asset dispositions for the period January 1, 1999 through December 31, 2008 ("built-in gains tax"). The amount of income potentially subject to this special corporate level tax is generally equal to (a) the excess of the fair value of the asset as of December 31, 1998 over its adjusted tax basis as of December 31, 1998, or (b) the actual amount of gain, whichever of (a) and (b) is lower. Some but not all future gains could be offset by available net operating losses. The deferred income tax liability of $30.4 million at December 31, 2004 and 2003 reflects a previously established liability to be utilized for any built-in gains tax incurred on assets that are disposed of prior to January 1, 2009.

        In connection with the Kindred plan of reorganization, we entered into an agreement with Kindred to deposit into a third-party escrow account certain income tax refunds received by either Kindred or us. This agreement also amended and supplemented the agreement under which Kindred has indemnified us for certain tax liabilities relating to May 1, 1998. Under the terms of this agreement any excess Escrow Funds remaining after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds (because of the expiration of statutes of limitation or otherwise) will be distributed equally to Kindred and us. At December 31, 2004, approximately $0.2 million of disputed Subject Refunds and accrued interest, representing 50% of the Escrow Funds, is recognized in restricted cash and other liabilities on our Consolidated Balance Sheet.

        On April 1, 2003, the Internal Revenue Service ("IRS") notified us that it had completed its review of our federal income tax returns for the 1997 and 1998 tax periods. The Joint Committee on Taxation affirmed the IRS Revenue Agent's report concluding that we (1) do not owe any additional taxes for those periods, (2) are entitled to retain the approximately $26.0 million federal tax refund we received in 2000 for those periods (the "Original Federal Refund Amount"), and (3) are entitled to receive an additional refund of $1.2 million for those periods (the "Additional Federal Refund Amount"). In addition, as a result of the completion of the audit, we will retain substantially all of our favorable tax attributes such as net operating loss carryforwards and capital loss carryforwards.

        As a result of the Joint Committee on Taxation's findings, on April 3, 2003, we and Kindred agreed to disburse $13.5 million to each company from a previously established escrow account (the "Tax Refund Escrow"). The Tax Refund Escrow held the Original Federal Refund Amount and certain other tax refunds (collectively, the "Tax Refund Escrow Funds") related to periods ending in years prior to or including the date of the 1998 spin off. As a result of the Additional Federal Refund Amount and other state and local refunds, in October 2003 and September 2004 Ventas and Kindred

agreed to disburse $1.0 million and $0.8 million, respectively, to each company from the Tax Refund Escrow. As of December 31, 2004, our share of the amounts currently held in the Tax Refund Escrow was approximately $0.2 million.

        In 2003, we reported an increase of approximately $20.2 million to our operating results, reflecting the reversal of a previously recorded contingent liability. A portion of this contingent liability included our share of the Tax Refund Escrow Funds reported in Other Liabilities—Disputed Federal, State and Local Tax Refunds on the Consolidated Balance Sheet. The other portion of this contingent liability was previously recorded in accounts payable and other accrued liabilities on the Consolidated Balance Sheet to take into account the uncertainties surrounding the outcome of the IRS audit for our 1997 and 1998 tax periods as well as other federal, state, local, franchise and miscellaneous tax items. As in certain prior periods, the IRS is currently reviewing our federal income tax return for the year ended December 31, 2001. As of December 31, 2004 and 2003, the total contingent liability was $1.8 million and $1.2 million, respectively.

        We have a net operating loss carryforward of $10.2 million at December 31, 2004. This amount can be used to offset future taxable income (and/or taxable income for prior years if audits of any prior year's return determine that amounts are owed), if any, remaining after the dividends paid deduction. We will be entitled to utilize NOLs and tax credit carryforwards only to the extent that REIT taxable income exceeds our deduction for dividends paid. The NOL carryforwards begin to expire in 2018. The availability of the carryforwards are subject to the results of the ongoing IRS examination for the prior tax years.

        As a result of the uncertainties relating to the ultimate utilization of favorable tax attributes described above, no net deferred tax benefit has been ascribed to net operating loss carryforwards as of December 31, 2004 and 2003. The IRS may challenge our entitlement to these tax attributes during its review of the tax returns for the previous tax years. We believe we are entitled to these tax attributes, but there can be no assurance as to the outcome of these matters.

Note 11—Commitments and Contingencies

Agreement of Indemnity—Third-Party Leases

        In connection with our spin off of Kindred in 1998 (the "1998 Spin Off"), we assigned our former third-party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a guarantor of tenant obligations to Kindred (the "Third-Party Leases"). Under the terms of an indemnity agreement relating to the Third-Party Leases, Kindred agreed to indemnify and hold us harmless from and against all claims against us arising out of the Third-Party Leases assigned by us to Kindred. Either prior to or following the 1998 Spin Off, the tenant's rights under a subset of the Third-Party Leases were assigned or sublet to third parties unrelated to Kindred. If Kindred or such third-party subtenants are unable to or do not satisfy the obligations under any Third-Party Lease, the lessors may claim that we remain liable under the Third-Party Leases. We believe we may have valid legal defenses to any such claim. However, there can be no assurance we would prevail against a claim brought by a lessor under a Third-Party Lease. In the event that a lessor should prevail in a claim against us, we may be entitled to receive revenues from those properties that would mitigate the costs incurred in connection with the satisfaction of such obligations. The Third-Party Leases relating to nursing facilities, hospitals, offices and warehouses have remaining terms (excluding renewal periods) of one to 10 years. The Third-Party Leases relating to ground leases have remaining terms from one to

80 years. Under Kindred's plan of reorganization, Kindred assumed and agreed to fulfill its obligations under the indemnity agreement relating to the Third-Party Leases. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor, its obligations under the indemnity agreement relating to the Third-Party Leases. Under Kindred's plan of reorganization, Kindred has agreed not to renew or extend any Third-Party Lease unless it first obtains a release of us from liability under such Third-Party Lease.

        The total aggregate remaining minimum rental payments under the Third-Party Leases are as follows:

	Skilled Nursing Facilities	Hospitals	Land	Subleased Third Party Leases	Other	Total
	(in thousands)
2005	$614	$1,925	$466	$1,117	$265	$4,387
2006	235	1,025	468	1,117	88	2,933
2007	—	1,025	461	1,117	—	2,603
2008	—	1,025	399	1,117	—	2,541
2009	—	—	392	1,117	—	1,509
Thereafter	—	—	10,496	1,489	—	11,985

	$849	$5,000	$12,682	$7,074	$353	$25,958

Agreement of Indemnity—Third-Party Guarantees

        In connection with the 1998 Spin Off, we assigned our former third-party guaranty agreements to Kindred (the "Third-Party Guarantees"). Under the terms of an indemnity agreement relating to the Third-Party Guarantees, Kindred agreed to indemnify and hold us harmless from and against all claims against us arising out of the Third-Party Guarantees. Under Kindred's plan of reorganization, Kindred assumed and agreed to fulfill its obligations under the indemnity agreement relating to the Third-Party Guarantees. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor, its obligations incurred in connection with the indemnity agreement relating to the Third-Party Guarantees. If Kindred is unable to or does not satisfy the obligations under any Third-Party Guarantee, then we may be liable for the payment and performance of the obligations under any such agreement. However, we believe we may have valid legal defenses to any such claim under a Third-Party Guarantee. As of December 31, 2004, we believe that we had no material exposure under the Third-Party Guarantees.

Assumption of Certain Operating Liabilities and Litigation

        In connection with the 1998 Spin Off, Kindred agreed in various agreements (the "Spin Agreements") to, among other things, assume and to indemnify us for any and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off. The indemnification provided by Kindred also covers losses, including costs and expenses, which may arise from any future claims asserted against us based on these healthcare operations. In addition, at the time of the 1998 Spin Off, Kindred agreed to assume the defense, on our behalf, of any claims that were pending at the time of the 1998 Spin Off, and which arose out of the ownership or operation of the healthcare operations. Kindred also agreed to defend, on our behalf, any claims asserted after the 1998 Spin Off which arise out of the ownership and operation of the healthcare operations. Under Kindred's plan of reorganization, Kindred assumed and agreed to perform its obligations under these indemnifications. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that Kindred will continue to honor, its obligations incurred in connection with the 1998 Spin Off. If Kindred does not satisfy or otherwise honor the obligations under these arrangements, then we may be liable for the payment and performance of such obligations and may have to assume the defense of such claims.

Kindred Common Stock

        On April 20, 2001, we received 1,498,500 shares of Kindred common stock, representing not more than 9.99% of the issued and outstanding common stock of Kindred as of that date. Based on applicable laws, regulations, advice from experts, an appraisal, the trading performance of Kindred common stock at the time and other appropriate facts and circumstances, the illiquidity and lack of registration of the Kindred common stock when received and our lack of significant influence over Kindred, we determined the value of the Kindred common stock to be $18.2 million on the date of issuance. The Kindred common stock was issued to us as additional future rent in consideration of our agreement to charge the base rent as provided in the Kindred Master Leases.

        During the year ended December 31, 2002, we disposed of a total of 159,500 shares of Kindred common stock and recognized a gain of $5.0 million. During the year ended December 31, 2003, we disposed of the remaining 920,814 shares of Kindred common stock and recognized a gain of $9.0 million. As of December 31, 2004 and 2003, we did not own any Kindred common stock.

Settlement of United States Claims

        Kindred and we were the subject of investigations by the United States Department of Justice regarding our prior healthcare operations, including matters arising from lawsuits filed under the qui tam, or whistleblower, provision of the Federal Civil False Claims Act, which allows private citizens to bring a suit in the name of the United States. See "Note 13—Litigation." Kindred's plan of reorganization contains a comprehensive settlement of all of these claims by the United States Department of Justice (the "United States Settlement").

        Under the United States Settlement, we were required to pay $103.6 million to the United States, of which $34.0 million was paid on April 20, 2001. The balance of $69.6 million bore interest at 6% per annum and was payable in equal quarterly installments over a five-year term commencing on June 30, 2001 and ending in 2006. We also paid approximately $0.4 million to legal counsel for the relators in the qui tam actions. In the fourth quarter of 2000, we recorded the full amount of the obligation under the United States Settlement for $96.5 million based on an imputed interest rate of 10.75%. On June 30, 2003, we incurred a $2.7 million non-cash expense relating to the early repayment of the United States Settlement that is reflected as interest on United States Settlement on our Consolidated Statement of Income for the year ended December 31, 2003. The $2.7 million interest expense reflects the difference between the total amount paid by us in final repayment of the United States Settlement and the amount reflected on our Consolidated Balance Sheet on the date of final repayment. There was no prepayment penalty or other cash expense on account of such early prepayment.

Note 12—Earnings Per Share

        The following table shows the amounts used in computing basic and diluted earnings per share:

	Years Ended December 31,
	2004	2003	2002
	(in thousands except per share amounts)
Numerator for basic and diluted earnings per share:
Income before discontinued operations	$100,173	$96,135	$36,949
Discontinued operations	20,727	66,618	28,757

Net income	$120,900	$162,753	$65,706

Denominator:
Denominator for basic earnings per share — weighted average shares	83,491	79,340	69,336
Effect of dilutive securities:
Stock options	825	715	883
Time vesting restricted stock awards	36	39	71

Dilutive potential common stock	861	754	954

Denominator for diluted earnings per share — adjusted weighted average	84,352	80,094	70,290

Basic earnings per share
Income before discontinued operations	$1.20	$1.21	$0.53
Discontinued operations	0.25	0.84	0.42

Net income	$1.45	$2.05	$0.95

Diluted earnings per share
Income before discontinued operations	$1.19	$1.20	$0.53
Discontinued operations	0.24	0.83	0.40

Net income	$1.43	$2.03	$0.93

        There were no anti-dilutive options outstanding for the year ended December 31, 2004. Options to purchase 1.1 million shares of common stock at exercise prices ranging from $15.69 to $24.47 were outstanding at December 31, 2003, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the year ended December 31, 2003 and, therefore, the effect would be anti-dilutive. Options to purchase 2.8 million shares of common stock at exercise prices ranging from $13.13 to $26.05 were outstanding at December 31, 2002, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the year ended December 31, 2002 and, therefore, the effect would be anti-dilutive.

Note 13—Litigation

Legal Proceedings Presently Defended and Indemnified by Kindred Under the Spin Agreements

        The following litigation and other matters arose from our operations prior to the time of the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off.

Under the Spin Agreements, Kindred agreed to assume the defense, on our behalf, of any claims that (i) were pending at the time of the 1998 Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (ii) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify us for any fees, costs, expenses and liabilities arising out of such operations (the "Indemnification"). Kindred is presently defending us in the matters described below, among others. Under Kindred's plan of reorganization, Kindred assumed and agreed to abide by the Indemnification and to defend us in these and other matters as required under the Spin Agreements. However, there can be no assurance that Kindred will continue to defend us in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred's public filings and information provided to us by Kindred. There can be no assurance that Kindred has included in its public filings and provided us complete and accurate information in all instances.

        A stockholder derivative suit entitled Thomas G. White on behalf of Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The complaint alleges, among other things, that certain former officers and directors damaged our company by engaging in breaches of fiduciary duty, insider trading, fraud and securities fraud and damaging our reputation. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure the plaintiff has an effective remedy. We believe the allegations in the complaint are without merit. On October 4, 2002, Kindred filed with the Court a motion to dismiss this action as to all defendants, including us, for lack of prosecution by the plaintiffs. On October 14, 2002, the Court granted Kindred's motion to dismiss with prejudice. On October 17, 2002, the plaintiffs filed with the Court a motion to vacate that order of dismissal in order to allow further briefing. In response to the plaintiffs' October 17, 2002 motion to vacate the order of dismissal, on August 13, 2003, the Court issued an order declining to dismiss the suit. In September 2003, Kindred filed a motion to dismiss this action as to all defendants, including us, based on plaintiff's failure to make demand for remedy upon the appropriate Board of Directors. On March 18, 2004, the presiding judge recused himself and this action was reassigned. In July 2004, the Court ruled that it would consider the motion to dismiss this action based upon plaintiffs' failure to make demand for remedy upon the appropriate Board of Directors. The briefing is now complete on this motion to dismiss but the Court has not yet ruled. Kindred has indicated that it intends to continue to defend this action vigorously on our behalf. We are unable at this time to estimate the possible loss or range of loss for this action and, therefore, no provision for liability, if any, resulting from this litigation has been made in the Consolidated Financial Statements as of December 31, 2004.

        Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. We are a party to certain legal actions and regulatory investigations that arise from the normal course of our prior healthcare operations, which legal actions and regulatory investigations are being defended by Kindred under the Indemnification. Neither we nor Kindred are able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Centers for Medicare and Medicaid Services or other regulatory agencies will not initiate additional investigations related to Kindred's business or our prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred's liquidity, financial position or results of operations, which in turn could have a material adverse effect on us.

Other Litigation

        We are a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively "Black Diamond"), have asserted counterclaims against us under theories of breach of contract, tortious interference with contract and abuse of process. We dispute the material allegations contained in Black Diamond's counterclaims and we intend to continue to pursue its claims and defend the counterclaims vigorously. We are unable at this time to estimate the possible loss or range of loss for the counterclaims in this action, and therefore, no provision for liability, if any, resulting from this litigation has been made in our Consolidated Financial Statements as of December 31, 2004.

        We are the plaintiff in an action entitled Ventas, Inc. v. Sullivan & Cromwell, Case No. 02-5232 filed by us on June 27, 2002 in the Superior Court of the District of Columbia. The complaint asserts claims of legal malpractice and breach of fiduciary duty by Sullivan & Cromwell in connection with its legal representation of us in the 1998 Spin Off. The Court set a January 23, 2006 trial date for this action. Although we intend to pursue our claims in this action vigorously, there can be no assurances that we will prevail on any of the claims in this action, or, if we do prevail on one or more of the claims, the amount of the recovery that may be awarded to us for such claims.

        We are party to various other lawsuits arising in the normal course of our business. It is the opinion of management that, except as set forth in this Note 13, the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on us. If management's assessment of our liability with respect to these actions is incorrect, such lawsuits could have a material adverse effect on us.

        No provision for liability, if any, resulting from the aforementioned litigation has been made in our Consolidated Financial Statements as of December 31, 2004.

Note 14—Capital Stock

        The authorized capital stock at December 31, 2004, 2003 and 2002 consisted of 180,000,000 shares of common stock, par value of $0.25 per share, and 10,000,000 shares of preferred stock, of which 300,000 shares have been designated Series A Participating Preferred Stock.

        On June 19, 2002, we filed a universal shelf registration statement on Form S-3 with the Commission relating to $750.0 million of common stock, preferred stock, debt securities, depository shares and warrants. The registration statement became effective on July 8, 2002. As of December 31, 2004, $599.1 million of securities remained available for offering under the shelf registration statement.

        On March 15, 2004, we completed the sale of 2,000,000 shares of our common stock in an underwritten public offering under our universal shelf registration statement. We received $51.1 million in net proceeds from the sale, which we used to repay indebtedness under the revolving credit facility and for general corporate purposes, including the funding of acquisitions.

        During the fourth quarter ended December 31, 2002, we completed the sale of 9,000,000 shares of our common stock with Tenet Healthcare Corporation ("Tenet"). In the offering, Tenet sold all 8,301,067 shares of our common stock that it held. Our net proceeds from the sale were $93.6 million, which we used to repay outstanding indebtedness including the indebtedness incurred to invest in transactions with THI.

Excess Share Provision

        In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of the outstanding stock, the shares that are beneficially owned in excess of such 9% limit are deemed to be excess shares. These shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the shares and the trustee may exercise all voting power over the shares.

        We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares. We have the right to defer payment of the purchase price for the excess shares for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares; any additional amounts are payable to the beneficiary of the trust.

        The Board of Directors is empowered to grant waivers from the excess share provisions of our Certificate of Incorporation. On June 24, 2003 we granted a waiver (the "C&S Waiver") from the 9% ownership limitation provisions of Article XII of our Certificate of Incorporation to Cohen & Steers Capital Management, Inc. ("C&S"). Under the C&S Waiver, C&S may beneficially own, in the aggregate, up to 14.0% in number of shares or value of our common stock.

Distribution Reinvestment and Stock Purchase Plan

        We have a Distribution Reinvestment and Stock Purchase Plan. Under the plan's terms, existing stockholders may purchase shares of common stock by reinvesting all or a portion of the cash distribution on their shares of our common stock. In addition, existing stockholders, as well as new investors, may purchase shares of common stock by making optional cash payments. Beginning in March 2005, we are offering a 1% discount on the purchase price of our stock to shareholders who reinvest their dividends and/or make optional cash purchases of common stock through the plan. In 2004, we offered a 2% discount on the purchase price of our stock to shareholders that participated in the plan. The availability of a market discount is at our discretion. The granting of a discount for one month or quarter, as applicable, will not insure the availability of a discount or the same discount in future months or quarters, respectively. Each month or quarter, as applicable, we may lower or eliminate the discount without prior notice. We may also, without prior notice, change our determination as to whether common shares will be purchased by the plan administrator directly from us or in the open market.

Note 15—Related Party Transactions

        At December 31, 2004 and 2003, we had receivables of approximately $3.2 million and $3.8 million, respectively, due from certain current and former executive officers. The loans include interest provisions (with a 4.9% average rate) and were to finance the income taxes payable by the executive officers resulting from: (i) the 1998 Spin Off and (ii) vesting of restricted shares. The loans are payable over a period of 10 years. Interest on a note relating to the 1998 Spin Off in the principal amount of $1.5 million at December 31, 2004 (the "1998 Spin Off Note"), is paid on a quarterly basis. The payee of the 1998 Spin Off Note resigned as an employee and director of Ventas on January 30, 2003. In the event of a change in control, as defined in our 1997 Incentive Compensation Plan, accrued interest on and the principal balance of the 1998 Spin Off Note is forgiven. Interest on the note relating to taxes paid for the vested portion of Restricted Shares (the "Restricted Share Note") is payable annually out of and only to the extent of dividends from the vested restricted shares. In the event of a change in control (as defined in the relevant employment agreement) or upon termination of the officer without cause (as defined in the relevant employment agreement), the principal balance of the Restricted Share Note is forgiven. The Restricted Share Note is secured by a pledge of all of the restricted shares to which the Restricted Share Note relates and the Restricted Share Note is otherwise non-recourse. The 1998 Spin Off Note is not secured.

        On October 15, 1998, we acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. ("Tangram"). Tangram is a wholly owned subsidiary of Res-Care, Inc. ("Res-Care") of which a director of Ventas is the Chairman, President and Chief Executive Officer. We lease the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. For the years ended December 31, 2004, 2003 and 2002, Tangram has paid us approximately $834,000, $816,000 and $799,000 respectively, in base rent payments.

Note 16—Quarterly Financial Information (Unaudited)

        Summarized unaudited consolidated quarterly information for the years ended December 31, 2004 and 2003 is provided below.

	Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share amounts)
Revenues (1)	$53,943	$59,425	$61,262	$62,226
Income before discontinued operations (1)	23,091	25,464	25,100	26,518
Discontinued operations (1)	184	190	197	20,156
Net income	23,275	25,654	25,297	46,674
Earnings per share:
Basic:
Income before discontinued operations	$0.28	$0.30	$0.30	$0.32
Discontinued operations	0.00	0.01	0.00	0.24

Net income	$0.28	$0.31	$0.30	$0.56

Diluted:
Income before discontinued operations	$0.28	$0.30	$0.30	$0.31
Discontinued operations	0.00	0.00	0.00	0.24

Net income	$0.28	$0.30	$0.30	$0.55

Dividends declared per share	$0.3250	$0.3250	$0.3250	$0.3250

(1)
The amounts presented for the three months ended March 31, 2004, June 30, 2004 and September 30, 2004 are not equal to the same amounts previously reported in our quarterly reports on Form 10-Q for each period as a result of discontinued operations consisting of properties sold in fourth quarter 2004. The following is a reconciliation to the amounts previously reported in the Form 10-Q:

	For the three months ended
	March 31, 2004	June 30, 2004	September 30, 2004
	(in thousands, except per share amounts)
Revenues, previously reported in Form 10-Q	$54,277	$59,767	$61,608
Revenues, previously reported in Form 10-Q, subsequently reclassified to discontinued operations	(334)	(342)	(346)

Total revenues disclosed in Form 10-K	$53,943	$59,425	$61,262

Income before discontinued operations, previously reported in Form 10-Q	$23,275	$25,654	$25,297
Income before discontinued operations, previously reported in Form 10-Q, subsequently reclassified to discontinued operations	(184)	(190)	(197)

Income before discontinued operations disclosed in Form 10-K	$23,091	$25,464	$25,100

Discontinued operations, previously reported in Form 10-Q	$—	$—	$—
Discontinued operations from properties sold subsequent to the respective reporting period	184	190	197

Discontinued operations disclosed in Form 10-K	$184	$190	$197

	Year Ended December 31, 2003
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	(in thousands, except per share amounts)
Revenues(5)	$46,718		$47,724		$50,067		$50,210
Income before discontinued operations(5)	35,806	(1)	14,998	(2)	30,217	(3)	15,114	(4)
Discontinued operations(5)	1,482		1,131		1,995		62,010
Net income	37,288	(1)	16,129	(2)	32,212	(3)	77,124	(4)
Earnings per share:
Basic:
Income before discontinued operations	$0.45	(1)	$0.19	(2)	$0.38	(3)	$0.19	(4)
Discontinued operations	0.02		0.01		0.03		0.78

Net income	$0.47	(1)	$0.20	(2)	$0.41	(3)	$0.97	(4)

Diluted:
Income before discontinued operations	$0.45	(1)	$0.19	(2)	$0.38	(3)	$0.18	(4)
Discontinued operations	0.02		0.01		0.02		0.78

Net income	$0.47	(1)	$0.20	(2)	$0.40	(3)	$0.96	(4)

Dividends declared per share	$0.2675		$0.2675		$0.2675		$0.2675

(1)
Includes $20.2 million reversal of contingent liability.

(2)
Includes $0.9 million gain from the sale of Kindred common stock and $3.8 million of interest expense on United States settlement.

(3)
Includes $8.1 million gain from the sale of Kindred common stock.

(4)
Includes $5.2 million loss on swap breakage.

(5)
The amounts presented for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003 are not equal to the same amounts previously reported in our quarterly reports on Form 10-Q for each period as a result of discontinued operations consisting of properties sold in fourth quarter 2004. The following is a reconciliation to the amounts previously reported in the Form 10-Q:

	For the three months ended
	March 31, 2003	June 30, 2003	September 30, 2003
	(in thousands, except per share amounts)
Revenues, previously reported in Form 10-Q	$47,003	$48,016	$50,401
Revenues, previously reported in Form 10-Q, subsequently reclassified to discontinued operations	(285)	(292)	(334)

Total revenues disclosed in Form 10-K	$46,718	$47,724	$50,067

Income before discontinued operations, previously reported in Form 10-Q	$35,934	$15,129	$30,392
Income before discontinued operations, previously reported in Form 10-Q, subsequently reclassified to discontinued operations	(128)	(131)	(175)

Income before discontinued operations disclosed in Form 10-K	$35,806	$14,998	$30,217

Discontinued operations, previously reported in Form 10-Q	$1,354	$1,000	$1,820
Discontinued operations from properties sold subsequent to the respective reporting period	128	131	175

Discontinued operations disclosed in Form 10-K	$1,482	$1,131	$1,995

Note 17—Condensed Consolidating Information

        We and certain of our direct and indirect wholly owned subsidiaries (the "Wholly Owned Subsidiary Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Notes of the Issuers. ETOP, which is a greater than 99% owned indirect subsidiary, and certain of its wholly owned subsidiaries (the "ETOP Subsidiary Guarantors" and collectively, with the Wholly Owned Subsidiary Guarantors, the "Guarantors"), have also provided a guarantee, on a joint and several basis, of the Senior Notes. We have other subsidiaries ("Non-Guarantor Subsidiaries") that are not included among the Guarantors, and such subsidiaries are not obligated with respect to the Senior Notes. Contractual and legal restrictions, including those contained in the agreements governing the CMBS Transaction, and instruments governing certain Non-Guarantor Subsidiaries' outstanding indebtedness, may under certain circumstances restrict our ability to obtain cash from our Non-Guarantor Subsidiaries for the purpose of meeting our debt service obligations, including our guarantee of payment of principal and interest on the Senior Notes. Additionally, as of December 31, 2004, approximately $113.5 million of the net assets of Ventas Realty were mortgaged to secure our revolving credit facility. Certain of our real estate assets are also subject to mortgages. The following summarizes our condensed consolidating information as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004:

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non - Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$12,806	$58,339	$—	$772,883	$227,104	$—	$1,071,132
Cash and cash equivalents	48	37	3	1,846	1,431	—	3,365
Escrow deposits and restricted cash	237	138	—	12,812	12,523	—	25,710
Deferred financing costs, net	—	—	—	10,938	2,612	—	13,550
Notes receivable from employees	1,716	—	—	1,500	—	—	3,216
Equity in affiliates	391,817	80,447	114,867	—	15	(587,146)	—
Other	—	298	—	8,555	1,109	—	9,962

Total assets	$406,624	$139,259	$114,870	$808,534	$244,794	$(587,146)	$1,126,935

Liabilities and stockholders' equity (deficit)
Liabilities:
Senior Notes payable and other debt	$—	$436	$—	$530,037	$312,705	$—	$843,178
Intercompany	—	3,622	—	(7,802)	4,180	—	—
Deferred revenue	71	—	—	10,489	2,327	—	12,887
Interest rate swap agreements	—	—	—	16,550	—	—	16,550
Accrued dividend	27,498	—	—	—	—	—	27,498
Accrued interest	—	3	—	7,435	1,305	—	8,743
Accounts payable and other accrued liabilities	2,030	175	—	19,895	4,968	393	27,461
Deferred income taxes	30,394	—	—	—	—	—	30,394

Total liabilities	59,993	4,236	—	576,604	325,485	393	966,711
Total stockholders' equity (deficit)	346,631	135,023	114,870	231,930	(80,691)	(587,539)	160,224

Total liabilities and stockholders' equity (deficit)	$406,624	$139,259	$114,870	$808,534	$244,794	$(587,146)	$1,126,935

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2003

	Ventas, Inc.	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$13,500	$—	$583,207	$101,038	$—	$697,745
Cash and cash equivalents	47	—	82,051	6	—	82,104
Escrow deposits and restricted cash	742	—	1,791	5,042	—	7,575
Deferred financing costs, net	—	—	9,519	3,946	—	13,465
Notes receivable from employees	1,716	—	2,056	—	—	3,772
Equity in affiliates	112,573	2,205	—	—	(114,778)	—
Other	315	—	7,270	604	—	8,189

Total assets	$128,893	$2,205	$685,894	$110,636	$(114,778)	$812,850

Liabilities and stockholders' equity (deficit)
Liabilities:
Senior Notes payable and other debt	$—	$—	$425,138	$215,424	$—	$640,562
Deferred revenue	97	—	12,458	2,753	—	15,308
Interest rate swap agreements	—	—	27,868	—	—	27,868
Accrued dividend	21,614	—	—	—	—	21,614
Accrued interest	—	—	5,466	355	—	5,821
Accounts payable and other accrued liabilities	2,179	—	12,789	—	—	14,968
Deferred income taxes	30,394	—	—	—	—	30,394

Total liabilities	54,284	—	483,719	218,532	—	756,535
Total stockholders' equity (deficit)	74,609	2,205	202,175	(107,896)	(114,778)	56,315

Total liabilities and stockholders' equity (deficit)	$128,893	$2,205	$685,894	$110,636	$(114,778)	$812,850

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2004

	Ventas,Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non -Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$2,271	$5,198	$—	$177,745	$47,697	$—	$232,911
Interest income from loan receivable	—	—	—	2,958	—	—	2,958
Equity earnings in affiliates	119,661	(426)	3,218	—	—	(122,453)	—
Interest and other income	161	11	—	703	112	—	987

Total revenues	122,093	4,783	3,218	181,406	47,809	(122,453)	236,856
Expenses:
Property-level expense	—	—	—	142	1,195	—	1,337
General, administrative and professional fees	487	516	17	12,484	3,413	—	16,917
Amortization of restricted stock grants	12	27	—	928	240	—	1,207
Depreciation	694	1,960	—	37,214	9,167	—	49,035
Interest	—	139	—	52,125	14,553	—	66,817
Loss on extinguishment of debt	—	—	—	1,370	—	—	1,370
Intercompany interest	—	(110)	—	(409)	519	—	—

Total expenses	1,193	2,532	17	103,854	29,087	—	136,683

Income (loss) before discontinued operations	120,900	2,251	3,201	77,552	18,722	(122,453)	100,173
Discontinued operations	—	—	—	20,727	—	—	20,727

Net income (loss)	$120,900	$2,251	$3,201	$98,279	$18,722	$(122,453)	$120,900

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2003

	Ventas,Inc.	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non -Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$2,112	$—	$154,926	$32,949	$—	$189,987
Interest income from loan receivable	—	—	3,036	—	—	3,036
Equity earnings in affiliates	145,945	1,224	—	—	(147,169)	—
Interest and other income	341	—	1,342	13	—	1,696

Total revenues	148,398	1,224	159,304	32,962	(147,169)	194,719
Expenses:
General, administrative and professional fees	159	—	12,482	2,517	—	15,158
Reversal of contingent liability	(20,164)	—	—	—	—	(20,164)
Amortization of restricted stock grants	13	—	1,049	212	—	1,274
Depreciation	694	—	33,487	5,319	—	39,500
Net loss on swap breakage	—	—	5,168	—	—	5,168
Interest	—	—	53,376	8,284	—	61,660
Loss on extinguishment of debt	—	—	—	84	—	84
Interest on United States Settlement	4,943	—	—	—	—	4,943

Total expenses	(14,355)	—	105,562	16,416	—	107,623

Operating income (loss)	162,753	1,224	53,742	16,546	(147,169)	87,096
Gain on sale of Kindred common stock	—	—	9,039	—	—	9,039

Income (loss) before discontinued operations	162,753	1,224	62,781	16,546	(147,169)	96,135
Discontinued operations	—	—	59,713	6,905	—	66,618

Net income (loss)	$162,753	$1,224	$122,494	$23,451	$(147,169)	$162,753

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2002

	Ventas, Inc.	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non -Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$1,959	$—	$141,011	$31,852	$—	$174,822
Interest income on real estate loan	—	—	995	—	—	995
Equity earnings in affiliates	67,572	536	—	—	(68,108)	—
Interest and other income	283	—	822	73	—	1,178

Total revenues	69,814	536	142,828	31,925	(68,108)	176,995
Expenses:
General, administrative and professional fees	134	—	10,585	2,194	—	12,913
Amortization of restricted stock grants	19	—	1,519	315	—	1,853
Depreciation	694	—	32,206	5,329	—	38,229
Net loss on swap breakage	—	—	5,407	—	—	5,407
Interest	—	—	62,057	10,327	—	72,384
Interest on United States Settlement	5,461	—	—	—	—	5,461
Loss on extinguishment of debt	—	—	11,077	—	—	11,077

Total expenses	6,308	—	122,851	18,165	—	147,324

Operating income	63,506	536	19,977	13,760	(68,108)	29,671
Gain on sale of Kindred common stock	—	—	5,014	—	—	5,014

Income (loss) before benefit for income taxes, gain on disposal of real estate and discontinued operations	63,506	536	24,991	13,760	(68,108)	34,685
Provision (benefit) for income taxes	(2,200)	—	—	—	—	(2,200)

Income (loss) before gain on disposal of real estate assets and discontinued operations	65,706	536	24,991	13,760	(68,108)	36,885
Net gain on real estate disposals	—	—	64	—	—	64

Income (loss) before discontinued operations	65,706	536	25,055	13,760	(68,108)	36,949
Discontinued operations	—	—	28,565	192	—	28,757

Net income (loss)	$65,706	$536	$53,620	$13,952	$(68,108)	$65,706

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non -Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$2,578	$4,260	$(19)	$112,982	$30,157	$—	$149,958

Net cash provided by (used in) investing activities	(121,141)	27,152	14	(205,589)	869	—	(298,695)

Cash flows from financing activities:
Net change in borrowings under revolving credit facility	—	—	—	39,000	—	—	39,000
Issuance of Senior Notes	—	—	—	125,000	—	—	125,000
Repayment of debt	—	(3,509)	—	(59,100)	(4,402)	—	(67,011)
Payment of deferred financing costs	—	—	—	(5,350)	—	—	(5,350)
Cash distributions from affiliates	140,205	(35,366)	8	(79,648)	(25,199)	—	—
Intercompany note issuance	—	7,500	—	(7,500)	—	—	—
Issuance of common stock	64,206	—	—	—	—	—	64,206
Proceeds from stock option exercises	17,676	—	—	—	—	—	17,676
Cash dividends to stockholders	(103,523)	—	—	—	—	—	(103,523)

Net cash provided by (used in) financing activities	118,564	(31,375)	8	12,402	(29,601)	—	69,998

Net increase (decrease) in cash and cash equivalents	1	37	3	(80,205)	1,425	—	(78,739)
Cash and cash equivalents at beginning of period	47	—	—	82,051	6	—	82,104

Cash and cash equivalents at end of period	$48	$37	$3	$1,846	$1,431	$—	$3,365

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2003

	Ventas, Inc.	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non - Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$158,508	$1,224	$99,971	$24,832	$(147,169)	$137,366

Net cash provided by (used in) investing activities	(52)	—	152,297	7,456	—	159,701

Cash flows from financing activities:
Net change in borrowings under revolving credit facility	—	—	(59,900)	—	—	(59,900)
Purchase of Senior Notes	—	—	(37,366)	—	—	(37,366)
Repayment of debt	—	—	—	(7,247)	—	(7,247)
Payment of swap breakage fee	—	—	(8,575)	—	—	(8,575)
Payment on United States Settlement	(46,647)	—	—	—	—	(46,647)
Payment of deferred financing costs	—	—	(40)	—	—	(40)
Cash distributions from affiliates	(54,167)	(1,224)	(66,742)	(25,036)	147,169	—
Issuance of common stock	22,604	—	—	—	—	22,604
Cash dividends to stockholders	(80,247)	—	—	—	—	(80,247)

Net cash provided by (used in) financing activities	(158,457)	(1,224)	(172,623)	(32,283)	147,169	(217,418)

Net increase (decrease) in cash and cash equivalents	(1)	—	79,645	5	—	79,649
Cash and cash equivalents at beginning of period	48	—	2,406	1	—	2,455

Cash and cash equivalents at end of period	$47	$—	$82,051	$6	$—	$82,104

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Continued)
For the year ended December 31, 2002

	Ventas, Inc.	Wholly Owned Subsidiary Guarantors	Issuers (a)	Non - Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$65,841	$536	$95,145	$22,971	$(68,108)	$116,385

Net cash provided by (used in) investing activities	(871)	—	(33,269)	—	—	(34,140)

Cash flows from financing activities:
Net change in borrowings under revolving credit facility	—	—	(101,301)	—	—	(101,301)
Proceeds from debt	—	—	620,300	—	—	620,300
Repayment of debt	—	—	(16,261)	(2,329)	—	(18,590)
Repayment of debt through refinancing	—	—	(607,106)	—	—	(607,106)
Payment on swap breakage fee	—	—	(12,837)	—	—	(12,837)
Payment on United States Settlement	(10,755)	—	—	—	—	(10,755)
Payment of deferred financing costs	—	—	(15,127)	—	—	(15,127)
Cash distributions from affiliates	(102,848)	(536)	55,917	(20,641)	68,108	—
Issuance of common stock	93,560	—	—	—	—	93,560
Proceeds from stock option exercises	3,595	—	—	—	—	3,595
Cash dividends to stockholders	(50,125)	—	—	—	—	(50,125)

Net cash provided by (used in) financing activities	(66,573)	(536)	(76,415)	(22,970)	68,108	(98,386)

Net increase (decrease) in cash and cash equivalents	(1,603)	—	(14,539)	1	—	(16,141)
Cash and cash equivalents at beginning of period	1,651	—	16,945	—	—	18,596

Cash and cash equivalents at end of period	$48	$—	$2,406	$1	$—	$2,455

(a)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

Note 18—ETOP Condensed Consolidating Information

        ETOP, which is a greater than 99% owned indirect subsidiary of Ventas, Inc. and the ETOP Subsidiary Guarantors have provided full and unconditional guarantees, on a joint and several basis with us and certain of our direct and indirect wholly owned subsidiaries, of the obligation to pay principal and interest with respect to the Senior Notes. See "Note 17—Condensed Consolidating Information." Certain of ETOP's other direct and indirect wholly owned subsidiaries (the "ETOP Non-Guarantor Subsidiaries") that have not provided the Guarantee of the Senior Notes are therefore not directly obligated with respect to the Senior Notes.

        Contractual and legal restrictions, including those contained in the instruments governing certain of the ETOP Non-Guarantor Subsidiaries' outstanding indebtedness, may under certain circumstances restrict ETOP's (and therefore our) ability to obtain cash from the ETOP Non-Guarantor Subsidiaries for the purpose of satisfying the debt service obligations of ETOP and Ventas including ETOP's and our guarantee of payment of principal and interest on the Senior Notes. See "Note 7—Borrowing Arrangements." Certain of the ETOP Subsidiary Guarantors' properties are subject to mortgages.

        For comparative purposes, the ETOP Condensed Consolidating Financial Statements for the periods prior to the ElderTrust merger are presented as "Predecessor Company" financial statements and are not included as part of our Condensed Consolidating Financial Statements for those periods.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$58,339	$97,404	$—	$155,743
Cash and cash equivalents	37	1,173	—	1,210
Restricted cash	138	6,567	—	6,705
Equity in affiliates	80,447	15	(80,462)	—
Other assets	298	592	—	890

Total assets	$139,259	$105,751	$(80,462)	$164,548

Liabilities and partners' equity (deficit)
Liabilities:
Notes payable and other debt	$436	$77,297	$—	$77,733
Intercompany	(4,180)	4,180	—	—
Note payable to affiliate	7,802	—	—	7,802
Accrued interest	3	700	—	703
Accounts payable and other accrued liabilities	175	3,148	—	3,323

Total liabilities	4,236	85,325	—	89,561
Total partners' equity (deficit)	135,023	20,426	(80,462)	74,987

Total liabilities and partners' equity (deficit)	$139,259	$105,751	$(80,462)	$164,548

PREDECESSOR COMPANY CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2003
(unaudited)

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$59,193	$91,456	$—	$150,649
Property held for sale	4,971	—	—	4,971
Cash and cash equivalents	24,848	821	—	25,669
Restricted cash	673	4,774	—	5,447
Accounts receivable from affiliated entities	9,801	(6,263)	—	3,538
Equity in affiliates	52,481	5	(52,486)	—
Other assets	963	1,161	—	2,124

Total assets	$152,930	$91,954	$(52,486)	$192,398

Liabilities and partners' equity (deficit)
Liabilities:
Notes payable and other debt and lease obligations	$3,964	$80,481	$—	$84,445
Liabilities associated with assets held for sale	2,597	—	—	2,597
Accounts payable and other accrued liabilities	9,060	6,167	—	15,227

Total liabilities	15,621	86,648	—	102,269
Minority interest	(24)	—	—	(24)
Total partners' equity (deficit)	137,333	5,306	(52,486)	90,153

Total liabilities and partners' equity (deficit)	$152,930	$91,954	$(52,486)	$192,398

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the period from February 5, 2004 through December 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$5,198	$10,559	$—	$15,757
Interest and other income	11	104	—	115
Equity earnings in affiliates	(426)	—	426	—

Total revenues	4,783	10,663	426	15,872
Expenses:
Property-level expense	—	1,161	—	1,161
General, administrative and professional fees	516	769	—	1,285
Amortization of restricted stock grants	27	48	—	75
Depreciation	1,960	3,066	—	5,026
Interest	139	5,526	—	5,665
Intercompany interest	(110)	519	—	409

Total expenses	2,532	11,089	—	13,621

Net income (loss)	$2,251	$(426)	$426	$2,251

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the period from January 1, 2004 through February 4, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
		(in thousands)
Revenues:
Rental income	$507	$1,005	$—	$1,512
Interest and other income	113	10	(63)	60
Equity earnings in affiliates	66	—	(66)	—

Total revenues	686	1,015	(129)	1,572
Expenses:
Property-level expense	—	101	—	101
General and administrative	182	18	—	200
Depreciation	192	295	—	487
Interest	40	509	—	549
Intercompany interest	37	26	(63)	—
Loss on sale of fixed assets	10	—	—	10
Loss on extinguishment of debt	8	—	—	8

Total expenses	469	949	(63)	1,355

Income (loss) before discontinued operations	217	66	(66)	217
Discontinued operations	414	—	—	414

Net income (loss)	$631	$66	$(66)	$631

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2003
(unaudited)

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$6,385	$12,335	$—	$18,720
Interest and other income	198	108	—	306
Intercompany interest income	4,816	—	(4,816)	—
Equity earnings in affiliates	481	—	(481)	—

Total revenues	11,880	12,443	(5,297)	19,026
Expenses:
Property-level expense	—	1,229	—	1,229
General and administrative	2,358	275	—	2,633
Severance expense	1,270	—	—	1,270
Depreciation	2,345	3,493	—	5,838
Interest	2,043	5,976	—	8,019
Intercompany interest	669	989	(1,658)	—
Gain on extinguishment of debt	(1,039)	—	—	(1,039)

Total expenses	7,646	11,962	(1,658)	17,950

Income (loss) before discontinued operations	4,234	481	(3,639)	1,076
Discontinued operations	133	—	3,241	3,374

Net income (loss)	$4,367	$481	$(398)	$4,450

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the year ended December 31, 2002
(unaudited)

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$6,646	$9,584	$—	$16,230
Interest and other income	1,241	51	—	1,292
Intercompany interest income	2,020	—	(2,020)	—
Equity earnings in affiliates	447	—	(447)	—

Total revenues	10,354	9,635	(2,467)	17,522
Expenses:
Property-level expense	128	1,161	—	1,289
General and administrative	2,098	210	—	2,308
Depreciation	2,372	2,679	—	5,051
Interest	2,974	4,800	—	7,774
Intercompany interest	—	338	(338)	—

Total expenses	7,572	9,188	(338)	16,422

Operating income	2,782	447	(2,129)	1,100
Equity in losses of unconsolidated entities	(21)	—	—	(21)

Income (loss) before discontinued operations	2,761	447	(2,129)	1,079
Discontinued operations	(2,948)	—	2,612	(336)

Net income (loss)	$(187)	$447	$483	$743

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the period from February 5, 2004 through December 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$4,260	$3,108	$—	$7,368

Net cash used in investing activities	—	(83)	—	(83)

Cash flows from financing activities:
Repayment of debt	(3,509)	(1,169)	—	(4,678)
Issuance of note payable	7,500	—	—	7,500
Partner distribution	(35,366)	(1,551)	—	(36,917)

Net cash used in financing activities	(31,375)	(2,720)	—	(34,095)

Net increase (decrease) in cash and cash equivalents	(27,115)	305	—	(26,810)
Cash and cash equivalents at beginning of period	27,152	868	—	28,020

Cash and cash equivalents at end of period	$37	$1,173	$—	$1,210

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the period from January 1, 2004 through February 4, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
		(in thousands)
Net cash provided by operating activities	$820	$260	$—	$1,080

Net cash provided by investing activities	2,806	—	—	2,806

Cash flows from financing activities:
Cash distribution to unitholders	(1,293)	—	—	(1,293)
Payments on mortgages payable	(30)	(212)	—	(242)

Net cash used in financing activities	(1,323)	(212)	—	(1,535)

Net increase (decrease) in cash and cash equivalents	2,303	48	—	2,351
Cash and cash equivalents at beginning of period	24,848	821	—	25,669

Cash and cash equivalents at end of period	$27,151	$869	$—	$28,020

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2003
(unaudited)

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$23,429	$2,617	$—	$26,046

Net cash provided by (used in) investing activities	34,258	(293)	—	33,965

Cash flows from financing activities:
Issuance of partnership units	(112)	—	—	(112)
Distributions to unitholders	(3,855)	—	—	(3,855)
Payments on mortgages payable	(36,533)	(1,154)	—	(37,687)

Net cash used in financing activities	(40,500)	(1,154)	—	(41,654)

Net increase (decrease) in cash and cash equivalents	17,187	1,170	—	18,357
Cash and cash equivalents at beginning of period	6,906	473	—	7,379

Cash and cash equivalents at end of period	$24,093	$1,643	$—	$25,736

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2002
(unaudited)

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$5,044	$3,701	$—	$8,745

Net cash provided by (used in) investing activities	922	(340)	—	582

Cash flows from financing activities:
Proceeds from (payments on) mortgages payable	(10,739)	4,034	—	(6,705)

Net cash provided by (used in) financing activities	(10,739)	4,034	—	(6,705)

Net increase (decrease) in cash and cash equivalents	(4,773)	7,395	—	2,622
Cash and cash equivalents at beginning of period	2,016	640	—	2,656

Cash and cash equivalents at end of period	$(2,757)	$8,035	$—	$5,278

VENTAS, INC.

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2004
(Dollars in thousands)

Location						Gross Amount Carried at Close of Period					Life on Which Depreciation in Income Statement is Computed
			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition
Facility name	City	State	Land	Buildings and Improvements		Land	Buildings and Improvements	Accumulated Depreciation	Date of Construction	Date Acquired
KINDRED SKILLED NURSING FACILITIES
Rehab. & Healthc. Ctr. of Huntsville	Huntsville	AL	$534	$4,216	$—	$534	$4,216	$2,294	1968	1991	25 years
Rehab. & Healthc. Ctr. of Birmingham	Birmingham	AL	—	1,921	—	—	1,921	1,385	1971	1992	20 years
Rehab. & Healthcare Ctr. of Mobile	Mobile	AL	5	2,981	—	5	2,981	1,352	1967	1992	29 years
Valley Healthcare & Rehab. Center	Tucson	AZ	383	1,954	—	383	1,954	963	1964	1993	28 years
Sonoran Rehab & Care Center	Phoenix	AZ	781	2,755	—	781	2,755	1,206	1962	1992	29 years
Desert Life Rehab & Care Center	Tucson	AZ	611	5,117	—	611	5,117	3,026	1979	1982	37 years
Villa Campana Health Center	Tucson	AZ	533	2,201	—	533	2,201	833	1983	1993	35 years
Kachina Point Health Care & Rehab.	Sedona	AZ	364	4,179	—	364	4,179	2,081	1983	1984	45 years
Nob Hill Healthcare Center	San Francisco	CA	1,902	7,531	—	1,902	7,531	3,370	1967	1993	28 years
Canyonwood Nursing & Rehab. Ctr.	Redding	CA	401	3,784	—	401	3,784	1,338	1989	1989	45 years
Californian Care Center	Bakersfield	CA	1,439	5,609	—	1,439	5,609	1,844	1988	1992	40 years
Magnolia Gardens Care Center	Burlingame	CA	1,832	3,186	—	1,832	3,186	1,412	1955	1993	28.5 years
Lawton Healthcare Center	San Francisco	CA	943	514	—	943	514	314	1962	1996	20 years
Valley Gardens HC & Rehab.	Stockton	CA	516	3,405	—	516	3,405	1,320	1988	1988	29 years
Alta Vista Healthcare Center	Riverside	CA	376	1,669	—	376	1,669	838	1966	1992	29 years
Maywood Acres Healthcare Center	Oxnard	CA	465	2,363	—	465	2,363	1,065	1964	1993	29 years
La Veta Healthcare Center	Orange	CA	47	1,459	—	47	1,459	672	1964	1992	28 years
Bay View Nursing & Rehab. Center	Alameda	CA	1,462	5,981	—	1,462	5,981	2,686	1967	1993	45 years
Village Square Nsg. & Rehab. Ctr.	San Marcos	CA	766	3,507	—	766	3,507	997	1989	1993	42 years
Cherry Hills Health Care Center	Englewood	CO	241	2,180	—	241	2,180	1,079	1960	1995	30 years
Aurora Care Center	Aurora	CO	197	2,328	—	197	2,328	1,006	1962	1995	30 years
Castle Garden Care Center	Northglenn	CO	501	8,294	—	501	8,294	3,440	1971	1993	29 years
Brighton Care Center	Brighton	CO	282	3,377	—	282	3,377	1,453	1969	1992	30 years
Andrew House Healthcare	New Britain	CT	247	1,963	—	247	1,963	814	1967	1992	29 years
Camelot Nursing & Rehab. Center	New London	CT	202	2,363	—	202	2,363	983	1969	1994	28 years
Windsor Rehab. & Healthcare Center	Windsor	CT	368	2,520	—	368	2,520	1,177	1965	1994	30 years
Nutmeg Pavilion Healthcare	New London	CT	401	2,777	—	401	2,777	1,322	1968	1992	29 years
Parkway Pavilion Healthcare	Enfield	CT	337	3,607	—	337	3,607	1,684	1968	1994	28 years
Courtland Gardens Health Ctr., Inc.	Stamford	CT	1,126	9,399	—	1,126	9,399	1,948	1956	1990	45 years
Savannah Rehab. & Nursing Center	Savannah	GA	213	2,772	—	213	2,772	1,217	1968	1993	28.5 years
Specialty Care of Marietta	Marietta	GA	241	2,782	—	241	2,782	1,330	1968	1993	28.5 years
Savannah Specialty Care Center	Savannah	GA	157	2,219	—	157	2,219	1,130	1972	1991	26 years
Lafayette Nsg. & Rehab. Ctr.	Fayetteville	GA	598	6,623	—	598	6,623	2,726	1989	1995	20 years
Tucker Nursing Center	Tucker	GA	512	8,153	—	512	8,153	1,652	1972	1997	45 years
Hillcrest Rehab. Care Center	Boise	ID	256	3,593	—	256	3,593	857	1977	1998	45 years
Cascade Care Center	Caldwell	ID	312	2,050	—	312	2,050	541	1974	1998	45 years
Emmett Rehabilitation and Healthcare	Emmett	ID	185	1,670	—	185	1,670	1,317	1960	1984	28 years
Lewiston Rehabilitation and Care Ctr.	Lewiston	ID	133	3,982	—	133	3,982	1,993	1964	1984	29 years

Nampa Care Center	Nampa	ID	252	2,810	—	252	2,810	2,212	1950	1983	25 years
Weiser Rehabilitation and Care Ctr.	Weiser	ID	157	1,760	—	157	1,760	1,536	1963	1983	25 years
Moscow Care Center	Moscow	ID	261	2,571	—	261	2,571	1,477	1955	1990	25 years
Mountain Valley Care and Rehab.	Kellogg	ID	68	1,281	—	68	1,281	1,048	1971	1984	25 years
Rolling Hills Health Care Center	New Albany	IN	81	1,894	—	81	1,894	878	1984	1993	25 years
Royal Oaks Healthcare & Rehab Ctr.	Terre Haute	IN	418	5,779	—	418	5,779	1,296	1995	1995	45 years
Southwood Health & Rehab Center	Terre Haute	IN	90	2,868	—	90	2,868	1,270	1988	1993	25 years
Kindred Corydon	Corydon	IN	125	6,068	—	125	6,068	902	N/A	1998	45 years
Valley View Health Care Center	Elkhart	IN	87	2,665	—	87	2,665	1,216	1985	1993	25 years
Wildwood Healthcare Center	Indianapolis	IN	134	4,983	—	134	4,983	2,195	1988	1993	25 years
Meadowvale Health & Rehab. Ctr.	Bluffton	IN	7	787	—	7	787	277	1962	1995	22 years
Columbia Healthcare Facility	Evansville	IN	416	6,317	—	416	6,317	2,332	1983	1993	35 years
Bremen Health Care Center	Bremen	IN	109	3,354	—	109	3,354	1,220	1982	1996	45 years
Windsor Estates Health & Rehab Ctr	Kokomo	IN	256	6,625	—	256	6,625	2,207	1962	1995	35 years
Muncie Health Care & Rehab.	Muncie	IN	108	4,202	—	108	4,202	1,775	1980	1993	25 years
Parkwood Health Care Center	Lebanon	IN	121	4,512	—	121	4,512	1,942	1977	1993	25 years
Wedgewood Healthcare Center	Clarksville	IN	119	5,115	—	119	5,115	1,630	1985	1995	35 years
Westview Nursing & Rehab. Center	Bedford	IN	255	4,207	—	255	4,207	1,728	1970	1993	29 years
Columbus Health & Rehab. Center	Columbus	IN	345	6,817	—	345	6,817	3,609	1966	1991	25 years
Rosewood Health Care Center	Bowling Green	KY	248	5,371	—	248	5,371	2,554	1970	1990	30 years
Oakview Nursing & Rehab. Ctr.	Calvert City	KY	124	2,882	—	124	2,882	1,368	1967	1990	30 years
Cedars of Lebanon Nursing Center	Lebanon	KY	40	1,253	—	40	1,253	594	1930	1990	30 years
Winchester Centre for Health/Rehab.	Winchester	KY	137	6,120	—	137	6,120	2,879	1967	1990	30 years
Riverside Manor Health Care	Calhoun	KY	103	2,119	—	103	2,119	1,018	1963	1990	30 years
Maple Manor Healthcare Center	Greenville	KY	59	3,187	—	59	3,187	1,526	1968	1990	30 years
Danville Centre for Health & Rehab.	Danville	KY	322	3,538	—	322	3,538	1,361	1962	1995	30 years
Northfield Centre for Health & Rehab.	Louisville	KY	285	1,555	—	285	1,555	834	1969	1985	30 years
Hillcrest Health Care Center	Owensboro	KY	544	2,619	—	544	2,619	2,456	1963	1982	22 years
Woodland Terrace Health Care Fac.	Elizabethtown	KY	216	1,795	—	216	1,795	1,622	1969	1982	26 years
Harrodsburg Health Care Center	Harrodsburg	KY	137	1,830	—	137	1,830	1,094	1974	1985	35 years
Laurel Ridge Rehab. & Nursing Ctr.	Jamaica Plain	MA	194	1,617	—	194	1,617	872	1968	1989	30 years
Blue Hills Alzheimer's Care Center	Stoughton	MA	511	1,026	—	511	1,026	1,015	1965	1982	28 years
Brigham Manor Nursing & Rehab Ctr	Newburyport	MA	126	1,708	—	126	1,708	1,065	1806	1982	27 years
Presentation Nursing & Rehab. Ctr.	Brighton	MA	184	1,220	—	184	1,220	1,009	1968	1982	28 years
Country Manor Rehab. & Nsg. Center	Newburyport	MA	199	3,004	—	199	3,004	1,841	1968	1982	27 years

Crawford Skilled Nsg. & Rehab. Ctr.	Fall River	MA	127	1,109	—	127	1,109	850	1968	1982	29 years
Hallmark Nursing & Rehab. Ctr.	New Bedford	MA	202	2,694	—	202	2,694	1,717	1968	1982	26 years
Sachem Nursing & Rehab. Ctr.	East Bridgewater	MA	529	1,238	—	529	1,238	1,166	1968	1982	27 years
Hammersmith House Nsg. Care Ctr.	Saugus	MA	112	1,919	—	112	1,919	1,127	1965	1982	28 years
Oakwood Rehab. & Nursing Center	Webster	MA	102	1,154	—	102	1,154	876	1967	1982	31 years
Timberlyn Heights Nsg. & Alz. Ctr.	Great Barrington	MA	120	1,305	—	120	1,305	963	1968	1982	29 years
Brittany Healthcare Center	Natick	MA	249	1,328	—	249	1,328	953	1996	1982	31 years
Bolton Manor Nursing Home	Marlborough	MA	222	2,431	—	222	2,431	1,521	1973	1984	34.5 years
Hillcrest Nursing Home	Fitchburg	MA	175	1,461	—	175	1,461	1,226	1957	1984	25 years
Country Gardens Sk. Nsg. & Rehab.	Swansea	MA	415	2,675	—	415	2,675	1,621	1969	1984	27 years
Quincy Rehab. & Nursing Center	Quincy	MA	216	2,911	—	216	2,911	2,115	1965	1984	24 years
Newton and Wellesley Alzheimer Ctr.	Wellesley	MA	297	3,250	—	297	3,250	1,841	1971	1984	30 years
Den-Mar Rehab. & Nursing Center	Rockport	MA	23	1,560	—	23	1,560	1,026	1963	1985	30 years
Eagle Pond Rehab. & Living Center	South Dennis	MA	296	6,896	—	296	6,896	2,544	1985	1987	50 years
Blueberry Hill Healthcare	Beverly	MA	129	4,290	—	129	4,290	2,393	1965	1968	40 years
Colony House Nsg. & Rehab. Ctr.	Abington	MA	132	999	—	132	999	879	1965	1969	40 years
Embassy House Sk. Nsg. & Rehab.	Brockton	MA	166	1,004	—	166	1,004	810	1968	1969	40 years
Franklin Sk. Nsg. & Rehab. Center	Franklin	MA	156	757	—	156	757	667	1967	1969	40 years
Great Barrington Rehab. & Nsg. Ctr.	Great Barrington	MA	60	1,142	—	60	1,142	954	1967	1969	40 years
River Terrace	Lancaster	MA	268	957	—	268	957	894	1969	1969	40 years
Walden Rehab. & Nursing Center	Concord	MA	181	1,347	—	181	1,347	1,173	1969	1968	40 years
Harrington House Nsg. & Rehab. Ctr.	Walpole	MA	4	4,444	—	4	4,444	1,380	1991	1991	45 years
Augusta Rehabilitation Center	Augusta	ME	152	1,074	—	152	1,074	710	1968	1985	30 years
Eastside Rehab. and Living Center	Bangor	ME	316	1,349	—	316	1,349	789	1967	1985	30 years
Winship Green Nursing Center	Bath	ME	110	1,455	—	110	1,455	830	1974	1985	35 years
Brewer Rehabilitation & Living Center	Brewer	ME	228	2,737	—	228	2,737	1,424	1974	1985	33 years
Kennebunk Nursing Center	Kennebunk	ME	99	1,898	—	99	1,898	983	1977	1985	35 years
Norway Rehabilitation & Living Center	Norway	ME	133	1,658	—	133	1,658	881	1972	1985	39 years
Shore Village Rehab. & Nursing Ctr.	Rockland	ME	100	1,051	—	100	1,051	681	1968	1985	30 years
Westgate Manor	Bangor	ME	287	2,718	—	287	2,718	1,526	1969	1985	31 years
Brentwood Rehab. & Nsg. Center	Yarmouth	ME	181	2,789	—	181	2,789	1,504	1945	1985	45 years
Fieldcrest Manor Nursing Home	Waldoboro	ME	101	1,020	—	101	1,020	685	1963	1985	32 years
Park Place Health Care Center	Great Falls	MT	600	6,311	—	600	6,311	2,768	1963	1993	28 years
Parkview Acres Care & Rehab Ctr.	Dillon	MT	207	2,578	—	207	2,578	1,136	1965	1993	29 years

Pettigrew Rehab. & Healthcare Ctr.	Durham	NC	101	2,889	—	101	2,889	1,332	1969	1993	28 years
LaSalle Healthcare Center	Durham	NC	140	3,238	—	140	3,238	1,353	1969	1993	29 years
Sunnybrook & HC Rehab. Spec.	Raleigh	NC	187	3,409	—	187	3,409	1,816	1971	1991	25 years
Blue Ridge Rehab. & Healthcare Ctr.	Asheville	NC	250	3,819	—	250	3,819	1,580	1977	1991	32 years
Raleigh Rehab. & Healthcare Center	Raleigh	NC	316	5,470	—	316	5,470	2,906	1969	1991	25 years
Rose Manor Health Care Center	Durham	NC	201	3,527	—	201	3,527	1,801	1972	1991	26 years
Cypress Pointe Rehab & HC Center	Winmington	NC	233	3,710	—	233	3,710	1,760	1966	1993	28.5 years
Winston-Salem Rehab & HC Center	Winston-Salem	NC	305	5,142	—	305	5,142	2,711	1968	1991	25 years
Silas Creek Manor	Winston-Salem	NC	211	1,893	—	211	1,893	842	1966	1993	28.5 years
Lincoln Nursing Center	Lincoln	NC	39	3,309	—	39	3,309	1,761	1976	1986	35 years
Guardian Care of Roanoke Rapids	Roanoke Rapids	NC	339	4,132	—	339	4,132	2,142	1967	1991	25 years
Guardian Care of Henderson	Henderson	NC	206	1,997	—	206	1,997	883	1957	1993	29 years
Rehab. & Nursing Center of Monroe	Monroe	NC	185	2,654	—	185	2,654	1,311	1963	1993	28 years
Guardian Care of Kinston	Kinston	NC	186	3,038	—	186	3,038	1,306	1961	1993	29 years
Guardian Care of Zebulon	Zebulon	NC	179	1,933	—	179	1,933	853	1973	1993	29 years
Guardian Care of Rocky Mount.	Rocky Mount	NC	240	1,733	—	240	1,733	942	1975	1997	25 years
Rehab. & Health Center of Gastonia	Gastonia	NC	158	2,359	—	158	2,359	1,111	1968	1992	29 years
Guardian Care of Elizabeth City	Elizabeth City	NC	71	561	—	71	561	627	1977	1982	20 years
Chapel Hill Rehab. & Healthcare Ctr.	Chapel Hill	NC	347	3,029	—	347	3,029	1,432	1984	1993	28 years
Homestead Health Care & Rehab Ctr	Lincoln	NE	277	1,528	1,178	277	2,706	1,936	1961	1994	45 years
Dover Rehab. & Living Center	Dover	NH	355	3,797	—	355	3,797	2,222	1969	1990	25 years
Greenbriar Terrace Healthcare	Nashua	NH	776	6,011	—	776	6,011	3,230	1963	1990	25 years
Hanover Terrace Healthcare	Hanover	NH	326	1,825	—	326	1,825	792	1969	1993	29 years
Las Vegas Healthcare & Rehab. Ctr.	Las Vegas	NV	454	1,018	—	454	1,018	350	1940	1992	30 years
Torrey Pines Care Center	Las Vegas	NV	256	1,324	—	256	1,324	622	1971	1992	29 years
Franklin Woods Health Care Center	Columbus	OH	190	4,712	—	190	4,712	1,637	1986	1992	38 years
Chillicothe Nursing & Rehab. Center	Chillecothe	OH	128	3,481	—	128	3,481	1,918	1976	1985	34 years
Pickerington Nursing & Rehab. Ctr.	Pickerington	OH	312	4,382	—	312	4,382	1,515	1984	1992	37 years
Logan Health Care Center	Logan	OH	169	3,750	—	169	3,750	1,665	1979	1991	30 years
Winchester Place Nsg. & Rehab. Ctr.	Canal Winchestr.	OH	454	7,149	—	454	7,149	3,724	1974	1993	28 years
Minerva Park Nursing & Rehab. Ctr.	Columbus	OH	210	3,684	—	210	3,684	871	1973	1997	45 years
West Lafayette Rehab & Nsg Ctr	West Lafayette	OH	185	3,278	—	185	3,278	1,014	1972	1996	45 years
Cambridge Health & Rehab. Center	Cambridge	OH	108	2,642	—	108	2,642	1,221	1975	1993	25 years
Coshocton Health & Rehab. Center	Coshocton	OH	203	1,979	—	203	1,979	911	1974	1993	25 years

Bridgepark Ctr. for Rehab. & Nsg. Sv.	Akron	OH	341	5,491	—	341	5,491	2,502	1970	1993	28 years
Lebanon Country Manor	Lebanon	OH	105	3,617	—	105	3,617	1,585	1984	1986	43 years
Sunnyside Care Center	Salem	OR	1,519	2,688	—	1,519	2,688	1,136	1981	1991	30 years
Medford Rehab. & Healthcare Center	Medford	OR	362	4,610	—	362	4,610	2,038	N/A	1991	34 years
Wyomissing Nsg. & Rehab. Ctr.	Reading	PA	61	5,095	—	61	5,095	1,052	1966	1993	45 years
Health Havens Nursing & Rehab. Ctr.	E. Providence	RI	174	2,643	—	174	2,643	563	1962	1990	45 years
Oak Hill Nursing & Rehab. Ctr.	Pawtucket	RI	91	6,724	—	91	6,724	1,404	1966	1990	45 years
Madison Healthcare & Rehab Ctr.	Madison	TN	168	1,445	—	168	1,445	672	1968	1992	29 years
Cordova Rehab. & Nursing Center	Cordova	TN	322	8,830	—	322	8,830	4,230	1979	1986	39 years
Primacy Healthcare & Rehab Ctr.	Memphis	TN	1,222	8,344	—	1,222	8,344	3,196	1980	1990	37 years
Masters Health Care Center	Algood	TN	524	4,370	—	524	4,370	2,069	1981	1987	38 years
Wasatch Care Center	Ogden	UT	374	596	—	374	596	479	1964	1990	25 years
Crosslands Rehab. & Health Care Ctr	Sandy	UT	334	4,300	—	334	4,300	1,387	1987	1992	40 years
St. George Care and Rehab. Center	St. George	UT	420	4,465	—	420	4,465	1,933	1976	1993	29 years
Federal Heights Rehab. & Nsg. Ctr.	Salt Lake City	UT	201	2,322	—	201	2,322	1,052	1962	1992	29 years
Wasatch Valley Rehabilitation	Salt Lake City	UT	389	3,545	—	389	3,545	1,513	1962	1995	29 years
Nansemond Pointe Rehab. & HC Ctr.	Suffolk	VA	534	6,990	—	534	6,990	2,918	1963	1991	32 years
Harbour Pointe Med. & Rehab. Ctr	Norfolk	VA	427	4,441	—	427	4,441	1,991	1969	1993	28 years
River Pointe Rehab. & Healthc. Ctr.	Virginia Beach	VA	770	4,440	—	770	4,440	2,462	1953	1991	25 years
Bay Pointe Medical & Rehab. Centre	Virginia Beach	VA	805	2,886	—	425	2,886	1,235	1971	1993	29 years
Birchwood Terrace Healthcare	Burlington	VT	15	4,656	—	15	4,656	2,591	1965	1990	27 years
Arden Rehabilitation & Healthcare Ctr	Seattle	WA	1,111	4,013	—	1,111	4,013	1,755	1950	1993	28.5 years
Northwest Continuum Care Center	Longview	WA	145	2,563	—	145	2,563	1,160	1955	1992	29 years
Bellingham Health Care & Rehab Svc	Bellingham	WA	442	3,823	—	442	3,823	1,680	1972	1993	28.5 years
Rainier Vista Care Center	Puyallup	WA	520	4,780	—	520	4,780	1,599	1986	1991	40 years
Lakewood Healthcare Center	Lakewood	WA	504	3,511	—	504	3,511	1,231	1989	1989	45 years
Vancouver Healthcare & Rehab. Center	Vancouver	WA	449	2,964	—	449	2,964	1,373	1970	1993	28 years
Heritage Health & Rehab. Center	Vancouver	WA	76	835	—	76	835	351	1955	1992	29 years
Edmonds Rehab. & Healthcare Ctr.	Edmonds	WA	355	3,032	—	355	3,032	1,590	1961	1991	25 years
Queen Anne Healthcare	Seattle	WA	570	2,750	—	570	2,750	1,266	1970	1993	29 years
San Luis Medical & Rehab Center	Greenbay	WI	259	5,299	—	259	5,299	2,439	N/A	1996	25 years
Eastview Medical & Rehab. Center	Antigo	WI	200	4,047	—	200	4,047	2,096	1962	1991	28 years
Colonial Manor Medical & Rehab Ctr.	Wausau	WI	169	3,370	—	169	3,370	1,472	1964	1995	30 years
Colony Oaks Care Center	Appleton	WI	353	3,571	—	353	3,571	1,715	1967	1993	29 years

North Ridge Med. & Rehab. Center	Manitowoc	WI	206	3,785	—	206	3,785	1,716	1964	1992	29 years
Vallhaven Care Center	Neenah	WI	337	5,125	—	337	5,125	2,370	1966	1993	28 years
Kennedy Park Medical & Rehab. Ctr.	Schofield	WI	301	3,596	—	301	3,596	2,785	1966	1982	29 years
Mt. Carmel Medical & Rehab. Ctr.	Burlington	WI	274	7,205	—	274	7,205	2,894	1971	1991	30 years
Mt. Carmel Medical & Rehab. Ctr.	Milwaukee	WI	2,678	25,867	—	2,678	25,867	12,479	1958	1991	30 years
Sheridan Medical Complex	Kenosha	WI	282	4,910	—	282	4,910	2,588	1964	1991	25 years
Woodstock Health & Rehab. Center	Kenosha	WI	562	7,424	—	562	7,424	4,073	1970	1991	25 years
Mountain Towers Healthcare & Rehab	Cheyenne	WY	342	3,814	—	342	3,814	1,585	1964	1992	29 years
South Central Wyoming HC. & Rehab	Rawlins	WY	151	1,738	—	151	1,738	755	1955	1993	29 years
Wind River Healthcare & Rehab. Ctr	Riverton	WY	179	1,559	—	179	1,559	672	1967	1992	29 years
Sage View Care Center	Rock Springs	WY	287	2,392	—	287	2,392	1,059	1964	1993	30 years

TOTAL KINDRED NURSING FACILITIES			61,609	638,825	1,178	61,229	640,003	295,944
NON-KINDRED SKILLED NURSING FACILITIES
Millenium Health & Rehab. Ctr. at South River	Edgewater	MD	580	7,120	—	580	7,120	617	1980	2002	25 years
Regency Nursing and Rehabilitation	Forestville	MD	640	10,560	—	640	10,560	1,144	1966	2002	25 years
St. Agnes Nursing and Rehabilitation	Ellicott City	MD	830	11,370	—	830	11,370	985	1985	2002	25 years
Woodside Convalescent Center	Rochester	MN	639	3,440	56	639	3,496	2,825	N/A	1982	28 years
Lopatcong Center	Phillipsburg	NJ	1,490	12,336	—	1,490	12,336	447	1982	2004	30 years
Chardon Quality Care Center	Chardon	OH	210	6,614	—	210	6,614	573	1987	2002	25 years
Greenbriar Quality Care	Boardman	OH	380	8,958	—	380	8,958	776	1991	2002	25 years
Regency Manor	Columbus	OH	607	16,424	—	607	16,424	400	1883	2004	35 years
Burlington House	Cincinnati	OH	918	5,087	—	918	5,087	121	1989	2004	35 years
Marietta Convalescent Center	Marietta	OH	158	3,266	75	158	3,341	1,466	N/A	1993	25 years
Wayne Center	Wayne	PA	662	6,872	—	662	6,872	241	1875	2004	30 years
Belvedere Nursing & Rehab	Chester	PA	822	7,202	—	822	7,202	259	1899	2004	30 years
Chapel Manor	Philadelphia	PA	1,596	13,982	—	1,596	13,982	502	1948	2004	30 years
Pennsburg Manor	Pennsburg	PA	1,091	7,871	—	1,091	7,871	295	1982	2004	30 years

TOTAL NON-KINDRED SKILLED NURSING FACILITIES			10,623	121,102	131	10,623	121,233	10,651

TOTAL FOR SKILLED NURSING FACILITIES			72,232	759,927	1,309	71,852	761,236	306,595
KINDRED HOSPITALS
Kindred Hospital — Phoenix	Phoenix	AZ	226	3,359	—	226	3,359	1,611	N/A	1992	30 years
Kindred Hospital — Tucson	Tuscon	AZ	130	3,091	—	130	3,091	1,821	N/A	1994	25 years
Kindred Hospital — Ontario	Ontario	CA	523	2,988	—	523	2,988	1,559	N/A	1994	25 years
Kindred Hospital — San Leandro	San Leandro	CA	2,735	5,870	—	2,735	5,870	4,757	N/A	1993	25 years
Kindred Hospital — Orange County	Westminster	CA	728	7,384	—	728	7,384	4,473	N/A	1993	20 years
THC — Orange County	Orange County	CA	3,144	2,611	—	3,144	2,611	558	1990	1995	40 years
Kindred Hospital — San Diego	San Diego	CA	670	11,764	—	670	11,764	5,852	N/A	1994	25 years

Kindred Hospital — Denver	Denver	CO	896	6,367	—	896	6,367	3,915	N/A	1994	20 years
Kindred Hospital — Coral Gables	Coral Gables	FL	1,071	5,348	—	1,071	5,348	3,074	N/A	1992	30 years
Kindred Hospital — St. Petersburg	St. Petersburg	FL	1,418	17,525	7	1,418	17,532	7,422	1968	1997	40 years
Kindred Hospital — Ft. Lauderdale	Ft. Lauderdale	FL	1,758	14,080	—	1,758	14,080	7,822	N/A	1989	30 years
Kindred Hospital — North Florida	Green Cove Spr.	FL	145	4,613	—	145	4,613	2,263	N/A	1994	20 years
Kindred Hospital — Central Tampa	Tampa	FL	2,732	7,676	—	2,732	7,676	2,266	1970	1993	40 years
Kindred Hospital — Hollywood	Hollywood	FL	605	5,229	—	605	5,229	2,367	1937	1995	20 years
Kindred Hospital — Sycamore	Sycamore	IL	77	8,549	—	77	8,549	3,969	N/A	1993	20 years
Kindred Hospital — Chicago North	Chicago	IL	1,583	19,980	—	1,583	19,980	9,635	N/A	1995	25 years
Kindred Hospital — Lake Shore	Chicago	IL	1,513	9,525	—	1,513	9,525	7,256	1995	1976	20 years
Kindred Hospital — Northlake	Northlake	IL	850	6,498	—	850	6,498	3,404	N/A	1991	30 years
Kindred Hospital — Indianapolis	Indianapolis	IN	985	3,801	—	985	3,801	2,078	N/A	1993	30 years
Kindred Hospital — Louisville	Louisville	KY	3,041	12,330	—	3,041	12,279	6,406	N/A	1995	20 years
Kindred Hospital — New Orleans	New Orleans	LA	648	4,971	—	648	4,971	2,855	1968	1978	20 years
Kindred Hosp — Boston Northshore	Peabody	MA	543	7,568	—	543	7,568	2,367	1974	1993	40 years
Kindred Hospital — Boston	Boston	MA	1,551	9,796	—	1,551	9,796	6,058	N/A	1994	25 years
Kindred Hospital — Detroit	Detroit	MI	355	3,544	—	355	3,544	2,288	N/A	1991	20 years
Kindred Hospital — Kansas City	Kansas City	MO	277	2,914	—	277	2,914	1,656	N/A	1992	30 years
Kindred Hospital — St. Louis	St. Louis	MO	1,126	2,087	—	1,126	2,087	1,264	N/A	1991	40 years
Kindred Hospital — Greensboro	Greensboro	NC	1,010	7,586	—	1,010	7,586	4,195	N/A	1994	20 years
Kindred Hospital — Albuquerque	Albuquerque	NM	11	4,253	—	11	4,253	1,163	1985	1993	40 years
THC—Las Vegas Hospital	Las Vegas	NV	1,110	2,177	—	1,110	2,177	578	1980	1994	40 years
Kindred Hospital — Oklahoma City	Oklahoma City	OK	293	5,607	—	293	5,607	2,495	N/A	1993	30 years
Kindred Hospital — Philadelphia	Philadelphia	PA	135	5,223	—	135	5,223	1,564	N/A	1995	35 years
Kindred Hospital — Pittsburgh	Oakdale	PA	662	12,854	—	662	12,854	4,503	N/A	1996	40 years
Kindred Hospital — Chattanooga	Chattanooga	TN	757	4,415	—	757	4,415	2,492	N/A	1993	22 years
Kindred Hospital — San Antonio	San Antonio	TX	249	11,413	—	249	11,413	4,699	N/A	1993	30 years
Kindred Hospital — Ft. Worth Southwest	Ft. Worth	TX	2,342	7,458	—	2,342	7,458	4,752	1987	1986	20 years
Kindred Hospital — Houston Northwest	Houston	TX	1,699	6,788	—	1,699	6,788	2,364	1986	1985	40 years
Kindred Hospital — Mansfield	Mansfield	TX	267	2,462	—	267	2,462	1,173	N/A	1990	40 years

Kindred Hospital — Ft. Worth West	Ft. Worth	TX	648	10,608	—	648	10,608	4,789	N/A	1994	34 years
Kindred Hospital — Houston	Houston	TX	33	7,062	—	33	7,062	3,584	N/A	1994	20 years

TOTAL FOR KINDRED HOSPITALS			38,546	277,374	7	38,546	277,330	137,347
NON-KINDRED HOSPITALS
Greenbriar Hospital	Boardman	OH	90	3,332	—	90	3,332	289	1991	2002	25 years

TOTAL FOR NON-KINDRED HOSPITALS			90	3,332	—	90	3,332	289

TOTAL FOR HOSPITALS			38,636	280,706	7	38,636	280,662	137,636

SENIOR HOUSING FACILITIES
Summerville at South Windsor	South Windsor	CT	2,187	12,713	—	2,187	12,713	162	1999	2004	35 years
The Grand Court Ft. Myers	Ft. Myers	FL	1,065	9,586	—	1,065	9,586	286	1988	2004	35 years
The Grand Court Tavares	Tavares	FL	431	3,881	—	431	3,881	133	1985	2004	35 years
The Grand Court Belleville	Belleville	IL	370	3,333	—	370	3,333	92	1984	2004	35 years
Seasons at Glenview	Northbrook	IL	1,988	39,762	—	1,988	39,762	816	1999	2004	35 years
The Grand Court Overland Park	Overland Park	KS	2,297	20,676	—	2,297	20,676	486	1988	2004	35 years
Heritage Woods	Agawarn	MA	1,249	4,625	—	1,249	4,625	200	1997	2004	30 years
Heritage at North Andover	North Andover	MA	1,194	12,544	—	1,194	12,544	402	1994	2004	30 years
Heritage at Vernon Court	Newton	MA	1,793	9,678	—	1,793	9,678	307	1930	2004	30 years
Heritage at Cleveland Circle	Brookline	MA	1,468	11,418	—	1,468	11,418	360	1995	2004	30 years
Cabot Park Village	Newtonville	MA	1,772	14,854	—	1,772	14,854	492	1996	2004	30 years
The Village at Farm Pond	Framingham	MA	5,165	33,335	—	5,165	33,335	82	1999	2004	35 years
The Grand Court Adrian	Adrian	MI	601	5,411	—	601	5,411	176	1988	2004	35 years
The Grand Court Farmington Hills	Farmington Hills	MI	847	7,619	—	847	7,619	189	1989	2004	35 years
The Grand Court Kansas City I	Kansas City	MO	1,250	11,249	—	1,250	11,249	298	1989	2004	35 years
The Grand Court Albuquerque	Albuquerque	NM	1,382	12,440	—	1,382	12,440	392	1991	2004	35 years
The Grand Court Las Vegas	Las Vegas	NV	679	6,107	—	679	6,107	172	1987	2004	35 years
The Commons at Greenbriar	Boardman	OH	210	2,106	—	210	2,106	183	1987	2002	25 years
The Grand Court Dayton	Dayton	OH	636	5,721	—	636	5,721	211	1987	2004	35 years
The Grand Court Findlay	Findlay	OH	385	3,464	—	385	3,464	105	1984	2004	35 years
The Grand Court Springfield	Springfield	OH	250	2,250	—	250	2,250	77	1986	2004	35 years
Summerville at Mentor	Mentor	OH	559	11,341	—	559	11,341	145	1999	2004	35 years
Berkshire Commons	Reading	PA	470	4,301	—	470	4,301	163	1997	2004	30 years
Lehigh	Macungie	PA	420	4,406	—	420	4,406	162	1997	2004	30 years
Sanatoga Court	Pottstown	PA	360	3,233	—	360	3,233	123	1997	2004	30 years
Highgate at Paoli Pointe	Paoli	PA	1,151	9,079	—	1,151	9,079	308	1997	2004	30 years
Mifflin Court	Shillington	PA	689	4,265	—	689	4,265	90	1997	2004	35 years
Woodbridge	Kimberton	PA	970	4,469	—	970	4,469	170	1996	2004	30 years
The Grand Court Lubbock	Lubbock	TX	720	6,479	—	720	6,479	160	1984	2004	35 years
The Grand Court Bristol	Bristol	VA	648	5,835	—	648	5,835	185	1985	2004	35 years

TOTAL FOR SENIOR HOUSING FACILITIES			33,206	286,180	—	33,206	286,180	7,127
PERSONAL CARE FACILITIES
ResCare — Tangram — 8 sites	San Marcos	TX	616	6,512	4	616	6,521	2,036	N/A	1998	20 years

TOTAL FOR PERSONAL CARE FACILITIES			616	6,512	4	616	6,521	2,036

MEDICAL OFFICE BUILDINGS
JFK Medical Plaza	Lake Worth	FL	453	1,711	—	453	1,711	20	1999	2004	35 years
Palms West Building 6	Loxahatchee	FL	964	2,679	—	964	2,679	32	2000	2004	35 years
Regency Medical Office Park Phase II	Melbourne	FL	769	3,810	—	769	3,810	27	1998	2004	35 years
Regency Medical Office Park Phase I	Melbourne	FL	590	3,156	—	590	3,156	23	1995	2004	35 years
Lacey Branch Office Building	Forked River	NJ	63	621	—	63	621	22	1996	2004	30 years
Professional Office Building I	Upland	PA	—	6,243	40	—	6,283	215	1978	2004	30 years
DCMH Medical Office Building	Drexel Hill	PA	—	10,379	46	—	10,425	358	1984	2004	30 years
Abilene Medical Commons I	Abilene	TX	178	1,600	—	178	1,600	19	2000	2004	35 years

TOTAL FOR MEDICAL OFFICE BUILDINGS			3,017	30,199	86	3,017	30,285	716

TOTAL FOR ALL PROPERTIES			$147,707	$1,363,524	$1,406	$147,327	$1,364,884	$454,110

	For the years ended December 31,
	2004	2003	2002
Reconciliation of real estate:
Carrying cost:
Balance at beginning of period	$1,090,181	$1,221,406	$1,175,838
Additions during period:
Acquisitions	427,332	—	53,000
Dispositions:
Sale of facilities	(5,302)	(127,844)	(7,432)
Assets reclassified as held for sale	—	(3,381)

Balance end of period	$1,512,211	$1,090,181	$1,221,406

Accumulated depreciation:
Balance at beginning of period	$408,891	$409,132	$369,502
Additions during period:
Depreciation expense	48,849	41,659	41,891
Dispositions:
Sale of facilities	(3,630)	(40,461)	(2,261)
Assets reclassified as held for sale	—	(1,439)

Balance end of period	$454,110	$408,891	$409,132

VENTAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$153,851	$147,327
Building and improvements	1,401,609	1,364,884

	1,555,460	1,512,211
Accumulated depreciation	(467,285)	(454,110)

Net real estate property	1,088,175	1,058,101
Loans receivable, net	38,883	13,031

Net real estate investments	1,127,058	1,071,132
Cash and cash equivalents	1,779	3,365
Escrow deposits and restricted cash	17,764	25,710
Deferred financing costs, net	12,928	13,550
Notes receivable from employees	3,234	3,216
Other	11,435	9,962

Total assets	$1,174,198	$1,126,935

Liabilities and stockholders' equity
Liabilities:
Senior Notes payable and other debt	$877,642	$843,178
Deferred revenue	12,298	12,887
Interest rate swap agreements	9,717	16,550
Accrued dividend	30,531	27,498
Accrued interest	18,871	8,743
Accounts payable and other accrued liabilities	28,015	27,461
Deferred income taxes	30,394	30,394

Total liabilities	1,007,468	966,711

Commitments and contingencies
Stockholders' equity:
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; authorized 180,000 shares; 85,223 and 85,131 shares issued at March 31, 2005 and December 31, 2004, respectively	21,306	21,283
Capital in excess of par value	210,216	208,903
Unearned compensation on restricted stock	(1,616)	(633)
Accumulated other comprehensive loss	(3,327)	(9,114)
Retained earnings (deficit)	(48,255)	(45,297)

	178,324	175,142
Treasury stock, 413 and 532 shares at March 31, 2005 and December 31, 2004, respectively	(11,594)	(14,918)

Total stockholders' equity	166,730	160,224

Total liabilities and stockholders' equity	$1,174,198	$1,126,935

See notes to condensed consolidated financial statements.

VENTAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Rental income	$62,739	$52,906
Interest income from loans receivable	652	756
Interest and other income	612	281

Total revenues	64,003	53,943

Expenses:
Property-level operating expenses	552	207
General, administrative and professional fees	5,020	4,224
Restricted stock amortization	420	385
Depreciation	13,266	10,807
Interest	17,172	15,229

Total expenses	36,430	30,852

Income before discontinued operations	27,573	23,091
Discontinued operations	—	184

Net income	$27,573	$23,275

Earnings per common share:
Basic:
Income before discontinued operations	$0.33	$0.28
Net income	$0.33	$0.28
Diluted:
Income before discontinued operations	$0.32	$0.28
Net income	$0.32	$0.28
Shares used in computing earnings per common share:
Basic	84,657	81,703
Diluted	85,400	82,760
Dividend declared per common share	$0.3600	$0.3250

See notes to condensed consolidated financial statements.

VENTAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2005	2004
Net income	$27,573	$23,275
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swaps	4,498	(7,741)
Reclassification adjustment for realized loss on interest rate swaps included in net income during the period	1,289	2,694

	5,787	(5,047)

Net comprehensive income	$33,360	$18,228

See notes to condensed consolidated financial statements.

VENTAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$27,573	$23,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	13,266	10,858
Amortization of deferred financing costs	890	1,022
Amortization of restricted stock	420	385
Straight-lining of rental income	(880)	(278)
Amortization of deferred revenue	(636)	(627)
Other	(1,046)	(818)
Changes in operating assets and liabilities:
Decrease (increase) in escrow deposit and restricted cash	8,194	(3,607)
(Increase) decrease in other assets	(703)	474
Increase in accrued interest	10,128	8,704
Increase in accounts payable and accrued and other liabilities	859	297

Net cash provided by operating activities	58,065	39,685
Cash flows from investing activities:
Net investment in real estate property	(31,139)	(176,670)
Investment in loans receivable	(27,818)	—
Proceeds from loan receivable	997	55
Other	966	133

Net cash used in investing activities	(56,994)	(176,482)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	23,300	39,850
Repayment of debt	(1,145)	(789)
Issuance of common stock	2,255	51,672
Proceeds from stock option exercises	699	14,521
Cash distribution to stockholders	(27,498)	(48,838)
Other	(268)	—

Net cash (used in) provided by financing activities	(2,657)	56,416

Net decrease in cash and cash equivalents	(1,586)	(80,381)
Cash and cash equivalents at beginning of period	3,365	82,104

Cash and cash equivalents at end of period	$1,779	$1,723

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$12,110	$99,409
Escrow deposits and restricted cash	248	7,802
Other assets acquired	—	168
Debt	12,309	102,739
Other liabilities	49	4,640

See notes to condensed consolidated financial statements.

VENTAS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Description of Business

        Ventas, Inc. (together with its subsidiaries, except where the context otherwise requires, "we," "us" or "our") is a healthcare real estate investment trust ("REIT") with a geographically diverse portfolio of healthcare and senior housing facilities. As of March 31, 2005, this portfolio consisted of 201 skilled nursing facilities, 41 hospitals, and 50 senior housing and other facilities in 39 states. Except with respect to our medical office buildings, we lease these facilities to healthcare operating companies under "triple-net" or "absolute net" leases. Kindred Healthcare, Inc. and its subsidiaries (collectively, "Kindred") leased 225 of our facilities as of March 31, 2005. We also have real estate loan investments relating to 34 healthcare and senior housing facilities as of March 31, 2005.

        We conduct substantially all of our business through a wholly owned operating partnership, Ventas Realty, Limited Partnership ("Ventas Realty"), a wholly owned limited liability company, Ventas Finance I, LLC ("Ventas Finance"), and an operating partnership, ElderTrust Operating Partnership ("ETOP"), in which we own 99.6% of the partnership units.

Note 2—Basis of Presentation

        The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily an indication of the results that may be expected for the year ending December 31, 2005. The Condensed Consolidated Balance Sheet as of December 31, 2004 has been derived from our audited consolidated financial statements for the year ended December 31, 2004. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2004. Certain prior year amounts have been reclassified to conform to current year presentation.

        We have one primary reportable segment, which consists of investments in real estate. Our primary business consists of financing, owning and leasing healthcare-related and senior housing facilities and leasing or subleasing such facilities to third parties, primarily Kindred. Substantially all of our leases are triple-net leases, which require the tenants to pay all property-related expenses. With the exception of our medical office buildings, we do not operate the facilities nor do we allocate capital to maintain our properties. Substantially all depreciation and interest expense reflected in the Condensed Consolidated Statements of Income relates to the ownership of our investment in real estate.

Recently Issued Accounting Standards

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment" ("SFAS No. 123(R)"), which is a revision to SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative under SFAS No. 123(R).

        As required under Securities and Exchange Commission (the "Commission") Release No. 33-8568, we expect to adopt the provisions of this accounting standard on January 1, 2006. We expect to apply the modified prospective method of adoption in which compensation cost is recognized beginning on the date we adopt the accounting standard for all share-based payments granted after the adoption date and for all awards granted to employees prior to the adoption date that remain unvested on the adoption date. As permitted by SFAS No. 123(R), we currently account for share-based payments to employees using the intrinsic value method under APB Opinion No. 25 and, as such, generally recognize no compensation cost for employee stock options. The adoption of SFAS No. 123(R) is expected to result in an immaterial increase in expense during 2006 based on unvested options outstanding as of March 31, 2005 and current compensation plans. While the effect of adoption depends on the level of share-based payments granted in the future and unvested grants on the date we adopt SFAS No. 123(R), the effect of this accounting standard on our prior operating results would approximate the effect of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share. See "Note 8—Stockholders' Equity and Stock Options."

Note 3—Concentration of Credit Risk

        As of March 31, 2005, approximately 65.4% of our properties, based on their original cost, were operated by Kindred and approximately 53.6% of our properties, based on their original cost, were skilled nursing facilities. Our remaining properties consist of hospitals, senior housing facilities and other facilities. Our facilities are located in 39 states, with facilities in only one state accounting for more than 10% of total revenues during the three months ended March 31, 2005 and 2004.

        Approximately 76.0% and 87.2% of our total revenues for the three months ended March 31, 2005 and 2004, respectively, were derived from our master lease agreements with Kindred (the "Kindred Master Leases"). Each Kindred Master Lease is a "triple-net lease" pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. There are several renewal bundles of properties under each Kindred Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years from May 1, 1998, subject to certain exceptions, and are subject to three five-year renewal terms.

        Because we lease a substantial portion of our properties to Kindred and Kindred is the primary source of our total revenues, Kindred's financial condition and ability and willingness to satisfy its obligations under the Kindred Master Leases and certain other agreements with us will significantly impact our revenues and our ability to service our indebtedness and to make distributions to our stockholders. On September 13, 1999, Kindred filed for protection under the federal bankruptcy laws with the United States Bankruptcy Court for the District of Delaware, and Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred's emergence from bankruptcy, we cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Kindred Master Leases or that Kindred will perform its obligations under the Kindred Master Leases. The inability or unwillingness of Kindred to satisfy its obligations under the Kindred Master Leases would have a material adverse effect on our business, financial condition, results of operation and liquidity, on our ability to service our indebtedness and on our ability to make distributions to our stockholders as required to maintain our status as a REIT.

        Kindred is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred provided in this Quarterly Report on Form 10-Q is derived from filings made with the Commission or other publicly available information, or has been provided to us by Kindred. We have not verified this information either through an independent investigation or by reviewing Kindred's public filings. We have no reason to believe that such information is inaccurate in any material respect, but we cannot assure you that all of this information is accurate. Kindred's filings with the Commission can be found at the Commission's website at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred's publicly available filings from the Commission.

Agreement of Indemnity—Third-Party Leases

        In connection with our spin off of Kindred in 1998 (the "1998 Spin Off"), we assigned our former third-party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a guarantor of tenant obligations to Kindred (the "Third-Party Leases"). Under the terms of an indemnity agreement relating to the Third-Party Leases, Kindred agreed to indemnify and hold us harmless from and against all claims against us arising out of the Third-Party Leases assigned by us to Kindred. Either prior to or following the 1998 Spin Off, the tenant's rights under a subset of the Third-Party Leases were assigned or sublet to third parties unrelated to Kindred. If Kindred or such third-party subtenants are unable to or do not satisfy the obligations under any Third-Party Lease, the lessors may claim that we remain liable under the Third-Party Leases. We believe we may have valid legal defenses to any such claim. However, there can be no assurance we would prevail against a claim brought by a lessor under a Third-Party Lease. In the event that a lessor should prevail in a claim against us, we may be entitled to receive revenues from those properties that would mitigate the costs incurred in connection with the satisfaction of such obligations. The Third-Party Leases relating to nursing facilities, hospitals, offices and warehouses have remaining terms (excluding renewal periods) of one to 10 years. The Third-Party Leases relating to ground leases have remaining terms from one to 80 years. Under Kindred's plan of reorganization, Kindred assumed and agreed to fulfill its obligations under the indemnity agreement relating to the Third-Party Leases. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor, its obligations under the indemnity agreement relating to the Third-Party Leases. Under Kindred's plan of reorganization, Kindred has agreed not to renew or extend any Third-Party Lease unless it first obtains a release of us from liability under such Third-Party Lease. As of March 31, 2005, the total aggregate remaining minimum rental payments under the Third-Party Leases were $24.9 million.

Agreement of Indemnity—Third-Party Contracts

        In connection with the 1998 Spin Off, we assigned our former third-party guaranty agreements to Kindred (the "Third-Party Guarantees"). Under the terms of an indemnity agreement relating to the Third-Party Guarantees, Kindred agreed to indemnify and hold us harmless from and against all claims against us arising out of the Third-Party Guarantees. Under Kindred's plan of reorganization, Kindred assumed and agreed to fulfill its obligations under the indemnity agreement relating to the Third-Party Guarantees. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy, or that it will continue to honor, its obligations incurred in connection with the indemnity agreement relating to the Third-Party Guarantees. If Kindred is unable to or does not satisfy the obligations under any Third-Party Guarantee, then we may be liable for the payment and performance of the obligations under any such agreement. However, we believe we may have valid legal defenses to any such claim under a Third-Party Guarantee. As of March 31, 2005, we believe that we had no material exposure under the Third-Party Guarantees.

Note 4—Acquisitions

        During the three months ended March 31, 2005, we completed the acquisitions described below. The primary reason for these acquisitions was to invest in healthcare and senior housing properties with an expected yield on investment, as well as to diversify our properties and revenue base and reduce our dependence on Kindred for rental revenue.

        During the three months ended March 31, 2005, we acquired one senior housing facility and one hospital for an aggregate purchase price of $29.7 million. The facilities are leased under triple-net leases, each having initial terms of 15 years and initially providing aggregate, annual cash base rent of approximately $2.8 million, subject to escalation as provided in the leases. We also acquired a parcel of land that is adjacent to one of our healthcare facilities for $0.6 million.

        During the three months ended March 31, 2005, we also acquired three medical office buildings for an aggregate purchase price of $12.9 million. These buildings are leased to various tenants under leases having various remaining terms and initially providing aggregate, annual cash base rent of approximately $1.7 million, subject to escalation as provided in the leases. We have engaged managers to manage the operations at the medical office buildings.

Estimated Fair Value

        The 2005 transactions were accounted for under the purchase method. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Such estimates are subject to refinement as additional valuation information is received.

(in thousands)
Land	$6,524
Buildings and improvements	36,725
Escrow deposits and restricted cash	248

Total assets acquired	43,497

Notes payable and other debt	12,309
Other liabilities	49

Total liabilities assumed	12,358

Net assets acquired	31,139
Less cash acquired	—

Net cash paid	$31,139

        The buildings are being depreciated over their estimated useful lives, which were determined to be 35 years.

Pro Forma

        The following table illustrates the effect on our operations as if we had consummated our 2004 and 2005 transactions and our 2004 equity offering as of the beginning of each of the three-month periods ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per share amounts)
Revenues	$64,420	$62,420
Expenses	36,840	36,842
Net income from continuing operations	27,580	25,578
Net income	27,580	25,762
Earnings per common share:
Basic:
Net income from continuing operations	$0.33	$0.31
Net income	$0.33	$0.31
Diluted:
Net income from continuing operations	$0.32	$0.30
Net income	$0.32	$0.30
Shares used in computing earnings per common share:
Basic	84,657	83,263
Diluted	85,400	84,320

Subsequent Transaction

        On April 12, 2005, we announced that we had entered into a definitive merger agreement to acquire all of the outstanding common shares of Provident Senior Living Trust (together with its subsidiaries, "Provident") in a transaction valued at $1.2 billion. Provident is a privately-held senior living REIT that owns 68 independent and assisted living properties in 19 states containing approximately 6,819 units that derive substantially all of their revenues from private-pay sources. Provident leases its properties to affiliates of Brookdale Living Communities, Inc. ("Brookdale") and Alterra Healthcare Corporation ("Alterra") under 15-year triple-net leases. Provident's leases to Brookdale cover 21 properties containing 4,474 units and its leases to Alterra cover 47 properties containing 2,345 units. Obligations under the Brookdale leases and Alterra leases are indirectly guaranteed by Brookdale and Alterra, respectively. The acquisition is subject to satisfaction of certain conditions, including approval from the holders of a majority of the Provident common shares, the declaration of effectiveness by the Commission of a registration statement covering our shares of common stock to be issued in the acquisition, the listing of those shares on the New York Stock Exchange and receipt of tax opinions. We expect the acquisition to close in the second quarter of 2005, although there can be no assurance that the acquisition will close or, if it does, when the closing will occur.

Note 5—Dispositions

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS No. 144"), the results of operations and gain/(loss) on real estate properties sold or held for sale are reflected in the Condensed Consolidated Statements of Income as "discontinued operations" for all periods presented. Interest expense allocated to discontinued operations has been estimated based on a proportional allocation of rental income among all of our facilities.

        During the three months ended March 31, 2005, we did not dispose of any assets or have any operating assets classified as held for sale, and therefore no amounts were reported in discontinued operations. Set forth below is a summary of the results of operations of the facilities that were sold and held for sale during the year ended December 31, 2004:

Three Months Ended March 31, 2004
(in thousands)
Rental income	$334

Interest	99
Depreciation	51

150

Discontinued operations	$184

Note 6—Loans Receivable, Net

        During the three months ended March 31, 2005, we extended a first mortgage loan in the amount of $6.4 million. The loan accrues interest at a rate of 9.0% per annum and provides for monthly amortization of principal with a balloon payment maturity date of February 2010. We also invested in a portfolio of eight distressed mortgage loans for an aggregate purchase price of $21.4 million. The mortgage loans are secured by eight senior housing facilities. A third party and its two principals issued for our benefit a support agreement relative to these mortgage loans. Under the support agreement, the third party and its two principals agreed, among other things, to pay a 9% annual rate of return on the outstanding balance of our investment in the mortgage loans and, if not sooner paid, to repay to us the outstanding principal balance of our investment in the mortgage loans on March 31, 2010. The third party and its two principals have certain rights and obligations to buy the mortgage loans and their obligations under the support agreement are guaranteed by their affiliated senior living operator.

        In November 2002, we made a $17.0 million mezzanine loan to Trans Healthcare, Inc. ("THI"). As of March 31, 2005, the balance of the mezzanine loan receivable was approximately $12.2 million. The THI mezzanine loan bears interest, inclusive of upfront fees, at 18% per annum and is secured by equity pledges in entities that own and operate 17 healthcare facilities, plus liens on four other healthcare properties, and interests in three additional properties and a physical therapy business. Contemporaneously with the making of the THI mezzanine loan, we purchased five healthcare facilities and leased them back to THI under a triple-net master lease providing for initial annual base rent of $5.9 million. THI remains current on all lease payments under its lease and all principal and interest payments under the mezzanine loan. We have entered into a series of forbearance agreements with THI regarding terms in the THI mezzanine loan documents and the THI master lease. The current forbearance agreement with THI expires on May 25, 2005 and there can be no assurances that we will enter into any additional forbearance agreements with THI or that THI will continue to make all lease, principal and interest payments to us when and as required under the THI mezzanine loan and the THI master lease.

Note 7—Borrowing Arrangements

        The following is a summary of our long-term debt and certain interest rate and maturity information as of March 31, 2005 and December 31, 2004.

	March 31, 2005	December 31, 2004
	(in thousands)
Revolving credit facility	$62,300	$39,000
8.75% Senior Notes due 2009	174,217	174,217
9.00% Senior Notes due 2012	191,821	191,821
6.625% Senior Notes due 2014	125,000	125,000
CMBS Loan	211,867	212,612
Other mortgage loans	112,437	100,528

	$877,642	$843,178

Scheduled Maturities of Borrowing Arrangements

        As of March 31, 2005, our indebtedness had the following maturities:

(in thousands)
2005	$3,757
2006	215,886
2007	64,328
2008	2,172
2009	206,605
Thereafter	384,894

$877,642

Note 8—Stockholders' Equity and Stock Options

Stock Options

        We have five plans under which options to purchase common stock have been, or may be, granted to officers, employees and non-employee directors, one plan under which executive officers may receive common stock in lieu of compensation and two plans under which certain directors may receive common stock in lieu of director fees. We account for our stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. No stock-based employee compensation cost for stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. However, as required under Commission Release No. 33-8568, we expect to adopt the provisions of SFAS No. 123(R) on January 1, 2006, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair value. See "Note 2-Basis of Presentation—Recently Issued Accounting Standards."

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123 to all stock-based employee compensation:

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per share amounts)
Net income, as reported	$27,573	$23,275
Add: Stock-based employee compensation expense included in reported net income	420	385
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(576)	(500)

Pro forma net income	$27,417	$23,160

Earnings per share:
Basic—as reported	$0.33	$0.28
Basic—pro forma	$0.32	$0.28
Diluted—as reported	$0.32	$0.28
Diluted—pro forma	$0.32	$0.28

        In determining the estimated fair value of our stock options as of the date of grant, a Black-Scholes option pricing model was used with the following assumptions:

	Three Months Ended March 31,
	2005	2004
Risk-free interest rate	4.50%	4.14%
Dividend yield	6.61%	6.50%
Volatility factors of the expected market price for our common stock	20.29%	22.80%
Weighted average expected life of options	10 years	8 years

        The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Dividends

        We declared our first quarterly dividend for 2005 of $0.36 per share on February 24, 2005, which was paid in cash on April 5, 2005 to stockholders of record on March 24, 2005. In order to qualify as a REIT, we must make annual distributions to our stockholders of at least 90% of REIT taxable income (excluding net capital gain). Although we currently intend to distribute 100% or more of our taxable income for 2005 in quarterly installments, there can be no assurance that we will do so or as to when the remaining distributions will be made.

Note 9—Litigation

Legal Proceedings Presently Defended and Indemnified by Kindred Under the Spin Agreements

        The following litigation and other matters arose from our operations prior to the time of the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under the agreements we entered into with Kindred at the time of the 1998 Spin Off (the "Spin Agreements"), Kindred agreed to assume the defense, on our behalf, of any claims that (i) were pending at the time of the 1998 Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (ii) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify us for any fees, costs, expenses and liabilities arising out of such operations (the "Indemnification"). Kindred is presently defending us in the matters described below, among others. Under Kindred's plan of reorganization, Kindred assumed and agreed to abide by the Indemnification and to defend us in these and other matters as required under the Spin Agreements. However, there can be no assurance that Kindred will continue to defend us in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred's public filings and information provided to us by Kindred. There can be no assurance that Kindred has included in its public filings and provided us complete and accurate information in all instances.

        A stockholder derivative suit entitled Thomas G. White on behalf of Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669, was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The complaint alleges, among other things, that certain former officers and directors damaged our company by engaging in breaches of fiduciary duty, insider trading, fraud and securities fraud and damaging our reputation. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure the plaintiff has an effective remedy. We believe the allegations in the complaint are without merit. On October 4, 2002, Kindred filed with the Court a motion to dismiss this action as to all defendants, including us, for lack of prosecution by the plaintiffs. On October 14, 2002, the Court granted Kindred's motion to dismiss with prejudice. On October 17, 2002, the plaintiffs filed with the Court a motion to vacate that order of dismissal in order to allow further briefing. In response to the plaintiffs' October 17, 2002 motion to vacate the order of dismissal, on August 13, 2003, the Court issued an order declining to dismiss the suit. In September 2003, Kindred filed a motion to dismiss this action as to all defendants, including us, based on plaintiff's failure to make demand for remedy upon the appropriate Board of Directors. On March 18, 2004, the presiding judge recused himself and this action was reassigned. In July 2004, the Court ruled that it would consider the motion to dismiss this action based upon plaintiffs' failure to make demand for remedy upon the appropriate Board of Directors. The briefing is now complete on this motion to dismiss but the Court has not yet ruled. Kindred has indicated that it intends to continue to defend this action vigorously on our behalf. There were no material developments in this action during the three month period ended

March 31, 2005. We are unable at this time to estimate the possible loss or range of loss for this action and, therefore, no provision for liability, if any, resulting from this litigation has been made in our Condensed Consolidated Financial Statements as of March 31, 2005.

        Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. We are a party to certain legal actions and regulatory investigations that arise from the normal course of our prior healthcare operations, which legal actions and regulatory investigations are being defended by Kindred under the Indemnification. Neither we nor Kindred are able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Centers for Medicare and Medicaid Services or other regulatory agencies will not initiate additional investigations related to Kindred's business or our prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred's liquidity, financial position or results of operations, which in turn could have a material adverse effect on us.

Other Litigation

        We are a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively "Black Diamond"), have asserted counterclaims against us under theories of breach of contract, tortious interference with contract and abuse of process. We dispute the material allegations contained in Black Diamond's counterclaims and we intend to continue to pursue its claims and defend the counterclaims vigorously. There were no material developments in this action during the three month period ended March 31, 2005. We are unable at this time to estimate the possible loss or range of loss for the counterclaims in this action, and therefore, no provision for liability, if any, resulting from this litigation has been made in our Condensed Consolidated Financial Statements as of March 31, 2005.

        We are the plaintiff in an action entitled Ventas, Inc. v. Sullivan & Cromwell, Case No. 02-5232 filed by us on June 27, 2002 in the Superior Court of the District of Columbia. The complaint asserts claims of legal malpractice and breach of fiduciary duty by Sullivan & Cromwell in connection with its legal representation of us in the 1998 Spin Off. The Court set a January 23, 2006 trial date for this action. The parties in this action are currently conducting discovery. There were no material developments in this action during the three month period ended March 31, 2005. Although we intend to pursue our claims in this action vigorously, there can be no assurances that we will prevail on any of the claims in this action, or, if we do prevail on one or more of the claims, the amount of the recovery that may be awarded to us for such claims.

        We are party to various other lawsuits arising in the normal course of our business. It is the opinion of management that, except as set forth in this Note 9, the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on us. If management's assessment of our liability with respect to these actions is incorrect, such lawsuits could have a material adverse effect on us.

Note 10—Earnings Per Share

        The following table shows the amounts used in computing basic and diluted earnings per share:

	Three Months Ended March 31,
	2005	2004
	(in thousands, except per share amounts)
Numerator for basic and diluted earnings per share:
Income before discontinued operations	$27,573	$23,091
Discontinued operations	—	184

Net income	$27,573	$23,275

Denominator:
Denominator for basic earnings per share —weighted average shares	84,657	81,703
Effect of dilutive securities:
Stock options	732	1,016
Time vesting restricted stock awards	11	41

Dilutive potential common stock	743	1,057

Denominator for diluted earnings per share —adjusted weighted average	85,400	82,760

Basic earnings per share:
Income before discontinued operations	$0.33	$0.28
Discontinued operations	—	—

Net income	$0.33	$0.28

Diluted earnings per share:
Income before discontinued operations	$0.32	$0.28
Discontinued operations	—	—

Net income	$0.32	$0.28

Note 11—Condensed Consolidating Information

        We and certain of our direct and indirect wholly owned subsidiaries (the "Wholly Owned Subsidiary Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to our Senior Notes issued by Ventas Realty and Ventas Capital Corporation ("Ventas Capital" and, together with Ventas Realty, the "Issuers"). ETOP, which is a greater than 99% owned indirect subsidiary, and certain of its wholly owned subsidiaries (the "ETOP Subsidiary Guarantors" and collectively, with the Wholly Owned Subsidiary Guarantors, the "Guarantors"), have also provided a guarantee, on a joint and several basis, of the Senior Notes. We have other subsidiaries ("Non-Guarantor Subsidiaries") that are not included among the Guarantors, and such subsidiaries are not obligated with respect to the Senior Notes. Contractual and legal restrictions, including those contained in the agreements governing the CMBS Loan, and instruments governing certain Non-Guarantor Subsidiaries' outstanding indebtedness, may under certain circumstances restrict our ability to obtain cash from our Non-Guarantor Subsidiaries for the purpose of meeting our debt service obligations, including our guarantee of payment of principal and interest on the Senior Notes. Additionally, as of December 31, 2004, approximately $113.5 million of the net assets of Ventas Realty were mortgaged to secure our revolving credit facility. Certain of our real estate assets are also subject to mortgages. The following summarizes our condensed consolidating information as of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and 2004:

CONDENSED CONSOLIDATING BALANCE SHEET
As of March 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers(1)	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$12,634	$57,804	$—	$810,807	$245,813	$—	$1,127,058
Cash and cash equivalents	44	31	3	877	824	—	1,779
Escrow deposits and restricted cash	238	138	—	4,153	13,235	—	17,764
Deferred financing costs, net	—	—	—	10,649	2,279	—	12,928
Notes receivable from employees	1,734	—	—	1,500	—	—	3,234
Equity in affiliates	269,842	80,717	112,492	58,483	15	(521,549)	—
Other	—	355	—	9,852	1,228	—	11,435

Total assets	$284,492	$139,045	$112,495	$896,321	$263,394	$(521,549)	$1,174,198

Liabilities and stockholders' equity (deficit)
Liabilities:
Senior Notes payable and other debt	$—	$433	$—	$553,338	$323,871	$—	$877,642
Intercompany	—	3,624	—	(7,950)	4,326	—	—
Deferred revenue	64	—	—	10,014	2,220	—	12,298
Interest rate swap agreements	—	—	—	9,717	—	—	9,717
Accrued dividend	30,531	—	—	—	—	—	30,531
Accrued interest	—	3	—	17,637	1,231	—	18,871
Accounts payable and other accrued liabilities	1,809	175	—	20,933	4,705	393	28,015
Deferred income taxes	30,394	—	—	—	—	—	30,394

Total liabilities	62,798	4,235	—	603,689	336,353	393	1,007,468
Total stockholders' equity (deficit)	221,694	134,810	112,495	292,632	(72,959)	(521,942)	166, 730

Total liabilities and stockholders' equity	$284,492	$139,045	$112,495	$896,321	$263,394	$(521,549)	$1,174,198

(1)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers(1)	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$12,806	$58,339	$—	$772,883	$227,104	$—	$1,071,132
Cash and cash equivalents	48	37	3	1,846	1,431	—	3,365
Escrow deposits and restricted cash	237	138	—	12,812	12,523	—	25,710
Deferred financing costs, net	—	—	—	10,938	2,612	—	13,550
Notes receivable from employees	1,716	—	—	1,500	—	—	3,216
Equity in affiliates	391,817	80,447	114,867	—	15	(587,146)	—
Other	—	298	—	8,555	1,109	—	9,962

Total assets	$406,624	$139,259	$114,870	$808,534	$244,794	$(587,146)	$1,126,935

Liabilities and stockholders' equity (deficit)
Liabilities:
Senior Notes payable and other debt	$—	$436	$—	$530,037	$312,705	$—	$843,178
Intercompany	—	3,622	—	(7,802)	4,180	—	—
Deferred revenue	71	—	—	10,489	2,327	—	12,887
Interest rate swap agreements	—	—	—	16,550	—	—	16,550
Accrued dividend	27,498	—	—	—	—	—	27,498
Accrued interest	—	3	—	7,435	1,305	—	8,743
Accounts payable and other accrued liabilities	2,030	175	—	19,895	4,968	393	27,461
Deferred income taxes	30,394	—	—	—	—	—	30,394

Total liabilities	59,993	4,236	—	576,604	325,485	393	966,711
Total stockholders' equity (deficit)	346,631	135,023	114,870	231,930	(80,691)	(587,539)	160,224

Total liabilities and stockholders' equity	$406,624	$139,259	$114,870	$808,534	$244,794	$(587,146)	$1,126,935

(1)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the three months ended March 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers(1)	Non - Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$574	$1,419	$—	$47,832	$12,914	$—	$62,739
Interest income from loans receivable	—	—	—	652	—	—	652
Equity earnings (loss) in affiliates	27,318	(156)	786	—	—	(27,948)	—
Interest and other income	18	—	—	552	42	—	612

Total revenues	27,910	1,263	786	49,036	12,956	(27,948)	64,003

Expenses:
Property-level operating expenses	—	—	—	108	444	—	552
General, administrative and professional fees	162	148	—	3,603	1,107	—	5,020
Restricted stock amortization	3	7	—	345	65	—	420
Depreciation	172	535	—	10,044	2,515	—	13,266
Interest	—	9	—	12,724	4,439	—	17,172
Intercompany interest	—	2	—	(148)	146	—	—

Total expenses	337	701	—	26,676	8,716	—	36,430

Net income	$27,573	$562	$786	$22,360	$4,240	$(27,948)	$27,573

(1)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the three months ended March 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers(1)	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$555	$938	$—	$40,990	$10,423	$—	$52,906
Interest income from loans receivable	—	—	—	756	—	—	756
Equity earnings in affiliates	22,934	50	713	—	—	(23,697)	—
Interest and other income	51	17	—	208	5	—	281

Total revenues	23,540	1,005	713	41,954	10,428	(23,697)	53,943

Expenses:
Property-level operating expenses	—	—	—	—	207	—	207
General, administrative and professional fees	90	157	—	3,233	744	—	4,224
Restricted stock amortization	4	5	—	325	51	—	385
Depreciation	174	283	—	8,504	1,846	—	10,807
Interest	—	120	—	12,238	2,871	—	15,229
Intercompany interest	—	(100)	—	—	100	—	—

Total expenses	268	465	—	24,300	5,819	—	30,852

Income before discontinued operations	23,272	540	713	17,654	4,609	(23,697)	23,091
Discontinued operations	—	—	—	184	—	—	184

Net income	$23,272	$540	$713	$17,838	$4,609	$(23,697)	$23,275

(1)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended March 31, 2005

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers(1)	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$201	$1,205	$—	$50,543	$6,116	$—	$58,065

Net cash used in investing activities	(9,133)	—	—	(47,861)	—	—	(56,994)

Cash flows from financing activities:
Net change in borrowings under revolving credit facility	—	—	—	23,300	—	—	23,300
Repayment of debt	—	(3)	—	—	(1,142)	—	(1,145)
Cash distributions from (to) affiliates	33,472	(1,208)	—	(26,683)	(5,581)	—	—
Issuance of common stock	2,255	—	—	—	—	—	2,255
Proceeds from stock option exercises	699	—	—	—	—	—	699
Cash distribution to stockholders	(27,498)	—	—	—	—	—	(27,498)
Other	—	—	—	(268)	—	—	(268)

Cash (used in) provided by financing activities	8,928	(1,211)	—	(3,651)	(6,723)	—	(2,657)

Net decrease in cash and cash equivalents	(4)	(6)	—	(969)	(607)	—	(1,586)
Cash and cash equivalents at beginning of period	48	37	3	1,846	1,431	—	3,365

Cash and cash equivalents at end of period	$44	$31	$3	$877	$824	$—	$1,779

(1)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended March 31, 2004

	Ventas, Inc.	ETOP and ETOP Subsidiary Guarantors	Wholly Owned Subsidiary Guarantors	Issuers(1)	Non- Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$859	$545	$—	$32,710	$5,571	$—	$39,685

Net cash (used in) provided by investing activities	(204,722)	27,152	14	206	868	—	(176,482)

Cash flows from financing activities:
Net change in borrowings under revolving credit facility	—	—	—	39,850	—	—	39,850
Cash distributions from (to) affiliates	186,507	(27,531)	(10)	(153,721)	(5,245)	—	—
Issuance of common stock	51,672	—	—	—	—	—	51,672
Proceeds from stock option exercises	14,521	—	—	—	—	—	14,521
Cash distribution to stockholders	(48,838)	—	—	—	—	—	(48,838)
Repayment of debt	—	(3)	—	1	(787)	—	(789)

Net cash provided by (used in) financing activities	203,862	(27,534)	(10)	(113,870)	(6,032)	—	56,416

Net (decrease) increase in cash and cash equivalents	(1)	163	4	(80,954)	407	—	(80,381)
Cash and cash equivalents at beginning of period	47	—	—	82,051	6	—	82,104

Cash and cash equivalents at end of period	$46	$163	$4	$1,097	$413	$—	$1,723

(1)
Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

Note 12—ETOP Condensed Consolidating Information

        ETOP, which is a greater than 99% owned indirect subsidiary of Ventas, Inc. and the ETOP Subsidiary Guarantors have provided full and unconditional guarantees, on a joint and several basis with us and certain of our direct and indirect wholly owned subsidiaries, of the obligation to pay principal and interest with respect to the Senior Notes. See "Note 11—Condensed Consolidating Information." Certain of ETOP's other direct and indirect wholly owned subsidiaries (the "ETOP Non-Guarantor Subsidiaries") that have not provided the guarantee of the Senior Notes are therefore not directly obligated with respect to the Senior Notes.

        Contractual and legal restrictions, including those contained in the instruments governing certain of the ETOP Non-Guarantor Subsidiaries' outstanding indebtedness, may under certain circumstances restrict ETOP's (and therefore our) ability to obtain cash from the ETOP Non-Guarantor Subsidiaries for the purpose of satisfying the debt service obligations of ETOP and us including ETOP's and our guarantee of payment of principal and interest on the Senior Notes. Certain of the ETOP Subsidiary Guarantors' properties are subject to mortgages.

        For comparative purposes, the ETOP Condensed Consolidating Financial Statements for the periods prior to our acquisition of ElderTrust in February 2004 are presented as "Predecessor Company" financial statements and are not included as part of our Condensed Consolidating Financial Statements for those periods.

CONDENSED CONSOLIDATING BALANCE SHEET
As of March 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$57,804	$96,567	$—	$154,371
Cash and cash equivalents	31	454	—	485
Escrow deposits and restricted cash	138	6,845	—	6,983
Equity in affiliates	80,717	15	(80,732)	—
Other	355	603	—	958

Total assets	$139,045	$104,484	$(80,732)	$162,797

Liabilities and partners' equity
Liabilities:
Notes payable and other debt	$433	$76,974	$—	$77,407
Intercompany	(4,326)	4,326	—	—
Note payable to affiliate	7,950	—	—	7,950
Accounts payable and other accrued liabilities	175	2,540	—	2,715
Accrued interest	3	502	—	505

Total liabilities	4,235	84,342	—	88,577
Total partners' equity	134,810	20,142	(80,732)	74,220

Total liabilities and partners' equity	$139,045	$104,484	$(80,732)	$162,797

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Assets
Total net real estate investments	$58,339	$97,404	$—	$155,743
Cash and cash equivalents	37	1,173	—	1,210
Escrow deposits and restricted cash	138	6,567	—	6,705
Equity in affiliates	80,447	15	(80,462)	—
Other	298	592	—	890

Total assets	$139,259	$105,751	$(80,462)	$164,548

Liabilities and partners' equity
Liabilities:
Notes payable and other debt	$436	$77,297	$—	$77,733
Intercompany	(4,180)	4,180	—	—
Note payable to affiliate	7,802	—	—	7,802
Accounts payable and other accrued liabilities	175	3,148	—	3,323
Accrued interest	3	700	—	703

Total liabilities	4,236	85,325		89,561
Total partners' equity	135,023	20,426	(80,462)	74,987

Total liabilities and partners' equity	$139,259	$105,751	$(80,462)	$164,548

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the three months ended March 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$1,419	$2,861	$—	$4,280
Interest and other income	—	30	—	30
Equity loss in affiliates	(156)	—	156	—

Total revenues	1,263	2,891	156	4,310

Expenses:
Property-level operating expenses	—	331	—	331
General, administrative and professional fees	155	248	—	403
Depreciation	535	837	—	1,372
Interest	9	1,485	—	1,494
Intercompany interest	2	146	—	148

Total expenses	701	3,047	—	3,748

Net income (loss)	$562	$(156)	$156	$562

CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the period from February 5, 2004 through March 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$938	$1,899	$—	$2,837
Interest and other income	17	4	—	21
Equity earnings in affiliates	50	—	(50)	—

Total revenues	1,005	1,903	(50)	2,858

Expenses:
Property-level operating expenses	—	207	—	207
General, administrative and professional fees	162	133	—	295
Depreciation	283	516	—	799
Interest	120	897	—	1,017
Intercompany interest	(100)	100	—	—

Total expenses	465	1,853	—	2,318

Net income	$540	$50	$(50)	$540

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the period from January 1, 2004 through February 4, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Revenues:
Rental income	$507	$1,005	$—	$1,512
Interest and other income	113	10	(63)	60
Equity earnings in affiliates	66	—	(66)	—

Total revenues	686	1,015	(129)	1,572

Expenses:
Property-level operating expenses	—	101	—	101
General, administrative and professional fees	182	18	—	200
Depreciation	192	295	—	487
Interest	40	509	—	549
Intercompany interest	37	26	(63)	—
Loss on sale of fixed assets	10	—	—	10
Loss on extinguishment of debt	8	—	—	8

Total expenses	469	949	(63)	1,355

Income before discontinued operations	217	66	(66)	217
Discontinued operations	414	—	—	414

Net income	$631	$66	$(66)	$631

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the three months ended March 31, 2005

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$1,205	$(254)	$—	$951

Net cash from investing activities	—	—	—	—

Cash flows from financing activities:
Repayment of debt	(3)	(324)	—	(327)
Partner distribution	(1,208)	(141)	—	(1,349)

Net cash used in financing activities	(1,211)	(465)	—	(1,676)

Net decrease in cash and cash equivalents	(6)	(719)	—	(725)
Cash and cash equivalents at beginning of period	37	1,173	—	1,210

Cash and cash equivalents at end of period	$31	$454	$—	$485

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the period from February 5, 2004 through March 31, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$545	$1	$—	$546

Net cash from investing activities	—	—	—	—

Cash flows from financing activities:
Repayment of debt	(3)	(108)	—	(111)
Partner distribution	(27,531)	(576)	—	(28,107)

Net cash used in financing activities	(27,534)	(684)	—	(28,218)

Net decrease in cash and cash equivalents	(26,989)	(683)	—	(27,672)
Cash and cash equivalents at beginning of period	27,152	868	—	28,020

Cash and cash equivalents at end of period	$163	$185	$—	$348

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the period from January 1, 2004 through February 4, 2004

	ETOP and ETOP Subsidiary Guarantors	ETOP Non-Guarantor Subsidiaries	Consolidated Elimination	Consolidated
	(in thousands)
Net cash provided by operating activities	$820	$260	$—	$1,080

Net cash provided by investing activities	2,806	—	—	2,806

Cash flows from financing activities:
Cash distribution to unitholders	(1,293)	—	—	(1,293)
Payments on mortgages payable	(30)	(212)	—	(242)

Net cash used in financing activities	(1,323)	(212)	—	(1,535)

Net increase in cash and cash equivalents	2,303	48	—	2,351
Cash and cash equivalents at beginning of period	24,848	821	—	25,669

Cash and cash equivalents at end of period	$27,151	$869	$—	$28,020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Provident Senior Living Trust:

        We have audited the accompanying consolidated balance sheet of Provident Senior Living Trust and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from March 1, 2004 (inception) to December 31, 2004. In connection with our audit of the consolidated financial statements, we have also audited financial statement schedule III—real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of Provident's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Provident Senior Living Trust and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from March 1, 2004 (inception) to December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                                         /s/ KPMG LLP

Philadelphia, Pennsylvania
March 9, 2005

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED BALANCE SHEET
December 31, 2004

Assets
Real estate investments, at cost:
Land	$105,681,600
Buildings and improvements	754,282,090
Equipment and fixtures	124,781,967

Total real estate investments, at cost	984,745,657
Less accumulated depreciation	(5,654,366)

Real estate investments, net	979,091,291
Cash and cash equivalents	2,051,716
Restricted cash	29,598,456
Accounts receivable	5,088,614
Accrued rental income	3,606,165
Prepaid expenses and other assets	344,360
Deferred financing costs, net of accumulated amortization of $106,308	2,387,235

Total assets	$1,022,167,837

Liabilities and Shareholders' Equity
Mortgage and bond notes payable	$463,934,413
Line of credit	123,550,000
Accounts payable and accrued liabilities	4,060,896
Dividends and distributions payable	10,096,952
Tenant escrow liability	5,252,233
Tenant security deposit	20,069,985

Total liabilities	626,964,479

Commitments and contingencies (notes 6 and 8)
Minority interest	721,584

Shareholders' equity:
Preferred shares, authorized 100,000,000 shares; no shares issued and outstanding at December 31, 2004	—
Common shares, par value $0.001 per share; authorized 250,000,000 shares; issued and outstanding 29,266,667 shares at December 31, 2004	29,267
Capital contributed in excess of par	398,632,518
Dividends in excess of net income	(4,180,011)

Total shareholders' equity	394,481,774

Total liabilities and shareholders' equity	$1,022,167,837

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED STATEMENT OF OPERATIONS
Period From March 1, 2004 (inception) to December 31, 2004

Operating revenue:
Rental income	$16,030,410
Straight-line rental income	3,606,165

Total operating revenue	19,636,575

Operating expenses:
General and administrative expenses	462,040
Salaries and employee benefits	1,733,808
Amortization of deferred compensation	1,063,166
Depreciation and amortization	5,667,665

Total operating expenses	8,926,679

Net operating income	10,709,896
Other income (expense):
Interest income	1,072,707
Interest expense	(6,291,931)

Total other expense	(5,219,224)

Income before minority interest	5,490,672
Minority interest	279,984

Net income	$5,770,656

Earnings per share—basic	$0.20

Earnings per share—diluted	$0.19

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
Period From March 1, 2004 (inception) to December 31, 2004

	Common shares	Capital contributed in excess of par	Dividends in excess of net income	Total
Balance, March 1, 2004	$—	—	—	—
Net income	—	—	5,770,656	5,770,656
Issuance of common shares, net of costs	27,442	373,184,283	—	373,211,725
Operating partnership units converted to common shares	1,825	25,448,235	—	25,450,060
Dividends ($0.34 per share)	—	—	(9,950,667)	(9,950,667)

Balance, December 31, 2004	$29,267	398,632,518	(4,180,011)	394,481,774

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED STATEMENT OF CASH FLOWS
Period from March 1, 2004 (inception) to December 31, 2004

Cash flows from operating activities:
Net income	$5,770,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,667,665
Amortization of stock-based compensation	1,063,166
Amortization of deferred financing costs	106,308
Amortization of debt premium	(73,894)
Minority interest	(279,984)
Change in assets and liabilities:
Accounts receivable	(5,088,614)
Accrued rental income	(3,606,165)
Prepaid expenses and other assets	(102,556)
Accounts payable and accrued liabilities	4,060,896
Tenant escrow liability	5,252,233
Restricted cash	(5,409,336)

Net cash provided by operating activities	7,360,375

Cash flows from investing activities:
Purchase of furniture and equipment	(255,102)
Payments for acquisition of real estate investments	(519,753,103)

Net cash used in investing activities	(520,008,205)

Cash flows from financing activities:
Common shares, net of costs	373,211,725
Proceeds from issuance of operating partnership units	25,450,060
Proceeds from line of credit borrowings	123,550,000
Issuance of long-term incentive plan units	84,687
Principal payments on mortgage notes payable	(984,248)
Restricted cash	(4,119,135)
Payments for deferred financing costs	(2,493,543)

Net cash provided by financing activities	514,699,546

Net increase in cash and cash equivalents	2,051,716
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$2,051,716

Supplemental disclosure of cash transactions:
Cash paid for interest	$3,588,623

Supplemental disclosure of noncash transactions:
Debt assumed for the acquisition of real estate	$464,992,554

Dividends and distributions declared, not yet paid	$10,096,952

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

(1)    Organization

        Provident Senior Living Trust (Provident) was organized as a Maryland real estate investment trust on March 1, 2004, to acquire primarily independent and assisted living properties located in the United States of America that are leased to experienced senior living operators pursuant to long-term triple-net leases. Provident intends to qualify as a Real Estate Investment Trust (REIT), under the Internal Revenue Code beginning with the period ended December 31, 2004.

        Provident's interest in its properties is held through its operating partnership, PSLT OP, LP (the Operating Partnership). Provident is the sole general partner of the Operating Partnership and owned 98.8% of the outstanding units at December 31, 2004.

        In August 2004, Provident commenced operations upon completing a private placement of common shares of beneficial interest. In June 2004, Provident entered into two stock purchase agreements to acquire 21 senior living properties from Fortress Brookdale Acquisition LLC (FBA) and 47 senior living properties from Alterra Healthcare Corporation (Alterra) (the Initial Properties) for a total purchase price of approximately $984.7 million, including the assumption of approximately $465 million of nonrecourse and limited recourse property level debt.

        In October 2004, Provident completed the Brookdale Acquisition by acquiring 100% of the outstanding capital stock of Brookdale Living Communities, the owner of 21 senior living properties. Immediately prior to the closing of the Brookdale Acquisition, Brookdale Living Communities transferred all of its assets, liabilities and personnel, other than the Brookdale Properties and related debt and personal property thereon, to a newly formed corporation that was subsequently renamed Brookdale Living Communities, Inc. and which continues to operate and manage senior living properties, including the 21 Brookdale Properties. The Brookdale Properties are leased to and operated by Brookdale pursuant to long-term triple-net leases.

        During the fourth quarter of 2004, Provident completed the Alterra Acquisition by acquiring 100% of the outstanding capital stock of four subsidiaries of Alterra (the Alterra Subsidiaries), the owners of an aggregate of 47 senior living properties (the Alterra Properties). The Alterra Properties are leased to and operated by Alterra pursuant to long-term triple-net leases.

        As of December 31, 2004, Provident owned 68 independent living or assisted living properties in 19 states, all of which are leased pursuant to 15-year triple-net leases with renewal options. Rental income from Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, or their respective affiliates, represented 78% and 22% of Provident's total rental income for the period ended December 31, 2004.

        In conjunction with the formation of Provident and its purchase of the Initial Properties, FBA and Alterra purchased 2,675,623 and 1,500,000 common shares, respectively, in Provident's private placement offering and FBA purchased 1,824,377 units in the Operating Partnership. The proceeds to Provident from such common shares and units were $83.7 million after offering expenses and initial purchaser's discount of $6.3 million. FBA converted the 1,824,377 units into common shares and as of December 31, 2004, both FBA and Alterra have sold all common shares purchased in Provident's private placement.

(2)    Summary of Significant Accounting Policies

  (a) Basis of Accounting

        The accompanying consolidated financial statements of Provident are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

  (b) Principles of Consolidation

        Provident consolidates its accounts and the accounts of its majority-owned Operating Partnership and reflects the outside ownership interest in the Operating Partnership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Real Estate Investments

        Provident records acquired real estate at cost. Depreciation is computed using the straight-line method over the estimated useful life of 40 years for buildings and improvements, and 7 years for equipment and fixtures. Maintenance and repairs that do not improve or extend the useful life of the asset are charged to expense as incurred.

        Provident follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which established a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS No. 144 requires that the operations related to properties that have been sold or that are held for sale be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to sell be designated as "held for sale" on the balance sheet. As of December 31, 2004, Provident has not identified any properties as held for sale.

        If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, management estimates the undiscounted future cash flows to be generated from the property, including any estimated proceeds from the disposition of the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to its estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. As of December 31, 2004, Provident has not identified any impairments on its properties to be held and used.

        In accordance with SFAS No. 141, Business Combinations, Provident allocates the purchase price of properties to the tangible and intangible assets acquired and the liabilities assumed. For each acquisition, Provident allocates the purchase price to land, building, equipment, and intangible assets, if any, based on their relative fair values at the date of acquisition. Provident determines fair value using several methods including independent appraisals and management's estimates reflecting the facts and circumstances of each acquisition.

  (e) Cash and Cash Equivalents

        Provident considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

  (f) Restricted Cash

        Restricted cash includes amounts reserved for insurance, real estate taxes, property related capital expenditures, debt service and tenant security deposits. The following table summarizes restricted cash as of December 31, 2004:

Tenant security deposit	$20,069,985
Debt service reserves	4,119,135
Lender escrows	5,409,336

$29,598,456

  (g) Accounts Receivable and Accrued Rental Income

        Pursuant to Provident's leases, rent payments are due one month in arrears. The accounts receivable balance at December 31, 2004, represents rent payments due from Brookdale Living Communities, Inc. At December 31, 2004, no amounts were delinquent or deemed uncollectible and all amounts outstanding have been collected subsequent to year-end.

        Accrued rental income represents the receivable due for rental income recognized on a straight-line basis of accounting in excess of payments currently due.

  (h) Prepaid Expenses

        Provident makes payments for certain expenses in advance of the period in which they receive the benefit. These payments are capitalized, classified as prepaid expenses and amortized over the respective period of benefit relating to the contractual arrangement.

  (i) Deferred Financing Costs

        Provident has deferred certain costs related to the issuance of its line of credit. These costs are amortized to interest expense on a method that approximates level yield over the terms of the related debt.

  (j) Revenue Recognition

        Revenue, which is comprised primarily of rental income, includes rent recognized on a straight-line basis over the initial term of the lease regardless of when payments are due in accordance with the terms of its respective lease, (see note 3 for lease terms). Provident's leases provide for rental increases at specified intervals. Management considers whether such increases represent contingent rentals or minimum lease payments. In evaluating the leases, management considers whether sufficient uncertainty exists to categorize the increases as contingent. Based on the terms of the current leases, Provident has determined sufficient uncertainty does not exist and therefore has included such increases as part of minimum rents. Straight-line basis accounting requires Provident to record as an asset accrued rental income, and include in revenues, unbilled rent that Provident will only receive if the prospective tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, Provident's management must determine, in its judgment, to what extent the accrued rental income applicable to each specific tenant is collectible. Provident reviews accrued rental income takes into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectibility of accrued rental income with respect to any given tenant is in doubt, Provident would be required to record an increase in its allowance for uncollectible accounts or record a direct write-off of the specific rent receivable.

  (k) Concentration of Tenant Risk

        Provident leases all of its properties to subsidiaries of Brookdale and Alterra, thus all rental income and accounts receivable and accrued rental income is derived from these two parties. This concentration of credit risk makes Provident potentially vulnerable to the financial condition and results of operations of Brookdale and Alterra. The failure or inability of either the Brookdale tenants or Alterra tenants to pay their lease obligations would materially reduce Provident's revenue and net income.

  (l) Income Taxes

        Provident believes it will qualify, and intends to qualify, as a REIT under the Internal Revenue Code. As a REIT, Provident is allowed to reduce taxable income by all or a portion of its distributions to stockholders. As taxable distributions have exceeded taxable income, no provision for federal income taxes has been made in the accompanying consolidated financial statements.

        Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of Provident's net income and loss for financial reporting purposes and for tax reporting purposes.

        The net asset basis, for federal income tax purposes, of Provident's investment in real estate is approximately $649.6 million at December 31, 2004.

        Provident believes that it has substantial net operating losses, as a result of the Brookdale Acquisition, available to offset taxable income for federal and state income tax purposes.

  (m) Earnings Per Share

        Basic earnings per share (EPS) is based on the weighted average number of shares outstanding during the period. Diluted EPS is based on the weighted average number of shares outstanding during the period, adjusted to give effect to common share equivalents.

  (n) Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment to FASB Statement No. 123. Provident has adopted the fair value recognition and measurement provisions for stock-based compensation provided for in SFAS No. 123 and SFAS No. 148. On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123. SFAS No. 123(R) supercedes APB Opinion No. 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) must be adopted no later than July 1, 2005. Provident expects to adopt SFAS No. 123(R) in the first quarter of 2005, with no financial statement impact as a result of adoption.

  (o) Minority Interest

        Minority interest represents the percentage ownership of the Operating Partnership that is not owned by Provident. Minority interest ownership was approximately 23% until the conversion of the FBA units into common shares in October 2004; thereafter, minority interest ownership was approximately 1%. As a result, minority interest shared in a larger portion of Provident's net loss incurred during that period and a smaller portion of net income subsequent to FBA's conversion.

(3)    Acquisitions

        During the year ended December 31, 2004, Provident acquired 68 properties. The allocation to land, buildings and improvements, and equipment are based on cost segregation studies performed by third parties or on management's analysis of comparable properties. The following table represents the allocation of the purchase price of the properties acquired and liabilities assumed during the period ended December 31, 2004 to the assets acquired and liabilities assumed.

Real estate investments, at cost:
Land	$105,681,600
Buildings and improvements	754,282,090
Equipment and fixtures	124,781,967

984,745,657
Mortgage and bond notes payable—fair value	(464,992,554)

Cash paid for acquisitions	$519,753,103

        The following table presents information regarding the property acquisitions completed as of December 31, 2004.

Seller	Date of acquisition	Number of buildings	Number of units	Purchase price
		(unaudited)	(unaudited)
Brookdale Living Communities, Inc.	October 19, 2004	21	4,474	$743,494,240
Alterra Healthcare Corporation	October 21, 2004	38	1,732	168,236,085
Alterra Healthcare Corporation	December 16, 2004	9	613	73,015,332

		68	6,819	$984,745,657

        A description of the terms of each acquisition follows:

        Brookdale Portfolio—In October 2004, Provident acquired from FBA 100% of the outstanding capital stock of Brookdale Living Communities for an aggregate purchase price of approximately $743.5 million (the Brookdale Acquisition), pursuant to a stock purchase agreement Provident entered into with FBA (the Brookdale Purchase Agreement) in June 2004. Because the Brookdale Acquisition was closed prior to the Alterra Acquisitions, it was funded with proceeds from the private placement and the assumption of approximately $415.5 million of nonrecourse and limited recourse property-level debt on the Brookdale Properties. The leases related to the Brookdale Properties have an initial term of 15 years, with two 10-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all of the Brookdale Properties. Under the Brookdale Properties leases, the initial rent will be approximately $60 million, adjusted annually for the lesser of 3% or four times the percentage increase in the Consumer Price Index (CPI) for the immediately preceding year. Lease payments are absolute triple-net with Brookdale responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses related to the operation of the Brookdale Properties.

        Alterra Portfolio—During the fourth quarter of 2004, Provident acquired from Alterra 100% of the outstanding capital stock of the Alterra Subsidiaries for an aggregate purchase price of approximately $241.2 million (the Alterra Acquisitions) pursuant to a stock purchase agreement Provident entered into with Alterra (the Alterra Purchase Agreement) in June 2004 and amended and restated by mutual agreement in October 2004. The Alterra Acquisitions were funded with remaining proceeds from the private placement, borrowings under Provident's credit facility (note 4), and by assuming an aggregate of approximately $49.5 million of property-level mortgage debt. The leases related to the Alterra Properties have an initial term of 15 years, with two 5-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all the Alterra Properties. Under the Alterra Properties leases, the initial rent will be approximately $23.2 million, adjusted annually for the lesser of 2.5% or four times the percentage increase in the CPI for the immediately preceding year. Lease payments are absolute triple-net, with the Alterra Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums, and other expenses relating to the operation of the Alterra Properties.

        Unaudited pro forma information relating to the acquisition of operating properties is presented below as if these transactions had been consummated at March 1, 2004 (the beginning of the period). These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisitions had occurred at March 1, 2004 (the beginning of the period), nor does the pro forma financial information purport to represent the results of operations for future periods.

        The following table presents the unaudited pro forma information as if the 2004 acquisitions had been consummated at the beginning of the period.

Period from March 1, 2004 (inception) to December 31, 2004
Pro forma rental revenues and interest income	$69,904,933
Pro forma straight line rent	15,606,590
Pro forma net income	20,982,419
Basic pro forma earnings per share	0.72
Diluted pro forma earnings per share	0.72

(4)    Debt

  (a) Mortgage Notes and Bonds Payable

        The following is a summary of mortgage notes and bonds payable as of December 31, 2004:

Mortgage notes payable; monthly payments of principal and interest with fixed interest rates ranging from 5.61% to 8.38%; maturities ranging from 2008 to 2028, secured by certain Brookdale Properties	$303,841,162
Mortgage notes payable; monthly payments of principal and interest at a fixed interest rate of 7.18%; maturing in 2009, secured by certain Alterra Properties	49,482,936
Mortgage notes payable; monthly principal and interest payments at LIBOR (2.39% at December 31, 2004) plus 2.50%; maturing in 2006 to 2007, secured by certain Brookdale Properties	10,091,557
Mortgage note payable; monthly payments of principal and interest at prime (5.25% at December 31, 2004); maturing in 2009, secured by certain Brookdale Properties	6,228,758
Bond payable; monthly interest payments variable rates (2.91% to 4.04% at December 31, 2004); maturities ranging from 2019 to 2029, secured by certain Brookdale Properties	94,290,000

Total	$463,934,413

        Principal payments due on mortgage and bond notes payable as of December 31, 2004, exclusive of principal reserves maintained by certain lenders of $4.1 million, are as follows:

2005	$7,816,307
2006	13,297,416
2007	12,875,826
2008	30,105,905
2009	108,279,927
Thereafter	290,691,583
Unamortized premiums	867,449

$463,934,413

  (b) Line of Credit

        On October 20, 2004, Provident entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. As of December 31, 2004, the credit facility had an outstanding balance of $123.6 million, all of which was used to fund a portion of the purchase price of the Alterra Properties. Interest on the credit facility is based on 30-day LIBOR, plus an applicable LIBOR margin based on Provident's property leverage ratio. As of December 31, 2004, the credit facility bore interest at a rate of 4.48%. The credit facility is secured by mortgages on 38 of the Alterra Properties and is guaranteed by Provident up to a maximum of $13.5 million (plus enforcement costs). Provident also provides a guarantee under the credit facility in the event of certain acts by the borrower (a wholly owned subsidiary of Provident), including fraud, misrepresentation, environmental liabilities, failure to maintain insurance and voluntary bankruptcy of the borrower.

  (c) Fair Value

        The fair value of mortgage notes payable is estimated by discounting the future cash flows under the terms of the mortgage notes using market interest rates available to Provident for notes with similar maturities and credit quality. As of December 31, 2004, the estimated fair value of Provident's debt is equal to the recorded amount.

(5)    Shareholders' Equity

        From April 15, 2004 to June 28, 2004 Provident issued 600,000 founders common shares of beneficial interest in a private offering to certain executive officers of Provident for total proceeds of $1,500.

        On August 2, 2004, Provident issued 26,842,290 common shares of beneficial interest, including those to FBA and Alterra described in note 1, pursuant to a private placement offering. Provident received net proceeds of approximately $373.2 million after approximately $27.2 million in offering expenses including the initial purchaser's discount.

        As described in note 1, on August 2, 2004, Provident sold 1,824,377 units of limited partnership interest in the Operating Partnership to FBA. Provident received net proceeds of approximately $25.5 million, after approximately $1.9 million of offering expenses and initial purchaser's discount. Prior to November 2004, FBA converted the units into common shares and sold all of such common shares.

        On December 17, 2004, Provident declared a dividend of $0.34 per common share, totaling $9.9 million, which was paid on February 4, 2005 to shareholders of record as of January 18, 2005. In addition, the Operating Partnership simultaneously paid a distribution of $0.34 per operating partnership unit, totaling $0.2 million.

(6)    Employee Benefits

  (a) Long-Term Incentive Plan

        Provident has adopted a long-term incentive plan (LTIP) designed to align the interests of management and shareholders in order to maximize shareholder value. The LTIP became effective on

March 31, 2004, and an aggregate of 1,250,000 common shares and operating partnership units are authorized for issuance under the plan. The compensation committee administers the LTIP, selects eligible employees and other service providers to receive grants, determines the number of shares subject to awards to be granted and determines the form and terms of the grants, including any applicable vesting or restriction periods. On August 3, 2004 and September 7, 2004, Provident granted certain trustees and officers 318,750 and 35,000 units, respectively, in the Operating Partnership as part of the LTIP. The units issued were valued internally at $15 per unit, the same value as the private placement offering price, due to the issue dates being near the private placement date. The officers' units vest over a three-year period and the related trustees' units vest 50% upon grant and 50% upon the one-year anniversary of the date of grant. Compensation cost, which is recognized in accordance with the vesting schedule, of $1,063,166 has been recognized in the accompanying consolidated financial statements. On January 3, 2005, Provident issued 76,500 LTIP units to certain directors, officers, and employees. Compensation expense, based upon a value of $16 per unit, related to these grants will be recorded over a vesting period of one- to three-years. Provident believes the value of its Operating Partnership units is similar to that of its common stock. Therefore, the per unit value was based on the share price of trades of Provident's common stock as reported on The Portal Market at or near the issue date of the units.

  (b) 401(k) Plan

        Provident has established a retirement savings plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees, as defined, to defer a portion of their compensation, within prescribed limits, on a pretax basis through contributions to the 401(k) plan. Provident matches each eligible employee's annual contributions, within prescribed limits, in an amount equal to 100% of the first 3% of the employee's contribution plus 50% of the next 2% of the employee's contribution. Matching contributions of Provident vest immediately. As of December 31, 2004, there was no accrual for Company matching contributions as the plan commenced in 2005.

(7)    Earnings Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted EPS computations for the period from March 1, 2004 (inception) to December 31, 2004.

	Period from March 1, 2004 (inception) to December 31, 2004
	Basic	Diluted
Net income	$5,770,656	5,770,656
Less minority interest in operating partnership	—	(279,984)

	$5,770,656	5,490,672

Weighted average number of common shares outstanding	28,408,847	28,408,847
Operating partnership units	—	1,203,457

Total weighted average shares outstanding	28,408,847	29,612,304

Earnings per share	$0.20	0.19

(8)    Lease Agreements

        Provident's properties are leased to its tenants under triple-net operating leases with expiration dates extending to the year 2019. Future minimum rentals under noncancelable leases as of December 31, 2004 are as follows:

	Contractual Rental Income	Straight-Line Adjustment	Total
2005	$83,340,708	18,660,684	102,001,392
2006	85,724,878	16,276,514	102,001,392
2007	88,177,671	13,823,721	102,001,392
2008	90,701,074	11,300,318	102,001,392
2009	93,297,131	8,704,261	102,001,392
Thereafter	1,087,779,049	(72,371,663)	1,015,407,386

	$1,529,020,511	(3,606,165)	1,525,414,346

        Provident leases its office space from a third party under a noncancelable operating lease that expires in 2009. Future minimum lease payments as of December 31, 2004 are as follows:

2005	$135,574
2006	137,706
2007	140,690
2008	140,690
2009	82,069

$636,729

PROVIDENT SENIOR LIVING TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2004

					Initial Costs			Gross Amount at Which Carried December 31, 2004 (1)
City	State	Acquisition Date	Encumbrances at 12/31/04		Land	Buildings and Improvements	Net Improvements (Retirements) Since Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation 12/31/04(2)	Average Depreciable Life
Chicago-Hallmark	IL	10/19/04	$63,871,368		$10,051,601	$82,164,922	$—	$10,051,601	$82,164,922	$92,216,523	$568,778	35
Chicago-Kenwood	IL	10/19/04	12,746,776		2,792,980	22,830,693	—	2,792,980	22,830,693	25,623,673	158,043	35
Des Plaines	IL	10/19/04	32,000,000		6,246,739	51,062,791	—	6,246,739	51,062,791	57,309,530	353,477	35
Edina	MN	10/19/04	18,824,801		3,292,035	26,910,117	—	3,292,035	26,910,117	30,202,152	186,283	35
Farmington	CT	10/19/04	11,893,810		3,631,643	29,686,184	—	3,631,643	29,686,184	33,317,827	205,500	35
Hoffman Estates	IL	10/19/04	20,478,758		3,532,895	28,878,985	—	3,532,895	28,878,985	32,411,880	199,912	35
Indianapolis	IN	10/19/04	4,654,084		1,163,321	9,509,348	—	1,163,321	9,509,348	10,672,669	65,828	35
Lisle	IL	10/19/04	38,343,044		7,229,851	59,099,057	—	7,229,851	59,099,057	66,328,908	409,107	35
Mesa	AZ	10/19/04	11,646,603		2,497,216	20,413,026	—	2,497,216	20,413,026	22,910,242	141,307	35
Quincy	MA	10/19/04	26,316,944		5,546,458	45,338,480	—	5,546,458	45,338,480	50,884,938	313,851	35
Redwood City	CA	10/19/04	32,682,402		6,971,575	56,987,827	—	6,971,575	56,987,827	63,959,402	394,492	35
Rochester	NY	10/19/04	4,458,700		1,028,566	8,407,819	—	1,028,566	8,407,819	9,436,385	58,202	35
San Jose	CA	10/19/04	27,283,188		5,672,764	46,370,947	—	5,672,764	46,370,947	52,043,711	320,998	35
San Marcos	CA	10/19/04	17,436,887		3,897,889	31,862,557	—	3,897,889	31,862,557	35,760,446	220,565	35
Santa Fe	NM	10/19/04	11,752,458		—	21,829,644	—	—	21,829,644	21,829,644	144,556	35
Spokane	WA	10/19/04	9,997,084		1,474,467	12,052,753	—	1,474,467	12,052,753	13,527,220	83,434	35
Vernon Hills-Willows	IL	10/19/04	5,437,473		1,042,626	8,522,754	—	1,042,626	8,522,754	9,565,380	58,998	35
Vernon Hills-Hawthorn Lakes	IL	10/19/04	22,832,864		4,035,082	32,984,022	—	4,035,082	32,984,022	37,019,104	228,329	35
Voorhees	NJ	10/19/04	11,279,801		2,870,558	23,464,836	—	2,870,558	23,464,836	26,335,394	162,433	35
West Hartford	CT	10/19/04	11,091,059		2,266,443	18,526,611	—	2,266,443	18,526,611	20,793,054	128,249	35
West Palm Beach	FL	10/19/04	19,423,373		3,416,731	27,929,427	—	3,416,731	27,929,427	31,346,158	193,338	35
Alliance	OH	10/21/04	(A	)	356,745	2,828,476	—	356,745	2,828,476	3,185,221	20,044	35
Austintown	OH	10/21/04	(A	)	137,160	1,087,486	—	137,160	1,087,486	1,224,646	7,707	35
Beaver Creek	OH	10/21/04	(A	)	533,382	4,228,959	—	533,382	4,228,959	4,762,341	29,969	35
Blaine	MN	10/21/04	(A	)	136,740	1,084,153	—	136,740	1,084,153	1,220,893	7,683	35
Clinton	NY	10/21/04	(A	)	861,302	6,828,892	—	861,302	6,828,892	7,690,194	48,393	35
Colorado Springs	CO	10/21/04	(A	)	649,968	5,153,320	—	649,968	5,153,320	5,803,288	36,519	35
Columbus	OH	10/21/04	(A	)	242,509	1,922,746	—	242,509	1,922,746	2,165,255	13,626	35
Eden Prairie	MN	10/21/04	(A	)	273,613	2,169,357	—	273,613	2,169,357	2,442,970	15,373	35
Evansville	IN	10/21/04	(A	)	324,345	2,571,596	—	324,345	2,571,596	2,895,941	18,224	35
Fond du Lac	WI	10/21/04	(A	)	178,347	1,414,036	—	178,347	1,414,036	1,592,383	10,021	35
Inver Grove Heights	MN	10/21/04	(A	)	230,340	1,826,272	—	230,340	1,826,272	2,056,612	12,942	35
Kenosha	WI	10/21/04	(A	)	500,893	3,971,364	—	500,893	3,971,364	4,472,257	28,143	35
LaCrosse-CBC	WI	10/21/04	(A	)	564,329	4,474,324	—	564,329	4,474,324	5,038,653	31,708	35
LaCrosse-SH	WI	10/21/04	(A	)	585,278	4,640,421	—	585,278	4,640,421	5,225,699	32,885	35
Leawood	KS	10/21/04	(A	)	106,325	843,005	—	106,325	843,005	949,330	5,974	35
Lynnwood	WA	10/21/04	(A	)	1,107,875	8,783,866	—	1,107,875	8,783,866	9,891,741	62,247	35

PROVIDENT SENIOR LIVING TRUST
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2004 (Continued)

					Initial Costs			Gross Amount at Which Carried December 31, 2004 (1)
City	State	Acquisition Date	Encumbrances at 12/31/04		Land	Buildings and Improvements	Net Improvements (Retirements) Since Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation 12/31/04(2)	Average Depreciable Life
Marion	IN	10/21/04	(A	)	188,360	1,493,422	—	188,360	1,493,422	1,681,782	10,583	35
Mesa	AZ	10/21/04	(A	)	595,581	4,722,105	—	595,581	4,722,105	5,317,686	33,463	35
North Oaks	MN	10/21/04	(A	)	961,337	7,622,029	—	961,337	7,622,029	8,583,366	54,014	35
Oro Valley	AZ	10/21/04	(A	)	605,729	4,802,569	—	605,729	4,802,569	5,408,298	34,034	35
Pensacola	FL	10/21/04	(A	)	575,083	4,559,588	—	575,083	4,559,588	5,134,671	32,312	35
Peoria	AZ	10/21/04	(A	)	543,418	4,308,531	—	543,418	4,308,531	4,851,949	30,533	35
Plymouth	MN	10/21/04	(A	)	616,947	4,891,509	—	616,947	4,891,509	5,508,456	34,664	35
Portage	IN	10/21/04	(A	)	116,365	922,607	—	116,365	922,607	1,038,972	6,538	35
Pueblo	CO	10/21/04	(A	)	763,456	6,053,116	—	763,456	6,053,116	6,816,572	42,896	35
Puyallup	WA	10/21/04	(A	)	959,461	7,607,151	—	959,461	7,607,151	8,566,612	53,908	35
Richmond	IN	10/21/04	(A	)	449,653	3,565,108	—	449,653	3,565,108	4,014,761	25,264	35
Salem	OH	10/21/04	(A	)	576,208	4,568,508	—	576,208	4,568,508	5,144,716	32,375	35
Syracuse	NY	10/21/04	(A	)	1,028,935	8,157,980	—	1,028,935	8,157,980	9,186,915	57,812	35
Tallahassee	FL	10/21/04	(A	)	606,451	4,808,287	—	606,451	4,808,287	5,414,738	34,074	35
Tempe	AZ	10/21/04	(A	)	555,120	4,401,307	—	555,120	4,401,307	4,956,427	31,190	35
Topeka	KS	10/21/04	(A	)	335,943	2,663,549	—	335,943	2,663,549	2,999,492	18,875	35
Tucson	AZ	10/21/04	(A	)	460,305	3,649,564	—	460,305	3,649,564	4,109,869	25,863	35
Twin Falls	ID	10/21/04	(A	)	639,243	5,068,282	—	639,243	5,068,282	5,707,525	35,917	35
West Melbourne	FL	10/21/04	(A	)	532,721	4,223,713	—	532,721	4,223,713	4,756,434	29,931	35
Winston Salem	NC	10/21/04	(A	)	334,396	2,651,282	—	334,396	2,651,282	2,985,678	18,788	35
Winter Haven-SH	FL	10/21/04	(A	)	210,635	1,670,031	—	210,635	1,670,031	1,880,666	11,835	35
Winter Haven- CBC	FL	10/21/04	(A	)	397,945	3,155,131	—	397,945	3,155,131	3,553,076	22,359	35
Amherst	NY	12/16/04	6,520,052		762,643	6,046,673	—	762,643	6,046,673	6,809,316	—	35
Cary	NC	12/16/04	4,417,926		657,864	5,215,921	—	657,864	5,215,921	5,873,785	—	35
Kenmore	NY	12/16/04	7,802,559		1,351,690	10,716,970	—	1,351,690	10,716,970	12,068,660	—	35
Niskayuna-CB	NY	12/16/04	5,209,204		927,731	7,355,581	—	927,731	7,355,581	8,283,312	—	35
Niskayuna-WW	NY	12/16/04	6,414,788		1,712,742	13,579,595	—	1,712,742	13,579,595	15,292,337	—	35
Northville	MI	12/16/04	4,849,328		369,907	2,932,837	—	369,907	2,932,837	3,302,744	—	35
Pittsford	NY	12/16/04	5,758,014		555,365	4,403,253	—	555,365	4,403,253	4,958,618	—	35
Utica	MI	12/16/04	4,403,981		1,038,514	8,233,932	—	1,038,514	8,233,932	9,272,446	—	35
Westampton	NJ	12/16/04	4,107,084		801,261	6,352,853	—	801,261	6,352,853	7,154,114	—	35

			$463,934,413		$105,681,600	$879,064,057	$—	$105,681,600	$879,064,057	$984,745,657	$5,654,366

PROVIDENT SENIOR LIVING TRUST

NOTES TO SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2004

(A)
These properties collateralize Provident's $135 million revolving credit facility. As of December 31, 2004, the credit facility had an outstanding balance of approximately $123.6 million.

(1)
Reconciliation of Real Estate: The following table reconciles real estate investments for the period from March 1, 2004 (inception) to December 31, 2004:

2004
Balance at beginning of period	$—
Acquisitions	984,745,657

Balance at end of period	$984,745,657

(2)
Reconciliation of Accumulated Depreciation: The following table reconciles the accumulated depreciation on real estate investments for the period from March 1, 2004 (inception) to December 31, 2004:

2004
Balance at beginning of period	$—
Depreciation expense	5,654,366

Balance at end of period	$5,654,366

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED BALANCE SHEET
March 31, 2005
(Unaudited)

Assets
Real estate investments, at cost:
Land	$105,681,600
Buildings and improvements	754,282,090
Equipment and fixtures	124,781,967

Total real estate investments, at cost	984,745,657
Less accumulated depreciation	(14,825,128)

Real estate investments, net	969,920,529
Cash and cash equivalents	458,809
Restricted cash	30,965,349
Accounts receivable	7,818,822
Accrued rental income	8,288,157
Prepaid expenses and other assets	343,098
Deferred financing costs, net of accumulated amortization of $256,272	2,237,271

Total assets	$1,020,032,035

Liabilities and Shareholders' Equity
Mortgage and bond notes payable	$461,975,085
Line of credit	125,250,000
Accounts payable and accrued liabilities	4,300,379
Tenant escrow liability	7,024,361
Tenant security deposit	20,344,084

Total liabilities	618,893,909
Minority interest	1,437,841
Shareholders' equity
Preferred shares, 100,000,000 shares authorized, no shares issued and outstanding at March 31, 2005	—
Common shares, 250,000,000 shares authorized, par value $.001 per share, 29,266,667 shares issued and outstanding at March 31, 2005	29,267
Capital contributed in excess of par	398,139,776
Retained earnings	1,531,242

Total shareholders' equity	399,700,285

Total liabilities and shareholders' equity	$1,020,032,035

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2005
(Unaudited)

Operating revenue:
Rental income	$21,077,648
Straight-line rental income	4,681,992

Total operating revenue	25,759,640

Operating expenses:
General and administrative expenses	779,190
Salaries and employee benefits	637,510
Amortization of deferred compensation	612,286
Depreciation and amortization	9,183,724

Total operating expenses	11,212,710

Net operating income	14,546,930
Other income (expense):
Interest income	103,310
Interest expense	(8,854,142)

Total other expense	(8,750,832)

Income before minority interest	5,796,098
Minority interest	(84,845)

Net income	$5,711,253

Earnings per share—basic	$0.20

Earnings per share—diluted	$0.20

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2005
(Unaudited)

Cash flows from operating activities:
Net income	$5,711,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,183,724
Amortization of stock-based compensation	612,286
Amortization of deferred financing costs	149,964
Amortization of fair value debt premium	(110,844)
Minority interest	84,845
Change in assets and liabilities:
Accounts receivable	(2,730,208)
Accrued rental income	(4,681,992)
Prepaid expenses and other assets	14,560
Accounts payable and accrued liabilities	239,483
Tenant escrow liability	1,772,128
Restricted cash	(1,268,327)
Tenant security deposits	274,099

Net cash provided by operating activities	9,250,971

Cash flows from investing activities:
Purchase of furniture and equipment	(26,261)

Net cash used in investing activities	(26,261)

Cash flows from financing activities:
Common shares, issuance costs	(492,742)
Dividends and distributions	(10,096,952)
Proceeds from line of credit borrowings	1,700,000
Issuance of long-term incentive plan units	19,125
Principal payments on mortgage notes payable	(1,848,482)
Restricted cash	(98,566)

Net cash used in financing activities	(10,817,617)

Net decrease in cash and cash equivalents	(1,592,907)
Cash and cash equivalents at beginning of period	2,051,716

Cash and cash equivalents at end of period	$458,809

Supplemental disclosure of cash transactions:
Cash paid for interest	$8,551,616

See accompanying notes to consolidated financial statements.

PROVIDENT SENIOR LIVING TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

(Unaudited)

(1)    Organization

        Provident Senior Living Trust (the Company) was organized as a Maryland real estate investment trust on March 1, 2004, to acquire primarily independent and assisted living properties located in the United States of America that will be leased to experienced senior living operators pursuant to long-term triple-net leases. The Company qualifies as a Real Estate Investment Trust (REIT), under the Internal Revenue Code.

        The Company's interest in its properties is held through its operating partnership, PSLT OP, LP (the Operating Partnership). The Company is the sole general partner of the Operating Partnership and owns 98.5% of the outstanding units at March 31, 2005.

        As of March 31, 2005, the Company owned 68 independent living or assisted living properties in 19 states, all of which are leased pursuant to 15-year triple-net leases with renewal options. The Company leases its properties to Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, or their respective affiliates, which represent 73% and 27% of the Company's total rental income for the three months ended March 31, 2005.

(2)    Summary of Significant Accounting Policies

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or consolidated. Management believes, however, that the disclosures are adequate to make the information presented not misleading. In management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company and the consolidated results of its operations and its cash flows, are included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

  (a)    Basis of Accounting

        The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

  (b)    Principles of Consolidation

        The Company consolidates its accounts and the accounts of its majority-owned Operating Partnership and reflects the outside ownership interest in the Operating Partnership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c)    Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d)    Real Estate Investments

        The Company records acquired real estate at cost. Depreciation is computed using the straight-line method over the estimated useful life of 40 years for buildings and improvements, and 7 years for equipment and fixtures. Maintenance and repairs that do not improve or extend the useful life of the asset are charged to expense as incurred.

        The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which established a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS No. 144 requires that the operations related to properties that have been sold or that are held for sale be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold be designated as "held for sale" on the balance sheet. As of March 31, 2005, the Company has not identified any properties as held for sale.

        If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, management estimates the undiscounted future cash flows to be generated from the property, including any estimated proceeds from the disposition of the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to its estimated fair value and an impairment loss is recognized. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. As of March 31, 2005, the Company has not identified any impairments on its properties to be held and used.

        In accordance with SFAS No. 141, Business Combinations, the Company allocates the purchase price of properties to the tangible and intangible assets acquired and the liabilities assumed. For each acquisition, the Company allocates the purchase price to land, building, equipment, and intangible assets, if any, based on their relative fair values at the date of acquisition. The Company determines fair value using several methods including independent appraisals and management's estimates reflecting the facts and circumstances of each acquisition.

  (e)    Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

  (f)    Restricted Cash

        Restricted cash includes amounts reserved for insurance, real estate taxes, property related capital expenditures, debt service and tenant security deposits. The following table summarizes restricted cash as of March 31, 2005:

Tenant security deposit	$20,344,084
Debt service reserves	4,217,701
Lender escrows	6,403,564

$30,965,349

  (g)    Accounts Receivable and Accrued Rental Income

        Pursuant to the Company's leases, rent payments are due one month in arrears. The accounts receivable balance at March 31, 2005, represents primarily rent payments due from Brookdale Living Communities, Inc and Alterra Healthcare Corporation. No amounts were delinquent or deemed uncollectible and all amounts outstanding have been collected subsequent to March 31, 2005.

        Accrued rental income represents the receivable due for rental income recognized on a straight-line basis of accounting in excess of payments currently due.

  (h)    Prepaid Expenses

        The Company makes payments for certain expenses in advance of the period in which they receive the benefit. These payments are classified as prepaid expenses and amortized over the respective period of benefit relating to the contractual arrangement.

  (i)    Deferred Financing Costs

        The Company has deferred certain costs related to the issuance of its line of credit. These costs are amortized to interest expense on a method that approximates level yield over the terms of the related debt.

  (j)    Revenue Recognition

        Revenue, which is comprised primarily of rental income, includes rent recognized on a straight-line basis over the initial term of the lease regardless of when payments are due in accordance with the terms of its respective lease. The Company's leases provide for rental increases at specified intervals. Management considers whether such increases represent contingent rentals or minimum lease payments. In evaluating the leases, management considers whether sufficient uncertainty exists to categorize the increases as contingent. Based on the terms of the current leases, the Company has determined sufficient uncertainty does not exist and therefore has included such increases as part of minimum rents. Straight-line basis accounting requires the Company to record as an asset accrued rental income, and include in revenues, unbilled rent that the Company will only receive if the prospective tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, the Company's management must determine, in its judgment, to what extent the accrued rental income applicable to each specific tenant is collectible. The Company reviews accrued rental income on a quarterly basis and takes into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectibility of accrued rental income with respect to any given tenant is in doubt, the Company would be required to record an increase in its allowance for uncollectible accounts or record a direct write-off of the specific rent receivable.

  (k)    Concentration of Tenant Risk

        The Company leases all of its properties to subsidiaries of Brookdale and Alterra, thus all rental income, accounts receivable and accrued rental income is derived from these two parties. This concentration of credit risk makes the Company potentially vulnerable to the financial condition and results of operations of Brookdale and Alterra. The failure or inability of either the Brookdale tenants or Alterra tenants to pay their lease obligations would materially reduce the Company's revenue and net income.

  (l)    Income Taxes

        The Company believes it will qualify, and intends to qualify, as a REIT under the Internal Revenue Code. As a REIT, the Company is allowed to reduce taxable income by all or a portion of its distributions to stockholders. As taxable distributions have exceeded taxable income, no provision for federal income taxes has been made in the accompanying consolidated financial statements.

        Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of the Company's net income and loss for financial reporting purposes and for tax reporting purposes.

        The Company believes it has substantial net operating losses, a result of the Brookdale Acquisition, available to offset taxable income for federal and state income tax purposes.

  (m)    Earnings Per Share

        Basic earnings per share (EPS) is based on the weighted average number of shares outstanding during the period. Diluted EPS is based on the weighted average number of shares outstanding during the period, adjusted to give effect to common share equivalents.

  (n)    Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment to FASB Statement No. 123. The Company has adopted the fair value recognition and measurement provisions for stock-based compensation provided for in SFAS No. 123 and SFAS No. 148. On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123. SFAS No. 123(R) supercedes APB Opinion No. 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) must be adopted no later than January 1, 2006.

  (o)    Minority Interest

        Minority interest represents the percentage ownership of the Operating Partnership that is not owned by the Company. Minority interest ownership was approximately 1.5% at March 31, 2005.

(3)    Debt

  (a)    Mortgage Notes and Bonds Payable

        The following is a summary of mortgage notes and bonds payable as of March 31, 2005:

Mortgage notes payable; monthly payments of principal and interest with fixed interest rates ranging from 5.61% to 8.38%; maturities ranging from 2008 to 2028, secured by certain Brookdale Properties	$302,412,379
Mortgage notes payable; monthly payments of principal and interest at a fixed interest rate of 7.18%; maturing in 2009, secured by certain Alterra Properties	49,184,175
Mortgage notes payable; monthly principal and interest payments at LIBOR (2.80% at March 31, 2005) plus 2.50%; maturing in 2006 to 2007, secured by certain Brookdale Properties	9,977,953
Mortgage note payable; monthly payments of principal and interest at prime (5.75% at March 31, 2005); maturing in 2009, secured by certain Brookdale Properties	6,110,578
Bond payable; monthly interest payments variable rates (3.01% to 4.46% at March 31, 2005); maturities ranging from 2019 to 2029, secured by certain Brookdale Properties	94,290,000

Total	$461,975,085

  (b)    Line of Credit

        On October 20, 2004, the Company entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. Interest on the credit facility is based on 30-day LIBOR, plus an applicable LIBOR margin based on the Company's property leverage ratio. As of March 31, 2005, the credit facility bore interest at a rate of 5.09% and had an outstanding balance of $125.3 million. The credit facility is secured by mortgages on 38 of the Alterra Properties and is guaranteed by the Company up to a maximum of $13.5 million (plus enforcement costs). The Company also provides a guarantee under the credit facility in the event of certain acts by the borrower (a wholly owned subsidiary of the Company), including fraud, misrepresentation, environmental liabilities, failure to maintain insurance and voluntary bankruptcy of the borrower.

(4)    Shareholders' Equity

        On December 17, 2004, the Company declared a dividend of $0.34 per common share, totaling $9.9 million, which was paid on February 4, 2005 to shareholders of record as of January 18, 2005. In addition, the Operating Partnership simultaneously paid a distribution of $0.34 per operating partnership unit, totaling $0.2 million.

        On April 11, 2005, the Company declared a dividend of $0.34 per common share, totaling $9.9 million, payable on May 4, 2005 to shareholders of record as of April 11, 2005. In addition, the

Operating Partnership simultaneously declared a distribution of $0.34 per operating partnership unit, totaling $0.2 million.

(5)    Employee Benefits

  (a)    Long-Term Incentive Plan

        The Company has adopted a long-term incentive plan (LTIP) designed to align the interests of management and shareholders in order to maximize shareholder value. The LTIP became effective on March 31, 2004, and an aggregate of 1,250,000 common shares and operating partnership units are authorized for issuance under the plan. The compensation committee administers the LTIP, selects eligible employees and other service providers to receive grants, determines the number of shares subject to awards to be granted and determines the form and terms of the grants, including any applicable vesting or restriction periods. Unless terminated earlier by the board of trustees, or extended upon the approval of our shareholders, the LTIP will terminate on the tenth anniversary of its adoption. On August 3, 2004, September 7, 2004 and January 3, 2005, the Company granted certain trustees, officers and employees 318,750, 35,000 and 76,500 units, respectively, in the Operating Partnership as part of the LTIP. The units issued on August 4, 2004 and September 7, 2004, were valued internally at $15 per unit, the same value as the private placement offering price, due to the issue dates being near the private placement date. The units issued on January 3, 2005 were valued based on the share price of the Company's common stock as reported on The PORTAL Market at or near the issue date of the units. The officers' units vest over a three-year period and the related trustees' units vest, with respect to the units issued in August 2004, 50% upon grant and 50% upon the one-year anniversary of the date of grant. Units issued to trustees and employees in January 2005 vest over a one year period. Compensation cost, which is recognized in accordance with the vesting schedule, of $612,286 has been recognized in the accompanying consolidated financial statements.

  (b)    401(k) Plan

        The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees, as defined, to defer a portion of their compensation, within prescribed limits, on a pretax basis through contributions to the 401(k) plan. The Company matches each eligible employee's annual contributions, within prescribed limits, in an amount equal to 100% of the first 3% of the employee's contribution plus 50% of the next 2% of the employee's contribution. Matching contributions of the Company vest immediately. For the three months ended March 31, 2005, the Company expensed approximately $5,180 in matching contributions.

(6)    Earnings Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted EPS computations for the three months ended March 31, 2005.

	Period from January 1, 2005 to March 31, 2005
	Basic	Diluted
Net income	$5,711,253	5,711,253
Plus minority interest in operating partnership	—	84,845

	$5,711,253	5,796,098

Weighted average number of common shares outstanding	29,266,667	29,266,667
Operating partnership units	—	430,250

Total weighted average shares outstanding	29,266,667	29,696,917

Earnings per share	$0.20	0.20

(7)    Subsequent event

        On April 12, 2005, the Company entered into a definitive merger agreement with Ventas, Inc. under which Ventas will acquire all of the outstanding common shares and operating partnership units of the Company. The transaction is valued at approximately $1.2 billion. Provident shareholders will receive 0.4951 shares of Ventas common stock and $7.81 per share in cash for each Provident common share. The Boards of Directors of both companies have unanimously approved the transaction, which is expected to close in the second quarter of 2005.

VENTAS, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
As of and for the three months ended March 31, 2005 and the year ended December 31, 2004
(Unaudited)

        The following unaudited pro forma condensed combined financial information sets forth:

  •
  the historical financial information as of and for the three months ended March 31, 2005 and the year ended December 31, 2004 derived from the consolidated financial statements of Ventas;

  •
  the historical financial information as of March 31, 2005 and for the three months ended March 31, 2005 and the period from March 1, 2004 (inception) to December 31, 2004 derived from the consolidated financial statements of Provident;

  •
  pro forma adjustments to give effect to Ventas's acquisition of Provident on the consolidated balance sheet of Ventas as of March 31, 2005, as if the Provident acquisition closed on the date of the balance sheet;

  •
  pro forma adjustments to give effect to Ventas's 2004 and 2005 mergers, acquisitions and equity offering transactions on the consolidated statement of income of Ventas for the three months ended March 31, 2005 and the year ended December 31, 2004, as if these transactions closed on the first day of the period;

  •
  pro forma adjustments to give effect to Ventas's acquisition of Provident on the consolidated statement of income of Ventas for the three months ended March 31, 2005 and the year ended December 31, 2004, as if each of the Provident acquisition and Provident's acquisitions of the Brookdale and Alterra properties closed on the first day of the period; and

  •
  pro forma as adjusted, unaudited condensed combined financial statements of Ventas as of and for the three months ended March 31, 2005 and the year ended December 31, 2004.

        You should read the information below along with all other financial information and analysis in this proxy statement/prospectus, including the sections "Description of Ventas—Ventas Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Provident—Provident Management's Discussion and Analysis of Financial Condition and Results of Operations" and Ventas's and Provident's historical consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is presented for information purposes only, and Ventas does not expect that this information will reflect its results of operations or financial position. The unaudited pro forma adjustments are based on available information and upon assumptions that Ventas's management believes are reasonable.

VENTAS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2005
(In thousands)
(Unaudited)

	Ventas Historical (A)	Provident Historical (B)	Provident Acquisition Adjustments (C)		Pro Forma As Adjusted
Assets
Net real estate investments	$1,127,058	$969,921	$252,697	(D)	$2,349,676
Cash and cash equivalents	1,779	459	—		2,238
Escrow deposits and restricted cash	17,764	30,965	—		48,729
Deferred financing costs, net	12,928	2,237	2,763	(E)	17,928
Notes receivable from employees	3,234	—	—		3,234
Other	11,435	16,450	(8,288	)(F)	19,597

Total assets	$1,174,198	$1,020,032	$247,172		$2,441,402

Liabilities and stockholders' equity:
Liabilities:
Senior Notes payable and other debt	$877,642	$587,225	$255,460	(G)	$1,720,327
Deferred revenue	12,298	—	—		12,298
Interest rate swap agreements	9,717	—	—		9,717
Accrued dividend	30,531	—	—		30,531
Accrued interest	18,871	2,838	—		21,709
Accounts payable and other accrued liabilities	28,015	28,831	—		56,846
Deferred income taxes	30,394	—	—		30,394

Total liabilities	1,007,468	618,894	255,460		1,881,822
Commitments and contingencies
Minority interest	—	1,438	(1,438	)(H)	—
Total stockholders' equity	166,730	399,700	(6,850	)(I)	559,580

Total liabilities and stockholders' equity	$1,174,198	$1,020,032	$247,172		$2,441,402

See accompanying notes.

VENTAS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the three months ended March 31, 2005
(In thousands, except per share amounts)
(Unaudited)

	Ventas Historical(A)	Provident Historical(B)	Provident Acquisition Adjustments(C)		Pro Forma As Adjusted
Revenues:
Rental income	$62,739	$25,760	$—		$88,499
Interest income from loans receivable	652	—	—		652
Interest and other income	612	103	—		715

	64,003	25,863	—		89,866
Expenses:
Property-level operating expenses	552	—	—		552
General, administrative and professional fees	5,020	1,417	—	(M)	6,437
Amortization of restricted stock	420	612	(612	)(N)	420
Depreciation	13,266	9,184	2,360	(O)	24,810
Interest	17,172	8,854	3,844	(P)	29,870
Loss on extinguishment of debt	—	—	—		—

	36,430	20,067	5,592		62,089
Income from continuing operations before minority interest	27,573	5,796	(5,592)		27,777
Minority interest	—	(85)	85	(Q)	—

Income from continuing operations	$27,573	$5,711	$(5,507)		$27,777

Income from continuing operations per common share:
Basic	$0.33	—	—		$0.28
Diluted	$0.32	—	—		$0.28
Shares used in computing income from continuing operations per common share:
Basic	84,657	N/A	15,000	(R)	99,657
Diluted	85,400	N/A	15,000	(R)	100,400

N/A
Not applicable.

See accompanying notes.

VENTAS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2004
(In thousands, except per share amounts)
(Unaudited)

	Ventas Historical(A)	Ventas 2004 Transactions Adjustments(J)	Pro Forma As Adjusted for Ventas 2004 Transactions	Provident Historical(B)	Provident Acquisition Adjustments(C)		Pro Forma As Adjusted
Revenues:
Rental income	$232,911	$12,516	$245,427	$19,637	$82,541	(K)	$347,605
Interest income from loans receivable	2,958	—	2,958	—	—		2,958
Interest and other income	987	—	987	1,073	(777)	(L)	1,283

	236,856	12,516	249,372	20,710	81,764		351,846
Expenses:
Property-level operating expenses	1,337	461	1,798	—	—		1,798
General, administrative and professional fees	16,917	—	16,917	2,196	—	(M)	19,113
Amortization of restricted stock	1,207	—	1,207	1,063	(1,063)	(N)	1,207
Depreciation	49,035	3,286	52,321	5,668	40,508	(O)	98,497
Interest	66,817	3,492	70,309	6,292	44,498	(P)	121,099
Loss on extinguishment of debt	1,370	—	1,370	—	—		1,370

	136,683	7,239	143,922	15,219	83,943		243,084

Income from continuing operations before minority interest	100,173	5,277	105,450	5,491	(2,179)		108,762
Minority interest	—	—	—	280	(280)	(Q)	—

Income from continuing operations	$100,173	$5,277	$105,450	$5,771	$(2,459)		$108,762

Income from continuing operations per common share:
Basic	$1.20	—	$1.26	—	—		$1.10
Diluted	$1.19	—	$1.25	—	—		$1.09
Shares used in computing income from continuing operations per common share:
Basic	83,491	333	83,824	N/A	15,000	(R)	98,824
Diluted	84,352	333	84,685	N/A	15,000	(R)	99,685

N/A
Not applicable.

See accompanying notes.

VENTAS, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

1.     Adjustments to the Pro Forma Condensed Combined Balance Sheet and Statement of Income

  (A)
  Reflects historical financial condition or results of operations of Ventas as of or for the three months ended March 31, 2005 and the year ended December 31, 2004, as applicable.

  (B)
  Reflects historical financial condition or results of operations of Provident as of March 31, 2005 or for the three months ended March 31, 2005 and the period March 1, 2004 (inception) to December 31, 2004, as applicable.

  (C)
  Represents adjustments to record the merger between Ventas and Provident based upon the assumed purchase price of $1.3 billion. The calculation of the total estimated merger acquisition cost is as follows:

(in thousands)
Issuance of 15.0 million shares of Ventas common stock	$392,850
Payment of $7.81 per Provident common shares outstanding	231,217
Assumption of mortgage and revolving debt outstanding	587,225
Adjustment to Provident's mortgage debt to reflect fair value	(757)
Assumption of Provident's other liabilities	31,669
Estimated transaction costs	20,000

Total acquisition costs	$1,262,204

  (D)
  Represents the estimated increase over Provident's investment in real estate based upon the total estimated merger acquisition cost to reflect the preliminary allocation to other tangible assets of Provident being acquired:

(in thousands)
Total merger acquisition costs	$1,262,204
Less Provident's basis in investment in real estate, net	969,921
Less Provident's basis in other assets	39,586

Adjustment to record fair value of Provident's investment in real estate, net	$252,697

  (E)
  Represents estimated deferred financing costs in the amount of $5.0 million incurred by Ventas in connection with the issuance of debt, offset by an adjustment to write-off Provident's deferred financing costs in the amount of $2.2 million, which were not assigned any value in the allocation of the acquisition cost.

  (F)
  Represents the elimination of Provident's deferred rent receivable, which arose from the historical straight-lining of rental revenue.

  (G)
  Represents the following transactions:

(in thousands)
Cash portion of purchase price	$231,217
Estimated transaction costs	20,000
Funds to repay Provident revolver	125,250
Financing fees incurred to issue debt	5,000

Debt issued on existing and additional credit facilities	381,467
Repayment of Provident's line or credit	(125,250)
Adjust Provident's mortgages to market	(757)

Adjustment to record additional borrowings	$255,460

  (H)
  Represents elimination of minority interests, which units were acquired by Ventas.

  (I)
  Represents Provident's historical equity in the amount of $399.7 million less issuance of 15.0 million shares of Ventas common stock to Provident shareholders and to holders of Provident LTIP Units upon conversion of the ETOP Class D Units to be issued to them, which was valued at $392.9 million.

  (J)
  Reflects the effect on rental income, property-level operating expenses, depreciation, interest, income from continuing operations and shares used in computing earnings per common share as if Ventas had consummated its 2004 acquisitions and merger and the 2004 equity offering as of the beginning of the year ended December 31, 2004. See "Note 6—Mergers and Acquisitions" and "Note 14—Capital Stock" of the notes to Ventas's audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

  (K)
  Reflects the pro forma adjustments to rental income for properties acquired by Provident in completed transactions and, for purposes of the pro forma, assumes that all leases were effective on January 1, 2004. None of the acquired properties were under construction. Construction at all acquired properties was completed prior to January 1, 2004. The rental income adjustment is summarized as follows:

Tenant	Base Rental Income Adjustment	Straight-Line Rental Income Adjustment(1)	Total Rental Income Adjustment
	(in thousands)
Brookdale	$47,770	$11,307	$59,077
Alterra	19,649	3,815	23,464

	$67,419	$15,122	$82,541

          Base rental income is computed as follows:

Tenant	Purchase Price	Effective Annual Lease Rate(2)	Base Rental Income Adjustment(3)
	(dollars in thousands)
Brookdale base rental income	$923,849	6.5%	$47,770	(4)
Alterra base rental income	298,769	7.7%	19,649

	$1,222,618		$67,419

    (1)
    Straight-line rental income reflects the impact of the annual rental increases based on a formula equal to the lesser of (i) four times the percentage increase in the Consumer Price Index and (ii) (a) with respect to the Brookdale lease, 3% and (b) with respect to the Alterra lease, 2.5%. In the calculation of straight-line rental income, these escalators were included in minimum lease payments because the escalators are virtually certain. For the period ended December 31, 2004, pro forma earnings from continuing operations increased by $18.7 million and pro forma diluted earnings per share increased $0.19 per share as a result of the straight-line rental income related to the Brookdale and Alterra leases.

    (2)
    Effective annual lease rate is computed as base rent as stated in the lease agreement as a percentage of the preliminary purchase price allocation to the respective assets.

    (3)
    Base rental income equals purchase price multiplied by initial annual lease rate. Base rental income from the initial lease does not reflect any contingent annual increases pursuant to the leases (which commence on January 1, 2006 with respect to the Brookdale properties, and on the first month of the first anniversary of the commencement of the leases with respect to the Alterra properties), which increases are the lesser of (i) four times the percentage increase in the Consumer Price Index ("CPI") or (ii) (a) with respect to Brookdale, 3% or (b) with respect to Alterra, 2.5%.

    (4)
    In accordance with their lease, Brookdale will pay Ventas, as additional rent, an amount calculated monthly for increases in interest expense resulting from changes in the interest rates on our variable rate mortgages, assumed as part of the Brookdale transaction, over a base rate. As a result of this lease provision, Provident recognized revenue in the amount of $0.2 million in its historical financials statements for the year ended December 31, 2004. No adjustment for this contingent rental income was included within this pro forma amount.

  (L)
  Reflects a reduction in Provident's interest income due to lower cash balances after completing the Brookdale and Alterra property acquisitions.

  (M)
  Provident incurred salaries and benefits in the amount of $0.6 million and $1.7 million for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively. Ventas expects to achieve significant cost savings through a reduction in Provident's employees after the merger is consummated.

  (N)
  Reflects a reduction in expense due to the termination of Provident's Long-Term Incentive Plan ("LTIP") as a result of Ventas's acquisition of Provident. All units outstanding under the

    LTIP will be exchanged for ETOP Class D units upon consummation of the acquisition. The holders of the ETOP Class D units may convert the units to shares of Ventas common stock.

  (O)
  Reflects depreciation expense on the Brookdale and Alterra properties acquired by Provident during 2004. Based on the preliminary purchase price allocation, Ventas expects to allocate $0.1 billion to land, $1.0 billion to buildings and improvements and $0.1 billion to equipment and fixtures. Depreciation expense is calculated on a straight line basis based on Ventas's purchase price allocation and using a 35-year life for buildings and permanent structural improvements and a 7-year life for equipment and fixtures. Depreciation is summarized as follows:

			Depreciation Expense Adjustment
Asset	Buildings and Improvements	Equipment and Fixtures	Three Months Ended March 31, 2005	Year Ended December 31, 2004
	(in thousands)
Brookdale and Alterra properties	$992,155	$124,782	$2,360	$40,508
  (P)
  Reflects interest expense for debt assumed or issued in connection with Ventas's financing of the purchase of Provident summarized as follows:

	Three Months Ended March 31, 2005
	Pro Forma Expense	Amount Recorded by Provident	Interest Expense Adjustment
	(in thousands)
Interest expense on debt assumed and issued	$12,519	$8,815	$3,704
Amortization of financing costs	179	150	29
Amortization of debt premium	—	(111)	111

	$12,698	$8,854	$3,844

	Year Ended December 31, 2004
	Pro Forma Expense	Amount Recorded by Provident	Interest Expense Adjustment
	(in thousands)
Interest expense on debt assumed and issued	$50,076	$6,260	$43,816
Amortization of financing costs	714	106	608
Amortization of debt premium	—	(74)	74

	$50,790	$6,292	$44,498

  Interest expense for debt assumed and issued is summarized as follows:

Debt Obligation	Amount	Average Effective Interest Rate	Pro Forma Annual Interest Expense	Pro Forma Three Month Interest Expense
	(dollars in thousands)
Mortgage debt assumed	$461,218	6.0%	$27,720	$6,930
Debt issued by Ventas	381,467	5.9%	22,356	5,589

	$842,685		$50,076	$12,519

  (Q)
  Reflects reduction in minority interest, which was acquired by Ventas in connection with Ventas's acquisition of Provident.

  (R)
  Reflects the issuance of 15.0 million shares of Ventas common stock, which was a component of the consideration paid by Ventas to acquire Provident. The pro forma adjustment assumes that all Provident LTIP Units are converted to Ventas common stock.

2.     Funds from Operations

        Historical and pro forma funds from operations ("FFO") for the three months ended March 31, 2005 are summarized as follows:

	Ventas Historical(A)	Provident Historical(B)	Provident Acquisition Adjustments(C)	Pro Forma As Adjusted
	(in thousands)
Income from continuing operations	$27,573	$5,711	$(5,507)	$27,777
Discontinued operations	—	—	—	—

Net income	27,573	5,711	(5,507)	27,777
Adjustments:
Depreciation on real estate	13,175	9,171	2,360	24,706

Funds from operations	$40,748	$14,882	$(3,147)	$52,483

        FFO per diluted share outstanding follows:

	Ventas Historical(A)	Pro Forma As Adjusted
	(in thousands, except per share amounts)
Net income	$0.32	$0.28
Adjustments:
Depreciation on real estate	0.16	0.24

Funds from operations	$0.48	$0.52

Dilutive shares outstanding used in computing FFO per share	85,400	100,400

          Historical and pro forma funds from operations ("FFO") for the year ended December 31, 2004 are summarized as follows:

	Ventas Historical(A)	Ventas 2004 Transactions Adjustments(J)	Pro Forma as Adjusted for Ventas 2004 Transactions	Provident Historical(B)	Provident Acquisition Adjustments(C)	Pro Forma As Adjusted(1)
	(in thousands)
Income from continuing operations	$100,173	$5,277	$105,450	$5,771	$(2,459)	$108,762
Discontinued operations	20,727	—	20,727	—	—	20,727

Net income	120,900	5,277	126,177	5,771	(2,459)	129,489
Adjustments:
Depreciation on real estate	48,647	3,286	51,933	5,668	40,508	98,109
Other items:
Discontinued operations
Real estate depreciation	203	—	203	—	—	203
Gain on sale of real estate	(19,428)	—	(19,428)	—	—	(19,428)

Funds from operations	$150,322	$8,563	$158,885	$11,439	$38,049	$208,373

  (1)
  Pro forma as adjusted includes the effect of Ventas 2004 Transactions that are unrelated to the Provident acquisition.

  FFO per diluted share outstanding follows:

	Ventas Historical(A)	Pro Forma As Adjusted for Ventas 2004 Transactions(1)	Pro Forma As Adjusted(2)
	(in thousands, except per share amounts)
Net income	$1.43	$1.49	$1.30
Adjustments:
Depreciation on real estate	0.58	0.62	0.98
Other items:
Discontinued operations
Real estate depreciation	—	—	—
Gain on sale of real estate	(0.23)	(0.23)	(0.19)

Funds from operations	$1.78	$1.88	$2.09

Diluted shares outstanding used in computing FFO per share	84,352	84,685	99,685

  (1)
  Pro forma as adjusted for Ventas 2004 Transactions reflects the pro forma combined Ventas historical financial results and Ventas 2004 Transactions, and excluded the effect of the Provident acquisition.

  (2)
  Pro forma as adjusted includes the effect of Ventas 2004 Transactions that are unrelated to the Provident acquisition.

  Pro forma FFO is presented for information purposes only, and Ventas does not expect that this information will reflect its FFO. Pro forma FFO was based on available information and upon assumptions that Ventas's management believes are reasonable.

  Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, Ventas considers FFO an appropriate measure of performance of an equity REIT, and Ventas uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

  FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of Ventas's financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of Ventas's liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of its needs. Ventas believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the unaudited pro forma condensed combined financial statements and data included elsewhere in this proxy statement/prospectus.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Alterra Healthcare Corporation:

        We have audited the accompanying consolidated balance sheets of Alterra Healthcare Corporation and subsidiaries (the Corporation) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 2004, the period from December 1, 2003 to December 31, 2003 (Successor Company), the period from January 1, 2003 to November 30, 2003 (Predecessor Company) and the fiscal year ended December 31, 2002 (Predecessor Company). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Corporation as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004, the period from December 1, 2003 to December 31, 2003 (Successor Company), the period from January 1, 2003 to November 30, 2003 (Predecessor Company) and the fiscal year ended December 31, 2002 (Predecessor Company) in conformity with accounting principles generally accepted in the United States of America.

        As discussed in notes 1 and 2 to the consolidated financial statements, the Corporation emerged from Chapter 11 bankruptcy on December 4, 2003. Upon emergence from bankruptcy, the Corporation changed its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Accordingly, the consolidated financial statements for the periods subsequent to the reorganization (Successor Company financial statements) are not comparable to the consolidated financial statements presented for the prior periods (Predecessor Company financial statements).

/s/ KPMG LLP
Milwaukee, Wisconsin April 7, 2005

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003
(In thousands, except share data)

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$57,909	53,817
Accounts receivable, net of $2,546 and $450 allowance for bad debts as of December 31, 2004 and 2003, respectively	4,605	7,274
Notes receivable, net	—	335
Assets held for sale	2,943	23,551
Prepaid expenses and supply inventory	4,186	4,542
Other current assets	4,825	8,261

Total current assets	74,468	97,780
Property and equipment, net	175,855	385,178
Restricted cash and investments	1,537	2,169
Other assets	32,215	30,445

Total assets	$284,075	515,572

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term obligations	$2,331	89,987
Current debt maturities on assets held for sale	—	20,577
Accounts payable	4,170	3,575
Accrued expenses	37,188	47,656
Deferred rent and refundable deposits	12,693	14,828

Total current liabilities	56,382	176,623

Long-term obligations, less current installments	152,141	242,675
Other long-term liabilities	43,929	22,772

Total liabilities	252,452	442,070
Stockholders' equity:
Successor Company common stock, $0.01 par value. 1,000,000 shares issued and outstanding on December 31, 2004 and 2003	10	10
Additional paid-in capital	30,777	75,990
Accumulated equity (deficit)	836	(2,498)

Total stockholders' equity	31,623	73,502

Total liabilities and stockholders' equity	$284,075	515,572

See accompanying notes to consolidated financial statements.

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and
January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002
(In thousands)

	Successor Company		Predecessor Company
	Year ended December 31, 2004	1 month ended December 31, 2003	11 months ended November 30, 2003	Fiscal year ended December 31, 2002
Revenue:
Resident service fees	$392,723	32,730	378,672	413,553
Management fees	143	8	824	2,601
Miscellaneous	995	52	546	561

Operating revenue	393,861	32,790	380,042	416,715

Operating (income) expenses:
Residence operations	255,978	22,413	264,069	285,171
Bad debt provision	547	277	3,693	2,263
Lease expense	64,233	5,091	57,846	58,658
Gain on lease termination	—	—	—	(6,204)
Lease income	—	—	(3,811)	(13,755)
General and administrative	26,641	3,190	33,703	46,541
(Gain) loss on disposal of property and equipment	—	—	9,569	(22,914)
Depreciation and amortization	11,496	955	21,292	25,766
Impairment charges	—	—	2,859	4,773

Total operating expenses, net	358,895	31,926	389,220	380,299

Operating income (loss)	34,966	864	(9,178)	36,416

Other income (expense):
Interest expense, net	(21,958)	(2,116)	(29,851)	(50,556)
Amortization of financing costs	(1,034)	(163)	(2,648)	(4,967)
Other nonoperating expenses	(114)	—	—	—
Gain on debt extinguishments	—	—	13,683	—
Gain on fresh start debt discharge	—	—	622,357	—
Convertible debt payment-in-kind (PIK) interest	—	—	(3,656)	(25,824)
Equity in losses of unconsolidated affiliates	—	—	(667)	(4,856)
Reorganization items	—	—	(28,697)	—
Fresh start accounting adjustments	—	—	(39,363)	—
Goodwill impairment loss	—	—	—	(9,487)

Total other income (expense), net	(23,106)	(2,279)	531,158	(95,690)

Income (loss) before income taxes and the cumulative effect of a change in accounting principle	11,860	(1,415)	521,980	(59,274)
Income tax expense	(7,323)	(11)	(119)	(100)

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	4,537	(1,426)	521,861	(59,374)
Loss on discontinued operations	(1,203)	(1,072)	(32,933)	(116,762)
Cumulative effect of change in accounting principle	—	—	—	(45,866)

Net income (loss)	$3,334	(2,498)	488,928	(222,002)

See accompanying notes to consolidated financial statements.

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

Year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and
January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002
(In thousands)

	Common stock, treasury stock, and additional paid-in capital
	Shares outstanding	Amounts	Accumulated equity (deficit)	Total
Predecessor Company
Balances at December 31, 2001	22,266	$179,584	(446,510)	(266,926)
Net loss	—	—	(222,002)	(222,002)

Balances at December 31, 2002	22,266	179,584	(668,512)	(488,928)
Net loss for the 11 months ended November 30, 2003, excluding plan of reorganization and fresh start accounting adjustments	—	—	(94,066)	(94,066)

Balances prior to application of fresh start accounting	22,266	179,584	(762,578)	(582,994)
Application of fresh start accounting	—	—	582,994	582,994
Cancellation of Predecessor Company equity	(22,266)	(179,584)	179,584	—

Balances at November 30, 2003 of Predecessor Company	—	—	—	—
Capitalization of Successor Company	1,000	76,000	—	76,000

Successor Company
Balances at December 1, 2003	1,000	76,000	—	76,000
Net loss for the 1 month ended December 31, 2003	—	—	(2,498)	(2,498)

Balance at December 31, 2003	1,000	76,000	(2,498)	73,502
Dividend, for return of capital	—	(50,000)	—	(50,000)
Tax effect of pre-fresh start accounting net operating loss carryforward	—	4,787	—	4,787
Net income	—	—	3,334	3,334

Balance at December 31, 2004	1,000	$30,787	836	31,623

See accompanying notes to consolidated financial statements.

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and
January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002
(In thousands)

	Successor Company		Predecessor Company
	Year ended December 31, 2004	1 month ended December 31, 2003	11 months ended November 30, 2003	Fiscal year ended December 31, 2002
Cash flows from operating activities:
Net income (loss)	$3,334	(2,498)	488,928	(222,002)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	—	—	—	45,866
Gain on debt extinguishments	—	—	(13,683)	—
Gain on fresh start debt discharge	—	—	(622,357)	—
Fresh start accounting adjustments	—	—	39,363	—
Depreciation and amortization	11,496	955	21,292	25,766
Bad debt provision	547	277	3,693	2,263
Payment-in-kind interest	—	—	3,656	25,824
Amortization of financing costs	1,034	163	2,648	4,967
(Gain) loss on disposal of property and equipment	—	—	9,569	(22,914)
Impairment charges	—	—	2,859	14,260
Loss on discontinued operations	1,203	1,072	32,933	116,762
Income tax expense	6,709	11	119	100
Equity in losses from unconsolidated affiliates	—	—	667	4,856
(Increase) decrease in net resident receivable	2,122	463	(2,890)	(4,261)
Decrease in other current assets	3,436	1,941	4,269	6,057
Increase in workers compensation cash security	826	—	—	—
Increase (decrease) in accounts payable	595	(1,305)	(1,932)	3,467
Increase (decrease) in accrued expenses and deferred rent	(10,271)	(4,188)	8,908	12,165
Increase (decrease) in past due interest and late fees	—	—	(1,621)	10,373
Changes in other assets and liabilities, net	(3,126)	(633)	1,496	(2,672)

Net cash provided by (used in) operating activities	17,905	(3,742)	(22,083)	20,877

Cash flows from investing activities:
Payments for property and equipment	(27,895)	(411)	(6,832)	(8,544)
Net proceeds from sale of property and equipment	24,023	28,975	26,760	60,280
Proceeds from sale/leaseback transactions	238,491	—	62,368	39,825
Decrease in notes receivable, net of reserve	335	—	—	500
Changes in investments in and advances to unconsolidated affiliates	—	205	1,121	(159)
Purchase of joint venture partnership interests	—	—	—	(1,400)

Net cash provided by investing activities	234,954	28,769	83,417	90,502

Cash flows used in financing activities:
Repayments of short-term borrowings	(110,564)	—	(6,724)	(3,609)
Repayments of debtor-in-possession credit facility	—	—	(14,870)	—
Proceeds from long-term obligations	72,500
Repayments of long-term obligations	(160,703)	(29,182)	(100,877)	(111,314)
Proceeds from issuance of debt	—	—	31,870	—
Payments for financing costs	—	—	(2,558)	(2,655)
Dividend, for return of capital	(50,000)	—	—	—
Equity contribution	—	—	76,000	—

Net cash used in financing activities	(248,767)	(29,182)	(17,159)	(117,578)

Net increase (decrease) in cash and cash equivalents	4,092	(4,155)	44,175	(6,199)
Cash and cash equivalents:
Beginning of period	53,817	57,972	13,797	19,996

End of period	$57,909	53,817	57,972	13,797

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$20,446	2,788	35,739	55,574
Cash paid for reorganization items	—	10,846	7,298	—
Cash (refunded) paid during year for taxes	618	23	92	(333)
Noncash items (also see note 1):
Notes issued in exchange for joint venture interests	—	—	—	1,000
Deconsolidated assets related to subsidiary stock transfer	—	—	—	189,221
Deconsolidated liabilities related to subsidiary stock transfer	—	—	—	174,534

See accompanying notes to consolidated financial statements.

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 and 2003

(1)    Nature of Business and Reorganization and Emergence From Chapter 11

        Alterra Healthcare Corporation (when referring to both the Predecessor Company and the Successor Company the term "Company" is used), is a wholly owned subsidiary of FEBC Alt Investors, LLC (FEBC). Substantially all of the membership interests in FEBC are held by Fortress Investment Trust I, Emeritus Corporation (Emeritus), and NW Select, LLC. The Company owns and operates assisted living residences. As of December 31, 2004, the Successor Company operated and managed 300 residences located in 21 states throughout the United States with approximate capacity to accommodate 13,200 residents.

        On November 26, 2003, the Bankruptcy Court entered an order confirming the Predecessor Company's Second Amended Plan of Reorganization. The Predecessor Company executed an Agreement and Plan of Merger (Merger Agreement) with FEBC, pursuant to which FEBC would acquire 100% of the common stock of the Company upon emergence from the Chapter 11 bankruptcy proceeding. Pursuant to the Merger Agreement, FEBC would pay the Company $76.0 million of merger consideration, which may be adjusted downward in certain circumstances. FEBC would be capitalized with $76.0 million including (i) a $15.0 million senior loan to FEBC from an affiliate of Fortress Investment Trust II LLC (Fortress), a private equity fund, and (ii) $61.0 million of aggregate equity contributions. Fortress would provide approximately 78% of the equity investment to FEBC and would be entitled to appoint a majority of the directors of the Successor Company Alterra Healthcare Corporation (hereafter referred to as the Successor Company). Emeritus Corporation and NW Select LLC would provide the remaining equity capital to FEBC and would each be entitled to appoint one director. The merger consideration would be used (i) to fund costs of the Company's bankruptcy and reorganization and to provide for the working capital and other cash needs of the Successor Company and (ii) to fund a distribution to the unsecured creditors. In connection with the execution of the Merger Agreement, Emeritus and Fortress delivered a Payment Guaranty to the Successor Company pursuant to which Emeritus and Fortress guaranteed up to $6.9 million and $69.1 million, respectively, of the merger consideration.

        The Successor Company emerged on December 4, 2003 (the Effective Date).

        Pursuant to the Merger Agreement, the maximum distribution to holders of unsecured claims was approximately $23 million (which includes payments pursuant to settlement agreements with holders of deficiency claims), which was to be adjusted pursuant to the Merger Agreement based on working capital and the cash requirements of the Plan through the Effective Date. Certain liabilities deemed subject to compromise may have been subsequently repaid by the Successor Company, pursuant to the

Plan. The following liabilities deemed subject to compromise were eliminated as of the Effective Date of the Successor Company's emergence (in thousands):

Accounts payable	$7,319
General liability insurance reserve	13,860
Accrued interest on convertible debt and notes payable	24,202
Guaranty liability	58,500
Notes payable	16,008
Short-term notes payable	420
Payment-in-kind debentures	253,892
Original debentures	187,248
Mortgage payable and accrued interest	54,682
Redeemable preferred stock	6,226

Total liabilities subject to compromise	$622,357

        Settlement between the Successor Company and the committee of unsecured creditors was finalized and approved by the Bankruptcy Court on December 29, 2004 for a total fixed distributable amount of $2.45 million. Payment of the settlement will be made when all unsecured claims are determinable and liquidated. This settlement was included in the fresh start adjustments recognized in 2004 as an increase in current liabilities and an increase in property and equipment.

        The aggregate net costs resulting from reorganization of the business have been reported in the Consolidated Statements of Operations separately as reorganization items. For the 11 months ended November 30, 2003, the following reorganization items were incurred (in thousands):

Legal and consulting fees	$13,899
Lender settlements	9,401
Accrued employee retention plan costs	2,967
Bankruptcy administration costs	2,430

Total	$28,697

        On November 30, 2004, the Company formed a wholly owned subsidiary, Senior Service Insurance Limitied (SSI) established to assume general liability risks of the Company. The consolidated financial statements include the accounts of SSI as of and for the year ended December 31, 2004.

(2)    Fresh Start Accounting

        On the Effective Date, the Successor Company adopted fresh start accounting pursuant to the guidance provided by the American Institute of Certified Public Accountant's Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. For financial reporting purposes, the Successor Company adopted the provisions of fresh start accounting effective December 1, 2003. In accordance with the principles of fresh start accounting, the Successor Company has adjusted its assets and liabilities to their "fair values" as of December 1, 2003. The Successor Company's reorganization value was determined to be equal to the cash amount paid for all of the outstanding common stock of the Successor Company plus the post-emergence liabilities existing at the reorganization date. To the extent the fair value of its tangible and identifiable intangible assets net of liabilities exceeded the reorganization value, the excess was recorded as a reduction of the amounts allocated to property and equipment. The net effect of all fresh start accounting adjustments resulted in an expense of $39.4 million, which is reflected in the Predecessor Company's financial results for the 11 months ended November 30, 2003.

        The amounts recorded in the consolidated balance sheet of the Predecessor Company were materially changed with the implementation of fresh start accounting. Consequently, the consolidated balance sheet of the Successor Company is not comparable to that of the Predecessor Company, principally due to the adjustment of property and equipment, deferred financing costs, deferred gains, supply inventory, goodwill, long-term debt, discharge of liabilities subject to compromise, and the recapitalization of the Successor Company.

        The effects of the application of fresh start accounting on the Predecessor Company's preconfirmation Condensed Consolidated Balance Sheet are as follows:

ALTERRA HEALTHCARE CORPORATION

Reorganized Condensed Consolidated Balance Sheet

December 1, 2003

(in thousands)

	Predecessor Company						Successor Company
Assets	November 30, 2003	Debt discharge	New capital		Fresh start adjustments		December 1, 2003
Current assets:
Cash and cash equivalents	$11,925	—	76,000	(b)	(29,953	)(b)	57,972
Accounts receivable, net	8,014	—	—		—		8,014
Assets held for sale	30,683	—	—		21,854	(c)	52,537
Prepaid expenses and supply inventory	24,679	—	—		(9,233	)(d)	15,446
Other current assets	8,919	—	—		(38	)(e)	8,881

Total current assets	84,220	—	76,000		(17,370)		142,850
Property and equipment, net	385,232	—	—		479	(f)	385,711
Goodwill, net	32,257	—	—		(32,257	)(g)	—
Other assets	36,020	—	—		(11,877	)(h)	24,143

Total assets	$537,729	—	76,000		(61,025)		552,704

ALTERRA HEALTHCARE CORPORATION

Reorganized Condensed Consolidated Balance Sheet

December 1, 2003

(in thousands)

	Predecessor Company							Successor Company
Liabilities and Stockholders' Equity	November 30, 2003	Debt discharge		New capital		Fresh start adjustments		December 1, 2003
Current liabilities:
Current installments of long-term obligations	$207,027	—		—		(138,076	)(i)	68,951
Current debt maturities on assets held for sale	27,157	—		—		22,057	(i)	49,214
Short-term notes payable	4,595	—		—		(4,595	)(j)	—
Accounts payable	4,763	—		—		117	(e)	4,880
Accrued expenses	86,593	—		—		(11,816	)(k)	74,777
Other liabilities	12,381	—		—		—		12,381

Total current liabilities	342,516	—		—		(132,313)		210,203
Long-term obligations, less current installments	152,950	—		—		111,306	(i)	264,256
Other long-term liabilities	2,900	—		—		(655	)(e)	2,245
Liabilities subject to compromise	622,357	(622,357	)(a)	—		—		—

Total liabilities	1,120,723	(622,357)		—		(21,662)		476,704
Stockholders' equity (deficit)	(582,994)	622,357		76,000	(b)	(39,363)		76,000

Total liabilities and stockholders' equity	$537,729	—		76,000		(61,025)		552,704

        Adjustments reflected in the Reorganized Condensed Consolidated Balance Sheet are as follows:

  (a)
  Liabilities subject to compromise are eliminated in accordance with the confirmed Plan.

  (b)
  Cash activity includes receipt of $76.0 million of merger proceeds from FEBC reduced by repayment of the $14.9 million DIP credit facility and lender settlements in accordance with the confirmed Plan.

  (c)
  Assets held for sale are adjusted to reflect their estimated fair value and include reclassifications from property and equipment to include those assets pending disposition in accordance with the confirmed Plan.

  (d)
  Supply inventory is adjusted to reflect the Successor Company's accounting policy.

  (e)
  Other assets and liabilities and accounts payable have been adjusted to reflect their estimated fair value.

  (f)
  Net property and equipment have been adjusted to reflect their estimated fair value, reduced by negative reorganization value, and include reclassifications of assets held for sale.

  (g)
  Goodwill has been eliminated pursuant to fresh start accounting.

  (h)
  Deferred financing costs associated with liabilities subject to compromise and deferred loss on sale/leaseback were eliminated in accordance with the confirmed Plan.

  (i)
  Current installments of long-term obligations, current debt maturities on assets held for sale, and long-term obligations have been adjusted to reflect their estimated fair value and have been reclassified to reflect appropriate classifications as of December 1, 2003. Additionally, in accordance with the confirmed Plan, the $14.9 million DIP credit facility was repaid and $10.1 million of notes payable were issued to replace the $9.4 million reserve for JV settlements discussed below in (k).

  (j)
  Short-term notes payable were repaid with a portion of the merger proceeds in accordance with the confirmed Plan.

  (k)
  Adjustments to accrued expenses include the repayment of lender settlements from the Merger proceeds and the replacement of the $9.4 million JV settlement reserve with $10.1 million of notes payable as discussed in (i) above in accordance with the confirmed Plan, offset by certain accruals required for bankruptcy administration costs.

        In accordance with fresh start accounting principles, the Successor Company has re-evaluated all estimated preconfirmation contingencies and adjusted them accordingly. The net impact of these adjustments in 2004 was an increase in income from continuing operations of $412,000 and a decrease in loss on discontinued operations of $1,478,000.

(3)    Summary of Significant Accounting Policies

  (a) Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Results of operations of the majority-owned subsidiaries are included from the date of acquisition. All significant intercompany balances and transactions with such subsidiaries have been eliminated in the consolidation. Investments in other affiliated companies in which the Company has a minority ownership position are accounted for on the equity method.

  (b) Use of Estimates

        The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

  (c) Recent Accounting Pronouncements

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and application has not had a material effect on the Company's financial statements.

        In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised), Share-Based Payment, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R is a revision to SFAS No. 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. For nonpublic companies, this Statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. This Statement will be effective for the Company as of January 1, 2006. Adoption is not expected to materially effect the consolidated financial position or results of operations of the Corporation.

        In December 2003, the FASB issued a revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities. This interpretation provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's financial statements if it meets certain criteria as defined in the interpretation. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46R is effective immediately for interests in an entity subject to this interpretation created after December 31, 2003; otherwise, this interpretation is to be applied by the beginning of the first annual period beginning after December 31, 2004. The Corporation early adopted FIN 46R on September 30, 2003. Adoption did not have a material affect on the consolidated financial statements.

  (d) Cash Equivalents

        The Company considers all highly liquid investments with original maturities of less than 90 days to be cash equivalents for purposes of the consolidated financial statements.

  (e) Fair Value of Financial Instruments and Concentration of Credit Risk

        The Company determines fair value of financial assets based on quoted market values. The fair value of debt is estimated based on quoted market values, where available, or on current rates offered to the Company for debt of the same maturities.

        The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash and short-term investments. The Company places its funds in high credit quality financial institutions and, at times, such funds may be in excess of the Federal Deposit Insurance Corporation limits.

  (f) Supply Inventory

        The Successor Company adopted a policy to expense supply inventory in the period in which the purchases are made. The Predecessor Company capitalized supply inventory associated with newly opened residences. In accordance with the confirmed Plan, all supply inventory was eliminated through fresh start accounting. The Company believes expensing supplies will not materially affect results of operations in future periods.

  (g) Long-lived Assets

        Property and equipment are stated at historical cost, net of accumulated depreciation for the Predecessor Company and include fresh start adjustments for the Successor Company. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Buildings and improvements are depreciated over 40 years, leasehold improvements over 13 years, and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Maintenance and repairs are expensed as incurred. The carrying value of residences owned or operated under capital leases are periodically evaluated for impairment based on the established undiscounted cash flows including the residual value of the properties. An impairment loss is recognized when the present value of estimated cash flows, including the estimated residual value, is less than the carrying amount.

        Goodwill of the Predecessor Company represented the costs of acquired net assets in excess of their fair market values. The Predecessor Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        Under the transitional provisions of SFAS No. 142, the Predecessor Company identified its reporting units and performed impairment tests on the net goodwill associated with each of these reporting units. The fair value of the owned reporting units was determined by estimating the terminal value of the future cash flows. The fair value of the leased reporting units was determined by estimating the present value of the cash flows for the life of the lease. Based on this impairment testing, the Predecessor Company recorded an impairment loss of $54.7 million in the first quarter of

2002, of which $8.8 million is associated and reported with those residences classified as discontinued operations. The impairment loss has been recorded as a cumulative effect of change in accounting principle and as loss on discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2002. As of December 31, 2002, the Predecessor Company performed its annual impairment test required by the provisions of SFAS No. 142 and an additional impairment loss of $9.5 million was identified based on revised cash flow projections. The $9.5 million annual impairment loss has been recorded in other expenses in the accompanying consolidated statements of operations for the year ended December 31, 2002.

        In accordance with fresh start accounting principles, the Predecessor Company's goodwill was eliminated effective December 1, 2003.

  (h) Assets Held For Sale

        Property and equipment held for sale are carried at the lower of cost or estimated fair value less costs to sell. Depreciation and amortization are suspended during the period the assets are classified as held for sale.

  (i) Deferred Financing Costs

        Financing costs related to the issuance of debt are capitalized and included in other assets and are amortized to interest expense using the effective-interest method over the term of the related debt. As of December 1, 2003, approximately $8.8 million of net deferred financing costs associated with debt eliminated in accordance with the confirmed Plan have been eliminated through fresh start accounting. Net deferred financing as of December 31, 2004 and 2003 is recorded on the accompanying balance sheets in the amounts of $6.8 million and $5.8 million, respectively.

  (j) Revenue

        Resident service fees including move-in fees are recognized when services are rendered and are reported at net realizable amounts. Management fees are recognized in the month in which services are performed based on the terms of the management agreements in place for managed residences owned by third parties and, for the Predecessor Company only, those operated under unconsolidated joint venture arrangements. Management fees are generally earned based on a percentage of the residence's revenues.

        Miscellaneous revenue includes fees from the beauty shop, pharmacy, incontinence care program, and vending machine revenue.

  (k) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it has been determined that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established.

  (l) Stock Options

        For financial reporting purposes, the Predecessor Company applied the intrinsic value method of APB Opinion No. 25 in accounting for stock options and, accordingly, compensation cost has been recognized only for stock options granted below fair market value. Had the Predecessor Company determined compensation cost based on the fair value method prescribed by SFAS No. 123, the Predecessor Company's net income would have decreased or net loss would have increased as follows (in thousands):

	11 months ended November 30, 2003	Year ended December 31, 2002
Net income (loss) as reported	$488,928	(222,002)
Compensation expense under the fair-value-based method	(37)	(40)

Pro forma net income (loss)	$488,891	(222,042)

        There were no stock options granted in 2004, 2003 or 2002.

  (m) Sale Leaseback

        Sale leaseback accounting is applied to transactions in which a residence is sold and leased back from the buyer. Under sale leaseback accounting, the Company removes the property and related liabilities from the balance sheet. Gain on the sale is deferred and recognized as a reduction of rent expense for operating leases and a reduction of amortization expense for capital leases. Loss on the sale is also deferred and recognized as an increase in rent expense for operating leases and an increase in amortization expense for capital leases unless the fair value of the residence at the time of the sale is less than its depreciated cost, in which case a loss is recognized at the time of the transaction up to the amount of the difference between the undepreciated cost of the residence and fair value.

  (n) Reclassifications

        Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the 2004 presentation.

(4)    Joint Venture Activity

        The Company entered into the following joint venture settlements during 2002:

  •
  In January 2002, the Predecessor Company closed on the buyout of joint venture partner interests in one residence with an aggregate capacity of 42 residents in connection with a modification and settlement agreement with one investor group. The Company paid $600,000 in consideration for these acquired interests.

  •
  In October 2002, the Predecessor Company closed on the buyout of joint venture partner interests in one residence with an aggregate capacity of 40 residents. In consideration for the acquired interests, the Company paid $800,000 in cash and issued a $1.0 million note.

  •
  In December 2002, the Predecessor Company entered into an agreement with one joint venture partner pursuant to which the Company agreed to purchase all the remaining joint venture interests not held by the Company in eight residences and to acquire promissory notes previously issued by the Company aggregating approximately $3.6 million in exchange for the issuance of a five-year promissory note for $7.2 million from the Successor Company. This settlement was effective with the Plan confirmation and the consummation of the merger.

        The Company entered into the following joint venture settlements during 2003:

  •
  In October 2003, the Predecessor Company entered into an agreement with the Company's remaining joint venture partner group pursuant to which the Company agreed to purchase all of the remaining joint venture interests not held by the Company in 32 residences and to secure the release of the Company with respect to all claims held by these joint venture partners. Pursuant to this settlement agreement approved by the Court, the limited partners are entitled to receive from the Successor Company an aggregate of $2.9 million of five-year promissory notes. This settlement was effective with the Plan confirmation and consummation of the merger.

(5)    Assets Held for Sale

        The Predecessor Company previously adopted a plan to dispose of or terminate leases on 143 residences with an aggregate capacity of 6,499 residents and 33 parcels of land. Residences included in the disposition plan were identified based on an assessment of a variety of factors, including geographic location, residence size, operating performance, and creditor negotiations.

        The Predecessor Company has recorded an impairment loss on its properties held for sale whenever their carrying value cannot be fully recovered through the estimated cash flows, including net sale proceeds. The amount of the impairment loss recognized is the difference between the residence's carrying value and the residence's estimated fair value less costs to sell. The Company's policy is to consider a residence to be held for sale when the Company has committed to a plan to sell such residence and active marketing activity has commenced or it is expected to commence in the near term. During the year ended December 31, 2002, the Predecessor Company recognized an impairment loss of $12.9 million and reclassified as held for sale 19 residences included as part of executed deed in lieu restructuring agreements and six leased residences with pending sales. The impairment loss and revenues and expenses of those residences classified as held for sale subsequent to January 1, 2002 have been recorded as discontinued operations in the consolidated statements of operations.

        An additional nine residences and five land parcels were designated as assets held for sale effective December 1, 2003. In the period from December 1, 2003 to December 31, 2003 nine residences were sold or disposed of and approximately $28.6 million in debt was repaid or was assumed by the buyer. In the year ending December 31, 2004 thirteen residences were sold or disposed, two land parcels were sold and approximately $6.7 million in debt was repaid. As of December 31, 2004, five residences are held for sale. Assets held for sale principally comprises current assets and liabilities and net property and equipment. The corresponding mortgage liability is recorded in current debt maturities on assets held for sale. The Successor Company expects to sell these residences and land parcels within twelve months of the date they are designated as held for sale.

        The following table represents condensed operating information included in the loss on discontinued operations of the Consolidated Statements of Operations of the Company (in thousands):

	Successor Company		Predecessor Company
	Year ended December 31, 2004	1 month ended December 31, 2003	11 months ended November 30, 2003	Year ended December 31, 2002
Operating loss	$(1,268)	(390)	(1,824)	(8,559)
Impairment charges	—	—	(5,213)	(12,942)
Guaranty liability	—	—	—	(58,500)
Net asset write off of former subsidiary	—	—	—	(24,060)
Gain (loss) on debt extingquishment	—	(580)	—	5,954
Loss on sale or disposal of residences	65	(102)	(25,896)	(9,826)
Cumulative effect of change in accounting principle	—	—	—	(8,829)

Loss on discontinued operations	$(1,203)	(1,072)	(32,933)	(116,762)

        There are a number of factors that may affect the timing of a sale and the sale price that will ultimately be achieved for these residences, including, among other things, the following: potential increased competition from any other assisted living residences in the area, the relative attractiveness of assisted living residences for investment purposes, interest rates, the actual operations of the residence, and the ability to retain existing residents and attract new residents. As a result, there is no assurance as to what price will ultimately be obtained upon a sale of these residences or the timing of such a sale. The estimated fair value of the assets held for sale is reflected in current assets and the outstanding debt related to the assets held for sale is reflected in current liabilities on the consolidated balance sheets.

(6)    Property and Equipment

        As of December 31, 2004 and 2003, property and equipment comprises the following (in thousands):

	Successor Company
	2004	2003
Land and improvements	$21,403	50,607
Buildings and leasehold improvements	142,062	319,230
Furniture, fixtures, and equipment	20,111	16,296

Total property and equipment	183,576	386,133
Less accumulated depreciation and amortization	(7,721)	(955)

Property and equipment, net	$175,855	385,178

        As of the Effective Date, the Successor Company adjusted its property and equipment to estimated fair value less negative reorganization value in conjunction with the implementation of fresh start accounting.

        At December 31, 2004 and 2003, property and equipment includes $68.2 million and $78.4 million, respectively, of buildings and improvements held under capital and financing leases. The related accumulated depreciation totaled $1.7 million and $148,000 at December 31, 2004 and 2003, respectively.

(7)    Unconsolidated Affiliates and Managed Residences

        The Predecessor Company managed certain residences operated by joint ventures in which it either had no ownership or a minority ownership position, typically less than 10%. As of December 31, 2002, the Predecessor Company owned minority equity interests in entities owning or leasing (and also managed) 18 residences. Substantially all the earnings of these unconsolidated residences are included in the consolidated statements of operations. Effective September 30, 2003, the Predecessor Company early adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, and based on an evaluation of the Company's unconsolidated joint ventures, the residences operating under those joint ventures have been consolidated. Included in other current assets of the Successor Company's balance sheet are receivables of $0.1 million and $0.4 million relating to managed residences as of December 31, 2004 and 2003, respectively.

        The results of operations of these unconsolidated and managed residences operating under joint venture arrangements in 2003 and 2002 are as follows (in thousands):

	Predecessor Company
	11 months ended November 30, 2003	Fiscal year ended November 30, 2002
Resident service fees	$14,872	41,586
Residence operation expenses	10,800	30,337

Residence profit	4,072	11,249
Management fee expense	704	2,311
Financing expense	3,603	8,338

Income (loss) before tax	$(235)	600

        Financing expense on these residences includes $3.8 million and $13.8 million of lease and mortgage expense in 2003, and 2002, respectively, which represents lease income to the Predecessor Company from these residences through September 30, 2003.

        The Company also managed certain other residences, including residences managed as a result of the transfer of title to all the stock of its subsidiary to a third party. As of December 31, 2003 and 2002, the Company managed 13 and 29 residences, respectively. The Company had no unconsolidated or managed residences at December 31, 2004.

(8)    Restricted Cash and Investments

        Restricted cash and investments consist of debt service reserves with interest rates ranging from 1% to 3% and maturities ranging from one to twelve months.

(9)    Other Assets

        Other assets comprises the following at December 31 (in thousands):

	Successor Company
	2004	2003
Deferred financing costs, net	$6,766	5,815
Lease security deposits	6,163	6,824
Deposits and other	19,286	17,806

Total other assets	$32,215	30,445

(10)    Long-term Debt, Capital Leases and Financing Obligations

        Long-term debt, capital leases, and financing obligations comprise the following at December 31 (in thousands):

	Successor Company
	2004	2003
Mortgages payable, due from 2005 through 2037; weighted average interest rate of 8.45%	75,903	263,080
Capital and financing lease obligation payable through 2020; weighted average interest rate of 11.83%	66,284	76,967
Serial and term revenue bonds maturing serially from 2003 through 2013; interest rate of 7.36%	2,865	3,144
Notes payable to former joint venture partners through 2008; interest rates of 9.0%	9,420	10,048

Total long-term obligations	154,472	353,239
Less current installments and debt maturities on assets held for sale	2,331	110,564

Total long-term obligations, less current installments	$152,141	242,675

        Certain of the Company's debt agreements require the Company to maintain financial ratios, including a debt service coverage ratio and occupancy ratio. As of December 31, 2004, the Successor Company was not in default with any of its debt covenants.

        The mortgages payable are collateralized by security agreements on property and equipment guarantees by the Company. In addition, certain security agreements require the Company to maintain collateral and debt reserve funds. These funds are recorded as restricted cash and long-term investments. Mortgages payable of $72.5 million bear interest at a weighted average variable rate based on LIBOR plus 4.45% and mortgages payable of $3.4 million bear interest at a weighted average fixed rate of 8.87%. These mortgages are collateralized by property and equipment with net book values of $70.4 million as of December 31, 2004.

        The Company leases property and equipment with net book values of $66.5 million and $78.3 million at December 31, 2004 and 2003, respectively, through various capital and financing leases. See note 18 for further information.

        Unsecured notes payable outstanding to former joint venture partners total $9.4 million at December 31, 2004 and $10.0 million at December 31, 2003. See note 4 for further information.

        Principal payments on long-term debt obligations for the next five years and thereafter, as of December 31, 2004 are as follows (in thousands):

2005	$2,331
2006	2,850
2007	2,957
2008	8,190
2009	67,493
Thereafter	70,651

Total long-term obligations	$154,472

(11)    Accrued Expenses

        Accrued expenses comprise the following at December 31 (in thousands):

	Successor Company
	2004	2003
Accrued salaries and wages	$12,199	15,912
Accrued interest	152	1,517
General liability insurance reserve	1,108	1,192
Accrued property taxes	5,821	6,935
Accrued income taxes	2,174	117
Accrued vacation	3,293	4,776
Accrued workers' compensation	2,646	2,627
Accrued professional fees related to bankruptcy administration	2,936	10,675
Other	6,859	3,905

Total accrued expenses	$37,188	47,656

        The Company is self-insured or retains a portion of the exposure for losses related to workers' compensation, healthcare benefits, and general liability costs. The reserves as of December 31, 2004 and 2003 are based on claims filed and an actuarial estimate of expected losses.

(12)    Income Taxes

        The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

	Successor Company		Predecessor Company
	Year ended December 31, 2004	1 month ended December 31, 2003	11 months ended November 30, 2003
Income tax expense:
Current:
Federal	$5,032	—	—
State	2,291	11	119

Total current	7,323	11	119

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Total	$7,323	11	119

        Deferred tax assets and liabilities consist of the following at December 31 (in thousands):

	Successor Company
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$28,764	44,063
Development write-off	737	—
Building reserve	302	195
Accrued expenses	9,119	13,794
AMT credit	737	—
Other	556	101

Total deferred tax assets	40,215	58,153
Less valuation allowance	(28,392)	(32,703)

Deferred tax assets, net of valuation allowance	$11,823	25,450

Deferred tax liabilities:
Property and equipment	$(11,823)	(25,450)

Deferred tax liabilities	$(11,823)	(25,450)

Net deferred tax assets (liabilities)	$—	—

        In connection with fresh start accounting, the Successor Company's assets and liabilities were recorded at their respective fair market values. Deferred tax assets and liabilities were recognized for the tax effects of the difference between the fair values and the tax bases of the Successor Company's assets and liabilities. In addition, deferred tax assets were recognized for the future use of net operating losses.

        The valuation allowance established to reduce deferred tax assets as of December 31, 2004 and 2003 was $28.4 million and $32.7 million, respectively. The valuation allowance at December 31, 2004 includes $26.9 million of valuation allowance established as a fresh start accounting adjustment. To the extent that management believes the pre-emergence net deferred tax asset will more likely than not be realized, a reduction in the valuation allowance established in fresh start accounting will be recorded. The reduction in this valuation allowance (if any) will increase additional paid in capital. At December 31, 2004, the Successor Company increased additional paid-in capital by $4.8 million as a result of a reduction in the valuation allowance related to net operating losses not benefited under fresh-start accounting, but realized in the current year. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

        The effective tax rate on income (including loss on discontinued operations) before income taxes varies from the statutory Federal income tax rate as follows:

	Successor Company		Predecessor Company
	Year ended December 31, 2004	1 month ended December 31, 2003	11 months ended November 30, 2003
Statutory rate	35.0%	35.0%	35.0%
State taxes, net	11.0	4.0	4.0
Valuation allowance	(40.4)	(40.4)	(59.4)
Benefits of net operating loss credited to paid-in capital	44.9	0.0	0.0
AMT	6.9	0.0	0.0
Debt restructure	9.7	0.0	0.0
Stock transfer	0.0	0.0	23.6
Other	1.6	1.0	(3.3)

Effective rate	68.7%	(0.4)%	(0.1)%

        In connection with the reorganization, the Predecessor Company realized a gain from the extinguishment of certain indebtedness. This gain was not taxable since the gain resulted from the reorganization under the bankruptcy code. However, the Predecessor Company was required, as of December 1, 2003, to reduce certain of its tax attributes. Net operating loss carryforwards, capital loss carryforwards, and general business credit carryforwards were the tax attributes reduced. The Predecessor Company has provided a full valuation allowance against these assets.

        The reorganization of the Predecessor Company constituted an ownership change under section 382 of the Internal Revenue Code. The use of any of the Company's net operating losses generated prior to the ownership change that are not reduced pursuant to the provisions discussed above will be subject to an overall annual limitation of approximately $3.6 million. Further utilization of net operating losses can be achieved under section 382(h)(1)(A)(i), which provides that an old loss corporation in a net unrealized built-in gain position can increase the net operating loss limitation (under section 382) for recognized built-in gains. During 2004, the Company increased the section 382 limitation by $63.6 million as a result of recognizing built-in gains. The Company has provided a valuation allowance for the entire amount of the net operating loss remaining after the reduction above, as well as its other net deferred tax assets.

        The Successor Company has approximately $67.6 million of net operating losses subject to the section 382 limitation and $6.2 million of regular net operating loss carryforwards at December 31, 2004. Any unused net operating loss carryforwards will expire commencing in years 2021 through 2023.

(13)    Disclosures About Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

  (a) Cash and Cash Equivalents

        The carrying amount approximates fair value because of the short maturity of those instruments.

  (b) Restricted Cash

        The carrying amount approximates fair value because of the short maturity of the underlying investments. Restricted cash is classified as such because it is restricted as collateral for lease arrangements and debt service reserves.

  (c) Debt Obligations

        The carrying amount of short-term notes payable approximates fair value because of the short maturity of those instruments.

        The carrying amount of mortgages payable and financing obligations approximates fair value.

(14)    Sale Leasebacks, Lease Commitments and Contingencies

        The Company has entered into sale/leaseback agreements with certain REITs as a source of financing the development, construction, and, to a lesser extent, acquisitions of assisted living residences. Under such agreements, the Company typically sells to the REIT one or more residences at a negotiated value and, simultaneous with such sale, the Company enters into a lease agreement for such residences. The initial terms of the leases vary from 10 to 15 years and include aggregate renewal options ranging from 15 to 30 years. The Company is responsible for all operating costs, including repairs, property taxes, and insurance. The annual minimum lease payments are based upon a percentage of the negotiated sales value of each residence. The residences sold in sale/leaseback transactions typically are sold for an amount greater than the carrying value and equal to or less than their appraised fair market value. The leases are accounted for as operating or capital leases with any applicable gain or loss realized in the initial sales transaction being deferred and amortized into income in proportion to rental expense over the initial term of the lease.

        In February 2003, the Predecessor Company sold 25 residences, extinguished the related debt, and leased back the facilities under an operating lease. The Predecessor Company also refinanced $6.9 million of debt secured by six residences.

        In October 2004, the Successor Company sold 38 residences at their approximate fair values to a REIT, previously affiliated with FEBC and Fortress for $167.7 million in a sale leaseback transaction. A gain of $20.8 million was deferred and will be amortized as an adjustment of lease expense over the terms of the leases. The proceeds of the transaction were used to repay $91.9 million of long-term obligations previously collateralized by these properties.

        In December 2004, the Successor Company sold nine residences at their approximate fair values to a REIT, previously affiliated with FEBC and Fortress for $70.8 in a sale-leaseback transaction. A gain of $886,000 was deferred and will be amortized as an adjustment of lease expense over the terms of the lease. The proceeds of the transaction included cash of $99.8 million and assumption of Successor Company's long-term debt of $22.5 million.

        In December 2004, the Successor Company refinanced $72.5 million of debt secured by 21 residences.

        As of December 31, 2004, the Company had seven multi-residence portfolios leased from various REITs. These portfolios include an aggregate of 260 residences with an aggregate capacity of 11,536 beds. The Company is required by certain REITs to obtain a letter of credit as collateral for leased residences. Outstanding letters of credit were $3.5 million at both December 31, 2004 and 2003.

        In addition to leased residences, the Company leases certain office space and equipment under noncancelable operating leases with remaining initial terms of between 2 and 18 years. Rental expense on all operating leases, including residences, for the year ended December 31, 2004; the 1-month period ended December 31, 2003; and the 11-month period ended November 30, 2003 was $64.5 million, $5.1 million, and $57.8 million, respectively.

        Future minimum lease payments for the next five years and thereafter under noncancelable leases at December 31, 2004 are as follows (in thousands):

	Capital	Operating
2005	$7,944	80,686
2006	7,944	81,264
2007	7,944	81,857
2008	7,944	81,770
2009	7,944	82,149
Thereafter	67,894	822,400

Total minimum lease payment	107,614	$1,230,126

Less amount representing interest	41,328

Long-term capital lease obligations	$66,286

        The minimum lease payments presented are the base rents at the initial term of the lease. The base rents may increase after the initial year on certain leases by the increase in the consumer price index and for other leases as a percentage of increased gross revenues of the leased residence; thus, the amounts being paid may be greater than the minimum lease payments. To the extent the base rent increases by a non-substantive contingency, the minimum increase is considered to be included in the minimum lease payments. Some leases have annual increases in the base rent for the lessor of four times the increase in the consumer price index or 2.5 per cent. For those leases, the minimum lease payments include the 2.5 per cent increase each year.

        From time to time, the Company is involved in various legal proceedings relating to claims arising in the ordinary course of its business. Neither the Company nor its subsidiaries is a party to any legal proceeding, the outcome of which, individually or in the aggregate, is expected to have a material adverse affect on the Company's financial condition or results of operations.

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2005 and 2004
(In thousands, except share data)

	March 31, 2005	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$55,791	$34,619
Accounts receivable, net	4,447	7,060
Assets held for sale	2,765	21,046
Prepaid expenses and supply inventory	4,829	5,771
Other current assets	1,483	2,191

Total current assets	69,315	70,687
Property and equipment, net	177,241	374,564
Restricted cash and investments	551	1,537
Other assets	31,649	32,732

Total assets	$278,756	$479,520

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current installments of long-term obligations, including convertible debt	$2,619	$61,536
Current debt maturities on assets held for sale	—	22,508
Accounts payable	3,111	3,071
Accrued expenses	34,929	41,426
Deferred rent and refundable deposits	12,625	14,147

Total current liabilities	53,284	142,688

Long-term obligations, less current installments	151,445	239,717
Other long-term liabilities	42,762	23,390
Stockholders' equity :
Company Common stock, $0.01 par value. 1,000,000 shares issued and outstanding	10	10
Additional paid-in capital	25,990	75,990
Accumulated equity (deficit)	5,265	(2,275)

Total stockholders' equity	31,265	73,725

Total liabilities and stockholders' equity	$278,756	$479,520

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the periods ended March 31, 2005 and 2004 (in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Revenue:
Resident service fees	$102,908	$96,913
Other	280	185

Operating revenue	103,188	97,098

Operating expenses:
Residence operations	68,251	64,158
Lease expense	22,005	14,644
General and administrative	7,078	6,567
Depreciation and amortization	2,096	2,765

Total operating expenses	99,430	88,134

Operating income	3,758	8,964

Other expense:
Interest expense, net	(3,385)	(5,885)
Amortization of financing costs	(252)	(460)
Other non-operating expenses	(246)	(974)

Total other expense, net	(3,883)	(7,319)

(Loss) income before income taxes	(125)	1,645
Income tax expense	(120)	(55)

(Loss) income from continuing operations	(245)	1,590
Loss on discontinued operations	(116)	(1,367)

Net (loss) income	$(361)	$223

ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods ended March 31, 2005 and 2004 (in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Cash flows from operating activities:
Net (loss) income	$(361)	$223
Adjustment to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,096	2,765
Payment-in-kind interest	—	—
Amortization of financing costs	252	460
Loss on disposal of property and equipment	—	—
Impairment charges	—	—
Loss on discontinued operations	116	1,367
Gain on debt extinguishments	—	—
Equity in losses from unconsolidated affiliates	—	—
Decrease in net resident receivable	158	214
Decrease in other current assets	2,698	5,176
(Decrease) increase in accounts payable	(1,059)	(504)
(Decrease) increase in accrued expenses and deferred rent	(2,325)	(6,911)
Decrease in past due interest and late fees	—	—
Changes in other assets and liabilities, net	(82)	(2,141)

Net cash (used in) provided by operating activities	1,493	649

Cash flows (used in) from investing activities:
Payments for property and equipment	(3,880)	(1,901)
Net proceeds from sale of property and equipment	677	11,532
Proceeds from sale/leaseback transactions	—	—
Changes in investments in and advances to unconsolidated affiliates	—	—

Net cash provided by investing activities	(3,203)	9,631

Cash flows (used in) from financing activities:
Repayments of long-term obligations	(408)	(29,478)
Proceeds from issuance of debt	—	—

Net cash used in financing activities	(408)	(29,478)

Net (decrease) increase in cash and cash equivalents	(2,118)	(19,198)
Cash and cash equivalents:
Beginning of period	57,909	53,817

End of period	$55,791	$34,619

Report of Independent Registered Public Accounting Firm

To the Stockholder of Brookdale Living Communities, Inc.

        We have audited the accompanying consolidated balance sheets of Brookdale Living Communities, Inc. (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young, LLP
Chicago, Illinois April 19, 2005

BROOKDALE LIVING COMMUNITIES, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(In thousands, except common stock amounts)

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$28,949	$2,651
Cash and investments—restricted	—	14,023
Accounts receivable, net	3,457	2,198
Deferred income tax	—	2,925
Prepaid expenses and other, net	7,906	5,416

Total current assets	40,312	27,213

Property, plant and equipment	368,689	1,041,903
Accumulated depreciation	(25,953)	(32,673)

Property, plant and equipment, net	342,736	1,009,230

Cash and investments—restricted	28,532	22,329
Lease security deposit	20,070	—
Deferred costs, net	1,170	2,045
Investment in unconsolidated ventures	14,781	19,484
Goodwill	8,961	44,650
Other, net	5,988	16,059

Total assets	$462,550	$1,141,010

Liabilities and Stockholder's Equity
Current liabilities:
Current portion of debt	$1,557	$23,328
Unsecured line of credit	—	15,400
Trade accounts payable	3,267	3,013
Accrued interest payable	3,470	5,132
Accrued real estate taxes	6,056	4,300
Accrued insurance and benefits payable	8,446	3,897
Accrued lease payable	6,061	894
Other accrued expenses	14,403	10,060
Tenant refundable entrance fees and security deposits	14,495	11,521
Other	3,867	13,675

Total current liabilities	61,622	91,220

Long-term debt, less current portion	215,008	652,769
Deferred gain	117,116	9,886
Deferred lease liability	9,147	5,109
Deferred income taxes	—	51,365
Other	19,790	10,837

Total liabilities	422,683	821,186

Minority interests	36	193

Stockholder's Equity:
Common stock, $.01 par value, 10,000 shares authorized; 1,000 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	61,244	315,821
Accumulated earnings (deficit)	(21,413)	3,810

Total stockholder's equity	39,831	319,631

Total liabilities and stockholder's equity	$462,550	$1,141,010

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2004, 2003 and 2002
(In thousands)

	2004	2003	2002
Revenue
Resident fees	$263,609	$184,434	$156,894
Management fees	3,402	5,360	4,622

Total revenue	267,011	189,794	161,516

Expenses
Facility operating	158,644	110,429	92,980
General and administrative	16,999	12,807	12,540
Facility lease expense	35,764	25,653	31,003
Depreciation and amortization	39,777	21,362	13,708
Loss from sale of properties	—	24,513	—
Gain on extinguishment of debt	(1,051)	(12,511)	—

Total operating expenses	250,133	182,253	150,231

Income from operations	16,878	7,541	11,285
Interest income	637	14,037	18,004
Interest expense:
Debt	(41,676)	(22,990)	(9,490)
Change in fair value of derivatives	3,176	—	—
Equity in earnings (loss) of unconsolidated ventures, net of minority interest $(6), $11, and $0 respectively	(931)	318	584

Income (loss) before income taxes	(21,916)	(1,094)	20,383
(Provision) benefit for income taxes	(3,307)	301	(8,666)

Income (loss) before cumulative effect of a change in accounting principle	(25,223)	(793)	11,717
Cumulative effect of a change in accounting principle, net of income taxes of $8,095 in 2003	—	(13,208)	—

Net income (loss)	$(25,223)	$(14,001)	$11,717

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
Years Ended December 31, 2004, 2003 and 2002
(In thousands, except share amounts)

	Common Stock
			Additional Paid-In Capital	Accumulated Earnings (Deficit)	Total Stockholder's Equity
	Shares	Amount
Balances at January 1, 2002	1,000	$—	$315,821	$6,094	$321,915
Net income	—	—	—	11,717	11,717

Balances at December 31, 2002	1,000	—	315,821	17,811	333,632
Net loss	—	—	—	(14,001)	(14,001)

Balances at December 31, 2003	1,000	—	315,821	3,810	319,631
Dividend (note 8)	—	—	(254,577)	—	(254,577)
Net loss	—	—	—	(25,223)	(25,223)

Balances at December 31, 2004	1,000	$—	$61,244	$(21,413)	$39,831

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002

(In thousands)

	2004	2003	2002
Cash Flows from Operating Activities
Net income (loss)	$(25,223)	$(14,001)	$11,717
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on sale of properties	—	24,513	—
Gain on extinguishment of debt	(1,051)	(12,511)	—
Cumulative effect of a change in accounting principle	—	13,208	—
Depreciation and amortization	39,777	21,362	13,708
Equity in (earnings) loss of unconsolidated ventures, net	931	(318)	(584)
Amortization of deferred gain	(2,029)	(539)	(230)
Deferred income taxes provision (benefit)	3,307	(301)	8,666
Change in deferred lease liability	4,038	875	3,971
Change in fair value of derivatives	(3,176)	—	—
Long-term debt deferred interest and subsequent fee added to principal, net of $2,342 and $2,176 paid in 2004 and 2003, respectively	1,380	798	1,088
Changes in operating assets and liabilities:
Accounts receivable, net	(1,212)	147	(396)
Prepaid expenses and other assets, net	(3,205)	(795)	(2,461)
Accrued interest payable	(491)	(726)	333
Accrued real estate taxes	1,302	(394)	1,095
Accrued lease payable	5,167	(5,602)	4,398
Accounts payable and accrued expenses	8,829	10,675	(3,778)
Tenant refundable entrance fees and security deposits	1,938	13	1,268
Other	1,941	1,449	850

Net cash provided by operating activities	32,223	37,853	39,645

Cash Flows from Investing Activities
Acquisition of leased facility	265	—	—
Increase in lease security deposits and lease acquisition deposits, net	(70)	(6,518)	(7,730)
Decrease in cash and investments-restricted	5,086	5,891	(6,185)
Increase in investment certificates-restricted	—	(5,004)	(7,441)
Additions to property, plant and equipment, net of related payables	(10,056)	(6,880)	(3,554)
Proceeds from sale leaseback, net of costs	281,552	51,647	—
Increase in reimbursable development costs	—	(11,139)	(21,210)
Purchase of venture partner's interest	—	(10,533)	—
Distribution from unconsolidated venture	3,772	1,854	—
Investment in unconsolidated venture	—	(144)	(1,150)
Proceeds from sale of partnerships, net of minority interests	9,228	—	—

Net cash provided by (used in) investing activities	289,777	19,174	(47,270)

Cash Flows from Financing Activities
Proceeds from debt	7,309	29,161	8,370
Repayment of debt	(41,088)	(82,038)	(5,264)
Payment of dividend	(254,577)	—	—
Proceeds from unsecured lines of credit	94,200	96,500	92,398
Repayment of unsecured lines of credit	(99,200)	(109,702)	(98,350)
Proceeds from notes payable to affiliates	—	10,633	1,150
Payment of financing costs	(2,346)	(1,102)	(1,451)
Proceeds from deferred gain	—	—	10,655
Advances from affiliate	—	—	1,222

Net cash provided by (used in) financing activities	(295,702)	(56,548)	8,730

Net increase in cash and cash equivalents	26,298	479	1,105
Cash and cash equivalents at beginning of year	2,651	2,172	1,067

Cash and cash equivalents at end of year	$28,949	$2,651	$2,172

See accompanying notes to consolidated financial statements.

	2004	2003	2002
Supplemental Disclosure of Cash Flow Information:
Interest paid	$41,398	$22,868	$8,183

Income taxes paid	$218	$126	$109

Supplemental Schedule of Noncash Operating, Investing and Financing Activities:
In connection with net operating lease transactions and property acquisitions assets acquired and liabilities assumed were as follows (notes 4 and 8):
Property, plant and equipment excluding write-off of accumulated depreciation totaling $9,577 in 2003	$—	$415,761	$183,942
Cash and investments—restricted, current	1,300	14,023	—
Accounts receivable assumed	47	—	—
Prepaid expenses and other assumed	22	—	—
Other asset assumed	—	485	—
Lease security deposits redeemed	—	(156,787)	(17,642)
Deferred costs paid by lessor	112	—	—
Accrued real estate taxes assumed	(454)	—	—
Trade accounts payable assumed	(117)	—	—
Tenant refundable entrance fees and security deposits assumed	(1,036)	—	—
Other current liabilities assumed	(139)	—	—
Debt assumed	—	(274,641)	(119,855)
Accrued interest assumed	—	(1,088)	(974)
Other liabilities, cancelled	—	2,247	—
Working capital, net acquired	—	—	704
Investment certificates-restricted cancelled	—	—	(32,459)
Reimbursable development costs	—	—	(12,405)

Net cash paid (received)	$(265)	$—	$1,311

Consolidation of the development properties pursuant to FIN 46 (note 2):
Property, plant and equipment	$—	$300,405	$—
Other assets assumed	—	8,789	—
Investment certificates—restricted	—	(58,484)	—
Development fees receivable	—	(9,000)	—
Reimbursable development costs	—	(42,584)	—
Debt assumed	—	(191,543)	—
Accrued interest assumed	—	(2,912)	—
Accrued real estate taxes	—	(768)	—
Security deposits assumed	—	(2,415)	—
Other liabilities assumed	—	(1,488)	—

Net cash paid	$—	$—	$—

Investment in unconsolidated ventures, net purchase of venture partner's interest in GFB-AS Investors, LLC (note 3):
Other assets acquired	$—	$12,641	$—
Investment in unconsolidated ventures	—	(1,926)	—
Minority interests	—	(182)	—

Net cash paid	$—	$10,533	$—

Reclassification of property, plant and equipment to investment in unconsolidated ventures in connection with formation of Brookdale Senior Housing, LLC, net (note 3)	$—	$15,229	$—

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per unit amounts)

1.    Organization

        Brookdale Living Communities, Inc. (the "Company") is a wholly-owned subsidiary of Fortress Brookdale Acquisition LLC, a Delaware limited liability company ("Fortress Brookdale"), substantially all of the membership interests in which are held by Fortress Registered Investment Trust, Health Partners, a Bermuda exempted partnership, and certain of their respective affiliates. The Company operates in the senior independent and assisted living segment, which provides services to the elderly through facilities located in urban and suburban areas of major metropolitan markets.

        As more fully described in note 8, Fortress Brookdale sold 100% of the common stock of the Company ("Old Company") to Provident Senior Living Trust ("Provident") on October 19, 2004. Prior to the sale, Old Brookdale was renamed and certain assets and liabilities were distributed to a newly formed subsidiary of Fortress Brookdale subsequently named Brookdale Living Communities, Inc. ("New Brookdale"). For financial reporting purposes, the Company's operations include that of Old Brookdale (prior to the Provident transaction) and New Brookdale (subsequent to the Provident transaction) and the Provident transaction has been reflected as a sale leaseback, with the gain associated with the sale being deferred and amortized over the lease term.

        The consolidated financial statements of the Company include the facilities owned or leased by the Company. As of December 31, 2004, the Company owned or leased 51 properties (9,911 units) and managed, or served as management consultant, with respect to 17 properties (3,233 units) for third party and affiliated owners. See attached unaudited Schedule of Facilities.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). All significant intercompany balances and transactions have been eliminated.

Principles of Consolidation

        In December 2003, the Financial Accounting Standards Board ("FASB") issued a revised Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46-R"). This Interpretation addresses the consolidation by business enterprises of primary beneficiaries in variable interest entities ("VIE") as defined in the Interpretation.

        The Company developed and manages five facilities for third party entities in which the Company has guaranteed certain debt obligations and has the right to purchase or lease the facilities (as defined). The Company has evaluated its relationship with the entities pursuant to FIN 46-R and determined they are VIE's of which the Company is the primary beneficiary. The Company elected to adopt FIN 46-R as of December 31, 2003 and accordingly, consolidated the entities as of December 31, 2003 in the accompanying financial statements (see note 11). The consolidated assets and liabilities of the entities primarily consist of property, plant, equipment and related debt.

Facilities	Total Units
The Meadows of Glen Ellyn	234
The Heritage of Raleigh	219
The Hallmark, Battery Park City	217
Trillium Place	216
The Hallmark of Creve Coeur	218

Use of Estimates

        The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported and disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

        The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Resident Fee Revenue

        Resident fee revenue is recorded when services are rendered and consists of fees for basic housing, support services and fees associated with additional services such as personalized health and assisted living care. Residency agreements are generally for a term of one year.

Cash and Investments—Restricted

        Cash and investments—restricted consist principally of deposits required by certain lenders and lessors pursuant to the applicable agreement and consist of the following as of December 31:

	2004	2003
Current—cash and investments-restricted (note 4)	$—	$14,023

Non-current:
Real estate taxes and insurance	$8,281	$4,616
Tenant security deposits	5,089	3,588
Forward interest rate swaps (notes 6 and 11)	8,004	6,565
Construction loan collateral (note 5)	4,019	—
Replacement reserve and other	3,139	7,560

Total	$28,532	$22,329

        Eight facilities located in Illinois are required to make escrow deposits under the Illinois Life Care Facility Act. As of December 31, 2004 and 2003, required deposits were $8,519 and $6,640, respectively, all of which were made in the form of letters of credit (note 5).

Investment in Certificates—Restricted

        Investment certificates—restricted consist of long-term investments in connection with development activities that earn interest at 9 to 12% per annum.

Investment in Unconsolidated Ventures

        The equity method of accounting has been applied in the accompanying financial statements with respect to the Company's investment in unconsolidated ventures that are not considered VIE's as the Company does not possess a controlling financial interest (note 3).

Income Taxes

        Income taxes are accounted for under the asset and liability approach which requires recognition of deferred tax assets and liabilities for the differences between the financial reporting and tax bases of assets and liabilities. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Property, Plant and Equipment

        Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Renovations and improvements, which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life, or if the renovations or improvements are made with respect to facilities subject to an operating lease, over the shorter of the estimated useful life of the renovations or improvements, or the term of the operating lease.

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets and Long-Lived Assets to Be Disposed, the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets during the expected hold period are less than the carrying amounts of those assets. Impairment losses will be measured as the difference between carrying value and fair value of assets.

        The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions SFAS No. 141 Business Combinations. In making estimates of the fair values of the tangible and intangible assets for purposes of allocating purchase price, the Company considers information obtained about each property as a result of its pre-acquisition due diligence, marketing, leasing activities and independent appraisals.

        The Company allocates a portion of the purchase price to the value of leases acquired based on the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors management considers in its analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes estimates of lost rentals during the lease-up period and estimated costs to execute similar leases. The value of in-place leases is amortized to expense over the remaining initial term of the respective leases.

        Depreciation is provided on a straight-line basis over the estimated useful lives of assets, which are as follows:

Asset Category	Estimated Useful Life
Buildings and improvements	40 years
Leasehold improvements	1—10 years
Furniture and equipment	3—7 years
Lease intangibles	1 year

Deferred Costs

        Deferred financing and lease costs are recorded at cost and amortized on a straight-line basis, which approximates the level yield method, over the term of the related debt or lease.

Fair Value of Financial Instruments

        Cash and cash equivalents, cash and investments-restricted and variable rate debt are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management estimates the fair value of its long-term fixed rate debt using a discounted cash flow analysis based upon the Company's current borrowing rate for debt with similar maturities. As of December 31, 2004 and 2003, the fair value of fixed-rate debt approximates book value.

Derivative Financial Instruments

        In the normal course of business, the Company uses a variety of financial instruments to manage or hedge interest rate risk. The Company has entered into certain interest rate protection and swap agreements to effectively cap or convert floating rate debt to a fixed rate basis, fixed rate debt to a floating rate basis, as well as to hedge anticipated future financing transactions. The change in mark-to-market of the value of the derivative is recorded as an adjustment to income.

        The Company does not enter into derivative contracts for trading or speculative purposes. Furthermore, the Company has a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors.

        The Company assumed certain interest rate protection and swap agreements when the Company consolidated the VIE's as of December 31, 2003 to convert or cap floating rate debt to a fixed rate basis, as well as to hedge anticipated future financing. The Company recorded a cumulative effect of a change in accounting principle resulting in a loss of $13,208, net of tax, for the year ended December 31, 2003. The Company is required to cash collateralize its liability in excess of specified limits under the swap agreements (note 6).

Goodwill

        Goodwill relates to Fortress Brookdale's acquisition of the Company in 2000. This cost is not amortized and the Company performs an annual impairment test in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company will record impairment losses on the goodwill acquired when events and circumstances indicate that the asset might be impaired. Impairment losses are measured as the difference between carrying value and fair value of the Company's net assets.

        The Company has one reporting unit which is the operation of senior housing facilities. As more fully described in note 8, the Company sold certain facilities of which the Company allocated the goodwill based upon the relative fair values at the point in time that the original goodwill arose. Included in the deferred gain calculation is the write-off of $35,689 of goodwill associated with the facilities sold.

Facility Leases

        The Company, as lessee, makes a determination with respect to each of the facility leases whether they should be accounted for as operating leases or capital leases. The Company bases its classification criteria on estimates regarding the fair value of the leased facility, minimum lease payments, the Company's effective cost of funds, the economic life of the facility and certain other terms in the lease agreements. The initial lease terms vary from 15 to 20 years. Certain of the leases provide for renewal and purchase options and have graduated lease payments which the Company recognizes on a straight-line basis over the term of the respective lease.

Reclassifications

        Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Company's consolidated financial position or results of operations.

3.    Investment in Unconsolidated Ventures

GFB-AS Investors, LLC

        On January 30, 2001, the Company acquired a 45% interest in GFB-AS Investors, LLC ("GFB"), a Delaware limited liability company, and GFB, in turn, acquired management contract rights, loans receivable, and the equity interests in the general partners of various partnerships (the "GC Property Partnerships") previously owned or controlled by affiliates of Grand Court Lifestyles, Inc. Each GC Property Partnership owns a senior housing facility (the "GC Facilities").

        The total initial investment in GFB was $12,750, of which the Company's share was $5,738. On September 7, 2002, GFB purchased a portion of the limited partners' interests in 15 of the GC Property Partnerships. The members contributed an additional $2,556 to fund these purchases of which the Company's share was $1,150. The Company's investments in GFB were funded from the proceeds of a loan made by its majority shareholder of Fortress Brookdale bearing interest at 15% per annum. The Company accounted for its limited partner interests in the GC Property Partnerships under the equity method of accounting.

        On May 29, 2003, the Company purchased the remaining 55% interest in GFB for $10,533, all of which was funded by additional loans made by the shareholders of Fortress Brookdale (note 5). The existing loan to the majority shareholder was amended and restated in connection with the transaction and a restatement fee (as defined) of $857 incurred and included in interest expense in the accompanying consolidated statement of operations. The Company incurred interest totaling $1,079, $3,418 and $1,102 on the shareholder loans for the years ended December 31, 2004, 2003 and 2002, respectively.

        For financial reporting purposes, the assets acquired and liabilities assumed, as well as the results of operations of GFB subsequent to May 29, 2003, are included in the Company's consolidated financial statements. The Company accounted for its investment in GFB under the equity method prior to that date. The portion of the purchase price allocated to GFB's assets is included in other long-term assets in the accompanying consolidated balance sheets.

        As of December 31, 2004 and 2003, the Company has management consulting and supervisory agreements with three and 19 GC Property Facilities, respectively, providing for a fee payable in the amount of 2.8% of the gross revenues. Fees from the GC Facilities totaled $816, $2,363 and $2,317 in 2004, 2003 and 2002, respectively.

        During the quarter ended March 31, 2004, 14 GC Property Partnerships in which GFB had general and limited partnership interests, sold the facilities to Ventas, Inc. (note 8). Upon the sale of the 14 GC Facilities and one additional GC Facility, the Company received approximately $9,228 from its investment in loans receivable and $3,989 from its general and limited partnership interests. The Company did not recognize any gain or loss related to these transactions.

Brookdale Senior Housing, LLC

        On November 27, 2002, the Company purchased The Heritage at Gaines Ranch, a 207-unit facility located in Austin, Texas ("Austin"), The Heritage of Southfield, a 217-unit facility located in Southfield, Michigan ("Southfield"), and The Devonshire of Mt. Lebanon, a 218-unit facility located in Mt. Lebanon (Pittsburgh), Pennsylvania ("Mt. Lebanon") which it developed and managed for third party owners. The total purchase price included cash of $41 plus the assumption of all liabilities, including $76,132 of first mortgage loans and $13,391 of mezzanine financing provided by a subordinate lender.

        The three facilities were encumbered by first mortgage notes payable totaling $76,132 originally due September 26, 2002 and March 11, 2003. The mortgage loans were cross-collateralized and partially guaranteed by the Company. Upon the non-payment of the mortgage loans due September 26, 2002, the first mortgage lender declared an event of default and accelerated the due date on the remaining loan.

        The Company reached an agreement with the first mortgage lender on August 8, 2003 to restructure the first mortgage loans which gave the Company the right to payoff the first mortgage loans at an agreed upon amount on or before December 31, 2003. For the period November 1, 2002, through August 8, 2003 the lender retained all rental receipts and the Company paid certain of the facilities operating expenses. The agreement also provided, among other things, for the first mortgage lender to forbear with respect to the acceleration notices and interest to accrue on the loan balances at the stated rate of LIBOR plus 3%. The mezzanine loans related to the Austin and Southfield facilities also matured on September 26, 2002 and the Company reached an agreement with the subordinated lender to forbear on all claims until February 1, 2004.

        On September 30, 2003, the Company formed the Brookdale Senior Housing, LLC joint venture ("Venture") with a third party ("Venture Partner") and effectively sold 75% of its interest in the Southfield and Mt. Lebanon facilities. The Venture owns the Southfield and Mt. Lebanon facilities and provided mezzanine financing for the Austin facility. The Venture was capitalized with $66,328 of cash of which $144 was contributed by the Company and the balance of $66,184 from the Venture Partner in the form of $35,829 of equity and $30,355 first mortgage financing. The first mortgage loans are secured by the Southfield and Mt. Lebanon facilities payable interest only at the rate of 6.75% through September 30, 2008 and 7.25% through maturity on October 1, 2009. The difference between the carrying amount of this investment and the value of the underlying equity is amortized as an adjustment to earnings from unconsolidated joint ventures.

        The Venture made a $12,739 mezzanine loan to the Austin facility payable interest at the rate of all available cash flow, as defined, and entitle the Venture to receive all appreciation in the facility. In addition, the Venture Partner made a first mortgage loan of $16,422 secured by the Austin facility and on the same terms as the Southfield and Mt. Lebanon first mortgage loans (note 5).

        The Venture agreement provides that all operating cash flow is distributed to the Venture Partner until they receive a 16% cumulative preferred return and then 60% to the Venture Partner and 40% to the Company. Sale or refinancing proceeds are to be distributed first to the Venture Partner until they receive their cumulative preferred return; second to the venture partner until they receive the return of their contributed equity; and then 60% to the Venture Partner and 40% to the Company. Additional capital contributions, if any, are to be contributed 75% by the Venture Partner and 25% by the Company.

        In connection with the sale of its interest in the Southfield and Mt. Lebanon facilities to the Venture, the Company received net proceeds of $51,647, which resulted in a loss on the sale of $24,513. The Company used the proceeds to repay the existing first mortgage and mezzanine loans on the Southfield, Mt. Lebanon and Austin facilities and recognized a gain on extinguishment of debt of $12,511, net of closing costs.

        The Company manages the facilities for a fee equal to 5% of gross revenues (as defined). Under certain limited circumstances the venture partner has the right to terminate the management agreement.

        Combined summarized financial information of the unconsolidated joint ventures accounted for using the equity method as of and for the year ended December 31, is as follows:

	2004	2003	2002
Statement of Operations Data:
Total revenue	$10,701	$3,977	$2,977

Expenses:
Facility operating	8,208	2,047	431
Depreciation and amortization	2,216	690	1,035
Interest expense	2,049	522	213
Interest income	(1,602)	(423)	—
Other expenses	35	168	—

Total expenses	10,906	3,004	1,679

Net income (loss)	$(205)	$973	$1,298

Balance Sheet Data:
Cash and cash equivalents	$1,017	$881
Notes receivable	12,739	12,739
Property, plant and equipment, net	50,777	52,853
Other	967	425

Total assets	$65,500	$66,898

Liabilities—accounts payable and accrued expenses	$1,467	$1,264
Long-term debt	30,355	30,355
Members' equity	33,678	35,279

Total liabilities and members' equity	$65,500	$66,898

Members' equity consists of:
Invested capital	$35,973	$35,973
Cumulative net earnings (loss)	(239)	(34)
Cumulative distributions	(2,056)	(660)

Members' equity	$33,678	$35,279

4.    Property, Plant and Equipment

        Property, plant and equipment consist of the following as of December 31:

	2004	2003
Land	$22,359	$85,134
Buildings and improvements	319,562	909,588
Furniture and equipment	19,874	33,012
Lease intangibles	6,894	14,169

	368,689	1,041,903
Accumulated depreciation and amortization	(19,059)	(30,732)
Accumulated lease intangibles amortization	(6,894)	(1,941)

Property, plant and equipment, net	$342,736	$1,009,230

        The Company exercised its option to purchase the following facilities pursuant to the terms of the respective operating leases. In general, the purchase price (before closing costs) was funded, in part, by the assumption of a non-recourse first mortgage. Concurrent with the purchase, the operating lease for each of the facilities was terminated and the lease security deposit was returned to the Company and simultaneously paid to the lessor as a portion of the purchase price. A summary of purchases completed during 2003 are as follows:

2003
Facilities Purchased	Date	Purchase Price	Debt Assumed	Lease Security Deposit
The Gables at Farmington	April 22	$18,128	$12,525	$5,603
The Kenwood of Lake View	April 22	21,807	14,225	7,582
The Atrium	April 22	45,022	30,000	15,022
Chatfield	July 1	18,232	11,368	6,864
Berkshire of Castleton	September 30	9,462	4,914	4,548
Brookdale Place of San Marcos	September 30	25,704	18,054	7,650
The Hallmark	September 30	96,324	62,388	33,936
The Springs of East Mesa	September 30	20,319	11,376	8,943
The Gables at Brighton	September 30	9,178	4,355	4,823
Park Place	September 30	16,561	9,765	6,796
Ponce de Leon	November 1	18,202	11,611	6,591
The Devonshire of Hoffman Estates	December 19	39,331	14,250	25,081
The Classic at West Palm Beach	December 31	26,794	18,948	7,846
Brendenwood	December 31	21,246	11,288	9,958
River Bay Club(1)	December 31	45,118	39,574	5,544

Total facilities purchased		$431,428	$274,641	$156,787

(1)
River Bay Club debt assumed includes $13,222 of debt due February 2004 and secured by a restricted cash deposit of $14,023 at December 31, 2003. On February 2, 2004, the lease security deposit was returned to the Company and the corresponding debt was repaid.

5.    Debt

Line of Credit Agreement

        At December 31, 2004 and 2003, the Company had an available unsecured line of credit of $18,600 and $41,640 ($8,600 and $7,524 is only available for certain letters of credit), and $0 and $15,400 were outstanding, respectively. Borrowings under the line of credit accrue interest at the prime rate plus 1.00% (prime rate 5.25% and 4.00% at December 31, 2004 and 2003, respectively). The Company must pay a quarterly fee of 1/8% per annum on the unused amounts under the lines of credit during the quarter. Pursuant to the terms of the credit agreement, the Company must maintain certain debt service coverage ratios. The line of credit matures on May 31, 2006.

        As of December 31, 2004 and 2003, the Company has additional outstanding letters of credit totaling $3,292 with a second financial institution to secure the Company's obligations for its self-insured retention risk under its various insurance policies (note 10). The total amount of letters of credit outstanding as of December 31, 2004 and 2003, of $15,749 and $7,524 (stated above) includes $3,292 related to the self-insured retention risk.

Long-term Debt

        Long-term debt consists of the following as of December 31:

	2004	2003
Mortgage notes payable secured by two facilities bearing interest at rates of 5.75% and 6.75% payable principal and interest in monthly installments maturity dates from March 2008 and October 2009 for 2004 (2003 secured by various facilities bearing interest at rates ranging from 3.65% to 8.38%), (note 8)	$24,578	$343,481
Construction and mezzanine loans payable secured by development properties consolidated pursuant to FIN 46-R bearing interest at rates ranging from LIBOR plus 2.30% to LIBOR plus 3.50% (floor of 5.50%) and 15.65%—19.50%, respectively, payable in monthly installments of principal and interest, maturity dates ranging from March 2005 to February 2006 and $153,567 guaranteed by the Company (c), (notes 8, 11)	179,248	191,542
Mezzanine loan payable to Brookdale Senior Housing, LLC joint venture with respect respect to The Heritage at Gaines Ranch facility, payable to the extent of all available cash flow (as defined)	12,739	12,739
Loan payable with respect to River Bay Club, payable quarterly interest only and repaid February 2004 from cash and investments- restricted	—	13,222
Variable rate tax-exempt and taxable bonds secured by The Devonshire, The Heritage, Edina Park Plaza, and The Devonshire of Hoffman Estates facilities, payable interest only (rates ranging from 1.12%—1.20% at December 31, 2003, until maturity on December 15, 2019—2029 (a), (b), (note 8)	—	94,290

Notes payable from shareholders of Fortress Brookdale bearing interest at 15% per annum plus contingent interest (as defined), secured by and repaid from proceeds from sale of investments by GFB-AS Investors, LLC (note 8)	—	19,553
Promissory note payable to a bank bearing interest at 6.31% payable interest only and repaid January 2004	—	1,270

Total debt	216,565	676,097
Less current portion	1,557	23,328

Total long-term debt	$215,008	$652,769

(a)
The tax-exempt Qualified Residential Rental Bonds (the "Bonds") require a portion of the units at the facilities financed with the proceeds generated from the sale of the Bonds to be leased to qualified individuals based on income levels specified by the U.S. Government. The interest rate payable on the Bonds is adjusted weekly based upon the remarketing rate for the Bonds. The credit enhancement for the Bonds is provided by the Federal Home Loan Mortgage Corporation. The annual interest rate on the Bonds cannot exceed 15%.

(b)
The Company guaranteed the reimbursement obligation to the credit enhancer on $65,000 of the tax-exempt debt, which guaranty is limited to $4,000 and terminates when the amount in the principal reserve fund equals or exceeds $4,000 (principal reserve fund balance of $2,635 at December 31, 2003, included in cash and investments-restricted in the accompanying consolidated balance sheet). These obligations were assumed by Provident (note 8).

(c)
Includes first mortgage and mezzanine loan payable to a shareholder of Fortress Brookdale with a balance, including accrued long-term interest, of $51,238 and $14,458, respectively, at December 31, 2004 originally due December 31, 2005 (note 11). The first mortgage loan is guaranteed by the Company and bears interest at LIBOR plus 2.70% payable interest only monthly and net cash flow (as defined). The mezzanine loan accrues interest at 19.5% payable at maturity.

In connection with the Provident transaction (note 8) the Company posted $4,000 in an interest bearing account as collateral for one construction loan maturing March 2005 (note 11).

        The annual aggregate scheduled maturities of long-term debt obligations outstanding as of December 31, 2004 are as follows:

Year ending December 31,	Amount
2005	$1,557
2006	470
2007	480
2008	184,897
2009	16,422
Thereafter	12,739

$216,565

6.    Derivative Financial Instruments

        The Company recorded the following interest rate swaps and forward-starting interest rate swaps when it consolidated the developmental facilities in accordance with FIN 46-R on December 31, 2003. Upon consolidation of the swaps, the Company recorded a cumulative effect of a change in accounting principle resulting in a loss of $13,208, net of income taxes of $8,095, which was the current market value of the swaps on the date of consolidation. As of December 31, 2002, the Company did not have derivative financial instruments.

Interest Rate Swaps

        The Company has one interest rate swap agreement that converts $37,320 of its floating-rate construction debt to a fixed-rate basis of 5.19% through maturity. This interest rate swap agreement was designated as a fair value hedge. The market value of the fair value hedge at December 31, 2004 and 2003 was a liability of $246 and $1,446, respectively, which is included in other current liabilities.

Forward Interest Rate Swaps

        The Company has four 10-year forward interest rate swaps to fix $97,300 of future mortgage debt at 7.03%—7.325% with a maturity date of August 2012 to March 2013. In May 2004, the Company extended the termination dates to June 2006 (note 11). The terms of the forward interest rate swaps require the Company to pay a fixed-interest rate to the counterparties and to receive a variable rate from the counterparties. The fair value of the forward interest rate swaps at December 31, 2004 and 2003 was a liability of $17,881 and $19,857, respectively. The forward interest rate swaps are included in other long-term liabilities at December 31, 2004 and other current $10,387 and long-term liabilities $9,470 at December 31, 2003. Included in cash and investments-restricted at December 31, 2004 and 2003 are deposits of $8,004 and $6,565, respectively, to collateralize the Company's swap obligations.

        For the year ended December 31, 2004, the fair value of the interest rate and forward interest rate swaps liability decreased by $3,176 which is recorded as an adjustment to interest expense in the accompanying consolidated statements of operations.

Interest Rate Caps

        The Company had interest rate caps with a notional amount of $62,291 and $15,040 and a strike price of 6.35% and 6.58% that expired at June 1, 2009 and December 1, 2004. The interest rate caps were assigned to Provident (note 8).

7.    Income Taxes

        The (provision) benefit for income taxes is comprised of the following for the years ended December 31:

	2004	2003	2002
Federal:
Current	$—	$—	$—
Deferred	(2,895)	340	(6,904)

	(2,895)	340	(6,904)

State:
Current	(77)	(116)	(44)
Deferred	(335)	77	(1,718)

	(412)	(39)	(1,762)

Total	$(3,307)	$301	$(8,666)

        A reconciliation of the (provision) benefit for income taxes to the amount computed at the U.S. federal statutory rate of 34% for the years ended December 31:

	2004	2003	2002
Tax (provision) benefit at U.S. statutory rate	$7,451	$371	$(6,931)
Variable interest entities (VIE's)	(10,342)	—	—
State taxes, net of federal income tax	(272)	(26)	(1,163)
Other, net	(144)	(44)	(572)

Total	$(3,307)	$301	$(8,666)

        As discussed in note 2, the Company elected to adopt FIN 46-R as of December 31, 2003 and consolidated the VIE's in the accompanying consolidated financial statements for financial reporting purposes. For Federal and state income tax purposes, the Company is not the legal owner of the entities and is not entitled to receive tax benefits generated from the losses associated with these VIE's (note 11).

        Significant components of the Company's deferred tax assets and liabilities are as follows as of December 31:

	2004	2003
Deferred income tax assets:
Operating loss carryforward	$5,342	$36,238
Prepaid revenue	1,171	594
Accrued expenses	1,531	1,907
Property, plant and equipment	13,829	—
Deferred tax asset fair value of swaps (a cumulative effect of a change in accounting principal in 2003, note 6)	6,833	8,095
Deferred gain on sale leaseback	41,186	—
Other	—	420

Total gross deferred income tax asset	69,892	47,254
Valuation allowance	(60,890)	(13,573)

Net deferred income tax assets	9,002	33,681

Deferred income tax liabilities:
Property, plant and equipment	(529)	(74,423)
Investment in Brookdale Senior Housing, LLC	(5,402)	(5,802)
Other	(3,071)	(1,896)

Total gross deferred income tax liability	(9,002)	(82,121)

Net deferred income tax asset (liability)	$—	$(48,440)

        As described in note 8 the Company sold the stock of Old Brookdale to Provident who assumed Old Brookdale's income tax positions resulting in a non-taxable gain for income tax purposes. For financial reporting purposes the Company recorded a deferred tax asset of $41,186 from the gain all of which has been included in the valuation allowance. Included in the deferred gain on the sale leaseback is a net deferred tax liability of $51,669 assumed by Provident comprised primarily of deferred tax liabilities related to the stock sale, net of operating loss carryforwards and related valuation allowance.

        At December 31, 2004 the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $13,611 and $19,331, respectively, which are available to offset future taxable income, if any, through 2024. The Company has recorded a valuation allowance due to uncertainties regarding the Company's ability to utilize these losses in the future.

        A reconciliation to the consolidated balance sheet as of December 31 is as follows:

	2004	2003
Deferred income tax liability	$(1,854)	$(51,365)
Current deferred income tax asset	1,854	2,925

Net deferred income tax liability	$—	$(48,440)

8.    Facility Operating Leases

Capstead Portfolio

        On May 1, 2002, the Company entered into an operating lease for six facilities (1,394 units) with an affiliate of Capstead Mortgage Corporation ("Capstead"). The lease has an initial term of 20 years with the Company's right to extend for up to two 10-year periods and increases annually at the lesser of CPI or 3%. The Company has the option to acquire the facilities at any time after the first five years at a purchase price equal to the greater of cost or fair market value of the facilities.

Ventas Portfolio

        During 2004, the limited partnerships that owned 14 GC Facilities (1,994 units), in which GFB had general and limited partnership interests, sold the facilities to an unrelated third party, Ventas, Inc. ("Ventas") and the Company entered into an operating lease agreement to lease the facilities from Ventas for an initial aggregate annual lease rate of approximately $10,598 (the "Ventas Lease"). The Ventas Lease has an initial term of 15 years with the Company's right to extend for up to two 10-year periods and is guaranteed by the Company. The Company also has the right to purchase the facilities in year 15 at the greater of the fair market value or a stated minimum purchase price.

        On May 13, 2004, the Company entered into an operating lease agreement with Ventas to lease a facility known as The Seasons at Glenview Place, located in Glenview, Illinois containing 221 units. The initial annual lease rate is approximately $3,549 and is incorporated into the existing Ventas Lease except the Company does not have an option to purchase the facility.

        On October 19, 2004, the Ventas Lease was amended to provide for: (i) annual escalations of the greater of 2.0% (increased from 1.5%) or 75% of the CPI increase, (ii) purchase option in year 15 (from year 10) of the lease and (iii) a security deposit of $7,230 (increased from $1,205) which is in the form of letters of credit.

Provident Portfolio

        On June 18, 2004, Fortress Brookdale entered an agreement to sell the stock of the Company to Provident. The sale was contingent upon the Company obtaining certain third party consents, which were obtained prior to the closing of the sale on October 19, 2004. Prior to the sale, the Company distributed all the assets and liabilities of the Company, except for the real estate of 21 owned facilities (4,474 units) and related property debt ("Provident Facilities"), certain other mezzanine loans and the unsecured line of credit to New Brookdale. In connection with the stock sale, Provident assumed the Company's income tax positions.

        The sales price was $742,350 including transaction costs, assumed debt, interest rate caps (note 6), and accrued interest, aggregating $411,617. Simultaneously with the closing, the Company entered into an operating lease agreement to lease back the Provident Facilities, resulting in the gain on the sale of the Provident Facilities being deferred and amortized over the initial lease term. In addition, the

Company recognized a gain of $1,051 on the assumption of the mezzanine loans. A summary of the deferred gain is as follows:

Sales price	$742,350
Net carrying value	(640,956)
Transaction costs	(8,115)
Goodwill write-off	(35,689)
Net deferred tax liability assumed by Provident (note 7)	51,669

Deferred gain	$109,259

        Proceeds from the sale were distributed as follows:

Sales price	$742,350
Assumption of debt and accrued interest	(411,617)
Assumption of mezzanine loans and unsecured line of credit	(22,002)
Transaction costs, net	(7,179)
Lease security deposit	(20,000)
Dividend to Fortress Brookdale	(254,577)

Net working capital retained by Company	$26,975

        The operating lease has an initial term ending on December 31, 2019, with the Company's right to extend for up to two 10-year periods and is guaranteed by the Company. The initial annual lease rate is approximately $60,130 and can be adjusted for changes in interest rates on $110,771 of variable rate mortgages assumed by the lessor and increases annually starting on January 1, 2006 by the lesser of 3% or four times the percentage increase in the consumer price index.

        In connection with the transaction, Fortress Brookdale made a $20,000 lease security deposit in an interest bearing account on behalf of the Company at the time of closing. The Company has agreed to spend a minimum of $450 per unit per year on capital improvements of which Provident will reduce the security deposit by that same amount up to $600 per unit per year.

9.    Commitments and Contingencies

        The Company has an operating lease agreement for 30,314 square feet of office space that extends through 2010. The lease requires the payment of base rent which escalates annually, plus operating expenses (as defined). The Company's incurred rent expense of $1,122 and $1,106 for the year ended December 31, 2004 and 2003, respectively under the office lease which is included in general and administrative expense in the accompanying consolidated statements of operations.

        The aggregate amounts of all future minimum operating lease payments, including facilities and office leases, as of December 31, 2004, are as follows:

Year ending December 31,	Total
2005	$88,569
2006	92,688
2007	96,231
2008	98,933
2009	101,614
Thereafter	1,196,123

$1,674,158

Litigation

        The Company is involved in various lawsuits and is subject to various claims arising in the normal course of business. In the opinion of management, although the outcomes of these suits and claims are uncertain, in the aggregate, they should not have a material adverse effect on the Company's business, financial condition and results of operations.

10.    Insurance and Benefits

        The Company obtains various insurance coverages from commercial carriers at stated amounts as defined in the applicable policy. Losses related to deductible amounts are accrued based on the Company's estimate of expected losses plus incurred but not reported claims. As of December 31, 2004 and 2003, the Company has accrued $8,446 and $3,897, respectively for the following insurance programs.

Workers' Compensation Insurance

        The Company is self-insured for workers' compensation up to $250 per occurrence.

General Liability and Professional Liability Insurance

        The Company's general and professional liability insurance coverages are on a claims-made policy. For the policy years commencing May 2004 and May 2003, the Company's deductible or self-insured retention is $1,000 and $100 to $2,000, respectively.

Employee Health Benefits Program

        The Company has a self-insured health plan which provides benefits to eligible employees.

        The Company has secured its self-insured retention risk under its workers' compensation and general liability and professional liability programs with letters of credit aggregating $3,292 as of December 31, 2004 and 2003 (note 5).

Employee Benefit Plan

        The Company maintains a 401(k) Retirement Savings Plan for all employees of the Company's entities that meet minimum employment criteria. The plan provides that the participants may defer eligible compensation on a pre-tax basis subject to certain Internal Revenue Service maximum amounts. The Company makes matching contributions in amounts equal to 25% of the employee's contribution to the plan. Employees are always 100% vested in their own contributions and vest in the Company's contributions over five years. The Company made contributions to such plans in the amount of $324 and $319 for the years ended December 31, 2004 and 2003, respectively. Such amounts are included in facility operating and general and administrative expense in the accompanying consolidated statements of operations.

11.    Subsequent Events

        On March 1, 2005, the Company purchased The Meadows of Glen Ellyn, The Heritage of Raleigh, Trillium Place and The Hallmark of Creve Coeur facilities and expects to purchase The Hallmark, Battery Park City (collectively the "Development Facilities") facility in 2005. These facilities were previously consolidated pursuant to FIN 46-R.

        On March 30, 2005, the Company terminated its existing forward interest rate swaps (note 6) and incurred a termination payment of $15,807. In connection with the termination, the Company obtained a $10,000 unsecured loan bearing interest payable monthly at prime plus 1% and principal payable in quarterly installments of $500 commencing July 1, 2005 and maturing March 31, 2007.

        On March 30, 2005, the Company refinanced the construction loans secured by the Development Facilities with new construction loans in the aggregate amount of $182,000 bearing interest at LIBOR plus 3.05%—5.60% (weighted average 3.50%), payable in monthly installments of interest only through maturity in April 2008. The loans can be extended for two additional one-year terms (subject to certain performance covenants) and are 50% guaranteed by the Company (declining to 25% upon meeting certain performance covenants). In connection with the funding of the loans, the Company purchased interest rate swaps with a notional amount of $182,000 of which $145,000 is for seven years and $37,000 is for three years with a weighted average fixed rate of 4.64%.

        On April 6 and 14, 2005, the Company entered into agreements with an affiliate of the majority shareholder of Fortress Brookdale to manage eight continuing care retirement communities (3,238 units). The Company is entitled to a management fee equal to 4-6% of gross revenues and 3% of net entrance fees.

BROOKDALE LIVING COMMUNITIES, INC.

SCHEDULE OF FACILITIES

December 31, 2004
(Unaudited)

Owned Facilities:	Date Owned, Leased, Managed or Opened	Location, State(6)	Units
Westbury Care Center	January 1, 2001	Lisle, IL	82
The Heritage at Gaines Ranch	August, 1999	Austin, TX	207
The Heritage of Southfield(2)	August 1, 1999	Southfield, MI	217
The Devonshire of Mt. Lebanon(2)	April 1, 2001	Mt. Lebanon (Pittsburgh), PA	218
The Meadows of Glen Ellyn(1)(3)	March 1, 2000	Glen Ellyn, IL	234
The Heritage of Raleigh(1)(3)	October 1, 2000	Raleigh, NC	219
The Hallmark, Battery Park City(1)(3)	October 1, 2000	New York (Battery Park), NY	217
Trillium Place(1)(3)	January, 2002	Columbus, OH	216
The Hallmark of Creve Coeur(1)(3)	July 1, 2002	Creve Coeur (St. Louis), MO	218

		Subtotal 9 owned facilities	1,828

Leased Facilities:
Chambrel at Club Hill	May 1, 2002	Garland, TX	260
Chambrel at Island Lake	May 1, 2002	Lakewood, FL	269
Chambrel at Montrose	May 1, 2002	Akron, OH	169
Chambrel at Pinecastle	May 1, 2002	Ocala, FL	161
Chambrel at Roswell	May 1, 2002	Roswell, GA	280
Chambrel at Williamsburg	May 1, 2002	Williamsburg, VA	255
The Grand Court Adrian(4)	February 1, 2001	Adrian, MI	103
The Grand Court Albuquerque(4)	February 1, 2001	Albuquerque, NM	200
The Grand Court Bristol(4)	February 1, 2001	Bristol, VA	98
The Grand Court Farmington Hills(4)	February 1, 2001	Farmington Hills, MI	164
The Grand Court Fort Myers(4)	February 1, 2001	Fort Myers, FL	185
The Grand Court Kansas City I(4)	February 1, 2001	Kansas City, MO	173
The Grand Court Overland Park(4)	February 1, 2001	Overland Park, KS	276
The Grand Court Belleville(4)	April 1, 2002	Belleville, IL	76
The Grand Court Dayton(4)	April 1, 2002	Dayton, OH	185
The Grand Court Findlay(4)	April 1, 2002	Findlay, OH	73
The Grand Court Las Vegas(4)	April 1, 2002	Las Vegas, NV	152
The Grand Court Lubbock(4)	April 1, 2002	Lubbock, TX	138
The Grand Court Springfield(4)	April 1, 2002	Springfield, OH	77
The Grand Court Tavares(4)	April 1, 2002	Tavares, FL	94
The Seasons at Glenview Place	May 13, 2004	Glenview, IL	221
The Heritage(5)	May 7, 1997	Des Plaines, IL	255
The Devonshire(5)	May 7, 1997	Lisle, IL	321
Hawthorn Lakes(5)	May 7, 1997	Vernon Hills, IL	201
Edina Park Plaza(5)	May 7, 1997	Edina, MN	209
The Willows(5)	July 1, 1999	Vernon Hills, IL	50
Woodside Terrace(1)(5)	December 22, 1998	Redwood City, CA	270
The Gables at Farmington(1)(5)	November 24, 1997	Farmington, CT	173
Kenwood of Lake View(1)(5)	March 6, 1998	Chicago, IL	263
The Atrium(1)(5)	May 12, 1998	San Jose, CA	291
Chatfield(1)(5)	July 2, 1998	West Hartford, CT	119
Berkshire of Castleton(1)(5)	September 14, 1999	Indianapolis, IN	143
Brookdale Place(1)(5)	January 26, 2001	San Marcos, CA	209
The Hallmark(1)(5)	May 7, 1997	Chicago, IL	341
The Springs of East Mesa(1)(5)	May 7, 1997	Mesa, AZ	185
The Gables at Brighton(1)(5)	May 7, 1997	Rochester, NY	102
Park Place(1)(5)	May 7, 1997	Spokane, WA	208
The Classic at West Palm Beach(1)(5)	December 18, 1997	West Palm Beach, FL	301
Brendenwood(1)(5)	December 22, 1997	Voorhees, NJ	145
Ponce de Leon(1)(5)	October 21, 1998	Santa Fe, NM	144
River Bay Club(1)(5)	January 19, 1999	Quincy, MA	282
Devonshire of Hoffman Estates(1)(5)	December 22, 1999	Hoffman Estates, IL	262

		Subtotal 42 leased facilities	8,083

		Subtotal 51 owned/ leased	9,911

Managed Facilities:	Date Owned, Leased, Managed or Opened	Location, State(6)	Units
The Island on Lake Travis	May 7, 1997	Lago Vista, TX	207
The Grand Court Novi	February 1, 2001	Novi, MI	113
The Grand Court Phoenix	February 1, 2001	Phoenix, AZ	136
The Grand Court Tampa	February 1, 2001	Tampa, FL	163
The Preserve at Palm-Aire	July 1, 2003	Pompano Beach, FL	299
Renaissance of Deerfield Beach	September 1, 2003	Deerfield Beach, FL	120
Huntington Commons	December 1, 2003	Kennebunk, ME	180
Presidential Place	March 29, 2004	Hollywood, FL	100
Town Village Arlington	August 1, 2004	Arlington, TX	216
Town Village Birmingham	August 1, 2004	Birmingham, AL	222
Town Village Dallas	August 1, 2004	Dallas, TX	276
Town Village Fort Worth	August 1, 2004	Fort Worth, TX	213
Town Village Leawood	August 1, 2004	Kansas City, KS	209
Town Village Memphis	August 1, 2004	Memphis, TN	176
Town Village Oklahoma City	August 1, 2004	Oklahoma City, OK	183
Town Village Sterling Heights	August 1, 2004	Sterling Heights, MI	222
Town Village Tulsa	August 1, 2004	Tulsa, OK	198

		Subtotal 17 managed facilities	3,233

		Total 68 operating facilities	13,144

(1)
These facilities were previously leased or managed until purchased by the Company in 2003.

(2)
These facilities are owned in a joint venture.

(3)
Consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" as of December 31, 2003.

(4)
These facilities were previously managed until leased by the Company in 2004.

(5)
These facilities were previously owned until leased by the Company in 2004.

(6)
As of December 31, 2004 the Company operates in 26 states.

BROOKDALE LIVING COMMUNITIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except common stock amounts)

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$20,292	$28,949
Accounts receivable	2,616	3,457
Prepaid expenses and other, net	7,402	7,906

Total current assets	30,310	40,312

Property, plant and equipment	366,065	368,689
Accumulated depreciation	(24,359)	(25,953)

Property, plant and equipment, net	341,706	342,736

Cash and investments—restricted	25,240	28,532
Lease security deposit	20,137	20,070
Deferred costs, net	3,296	1,170
Investment in unconsolidated ventures	14,689	14,781
Goodwill	8,961	8,961
Other, net	6,324	5,988

Total assets	$450,663	$462,550

Liabilities and Stockholder's Equity
Current liabilities:
Current portion of debt	$1,987	$1,557
Trade accounts payable	3,778	3,267
Accrued interest payable	788	3,470
Accrued real estate taxes	7,122	6,056
Accrued insurance and benefits payable	8,050	8,446
Accrued lease payable	6,120	6,061
Other accrued expenses	10,175	14,403
Tenant refundable entrance fees and security deposits	14,758	14,495
Other	3,417	3,867

Total current liabilities	56,195	61,622
Long-term debt, less current portion	227,224	215,008
Deferred gains	115,179	117,116
Deferred lease liability	13,400	9,147
Other	2,379	19,790

Total liabilities	414,377	422,683

Minority interests	36	36

Stockholder's Equity:
Common stock, $.01 par value, 10,000 shares authorized; 1,000 shares issued and outstanding, respectively	—	—
Additional paid-in-capital	61,244	61,244
Accumulated deficit	(24,471)	(21,413)
Accumulated other comprehensive loss	(523)	—

Total stockholder's equity	36,250	39,831

Total liabilities and stockholder's equity	$450,663	$462,550

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2005	2004
Revenue:
Resident fees	$70,924	$57,485
Management fees	871	1,050

Total revenue	71,795	58,535

Expenses:
Facility operating	42,077	35,652
General and administrative	4,355	3,672
Facility lease expense	23,766	3,181
Depreciation and amortization	3,248	11,372
Loss on extinguishment of debt	453	—

Total operating expenses	73,899	53,877

Income (loss) from operations	(2,104)	4,658
Interest income	362	224
Interest expense:
Debt	(5,191)	(12,282)
Change in fair value of derivatives	4,062	(2,832)
Equity in loss of unconsolidated ventures, net of minority interest $(7) and $(6), respectively	(187)	(373)

Loss before income taxes	(3,058)	(10,605)
Benefit for income taxes	—	1,315

Net loss	$(3,058)	$(9,290)

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2005	2004
Cash Flows from Operating Activities
Net loss	$(3,058)	$(9,290)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,248	11,372
Equity in loss of unconsolidated ventures	187	373
Amortization of deferred gain	(1,937)	(135)
Deferred income taxes benefit	—	(1,315)
Loss on extinguishment of debt	453	—
Change in fair value of derivatives	(4,062)	2,832
Change in deferred lease liability	4,253	(33)
Long-term debt deferred interest, net of $1,509 paid in 2004	—	117
Changes in operating assets and liabilities:
Accounts receivable	841	297
Prepaid expenses and other assets, net	504	(758)
Accrued interest payable	(2,682)	(1,549)
Accrued real estate taxes	1,066	503
Accounts payable and accrued expenses	(4,054)	1,408
Tenant refundable entrance fees and security deposits	263	412
Other	(943)	678

Net cash (used in) provided by operating activities	(5,921)	4,912

Cash Flows from Investing Activities
Increase in lease security deposits	(67)	—
Decrease in cash and investments-restricted	3,292	8,295
Additions to property, plant and equipment, net of related payables	(1,780)	(1,764)
Distribution from unconsolidated venture	—	538
Proceeds from sale of partnerships, net of minority interests	—	6,269

Net cash provided by investing activities	1,445	13,338

Cash Flows from Financing Activities
Proceeds from debt	192,000	340
Repayment of debt	(179,354)	(17,901)
Payment of swap termination	(14,065)	—
Proceeds from unsecured lines of credit	—	31,400
Repayment of unsecured lines of credit	—	(29,300)
Payment of financing costs	(2,762)	(788)

Net cash used in financing activities	(4,181)	(16,249)

Net increase (decrease) in cash and cash equivalents	(8,657)	2,001
Cash and cash equivalents at beginning of period	28,949	2,651

Cash and cash equivalents at end of period	$20,292	$4,652

See accompanying notes to consolidated financial statements.

	Three Months Ended March 31,
	2005	2004
Supplemental Disclosure of Cash Flow Information:
Interest paid	$7,873	$13,715

Income taxes paid	$56	$52

Supplemental Schedule of Noncash Operating, Investing and Financing Activities:
In connection with net operating lease transactions:
Cash and investments-restricted assumed	$—	$440
Tenant refundable entrance fees and security deposits assumed	—	(440)

Net cash received for working capital	$—	$—

Write-off of fully amortized intangible asset	$4,404	$—

Write-off of deferred costs	$453	$—

See accompanying notes to consolidated financial statements.

BROOKDALE LIVING COMMUNITIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

(Unaudited)
(In thousands, except per unit amounts)

1. Organization

        Brookdale Living Communities, Inc. (the "Company") is a wholly-owned subsidiary of Fortress Brookdale Acquisition LLC, a Delaware limited liability company ("Fortress Brookdale"), substantially all of the membership interests in which are held by Fortress Registered Investment Trust, Health Partners, a Bermuda exempted partnership, and certain of their respective affiliates. The Company operates in the senior independent and assisted living segment, which provides services to the elderly through facilities located in urban and suburban areas of major metropolitan markets.

        On October 19, 2004, Fortress Brookdale sold 100% of the common stock of the Company ("Old Brookdale") to Provident Senior Living Trust ("Provident"). Prior to the sale, Old Brookdale was renamed and certain assets and liabilities were distributed to a newly formed subsidiary of Fortress Brookdale subsequently named Brookdale Living Communities, Inc. ("New Brookdale"). For financial reporting purposes the prior and continuing operations are New Brookdale.

        The consolidated financial statements of the Company include the properties owned or leased by the Company. As of March 31, 2005, the Company owned or leased 51 properties (9,912 units) and managed, or served as management consultant, with respect to 16 properties (3,133 units) for third party and affiliated owners (note 8). See attached Schedule of Facilities.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim information ("GAAP"). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for such interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

        Reference is hereby made to the Company's consolidated financial statements as of December 31, 2004 for complete financial statements and notes. All significant intercompany balances and transactions have been eliminated.

Principles of Consolidation

        In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46R"). This Interpretation addresses the consolidation by business enterprises of primary beneficiaries in variable interest entities ("VIE") as defined in the Interpretation.

        The Company developed and managed five facilities for third party entities in which the Company has guaranteed certain debt obligations and has the right to purchase or lease the facilities (as defined). The Company has evaluated its relationship with the entities pursuant to FIN 46R and determined they are VIE's of which the Company is the primary beneficiary. The Company elected to adopt FIN 46R as of December 31, 2003 and accordingly, consolidated the entities as of December 31, 2003. The consolidated assets and liabilities of the entities primarily consist of property, plant and equipment and related debt.

        The following are the development facilities:

Facilities	Total Units
The Meadows of Glen Ellyn	234
The Heritage of Raleigh	219
The Hallmark, Battery Park City	217
Trillium Place	216
The Hallmark of Creve Coeur	218

        On March 1, 2005, the Company obtained legal title to four of the VIE's (The Meadows of Glen Ellyn, The Heritage of Raleigh, Trillium Place and The Hallmark of Creve Coeur facilities). As these four VIE's were previously consolidated pursuant to FIN 46R, the legal acquisition of the facilities had minimal accounting impact. At March 31, 2005, The Hallmark, Battery Park City is consolidated pursuant to FIN 46R.

Use of Estimates

        The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect amounts reported and disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

        The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Resident Fee Revenue

        Resident fee revenue is recorded when services are rendered and consists of fees for basic housing, support services and fees associated with additional services such as personalized health and assisted living care. Residency agreements are generally for a term of one year.

Cash and Investments—Restricted

        Non-current cash and investments—restricted consist principally of deposits required by certain lenders and lessors pursuant to the applicable agreement.

Investment in Unconsolidated Ventures

        The equity method of accounting has been applied in the accompanying financial statements with respect to the Company's investment in unconsolidated ventures that are not considered VIE's as the Company does not possess a controlling financial interest in the ventures (note 3).

Income Taxes

        Income taxes are accounted for under the asset and liability approach which requires recognition of deferred tax assets and liabilities for the differences between the financial reporting and tax bases of assets and liabilities. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Property, Plant and Equipment

        Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Renovations and improvements, which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life, or if the renovations or improvements are made with respect to facilities subject to an operating lease, over the shorter of the estimated useful life of the renovations or improvements, or the term of the operating lease.

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets and Long-Lived Assets to Be Disposed, the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets during the expected hold period are less than the carrying amounts of those assets. Impairment losses will be measured as the difference between carrying value and fair value of assets.

        The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions SFAS No. 141 Business Combinations. In making estimates of the fair values of the tangible and intangible assets for purposes of allocating purchase price, the Company considers information obtained about each property as a result of its pre-acquisition due diligence, marketing, leasing activities and independent appraisals.

        The Company allocates a portion of the purchase price to the value of leases acquired based on the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors management considers in its analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes estimates of lost rentals during the lease-up period and estimated costs to execute similar leases. The value of in-place leases is amortized to expense over the remaining initial term of the respective leases.

        Depreciation is provided on a straight-line basis over the estimated useful lives of assets, which are as follows:

Asset Category	Estimated Useful Life
Buildings and improvements	40 years
Leasehold improvements	1 - 10 years
Furniture and equipment	3 - 7 years
Lease intangibles	1 year

Deferred Costs

        Deferred financing and lease costs are recorded at cost and amortized on a straight-line basis, which approximates the level yield method, over the term of the related debt or lease.

Fair Value of Financial Instruments

        Cash and cash equivalents, cash and investments-restricted and variable rate debt are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management estimates the fair value of its long-term fixed rate debt using a discounted cash flow analysis based upon the Company's current borrowing rate for debt with similar maturities. As of March 31, 2005 and December 31, 2004, the fair value of our fixed-rate debt approximates book value.

Derivative Financial Instruments

        In the normal course of business, the Company uses a variety of financial instruments to manage or hedge interest rate risk. The Company has entered into certain interest rate protection and swap agreements to effectively cap or convert floating rate debt to a fixed rate basis, fixed rate debt to a floating rate basis, as well as to hedge anticipated future financing transactions. Derivative financial instruments are reported at fair value in the consolidated balance sheet. Derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported in accumulated other comprehensive income reported on the balance sheet and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the ineffectiveness amounts derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, are recognized as interest expense in current earnings during the period of change.

        The Company does not enter into derivative contracts for trading or speculative purposes. Furthermore, the Company has a policy of only entering into contracts with major financial institutions based upon their credit rating and other factors.

Comprehensive Income

        SFAS No. 130 "Reporting Comprehensive Income" establishes guidelines for the reporting and display of comprehensive income and it's components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholder's equity during a period including unrealized fair value adjustments on certain derivative instruments.

Goodwill

        Goodwill relates to Fortress Brookdale's acquisition of the Company in 2000. This cost is not amortized and the Company performs an annual impairment test in accordance with SFAS No. 142 Goodwill and Other Intangible Assets. The Company will record impairment losses on the excess of cost over net assets acquired when events and circumstances indicate that the asset might be impaired. Impairment losses are measured as the difference between carrying value and fair value of the Company's net assets.

Facility Leases

        The Company, as lessee, makes a determination with respect to each of the facility leases whether they should be accounted for as operating leases or capital leases. The Company bases its classification criteria on estimates regarding the fair value of the leased facility, minimum lease payments, the Company's effective cost of funds, the economic life of the facility and certain other terms in the lease agreements. The initial lease terms vary from 15 to 20 years. Certain of the leases provide for renewal and purchase options and have graduated lease payments which the Company recognizes on a straight-line basis over the term of the leases.

        A summary of lease expense and the impact of straight-line adjustments and amortization of deferred gain is as follows:

	2005	2004
Cash basis payments	$21,450	$3,214
Straight-line expense (income)	4,253	(33)
Amortization of deferred gain	(1,937)	—

Facility lease expense	$23,766	$3,181

3. Investment in Unconsolidated Ventures

GFB-AS Investors, LLC

        As of March 31, 2005 and 2004, the Company has management consulting and supervisory agreements with three and 19 properties, respectively, of the GC Property Partnerships providing for a fee of 2.8% of the gross revenues generated by the respective GC Property Partnership. Management fees from the GC Property Partnerships totaled $102 and $434 for the three months ended March 31, 2005 and 2004, respectively.

        During the quarter ended March 31, 2004, the limited partnerships that owned 14 GC Facilities in which GFB had general and limited partnership interests, sold the facilities to Ventas, Inc. Upon the sale of the 14 GC Facilities and one additional GC Facility, the Company received approximately $9,228 in relation to its investment in loans receivable and $3,989 in relation to its general and limited partnership interests in the various partnerships. The Company did not recognize any gain or loss related to these transactions.

Brookdale Senior Housing, LLC

        On September 30, 2003, the Company formed Brookdale Senior Housing, LLC joint venture ("Venture") with a third party and effectively sold 75% of its interest in the Southfield and

Mt. Lebanon facilities. The Venture owns the Southfield and Mt. Lebanon facilities and provided mezzanine financing for the Austin facility. The Venture was capitalized with $66,328 of cash of which $144 was contributed by the Company and the balance of $66,184 from the Venture partner in the form of $35,829 of equity and $30,355 first mortgage financing. The first mortgage loans are secured by the Southfield and Mt. Lebanon facilities payable interest only at the rate of 6.75% through September 30, 2008 and 7.25% through maturity on October 1, 2009. The difference between the carrying amount of this investment and the value of the underlying equity is depreciated as an adjustment to income from unconsolidated joint ventures.

        The Venture made a $12,739 mezzanine loan to the Austin facility. Terms of the mezzanine loan require the Austin facility to pay interest at the rate of all available cash flow, as defined, and entitle the Venture to receive all appreciation in the facility. In addition, the venture partner made a first mortgage loan of $16,422 secured by the Austin facility and on the same terms as the Southfield and Mt. Lebanon first mortgage loans (note 4).

        Terms of the Venture agreement provide that all operating cash flow is distributed to the venture partner until they receive a 16% cumulative preferred return and then 60% to the venture partner and 40% to the Company. Sale or refinancing proceeds are to be distributed first to the venture partner until they receive their cumulative preferred return; second to the venture partner until they receive the return of their contributed equity; and then 60% to the venture partner and 40% to the Company. Additional capital contributions, if any, are to be contributed 75% by the venture partner and 25% by the Company.

        The Company manages the properties for a fee equal to 5% of gross revenues (as defined). Under certain limited circumstances the venture partner has the right to terminate the management agreement.

        Combined summarized financial information for the three months ended March 31, 2005 and 2004 of the unconsolidated joint ventures accounted for using the equity method is as follows:

	2005	2004
Statement of Operations Data:
Total revenue	$2,781	$2,558

Expenses:
Facility operating	2,200	2,106
Depreciation and amortization	405	601
Interest expense	505	509
Interest income	(551)	(415)

Total expenses	2,559	2,801

Net income (loss)	$222	$(243)

	March 31, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$2,213	$1,017
Notes receivable	12,739	12,739
Property, plant and equipment, net	50,397	50,777
Other	—	967

Total assets	$65,349	$65,500

Liabilities—accounts payable and accrued expenses	$1,809	$1,467
Long-term debt	30,355	30,355
Members' equity	33,185	33,678

Total liabilities and members' equity	$65,349	$65,500

Members' equity consists of:
Invested capital	$35,973	$35,973
Cumulative net loss	(17)	(239)
Cumulative distributions	(2,771)	(2,056)

Members' equity	$33,185	$33,678

4. Debt

Line of Credit Agreement

        At March 31, 2005 and December 31, 2004, the Company had available unsecured lines of credit of $18,600 and ($8,600 is only available for certain letters of credit), and $-0- were outstanding, respectively. Borrowings under the line of credit accrue interest at the prime rate plus 1.00% (prime rate 5.25% at March 31, 2005 and December 31, 2004). The Company must pay a quarterly fee of 1/8% per annum on the unused amounts under the lines of credit during the quarter. Pursuant to the terms of the credit agreement, the Company must maintain certain debt service coverage ratios. The line of credit matures on May 31, 2006.

        As of March 31, 2005 and December 31, 2004, the Company has additional outstanding letters of credit totaling $3,292 with a second financial institution to secure the Company's obligations for its self-insured retention risk under its various insurance policies.

Long-term Debt

        Long-term debt consists of the following:

	March 31, 2005	December 31, 2004
Mortgage notes payable secured by two facilities bearing interest at rates of 5.75% and 6.75% payable principal and interest in monthly installments maturity dates from March 2008 and October 2009	$24,472	$24,578
$150,000 Series A and $32,000 B notes payable, secured by development properties, bearing interest at LIBOR plus 3.05% to LIBOR plus 5.60%, respectively, payable in monthly installments of interest only, with a maturity date of April 1, 2008 and 50% guaranteed by the Company(a)	182,000	179,248
Loan payable interest only monthly at prime plus 1% (5.25% at March 31, 2005) and principal payable quarterly of $500 commencing July 1, 2005 and maturing March 31, 2007	10,000	—
Mezzanine loan payable to Brookdale Senior Housing, LLC joint venture with respect to The Heritage at Gaines Ranch facility, payable to the extent of all available cash flow (as defined)	12,739	12,739

Total debt	229,211	216,565
Less current portion	1,987	1,557

Total long-term debt	$227,224	$215,008

(a)
Annually the Series A and B notes payable can be resized, as defined, to convert the Series B note to a Series A note. On the first anniversary date Series A interest rate is LIBOR plus 3.10% and Series B is LIBOR plus 6.60% increasing 1.00% annually thereafter. The notes can also be extended for two one- year terms based on meeting certain covenants. In connection with the Provident transaction the Company posted $4,000 in an interest bearing account as collateral for one construction loan maturing March 2005. Upon completion of the refinancing the collateral was released.

5. Derivative Financial Instruments

        The Company recorded the following interest rate swap and forward-starting interest rate swaps when it consolidated the developmental properties in accordance with FIN 46R on December 31, 2003.

Terminated Forward Interest Rate Swaps

        The Company had four 10-year forward interest rate swaps to fix $97,300 of future mortgage debt at 7.03% - 7.325% with a maturity date of August 2012 to March 2013. The terms of the forward interest rate swaps require the Company to pay a fixed-interest rate to the counterparties and to receive a variable rate from the counterparties. The forward interest rate swaps are included in other long-term liabilities at December 31, 2004. Included in cash and investments-restricted at December 31, 2004 were deposits of $8,004 to collateralize the Company's forward interest rate swap obligations.

        On March 30, 2005, the Company terminated the forward interest rate swaps in exchange for a payment to the counterparty of $15,807, including accrued interest of $1,742 which was funded by a $10,000 loan (note 4) and cash on deposit with the counterparty. For the three months ended March 31, 2005, the fair value of the interest rate and forward interest rate swaps liability decreased by $4,062 which is recorded as an adjustment to interest expense in the accompanying consolidated statements of operations.

Interest Rate Swaps

        The Company had one interest rate swap agreement that converts $37,320 of its floating-rate construction debt to a fixed-rate basis of 5.19% through maturity on April 1, 2005. This interest rate swap agreement was designated as a fair value hedge. The market value of the fair value hedge at March 31, 2005 and December 31, 2004 was a liability of $0 and $246, respectively, which is included in other current liabilities.

        During March 2005, the Company entered into interest rate swaps in the notional amount of $182,000 to hedge a potion of its floating rate debt and lease payments under which it pays an average fixed rate of 4.645% and receive LIBOR from the counterparty. The interest rate swaps are comprised of $145,000 seven-year swap at an average fixed rate of 4.709% and $37,000 three-year swap at a fixed rate of 4.395%. The Company posted $2,250 as collateral and is required to post additional collateral based on changes in the fair value of the swaps. The swaps are treated as cash flow hedges with unrealized gains or losses recorded as the comprehensive income. The Company is exposed to credit loss in the event of non-performance by the counterparty to an interest rate swap agreement however; it does not anticipate non-performance by the counterparty.

6. Income Taxes

        Income taxes were $0 and a benefit of $1,315 for the three months ended March 31, 2005 and 2004, respectively. A reconciliation of the benefit for income taxes to the amount computed at the U.S. federal statutory rate of 34% for March 31, 2005 and 2004 is as follows:

	2005	2004
Tax benefit at U.S. statutory rate	$1,040	$3,606
Variable interest entities (VIE's)	(1,337)	(2,463)
Valuation allowance	359	—
State taxes, net of federal income tax	(35)	196
Other, net	(27)	(24)

Total	$—	$1,315

        As disclosed in Note 2, the Company adopted FIN 46R as of December 31, 2003 and consolidated the VIE's for financial reporting purposes. For Federal and state income tax purposes, prior to the purchase of four of the VIE's on March 1, 2005, the Company was not the legal owner of the entities, and accordingly, is not entitled to receive tax benefits generated from the losses associated with these VIE's.

        At December 31, 2004 the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $21,053 and $26,773, respectively, which are available to offset future taxable income, if any, through 2024. The Company has recorded a valuation allowance due to uncertainties regarding the Company's ability to utilize these losses in the future.

7. Contingencies

        The Company is involved in various lawsuits and is subject to various claims arising in the normal course of business. In the opinion of management, although the outcomes of these suits and claims are uncertain, in the aggregate, they should not have a material adverse effect on the Company's business, financial condition and results of operations.

8. Subsequent Events

        On April 6 and 14, 2005, the Company entered into agreements with an affiliate of the majority shareholder of Fortress Brookdale to manage eight continuing care retirement communities (3,238 units). The Company is entitled to a management fee equal to 4 to 6% of gross revenues and 3% of net entrance fees.

BROOKDALE LIVING COMMUNITIES, INC.
SCHEDULE OF FACILITIES
March 31, 2005
(Unaudited)

Owned Facilities:	Date Owned, Leased, Managed or Opened	Location, State(6)	Units
Westbury Care Center	January 1, 2001	Lisle, IL	82
The Heritage at Gaines Ranch	August, 1999	Austin, TX	208
The Heritage of Southfield(2)	August 1, 1999	Southfield, MI	217
The Devonshire of Mt. Lebanon(2)	April 1, 2001	Mt. Lebanon (Pittsburgh), PA	218
The Meadows of Glen Ellyn(6)	March 1, 2000	Glen Ellyn, IL	234
The Heritage of Raleigh(6)	October 1, 2000	Raleigh, NC	219
The Hallmark, Battery Park City(3)	October 1, 2000	New York (Battery Park), NY	217
Trillium Place(6)	January, 2002	Columbus, OH	216
The Hallmark of Creve Coeur(6)	July 1, 2002	Creve Coeur (St. Louis), MO	218

		Subtotal 9 owned facilities	1,829

Leased Facilities:
Chambrel at Club Hill	May 1, 2002	Garland, TX	260
Chambrel at Island Lake	May 1, 2002	Longwood, FL	269
Chambrel at Montrose	May 1, 2002	Akron, OH	169
Chambrel at Pinecastle	May 1, 2002	Ocala, FL	161
Chambrel at Roswell	May 1, 2002	Roswell, GA	280
Chambrel at Williamsburg	May 1, 2002	Williamsburg, VA	255
The Grand Court Adrian(4)	February 1, 2001	Adrian, MI	103
The Grand Court Albuquerque(4)	February 1, 2001	Albuquerque, NM	200
The Grand Court Bristol(4)	February 1, 2001	Bristol, VA	98
The Grand Court Farmington Hills(4)	February 1, 2001	Farmington Hills, MI	164
The Grand Court Fort Myers(4)	February 1, 2001	Fort Myers, FL	185
The Grand Court Kansas City I(4)	February 1, 2001	Kansas City, MO	173
The Grand Court Overland Park(4)	February 1, 2001	Overland Park, KS	276
The Grand Court Belleville(4)	April 1, 2002	Belleville, IL	76
The Grand Court Dayton(4)	April 1, 2002	Dayton, OH	185
The Grand Court Findlay(4)	April 1, 2002	Findlay, OH	73
The Grand Court Las Vegas(4)	April 1, 2002	Las Vegas, NV	152
The Grand Court Lubbock(4)	April 1, 2002	Lubbock, TX	138
The Grand Court Springfield(4)	April 1, 2002	Springfield, OH	77
The Grand Court Tavares(4)	April 1, 2002	Tavares, FL	94
The Seasons at Glenview Place	May 13, 2004	Glenview, IL	221
The Heritage(5)	May 7, 1997	Des Plaines, IL	255
The Devonshire(5)	May 7, 1997	Lisle, IL	321
Hawthorn Lakes(5)	May 7, 1997	Vernon Hills, IL	201
Edina Park Plaza(5)	May 7, 1997	Edina, MN	209
The Willows(5)	July 1, 1999	Vernon Hills, IL	50
Woodside Terrace(1)(5)	December 22, 1998	Redwood City, CA	270
The Gables at Farmington(1)(5)	November 24, 1997	Farmington, CT	173
Kenwood of Lake View(1)(5)	March 6, 1998	Chicago, IL	263
The Atrium(1)(5)	May 12, 1998	San Jose, CA	291
Chatfield(1)(5)	July 2, 1998	West Hartford, CT	119
Berkshire of Castleton(1)(5)	September 14, 1999	Indianapolis, IN	143
Brookdale Place(1)(5)	January 26, 2001	San Marcos, CA	209
The Hallmark(1)(5)	May 7, 1997	Chicago, IL	341
The Springs of East Mesa(1)(5)	May 7, 1997	Mesa, AZ	185
The Gables at Brighton(1)(5)	May 7, 1997	Rochester, NY	102
Park Place(1)(5)	May 7, 1997	Spokane, WA	208
The Classic at West Palm Beach(1)(5)	December 18, 1997	West Palm Beach, FL	301
Brendenwood(1)(5)	December 22, 1997	Voorhees, NJ	145
Ponce de Leon(1)(5)	October 21, 1998	Santa Fe, NM	144
River Bay Club(1)(5)	January 19, 1999	Quincy, MA	282
Devonshire of Hoffman Estates(1)(5)	December 22, 1999	Hoffman Estates, IL	262

		Subtotal 42 leased facilities	8,083

		Subtotal 51 owned/leased	9,912

BROOKDALE LIVING COMMUNITIES, INC.
SCHEDULE OF FACILITIES
March 31, 2005 (Continued)
(Unaudited)

Property Name Managed Facilities:	Date Owned, Leased, Managed or Opened	Location, State(6)	Units
The Island on Lake Travis(8)	May 7, 1997	Lago Vista, TX	207
The Grand Court Novi	February 1, 2001	Novi, MI	113
The Grand Court Phoenix	February 1, 2001	Phoenix, AZ	136
The Grand Court Tampa	February 1, 2001	Tampa, FL	163
The Preserve at Palm-Aire	July 1, 2003	Pompano Beach, FL	299
Renaissance of Deerfield Beach(8)	September 1, 2003	Deerfield Beach, FL	120
Huntington Commons	December 1, 2003	Kennebunk, ME	180
Town Village Arlington	August 1, 2004	Arlington, TX	216
Town Village Birmingham	August 1, 2004	Birmingham, AL	222
Town Village Dallas	August 1, 2004	Dallas, TX	276
Town Village Fort Worth	August 1, 2004	Fort Worth, TX	213
Town Village Leawood	August 1, 2004	Leawood, KS	209
Town Village Memphis	August 1, 2004	Memphis, TN	176
Town Village Oklahoma City	August 1, 2004	Oklahoma City, OK	183
Town Village Sterling Heights	August 1, 2004	Sterling Heights, MI	222
Town Village Tulsa	August 1, 2004	Tulsa, OK	198
Cypress Village(9)	April 6, 2005	Jacksonville, FL	585
Foxwood Springs(9)	April 6, 2005	Raymore, MO	557
Patriot Heights(9)	April 6, 2005	San Antonio, TX	232
Ramsey Home(9)	April 6, 2005	Des Moines, IA	139
Robin Run(9)	April 6, 2005	Indianapolis, IN	511
Village at Skyline(9)	April 6, 2005	Colorado Springs, CO	562
Heatherwood Village(9)	April 6, 2005	Newton, KS	189
Heritage Crossing(9)	April 14, 2005	Edmond, OK	233

		Subtotal 24 managed facilities	6,371

		Total 75 operating facilities	16,283

(1)
These facilities were previously leased or managed until purchased by the Company in 2003.

(2)
These facilities are owned in a joint venture.

(3)
Consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities" at March 31, 2004.

(4)
These facilities were previously managed until leased by the Company in 2004.

(5)
These facilities were previously owned until leased by the Company in 2004.

(6)
Previously consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities" and are currently owned at March 31, 2005.

(7)
As of March 31, 2005 and April 14, 2005 the Company operates in 26 and 28 states, respectively.

(8)
During April 2005 the facilities management contracts were terminated.

(9)
During April 2005 the Company entered into management agreements with an affiliate of the majority shareholder of Fortress Brookdale.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VENTAS, INC.

VTRP MERGER SUB, LLC

AND

PROVIDENT SENIOR LIVING TRUST

DATED AS OF APRIL 12, 2005

EXHIBITS
Exhibit A	—	Delaware Certificate of Merger
Exhibit B	—	Maryland Certificate of Merger
Exhibit C	—	Form of OP Agreement
Exhibit D	—	Terms of Transition Services Agreement
Exhibit E	—	Form of Registration Rights Agreement
Exhibit F	—	Form of Sidley Austin Brown & Wood LLP REIT Opinion
Exhibit G	—	Form of Willkie Farr & Gallagher LLP REIT Opinion

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	6.6
Adverse Recommendation	9.1
Affiliate	3.12
Agreement	Preamble
AHC	3.15
AHC SPA	3.18
AHC Tax Matters Agreement	3.15
Board	3.5
Bond Documents	3.24
Bond Properties	3.24
Bonds	3.24
Business Day	1.2
Certificate	2.1
Certificate of Merger	Recitals
Class D Amendment	2.2
Closing	1.2
Closing Date	1.2
Code	2.3
Commitment	5.1
Company	Preamble
Company Affiliate Letter	6.8
Company Audited Financials	3.7
Company Common Stock	2.1
Company Disclosure Letter	3.2
Company Environmental Reports	3.11
Company Financial Adviser	3.25
Company Financial Adviser Fee	3.25
Company LP Units	3.3
Company Intellectual Property	3.20
Company Leased Properties	3.10
Company Material Adverse Effect	3.1
Company OP	Recitals
Company Organizational Documents	3.1
Company Owned Properties	3.10
Company Permit	3.6
Company Properties	3.10
Company S-11	3.7
Company Shareholder Approval	3.5
Company Shareholders Meeting	3.27
Company Subsidiaries	3.2
Company Tenant	3.10
Company Title Insurance Policy	3.10
Confidentiality Agreement	5.3
Constituent Entities	1.1
Contract	3.18
Deemed Parent Material Adverse Effect	9.1
Declaration	3.1
Defensive Measures	3.5

Delaware Certificate of Merger	Recitals
DLLCA	1.1
Effective Time	1.3
Employee Plan	3.13
Employment Agreements	4.22
Entity Law	1.1
Environmental Laws	3.11
ERISA	3.13
ERISA Affiliate	3.13
Exchange Act	3.22
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	2.1
FBA	3.15
FBA SPA	3.18
FBA Tax Matters Agreement	3.15
Financial Statement Date	3.7
GAAP	3.7
Governmental Agency	3.6
Group Member	3.13
Hazardous Substances	3.11
HMO	3.10
Indebtedness	3.18
Indemnified Parties	8.2
Insurance Policies	3.21
Intellectual Property	3.20
IRS	3.13
Knowledge	10.10
Lease	3.18
Legal Requirement	3.6
Liability	3.7
Liens	3.2
LTIP	Recitals
LTIP Units	Recitals
Maryland Certificate of Merger	Recitals
Material Contract	3.18
Maximum Termination Fee	9.3
Medicaid	3.10
Medicare	3.10
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
Microbial Matter	3.11
Multiemployer Plan	3.13
NewCo	6.10
NYSE	2.3
OP Agreement	Recitals
OP Consideration	2.2
OP Contribution	2.2
Order	3.9

Parent	Preamble
Parent Class A Units	4.4
Parent Common Stock	2.1
Parent Expense Reimbursement	9.3
Parent Material Adverse Effect	4.1
Parent OP	2.2
Parent OP Units	2.2
Parent Organizational Documents	4.1
Parent Permit	4.6
Parent SEC Documents	4.7
Parent Subsidiaries	4.3
Pension Plan	3.13
Permitted Liens	3.10
Person	3.2
PPO	3.10
Property Condition Reports	3.10
Property Lease	3.10
Property Restrictions	3.10
Property Section	3.10
Provider Agreements	3.10
Proxy Statement/Prospectus	6.1
Qualifying Income	9.3
Registration Rights Agreement	6.11
Regulation S-X	3.2
REIT	3.15
REIT Requirements	9.3
Representatives	5.3
Rule 145	6.8
S-4 Registration Statement	6.1
SEC	3.7
Securities Act	3.2
Subsidiary	3.2
Subtitle 2	3.5
Superior Acquisition Proposal	6.6
Surviving Entity	1.1
Tax Returns	3.15
Tax Matters Agreements	3.15
Tax Protection Agreements	3.15
Taxes	3.15
Tenant Deliveries	3.10
Tenant Permits	3.10
Termination Date	9.1
Termination Fee	9.3
Termination Fee Tax Opinion	9.3
Title 8	1.1
Title IV Plan	3.13
Transfer	6.6
Transfer and Gains Taxes	6.7
Transition Services Agreement	6.10
Welfare Plan	3.13

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 12, 2005 by and among VENTAS, INC., a Delaware corporation ("Parent"), VTRP MERGER SUB, LLC, a Delaware limited liability company and a subsidiary of Parent ("Merger Sub"), and PROVIDENT SENIOR LIVING TRUST, a Maryland real estate investment trust (the "Company").

R E C I T A L S:

        WHEREAS, the board of directors of Parent and the board of trustees of the Company deem it advisable and in the best interests of their respective equityholders for Parent and the Company to combine their businesses by the merger of the Company with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, immediately prior to the Merger, Merger Sub and the Company shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Delaware Certificate of Merger") and shall file such certificate in accordance with Delaware law to effectuate the Merger;

        WHEREAS, immediately prior to the Merger, Merger Sub and the Company shall execute Articles of Merger in substantially the form attached hereto as Exhibit B (the "Maryland Certificate of Merger" and, together with the Delaware Certificate of Merger, the "Certificate of Merger") and shall file such articles in accordance with Maryland law to effectuate the Merger;

        WHEREAS all the holders of an aggregate of 430,250 common units of limited partner interests (together with any units issued after the date hereof in accordance with Section 2.2(c), the "LTIP Units") in PSLT OP, L.P., a Delaware limited partnership ("Company OP"), issued pursuant to the Company's long term incentive plan (the "LTIP") have entered into an agreement with Parent in the form attached hereto as Exhibit C (each, an "OP Agreement"), pursuant to which such holders have agreed to contribute their LTIP Units to Parent OP (as defined below) in exchange for the OP Consideration (as defined below) in accordance with Section 2.2; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the "DLLCA") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8" and, together with the DLLCA, "Entity Law"), at the Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub as the surviving entity (the "Surviving Entity") and a wholly-owned subsidiary of Parent. Merger Sub and the Company are collectively referred to as the "Constituent Entities." If immediately prior to the Closing Date the cash component of the Merger Consideration (as defined below) is 55% or more of the Merger Consideration (determined by taking into account the value as of the day immediately prior to the Closing Date (as defined below) of the shares of Parent Common Stock (as defined below) to be issued in the Merger), then, at the sole election of Parent, the Merger shall for purposes of this Agreement be a merger of Merger Sub with and into the Company with the Company as the Surviving Entity.

        Section 1.2.    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern Time, on the first Business Day after satisfaction or waiver of all the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another time and date are agreed to in writing by the parties hereto (the "Closing Date"). The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto. "Business Day" shall mean any day, other than a Saturday, Sunday or other day on which banks are required or permitted to close in the City and State of New York.

        Section 1.3.    Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, Merger Sub and the Company shall file the Certificate of Merger in accordance with Entity Law, and shall make any other filings and recordings required under Entity Law. The Merger shall become effective (the "Effective Time") on the Closing Date at such time as the Certificate of Merger is accepted for record in accordance with Entity Law (or at such later date and time as may be specified in the Certificate of Merger). The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of Entity Law. Without limiting the generality of the foregoing and subject to the terms of this Agreement, at the Effective Time, all the respective properties, rights, privileges, powers and franchises of the Constituent Entities shall vest in the Surviving Entity, and all debts, liabilities and duties of the Constituent Entities shall become the debts, liabilities and duties of the Surviving Entity. At the Effective Time, Parent shall cause Parent OP to issue the OP Consideration as provided in Section 2.2.

        Section 1.4.    Constituent Documents.    The constituent documents of Merger Sub in effect at the Effective Time shall be the constituent documents of the Surviving Entity.

        Section 1.5.    Officers and Managers.

        (a)   The officers of Merger Sub at the Effective Time shall become the initial officers of the Surviving Entity as of the Effective Time, to hold office in accordance with the constituent documents of the Surviving Entity until their successors are duly appointed and qualified or until their earlier death, resignation or removal.

        (b)   The managers of Merger Sub at the Effective Time shall become the initial managers of the Surviving Entity as of the Effective Time, to hold office in accordance with the constituent documents of the Surviving Entity until their successors are duly elected and qualified or until their earlier death, resignation or removal.

        Section 1.6.    Status of Merger Sub.    At the option of Parent, Merger Sub may be a limited liability company that is owned by Parent or one or more subsidiaries of Parent, so long as (i) Merger Sub is a "disregarded entity" within the meaning of Treasury Regulation Section 1.368-2T(b)(1)(i)(A) not treated as separate from Parent, or (ii) Merger Sub is a "disregarded entity" within the meaning of Treasury Regulation Section 1.368-2T(b)(1)(i)(A) not treated as separate from a corporation under the "control" of Parent (within the meaning of Section 368(c) of the Code (as defined below)).

ARTICLE II.

MERGER CONSIDERATION;
CONVERSION OF SHARES;
OP CONSIDERATION

        Section 2.1.    Effect of Merger on Equity.    At the Effective Time by virtue of the Merger and without any action on the part of the Constituent Entities or the holders of any limited liability company interests or shares of beneficial interest of the Constituent Entities:

        (a)    Membership Interests of Merger Sub.    The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as validly issued membership interests of the Surviving Entity after the Effective Time.

        (b)    Treatment of Certain Company Common Stock.    Each common share of beneficial interest in the Company, $.001 par value per share (the "Company Common Stock"), if any, that is owned by the Company as treasury stock, by any Company Subsidiary (as defined below) or by Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

        (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive (i) 0.4951 shares of common stock, $.25 par value per share, of Parent ("Parent Common Stock") and (ii) an amount in cash equal to $7.81, without interest. The consideration in clauses (i) and (ii) above and any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(h) are referred to collectively as the "Merger Consideration." Except for the issuance of up to an additional 331,250 LTIP Units in accordance with Section 2.2(c) or shares of Company Common Stock upon conversion of LTIP Units, the Company shall not, and shall cause Company OP not to, issue any additional shares of Company Common Stock, Company LP Units or LTIP Units, or options or other rights to acquire shares of Company Common Stock, Company LP Units or LTIP Units, or securities convertible into or exchangeable for, shares of Company Common Stock, Company LP Units or LTIP Units.

        (d)    Termination of Rights of Company Common Stock.    As of the Effective Time all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.4, without interest. After the Effective Time, all Certificates presented to the Surviving Entity or the Exchange Agent shall be canceled and exchanged as provided in this Article II.

        (e)    Stock Splits, Etc.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, then the Merger Consideration issuable or payable to the holders of Company Common Stock shall be adjusted accordingly, without duplication, to provide the holders of Company Common Stock the same economic consideration as contemplated by this Agreement prior to such event.

        Section 2.2.    Operating Partnership Contribution.

        (a)    Exchange of LTIP Units.    Each holder of a LTIP Unit issued and outstanding immediately prior to the Effective Time shall have the right (the "OP Contribution") to contribute each LTIP Unit held by such holder immediately prior to the Effective Time to ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("Parent OP"), in exchange for 0.8022 units of a new class of limited partnership interest in Parent OP (a "Parent OP Unit") to be created by Parent OP prior to the Effective Time having the terms set forth in such holder's OP Agreement (the "OP Consideration") pursuant to and in accordance with this Agreement and such holder's OP Agreement.

        (b)    Unit Splits, Etc.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Parent OP Units, Parent Common Stock or LTIP Units shall have been changed into a different number of shares or units or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or units or readjustment, the OP Consideration issuable to the holders of LTIP Units shall be adjusted accordingly, without duplication, to provide the holders of LTIP Units the same economic consideration as contemplated by this Agreement prior to such event.

        (c)    Parent OP and Company OP Action.    Parent and the Company shall take, and shall cause Parent OP and Company OP to take, all action necessary in order for the holders of any vested or unvested LTIP Units to participate in the OP Contribution and to exchange all of their LTIP Units (whether vested or unvested) for the OP Consideration, including executing an amendment to the Parent OP limited partnership agreement creating the OP Consideration with the specific terms set forth in the OP Agreements in a form mutually satisfactory to Parent and the Company (the "Class D Amendment"). The parties hereto agree that the Company and Company OP may issue to its officers and employees up to an additional 331,250 LTIP Units prior to the Effective Time which units shall be converted into shares of Company Common Stock immediately prior to the Effective Time. Parent shall cause Parent OP to take all necessary action to reflect on its books and records the issuance of the OP Consideration to each holder of an LTIP Unit who elects to receive OP Consideration.

        (d)    Delivery of Proxy Statement/Prospectus.    Parent and the Company shall mail the Proxy Statement/Prospectus (as defined below) to each holder of a LTIP Unit at the same time that the Proxy Statement/Prospectus is mailed to the holders of Company Common Stock.

        Section 2.3.    Exchange of Company Common Stock.

        (a)    Exchange Agent.    Prior to the Effective Time, Parent shall select U.S. Bank National Association or another bank or trust company reasonably acceptable to the Company to act as exchange and paying agent (the "Exchange Agent") for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deliver to the Exchange Agent certificates representing Parent Common Stock and cash sufficient to pay the Merger Consideration pursuant to this Article II (such Parent Common Stock and cash being hereinafter referred to as the "Exchange Fund"), it being understood that any and all interest earned on funds made available to the Exchange Agent pursuant to this Agreement shall be for the account of and paid to Parent.

        (b)    Exchange Procedures for Holders of Company Common Stock.

          (i)    Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to receive (x) a certificate or certificates representing the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, (y) the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and (z) the right to receive any other distribution paid with respect to shares of Company Common Stock prior to the Effective Time, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate that prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company or the Surviving Entity of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration. No dividends on Parent Common Stock that have been declared with a record date after the Effective Time will be remitted to any holder of Company Common Stock entitled to receive Parent Common Stock under this Agreement until such holder surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such holder, without interest.

          (ii)   Appropriate transmittal materials in a form satisfactory to Parent and the Company (including a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) and certain tax forms related to tax withholding shall be mailed as soon as practicable after the Effective Time to each holder of Company Common Stock. Parent shall not be obligated to deliver cash and/or a certificate or certificates representing Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required by Parent or the Exchange Agent. If any certificates evidencing Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Parent or the Exchange Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Entity with respect to such Certificate or ownership thereof.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration; provided, however, that Parent may cause the Surviving Entity to pay any such claim for the cash portion of the Merger Consideration.

        (e)    No Liability.    None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Agency (as defined below)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

        (f)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis in overnight bank deposits, bankers' acceptances or other deposits available for withdrawal on demand at any commercial bank that is a member of the Federal Reserve System having combined capital and surplus of not less than $500 million. Any interest and other income resulting from such investments shall be paid to Parent.

        (g)    Withholding Rights.    Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or LTIP Units pursuant to this Agreement such amounts as Parent, the Surviving Entity or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or LTIP Units in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent.

        (h)    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional share of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Company Common Stock delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the average per share closing price of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Transactions reporting system (as published in The Wall Street Journal or, if not published therein, in another authoritative source mutually selected by the Company and Parent) for the 10 trading days ending two days prior to the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share other than as provided in the preceding sentence.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1.    Organization, Standing and Power of the Company.

        (a)   The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite trust power and authority to carry on its business as it is now being conducted.

        (b)   The Company is duly qualified to do business as a foreign trust and is in good standing as a foreign trust in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

        (c)   As used in this Agreement, a "Company Material Adverse Effect" shall mean any event, circumstance or development (i) that has or is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations, cash flow, liabilities or operations of the Company and the Company Subsidiaries (as defined below), taken as a whole, or (ii) that prevents or materially adversely affects the ability of the Company to perform its obligations hereunder or consummate the Merger; excluding, however, any adverse effect arising from (x) changes in (A) prevailing national or regional financial or economic conditions in the United States, including in capital or financial markets and prevailing interest rates or interest rate spreads, but only to the extent such changes have a comparable effect on the Company and the Company Subsidiaries as on other companies in the Company's industry generally, (B) Legal Requirements or (C) GAAP (as defined below), (y) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices, or upon any military installation, equipment or personnel of the United States, or (z) the announcement or pendency of the Merger and the other transactions contemplated by this Agreement including any expenses incurred in connection herewith.

        (d)   The Company has delivered or made available to Parent complete and correct copies of its Amended and Restated Declaration of Trust (including all Articles supplementary thereto) (the "Declaration") and Bylaws (together with the Declaration, the "Company Organizational Documents").

        Section 3.2.    The Company Subsidiaries.

        (a)   Section 3.2(a) of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter") sets forth (i) each Subsidiary (as defined below) of the Company (the "Company Subsidiaries"), (ii) the legal form of each Company Subsidiary, including the state of formation, (iii) each jurisdiction in which each Company Subsidiary is qualified to do business as a foreign corporation, limited liability company or partnership, as applicable, (iv) each assumed name, if any, under which each Company Subsidiary conducts business in any jurisdiction and (v) the ownership interest therein of the Company, if not directly or indirectly wholly-owned by the Company, and the identity and the class and number of ownership interest of other owners of such Company Subsidiary. Except as set forth on Section 3.2(a) of the Company Disclosure Letter, each Company Subsidiary is wholly owned, directly or indirectly, by the Company. As used in this Agreement: "Subsidiary" of any Person means (x) any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) either (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly, through one or more intermediaries, or (C) directly or indirectly through Subsidiaries owns more than 50% of the equity interests, and (y) any "subsidiary" as such term is defined in Section 1-02(x) of Regulation S-X ("Regulation S-X") promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity, including any Governmental Agency (as defined below).

        (b)   Except as set forth on Section 3.2(b) of the Company Disclosure Letter, (i) all of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by another Company Subsidiary, and (C) owned free and clear of any charge, claim, lien, option, pledge, security interest, mortgage, deed of trust, deed to secure debt, right of first refusal, or other encumbrance or restriction of any kind (collectively, "Liens"), and (ii) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust have been validly issued and are (A) except as set forth on Section 3.2(a) of the Company Disclosure Letter, owned by the Company or by another Company Subsidiary and (B) owned free and clear of any Lien. Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite corporate, limited liability company or partnership power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or partnership and, except as set forth in Section 3.2(b) of the Company Disclosure Letter, is in good standing as such in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c)   Complete and correct copies of the Articles of Incorporation, By-Laws, partnership agreements, joint venture agreements and operating agreements or similar organizational documents of each Company Subsidiary, as amended to the date hereof, have been previously delivered or made available to Parent.

        Section 3.3.    Capital Structure.

        (a)   As of the date hereof, the authorized shares of beneficial interest of the Company consist of 250,000,000 shares of Company Common Stock, of which 29,266,667 shares are issued and outstanding, and 100,000,000 preferred shares of beneficial interest, $.001 par value per share, of which none are issued and outstanding. On the date hereof, except as set forth in this Section 3.3 or Section 3.3(a) of the Company Disclosure Letter, no shares of Company Common Stock or other voting or equity securities of the Company are issued, reserved for issuance or outstanding.

        (b)   All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company, or assets of any other entities, exchangeable into Company Common Stock or having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote.

        (c)   Except for 761,500 LTIP Units issued under the LTIP (including up to an additional 331,250 LTIP Units that the Company may issue prior to the Effective Time), the grantee and number of LTIP Units of which are listed on Section 3.3(c) of the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (including distribution equivalent rights or phantom or other share awards) to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, capital stock, voting securities, partnership interests or other ownership interests or awards in respect of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

        (d)   All dividends or distributions on the Company Common Stock which have been authorized or declared prior to the date hereof have been paid in full, other than the Company's 2005 first quarter dividend which shall be paid prior to the Effective Time.

        (e)   As of the date hereof, the issued and outstanding partnership interests of Company OP consist of (A) 292,667 common units of general partner interest in Company OP, (B) 28,974,000 common units of limited partner interest in Company OP (the "Company LP Units") and (C) 430,250 LTIP Units, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and any capital contributions required to be made by the holders thereof have been made. The Company is the sole member of PSLT GP, LLC, a Delaware limited liability company, which is the sole general partner of Company OP and, as of the date hereof, holds all of the Company LP Units. Each LTIP Unit may, under certain circumstances and subject to certain conditions set forth in Company OP's partnership agreement, be converted into Company Common Stock on a one-for-one basis. As of the date hereof, no notice has been received by the Company or Company OP of the exercise of any of the rights set forth in this Section 3.3(e).

        Section 3.4.    Other Interests.    Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities and Subsidiaries).

        Section 3.5.    Authority; Board Action.

        (a)   The Company has the requisite trust power and authority to enter into this Agreement and, subject to the affirmative vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon to approve the Merger (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

        (b)   The board of trustees (the "Board") of the Company (at a meeting duly called and held) has by the unanimous vote of all trustees present: (i) determined that the Merger is advisable and fair and in the best interests of the Company and the Company's shareholders, (ii) approved the Merger in accordance with the provisions of Section 8-501.1(d) of Title 8, (iii) recommended the approval of the Merger by the holders of Company Common Stock, (iv) directed that the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders Meeting even if the Board later withdraws its recommendation, as authorized by Section 8-501.1(f) of Title 8, and (v) taken all necessary steps (if any are required) to render the following (the "Defensive Measures") inapplicable to the Merger and the transactions contemplated by this Agreement: (A) the Maryland Business Combination Act, the Maryland Control Share Acquisition Act, and Subtitle 8 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland; (B) any appraisal rights under Subtitle 2 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland ("Subtitle 2"); and (C) except for the reverse merger transaction contemplated by Section 1.1 hereto, any ownership limit in the Company Organizational Documents.

        (c)   After giving effect to the action of the Board, no Defensive Measure is applicable to the Merger or the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States is, to the Knowledge of the Company, applicable to the Merger or the transactions contemplated by this Agreement.

        Section 3.6.    No Conflict or Violation; Consents.

        (a)   Except (i) as disclosed on Section 3.6(a) of the Company Disclosure Letter and (ii) for (A) the filing and acceptance for record of the Certificate of Merger as required by applicable Entity Law and (B) such filings and payments of such amounts as may be required in connection with the payment of any transfer and gains taxes, and assuming the Company Shareholder Approval is duly and timely obtained, neither the execution and delivery of this Agreement by the Company nor the consummation or performance by the Company of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

          (i)    contravene, conflict with, or result in a violation of any provision of the Company Organizational Documents or the comparable charter or organizational documents of any Company Subsidiary;

          (ii)   assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with or result in a violation of any constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, treaty, judgment, decree or order ("Legal Requirement") of (A) any federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (B) any governmental agency, authority, board, bureau, commission, department or instrumentality, (C) any court or administrative tribunal, (D) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (E) any arbitration tribunal or other non-governmental authority with applicable jurisdiction (each entity in clauses (A)-(E), a "Governmental Agency");

          (iii)  assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with, result in a violation of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement with respect to the Company, any Company Subsidiary, or any of their respective operations or assets, including certificates of occupancy and certificates of need, if any, for the Company Properties (as defined below) (a "Company Permit");

          (iv)  cause the Company, Parent or Merger Sub to become subject to, or to become liable for the payment of, any Tax (as defined below);

          (v)   cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Agency, except as provided by applicable Legal Requirements;

          (vi)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract (as defined below) of the Company or any Company Subsidiary; or

          (vii)  result in the imposition or creation of any Lien (other than a Permitted Lien (as defined below)) upon or with respect to any of the assets owned or used by the Company or any Company Subsidiary;

        except as to clauses (ii), (iii), (iv), (v) and (vi) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   Except (i) as disclosed on Section 3.6(b) of the Company Disclosure Letter and (ii) for (A) the filing and acceptance for record of the Certificate of Merger as required by applicable Entity Law, (B) such filings and payments of such amounts as may be required in connection with the payment of any transfer and gains taxes and (C) the Company Shareholder Approval, no consent, approval, order or authorization of, or registration, declaration, filing with, notice to, or permit from, any Governmental Agency or any other Person, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, other than such consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.7.    SEC Documents; Financial Statements; Undisclosed Liabilities.

        (a)   Neither the Company nor any Company Subsidiary is required to file any reports or other documents with the U.S. Securities and Exchange Commission (the "SEC").

        (b)   The Company has filed Amendment No. 4 to the Registration Statement on Form S-11 (the "Company S-11") with the SEC. As of its filing date, the Company S-11: (i) complied in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable thereto; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not misleading.

        (c)   The consolidated financial statements of the Company included in the Company S-11 complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The pro forma financial statements included in the Company S-11 comply with the requirements of Regulation S-X and the assumptions used in the preparation of the pro forma financial statements included in the Company S-11 are reasonable and the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and have been properly applied to the historical amounts in the compilation of those statements. The Company has delivered or made available to Parent complete and correct copies of (i) all management representation letters delivered by the Company or its management to the Company's auditors in connection with the audit of the Company's 2004 financial statements and (ii) all correspondence with the SEC.

        (d)   The Company has no Company Subsidiaries that are not consolidated for accounting purposes.

        (e)   Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (collectively, "Liabilities"), whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, that are material, other than liabilities to the extent (i) reserved for or reflected on the Company's audited balance sheet as of December 31, 2004 (the "Financial Statement Date") delivered or made available to Parent (the "Company Audited Financials"), (ii) incurred in the ordinary course of business after the Financial Statement Date which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (iii) relating to performance obligations under Contracts (as defined below) in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a regularly prepared balance sheet, or (iv) such other Liabilities as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.8.    Absence of Certain Changes or Events.    Except as disclosed on Section 3.8 of the Company Disclosure Letter or in the Company S-11, between the Financial Statement Date and the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course and (b) there has not been (i) any Company Material Adverse Effect or (ii) any action which would have constituted a breach of Section 5.1 if such Section 5.1 had applied since the Financial Statement Date.

        Section 3.9.    Litigation.    As of the date of this Agreement, except as set forth in Section 3.9 of the Company Disclosure Letter, (a) there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary involving, affecting or relating to any assets, properties or operations of the Company or any Company Subsidiary or the transactions contemplated by this Agreement and (b) neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order (an "Order") of any Governmental Agency or arbitrator, which in each case would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.10.    Properties; Tenant Matters.

        (a)   Section 3.10(a) of the Company Disclosure Letter identifies (i) all real property owned by the Company or the Company Subsidiaries (the "Company Owned Properties"), and (ii) all real property leased by the Company or the Company Subsidiaries as lessee or sublessee (the "Company Leased Properties" and, together with the Company Owned Properties, the "Company Properties"), in each case to the extent not listed in the Company S-11. The "Our Properties" section (the "Property Section") of the Company S-11 and Section 3.10(a) of the Company Disclosure Letter identify each of the Company Properties and the type of ownership or leasehold interest therein. There are no real properties for which the Company or the Company Subsidiaries has a Contract to buy or lease at some future date. Except as provided on Section 3.10(a) of the Company Disclosure Letter, the Company or a Company Subsidiary owns fee simple title to each of the Company Owned Properties and has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, encumbrances, written agreements, laws, ordinances and regulations affecting improvements, use or occupancy or reservations of an interest in title (collectively, "Property Restrictions") and other Liens, except for the following (collectively, the "Permitted Liens"): (i) Property Restrictions imposed or promulgated by Legal Requirements with respect to real property and improvements, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (ii) Liens and Property Restrictions that are disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), (iii) mechanics', carriers', workmen's, repairmen's and similar Liens incurred in the ordinary course of business and which (x) are not yet due and payable, (y) are duly budgeted to be paid and (z) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, (v) any current Liens for indebtedness relating to the Company Properties set forth in Section 3.10(a) of the Company Disclosure Letter; and (vi) each Lease of a Company Property identified in the Property Section under which the Company or a Company Subsidiary is the lessor or sublessor to a tenant which operates a senior independent or assisted living facility on the applicable Company Property (each, a "Property Lease") and (vii) agreements to which neither the Company nor any Company Subsidiary is a party that do not affect use or occupancy of the Company Properties in any material respect or are otherwise not material. Each Company Permit or other agreement, easement or right (such agreement shall be included as a Material Contract (as defined below)) which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has been obtained and is in full force and effect except to the extent that failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   None of the Company Properties is under development as of the date hereof.

        (c)   A true and correct copy of each policy of title insurance for the Company Properties (each a "Company Title Insurance Policy") in the Company's possession or control has been previously delivered or made available to Parent. The Company Title Insurance Policies for the Company Properties leased to ALS Properties Tenant I, LLC have been issued insuring the Company's or the applicable Company Subsidiary's fee simple title to the applicable Company Owned Properties or leasehold interests in the applicable Company Leased Properties in amounts at least equal to the existing indebtedness allocable to the respective applicable Company Owned Properties or Company Leased Properties, and the Company Title Insurance Policies are, at the date hereof, valid, in full force and effect and no claim has been made by the Company or any Company Subsidiary against any such policy. A true and correct copy of each back-up document referred to in each Company Title Insurance Policy for the Company Properties, which are in the Company's possession or control, has been previously delivered or made available to Parent. A complete and correct copy of each such survey for the Company Properties, which are in the Company's possession or control, has been previously delivered or made available to Parent.

        (d)   Except as set forth in the property condition reports that have been delivered or made available to Parent (the "Property Condition Reports") or as set forth on Section 3.10(d) of the Company Disclosure Letter, the Company has no Knowledge: (i) of any material structural defects relating to any Company Property which costs more than $500,000 to repair; (ii) of any Company Property whose building systems are not in working order in any material respect and costs more than $500,000 to repair; (iii) of any physical damage to any Company Property in excess of $500,000 for which there is no insurance in effect covering the cost of the restoration; (iv) of any current renovation or uninsured restoration to any Company Property the cost of which exceeds $1,000,000; or (v) of items referred to in this Section 3.10(d) (without giving effect to the dollar thresholds set forth therein) which aggregate for the Company and the Company Subsidiaries more than $1,000,000. All of the matters set forth on Section 3.10(d) of the Company Disclosure Letter are the responsibility of the Company Tenants.

        (e)   Except as set forth on Section 3.10(e) of the Company Disclosure Letter, none of the Company nor any of the Company Subsidiaries has received any written notice nor has Knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar Legal Requirement is or will be violated in any material respect for any property by the existence, continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

        (f)    There are no management agreements applicable to the Company Properties and any subleases with operators that have not been previously delivered or made available to Parent.

        (g)   The Property Section lists each Company Property that is subject to a Property Lease. No Person occupies any portion of the Company Properties except pursuant to a Property Lease and no Property Lease has been assigned or sublet except for subleases of de minimis space and economic significance. All information set forth in the Property Section is true, correct and complete as of the date hereof. The Company has delivered or made available to Parent true, correct and complete copies of all Property Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report made available to Parent, none of the Company or any Company Subsidiary, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default under any Property Lease or but for the passage of time or giving of notice (or both) would be in default and neither the Company nor any Company Subsidiary has received or issued any written notice of any default under any Property Lease. No tenant under any Property Lease (a "Company Tenant") has been promised or given a loan by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any advance payment of rent (other than for the current month) on account of any of the Property Leases except as shown on Section 3.10(g) of the Company Disclosure Letter. The financial statements described in Section 3.10(g) of the Company Disclosure Letter disclose the amount of security deposits of the Company Tenants held by the Company. Except as set forth on Section 3.10(g) of the Company Disclosure Letter, no Company Tenant is currently contesting or has successfully contested amounts due under any Property Lease as additional rent or otherwise.

        (h)   All material work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Agency in connection with a site approval, zoning reclassification or other similar action relating to any of the Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) are the responsibility of the applicable Company Tenant and have been performed, paid or taken, as the case may be, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements. All material work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any Property Lease are the responsibility of the applicable Company Tenant and have been performed, paid or taken, as the case may be, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such Property Leases.

        (i)    Except as set forth on Section 3.10(i) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments.

        (j)    The Company or a Company Subsidiary has good title to all of its material personal property, free and clear of all Liens, except for Liens that are immaterial and encumbrances which do not materially detract from the value of such property.

        (k)   To the Company's Knowledge, except as set forth on Section 3.10(k) of the Company Disclosure Letter, each Company Tenant under any lease of any Company Property that is operated by the tenant under the applicable Property Lease is operating the applicable Company Property pursuant to and in compliance with all Legal Requirements, permits, licenses, regulatory approvals, certificates of public need, accreditations and comparable authorizations from all applicable Governmental Agencies necessary or advisable for the use, operation and maintenance of the applicable Company Property (collectively, "Tenant Permits"). To the Company's Knowledge, no Company Tenant under a Property Lease is the subject of any investigation, proceeding or examination by any Government Agency concerning an actual or alleged violation of any Legal Requirement or Tenant Permit or any provider agreement held by or issued to any Company Tenant or any Company Property under which such Company Tenant is eligible to receive payment under Title XVIII of the Social Security Act ("Medicare"), Title XIX of the Social Security Act ("Medicaid") or any other third party payor programs of any Governmental Agency or any private or quasi-private healthcare reimbursement or private payor programs (including so-called "HMO" and "PPO" programs) or any other agreement, arrangement, program or understanding with any Governmental Agency or private organization pursuant to which such Company Tenant or such Company Property qualifies for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident (collectively, "Provider Agreements"). No Company Tenant or operator of any Company Property is required to obtain licensure approval from any Governmental Agency in connection with the Merger.

        (l)    The Company has delivered or made available to Parent correct and complete copies of (i) all reports, financial statements, correspondence, evidence of insurance, and all other deliveries made within the 12 months prior to this Agreement by a Company Tenant to the Company or any Company Subsidiary in connection with a Property Lease and (ii) all other material reports, financial statements, correspondence, evidence of insurance, and all other deliveries made by a Company Tenant to the Company or any Company Subsidiary within the 12 months prior to this Agreement, whether or not the same were required to be delivered pursuant to the applicable Property Lease, including, monthly financial statements and other reports, materials and information concerning each such Company Tenant's business operations and compliance with Legal Requirements, Tenant Permits and Provider Agreements, including, but not limited to, Medicare and Medicaid cost reports, and all correspondence relating thereto or to the applicable Company Property (the items referred to in clauses (i) and (ii) are referred to collectively as "Tenant Deliveries"); provided, however, that any and all financial, regulatory or legal items shall be deemed for purposes of this sentence to be material. To the Company's Knowledge, no Tenant Delivery, including financial information, delivered to the Company prior to the date hereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        Section 3.11.    Environmental Matters.

        (a)   The Company has delivered or made available to Parent correct and complete copies of all material environmental documents (which material environmental documents include all versions of environmental investigations and testing or analysis, including with respect to Microbial Matter) made by or on behalf of the Company, with respect to the Company and the Company Subsidiaries, their past and present operations, and the Company Properties in the possession or control of the Company or any Company Subsidiary (the "Company Environmental Reports"). With respect to each Company Property (which for purposes of this Section 3.11 shall include all real property formerly owned, operated or leased by the Company or a Company Subsidiary during the period of such ownership, operation or lease, provided that the representations concerning such real property prior to the period of such ownership, operation or lease shall be limited to the Knowledge of the Company), except as set forth in the Company Environmental Reports or Property Condition Reports, to the Company's Knowledge with respect to the Company Properties prior to the acquisition of such Company Properties by the Company, (i) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated or processed on or about any Company Property by any Person except in compliance with Environmental Law (as defined below) and in the ordinary course of business; (ii) there has been no release or threatened release of any Hazardous Substance on, in, under, or from any Company Property which requires any disclosure, investigation, remediation, monitoring, maintenance, abatement or deed or use restriction, or which will give rise to any other material Liability or material diminution in value under any Environmental Laws; (iii) neither the Company nor any Company Subsidiary has arranged for the disposal of any Hazardous Substance at, or transported any Hazardous Substance to, any site for which the Company or any Company Subsidiary is or may be liable under Environmental Laws in any material respect; (iv) the Company Property and the business conducted thereon are, and, to the Company's Knowledge, have been, in material compliance with all Environmental Laws and the Company and the Company Subsidiaries have obtained, and are and, to the Company's Knowledge, have been in compliance with, all permits required by Environmental Laws for the business there conducted, its operations, and the Company Properties; (v) neither the Company nor any Company Subsidiary has received any notice of material violation or potential material Liability under any Environmental Laws from any Person or any Governmental Agency inquiry, request for information, or demand letter under any Environmental Law relating to operations or Company Properties, nor is the Company or any Company Subsidiary subject to any material Orders, agreements or settlements under Environmental Laws, nor are there any material administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Company's Knowledge, threatened against the Company under any Environmental Law; (vi) no Lien exists, or has been or is reasonably expected to be recorded on any Company Property by any Governmental Agency under any Environmental Law (other than any Permitted Lien); (vii) none of the Company Properties contain or contained any wetlands, underground storage tanks (active, inactive or abandoned), endangered species or friable asbestos or friable asbestos-containing materials; (viii) the transactions contemplated by this Agreement are not subject to and will not trigger any requirement under Environmental Law for the Company or any Company Subsidiary to provide notice to a Governmental Agency of the transaction or conduct any environmental investigation and/or remediation of the Company Properties prior to the Effective Time; and (ix) there have been no complaints received by the Company or any Company Subsidiary relating to air quality or Microbial Matter (as defined below) at any Company Property; there have been no material incidents of water damage at any Company Property or visual evidence of material Microbial Matter in any material structure or system at any Company Property; to the Company's Knowledge, except as may be specifically set forth in the Property Condition Reports, there have been no indications of material improper design or construction of any material structure at any Company Property or any material system contained therein that has led or could reasonably be expected to lead to the growth of material Microbial Matter; there is no pending, or to the Company's

Knowledge, threatened material claim, investigation or proceeding pending against the Company or any Company Subsidiary, or with respect to any Company Property, relating to Microbial Matter.

        (b)   For the purposes of this Agreement, "Environmental Laws" shall mean any Legal Requirement relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into the ambient environment; (ii) the treatment, storage, disposal, manufacture, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) pollution or the protection of human health, the environment or natural resources.

        (c)   For the purposes of this Agreement, "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials potentially harmful to human health, the environment or natural resources or otherwise regulated or defined or designated as hazardous, extremely hazardous or toxic pursuant to any Environmental Law, including:

          (i)    all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Clean Water Act, 33 U.S.C. Section 1251 et. seq., the Clean Air Act, 42 U.S.C. Section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. Section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et. seq., the Atomic Energy Act, 42 U.S.C. Section 22011 et. seq., and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et. seq.;

          (ii)   petroleum and petroleum products including crude oil and any fractions thereof;

          (iii)  natural gas, synthetic gas, and any mixtures thereof; and

          (iv)  radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls, asbestos and asbestos-containing materials and Microbial Matter.

        (d)   For the purposes of this Agreement, "Microbial Matter" shall mean all fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

        Section 3.12.    Related Party Transactions.    Except as set forth on Section 3.12 of the Company Disclosure Letter, there is no Contract entered into by the Company or any Company Subsidiary under which continuing obligations exist with any Person who is an officer, trustee (or person occupying a similar position in any other entity) or Affiliate (as defined below) of the Company or any of the Company Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Complete and correct copies of all written Contracts listed on Section 3.12 of the Company Disclosure Letter have been provided or made available to Parent. As used in this Agreement, the term "Affiliate" shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act.

        Section 3.13.    Employee Benefits.    As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including any pension plan ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA"), and any welfare plan ("Welfare Plan") as defined in Section 3(1)

of ERISA), whether any of the foregoing is funded, insured or self-funded, written or oral, that is sponsored or maintained by the Company or the Company Subsidiaries (each a "Group Member") and covering any Group Member's employees (or their beneficiaries). Each Employee Plan is listed on Section 3.13(a) of the Company Disclosure Letter.

        (a)   Each Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirement governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with ERISA, the Code and all such other applicable Legal Requirements, and in accordance with its terms. Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the trust associated with such Pension Plan is tax-exempt under Section 501(a) of the Code and no event has occurred that would jeopardize the qualified status of any such plan or the tax-exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Agency with respect to any Employee Plan have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event that would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan.

          (i)    all contributions and payments with respect to Employee Plans that are required to be made by a Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

          (ii)   with respect to each such Employee Plan, to the extent applicable, the Company has previously delivered or made available to Parent true and complete copies of (A) plan documents, or any and all other material documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (C) the most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

        (b)   With respect to each Employee Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA. No Group Member has any Liability under any Welfare Plan that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 et seq. of ERISA, or under any other applicable Legal Requirement.

        (c)   None of the Employee Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"). None of the Group Members or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with any Group Member under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that would be expected to result in any such Liability to any Group Member or ERISA Affiliate.

        (d)   None of the Employee Plans is a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA ("Title IV Plan"), and no Group Member or ERISA Affiliate has ever maintained a Title IV Plan or a plan subject to Section 412 of the Code. No Liability under Title IV of ERISA has been or is expected to be incurred by any Group Member or ERISA Affiliate.

        (e)   Except as disclosed on Section 3.13(e) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or any of its Subsidiaries of any "excess parachute payments" within the meaning of Section 280G of the Code.

        (f)    No current Group Member could reasonably be expected to have any material liability with respect to any Employee Plan previously sponsored or maintained by such Group Member.

        Section 3.14.    Employee Matters.

        (a)   The Company has provided or made available to Parent the employee handbooks of the Company and each of the Company Subsidiaries currently in effect. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company's or the Company Subsidiaries' employees. To the Knowledge of the Company there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

        (b)   Except as described on Section 3.14(b) of the Company Disclosure Letter, there is no employment or severance contract, or other agreement requiring cash or non-cash payments, cancellation of indebtedness or other obligation to be made or providing for rights to property or other contract rights that will become payable, accelerated or vested on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or upon the occurrence of subsequent events, with respect to any employee, officer or trustee (or person occupying a similar position in any other entity) of the Company or any Company Subsidiary.

        Section 3.15.    Taxes.

        (a)   Except as set forth on Section 3.15(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has filed all Tax Returns required to be filed by it with the appropriate Governmental Agency (taking into account all validly and duly obtained extensions of time to file) and has paid (or the Company has paid on its behalf) all Taxes required to be paid in all material respects. Such Tax Returns are true, correct and complete in all material respects. The Company has established in its books and records reserves or accrued liabilities or expenses that are adequate for payment of all Taxes for which the Company or any Company Subsidiary is liable but are not yet due and payable. No deficiency for, or any adjustment to, any Taxes has been proposed, asserted or assessed by any Governmental Agency, or, to the Knowledge of the Company, threatened. Except as set forth on Section 3.15(a) of the Company Disclosure Letter, no audits, examinations or similar proceedings are ongoing, scheduled to commence, or occurred on or after the formation of the Company.

        (b)   No claim has been made in writing by a Governmental Agency in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.

        (c)   Except as set forth on Section 3.15(c) of the Company Disclosure Letter, as of the date of this Agreement, the Company and the Company Subsidiaries have not made or received any claims for indemnification under the Tax Matters Agreement, dated as of June 18, 2004, by and among Fortress Brookdale Acquisition LLC ("FBA"), BLC Senior Holdings, Inc. and the Company (as amended through the date hereof, the "FBA Tax Matters Agreement") and the Tax Matters Agreement, dated as of June 18, 2004, by and between Alterra Healthcare Corporation ("AHC") and the Company (as amended through the date hereof, the "AHC Tax Matters Agreement" and, collectively with the FBA Tax Matters Agreement, the "Tax Matters Agreements"). Except as set forth on Section 3.15(c) of the Company Disclosure Letter, to the Company's Knowledge, no party is in breach of any representation, warranty, covenant or agreement contained in the Tax Matters Agreements, and the Company is not, and was not at the time of the signing of such Tax Matters Agreements, aware of any information that would constitute a breach of any provision thereunder made by the other parties thereto.

        (d)   Since the formation of the Company, the Company has taken all actions required to be taken, other than the filing of the REIT election, which shall be made on the Company's timely filed 2004 Form 1120-REIT (taking into account all validly and duly obtained extensions of time to file), in order to qualify as a "real estate investment trust" within the meaning of section 856(a) of the Code (a "REIT"), including, but not limited to, paying all dividends permitted in accordance with Section 6.9, and except for ministerial acts that will not require the Company to incur any material expense. Except as set forth on Section 3.15(d) of the Company Disclosure Letter, since the formation of the Company, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from "redetermined rents," "redetermined deductions" and "excess interest" described in Section 857(b)(7) of the Code, and neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or any Company Subsidiary or presents a material risk that the Company's status as a REIT will be jeopardized.

        (e)   All Taxes which the Company or Company Subsidiaries are required by any applicable Legal Requirement to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Agency or are held in separate bank accounts for such purpose. The Company and the Company Subsidiaries have duly and timely filed all Tax Returns with respect to such withheld Taxes. There are no encumbrances for Taxes upon the assets of the Company or the Company Subsidiaries except for statutory encumbrances for Taxes not yet due.

        (f)    Except as otherwise provided in the Tax Matters Agreements, neither the Company nor any Company Subsidiary has any liability for Taxes of any Person, other than the Company or Company Subsidiaries, under (i) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) or as a transferee or successor or otherwise, or (ii) any tax sharing agreement, tax indemnification agreement or similar contract or arrangement other than solely with the Company or the Company Subsidiaries.

        (g)   The Company and each Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes has disclosed to the IRS all positions taken on their federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

        (h)   The Company has always been, and will be through the Closing Date, a REIT within the meaning of Section 856 of the Code (assuming the election to be treated as a REIT will be made on the Company's federal income tax return for the taxable year 2004). The Company has neither taken nor omitted to take any action that could result in a successful challenge to its status as a REIT and no such challenge is pending or has been threatened in writing. Neither the Company nor any Company Subsidiary actually or constructively owned or owns, for purposes of Section 856(d) of the Code, more than 9% of the equity of any tenant.

        (i)    No Company Subsidiary is or was treated as a corporation for U.S. federal income tax purposes, other than any entity that was promptly liquidated, for U.S. federal income tax purposes, immediately after being acquired by the Company. Neither the Company nor any Company Subsidiary holds any asset that is an interest (other than indebtedness within the meaning of Section 856(m) of the Code) in an entity, other than in any Company Subsidiary, treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.

        (j)    Except for assets acquired pursuant to the FBA SPA (as defined below), neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (i) an election under IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or 1.337(d)-6 or (ii) application of Treasury Regulation Section 1.337(d)-7.

        (k)   The Company is a "domestically-controlled" REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

        (l)    Except as set forth in Section 3.15(l) of the Company Disclosure Letter, no property owned by the Company or any Company Subsidiary is subject to a "section 467 rental agreement" as defined in Section 467 of the Code.

        (m)  Neither the Company nor any Company Subsidiary is a party to any Contract (other than the Amended and Restated Agreement of Limited Partnership of Company OP, dated as of August 3, 2004) (A) that both (I) has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Company Subsidiary that is treated as a partnership for federal income tax purposes, and (II) (x) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including requiring the Company or any Company Subsidiary to indemnify any person for any Tax Liabilities resulting from any such disposition), (y) requires that the Company or any Company Subsidiary maintain, or put in place, or replace, Indebtedness, whether or not secured by one or more of the Company Properties, or (z) requires that the Company or any Company Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for Indebtedness or other Liabilities of the Company or any Company Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or a Company Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of the Company or any Company Subsidiary under Section 752 of the Code (collectively, "Tax Protection Agreements").

        (n)   Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        (o)   A valid and timely election under Section 338 of the Code has been made in respect of the acquisition of ALS Venture I, Inc., ALS West, Inc., AHC Borrower, Inc. and ALS Financing II, Inc. pursuant to the AHC Tax Matters Agreement.

        (p)   Neither the Company, any Company Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Legal Requirement or has any Knowledge that any Governmental Agency has proposed any such adjustment, or has any application pending with any Governmental Agency requesting permission for any changes in accounting methods that relate to the Company or any

Company Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Legal Requirement with respect to the Company or any Company Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, other than any power of attorney that will be terminated prior to the Closing Date, or (vi) received a ruling from any Governmental Agency in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Agency.

For purposes of this Agreement, "Taxes" shall mean (i) any federal, state, local, foreign or other tax, assessment, levy, lien, fee, or other like assessments or charges of any kind whatsoever imposed by a Governmental Agency, including any income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated, or other tax, (ii) any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Agency in connection with (A) any item described in clause (i) or this clause (ii) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) any obligation with respect to Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of any applicable Legal Requirement, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Legal Requirement) or otherwise; and "Tax Return" shall mean any returns, reports, declarations, elections, designations, notices, filings, estimates, information returns, forms and statements filed or required to be filed in respect of any Taxes, including any schedules thereto and any amendments thereof. For purposes of this Section 3.15, any reference to the Company or any Company Subsidiary shall include any Person that merged with, converted into or was liquidated into, the Company or Company Subsidiary, as the case may be.

        Section 3.16.    Condition of Property.    The assets of the Company and the Company Subsidiaries: (i) in the aggregate are adequate to conduct the operations of the Company and its Subsidiaries in substantially the manner currently conducted and (ii) at all times have been maintained in accordance with the Company's and the Company Subsidiaries' historical practices. Except as specifically set forth in the Property Condition Reports, each building and other improvement on a Company Property and each item of personal property with an original cost of more than $50,000 is in good operating condition, ordinary wear and tear excepted, and is suitable and sufficient for the operation of the business currently conducted thereon.

        Section 3.17.    Compliance with Legal Requirements; Company Permits.

        (a)   Except as set forth on Section 3.17(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries (i) have complied with all applicable Legal Requirements, except for non-compliance and violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) have not received any notice of violation of any such Legal Requirement described in clause (i).

        (b)   Except as set forth on Section 3.17(b) of the Company Disclosure Letter, (i) the Company and the Company Subsidiaries have obtained all Company Permits necessary for the operations of the Company and the Company Subsidiaries as currently conducted, (ii) each such Company Permit is in full force and effect, (iii) the Company is in compliance with each such Company Permit and (iv) no proceeding is pending or, to the Knowledge of the Company, threatened, to revoke or limit any such

Company Permit, except, in the case of clauses (i), (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.17(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or failure to comply with any term or requirement of any Company Permit, or (B) any actual, proposed, possible, or potential material revocation, withdrawal, suspension, cancellation or termination of, or material modification to, any Company Permit.

        (c)   To the Company's Knowledge, all material applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other material filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

        Section 3.18.    Contracts.

        (a)   Copies of all Material Contracts (as defined below) of the Company and all Company Subsidiaries have been delivered or made available to Parent. For the purposes of this Agreement, "Material Contract" of any Person means (i) any lease or sublease agreement, together with any amendments thereto, and any guaranty or subordination, nondisturbance and attornment agreement, with respect to real property, whether such Person is a lessee or lessor (each, a "Lease"), (ii) any written or oral contract, agreement, commitment, instrument or guaranty (each, a "Contract") for Indebtedness (as defined below), including any loan agreement, indenture, note, bond, debenture or capitalized lease obligation evidencing Indebtedness of such Person or any of its Subsidiaries to any other Person other than individual items of Indebtedness in a principal amount less than $50,000, (iii) any Contract evidencing any, borrowing, lending, capital expenditure or transaction entered into by such Person or any of its Subsidiaries which may result in total payments by or liability of such Person and its Subsidiaries in excess of $50,000, (iv) any other agreements filed or required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K, (v) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or other Contract relating to a similar transaction to which such Person or any of its Subsidiaries is a party or an obligor with respect thereto and (vi) the Tax Matters Agreements, the AHC SPA (as defined below) and the FBA SPA.

        (b)   Each Material Contract of the Company or a Company Subsidiary is valid, binding and enforceable in all material respects against the Company or the Company Subsidiary party thereto and, to the Company's Knowledge, the other parties thereto, in accordance with its terms, and in full force and effect.

        (c)   Except as set forth on Section 3.18(c) of the Company Disclosure Letter, there are no defaults by the Company or the Company Subsidiary party thereto, nor, to the Company's Knowledge, any other parties thereto, under any Material Contract of the Company or any Company Subsidiary (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default), except those defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, neither the Company, any Company Subsidiary, nor, to the Company's Knowledge, any other party to any Material Contract have made any claim for indemnification under any Material Contract.

        (d)   Except as set forth in Section 3.18(d) of the Company Disclosure Letter or filed as an exhibit to the Company S-11, there is no confidentiality agreement, non-competition agreement or other Contract that contains covenants that restrict the Company's or any Company Subsidiary's ability to conduct its business in any location or present a material restriction on the conduct of the business of the Company or any Company Subsidiary.

        (e)   Except as set forth in Section 3.18(e) of the Company Disclosure Letter or filed as an exhibit to the Company S-11, there are no indemnification agreements entered into by and between the Company or any Company Subsidiary and any trustee, director or officer of the Company or any Company Subsidiary.

        (f)    Except as set forth in Section 3.18(f) of the Company Disclosure Letter or filed as an exhibit to the Company S-11, neither the Company nor any Company Subsidiary is a party to any Contract for or relating to any Indebtedness or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties; for purposes of this Agreement, "Indebtedness" means: (A) indebtedness for borrowed money, whether secured or unsecured, (B) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (E) obligations secured by Liens on assets of the Company or any Company Subsidiary whether or not the Company or any Company Subsidiary is an obligor with respect to the underlying obligations, (F) guarantees of any such indebtedness of any other Person and (G) any other obligation required by GAAP to be treated as indebtedness.

        (g)   Except as set forth in Section 3.18(g) of the Company Disclosure Letter or filed as an exhibit to the Company S-11, neither the Company nor any Company Subsidiary is a party to any Contract relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary.

        (h)   Neither the Company nor any Company Subsidiary is a party to any Contract pursuant to which the Company or such Company Subsidiary manages or provides services with respect to any real properties other than Company Properties.

        (i)    Except as set forth in Section 3.18(i) of the Company Disclosure Letter or filed as an exhibit to the Company S-11, neither the Company nor any Company Subsidiary is a party to any Contract providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate.

        (j)    Except as set forth on Section 3.18(j) of the Company Disclosure Letter, to the Company's Knowledge, FBA is not in material breach of any representation, warranty, covenant or agreement contained in the Stock Purchase Agreement, dated as of June 18, 2004, as amended, by and among FBA, BLC Senior Holdings, Inc. and the Company (together with all material ancillary documents related to the transactions contemplated thereby, the "FBA SPA"), and the Company was not, at the time of the signing of such Stock Purchase Agreement or the closing of the transaction contemplated thereby, aware of any information that would constitute a material breach of any representation or warranty thereunder made by FBA. Except as set forth on Section 3.18(j) of the Company Disclosure Letter, the Company and the Company Subsidiaries have not made or received any claims for indemnification under the FBA SPA.

        (k)   Except as set forth on Section 3.18(k) of the Company Disclosure Letter, to the Company's Knowledge, AHC is not in material breach of any representation, warranty, covenant or agreement contained in the Amended and Restated Stock Purchase Agreement, dated as of October 19, 2004, by and between AHC and the Company (together with all material ancillary documents related to the transactions contemplated thereby, the "AHC SPA"), and the Company was not, at the time of the signing of such Amended and Restated Stock Purchase Agreement or the closing of the transaction contemplated thereby, aware of any information that would constitute a material breach of any representation or warranty thereunder made by AHC. Except as set forth on Section 3.18(k) of the Company Disclosure Letter, the Company and the Company Subsidiaries have not made or received any claims for indemnification under the AHC SPA.

        Section 3.19.    Investment Company Act of 1940.    Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

        Section 3.20.    Trademarks, Patents and Copyrights.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have valid rights to use, all trademarks, service marks, logos, trade dress, product configurations, corporate names, trade names and other indications of origin, and the goodwill of the business connected therewith and symbolized thereby, patents, registered designs, copyrights, computer software and databases, domain names, Internet Web sites, inventions, trade secrets, know-how, business methods and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to all of the foregoing (collectively, the "Intellectual Property") used in connection with their respective business as currently conducted (such Intellectual Property owned by or licensed to the Company and the Company Subsidiaries, collectively, the "Company Intellectual Property"); (ii) the Company has taken all actions reasonably necessary or advisable to protect the Company Intellectual Property, and the rights of the Company and the Company Subsidiaries in the Company Intellectual Property are valid and enforceable; (iii) neither the Company nor any Company Subsidiary has received a demand, claim, notice or inquiry from any Person that challenges or threatens to challenge the validity of, or the rights of the Company or such Company Subsidiary in, any Company Intellectual Property, and the Company knows of no basis for any such challenge; (iv) the Company and the Company Subsidiaries are not violating or infringing, and have not violated or infringed, any Intellectual Property of any other Person; (v) to the Knowledge of the Company, no Person is infringing any Company Intellectual Property; and (vi) no present or former employee, officer, trustee or director of the Company or any Company Subsidiary, or any agent or outside contractor of the Company or any Company Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

        Section 3.21.    Insurance.    The Company has provided or made available to Parent all insurance policies and all fidelity bonds or other insurance service contracts (the "Insurance Policies") providing coverage for the properties or operations of the Company and the Company Subsidiaries, the type and amount of coverage, and the expiration dates of the Insurance Policies. The Company and the Company Subsidiaries maintain Insurance Policies with reputable insurers, or maintain self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. There is no claim by the Company or any Company Subsidiary pending under any such Insurance Policies that has been denied or disputed by the insurer. All premiums payable under such Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of such Insurance Policies. All such Insurance Policies are in full force and effect and effect and insure against risks and liabilities customary in the industry and as required by Legal Requirements and the Contracts. Neither the Company nor any Company Subsidiary has received written notice from any insurance carrier suspending, revoking or canceling (or threatening to take any such action) any such Insurance Policy which has not been replaced on substantially similar terms prior to the date of such suspension, revocation or cancellation. No claim is pending or has been made under any trustees' or officers' liability insurance policy that is maintained by the Company. Neither the Company nor any Company Subsidiary has received from any insurance carrier which carries insurance on the Company Properties or any Board of Fire Underwriters any notice of or has Knowledge of any defect or inadequacy in connection with any Company Property or its operation or requiring or recommending any repairs or work to be done on such Company Property.

        Section 3.22.    Books and Records of the Company.    The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects, accurately reflect in reasonable detail the transactions to which the Company or any Company Subsidiary (but only since the acquisition of such Company Subsidiary, directly or indirectly, by the Company) is a party or by which its properties are bound in accordance with GAAP consistently applied and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the Company shareholders, the Board and committees of the Board, and no meeting of any such shareholders, Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession or control of the Company.

        Section 3.23.    Certain Payments.    Neither the Company nor any Company Subsidiary, nor any of their respective trustees, directors, officers, agents or employees, or to the Company's Knowledge any Representative (as defined below) or other Person associated with or acting for or on behalf of the Company or any Company Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

        Section 3.24.    Bond Financings.    The properties listed on Section 3.24 of the Company Disclosure Letter (the "Bond Properties") are financed with the proceeds of tax-exempt multifamily housing bonds (the "Bonds"). There are no other Bond Properties among the assets of the Company. No material default exists, nor has the Company received notice of any such default that is claimed to exist, on the part of the Company or its Affiliates under any of the documents executed and delivered in connection with the Bonds (the "Bond Documents"), and no event or condition exists which, with the giving of notice or the passage of time, or both, would constitute such a default. All reports submitted by or on behalf of the Company or its Affiliates or agents to any person under the terms of the Bond Documents or to any Governmental Agency certifying as to the status of low and moderate income tenants at the Bond Properties, the calculation and payment of arbitrage rebate, the expenditure of proceeds of the Bonds or the compliance with the terms and conditions of the Bond Documents have been timely submitted and were true and correct as of the time submitted. The Company has no Knowledge of any pending or threatened audit, investigation or inquiry of the IRS, the SEC, the issuer of any Bonds or any other governmental authority concerning the Bonds, the Bond Properties or the compliance with the terms and conditions of the Bond Documents or the federal income tax or securities laws applicable to the Bond Properties.

        Section 3.25.    Brokers.    No broker, investment banker, financial adviser or other person, other than Friedman, Billings, Ramsey & Co. Inc. (the "Company Financial Adviser"), the fees and expenses of which have been disclosed to Parent prior to the date of this Agreement (the "Company Financial Adviser Fee"), is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered or made available a copy of its engagement letter with the Company Financial Adviser to Parent.

        Section 3.26.    Opinion of Financial Adviser.    The Board has received the opinion of the Company Financial Adviser to the effect that as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion in the form in which it has been or will be delivered to the Company has been delivered to Parent.

        Section 3.27.    Information Supplied.    None of the information to be supplied by the Company or its Representatives specifically for inclusion or incorporation by reference in the S-4 Registration Statement (as defined below) or the Proxy Statement/Prospectus will, at the time the S-4 Registration Statement is declared effective by the SEC or on the date the proxy Statement/Prospectus is first mailed to the holders of the Company Common Stock or at the time of the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Company Shareholders Meeting any event with respect to the Company or any Company Subsidiary, or with respect to information supplied by the Company specifically for inclusion in the S-4 Registration Statement or the Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the S-4 Registration Statement or the Proxy Statement/Prospectus, such event shall be so described by the Company and provided to Parent. All documents that the Company is responsible for filing with any Governmental Agency will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or its Representatives for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1.    Organization, Standing and Power of Parent.

        (a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

        (b)   Parent is duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below).

        (c)   As used in this Agreement, a "Parent Material Adverse Effect" shall mean any event, circumstance or development (i) that has or is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations, cash flow, liabilities or operations of Parent and the Parent Subsidiaries (as defined below), taken as a whole, or (ii) that prevents or materially adversely affects the ability of Parent to perform its obligations hereunder or consummate the Merger; excluding, however, any adverse effect arising from (x) changes in (A) prevailing national or regional financial or economic conditions in the United States, including in capital or financial markets and prevailing interest rates or interest rate spreads, but only to the extent such changes have a comparable effect on Parent and the Parent Subsidiaries as on other companies in Parent's industry generally, (B) Legal Requirements or (C) GAAP, (y) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices, or upon any military installation, equipment or personnel of the United States, or (z) the announcement or pendency of the Merger and the other transactions contemplated by this Agreement including any expenses incurred in connection herewith.

        (d)   Parent has delivered or made available to the Company complete and correct copies of its Amended and Restated Articles of Incorporation and By-Laws and of Merger Sub's Certificate of Formation and Limited Liability Company Agreement (the "Parent Organizational Documents").

        Section 4.2.    Organization, Standing and Power of Merger Sub.

        (a)   Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as it is now being conducted.

        (b)   Merger Sub is duly qualified to do business as a foreign limited liability company and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.3.    The Parent Subsidiaries.    Except as set forth in the Parent SEC Documents (as defined below), (i) all of the outstanding shares of capital stock of each Subsidiary of Parent (the "Parent Subsidiaries") that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Parent or by another Parent Subsidiary, and (C) owned free and clear of any Liens, and (ii) all equity interests in each Parent Subsidiary that is a partnership, joint venture, limited liability company or trust have been validly issued and are (A) owned by Parent or by another Parent Subsidiary and (B) owned free and clear of any Lien. Except as set forth in the Parent SEC Documents, each Parent Subsidiary is wholly owned, directly or indirectly, by Parent. Except as disclosed in the Parent SEC Documents, each Parent Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Parent Subsidiary is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or partnership, as applicable, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, By-Laws, partnership agreements, joint venture agreements and operating agreements or similar organizational documents of each Parent Subsidiary, as amended to the date hereof, have been previously delivered or made available to the Company.

        Section 4.4.    Capital Structure.

        (a)   As of the date hereof, the authorized shares of capital stock of Parent consist of 190,000,000 shares, consisting of 180,000,000 shares of Parent Common Stock, of which 84,808,217 were issued and outstanding on March 28, 2005, and 10,000,000 shares of preferred stock, $1.00 par value per share, of which none are issued and outstanding. In addition, as of the date hereof 1,886,627 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock and 2,214,820 shares of Parent Common Stock are available for future grant pursuant to Parent's stock option and stock incentive plans.

        (b)   All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Parent, or assets of any other entities exchangeable into Parent Common Stock having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Parent stockholders may vote. The shares of Parent Common Stock included in the Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights and free and clear of Liens.

        (c)   Except as disclosed in the Parent SEC Documents (as defined below), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (including distribution equivalent rights or phantom or other share awards) to which Parent or any Parent Subsidiary is a party or by which such entity is bound, obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, capital stock, voting securities, partnership interests or other ownership interests or awards in respect of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

        (d)   All dividends or distributions on the Parent Common Stock which have been authorized or declared prior to the date hereof have been paid in full.

        (e)   As of the date hereof, the issued and outstanding partnership interests of Parent OP consist of (A) (i) 7,873 Class A common units of general partner interest in Parent OP and (ii) 8,040,688 Class A common units of limited partner interest in Parent OP (together, the "Parent Class A Units") and (B) 31,445 Class C common units of limited partner interest in Parent OP, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and any capital contributions required to be made by the holders thereof have been made. Parent or a Parent Subsidiary is the sole general partner of Parent OP and as of the date hereof holds 100% of the outstanding Parent Class A Units. The OP Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid, not subject to preemptive rights and free and clear of Liens.

        Section 4.5.    Authority; Board Action.    Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, respectively, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The board of directors of Parent (at a meeting duly called and held) has by the unanimous vote of all directors present approved the Merger in accordance with the provisions of the applicable Entity Law. The execution and delivery of this Agreement by Parent and Merger Sub and consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.6.    No Conflict or Violation; Consents.

        (a)   Except for (1) the filing with the SEC of the S-4 Registration Statement, (2) the filing and acceptance of the Certificate of Merger as required by applicable Entity Law, and (3) such filings as may be required in connection with the payment of any transfer and gains taxes, neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation or performance by Parent and Merger Sub of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

          (i)    contravene, conflict with, or result in a violation of any provision of the Amended and Restated Articles of Incorporation or By-Laws of Parent, the Certificate of Formation or Limited Liability Company Agreement of Merger Sub or the comparable charter or organizational documents of any Parent Subsidiary;

          (ii)   assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with, result in a violation of any Legal Requirement of any Governmental Agency;

          (iii)  assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 3.6(b) are duly and timely made or obtained, contravene, conflict with, result in a violation of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel or terminate, any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement with respect to Parent, any Parent Subsidiary, or any of their respective operations or assets, including certificates of occupancy and certificates of need, if any (a "Parent Permit");

          (iv)  cause any of the assets owned by Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Agency except as provided by applicable law;

          (v)   contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contracts to which Parent or any Parent Subsidiary is a party; or

          (vi)  result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets owned or used by Parent or any Parent Subsidiary;

except as to clauses (ii), (iii), (iv), (v) and (vi) as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (b)   Except as disclosed on Section 3.6(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with, notice to, or permit from, any Governmental Agency or any other Person, is required by or on behalf of Parent or any of the Parent Subsidiaries in connection with the execution and delivery of his Agreement nor the consummation or performance of any of the transactions contemplated hereby, other than such consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.7.    SEC Documents; Financial Statements; Undisclosed Liabilities.

        (a)   Parent has filed with the SEC, and has heretofore made available to the Company (by public filing with the SEC or otherwise) correct and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by Parent since January 1, 2003 (collectively, the "Parent SEC Documents"). As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. Except to the extent that information contained in any Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        Section 4.8.    Absence of Certain Changes or Events.    Except as disclosed in the Parent SEC Documents, between December 31, 2004 and the date of this Agreement, (a) Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and (b) there has not been any Parent Material Adverse Effect.

        Section 4.9.    Litigation.    Except as disclosed in the Parent SEC Documents, as of the date of this Agreement, (a) there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary involving, affecting or relating to any assets, properties or operations of Parent or any Parent Subsidiary or the transactions contemplated by this Agreement and (b) neither Parent nor any Parent Subsidiary is subject to any Order of any Governmental Agency which, in the case of clauses (a) and (b), would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.10.    Related Party Transactions.    Except as disclosed in the Parent SEC Documents, there is no Contract entered into by Parent or any Parent Subsidiary under which continuing obligations exist with any Person who is an officer, trustee (or person occupying a similar position in any other entity) or Affiliate of Parent or any of the Parent Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

        Section 4.11.    Taxes.    Parent has been since January 1, 1999, and will be through the Closing Date be, a REIT within the meaning of Section 856 of the Code. To its Knowledge, Parent has neither taken nor omitted to take any action that could result in a reasonable challenge to its status as a REIT, and no such challenge is pending or threatened in writing.

        Section 4.12.    Compliance with Legal Requirements.    Parent and the Parent Subsidiaries have complied with all applicable Legal Requirements and have not received any notice of violation of any such Legal Requirement, except as would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.13.    Contracts.

        (a)   All Material Contracts of Parent and all Parent Subsidiaries have been filed as exhibits to the Parent SEC Documents. Each Material Contract of Parent or a Parent Subsidiary is a valid, binding and enforceable against Parent or a Parent Subsidiary party thereto and, to Parent's Knowledge, the other parties thereto, in accordance with its terms, and in full force and effect, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company a copy of each Material Contract of Parent and the Parent Subsidiaries, as amended to the date hereof.

        (b)   There are no defaults by Parent or any Parent Subsidiary party thereto, nor, to Parent's Knowledge, any other party thereto, under any Material Contract of Parent or a Parent Subsidiary (and no event has occurred which, with due notice or lapse of time or both, would constitute a default), except those defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.14.    Investment Company Act of 1940.    Neither Parent nor any of the Parent Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

        Section 4.15.    Insurance.    Parent maintains insurance policies with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent.

        Section 4.16.    Available Funds.    On the Closing Date, Parent will have available all funds necessary (i) to pay the cash portion of the Merger Consideration, (ii) to the extent required, to refinance the outstanding indebtedness of the Company, and (iii) to satisfy all its other respective obligations hereunder and in connection with the Merger.

        Section 4.17.    Merger Sub Operations.    Merger Sub is a wholly owned indirect Subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated herein.

        Section 4.18.    Vote Required.    No vote of the holders of any class or series of the Parent's capital stock is necessary to approve this Agreement and the Merger.

        Section 4.19.    Investigation.    Parent and Merger Sub acknowledge and agree that each such party has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Company Subsidiaries, the Company Properties and their respective businesses. Each of Parent and Merger Sub further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Company are the representations, warranties, covenants and agreements expressly made in this Agreement and the Company makes and has made no other express or implied representation, warranty, covenant or agreement with respect to the Company, the Company Subsidiaries, the Company Tenants, the Company Properties (including with respect to title, physical condition, environmental condition, fitness and quality, income and expenses of operation, value and profitability, current or potential uses, current or future zoning or suitability for renovation or construction) or their respective businesses or otherwise or with respect to any other information provided by the Company or any of its affiliates or representatives. Neither Parent nor Merger Sub has relied upon any other representation or other information made or supplied by or on behalf of the Company or by any Affiliate or Representative of the Company.

        Section 4.20.    Brokers.    No broker, investment banker or other person, other than Merrill Lynch & Co., the fees and expenses of which have been disclosed to the Company prior to the date of this Agreement, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        Section 4.21.    Information Supplied.    None of the information to be supplied by Parent or its Representatives specifically for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus to be filed with the SEC in connection with the Merger will, at the time the S-4 Registration Statement is declared effective by the SEC and on the date the Proxy Statement/Prospectus is first mailed to the holders of Company Common Stock or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Company Shareholders Meeting, any event with respect to Parent, or with respect to information supplied by Parent specifically for inclusion in the S-4 Registration Statement or the Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the S-4 Registration Statement or the Proxy Statement/Prospectus, such event shall be so described by

Parent and provided to the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Agency other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied or to be supplied by the Company or any Representative thereof for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus.

        Section 4.22.    Termination of Employment.    Parent and Merger Sub acknowledge and agree that the Merger constitutes a "Change in Control" as defined in each of those certain employment agreements entered into by and between the Company and certain executives of the Company and specifically identified as such on Section 4.22 of the Company Disclosure Letter (the "Employment Agreements") followed by a termination of such executives' employment by the Company entitling each of them at the Effective Time to the compensation and benefits described in Section 10(c) of such respective Employment Agreements.

ARTICLE V.

COVENANTS

        Section 5.1.    Conduct of the Company's Business Pending Merger.    Prior to the Effective Time, except (x) as set forth on Section 5.1 of the Company Disclosure Letter, (y) as consented to in writing by Parent or (z) in connection with the transactions contemplated herein, the Company shall, and shall cause each of the Company Subsidiaries to:

        (a)   Affirmative Business Covenants.

          (i)    conduct its business only in the ordinary course of business and in material compliance with all Legal Requirements and in substantially the same manner as heretofore conducted;

          (ii)   use reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (iii)   maintain its books and records in accordance with GAAP consistently applied and not change any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by GAAP;

          (iv)  use reasonable efforts to maintain insurance in such amounts and against such risks and losses as in effect on the date hereof;

          (v)   perform in all material respects all obligations under all Material Contracts and Company Permits, and shall enforce its material rights under all Material Contracts unless, in the good faith judgment of the Company, after consultation with Parent, the Company determines that enforcement of such rights is inadvisable;

          (vi)  continue to maintain, in all material respects, their properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use;

          (vii)  subject to Section 6.9, make distributions at times and in amounts sufficient to permit the Company to elect to be treated as a REIT, and to maintain in effect the Company's status following such election as a REIT under the Code;

          (viii)  timely elect that the Company be treated as a REIT, and to maintain in effect the Company's status as a REIT under the Code following such election;

          (ix)  in accordance with Section 6.7(c), file all Tax returns and reports when due (taking into account all permitted extensions) and timely pay all Taxes when due, except for such Taxes that are being contested in good faith in appropriate proceedings where the Company or the applicable Company Subsidiary has set aside on its books adequate reserves; and

          (x)   keep and perform in all material respects all of the obligations to be performed by the Company under the Bond Documents;

        (b)   Negative Business Covenants. not:

          (i)    incur, become subject to or assume or agree to incur, become subject to or assume any Liability or Indebtedness, except for (x) Liabilities incurred in the ordinary course of business (including payment of dividends pursuant to Section 6.9) and (y) Indebtedness under existing lines of credit in the ordinary course of business;

          (ii)   make any loans, advances or capital contributions to, or investments in, any other Person (other than to (x) wholly owned Company Subsidiaries or (y) as permitted by Section 5.1(f)(v));

          (iii)   except pursuant to a written commitment or contractual obligation (each, a "Commitment") in existence on the date hereof and previously provided or made available to Parent, sell, lease, mortgage, subject to Lien or Property Restrictions, or otherwise dispose of, any Company Property or other assets, excluding Permitted Liens and any other such Lien or Property Restriction as is not material individually or in the aggregate to the applicable asset and excluding sales of property that do not exceed $100,000 individually or $500,000 in the aggregate;

          (iv)  pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business, or in accordance with their terms, of Liabilities reflected or reserved against in the Company Audited Financials, or incurred since the Financial Statement Date in the ordinary course of business;

          (v)   modify, amend or terminate any Material Contract (including any Bond Documents or any other material agreement or contract relating to or affecting the Bond Properties) of the Company or any Company Subsidiary (other than the Tax Matters Agreements, the AHC SPA or the FBA SPA) or any Contract pursuant to which the Persons identified in Section 3.25 are entitled to receive the fees specified in such Section or otherwise increase the fees payable to the Persons identified in Section 3.25 or waive, release or assign any material rights or material claims thereunder, or enter into any new Material Contracts;

          (vi)  modify, amend or terminate, or make any indemnification claims under (except to the extent necessary to preserve any claims or rights thereunder) or waive, release or assign any material rights or material claims under, the Tax Matters Agreements, the AHC SPA or the FBA SPA;

          (vii)  modify, amend or terminate, or (except as otherwise provided in the Agreement Regarding Leases dated as of October 19, 2004, as amended, or the Agreement Regarding Leases dated as of October 20, 2004, as amended) release any security deposit under, any Property Lease, or waive, release or assign any rights or claims thereunder;

          (viii)  except pursuant to a written Commitment in existence on the date hereof and previously provided or made available to Parent, make or agree to make any single capital expenditure in excess of $100,000 or capital expenditures in excess of $500,000 in the aggregate;

          (ix)  except pursuant to a written Commitment in existence on the date hereof and previously provided or made available to Parent, (A) acquire, enter into any option to acquire, exercise an option or other right or election, or enter into any other Commitment for the acquisition of any real property or other transaction involving nonrefundable deposits in excess of $100,000 individually or $500,000 in the aggregate, (B) commence construction of, or enter into any Commitment to develop or construct, other real estate projects, or (C) enter into any lease or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;

          (x)   merge or consolidate with, acquire all or substantially all the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person (other than any Subsidiary) or division thereof; or

          (xi)  do anything within its control to cause or effect a default under any of the Bond Documents in any material respect or adversely affect in any material respect the exclusion from gross income of interest on the Bonds, and promptly send to the Parent copies of all notices and correspondence from any Bond trustee, Bond issuer or Regulatory Authority;

        (c)   Organizational Documents. not amend the Company Organizational Documents or the articles of incorporation, by-laws, partnership agreement, joint venture agreement or comparable charter or organization document of the Company or any Company Subsidiary;

        (d)   Capital Stock. not (i) declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to the Company's shares of beneficial interest or capital stock of the Company Subsidiaries (other than as may be required by the agreements set forth on Section 5.1(d) of the Company Disclosure Letter), other than pursuant to Section 6.9 and other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) redeem, purchase or otherwise acquire directly or indirectly any of the Company's shares of beneficial interest (or options, warrants, calls, commitments or rights of any kind to acquire any shares of beneficial interest of the Company) or capital stock of any Company Subsidiary, except for deemed transfers of Company excess shares required under the Declaration in order to preserve the status of the Company as a REIT under the Code; (iii) except for the issuance of up to 331,250 LTIP Units as described in Section 2.2(c) or of shares of Company Common Stock upon conversion of the LTIP Units, issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of beneficial interest or capital stock of any class of the Company or the Company Subsidiaries; (iv) split, combine or reclassify the outstanding capital stock of the Company or of its Subsidiaries; or (v) make any loan or advance to, or payment (including with respect to outstanding Indebtedness) for the benefit of, any direct or indirect beneficial owner of any Company Common Stock, other than payment of salary and benefits to employees and payment of fees and expenses of trustees, in the ordinary course of business, and advances permitted under Section 5.1(f)(v);

        (e)   Defensive Measures. ensure that the Defensive Measures are not applicable to the Merger and the transactions contemplated by this Agreement;

        (f)    Employees and Affiliates. except as required by any Legal Requirement, not:

          (i)    increase in any manner the compensation or fringe benefits of any trustee, director or officer of the Company or any Company Subsidiary or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

          (ii)   increase the compensation or benefits payable or to become payable to the Company's employees or employees of any of the Company's Subsidiaries;

          (iii)   except for the issuance of up to 331,250 LTIP Units as described in Section 2.2(c), (A) adopt any new, (B) grant any award under, or (C) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Employee Plan;

          (iv)  enter into or modify or amend any employment or severance agreement with or grant any severance or termination rights to any officer, trustee, director or employee;

          (v)   make any loan to any trustee, director, executive officer or employee (other than travel advances in the ordinary course of business);

          (vi)  engage in a transaction with, or enter into, amend, modify, terminate, waive or take any similar action with respect to any Contract with, an Affiliate, or a person described in Section 3.12;

        (g)   Litigation. not settle or otherwise compromise any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement or any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company, any of the Company Subsidiaries or any of their respective assets;

        (h)   Taxes. not (i) make or rescind any express or deemed election relative to Taxes or alter any method of Tax accounting, (ii) enter into any Tax sharing, Tax indemnity or Tax Protection Agreement; (iii) settle, compromise, enter into, or agree to enter into a closing agreement or settle any material federal, state, local or foreign Tax liability, (iv) extend the statute of limitations with respect to any Taxes of the Company or any Company Subsidiary or (v) engage in any action that could reasonably be expected to cause the Company to fail to continue to qualify as a REIT;

        (i)    Consent Fees. not make any payments or incur any Liability or obligation for the purpose of obtaining any consent from any Person to the Merger, other than (i) filing fees paid to Governmental Agencies in connection with the Merger and (ii) payments not in excess of $50,000 in the aggregate;

        (j)    Competing Transactions. not waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement relating to the Company or the Company Subsidiaries;

        (k)   Satisfaction of Closing Conditions. not take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

        (l)    Fees and Expenses. not pay fees and expenses to the Company Financial Adviser, other than the Company Financial Adviser Fee; and

        (m)  No Authorization of Prohibited Matters. not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any Contract to do any of the foregoing prohibited actions.

        Section 5.2.    Conduct of Business of Parent.    Prior to the Effective Time, except (x) as consented to in writing by the Company or (y) in connection with the transactions contemplated herein, Parent shall, and shall cause each of the Parent Subsidiaries to:

        (a)   Affirmative Business Covenants.

          (i)    conduct its business only in the ordinary course of business and in compliance with all Legal Requirements and in substantially the same manner as heretofore conducted;

          (ii)   use reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (iii)   maintain its books and records in accordance with GAAP consistently applied and not change any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by GAAP;

          (iv)  subject to Section 6.9, make distributions at times and in amounts sufficient to maintain in effect Parent's status as a REIT under the Code;

          (v)   maintain in effect Parent's status as a REIT under the Code; and

          (vi)  file all Tax returns and reports when due (taking into account all permitted extensions) and timely pay all Taxes when due, except for such Taxes that are being contested in good faith in appropriate proceedings and Parent or the applicable Parent Subsidiary has set aside on its books adequate reserves;

        (b)   Negative Business Covenants. not:

          (i)    declare, set aside or pay any dividend or other distribution payable in cash, shares, stock or property with respect to any shares of capital stock of Parent or any Parent Subsidiary other than pursuant to Section 6.9 and other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent; or

          (ii)   amend the Parent Organizational Documents or the partnership agreement of Parent OP in an manner that adversely affects the holders of Company Common Stock or LTIP Units, respectively;

        (c)   Satisfaction of Closing Conditions. not take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; and

        (d)   No Authorization of Prohibited Matters. not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any Contract to do any of the foregoing prohibited actions.

        Section 5.3.    Access to Information; Confidentiality.

        (a)   Prior to the Effective Time, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisers, brokers, consultants and other representatives (collectively, "Representatives") of such other party, reasonable access during normal business hours upon reasonable advance notice, prior to the Effective Time, to all their respective properties, including for the purpose of performing any environmental investigation (and, in the case of environmental investigation, at Parent's cost and subject to Parent providing indemnification reasonably satisfactory to the Company for property damage) that Parent shall, in its sole discretion, deem reasonably necessary or advisable, books, contracts, commitments, personnel and records (including Bond Documents and related materials requested by Parent) and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) all other information concerning its business, properties and personnel as such other party may reasonably request and (iii) all Tenant Deliveries and compliance certificates delivered to any lender.

        (b)   Prior to the Effective Time, the Company shall use all reasonable efforts to cause Parent to have reasonable access to, and to consult and communicate with, the officers of Company Tenants during normal business hours upon reasonable advance notice, prior to the Effective Time.

        (c)   Each of the Company and Parent shall, and shall cause its Subsidiaries to, use all reasonable efforts to cause its Representatives to hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the confidentiality provisions of, the agreement between Parent and the Company dated March 1, 2005 (the "Confidentiality Agreement").

        Section 5.4.    Notices of Certain Events.    Each of the Company and Parent shall promptly notify the other after receiving or becoming aware:

        (a)   of any notice or other communication from any Person (i) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) making allegations which, if true, would cause any representation or warranty made by it contained in this Agreement that is qualified as to "materiality," "Company Material Adverse Effect" or "Parent Material Adverse Effect" (as applicable) to be untrue or inaccurate in any respect or any such representation or warranty that is not so qualified to be untrue or inaccurate in any material respect;

        (b)   of any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement;

        (c)   of any actions, suits, claims, investigations or proceedings commenced or, to their Knowledge, threatened that relate to the consummation of the transactions contemplated by this Agreement;

        (d)   (i) if any representation or warranty made by it contained in this Agreement that is qualified as to "materiality," "Company Material Adverse Effect" or "Parent Material Adverse Effect" (as applicable) becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect; (ii) of any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) of the occurrence of any event that, individually or in the aggregate, is reasonably likely to cause a Company Material Adverse Effect or a Parent Material Adverse Effect (as applicable); and

        (e)   of any notice of non-compliance, default or event of default, mandatory tender, mandatory redemption or similar event in respect of any Bond Documents and of any audit, investigation or inquiry by the IRS, the SEC, any Bond issuer or agent thereof, the IRS, the SEC, and/or any state tax or securities authorities or agencies in respect of the Bonds or any Bond Property.

ARTICLE VI.

ADDITIONAL COVENANTS

        Section 6.1.    Proxy Statement/Prospectus; the Company Shareholders Meeting.

        (a)   As soon as reasonably practicable after the date hereof, Parent and the Company shall promptly prepare a proxy statement and prospectus (the "Proxy Statement/Prospectus") constituting a part of Parent's registration statement relating to the issuance of shares of Parent Common Stock in the Merger, which registration statement shall not incorporate any information by reference without the prior consent of the Company (the "S-4 Registration Statement"), and Parent shall file with the SEC the S-4 Registration Statement as promptly as practicable thereafter (but in any event shall use its best efforts to file such S-4 Registration Statement within ten (10) Business Days after the date of this Agreement, subject to the Company promptly providing to Parent all of the information required to be disclosed in such S-4 Registration Statement regarding the Company, the Company Subsidiaries and the Company Tenants (including any financial statements thereof) and cooperating in the preparation of such S-4 Registration Statement, including the preparation of any required pro forma financial information). Parent shall use all reasonable efforts to have the S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing, and the Company shall use all reasonable efforts to mail the Proxy Statement/Prospectus to the holders of Company Common Stock as promptly as practicable after the date on which such S-4 Registration Statement is so declared effective (but in any event within five (5) Business Days after such date). The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall include the recommendation of the Board in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.6 or, upon the advice of outside counsel, otherwise to comply with the Board's fiduciary duties. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the S-4 Registration Statement and the Proxy Statement/Prospectus and advise one another of any oral comments received from the SEC.

        (b)   Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the S-4 Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the S-4 Registration Statement shall be filed without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the S-4 Registration Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

        (c)   The Company shall (i) as soon as practicable following the date hereof, duly call and give notice of the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval and (ii) as soon as practicable following the date the S-4 Registration Statement is declared effective by the SEC under the Securities Act, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval. The Company will, through its Board, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the Company Shareholders Meeting, such recommendation may be withdrawn or modified as permitted by Section 6.6 or, upon the advice of outside counsel, otherwise to comply with the Board's fiduciary duties. The Company shall use all reasonable efforts to solicit and obtain from stockholders of the Company proxies in favor of the Merger.

        (d)   The Company shall call and hold the Company Shareholders Meeting whether or not the Board at any time subsequent to the date hereof determines that this Agreement or the Merger is no longer advisable, recommends the rejection thereof by the Company shareholders, or otherwise makes an Adverse Recommendation (as defined below).

        Section 6.2.    Anti-Takeover Provisions.    The Company shall take all actions required, if any, to exempt or otherwise render inapplicable (or continue the exemption or inapplicability of) the Merger and the other transactions contemplated hereby from the Defensive Measures (including not reinstituting any appraisal rights pursuant to Subtitle 2) and shall use all reasonable efforts to take all actions required, if any, to exempt or otherwise render inapplicable (or continue the exemption or inapplicability of) the Merger and the other transactions contemplated hereby from any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

        Section 6.3.    Reasonable Efforts; Consents and Approvals.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under or in compliance with applicable Legal Requirements to consummate and make effective the transactions contemplated by, and comply with their applicable covenants set forth in, this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals from any Person, including the Company obtaining any consents and opinions under the Bond Documents and those consents set forth on Section 3.6 of the Company Disclosure Letter, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). Notwithstanding anything to the contrary herein, the Company shall not obtain any consent that will affect Parent or the Company to either of their economic detriment, including any modification of any Contract or Company Permit, and the Company shall not, without the prior written consent of Parent, pay consideration of more than $50,000, in the aggregate, in connection with obtaining any waivers, consents and approvals. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Agency regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental Agency in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Agency, the opportunity to attend and participate. The parties hereto shall execute and deliver any reasonably requested documents (in form and substance) at the Closing to facilitate the transactions contemplated hereby. The parties hereto shall also timely (at or prior to the Closing) file any transfer notices in the appropriate jurisdictions and give any required prior notices to any Person that is entitled thereto under any Contract or under any Legal Requirement.

        Section 6.4.    Listing of Shares.    Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

        Section 6.5.    Resignations.    Upon the written request of Parent, (i) the Company shall cause any or all of the trustees or directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of each direct or indirect wholly owned Subsidiary to resign or be removed or, as to officers, to resign or be terminated, effective as of the Closing, and (ii) if the Company or any of its affiliated entities has the right to appoint any director (or person occupying a similar position in any limited liability company or other entity) or to cause the resignation or termination of any officer of any other entity in which the Company (directly or indirectly) owns an equity interest, the Company shall cause, effective as of the Closing, such director to resign or to be removed and/or such officer to resign or be terminated. All trustees, officers and employees of the Company shall be deemed to have resigned at the Effective Time. Parent and Merger Sub acknowledge and agree that the Merger constitutes a "Change in Control" as defined in the Employment Agreements followed by a termination of such executives' employment by the Company entitling each of them at the Effective Time to the compensation and benefits described in Section 10(c) of the respective Employment Agreements.

        Section 6.6.    No Solicitation.

        (a)   Subject to Section 6.6(b), on and after the date hereof and prior to the Effective Time, the Company agrees that:

          (i)    neither the Company nor any Company Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including any proposal or offer to the Company shareholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 20% or more of the outstanding voting equity securities of the Company or equity interests in any Company Subsidiary (including partnership interests and units), or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition

  ("Transfer") of any assets of the Company or any Company Subsidiary in one or a series of related transactions that, if consummated, would result in the Transfer of more than 20% of the consolidated assets of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (ii)   neither the Company nor any Company Subsidiary shall permit any of their respective Representatives to engage in any of the activities described in Section 6.6(a)(i);

          (iii)   the Company and the Company Subsidiaries shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including any Acquisition Proposal) and shall use all reasonable efforts to inform each Representative of the Company of the obligations undertaken in this Section 6.6 and to cause each such Company Representative to comply with such obligations; and

          (iv)  the Company shall (A) notify Parent promptly (but in any event within 48 hours after any executive officer actually receives notice thereof), orally and in writing, if the Company, any Company Subsidiary or any Company Representative receives (1) an Acquisition Proposal or any material amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, the Company or any Company Subsidiary by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with the Company, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Parent copies of any proposals, indications of interest or requests along with all other related documentation and correspondence; and (B) keep Parent informed of the status and material terms of (including all material changes to the status or material terms of) any such Acquisition Proposal, indication or request.

        (b)   Notwithstanding Section 6.6(a), the Board shall not be prohibited from furnishing information to, or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board after the date hereof which was not invited, initiated, solicited or encouraged by the Company, any Company Subsidiary or any Company Representative on or after the date hereof if, and only to the extent that, (i) the Board concludes in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the Board's duties to the Company and its shareholders under Maryland law, (ii) a majority of the independent members of the Board determines in good faith, after consultation with the Company Financial Adviser, or other financial advisers of nationally recognized reputation, and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined below), (iii) the Company complies with all of its obligations under this Agreement, (iv) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions with such Person and (v) the Company enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to the Company, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement.

        (c)   Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, the Board, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the independent members of the Board after consultation with outside counsel, may withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Board or any such committee of this Agreement or the Merger, or may approve or recommend, or propose to approve or recommend, a Superior Acquisition Proposal.

        (d)   For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide unsolicited written proposal made by a third party to acquire, directly or indirectly, the Company and/or the Company Subsidiaries pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or any substantial part of the assets of the Company and the Company Subsidiaries or otherwise (i) on terms which a majority of the independent members of the Board determines in good faith, (A) after consultation with the Company Financial Adviser, or other financial advisers of nationally recognized reputation, and outside legal counsel, are superior, from a financial point of view, to the Company shareholders to those provided for in the Merger (taking into account all the terms and conditions of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) and (B) to be more favorable generally to the Company shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, in the reasonable judgment of the Board is capable of being obtained and (iii) which the Board determines in good faith is reasonably capable of being consummated.

        (e)   Any disclosure that the Board may make with respect to the receipt of an Acquisition Proposal in order to comply with its duties imposed by Rule 14d-9 or 14e-2 of the Exchange Act, if applicable, shall not constitute a violation of this Section 6.6.

        (f)    Nothing in this Section 6.6 shall (i) permit the Company to terminate this Agreement (except as expressly provided in Article IX) or (ii) except as expressly provided herein, affect any other obligations of the Company under this Agreement.

        Section 6.7.    Taxes.

        (a)   Following the Effective Time, Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (including with any related interest, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to the shareholders of the Company and any holders of LTIP Units all Transfer and Gains Taxes.

        (b)   Parent and Company intend that the Merger and the other transactions contemplated by this Agreement shall be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code to the Company and the Company's shareholders and as a contribution within the meaning of Section 721 of the Code to the holders of LTIP Units granted prior to the date hereof. Parent and Company agree that they shall cooperate with each so as to consummate the Merger and other transactions contemplated by this Agreement in such manner that effectuates the intent of Parent and Company as set forth in this Section 6.7(b).

        (c)   The Company shall provide Parent with copies of draft Tax Returns prepared by or on behalf of the Company or any Company Subsidiary, including all Tax Returns prepared by AHC and Brookdale Living Communities, Inc. (formerly BLC Senior Holdings, Inc.) pursuant to the Tax Matters Agreements, no later than twenty (20) days prior to the date such Tax Returns are required to be filed with the appropriate Governmental Agency. The Company shall in good faith consult with Parent regarding any comments Parent may have with respect to such Tax Returns.

        (d)   The Company shall reasonably cooperate with any request made by Parent after the date hereof to obtain tax returns, records or other information regarding the Company or any Company Subsidiary (or any predecessor thereof) or any affiliated group (within the meaning of Section 1504 of the Code) of which such entity was a member. In that connection, the Company shall not object to any reasonable inquiry made by Parent to any tenant (or to direct or indirect owner of any tenant) for such information.

        Section 6.8.    Affiliate Letter.    On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the "Company Affiliate Letter") identifying all persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, the Company will use its reasonable efforts to cause each person identified as an "affiliate" in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to Parent, in connection with restrictions on affiliates under Rule 145.

        Section 6.9.    Coordination of Dividends.

        (a)   From and after the date of this Agreement, the Company shall not make any dividend or distribution to its shareholders, and Company OP shall not make any dividend or distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that such written consent of Parent shall not be required for the authorization and payment by the Company of (i) regular quarterly distributions of up to $0.34 per share of Company Common Stock per quarter to the holders thereof for the quarter ending March 31, 2005 and for each quarter thereafter ending prior to the Effective Time (with regular declaration and payment dates); (ii) a distribution per Company OP Unit in the same amount as a dividend per share of Company Common Stock permitted pursuant to clause (i) above or Section 6.9(c), with the same record and payment dates as such dividends on Company Common Stock; or (iii) the dividend required pursuant to Section 6.9(c) below.

        (b)   From and after the date of this Agreement, Parent shall not make any dividend or distribution to its stockholders, and Parent OP shall not make any dividend or distribution to its partners, in each case without the prior written consent of the Company in its sole discretion; provided, however, that such written consent of the Company shall not be required for the authorization and payment by Parent of (i) regular quarterly distributions of up to $0.36 per share of Parent Common Stock per quarter to the holders thereof for the quarter ending March 31, 2005 and for each quarter thereafter ending prior to the Effective Time (with regular declaration and payment dates); (ii) a distribution per Parent OP Unit in the same amount as a dividend per share of Parent Common Stock permitted pursuant to clause (i) above or Section 6.9(c), with the same record and payment dates as such dividends on Parent Common Stock; or (iii) the dividend required pursuant to Section 6.9(c) below.

        (c)   Each of Parent and the Company shall declare a dividend to their respective stockholders, the record date for which shall be the close of business on the last business day prior to the Effective Time. The dividend of each shall be equal to such party's most recent quarterly dividend rate, multiplied by the number of days elapsed since (i) the then last dividend record date, in the case of Parent, and (ii) the first day immediately following the Company's most recently completed fiscal quarter for which dividends have been paid (or have been declared and are payable), in the case of the Company, and in each case, through and including the Effective Time, and divided by the actual number of days in the quarter in which such dividend is declared.

        Section 6.10.    Transition Services Agreement.    At the Closing, Parent shall cause the Surviving Entity to enter into a mutually satisfactory transition services agreement (the "Transition Services Agreement") with an entity ("NewCo") to be formed by certain of the executive officers of the Company containing the terms set forth on Exhibit D hereto.

        Section 6.11.    Registration Rights Agreement.    At the Closing, Parent shall execute and deliver to the holders of LTIP Units the registration rights agreement, in the form of Exhibit E hereto (the "Registration Rights Agreement").

ARTICLE VII.

CONDITIONS

        Section 7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a)   The Company Shareholder Approval. The Company shall have received the Company Shareholder Approval.

        (b)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

        (c)   NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (d)   Effectiveness of the S-4 Registration Statement. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

        Section 7.2.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are subject to the following additional conditions, any one or more of which may be waived in writing by Parent:

        (a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any "materiality" or "Company Material Adverse Effect" qualifier therein) on and as of the date hereof and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer or its chief financial officer, in such capacity, to such effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by its chief executive officer or its chief financial officer, in such capacity, to such effect.

        (c)    Material Adverse Effect.    Since the date hereof, there shall have been no Company Material Adverse Effect or event or occurrence which could reasonably be expected to result in a Company Material Adverse Effect.

        (d)    Tax Opinion Relating to REIT Status.    Parent shall have received an opinion from Sidley Austin Brown & Wood LLP, dated as of the Closing Date, in the form of Exhibit F hereto, to the effect that, for its taxable year ended December 31, 2004, the Company qualified as a REIT under the Code, and the Company's proposed method of operations would have enabled the Company to have continued to qualify as a REIT from January 1, 2005 through the Closing Date.

        (e)    OP Agreements.    All holders of LTIP Units shall have entered into an OP Agreement, and all such OP Agreements shall be in full force and effect with respect to the holders of such LTIP Units such that after the Effective Time all of the outstanding partnership interests in Company OP shall be held, directly or indirectly, by the Surviving Entity and Parent and/or Parent OP.

        (f)    Defensive Measures.    The Defensive Measures shall not be applicable to the Merger and the transactions contemplated by this Agreement.

        Section 7.3.    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by the Company:

        (a)    Representations and Warranties.    The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any "materiality" or "Parent Material Adverse Effect" qualifier therein) on and as of the date hereof and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent the representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer or its chief financial officer, in such capacity, to such effect.

        (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by its chief executive officer or its chief financial officer, in such capacity, to such effect.

        (c)    Material Adverse Effect.    Since the date hereof, there shall have been no Parent Material Adverse Effect or event or occurrence which could reasonably be expected to result in a Parent Material Adverse Effect.

        (d)    Tax Opinion Relating to REIT Status.    The Company shall have received an opinion from Willkie Farr & Gallagher LLP, dated as of the Closing Date, in the form of Exhibit G hereto, to the effect that, for its taxable year ended December 31, 2004, Parent qualified as a REIT under the Code, and Parent's proposed method of operation will enable Parent to continue to meet the requirements for qualification as a REIT under the Code.

        (e)    OP Agreements; Registration Rights Agreement; Class D Amendment.    Each of the OP Agreements, the Registration Rights Agreement and the Class D Amendment shall be in full force and effect with respect to Parent and Parent OP, as applicable.

ARTICLE VIII.

EMPLOYEE BENEFITS AND POST-CLOSING COVENANTS

        Section 8.1.    Employee Plans and Other Employee Arrangements.    After the Effective Time, all Persons employed by the Company shall, at the option of Parent, either continue to be eligible to participate in the Employee Plans then maintained by the Company or be eligible to participate in the same manner as other similarly situated employees of Parent in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by Parent for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with the Company shall be included only for purposes of determining eligibility to participate, vesting and, other than under any defined benefit pension plan, accrual and entitlement to benefits. With respect to medical benefits provided by Parent or any Parent Subsidiary on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness or evidence of insurability shall be provided by Parent to those Persons who had such coverage under a plan sponsored by the Company before the Closing Date, and in the plan year including the Effective Time, to the extent permitted by Parent's insurance carriers or required by applicable Legal Requirements, credit shall be given to any such Person for any co-payments, deductibles or out of pocket expenses paid or incurred by such Person under such a plan during the portion of the relevant plan year preceding the Effective Time. Nothing contained in this Section 8.1 shall be deemed to obligate Parent, the Company or their respective Subsidiaries to continue the employment or benefits with respect to any Person employed by the Company as of the Effective Time or for any period of time thereafter. Nothing herein shall limit the ability of Parent to amend or terminate any employee benefit plan sponsored or maintained by Parent at any time hereafter, or the ability of the Company after the Effective Time to amend or terminate any Employee Plan. Parent shall pay, or shall cause the Surviving Entity to assume and pay, at the Effective Time, all severance obligations of the Company as set forth in Section 3.14(b) of the Company Disclosure Letter.

        Section 8.2.    Indemnification of Company Officers and Trustees.

        (a)   From and after the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or trustee of the Company or any Company Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company (including advancement of expenses, if so provided) in the Company Organizational Documents and the "Indemnification Agreements" (as defined in and attached as Section 3.18(e) of the Company Disclosure Letter), as in effect at the close of business on the date hereof, which exculpation and indemnification shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who were, at any time prior to the Effective Time, directors, trustees, officers or employees of the Company; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement.

        (b)   The Surviving Entity shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to the Company's current trustees and officers liability insurance policy covering the directors and officers of the Company with respect to their service as such prior to the Effective Time (but without any exclusion for liabilities under federal and state securities laws); provided, however, that in no event shall the Surviving Entity be required to expend more than $450,000 in the aggregate to obtain and maintain insurance coverage pursuant hereto for such six-year period, in which case the Surviving Entity shall obtain and maintain insurance coverage on comparable terms that provides the maximum coverage that is then available for such six-year period for $450,000 in the aggregate.

        (c)   The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Surviving Entity and the Company. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Parent under this Section 8.2. The provisions of this Section 8.2 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

        (d)   In the event that Parent, the Surviving Entity or any of their respective successors or assigns transfers all or substantially all of its properties and assets to any Person, then the transferee shall assume the obligations set forth in this Section 8.2, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

        Section 8.3.    Further Assurances.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest, perfect or confirm of record or otherwise establish in the Surviving Entity full right, title and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Entity are fully authorized in the name and on behalf of each of the Constituent Entities or otherwise to take all such lawful and reasonably necessary or desirable action.

ARTICLE IX.

TERMINATION AND FEES

        Section 9.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company, if any Governmental Agency shall have issued an Order (which Order each party hereto shall use all reasonable efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable; provided that in such case the terminating party is not in material breach of its representations, warranties, covenants or agreements under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

        (c)   by either Parent or the Company, if the Company shareholders fail to approve the Merger at the Company Shareholders Meeting, including any adjournment thereof;

        (d)   after August 15, 2005, by either Parent or the Company if the Merger shall not have been consummated by such date for any reason (provided that either Parent or the Company may extend such date until September 15, 2005 if the S-4 Registration Statement shall have been declared effective by the SEC prior to August 15, 2005) (such date, as it may be extended, the "Termination Date"); provided that in such case the terminating party is not in material breach of its representations, warranties, covenants or agreements under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

        (e)   by Parent, if (i) the Board shall have withdrawn or materially modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or its shareholders or shall have resolved to do so (an "Adverse Recommendation"), unless such action by the Board results from a Parent Material Adverse Effect (solely for purposes of determining whether a Termination Fee (as defined below) is owed under Section 9.3(c)(i), a "Parent Material Adverse Effect" shall also be deemed to occur (a "Deemed Parent Material Adverse Effect") if (x) the price per share of Parent Common Stock has decreased more than 33% from the closing price per share of Parent Common Stock on the trading date immediately prior to the date hereof, in either case as reported on the NYSE Composite Transactions reporting system (as published in The Wall Street Journal or, if not published therein, in another authoritative source mutually selected by the Company and Parent), (y) the average price of the publicly-traded healthcare REITS set forth in the weekly sector scorecard of Stifel, Nicolaus & Company, Incorporated (excluding Parent) has not decreased more than 16.5% during the same period, and (z) such decrease in the price per share of Parent Common Stock results in the withdrawal by the Company Financial Adviser of its opinion described in Section 3.26); (ii) the Company shall fail to call or hold the Company Shareholders Meeting in accordance with Section 6.1; (iii) the Company shall have intentionally and materially breached any of its obligations under Section 6.6, (iv) the Board shall have approved or recommended an Acquisition Proposal made by any Person other than Parent or

Merger Sub; or (v) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal with any Person other than Parent or any of its Subsidiaries;

        (f)    by the Company, if prior to the approval of this Agreement at the Company Shareholders Meeting the Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Acquisition Proposal, but only if (i) the Company is not then in breach of Section 6.6, and (ii) concurrently with such termination the Company shall have made payment of the full amounts required by Section 9.3;

        (g)   by Parent, if there shall have been a breach of any of the representations, warranties, covenants or agreements of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or (b) are incapable of being satisfied, which breach is not cured within thirty (30) days following written notice to the Company; or

        (h)   by the Company, if there shall have been a breach of any of the representations, warranties, covenants or agreements of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.3(a) or (b) are incapable of being satisfied, which breach is not cured within thirty (30) days following written notice to Parent.

        Section 9.2.    Effect of Termination.    In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect without any liability or obligation on the part of Parent, Merger Sub or the Company, except as provided in Section 5.3(c), Sections 9.2, 9.3, 10.2, 10.3, 10.4, and 10.6 through 10.13, which provisions shall survive the termination; provided, however, that nothing herein shall relieve any party from any liability for any breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 9.3.    Fees and Expenses.

        (a)   Except as provided in paragraphs (b), (c) and (d) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (including broker's or finder's fees and the expenses of its representatives).

        (b)   If any of the conditions set forth in paragraph (c) below are satisfied, then the Company shall, subject to and in accordance with such paragraph, pay to Parent, by wire transfer of immediately available funds to an account specified by Parent, the Termination Fee (as defined below) and the Parent Expense Reimbursement (as defined below).

        (c)   The Company shall pay the Termination Fee and the Parent Expense Reimbursement (or the portion thereof described below) to Parent (provided that the Company was not entitled to terminate this Agreement pursuant to Section 9.1(h)) as follows:

          (i)    if Parent terminates this Agreement pursuant to the provisions of Section 9.1(e) (unless a Deemed Parent Material Adverse Effect shall have occurred) or if the Company terminates this Agreement pursuant to the provisions of Section 9.1(f) or if either party terminates this Agreement at a time when Parent had the right to terminate pursuant to Section 9.1(e), the Company shall pay to Parent the Termination Fee and the Parent Expense Reimbursement, which payment shall be made concurrent with any such termination by the Company and on the same day as any such termination by Parent; or

          (ii)   if an Acquisition Proposal is publicly disclosed, or otherwise becomes known to the Company's shareholders, after the date hereof, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(c), and within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), the Company shall, concurrent with consummating such transaction, pay to Parent the Termination Fee and the Parent Expense Reimbursement; or

          (iii)  if an Acquisition Proposal is publicly disclosed, or otherwise becomes known to the Company's shareholders, after the date hereof, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(d) (but only if the Company is then in material breach of its representations, warranties, covenants or agreements under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before the Termination Date), and within twelve (12) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received or publicly disclosed at the time of termination of this Agreement), the Company shall, concurrent with consummating such transaction, pay to Parent the Termination Fee and the Parent Expense Reimbursement.

        (d)   "Termination Fee" shall be an amount equal to the lesser of (i) $13,000,000 (the "Maximum Termination Fee") and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code ("Qualifying Income"), as determined by independent accountants to Parent, and (B) in the event Parent receives a letter from outside counsel (the "Termination Fee Tax Opinion") indicating that Parent's receipt of the Maximum Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by Parent of the excess of the Maximum Termination Fee over the amount payable in clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Maximum Termination Fee less the amount payable under clause (A) above. In the event that Parent is not able to receive the Maximum Termination Fee, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Parent unless and until the Company receives, from time to time, any one or combination of the following: (i) a letter from Parent's independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Termination Fee Tax Opinion indicating the maximum amount that can be paid at that time to as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events the Company shall pay to Parent the lesser of the unpaid Maximum Termination Fee or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.

        (e)   The "Parent Expense Reimbursement" shall be an amount equal to the lesser of (i) Parent's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all attorneys', accountants', consultants' and investment bankers' fees and expenses and all financing and commitment fees), not to exceed $5,000,000, and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Parent, and (B) in the event Parent receives a Termination Fee Tax Opinion indicating that Parent's receipt of the Parent Expense Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Parent of the excess of the Parent Expense Reimbursement over the amount payable under clause (A) following the receipt of such opinion would not be deemed constructively received prior thereto, the Parent Expense Reimbursement less the amount payable under clause (A) above. In the event that Parent is not able to receive the full Parent Expense Reimbursement, the Company shall pay Parent the unpaid amount within two (2) Business Days after receipt, from time to time, of any one or combination of the following: (i) a letter from Parent's independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (ii) a Termination Fee Tax Opinion indicating the maximum amount that can be paid at that time to Parent as Qualifying Income, as gross income that is excluded under the REIT Requirements or as amounts not constructively received prior to such time, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement or the maximum amount stated in the letter referred to in (i) above or the opinion referred to in (ii) above.

        (f)    The payment of the Termination Fee and the Parent Expense Reimbursement shall be compensation and liquidated damages for the loss suffered by Parent as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances, and does not constitute a penalty. The Termination Fee or the Parent Expense Reimbursement shall not be deemed to constitute the measure of damages suffered by Parent in any instance in which the payment of the Termination Fee or Parent Expense Reimbursement is not provided for under the terms of this Agreement. Subject to Section 10.9 and excluding damages arising out of any breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, neither party shall have any other liability to the other after the payment thereof.

        (g)   The Company's obligation to pay any unpaid portion of the Termination Fee or the Parent Expense Reimbursement shall terminate three (3) years from the date of this Agreement, provided the Company's obligation to pay any amounts under this Section 9.3 shall have accrued within the applicable time period set forth in this Section 9.3.

ARTICLE X.

GENERAL PROVISIONS

        Section 10.1.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive (i) the Effective Time or (ii) except as expressly provided in Section 9.2, the termination of this Agreement in accordance with Section 9.1. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 10.2.    Amendment.    This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors or trustees, as applicable, at any time before or after the Company Shareholder Approval, but, after the Company Shareholder Approval, no amendment shall be made which reduces the Merger Consideration or the OP Consideration, or which under applicable Legal Requirements requires the approval of the Company's shareholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 10.3.    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) for overnight delivery to the recipient, (c) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to Parent and Merger Sub at the addresses indicated below:

If to the Company:	Provident Senior Living Trust 600 College Road East Suite 3400 Princeton, New Jersey 08540 Facsimile: (609) 720-0826 Attention: Saul A. Behar
With a copy to: (which shall not constitute notice)	Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019 Facsimile: (212) 839-5599 Attention: Scott M. Freeman
If to Parent or Merger Sub:	Ventas, Inc. 10350 Ormsby Park Place Suite 300 Louisville, Kentucky 40223 Facsimile: (502) 357-9050 Attention: T. Richard Riney
With a copy to: (which shall not constitute notice)	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Facsimile: (212) 728-9239 Attention: Thomas M. Cerabino

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

        Section 10.4.    Assignment and Parties in Interest.

        (a)   Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto.

        (b)   Except for the Indemnified Parties, who following the Effective Time are express third party beneficiaries of Section 8.2, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

        Section 10.5.    Announcements.    All press releases or other written public statements with respect to the transactions contemplated by this Agreement on or prior to the Closing Date shall be approved by both Parent and the Company, after consultation with each other, prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by Legal Requirement or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use all reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

        Section 10.6.    Entire Agreement.    This Agreement (including the Exhibits and the Company Disclosure Letter attached hereto) and the confidentiality provisions of the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in accordance with the Confidentiality Agreement. The Exhibits and the Company Disclosure Letter to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

        Section 10.7.    Descriptive Headings.    The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        Section 10.8.    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

        Section 10.9.    Governing Law; Venue.

        (a)   Except to the extent the Merger is governed by Entity Law, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein.

        (b)   Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

        (c)   Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        (d)   Each party to this Agreement waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

        (e)   In the event that any party is required to commence litigation against another party in connection with any breach or alleged breach of this Agreement by such other party or, in the case of Parent, to seek all or a portion of the amounts payable under Section 9.3, then the prevailing party shall be entitled to receive all expenses (including attorneys' fees) which it has incurred in enforcing its rights hereunder and if Parent is the prevailing party, to all amounts that it is otherwise entitled to receive under Section 9.3.

        Section 10.10.    Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of construction shall be applied against any party. Any references to any Legal Requirement shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise specifically stated: (a) a term has the meaning assigned to it by this Agreement; (b) "including" means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; (f) "$" means the currency of the United States of America; (g) "written" or "writing" includes "e-mail" and other similar forms of electronic communication; and (h) "Knowledge" of any Person means the actual knowledge of the executive officers of such Person.

        Section 10.11.    Severability.    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Legal Requirements, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        Section 10.12.    Guarantee.    Parent hereby guarantees the performance of each of the obligations (financial or otherwise) of Merger Sub under this Agreement, including any obligation which by its terms contemplates performance after the Effective Time.

        Section 10.13.    Specific Performance.    Without limiting or waiving in any respect any rights or remedies of any of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

[The remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PROVIDENT SENIOR LIVING TRUST
By:	/s/ DARRYL W. COPELAND, JR. Name: Darryl W. Copeland, Jr. Title: CEO and President
VENTAS, INC.
By:	/s/ T. RICHARD RINEY Name: T. Richard Riney Title: Executive Vice President and General Counsel
VTRP MERGER SUB, LLC
By:	/s/ T. RICHARD RINEY Name: T. Richard Riney Title: Executive Vice President and General Counsel

Appendix B

FORM OF
OP CONTRIBUTION AGREEMENT

        OP CONTRIBUTION AGREEMENT, dated as of April 12, 2005 (this "Agreement"), among VENTAS, INC. ("Parent"), ELDERTRUST OPERATING LIMITED PARTNERSHIP ("Parent OP") and the undersigned holder (the "Holder") of common units of limited partnership interests (the "LTIP Units") issued pursuant to the Long Term Incentive Plan of PROVIDENT SENIOR LIVING TRUST (the "Company").

        WHEREAS, as of the date hereof, Holder beneficially owns the number of LTIP Units set forth on the Holder signature page hereto (the "Contributed LTIP Units");

        WHEREAS, Parent, VTRP MERGER SUB, LLC ("Merger Sub") and the Company have entered into an Agreement and Plan of Merger, dated as of April 12, 2005 (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth therein (the "Merger");

        WHEREAS, the Merger Agreement provides that (i) Parent shall cause Parent OP to amend the limited partnership agreement of Parent OP (the "Class D Amendment") in order to create Parent OP Units having terms and conditions substantially as described in this Agreement and (ii) Parent shall register the shares of Parent Common Stock issuable upon conversion of the Parent OP Units pursuant to and in accordance with the terms of the Registration Rights Agreement to be executed and delivered by Parent as provided in the Merger Agreement; and

        WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement, Parent and Merger Sub have required that Holder agree to enter into this Agreement.

        Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.

CONTRIBUTION OF CONTRIBUTED LTIP UNITS

        Section 1.1.    Contribution of LTIP Units and Issuance of OP Consideration.    At the Effective Time, Holder shall contribute all of the Contributed LTIP Units to Parent OP in exchange for the issuance to Holder of the OP Consideration as set forth in Section 2.2(a) of the Merger Agreement. Holder agrees to convert any LTIP Units issued to such Holder after the date hereof into shares of Company Common Stock prior to the Effective Time. The Company may execute and deliver such instruments of contribution or conversion on behalf of Holder at the Effective Time if necessary in order to effectuate the intent and purposes of this Agreement (it being understood that the Company is a third party beneficiary of this provision).

        Section 1.2.    Issuance to Holder of OP Consideration.    At the Effective Time, (i) Parent OP shall issue to Holder the OP Consideration as set forth in Section 2.2(a) of the Merger Agreement and (ii) Parent shall enter into the Registration Rights Agreement substantially in the form attached as Exhibit E to the Merger Agreement.

        Section 1.3.    Amendment to Partnership Agreement.

        (a)   At the Effective Time, Parent OP and Holder shall enter into the Class D Amendment to create the Parent OP Units to be issued to Holder and to admit Holder as a limited partner of Parent OP.

        (b)   The Class D Amendment shall provide, among other things, that (i) each Parent OP Unit shall be convertible at any time, at the holder's election, initially into one (1) share of Parent Common Stock (subject to customary adjustments for stock splits, dividends, etc.); (ii) upon a liquidation of Parent OP, distributions shall be made to holders of the Parent OP Units in accordance with their respective capital accounts (with capital accounts subject to the usual book-up provisions); (iii) each Parent OP Units shall be freely transferable by the holders thereof subject only to (A) federal and applicable state securities laws (and that the only requirement to any transferee being admitted as a limited partner in Parent OP shall be the execution of a counterpart to Parent OP's limited partnership agreement) and (B) Parent OP not becoming classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code as a consequence of such transfer; (iv) each holder of a Parent OP Unit shall be entitled to at least 30 days advance notice prior to the scheduled closing date in the event that Parent OP intends to sell or otherwise dispose of any of the properties acquired pursuant to the FBA SPA or the AHC SPA in a manner that would result in taxable income or gain being allocated to such holder in accordance with the requirements of Section 704(c) of the Code; and (v) after the first anniversary of the grant of the Parent OP Units, Parent OP may elect to cause the redemption of such Parent OP Units for the number of shares of Parent Common Stock that such Parent OP Units could then be converted into.

        (c)   The Class D Amendment shall also provide that each Parent OP Unit shall entitle the holder thereof to distributions equal to the dividends payable on one (1) share of Parent Common Stock at the same time as such dividends are payable and for the same periods covered by such dividends. Parent OP Units will be allocated federal taxable income of the Parent OP each taxable year in an amount equal to (i) the amount of cash so distributed to such Parent OP Units with respect to such taxable year, plus (ii) the amount of any aggregate net losses of the Parent OP allocated to such Parent OP Units in prior taxable years. For this purpose, amounts distributed in accordance with Parent's dividend policy after the close of a taxable year, but declared prior to the close of such taxable year, shall be taken into account in determining the federal taxable income to be allocated to the Parent OP Units with respect to such taxable year.

        (d)   The Class D Amendment (i) shall not include any provision adversely affecting the rights of Holder described in this Section 1.3 and (ii) shall provide that such rights may not be amended with respect to a Holder without such Holder's consent.

        Section 1.4.    Transfer of Contributed LTIP Units.

        (a)   Holder agrees that, during the period from the date of this Agreement through the earlier of the Effective Time and the Expiration Date (as defined below), Holder shall not cause or permit any Transfer (as defined below) of any of the Contributed LTIP Units to be effected without Parent's prior written consent. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, the transfer or disposition of such security or any interest therein.

        (b)   Notwithstanding anything to the contrary contained in Section 1.4(a), Holder may Transfer all or a portion of the Contributed Units to any Eligible Transferee (as defined below) without Parent's consent, provided that such Eligible Transferee agrees to be bound by this Agreement as a Holder. For the purposes of this Section 1.4, an "Eligible Transferee" shall mean any corporation, partnership, limited liability company or trust (or other custodianship), the stockholders, partners, members or trustees, as the case may be, of which include and may include only Holder and his Eligible Persons; and "Eligible Person" shall mean (x) the spouse of Holder, (y) the father or mother or any brother or sister of Holder or (z) any lineal descendant of Holder or of the spouse of such descendant.

        Section 1.5.    No Inconsistent Actions by Holder.    While this Agreement is in effect, no party hereto shall take any action inconsistent with the provisions of this Agreement.

        Section 1.6.    Additional Documents.    Parent and Parent OP, on the one hand, and Holder (in its capacity as such), on the other hand, each hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent and the Company, to carry out the intent of this Agreement.

Article II.

REPRESENTATIONS AND WARRANTIES

        Section 2.1.    Representations and Warranties of Holder.    Holder hereby represents and warrants to Parent and Parent OP that as of the date hereof and the Effective Time:

        (a)   Due Authorization, etc. Holder has all requisite legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of Holder and, assuming its due authorization, execution and delivery by Parent and Parent OP, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms. The Class D Amendment, upon its execution and delivery in accordance with this Agreement by or on behalf of Holder will constitute a legal, valid and binding obligation of Holder, enforceable against it in accordance with its terms.

        (b)   No Conflicts, Required Filings and Consents.

          (i)    The execution and delivery of this Agreement by Holder does not, and the performance of this Agreement by Holder will not, (i) conflict with or violate any Legal Requirement applicable to Holder or by which Holder or any of Holder's assets or properties is bound or affected or (ii) violate or conflict with any Contract to which Holder is a party or by which any of its assets or properties is bound.

          (ii)   The execution and delivery of this Agreement by Holder does not, and the performance of this Agreement by Holder will not, require any consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Agency or other Person.

          (iii)  Except for this Agreement, there are no voting trusts or other agreements or understandings, including, without limitation, any proxies, in effect governing the voting of the Contributed LTIP Units.

        (c)   Title to Contributed LTIP Units. Holder is the sole beneficial owner of the Contributed LTIP Units set forth on the Holder's signature page hereto and holds all rights, title and interest with respect thereto, free and clear of any Liens that would adversely affect the ability of Holder to carry out the terms of this Agreement. Except for the Contributed LTIP Units, Holder does not as of the date hereof beneficially own any LTIP Units (or any other securities or interests in Company OP). No other Person has any voting rights with respect to the Contributed LTIP Units.

        (d)   Reliance on Information. Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.

        Section 2.2.    Representations and Warranties of Parent and Parent OP.    Each of Parent and Parent OP hereby represents and warrants to Holder that as of the date hereof and the Effective Time:

        (a)   Good Standing; Due Authorization, etc. Parent OP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by or on behalf of it and, assuming its due authorization, execution and delivery by Holder, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms. The Class D Amendment, upon its execution and delivery in accordance with this Agreement by or on behalf of Parent OP will constitute a legal, valid and binding obligation of Parent OP, enforceable against it in accordance with its terms.

        (b)   No Conflicts, Required Filings and Consents.

          (i)    The execution and delivery of this Agreement by it does not, and the performance of this Agreement by it will not, (i) conflict with or violate any Legal Requirement applicable to it or by which it or any of its assets or properties is bound or affected or (ii) violate or conflict with the limited partnership agreement of Parent OP or any other Contract to which it is a party or by which any of its assets or properties is bound.

          (ii)   The execution and delivery of this Agreement by it does not, and the performance of this Agreement by it will not, require any consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Agency or other Person.

        (c)   Certain Tax Matters. Parent acknowledges that, immediately prior to the Effective Time, each of the Contributed LTIP Units shall constitute a fully vested LTIP Unit. Upon the contribution of the Contributed LTIP Units to Parent OP pursuant to this Agreement, the capital account of Holder in Parent OP shall be equal to the fair market value of the Contributed LTIP Units.

        (d)   Other Representations Regarding Parent OP. Parent is the General Partner Entity (as defined in the limited partnership agreement of Parent OP). The Credit Agreement (as defined in the limited partnership agreement of Parent OP) has been terminated. A correct and complete copy of the limited partnership agreement of Parent OP, as it currently exists with all amendments thereto, has been delivered to the Company.

Article III.

MISCELLANEOUS

        Section 3.1.    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 3.2.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission (provided that such delivery shall not constitute notice to the Holder)) and shall be given,

(a)	if to Parent to:
Ventas, Inc. 10350 Ormsby Park Place Suite 300 Louisville, KY 40223 Attention: T. Richard Riney Facsimile: (502) 357-9050
and with a concurrent copy to:
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attention: Thomas M. Cerabino Fax: (212) 728-8111
(b)	if to Holder to:
The address set forth on the Holder's signature page hereto
and, prior to the Effective Time, with a concurrent copy to:
Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, NY 10019 Attention: Scott M. Freeman Fax: (212) 839-5599

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon due receipt if delivered personally, by facsimile (provided that such delivery shall not constitute notice to the Holder), by a recognized next-day courier service or by registered or certified mail, return receipt requested, postage prepaid.

        Section 3.3.    Termination.    Unless terminated earlier upon the written agreement of each of the parties hereto, this Agreement shall terminate (the "Expiration Date") and be of no further force or effect, automatically and without any required action of the parties hereto, at such date and time as the Merger Agreement shall have been validly terminated pursuant to Section 9.1 thereof; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination. Notwithstanding the foregoing, Section 3.1 hereof shall survive the Expiration Date in accordance with its terms.

        Section 3.4.    Assignment.    Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other parties hereto.

        Section 3.5.    Descriptive Headings.    The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        Section 3.6.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.

        Section 3.7.    Amendment.    This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

        Section 3.8.    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

        Section 3.9.    Governing Law; Venue.

        (a)   This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein.

        (b)   Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

        (c)   Process in any proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        (d)   Each party to this Agreement waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

        Section 3.10.    Severability.    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Legal Requirements, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        Section 3.11.    Guarantee.    Parent hereby guarantees the performance of each of the obligations (financial or otherwise) of Parent OP under this Agreement, including any obligation which by its terms contemplates performance after the Effective Time and Parent OP's obligations in respect of a conversion or redemption of Parent OP Units pursuant to the Class D Amendment.

        Section 3.12.    Specific Performance.    Without limiting or waiving in any respect any rights or remedies of any of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

        [Signature Pages Follow]

        IN WITNESS WHEREOF, each of Parent and Parent OP has caused this Agreement to be executed by its officers thereunto duly authorized and Holder has caused this Agreement to be duly executed by an authorized signatory, all as of the date first written above.

VENTAS, INC.
By:	Name: T. Richard Riney Title: Executive Vice President
ELDERTRUST OPERATING LIMITED PARTNERSHIP
By:	ELDERTRUST, its general partner
By:	Name: T. Richard Riney Title: Trustee & Secretary

[Parent and Parent OP Signature Page; Holder Signature Page Follows]

HOLDER
By:
Name:
Dated: April 12, 2005
Print Name of Holder:
Address of Holder:

fax:
LTIP Units beneficially owned:

[Holder Signature Page]

Appendix C

[Friedman, Billings, Ramsey & Co., Inc.]

April 12, 2005

The Board of Trustees
Provident Senior Living Trust
600 College Road East
Suite 3400
Princeton, New Jersey 08540

Members of the Board of Trustees:

        Provident Senior Living Trust, a Maryland real estate investment trust (the "Company"), Ventas, Inc., a Delaware corporation ("Parent"), and VTRP Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into the Merger Sub in a transaction (the "Merger") in which each issued and outstanding common share of beneficial interest in the Company, $0.001 par value per share (the "Company Common Stock"), other than shares of Company Common Stock owned by the Company as treasury stock, by any Company Subsidiary (as defined in the Agreement) or by Parent, will be converted into the right to receive (x) 0.4951 shares (the "Stock Consideration") of common stock, $0.25 par value per share, of Parent (the "Parent Common Stock") and (y) a cash payment of $7.81, without interest (the "Cash Consideration"). The Agreement further provides that each issued and outstanding common unit of limited partner interest (the "LTIP Units") in PSLT OP, L.P., a Delaware limited partnership, may be converted into the right to receive, at the election of the holder of LTIP Units, 0.8022 units of limited partner interest in ElderTrust Operating Limited Partnership, a Delaware limited partnership and an indirect subsidiary of Parent. The Stock Consideration, the Cash Consideration and any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(h) of the Agreement, in each case payable to holders of Company Common Stock, are collectively referred to herein as the "Merger Consideration."

        You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

        In arriving at the opinion set forth below, we have, among other things, reviewed:

  (1)
  a final execution copy of the Agreement, of even date herewith, including the exhibits thereto;

  (2)
  Parent's annual report on Form 10-K for the years ended December 31, 2002, 2003 and 2004;

  (3)
  Parent's filings with the Securities and Exchange Commission for the prior three years;

  (4)
  Parent's press releases for the prior three years;

  (5)
  available third party research on Parent;

  (6)
  the reported market prices and trading history of Parent Common Stock for the three-year period from April 2002 through April 2005;

  (7)
  the market prices and valuation multiples of the Company as compared to certain other companies that we deemed to be relevant;

  (8)
  the financial projections provided by the Company and Parent, including the impact of the Merger; and

  (9)
  other comparable companies and comparable transactions.

        In addition, we compared the results of operations and financial condition of Parent with other publicly-traded real estate investment trusts ("REITs"), and performed such other analyses and reviewed and analyzed such other information as we deemed appropriate.

        In preparing this opinion, we have assumed and relied, with the consent of the Company's Board of Trustees, on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not independently verified such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Parent, or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not made, nor have we engaged an independent third party to make, an independent evaluation or appraisal of the combined entity and accordingly we express no opinion as to the future prospects, plans or viability of the combined entity. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Parent.

        With respect to the financial forecast information furnished to or discussed with us by the Company or Parent, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's or Parent's management as to the expected future financial performance of the Company or Parent, as the case may be.

        We note that the Merger is intended to qualify as a tax-free reorganization for United States federal income tax purposes, and we have assumed the Merger will so qualify. In addition, you have informed us that you have received legal advice that, and we have assumed that, the Company would continue to conduct its operations in a manner so as to maintain its qualification for treatment as a "REIT" within the meaning of the Code (as defined in the Agreement). We express no opinion as to the Company's ability to maintain treatment as a "REIT" within the meaning of the Code. We further have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We also have assumed, in all respects material to our analysis, that the Merger will be consummated as described in the Agreement, that all representations and warranties of each party contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Please be advised that we are not legal, tax or regulatory experts and have relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of the Company's legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the Merger.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the announcement or consummation of the Merger.

        In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Trustees to solicit, nor have we solicited, third-party indications of interest for the acquisition of, or other business combination with, the Company. Additionally, we have not participated in any discussions or negotiations among representatives of the Company or Parent, or any of their financial and legal advisors.

        We are acting as financial advisor to the Board of Trustees of the Company in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so in the future and have received, and may receive in the future, fees for the rendering of such services.

        In the ordinary course of our business, we may actively trade the Company Common Stock, and other securities of the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of the date hereof, we own, directly or indirectly, through one or more of our affiliates, 2,135,454 shares of Company Common Stock.

        This opinion is for the use and benefit of the Board of Trustees of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger as compared to any alternate business transaction that might be available to the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its affiliates).

                      Very truly yours,

                      /s/ Friedman, Billings, Ramsey & Co., Inc.

                      Friedman, Billings, Ramsey & Co., Inc.

QuickLinks

REFERENCE TO ADDITIONAL INFORMATION
TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS
ABOUT THIS PROXY STATEMENT/PROSPECTUS
KINDRED INFORMATION
ALTERRA AND BROOKDALE INFORMATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

SUMMARY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VENTAS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROVIDENT
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
RISK FACTORS
CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT AND THE OP CONTRIBUTION AGREEMENTS
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING VENTAS COMMON STOCK
DESCRIPTION OF VENTAS
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plan—Awards in Last Fiscal Year
DESCRIPTION OF PROVIDENT
CAPITALIZATION AND DESCRIPTION OF VENTAS SECURITIES
COMPARISON OF RIGHTS OF HOLDERS OF PROVIDENT COMMON SHARES AND VENTAS COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF VENTAS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF PROVIDENT
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VENTAS, INC. CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003 (In thousands, except per share amounts)
VENTAS, INC. CONSOLIDATED STATEMENTS OF INCOME For the Years Ended December 31, 2004, 2003 and 2002 (In thousands, except per share amounts)
VENTAS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) For the Years Ended December 31, 2004, 2003, and 2002 (In thousands, except per share amounts)
VENTAS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2004, 2003 and 2002 (In thousands)
VENTAS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2004
CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2003
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the year ended December 31, 2004
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the year ended December 31, 2003
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the year ended December 31, 2002
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Continued) For the year ended December 31, 2002
CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2003 (unaudited)
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the period from February 5, 2004 through December 31, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME For the period from January 1, 2004 through February 4, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME For the year ended December 31, 2003 (unaudited)
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME For the year ended December 31, 2002 (unaudited)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the period from February 5, 2004 through December 31, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the period from January 1, 2004 through February 4, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2003 (unaudited)
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the year ended December 31, 2002 (unaudited)
VENTAS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share amounts)
VENTAS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)
VENTAS, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited) (In thousands)
VENTAS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
VENTAS, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
CONDENSED CONSOLIDATING BALANCE SHEET As of March 31, 2005
CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2004
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the three months ended March 31, 2005
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the three months ended March 31, 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the three months ended March 31, 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the three months ended March 31, 2004
CONDENSED CONSOLIDATING BALANCE SHEET As of March 31, 2005
CONDENSED CONSOLIDATING BALANCE SHEET As of December 31, 2004
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the three months ended March 31, 2005
CONDENSED CONSOLIDATING STATEMENT OF INCOME For the period from February 5, 2004 through March 31, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF INCOME For the period from January 1, 2004 through February 4, 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the three months ended March 31, 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the period from February 5, 2004 through March 31, 2004
PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the period from January 1, 2004 through February 4, 2004
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED BALANCE SHEET December 31, 2004
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED STATEMENT OF OPERATIONS Period From March 1, 2004 (inception) to December 31, 2004
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY Period From March 1, 2004 (inception) to December 31, 2004
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED STATEMENT OF CASH FLOWS Period from March 1, 2004 (inception) to December 31, 2004
PROVIDENT SENIOR LIVING TRUST NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004
PROVIDENT SENIOR LIVING TRUST NOTES TO SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION December 31, 2004
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED BALANCE SHEET March 31, 2005 (Unaudited)
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED STATEMENT OF OPERATIONS Three Months Ended March 31, 2005 (Unaudited)
PROVIDENT SENIOR LIVING TRUST CONSOLIDATED STATEMENT OF CASH FLOWS Three Months Ended March 31, 2005 (Unaudited)
PROVIDENT SENIOR LIVING TRUST NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2005 (Unaudited)
VENTAS, INC. PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS As of and for the three months ended March 31, 2005 and the year ended December 31, 2004 (Unaudited)
VENTAS, INC. PRO FORMA CONDENSED COMBINED BALANCE SHEET As of March 31, 2005 (In thousands) (Unaudited)
VENTAS, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME For the three months ended March 31, 2005 (In thousands, except per share amounts) (Unaudited)
VENTAS, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME For the year ended December 31, 2004 (In thousands, except per share amounts) (Unaudited)
VENTAS, INC. NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003 (In thousands, except share data)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002 (In thousands)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) Year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002 (In thousands)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Year ended December 31, 2004, periods December 1, 2003 to December 31, 2003 and January 1, 2003 to November 30, 2003, and fiscal year ended December 31, 2002 (In thousands)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004 and 2003
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS March 31, 2005 and 2004 (In thousands, except share data)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS For the periods ended March 31, 2005 and 2004 (in thousands)
ALTERRA HEALTHCARE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the periods ended March 31, 2005 and 2004 (in thousands)
Report of Independent Registered Public Accounting Firm
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003 (In thousands, except common stock amounts)
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS Years Ended December 31, 2004, 2003 and 2002 (In thousands)
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY Years Ended December 31, 2004, 2003 and 2002 (In thousands, except share amounts)
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2004, 2003 and 2002 (In thousands)
BROOKDALE LIVING COMMUNITIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except per unit amounts)
BROOKDALE LIVING COMMUNITIES, INC. SCHEDULE OF FACILITIES December 31, 2004 (Unaudited)
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except common stock amounts)
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands)
BROOKDALE LIVING COMMUNITIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
BROOKDALE LIVING COMMUNITIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2005 (Unaudited) (In thousands, except per unit amounts)
BROOKDALE LIVING COMMUNITIES, INC. SCHEDULE OF FACILITIES March 31, 2005 (Unaudited)
BROOKDALE LIVING COMMUNITIES, INC. SCHEDULE OF FACILITIES March 31, 2005 (Continued) (Unaudited)
AGREEMENT AND PLAN OF MERGER BY AND AMONG VENTAS, INC. VTRP MERGER SUB, LLC AND PROVIDENT SENIOR LIVING TRUST DATED AS OF APRIL 12, 2005

INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I. THE MERGER
ARTICLE II. MERGER CONSIDERATION; CONVERSION OF SHARES; OP CONSIDERATION
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE V. COVENANTS
ARTICLE VI. ADDITIONAL COVENANTS
ARTICLE VII. CONDITIONS
ARTICLE VIII. EMPLOYEE BENEFITS AND POST-CLOSING COVENANTS
ARTICLE IX. TERMINATION AND FEES
ARTICLE X. GENERAL PROVISIONS
FORM OF OP CONTRIBUTION AGREEMENT
Article I. CONTRIBUTION OF CONTRIBUTED LTIP UNITS
Article II. REPRESENTATIONS AND WARRANTIES
Article III. MISCELLANEOUS